Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-173037

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 23, 2012)

MCJUNKIN RED MAN CORPORATION

$1,050,000,000

9.50% Senior Secured Notes due December 15, 2016

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 9, 2012. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 23, 2012, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

November 9, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2012

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin, Suite 3100,

Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Term Loan

On November 9, 2012, MRC Global Inc. (the “Company”) entered into a new $650 million seven-year Term Loan B (the “Term Loan”), with Bank of America N.A. as administrative agent and a lender (the “Agent”), and other lenders from time to time parties thereto. The proceeds of the new Term Loan, together with a draw under the Company’s Global ABL Facility, were used to redeem all of McJunkin Red Man Corporation’s outstanding 9.50% Senior Secured Notes due 2016 (the “Notes”), totaling approximately $861.3 million.

Borrower. The borrower under the Term Loan is McJunkin Red Man Corporation (the “Borrower”), a wholly owned subsidiary of the Company.

Accordion. The Term Loan allows for incremental increases up to an aggregate of $200 million, plus an additional amount such that the Company’s senior secured leverage ratio (the ratio of the Company’s Consolidated EBITDA (as defined under the Term Loan) to senior secured debt) (net of up to $75 million of unrestricted cash) would not exceed 3.50 to 1.00.

Maturity. The scheduled maturity date of the Term Loan is November 9, 2019. The Term Loan will amortize in equal quarterly installments at 1% a year with the payment of the balance at maturity.

Guarantees. The Term Loan is guaranteed by the Company and all of the Borrower’s current and future wholly owned domestic subsidiaries, subject to certain exceptions.

Security. The Term Loan is secured by a first lien on all of the Company’s assets and the assets of its domestic subsidiaries, subject to certain exceptions and other than the collateral securing the Company’s Global ABL Facility (which includes accounts receivable, inventory and related assets, collectively, the “ABL collateral”), and by a second lien on the ABL collateral. In addition, the Term Loan is secured by a pledge of all the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of its first tier foreign subsidiaries, subject to certain exceptions.

Interest Rates and Fees. The Borrower has the option to pay interest at a base rate, subject to a floor of 2.25%, plus an applicable margin, or at a rate based on LIBOR, subject to a floor of 1.25%, plus an applicable margin. The applicable margin for base rate loans is 400 basis points and the applicable margin for LIBOR loans is 500 basis points. The margin will step down by 25 basis points if the Company’s consolidated total leverage ratio (as defined under the Term Loan) is less than 2.50 to 1.00. In addition, at the closing of the Term Loan, the Borrower paid (in addition to customary fees to the lead arrangers) a 1.00% fee on the principal amount thereof to the lenders providing the Term Loan.

Voluntary Prepayment. The Company will be able to voluntarily prepay the principal without penalty or premium, other than a 1% premium in the first year for re-pricing transactions only.

Mandatory Prepayment. The Company is required to repay the Term Loan with certain asset sale and insurance proceeds, certain debt proceeds and 50% of excess cash flow (reducing to 25% if the Company’s senior secured leverage ratio is no more than 2.75 to 1.00 and 0% if the Company’s senior secured leverage ratio is no more 2.50 to 1.00).

Restrictive Covenants. The Term Loan does not include any financial covenants.

The Term Loan contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Company and the restricted subsidiaries (including the Borrower) to:

•	make investments;

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•	prepay certain indebtedness;

•	grant liens;

•	incur additional indebtedness;

•	sell assets;

•	make fundamental changes;

•	enter into transactions with affiliates; and

•	in the case of the Company, to pay dividends.

The Term Loan also contains other customary restrictive covenants. The covenants are subject to various baskets and materiality thresholds, with certain of the baskets to the restrictions on the repayment of subordinated indebtedness, restricted payments and investments being available only when the senior secured leverage ratio of the Company and its restricted subsidiaries is less than 3.25:1.00.

The Term Loan provides that the Company and its restricted subsidiaries may incur any first lien indebtedness that is pari passu to the Term Loan so long as the pro forma senior secured leverage ratio of the Company and its restricted subsidiaries is less than or equal to 3.50:1.00. The Company and its restricted subsidiaries may incur any second lien indebtedness so long as the pro forma junior secured leverage ratio of the Company and its restricted subsidiaries is less than or equal to 4.00:1.00. The Company and its restricted subsidiaries may incur any unsecured indebtedness so long as such the total leverage ratio of the Company and its restricted subsidiaries is less than or equal to 5.00:1.00. Additionally, under the Term Loan, the Company and its restricted subsidiaries may incur indebtedness under the Global ABL Facility (or any replacement facility) in an amount not to exceed the greater of $1.3 billion and the Borrowing Base (as defined under the Global ABL Facility).

The Term Loan contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security documents supporting the Term Loan to be in full force and effect and change of control. If such an event of default occurs, the Agent under the Term Loan is entitled to take various actions, including the acceleration of amounts due under the Term Loan and all other actions that a secured creditor is permitted to take following a default.

For a complete description of the terms of the Term Loan, see the Term Loan Credit Agreement, dated November 9, 2012, which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01.

Global ABL Facility Amendment

In connection with the redemption of the Notes and the entry into the Term Loan, the Company amended its Global ABL Facility by entering into a First Amendment to the Amended and Restated Loan, Security and Guarantee Agreement (the “Amendment Agreement”). The Amendment Agreement makes certain amendments to the Global ABL Facility, including:

•	joining the Company to the facility as a guarantor, in order for the Company to guarantee the obligations of its foreign and U.S. subsidiaries that are borrowers;

•	requiring foreign borrower subsidiaries to guarantee the obligations of each other foreign borrower subsidiary

•

releasing the pledges by the foreign borrower subsidiaries of the equity interests of their respective wholly owned subsidiaries and intercompany debt instruments held by the foreign borrower subsidiaries;

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•	causing certain of the covenants that were previously applicable to McJunkin Red Man Corporation and its subsidiaries to apply to the Company and its subsidiaries;

•	reallocating the borrowing limits of certain borrowers under the facility; and

•	making certain other changes to the terms of the facility.

For a complete description of the terms of the amended Global ABL Facility, see the Amendment Agreement, dated November 9, 2012, which has been filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated by reference in this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement

On November 9, 2012, McJunkin Red Man Corporation completed the redemption of all of the Notes. The indenture dated as of December 21, 2009, providing for the issuance of the 9.50% Senior Secured Notes due 2016, terminated upon the redemption.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 above and is incorporated by reference.

Item 8.01	Other Events

On November 9, 2012, the Company issued a press release announcing the closing of its $650 million Term Loan and redemption of the 9.50% Senior Secured Notes due 2016.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

10.1	Term Loan Credit Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, as the Borrower, MRC Global Inc., as Guarantor, each other Subsidiary Guarantor from time to time party thereto, the several lenders from time to time party thereto, Banc of America, N.A., as Administrative Agent, U.S. Bank National Association, as Collateral Trustee, Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Key Bank National Association and SunTrust Robinson Humphrey, Inc., as Co-Managers, Wells Fargo Bank, National Association, as Documentation Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Co-Syndication Agents

10.2	Term Loan Guarantee and Acknowledgment, dated as of November 9, 2012, by each of the signatories listed on the signature pages thereto and each of the other entities that becomes a party thereto, in favor of the Administrative Agent (as defined therein) for the benefit of the Guaranteed Parties (as defined therein)

10.3	Security Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, MRC Global Inc., each of the subsidiaries of MRC Global Inc. listed on the signature pages thereto and U.S. Bank National Association, as Collateral Trustee for the benefit of the Secured Parties (as defined therein)

10.4	Term Loan Pledge Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, MRC Global Inc., each of the subsidiaries of MRC Global Inc. listed on the signature pages thereto and U.S. Bank National Association, as Collateral Trustee, for the benefit of the Secured Parties (as defined therein)

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10.5	First Amendment to Amended and Restated Loan, Security and Guarantee Agreement, dated as of November 9, 2012, among MRC Global Inc., McJunkin Red Man Corporation, Greenbrier Petroleum Corporation, McJunkin Red Man Development Corporation, Midway-Tristate Corporation, Milton Oil & Gas Company, MRC Management Company, Ruffner Realty Company, The South Texas Supply Company, Inc., MRC Transmark Pty Ltd, and MRC SPF Pty Ltd., MRC Transmark B.V., MRC Canada ULC (f/k/a Midfield Supply ULC), MRC Transmark B.V., and MRC Transmark International B.V., MRC Transmark Holdings UK Limited, MRC Transmark Limited, MRC Transmark (Dragon) Limited, and MRC SPF Scanfit Limited, the financial institutions party thereto constituting Required Lenders (as defined in the Loan Agreement referred to therein) and Bank of America, N.A., in its capacity as collateral agent and administrative agent for itself and the other Secured Parties (as defined in the Loan Agreement referred to therein)

99.1	Press release dated November 9, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2012

MRC GLOBAL INC.

By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

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INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, as the Borrower, MRC Global Inc., as Guarantor, each other Subsidiary Guarantor from time to time party thereto, the several lenders from time to time party thereto, Banc of America, N.A., as Administrative Agent, U.S. Bank National Association, as Collateral Trustee, Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners, Key Bank National Association and SunTrust Robinson Humphrey, Inc., as Co-Managers, Wells Fargo Bank, National Association, as Documentation Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as Co-Syndication Agents

10.2	Term Loan Guarantee and Acknowledgment, dated as of November 9, 2012, by each of the signatories listed on the signature pages thereto and each of the other entities that becomes a party thereto, in favor of the Administrative Agent (as defined therein) for the benefit of the Guaranteed Parties (as defined therein)

10.3	Security Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, MRC Global Inc., each of the subsidiaries of MRC Global Inc. listed on the signature pages thereto and U.S. Bank National Association, as Collateral Trustee for the benefit of the Secured Parties (as defined therein)

10.4	Term Loan Pledge Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, MRC Global Inc., each of the subsidiaries of MRC Global Inc. listed on the signature pages thereto and U.S. Bank National Association, as Collateral Trustee, for the benefit of the Secured Parties (as defined therein)

10.5	First Amendment to Amended and Restated Loan, Security and Guarantee Agreement, dated as of November 9, 2012, among MRC Global Inc., McJunkin Red Man Corporation, Greenbrier Petroleum Corporation, McJunkin Red Man Development Corporation, Midway-Tristate Corporation, Milton Oil & Gas Company, MRC Management Company, Ruffner Realty Company, The South Texas Supply Company, Inc., MRC Transmark Pty Ltd, and MRC SPF Pty Ltd., MRC Transmark B.V., MRC Canada ULC (f/k/a Midfield Supply ULC), MRC Transmark B.V., and MRC Transmark International B.V., MRC Transmark Holdings UK Limited, MRC Transmark Limited, MRC Transmark (Dragon) Limited, and MRC SPF Scanfit Limited, the financial institutions party thereto constituting Required Lenders (as defined in the Loan Agreement referred to therein) and Bank of America, N.A., in its capacity as collateral agent and administrative agent for itself and the other Secured Parties (as defined in the Loan Agreement referred to therein)

99.1	Press release dated November 9, 2012

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Exhibit 10.1

Execution Version

$650,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of November 9, 2012

among

MCJUNKIN RED MAN CORPORATION,

as the Borrower,

MRC GLOBAL INC.,

as Guarantor,

Each Other Subsidiary Guarantor from Time to Time Party Hereto,

The Several Lenders

from Time to Time Parties Hereto

BANK OF AMERICA, N.A.,

as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Trustee

GOLDMAN SACHS LENDING PARTNERS LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS BANK PLC,

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

KEY BANK NATIONAL ASSOCIATION

SUNTRUST ROBINSON HUMPHREY, INC.

as Co-Managers

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BARCLAYS BANK PLC

as Co-Syndication Agents

i

ii

iii

iv

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SCHEDULES
Schedule 1.01(a)	Excluded Subsidiaries
Schedule 1.01(b)	Mortgaged Properties
Schedule 1.01(c)	Commitments and Addresses of Lenders
Schedule 6.08	Closing Date Indebtedness
Schedule 8.13	Subsidiaries
Schedule 8.16	Real Estate
Schedule 8.21	Filing Offices
Schedule 9.10	Closing Date Affiliate Transactions
Schedule 9.17(c)	Post-Closing Actions
Schedule 10.01(g)	Closing Date Indebtedness
Schedule 10.02(d)	Closing Date Liens
Schedule 10.05(d)	Closing Date Investments
Schedule 10.10	Permitted Burdensome Agreements
Schedule 14.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
Exhibit A	Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Compliance Certificate
Exhibit D	Dutch Auction Procedures
Exhibit E	Form of Guarantee
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Mortgage
Exhibit H	Form of Note
Exhibit I	Form of Perfection Certificate
Exhibit J	Form of Pledge Agreement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Notice of Borrowing
Exhibit M-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships
Exhibit M-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that are not Partnerships
Exhibit M-3	Form of Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships
Exhibit M-4	Form of U.S. Tax Compliance Certificate for Foreign Participants that are Partnerships
Exhibit N	Form of Officer’s Certificate
Exhibit O	Form of Affiliate Lender Assignment and Acceptance
Exhibit P	Subordination Agreement

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TERM LOAN CREDIT AGREEMENT dated as of November 9, 2012, among McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”), MRC Global Inc., a Delaware corporation (the “Parent”), each Subsidiary Guarantor from time to time party thereto, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), Bank of America, N.A. as Administrative Agent, U.S. Bank National Association as Collateral Trustee, Goldman Sachs Lending Partners LLC (“Goldman Sachs”), Merrill Lynch, Pierce, Fenner and Smith Incorporated (“MLPFS”), Barclays Bank PLC (“Barclays”) and Wells Fargo Securities, LLC (“Wells Fargo”), as Joint Lead Arrangers and Joint Bookrunners, KeyBank National Association (“KeyBank”) and SunTrust Robinson Humphrey (“STRH”) as Co-Managers, MLPFS and Barclays as Co-Syndication Agents and Wells Fargo Bank, National Association (“Wells Fargo Bank”) as Documentation Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Article 1).

WHEREAS, the Borrower is the issuer of the 9.50% senior secured notes due 2016 (the “Senior Secured Notes”) under that certain indenture, dated December 21, 2009, as amended and supplemented from time to time (the “Note Indenture”), between the Borrower, the subsidiaries of the Borrower party thereto as Guarantors, and U.S. Bank National Association, as trustee;

WHEREAS, the Borrower desires to refinance all amounts outstanding under the Note Indenture (the “Refinancing”) and in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of Term Loans in an aggregate principal amount of up to $650,000,000;

WHEREAS, the net proceeds of the Term Loans, together with (a) borrowings under that certain Amended and Restated Loan, Security and Guarantee Agreement, dated as of March 27, 2012, among the Borrower, the other borrowers party thereto, the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as collateral agent and administrative agent for itself and the other parties signatory thereto (as amended, supplemented, modified, refinanced, refunded, renewed, extended or replaced from time to time, the “Revolving Loan Credit Agreement”) and (b) available cash, shall be used to repay all amounts outstanding under the Note Indenture, pay Transaction Expenses and provide working capital for general corporate purposes; and

WHEREAS, the Lenders are willing to make available to the Borrower such Term Loans, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.01 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the LIBOR Rate at such time determined for a one-month Interest Period plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, the ABR shall at no time be less than 2.25% per annum.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.08(a).

“Accepting Lenders” shall have the meaning provided in Section 5.02(h).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Parent and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Administrative Agent” shall mean Bank of America, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.

“Administrative Agent’s Office” shall mean in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent set forth on Schedule 14.02, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

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“Affiliate Lender Assignment and Acceptance” shall have the meaning provided in Section 14.07(i).

“Agent Parties” shall have the meaning provided in Section 14.02(c).

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, agents, attorneys-in-fact, trustees and advisors of such Persons and Affiliates.

“Agents” shall mean each Joint Lead Arranger, the Administrative Agent, the Collateral Trustee, the Documentation Agent, each Co-Syndication Agent and each Co-Manager.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” shall mean this Term Loan Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a LIBOR floor or ABR floor greater than 1.25% per annum or 2.25% per annum, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable ABR Margin or Applicable LIBOR Margin, as applicable), or otherwise; provided that

(a) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated or remaining life to maturity at the time of its incurrence of the applicable Indebtedness); and

(b) the difference between the LIBOR Floor or ABR Floor of the New Term Loans and 1.25% per annum or 2.25% per annum respectively shall be equated to an increase or decrease, as applicable, in interest margins applicable to the New Term Loans provided, further, that any calculation of “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Indebtedness.

“Amended Intercreditor Agreement” shall have the meaning provided in Section 6.01(f).

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“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is a Term Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin
Level I Status	4.00%
Level II Status	3.75%

Notwithstanding the foregoing, the term “Applicable ABR Margin” shall mean, with respect to all ABR Loans, 4.00% per annum, during the period from and including the Closing Date to but excluding the Trigger Date.

“Applicable Law” shall mean, with respect to any Person, all laws, rules, regulations and legally binding governmental guidelines applicable to the Person and its Property, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (having the force of law) and such Person’s Organizational Documents.

“Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan that is a Term Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable LIBOR Margin
Level I Status	5.00%
Level II Status	4.75%

Notwithstanding the foregoing, the term “Applicable LIBOR Margin” shall mean, with respect to all LIBOR Loans, 5.00% per annum, during the period from and including the Closing Date to but excluding the Trigger Date.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, the Collateral Trustee or the Lenders by means of electronic communications pursuant to Section 14.02 and all electronic communications to provide information to prospective Eligible Assignees, Participants or other transferees.

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“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Parent or any of its Restricted Subsidiaries not in the Ordinary Course of Business (including any Disposition of any Equity Interests of any Subsidiary of the Parent owned by the Parent or a Restricted Subsidiary, including any sale of any Equity Interests of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any (a) transaction permitted by Section 10.04, other than transactions permitted by Section 10.04(b) or (b) Disposition of Revolving Credit Collateral (as defined in the Intercreditor Agreement); provided, that this clause (b) shall only apply prior to a Discharge of Revolving Credit Obligations (as defined in the Intercreditor Agreement).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit B.

“Available Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) $50,000,000 plus

(ii) 50% of the net cash proceeds from the primary proceeds of the initial public offering of Equity Interests of the Parent in April 17, 2012 (the “IPO”) plus

(iii) 100% of Retained Excess Cash Flow plus

(iv) the cumulative amount of any proceeds of equity issuances (other than Disqualified Equity Interests) or capital contributions received in the form of cash or Permitted Investments by the Parent from and including the Business Day immediately following the Closing Date through and including the Reference Time plus

(v) 100% of the aggregate amount received by the Parent or any Restricted Subsidiary of the Parent in cash and Permitted Investments from:

(A) the sale (other than to the Parent or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority Investments,

(B) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of minority Investments (but without duplication of amounts included in the determination of Consolidated Net Income), or

(C) any returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments;

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provided that in the case of clauses (A), (B), and (C), in each case, to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary or minority Investment, as applicable, was made in reliance on the Available Amount pursuant to Section 10.05(s) plus

(vi) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Parent or a Restricted Subsidiary of Parent, the value of the Investments originally made by the Parent and the Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to Section 10.05(s) (or of the assets transferred or conveyed, as applicable) plus

(vii) an amount equal to any returns in cash and Permitted Investments (including dividends, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Parent or any Restricted Subsidiary of Parent in respect of any Investments made pursuant to Section 10.05(s) (but without duplication of amounts included in the determination of Consolidated Net Income), minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.05(s) since the Closing Date and prior to the Reference Time;

(ii) the aggregate amount of Dividends pursuant to Section 10.06(c) since the Closing Date and prior to the Reference Time; and

(iii) the aggregate amount of prepayments, repurchases and redemptions of Indebtedness pursuant to Section 10.07(a)(i)(x) since the Closing Date and prior to the Reference Time.

“Bank of America” shall mean Bank of America, N.A.

“Bankruptcy Code” shall mean Title 11 of the United State Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Notice” has the meaning specified in Section 9.19(d).

“Borrower Materials” shall have the meaning provided in Section 9.01.

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“Borrowing” shall mean and include the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to 2.10 (c) or (d) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” means, as of any date, an amount equal to:

(a) 85% of the face amount of all accounts receivable owned by the Parent and its Restricted Subsidiaries as of the end of the most recent month preceding such date for which internal financial statements are available that were not more than 180 days past due; plus

(b) 65% of the book value of all inventory owned by the Parent and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date for which internal financial statements are available.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in New York City a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Casualty Event” shall mean, with respect to any Collateral, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of property for which such Collateral for which the Parent or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation. Notwithstanding the foregoing, the term “Casualty Event” shall not include any transaction permitted by Section 10.04, other than transactions permitted by Section 10.04(b).

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.

“CFC” shall mean a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

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“CFC Pledgor” shall mean a Domestic Subsidiary of the Parent substantially all the direct or indirect assets of which are the Equity Interests of one or more CFCs.

“Change in Law” shall mean the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower (unless, after such liquidation or dissolution, Parent assumes all of the Obligations of the Borrower under this Agreement and the Security Documents for the benefit of the Secured Parties as provided thereunder);

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, has become the ultimate “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Parent;

(d) any “Change of Control” (or any comparable term) in any document pertaining to (i) the Revolving Loan Credit Agreement or (ii) in any indenture or other agreement governing Indebtedness issued in respect of any Permitted Additional Debt having a principal amount exceeding $50,000,000;

(e) Parent shall cease to own 100% of the Borrower’s outstanding capital stock (other than as provided in clause (b) above); or

(f) the first day on which a majority of the members of the Board of Directors of the Borrower or the Parent are not Continuing Directors.

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“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or New Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall have the meaning provided in the Security Agreement or any other Security Document, as applicable, and shall include the Mortgaged Property.

“Collateral Trust Agreement” shall mean the collateral trust agreement dated on or about the date hereof among the Credit Parties, the Administrative Agent, the other Secured Debt Representatives (as defined therein) and the Collateral Trustee, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Collateral Trustee” shall mean U.S. Bank National Association, as the collateral trustee for the Secured Parties under this Agreement and the other Credit Documents, or any successor collateral trustee pursuant to the terms of the Collateral Trust Agreement.

“Co-Managers” shall mean KeyBank and STRH, each in their respective capacities as such.

“Co-Syndication Agents” shall mean Barclays and MLPFS, each in their respective capacities as such.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Term Loan Commitment and New Term Loan Commitment.

“Commodity Agreement” means any commodity swap agreement, futures contract, option contract or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity price exposure associated with the Parent’s and its Subsidiaries’ operations in the Ordinary Course of Business and not for speculative purposes.

“Compliance Certificate” means a certificate, in the form of Exhibit C with such changes as may be agreed to by the Borrower and the Administrative Agent, by which the Parent certifies to the matters set forth in Section 9.01(e).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Parent dated October 9, 2012, delivered to the Lenders in connection with this Agreement.

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital of the Parent and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization,

(iv) (a) losses on asset sales (other than asset sales in the Ordinary Course of Business), disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including good-will), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities),

(vii) any deductions attributable to minority interests,

(viii) the amount, if any, of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor,

(ix) LIFO expense, and

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(x) any costs or expenses incurred by the Parent and its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the applicable Person or net cash proceeds of an issuance of Equity Interests of the applicable Person, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),

(iii) gains on asset sales (other than asset sales in the Ordinary Course of Business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments,

(v) LIFO income, and

(vi) all gains from investments recorded using the equity method,

in each case, as determined on a consolidated basis for the Parent and its Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person, property, business or asset acquired by the Parent or any Restricted Subsidiary since the beginning of such period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Parent or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an

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“Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary since the beginning of such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion), (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business acquired since the beginning of such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Administrative Agent, and

(D) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Parent or any Restricted Subsidiary since the beginning of such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Interest Coverage Ratio” means for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean for any period, the sum of (i) the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Parent and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Parent and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements) and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any Permitted Acquisition), but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, and (c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and

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financing fees, all as calculated on a consolidated basis in accordance with GAAP and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that (w) except as provided in clause (x) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense, (x) there shall be included in determining Consolidated Interest Expense for any Test Period the cash interest expense (or income) of any Acquired Entity or Business acquired since the beginning of such Test Period and of any Converted Restricted Subsidiary converted since the beginning of such Test Period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such Test Period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such Test Period, (y) there shall be excluded from determining Consolidated Interest Expense for any Test Period the cash interest expense (or income) of any Sold Entity or Business disposed of since the beginning of such Test Period, based on the cash interest expense (or income) relating to any Indebtedness relieved, retired or repaid in connection with any such disposition of such Sold Entity or Business for such Test Period (including the portion thereof occurring prior to such disposal) assuming such debt relieved, retired or repaid in connection with such disposition had been relieved, retired or repaid on the first day of such Test Period and (z) in the case of any incurrence, repayment, retirement or redemption of Indebtedness, Consolidated Interest Expense for any Test Period shall be calculated after giving effect on a pro forma basis to such incurrence, repayment, retirement or redemption of Indebtedness, as if such incurrence, repayment, retirement or redemption of Indebtedness occurred on the first day of such Test Period.

“Consolidated Junior Secured Debt” means as of any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including any Credit Agreement Refinancing Debt incurred pursuant to any Refinancing Amendment), Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, in each case secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt, that was permitted to be incurred under this Agreement.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities (including any underwritten sale to the

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public of Parent’s Equity Interests pursuant to an effective registration statement filed with the SEC on Form S-1 or Form S-3 (or any successor forms adopted by the SEC)), refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (d) any income (loss) for such period attributable to the early extinguishment of Indebtedness. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Parent and the Restricted Subsidiaries), as a result of any acquisition whether consummated before or after the Closing Date, any Permitted Acquisition or other Investment, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Debt” means as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including any Credit Agreement Refinancing Debt incurred pursuant to any Refinancing Amendment and any Permitted First Priority Debt), Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, in each case secured equally and ratably with the Obligations by a Lien that was permitted to be so incurred under this Agreement (and for the avoidance doubt, Consolidated Senior Secured Debt shall also include the obligations under the Revolving Loan Credit Agreement), minus (b) the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of the Parent and its Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party, which amount under this clause (b) shall in no event exceed $75,000,000.

“Consolidated Total Assets” shall mean as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” means as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money (including any Credit Agreement Refinancing Debt incurred pursuant to any Refinancing Amendment), Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Permitted Investments held in accounts on

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the consolidated balance sheet of the Parent and its Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party, which amount under this clause (b) shall in no event exceed $75,000,000.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes plus any LIFO reserve over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent and the Restricted Subsidiaries on such date, excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes and (v) deferred revenue.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Parent on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Copyright Security Agreement” shall mean the Copyright Security Agreement entered into by the Borrower and the other grantors party thereto and the Collateral Trustee for the benefit of the Lenders, dated the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

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“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, existing Term Loans, or any New Term Loans under any then-existing incremental facility, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, pricing, rate floors, discounts, fees and optional prepayment or redemption terms) (when taken as a whole) are not more favorable to the lenders providing such Indebtedness than those applicable to the Refinanced Debt (other than covenants or other provisions applicable only to periods after the latest maturity date of the then-existing Term Loans), (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, and (iv) in the case of any such Indebtedness in the form of notes or debentures, shall not require any mandatory repayment or redemption (other than (A) customary change of control or asset sale or event of loss offers, (B) early maturities customary for “bridge” loans so long as such maturities are automatically extendible or convertible absent a bankruptcy or payment event of default thereunder or (C) upon any Event of Default) prior to the 91st day after the maturity date of the Refinanced Debt.

“Credit Documents” shall mean this Agreement, the Security Documents, and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Extension” means the making of a Loan by a Lender.

“Credit Party” shall mean each of the Borrower, the Guarantors (including the Parent) and each other Subsidiary of the Parent that is a party to a Credit Document and shall exclude, for the avoidance of doubt, any Excluded Subsidiaries.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“Declined Amounts” shall have the meaning provided in Section 5.02(h).

“Declining Lender” shall have the meaning provided in Section 5.02(h).

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“Debt Fund Affiliate” means (i) any Affiliate of the Parent that is a bona fide diversified debt fund (other than Goldman Sachs Asset Management, L.P., Goldman Sachs Investment Strategies, LLC, or any investment fund or separate account managed by either of them), provided that the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund and (ii) so long as the Sponsor is an Affiliate of the Parent, each of the GS Mezzanine Partners Family Of Funds and the GS Loan Partners Family of Funds.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Parent or any of its Restricted Subsidiaries of any Indebtedness (but excluding any Indebtedness permitted to be issued or incurred under Section 10.01).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean an interest rate equal to (i) the ABR Rate plus (ii) the Applicable ABR Margin plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable LIBOR Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.01 or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (d) has, or has a direct or indirect parent company that has, (i) been deemed insolvent or become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender (x) if the Lender notice to the Administrative Agent and/or the Borrower described in clause (c) above states that the reason such Lender does not intend to comply with its funding obligations hereunder is due to a failure of a condition set forth in Article 6 and cites the applicable conditions precedent such Lender in good faith believes has not been satisfied or (y) solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

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“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.04(b) and Section 10.04(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable, in whole or in part), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the final maturity of the applicable Term Loans at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent (or any direct or indirect parent thereof) or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Parent and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” shall have the meaning provided in Section 10.04(b).

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“Dividends” or “dividends” shall have the meaning provided in Section 10.06.

“Documentation Agent” shall mean Wells Fargo Bank, in its capacity as such.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant using the applicable Exchange Rate.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Parent that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Dutch Auction” means a dutch auction open to all Lenders on a pro rata basis conducted in accordance with the procedures set forth in Exhibit D hereto.

“Effective Yield” means, as to any Term Loans of any Class, the effective yield on such Term Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the original stated life of such Term Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared ratably with all relevant Lenders and consent fees paid generally to consenting Lenders.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 14.07(b)(iii) and (v), (subject to such consents, if any, as may be required under Section 14.07(b)(iii)).

“Engagement Letter” means that certain engagement letter relating to the Transactions, among the Borrower and the Lenders party thereto, dated as of October 1, 2012.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Parent or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous

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Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the indoor or outdoor environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, governmental restriction and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the indoor or outdoor environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Collateral” shall mean the “Pledged Shares” as defined in the Pledge Agreement.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with any Credit Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of a Credit Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations in the circumstances described under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or ERISA Affiliate from a Multiemployer Plan or the receipt of notification that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA); (d) the termination, or the filing of a notice of intent to terminate, any Plan pursuant to Section 4041(c) of ERISA, (e) the receipt by any Credit Party or ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or ERISA Affiliate; (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA are met with respect to any Plan; (k) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving the assets of any Plan; (l) a Foreign Plan Event; or (m) any other event or condition with respect to a Plan that could result in liability of any Credit Party.

“Event of Default” shall have the meaning provided in Article 11.

“Evidence of Flood Insurance” has the meaning specified in Section 9.19(d).

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions or dispositions by the Parent and its Restricted Subsidiaries completed during such period), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Parent and the Restricted Subsidiaries during such period (other than Dispositions in the Ordinary Course of Business) to the extent deducted in arriving at such Consolidated Net Income, over

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(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of capital expenditures and acquisitions of intellectual property to the extent not expensed, made or accrued in cash during such period, to the extent that such capital expenditures or acquisitions were financed with internally generated cash flow of the Parent and its Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Parent and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 5.02(a) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of Term Loans) made during such period (other than under the Revolving Loan Credit Agreement or any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), but in each case, only to the extent financed with internally generated cash flow of the Parent and its Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Parent and the Restricted Subsidiaries during such period (other than Dispositions in the Ordinary Course of Business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period and long-term account receivables for such period (other than any such increases arising from acquisitions or dispositions by the Parent and its Restricted Subsidiaries completed during such period),

(vi) cash payments by the Parent and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent and the Restricted Subsidiaries other than Indebtedness to the extent that such Investments were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Parent and the Restricted Subsidiaries in connection with Investments (including acquisitions) made during such period pursuant to Section 10.05 to the extent that such Investments were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

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(viii) the amount of Dividends paid during such period to the extent such Dividends were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Parent and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures (A) are not expensed during such period and (B) were financed with internally generated cash flow of the Parent and the Restricted Subsidiaries,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Parent or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments in the nature of joint ventures, capital expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Parent following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investment in the nature of joint ventures or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Excess Cash Flow Period” has the meaning set forth in Section 5.02(a)(ii).

“Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (Central time) on such date for the purchase of Dollars for delivery two Business Days later.

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“Excluded Assets” means

(i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters),

(ii) motor vehicles and other assets subject to certificates of title,

(iii) commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $5,000,000,

(iv) licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Trustee may not validly possess a security interest therein under Applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other Applicable Law notwithstanding such prohibition,

(v) any particular asset or right under contract, if the pledge thereof or the security interest therein (A) is prohibited by Applicable Law other than to the extent such prohibition is rendered ineffective under the UCC or other Applicable Law notwithstanding such prohibition or (B) to the extent and for as long as it would violate the terms of any written agreement, license or lease with respect to such asset (in each case, after giving effect to the relevant provisions of the UCC or other Applicable Laws) or would give rise to a termination right pursuant to any “change of control” or other similar provision under such written agreement, license or lease (except to the extent such provision is overridden by the UCC or other Applicable Laws), in each case, (a) excluding any such written agreement that relates to Credit Agreement Refinancing Indebtedness or Permitted Additional Debt and (b) only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 10.02,

(vi) Margin Stock and Equity Interests of an Excluded Pledge Subsidiary,

(vii) any permitted agreement, lease, license or property subject to a purchase money security interest or other similar arrangement to the extent the pledges thereof and security interests therein are prohibited by such permitted agreement, lease, license or purchase money arrangement, other than proceeds and receivables thereof, except to the extent the pledge of such permitted agreement, lease, license or property is expressly deemed effective under the Uniform Commercial Code or other Applicable Law or principle of equity notwithstanding such prohibition,

(viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to the Parent or any of its Subsidiaries, as reasonably determined by the Parent in consultation with the Administrative Agent,

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(ix) letter of credit rights, except to the extent constituting support obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement),

(x) cash and Cash Equivalents (other than proceeds of Collateral as to which perfection of the security interest in such proceeds is accomplished solely by the filing of a UCC financing statement), and any other assets requiring perfection through control agreements or by “control” (other than in respect of (x) certificated Equity Interests in the Borrower and in wholly owned Restricted Subsidiaries of the Parent, which Equity Interests are otherwise required to be pledged and (y) deposit and other bank and securities accounts),

(xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and

(xii) particular assets if and for so long as, in the reasonable judgment of the Administrative Agent in consultation with the Parent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets exceed the practical benefits to be obtained by the Lenders therefrom;

provided, however, that Excluded Assets shall not include any Proceeds (as defined in the Security Agreement), substitutions or replacements of any Excluded Assets referred to in clause (i) through (xii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xii)).

“Excluded Deposit Accounts” means (a) a Deposit Accounts that are zero balance disbursement accounts, (b) Deposit Accounts used solely to fund payroll, payroll taxes and similar employment taxes or employee benefits in the Ordinary Course of Business and (c) other Deposit Accounts with an amount on deposit of less than $5,000,000 at any time in the aggregate for all such Deposit Accounts.

“Excluded Pledge Subsidiary” means

(a) any Subsidiary of the Parent for which the pledge of its Equity Interests is prohibited by Applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of a newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or for which governmental (including regulatory) consent, approval, license or authorization would be required, provided that such Subsidiary will be an Excluded Pledge Subsidiary only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Pledge Subsidiary and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result,

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(b) any other Subsidiary of the Parent with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the burden or cost or other consequences (including any material adverse tax consequences) of the pledge of its Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(c) any not-for-profit Subsidiaries,

(d) any special purpose securitization vehicle (or similar entity), only to the extent that the pledge of its Equity Interests is prohibited by Applicable Law or by Contractual Obligations in connection with a securitization, provided that such entity will be an Excluded Pledge Subsidiary only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Pledge Subsidiary and will become subject to the Lien granted under the Security Documents, immediately and automatically, at such time as such consequences will no longer result,

(e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.01(j) or Section 10.01(k) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits the Equity Interests of Restricted Subsidiary from being pledged to secure the Obligations; provided that after such time that such prohibitions on granting such Liens lapses or terminates, such Restricted Subsidiary shall no longer be an Excluded Pledge Subsidiary, and will immediately and automatically become subject to the Lien granted under the Security Documents,

(f) each Unrestricted Subsidiary, and

(g) any Restricted Subsidiary that the Borrower elects by notice to the Administrative Agent to treat as an Excluded Pledge Subsidiary pursuant to this clause (g), provided that (i) any such Restricted Subsidiary shall cease to be so treated as an Excluded Pledge Subsidiary pursuant to this clause (g) upon written notice from the Borrower to the Administrative Agent, and (ii) at any time, the total assets of all Restricted Subsidiaries that are Excluded Pledge Subsidiaries solely as a result of this clause (g), as reflected on their most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $5,000,000, and (iii) the total revenues of all Restricted Subsidiaries that are Excluded Pledge Subsidiaries solely as a result of this clause (g) for the twelve-month period ending on the last day of the most recent Test Period for which Section 9.01 Financials have been delivered do not in the aggregate exceed $5,000,000.

“Excluded Subsidiary” means

(a) each Subsidiary of the Parent listed on Schedule 1.01(a) hereto,

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(b) any Subsidiary of the Parent that is not a wholly owned Subsidiary of the Parent,

(c) any Subsidiary of the Parent that is prohibited by any Applicable Law from guaranteeing the Obligations,

(d) any direct or indirect Subsidiary of the Parent that is a CFC, and any direct or indirect Subsidiary of a CFC,

(e) any CFC Pledgor,

(f) any Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.01(j) or Section 10.01(k) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations; provided that after such time that such prohibitions on guarantees or granting of Liens lapses or terminates, such Restricted Subsidiary shall no longer be an Excluded Subsidiary,

(g) any other Subsidiary of the Parent with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom,

(h) any Subsidiary of the Parent is a domestic captive insurance company,

(i) not for profit Subsidiaries of the Parent,

(j) any Subsidiary that is a special purpose securitization vehicle (or similar entity),

(k) each Unrestricted Subsidiary and

(l) any Restricted Subsidiary that the Borrower elects by notice to the Administrative Agent to treat as an Excluded Subsidiary pursuant to this clause (l), provided that (i) any such Restricted Subsidiary shall cease to be so treated as an Excluded Subsidiary pursuant to this clause (l) upon written notice from the Borrower to the Administrative Agent, and (ii) at any time, the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (l), as reflected on their most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $5,000,000, and (iii) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (l) for the twelve-month period ending on the last day of the most recent Test Period for which Section 9.01 Financials have been delivered do not in the aggregate exceed $5,000,000.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated) and franchise (and similar) Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized, or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s (i) failure to comply with Section 5.04(g) or (ii) other than as a result of a change in Tax law, inability or ineligibility to comply with clause (ii)(A), (ii)(B) or (ii)(D) of Section 5.04(g), (d) any Taxes imposed under FATCA, and (e) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which such Recipient has a branch.

“Extended Term Loan Maturity Date” shall have the meaning provided in Section 2.16(b).

“Extending Term Lenders” shall have the meaning provided in Section 2.16(b).

“Existing Term Loan Maturity Date” shall have the meaning provided in Section 2.16(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

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“Fee Letter” means, as applicable, each of (i) that certain administrative agency letter agreement among the Administrative Agent and the Borrower, dated October 1, 2012 and (ii) that certain fee letter agreement between the Collateral Trustee and the Borrower, dated October 22, 2012, in each case as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 6.09.

“Financial Officer” shall mean the Chief Financial Officer, principal accounting officer, Treasurer, or Controller or any other senior financial officer of the Borrower designated in writing to the Administrative Agent by any of the foregoing and reasonably acceptable to the Administrative Agent.

“Flood Determination Form” has the meaning specified in Section 9.19(d).

“Flood Documents” has the meaning specified in Section 9.19(d).

“Flood Hazard Property” shall mean any real estate asset subject to a Mortgage in favor of Collateral Trustee, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency (or any successor agency) as having special flood or mud slide hazards.

“Flood Laws” shall mean the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Asset Sale” shall have the meaning provided in Section 5.02(g).

“Foreign Currencies” shall mean any currency other than Dollars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Credit Party, or with respect to which any Credit Party has any obligation, that is primarily subject to laws other than the laws of a U.S. jurisdiction, other than a trust or funding vehicle or a social security program, in each case maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) where such plan is required to be funded, the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or, where applicable, in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Credit Party under applicable law on account of the complete or partial termination of such

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Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Credit Party, or the imposition on any Credit Party of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Subsidiary” shall mean each direct or indirect Subsidiary of the Parent that is not a Domestic Subsidiary.

“Full Payment” shall mean with respect to any Obligations (other than unasserted contingent indemnity claims), (a) the full cash payment thereof in the applicable currency required hereunder, including any interest and documented fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are inchoate or contingent in nature, cash collateralization thereof (or delivery of a standby letter of credit acceptable to the Administrative Agent in its discretion, in the amount of required cash collateral); and (c) a release of any claims of the Credit Parties against the Administrative Agent and Lenders arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean all indebtedness of the Parent and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Parent or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that capital leases and operating leases shall be subject to generally accepted accounting principles in effect in the United States on the date hereof.

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“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean (a) the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the Parent and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Applicable Law relating to the environment; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by or which could otherwise give rise to liability under any Applicable Law relating to the environment.

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“Hedge Agreement” means an Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into in the ordinary course of the Parent’s or any of its Subsidiaries’ businesses.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount) and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the Ordinary Course of Business.

“Indemnified Liabilities” shall have the meaning provided in Section 14.05.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” shall have the meaning provided in Section 14.08.

“Intercreditor Agreement” means the Amended Intercreditor Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Insolvency Proceeding” means any case or proceeding, application, meeting convened, resolution passed, proposal, corporate action or any other proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt

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adjustment law or other similar law (whether state, provincial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada), the CCAA, the Singapore Companies Act, Chapter 50 and the Singapore Bankruptcy Act, Chapter 20, Bankruptcy Act 1966 (Cth), the Corporations Act 2001 (Cth), the Companies Act 1993 (New Zealand), the Belgian bankruptcy law of 8 August 1997 and the Belgian law on the continuity of enterprises of 31 January 2009; (b) the appointment of a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; (d) the winding up or strike off the Person; (e) the proposal or implementation of a scheme of arrangement; (f) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors; (g) in the case of a Subsidiary incorporated in Australia, any writ of execution, garnishee order, notice under section 120 of the PPSA Australia, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against it or its assets, or such other step is taken in relation to it being adjudicated or found unable to pay its debts when they fall due or it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cth)); or (h) in the case of a Subsidiary incorporated in England and Wales (a “UK Subsidiary”), any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Subsidiary being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Subsidiary other than a solvent liquidation or reorganization of such UK Subsidiary, the terms of which have been previously approved in writing by the Administrative Agent, (iii) a composition, assignment or arrangement with any class of creditors of such UK Subsidiary or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Subsidiary or any of its assets; provided, that clause (g) and (h) shall not apply to (A) any winding-up petition which is frivolous or vexatious or which is being contested in good faith and, in each case, is discharged, stayed or dismissed within 21 days of commencement, or (B) any solvent reorganization contemplated or permitted by Section 10.03.

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.09.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.

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“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the Ordinary Course of Business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit F.

“Joint Lead Arrangers” shall mean Goldman Sachs Lending Partners L.P., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Wells Fargo Securities, LLC, each in their respective capacities as such.

“Junior Financing” shall have the meaning provided in Section 10.07(a).

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Junior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Senior Secured Debt and (ii) Consolidated Junior Secured Debt, in each case, as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01 to (b) Consolidated EBITDA for such Test Period.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Level I Status” shall exist on any date if the Total Leverage Ratio determined for such date is greater than or equal to 2.50 to 1.00.

“Level II Status” shall exist on any date if the Total Leverage Ratio determined for such date is less than 2.50 to 1.00.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

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“LIBOR Rate” means:

(a) for any Interest Period with respect to a LIBOR Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR ABR
1.00 – LIBOR Reserve Percentage

where,

“LIBOR ABR” means, for such interest period, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank LIBOR market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a ABR Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR ABR
1.00 – LIBOR Reserve Percentage

where,

“LIBOR ABR” means the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m.,

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(London time) two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on that day or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

Notwithstanding the foregoing, the LIBOR Rate shall at no time be less than 1.25% per annum.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding Loan the interest on which is determined by reference to the LIBOR Rate shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or other) or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease or license in the nature thereof).

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction.

“Loan” shall mean any Term Loan, or New Term Loan made by any Lender.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Parent and its Subsidiaries, taken as a whole or that would materially adversely affect the ability of the Parent, the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents.

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“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Parent and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the business, assets, operations, properties, or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) the ability of the Parent, the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents or (c) the rights and remedies of the Administrative Agent, the Collateral Trustee and the Lenders under this Agreement or any of the other Credit Documents.

“Material Real Property” means any fee-owned real property located in the United States that is owned by any Credit Party and that has a fair market value in excess of $3,000,000 at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Parent in good faith.

“Material Subsidiary” shall mean, at any date of determination, the Borrower and each other Restricted Subsidiary of the Parent (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.01 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Parent and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Parent and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maximum Rate” has the meaning specified in Section 14.10.

“Minimum Borrowing Amount” shall mean $2,000,000 with respect to the Term Loans.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Trustee for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of Material Real Property and the improvements thereto owned by a Credit Party and identified on Schedule 1.01(b), and includes each other parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.19.

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“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Parent or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by the Parent or any of its Restricted Subsidiaries in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Parent or any of its Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction;

(iii) the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event;

(iv) in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Parent or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Parent or any of the Restricted Subsidiaries (subject to Section 10.09), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Parent or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or 180 days after the date such Borrower or such Subsidiary has entered into such binding commitment, as applicable, and (y) be applied to the repayment of Term Loans in accordance with Section 5.02(a)(i); and

(v) reasonable and customary fees.

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“New Term Loan Commitments” means each Class of Term Loan Commitments hereunder that results from an incremental facility under Section 2.14 or a refinancing amendment under Section 2.15.

“New Term Loan Lender” shall mean a Lender providing a New Term Loan under Section 2.14 or Section 2.15, as applicable.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.05(c).

“New Term Loans” means one of more classes of Term Loans made pursuant to New Term Loan Commitments.

“No Undisclosed Information Representation” by a Person shall mean a representation that such Person is not in possession of any material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing.

“NFIP” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Non-Consenting Lender” shall have the meaning provided in Section 5.10(c).

“Non-Debt Fund Affiliate” means any Affiliate of the Parent other than (i) any Subsidiary of the Parent, (ii) any Debt Fund Affiliate and (iii) any natural person; and shall in any case exclude each of (A) Goldman Sachs Credit Partners L.P., (B) Goldman Sachs Lending Partners LLC and (C) Goldman Sachs Asset Management, L.P., Goldman Sachs Investment Strategies, LLC, and any investment fund or separate account managed by either of them.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extending Term Lenders” shall have the meaning provided in Section 2.16.

“Note” means a promissory note in substantially the form of Exhibit H hereto.

“Notes Indenture” has the meaning specified in the recitals hereto.

“Notice of Borrowing” shall mean each notice of a Borrowing of Term Loans pursuant to Section 2.03(a).

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“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.06.

“Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided herein (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding, under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by any Credit Party under the Credit Documents, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), of any Credit Parties to the Administrative Agent, the Collateral Trustee or any Lender under the Credit Documents, and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Credit Party under or pursuant to this agreement or any other Credit Document.

“OFAC” shall have the meaning provided in Section 8.18.

“OID” shall have the meaning provided in Section 2.15(a).

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practices or, with respect to actions taken by such Person for which no past practice exists, consistent with past practices of similarly situated companies, and, in each case, undertaken in good faith.

“Ordinary Course Indebtedness” shall mean Indebtedness incurred in the Ordinary Course of Business under Section 10.01(b), (c), (e)(i), (g), (h), (l), (q), (r), (t), (u), (v), (x) and (aa) (to the extent that such Indebtedness is in connection with the foregoing subclauses (b), (c), (e)(i), (g), (h), (l), (q), (r), (t), (u), (v) or (x)).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership (if any), as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization (if any), as amended, and its operating agreement, as amended.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, mortgage, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 5.10).

“Parent” shall have the meaning set forth in the preamble.

“Patent Security Agreement” shall mean the Patent Security Agreement entered into by the Borrower and the other grantors party thereto and the Collateral Trustee for the benefit of the Lenders, dated the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

“Participant” shall have the meaning provided in Section 14.07(d).

“PATRIOT Act” shall have the meaning provided in Section 8.14.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower and the Guarantors in the form of Exhibit I or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Parent or any of the Restricted Subsidiaries of assets (including such assets constituting a line of business or division) or majority of Equity Interests, so long as

(a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law and the acquired company or assets are in the same or a generally related line of business as the Parent and its Restricted Subsidiaries or other business activities incidental or related to any of the foregoing;

(b) such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 9.12, a Subsidiary Guarantor;

(c) such acquisition shall result in the Collateral Trustee, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired, to the extent required by Sections 9.12, 9.13 and/or 9.17;

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(d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and

(e) the Consolidated Interest Coverage Ratio, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.01(j) and 10.01(k), and any related Pro Forma Adjustment, computed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period, shall either (x) not be less than 2.00 to 1.00 or (y) be greater than the Consolidated Interest Coverage Ratio immediately prior to such acquisition provided further that a certificate of a Senior Officer of the Parent delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the consummation of such acquisition, certifying as to compliance with the foregoing conditions (and in the case of subclause (e) above, attaching reasonably detailed calculations as to compliance with subclause (e)(i) or (e)(ii), as applicable) shall be conclusive evidence that such acquisition is a Permitted Acquisition unless the Administrative Agent notify the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Additional Debt” shall mean (a) Permitted First Priority Debt, (b) Permitted Junior Priority Debt or (c) Permitted Unsecured Debt; provided that

(i) in the case of Permitted First Priority Debt, such amount so long as the Senior Secured Leverage Ratio at the time such additional Indebtedness is incurred would have been no greater than 3.50 to 1.00 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01;

(ii) in the case of Permitted Junior Priority Debt, such amount so long as the Junior Secured Leverage Ratio at the time such additional Indebtedness is incurred would have been no greater than 4.00 to 1.00 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01;

(iii) in the case of Permitted Unsecured Debt, such amount so long as the Total Leverage Ratio at the time such additional Indebtedness is incurred would have been no more than 5.00 to 1.00 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01;

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(iv) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 90 days following the final maturity of the applicable Term Loans (other than (A) customary offers to purchase upon a change of control, asset sale or event of loss, (B) early maturities customary for “bridge” loans so long as such maturities automatically extendible or convertible absent a bankruptcy or payment event of default thereunder and (C) customary acceleration rights after an event of default); and

(v) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Parent and the Restricted Subsidiaries than those in this Agreement;

provided further that a certificate of a Senior Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, certifying as to clauses (i) through (v) with such modifications as necessary to reflect the type of Indebtedness incurred together with reasonably detailed calculations as to compliance with various financial ratios and including a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, and stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notify the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted First Priority Debt” shall mean any secured Indebtedness incurred by the Credit Parties in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations (including pursuant to the Collateral Trust Agreement) and is not secured by any property or assets of the Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Permitted Additional Debt,” (iii) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Parent other than Restricted Subsidiaries, that are Guarantors and (iv) to the extent not addressed by the Intercreditor Agreement the Borrower, the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

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“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Credit Parties in the form of one or more series of senior secured notes or loans (including any New Term Loans and/or any New Term Loan Commitments); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations (including pursuant to the Collateral Trust Agreement) and is not secured by any property or assets of Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Parent other than Subsidiaries that are Guarantors and (iv) to the extent not addressed in the Intercreditor Agreement, the Borrower, the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Holders” shall mean each of (i) the Sponsor, (ii) members of management of Parent (provided that Persons under this clause (ii) have direct or indirect beneficial ownership, either separately or as part of a group under this clause (ii) or clause (iii) below, of no more than 10% of the total voting power of the Voting Stock of Parent) and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, the Sponsor and members of management, collectively, have direct or indirect beneficial ownership of more than 50% of the total voting power of the Voting Stock of Parent.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the Australian, Belgian, Canadian, Dutch, New Zealand, Singapore, UK or U.S. government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any province or territory of Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the United Kingdom, or any political subdivision of any such state, province or territory, or any public instrumentality thereof or any political subdivision of any such state, province or territory, or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A or A2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

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(e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the UK and the U.S., Permitted Investments shall also include (i) direct obligations of the sovereign nation (or any agency thereof) in which such Restricted Foreign Subsidiary is organized and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a two years after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-1 from S&P and at least P-1 from Moody’s, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso) and (iv) other short-term investments utilized by such Restricted Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i).

“Permitted Junior Priority Debt” shall mean secured Indebtedness incurred by the Credit Parties in the form of one or more series of second lien (or other junior lien) secured notes or debentures or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations (including pursuant to the Collateral Trust Agreement) and the obligations in respect of any Permitted First Priority Debt and is not secured by any property or assets of Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Permitted Additional Debt” (provided, that such Indebtedness may be secured by a Lien on the Collateral that is

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junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Debt, notwithstanding any provision to the contrary contained in the definition of “Permitted Additional Debt”), (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and (iv) such Indebtedness is not at any time guaranteed by any Restricted Subsidiaries of the Parent other than Restricted Subsidiaries that are Guarantors.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Credit Parties in the form of one or more series of second lien (or other junior lien) secured notes or debentures or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt (including pursuant to the Collateral Trust Agreement) and is not secured by any property or assets of Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Parent other than Subsidiaries that are Guarantors.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Parent or any of its Restricted Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens in each case so long as such Liens arise in the Ordinary Course of Business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business or otherwise constituting Investments permitted by Section 10.05;

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(e) ground leases in respect of real property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located;

(f) easements, rights-of-way, servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Parent or its Restricted Subsidiaries, taken as a whole;

(g) any interest or title of a lessee, licensee, lessor or licensor or secured by a lessee’s, licensee’s, lessor’s or licensor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Parent or any of its Restricted Subsidiaries, provided that such Lien secures only the obligations of the Parent or such Restricted Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.01;

(j) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Parent and its Subsidiaries, taken as a whole;

(k) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Parent or any of its Restricted Subsidiaries; and

(l) Liens created in the Ordinary Course of Business in favor of banks and other financial institutions over credit balances of any bank accounts of the Parent and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the Ordinary Course of Business.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Parent or any of its Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between the Borrower and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by the Parent or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $25,000,000, the board of directors of the Parent or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Parent or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Unsecured Debt” shall mean unsecured Indebtedness incurred by the Parent or its Subsidiaries in the form of one or more series of senior unsecured loans or notes or Subordinated Indebtedness.

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“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Credit Parties in the form of one or more series of senior unsecured loans or notes or Subordinated Indebtedness; provided that (i) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries of the Parent other than Subsidiaries that are Guarantors.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any plan, as defined in Section 4001 of ERISA that is subject to Title IV of ERISA and that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) any Credit Party or any ERISA Affiliate, other than Multiemployer Plans.

“Platform” shall have the meaning provided in Section 9.01.

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the relevant pledgors party thereto and the Collateral Trustee for the benefit of the Lenders and other Secured Parties, substantially in the form of Exhibit J, on the Closing Date and (b) any other pledge agreement delivered pursuant to Section 9.13, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“PPSA Australia” shall mean the Personal Property Security Act 2009 (Cth), (or any successor statute) and the regulations thereunder.

“Prepayment Amount” shall have the meaning provided in Section 5.02(h).

“Prepayment Date” shall have the meaning provided in Section 5.02(h).

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Casualty Event, Debt Incurrence Prepayment Event or any Permitted Sale Leaseback.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Parent, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Parent in good faith as a result of (a) actions taken or expected to be taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each

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case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Parent and the Restricted Subsidiaries; provided that, so long as such actions are taken or expected to be taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of a Senior Officer of the Borrower delivered pursuant to Section 9.01(k).

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Parent or any division, product line, or facility used for operations of the Parent or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Parent or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parent and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Property” shall mean any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).

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“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 5.09), the numerator of which is the amount of the Commitments of such Lender under the applicable facility at such time and the denominator of which is the amount of the aggregate Commitments under the applicable facility at such time; provided, that if the commitment of each Lender to make Loans has been terminated pursuant to Article 12, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” shall have the meaning provided in Section 9.01.

“QIPO Price” means $21 per share.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions that may be entered into by a Foreign Subsidiary pursuant to which such Foreign Subsidiary may sell, assign, convey, participate, contribute to capital or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by such Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in or pledge, any Accounts or interests therein (whether now existing or arising in the future) of such Foreign Subsidiary, and any assets related thereto (other than any inventory or equipment) including, without limitation, all collateral securing such Accounts, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Accounts and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such Accounts, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such Accounts and any collections or proceeds of any of the foregoing (the “Related Assets”).

“Real Estate” shall have the meaning provided in Section 9.01(i).

“Receivables Entity” shall mean any Foreign Subsidiary (or another Person in which such Foreign Subsidiary makes an Investment and to which such Foreign Subsidiary transfers Accounts and related assets) formed after the Closing Date, in each such case, which (i) is not a Credit Party, (ii) engages in no activities other than in connection with the financing of Accounts or interests therein and related assets and any business or activities incidental or related to such business, (iii) is designated by the board of directors of the Parent as a Receivables Entity, (iv) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by any Credit Party; (B) is recourse to or obligates any Credit Party in any way; or (C) subjects any property or asset of any Credit Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof; (v) with which no Credit Party has any material contract, agreement, arrangement or understanding; and (vi) to which neither any Credit Party nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

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“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Receivables Entity in connection with any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Accounts and Related Assets in a Qualified Receivables Transaction to repurchase Accounts and Related Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinancing” has the meaning set forth in the recitals.

“Register” shall have the meaning provided in Section 14.07(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 12 months following the date of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Amount” shall mean the Term Loan Repayment Amount or the New Term Loan Repayment Amount with respect to any Series, as applicable.

“Repayment Date” shall mean a Term Loan Repayment Date or a New Term Loan Repayment Date, as applicable.

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“Reportable Event” shall mean the occurrence of any event described in Section 4043 of ERISA and the regulations thereunder (other than an event for which the 30-day notice period is waived).

“Repricing Transaction” shall have the meaning set forth in Section 5.01.

“Required Lenders” means, as of any date of determination, Lenders (other than Defaulting Lenders) having outstanding Term Loans representing more than 50% of the outstanding principal amount of the Term Loans at such time.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean the Borrower and any other Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow” means a cumulative amount equal to the sum of the products, for each Excess Cash Flow Period since the Closing Date, of (a) the applicable Retained Percentage for such Excess Cash Flow Period, multiplied by (b) Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the percentage of Excess Cash Flow for such Excess Cash Flow Period provided in clause (x) of Section 5.02(a)(ii) that is required to be used to prepay Loans pursuant to Section 5.02(a)(ii).

“Revolving Credit Agent” shall mean the “Agent,” as defined in the Revolving Loan Credit Agreement.

“Revolving Loan Credit Agreement” has the meaning specified in the recitals.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Parent or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.01 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.01(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.01(e).

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“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Parent, the Borrower and the other grantors party thereto and the Collateral Trustee for the benefit of the Lenders, substantially in the form of Exhibit K, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) the Intercreditor Agreement, (d) the Collateral Trust Agreement, (e) each Mortgage, (f) the Pledge Agreement, (g) the Copyright Security Agreement, (h) the Patent Security Agreement, (i) the Trademark Security Agreement and (j) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.12, 9.13 or 9.17 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Officer” shall mean the President, the Chief Financial Officer, the Principal Accounting Officer, the Treasurer, the Controller or any other senior officer of a Person designated as such in writing to the Administrative Agent by such Person.

“Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01 to (b) Consolidated EBITDA for such Test Period.

“Senior Secured Notes” has the meaning specified in the recitals.

“Series” shall have the meaning as provided in Section 2.14(a).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to the Parent, that as of the Closing Date, both (a) (i) the sum of the Parent’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Parent’s present assets; (ii) the Parent’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) the Parent has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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“Specified Representations” means the representations and warranties of the Parent and Borrower set forth in Section 8.01, 8.02, 8.03, 8.05, 8.07, 8.17, 8.18, 8.19, 8.20 and 8.21.

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.01 Financials have been delivered were equal to or greater than 15% of the Consolidated Total Assets of the Parent and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Parent and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default described in Section 11.05 would constitute a Specified Subsidiary under clause (a) or (b) above.

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation pursuant to Section 9.18, New Term Loan Commitment or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor” shall mean GS Capital Partners V Fund, L.P. and its respective Affiliates.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent or any Restricted Subsidiary of the Parent that are customary in a Qualified Receivables Transaction.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status or Level II Status, as the case may be on such date. Changes in Status resulting from changes in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date on which (a) Section 9.01 Financials are delivered to the Lenders under Section 9.01 and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.01 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (x) each determination of the Total Leverage Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements and (y) upon the request of the Required Lenders, Level I Status shall apply as of the first Business Day after the date on which such Section 9.01 Financials and the accompanying officer’s certificate were required to have been delivered but were not delivered, and shall continue to so apply to and including the date on which such items are so delivered (and thereafter, the Status otherwise determined in accordance with the definitions of “Level I Status” and “Level II Status” shall apply).

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“Subordinated Indebtedness” shall mean Indebtedness of the Parent, the Borrower or any Subsidiary Guarantor that is by its terms subordinated in right of payment to the obligations of the Parent, the Borrower and such Subsidiary Guarantor, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Subsidiary Guarantors” shall mean (a) each wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) existing on the Closing Date and (b) each wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.12 or otherwise.

“Successor Borrower” shall have the meaning provided in Section 10.03(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees (in the nature of taxation) or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.01(c) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $650,000,000.

“Term Loan Maturity Date” shall mean the date that is seven (7) years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day

“Term Loan Repayment Amount” shall have the meaning provided in Section 2.05(b).

“Term Loans” shall have the meaning provided in Section 2.01. To the extent any New Term Loans are made hereunder, “Term Loans” shall, to the extent appropriate, include such New Term Loans.

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“Term Loan Extension Effective Date” shall have the meaning provided in Section 2.16(b).

“Term Loan Repayment Date” shall have the meaning provided in Section 2.05(b).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Parent then last ended.

“Title Policy” has the meaning specified in Section 9.19(c).

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01 to (b) Consolidated EBITDA for such Test Period.

“Trademark Security Agreement” shall mean the Trademark Security Agreement entered into by the Borrower and the other grantors party thereto and the Collateral Trustee for the benefit of the Lenders, dated the date hereof, as the same may be amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Parent or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement.

“Trigger Date” shall mean the date on which Section 9.01 Financials are delivered to the Lenders under Section 9.01 for the fiscal year ending on December 31, 2012.

“Type” shall mean as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan.

“Unfunded Current Liability” of any Plan shall mean, at any time, the amount of any of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Parent designated by the Board of Directors (or similar governing body) of the Borrower as an Unrestricted Subsidiary pursuant to Section 9.18 subsequent to the date hereof. The Parent may designate any Subsidiary of the Parent other than the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted

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Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent or any Subsidiary of Parent (other than any Subsidiary of the Subsidiary to be so designated); provided that each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent or any Restricted Subsidiary.

“U.S. Employee Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consulting or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance, or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party which plan, policy, program, agreement or arrangement is subject to the laws of a U.S. jurisdiction.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in paragraph (f) of Section 5.08(g).

“Voting Stock” shall mean, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Yield” shall have the meaning set forth in Section 2.14(f).

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Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

Section 1.03. Accounting Terms; Exchange Rates. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Senior Secured Leverage Ratio, the Junior Secured Leverage Ratio and the Consolidated Interest Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

For purposes of determining compliance under Sections 10.04, 10.05 (other than with respect to determining the amount of any Indebtedness), 10.06 and Section 10.09 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.01, 10.02 and 10.05, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.

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Section 1.04. Rounding. Any financial ratios required to be calculated hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.01. Term Loan Borrowing Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a simultaneous loan or loans (each a “Term Loan”) on the Closing Date to the Borrower in Dollars, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender and in the aggregate shall not exceed $650,000,000.

Such Term Loans (i) shall be made on the Closing Date in accordance with the preceding paragraph, (ii) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender its Term Loan Commitment and (v) shall not exceed in the aggregate the total of all Term Loan Commitments. On the Term Loan Maturity Date, all then unpaid Term Loans shall be repaid in full.

Section 2.02. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a multiple of $1,000,000 and, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than eight (8) Borrowings of LIBOR Loans under this Agreement.

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Section 2.03. Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior to 11:00 a.m. (Central time) (i) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such Notice of Borrowing shall be substantially in the form of Exhibit L hereto and shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. Each telephonic notice by the Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Borrowing by no later than 12:00 p.m. (Central time). The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing. If the Borrower fails to specify a whether any Term Loans shall consist of ABR Loans or LIBOR Loans in a Notice of Borrowing, then the applicable Term Loans shall be made as ABR Loans. If the Borrower requests a Borrowing of LIBOR Loans in any Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the Term Loans.

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from a Senior Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

Section 2.04. Disbursement of Funds. (a) Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (Central time) on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Article VI and Article VII, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (1) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (2) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

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(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon (Central time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.04) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.04 shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article VI are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 13.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 13.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to purchase its participation or to make its payment under Section 13.07.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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Section 2.05. Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Term Loan Maturity Date, the then-unpaid Term Loans made to the Borrower.

(b) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders of Term Loans, on each date set forth below (each, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to (x) the outstanding principal amount of Term Loans immediately after closing on the Closing Date multiplied by (y) the percentage set forth below opposite such Repayment Date (each, a “Term Loan Repayment Amount”):

Repayment Date	Term Loan Repayment Amount
December 31, 2012	0.25%
March 31, 2013	0.25%
June 30, 2013	0.25%
September 30, 2013	0.25%
December 31, 2013	0.25%
March 31, 2014	0.25%
June 30, 2014	0.25%
September 30, 2014	0.25%
December 31, 2014	0.25%
March 31, 2015	0.25%
June 30, 2015	0.25%
September 30, 2015	0.25%
December 31, 2015	0.25%
March 31, 2016	0.25%
June 30, 2016	0.25%
September 30, 2016	0.25%
December 31, 2016	0.25%
March 31, 2017	0.25%
June 30, 2017	0.25%
September 30, 2017	0.25%
December 31, 2017	0.25%
March 31, 2018	0.25%
June 30, 2018	0.25%
September 30, 2018	0.25%
December 31, 2018	0.25%
March 31, 2019	0.25%
June 30, 2019	0.25%
September 30, 2019	0.25%
Term Loan Maturity Date	93.00%

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d) or Section 2.15, as applicable, be repaid by the Borrower thereof in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Repayment Date”) set forth in the applicable Joinder Agreement.

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(d) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the Ordinary Course of Business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, payable to the order of such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(e) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.05(d), and by each Lender in its account or accounts pursuant to Section 2.05(d), shall be conclusive evidence, absent manifest error, of the amount of principal and interest due and payable or to become due and payable from the Borrower to, such account or accounts, of such Lender, under this Agreement and the other Credit Documents; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit the obligations of the Borrower under this Agreement and the other Credit Documents.

Section 2.06. Conversions and Continuations. (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made to the Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period on the last Business Day of the existing Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion or continuation shall be effected by the

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Borrower by giving the Administrative Agent at the Administrative Agent’s Office written notice (such notice, a “Notice of Conversion or Continuation”) or telephonic notice (promptly confirmed in writing by submission of a Notice of Conversion or Continuation) prior to 11:00 a.m. (Central time) (x) at least three Business Days’ in the case of conversion or continuation of LIBOR Loans and (y) on the same Business Day in the case of a conversion into ABR Loans, which Notice of Conversion or Continuation shall specify the Term Loans to be so converted or continued, the Type of Term Loans to be converted or continued into and, if such Term Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed conversion or continuation affecting any of its Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described in Section 2.06(b).

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of the LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the ABR promptly following the public announcement of such change.

Section 2.07. Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments. Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

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Section 2.08. Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR Rate.

(c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) While any Event of Default under Section 11.01 exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(v) Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.05.

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(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. (Central time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or if available to all the Lenders as determined by the Lenders in good faith based on prevailing market conditions, a nine or twelve month period.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable maturity date of such Loan.

Section 2.10. Increased Costs; Capital Adequacy; Illegality; Inability to Determine Costs.

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(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the interbank LIBOR market any other condition, cost or expense affecting any Term Loan or Credit Document;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such LIBOR Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, in each case, in accordance with Section 5.05.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital, liquidity or leverage requirements has or would have the effect of reducing the rate of return on such Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s Commitments or of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such LIBOR Loan) to a level below that which such Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 5.05.

(c) Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, (i) on notice thereof by such Lender to the Administrative Agent, any obligation of such Lender to make or continue affected LIBOR Loans or to convert ABR Loans to affected LIBOR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the LIBOR Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative

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Agent without reference to the LIBOR Rate component of the ABR, in each case until such Lender notifies the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent, prepay or, if applicable, convert all affected LIBOR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute ABR applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. If any Lender invokes this Section 2.10(c), such Lender shall use reasonable efforts to notify the Borrower and the Administrative Agent when the conditions giving rise to such action no longer exist provided, however, that such Lender shall have no liability to the Borrower or to any other Person for its failure to provide such notice.

(d) Inability to Determine Rates. If Required Lenders notify the Administrative Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) deposits or bankers’ acceptances are not being offered to with respect to LIBOR, banks in the London interbank market, for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for the requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed ABR Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, then the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain affected LIBOR Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the ABR, the utilization of the ABR component in determining the ABR shall be suspended, in each case until the Administrative Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loan or, failing that, will be deemed to have submitted a request for a ABR Loan. If any Lender invokes this Section 2.10(d), such Lender shall use reasonable efforts to notify the Borrower and the Administrative Agent when the conditions giving rise to such action no longer exist, provided, however, that such Lender shall have no liability to the Borrower or to any other Person for its failure to provide such notice.

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(e) Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.10(a) or (b) shall not constitute a waiver of its right to demand such compensation, but the Borrower shall not be required to compensate a Lender for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11. Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn), (b) any prepayment, repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) the Borrower fails to prepay or repay a LIBOR Loan when required hereunder, or (d) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor at the request of the Borrower pursuant to Section 5.10, then the Borrower shall pay to the Administrative Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding loss of margin or anticipated profits. All amounts payable by the Borrower under this Section 2.11 shall be due and payable in accordance with Section 5.05. Lenders shall not be required to purchase deposits in the London interbank market or any other applicable market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund such LIBOR Loans.

Section 2.12. Change of Lending Office. If any Lender requests compensation under Section 2.11 or gives a notice under Section 2.11, or if the Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.04, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or unlawful. The Borrower shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to the Borrower in connection with any such designation or assignment.

Section 2.13. [Reserved]

Section 2.14. Incremental Facilities. (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more New Term Loan Commitments by an aggregate amount not in excess of the sum of (x) $200,000,000 plus (y) such amount so long as, at the time of the incurrence of the Indebtedness thereunder, the Senior Secured Leverage Ratio shall not exceed 3.50:1.00 on a Pro Forma Basis. Each such notice requesting New Term Loan Commitments shall not be less than

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$10,000,000 individually. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Sections 6.01(i) and 6.06 shall be satisfied, (it being understood that all references to “the date of such Credit Event” or similar language in such Sections shall be deemed to refer to the Increased Amount Date) provided that in the case of Section 6.06, if the proceeds of such New Term Loans are intended to be used to finance a Permitted Acquisition, the Borrower shall only be required to make the Specified Representations; (iii) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.04(g); (iv) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments, as applicable; and (v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) [Intentionally Omitted]

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender with a New Term Loan Commitment of any Series shall make a New Term Loan to the Borrower in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to the existing Term Loans; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Term Loans outstanding on the Increased Amount Date with respect to such New Term Loans and the mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans and the existing Term Loans shall be identical, (ii) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the Weighted Average Life to Maturity of the Term Loans outstanding on the Increased Amount Date, (iii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the

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Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided that in the event that the All-In Yield applicable to any New Term Loans incurred during the 18 month period following the Closing Date exceeds the All-In Yield of the Term Loans outstanding as of the Increased Amount Date by more than 50 basis points, then the interest rate margins for such Term Loans outstanding as of the Increased Amount Date shall be increased to the extent necessary so that the All-In Yield of such Term Loans is equal to the All-In Yield of such New Term Loans minus 50 basis points and (iv) all other terms applicable to the New Term Loans of each Series that differ from the existing Term Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).

(e) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

Section 2.15. Refinancing Amendments. (a) The Borrower may, with the consent of the Administrative Agent, obtain, from any Lender or any New Term Loan Lender, Credit Agreement Refinancing Indebtedness, to refinance all or any portion of the Loans and Commitments hereunder (which for this purpose will be deemed to include any then New Term Loans), pursuant to a Refinancing Amendment; provided (i) such Credit Agreement Refinancing Indebtedness will have such pricing, fees (including upfront fees and original interest discount (“OID”)), optional prepayment terms, redemption premiums and subordination terms as may be agreed by the Borrower and the Lenders thereof, (ii) such Credit Agreement Refinancing Indebtedness, will have a maturity date that is not prior to the maturity date of the Class of Term Loans being refinanced, and will have a Weighted Average Life to Maturity that is not shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans being refinanced, provided that in the case of Permitted Junior Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, such Indebtedness will have a maturity date that is not prior to the 91st day after the maturity date of the Class of Term Loans being refinanced at the time of issuance or incurrence of such Credit Agreement Refinancing Indebtedness, (iii) except as otherwise permitted herein, such Credit Agreement Refinancing Indebtedness will have terms and conditions taken as a whole that are no more favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the investors thereof and applicable only during periods after the latest maturity date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained and (iv) the interest rate margins applicable to such Credit Refinancing Indebtedness shall be agreed between the Borrower and the investors thereunder. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 6.01(i) and 6.06, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements delivered on the Closing Date (it being understood that all references to “the

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date of such Credit Event” or similar language in such Sections shall be deemed to refer to the effective date of such Refinancing Amendment). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $50,000,000 and an integral multiple of $5,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as New Term Loans and/or New Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

(b) This Section 2.15 shall supersede any provisions in Section 5.08 or Section 14.01 to the contrary.

Section 2.16. Extension of Maturity Date. (a) The Borrower may, upon notice to the Administrative Agent (which shall promptly notify the applicable Class of Lenders), request one or more extensions of the maturity date applicable to the maturity date applicable to the Term Loans or New Term Loans, as applicable, of a given Class (each, an “Existing Term Loan Tranche”) then in effect (such existing maturity date applicable to any Class of Term Loans or New Term Loans being the “Existing Term Loan Maturity Date”) to a date specified in such notice. Within 15 Business Days of delivery of such notice (or such other period as the Borrower and the Administrative Agent shall mutually agree upon), each applicable Term Lender or New Term Lender, as the case may be, shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Term Lender’s or New Term Lender’s, as applicable, sole and absolute discretion). Any Term Lender or New Term Lender, as applicable, not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Term Lenders and/or the New Term Lenders of such Term Lenders’ or the New Term Lenders’ responses, as applicable.

(b) The maturity date applicable to any Class of Term Loans or New Term Loans, as applicable, shall be extended only with respect to such Existing Term Loan Tranche, as applicable, held by such Term Lenders or New Term Lenders, as applicable, that have consented thereto (the Term Lenders or New Term Lenders providing term loans, as applicable, that so consent being the “Extending Term Lenders” and the Term Lenders or New Term Lenders providing term loans, as applicable, that declined being the “Non-Extending Term Lenders”) (it being understood and agreed that, except for the consents of Extending Term Lenders, as applicable, no other consents shall be required hereunder for such extensions). If so extended, the scheduled maturity date with respect to the Term Loans or New Term Loans of the relevant Class held by the Extending Term Lenders shall be extended to the date specified in the notice referred to in Section 2.16(a)

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above, which shall become the new maturity date of the applicable Class of Term Loans or New Term Loans (such maturity date for the Term Loans or New Term Loans, as applicable, so affected, the “Extended Term Loan Maturity Date”). The Administrative Agent shall promptly confirm to the applicable Extending Term Lenders and Non-Extending Term Lenders such extension, specifying the effective date of such extension (the “Term Loan Extension Effective Date”), the Existing Term Loan Maturity Date applicable to the Non-Extending Term Lenders, and the Extended Term Loan Maturity Date (after giving effect to such extension) applicable to the Extending Term Lenders. The proposed terms of the Extended Term Loans to be established shall (x) be identical as offered to each Lender under the applicable tranche of Term Loan and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five (5) different maturity dates; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the final maturity date of the Term Loans held by the Non-Extending Term Lenders that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Term Loan Extension Effective Date, signed by a Senior Officer of the Borrower certifying that, before and after giving effect to such extension, the representations and warranties contained in Article 8 made by it that are qualified by materiality shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the Term Loan Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and no Default or Event of Default exists or will exist as of the Term Loan Extension Effective Date.

(c) Notwithstanding anything to the contrary herein, (i) the Borrower and/or the Extending Term Lenders shall have the right to appoint successor syndication agents or co-documentation agents, in each case, to replace any such person that does not consent to continue its respective obligations and duties under the Credit Documents in connection with an extension under this Section 2.16 and (ii) the Borrower shall have the right, at any

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time prior to the Existing Term Loan Maturity Date, at the Borrower’s sole expense and effort, upon notice to such Non-Extending Term Lender, and the Administrative Agent, to require each such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.07), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (w) the Borrower shall have received the prior written consent of the Administrative Agent, which consent(s) shall not unreasonably be withheld or delayed, (x) each Non-Extending Term Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (y) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 14.07(b), and (z) in no event shall the Borrower be entitled to exercise its replacement right under this subclause (c) with respect to a Non-Extending Term Lender that is also acting as the Administrative Agent. Any such replacement Lender shall for all purposes constitute an Extending Term Lender.

(d) Notwithstanding the terms of section 14.01, the Borrower and the Administrative Agent shall be entitled (without the consent of any other Lenders except to the extent required under subsection (c) above) to enter into any amendments (an “Extension Amendment”) to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of the maturity date and other amendments applicable to any Class of Term Loans or New Term Loans pursuant to this Section 2.16.

ARTICLE 3

[INTENTIONALLY OMITTED]

ARTICLE 4

COMMITMENTS

Section 4.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent and the Collateral Trustee, each for its own account, fees in the amounts and at the times set forth in the applicable Fee Letter.

Section 4.02. Mandatory Termination of Commitments. (a) The Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Borrowing of the Term Loans under Section 2.01.

(b) The New Term Loan Commitments for any Series shall terminate at 5:00 p.m. (Central time) on the Increased Amount Date for such Series.

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ARTICLE 5

PAYMENTS

Section 5.01. Voluntary Prepayments. (a) The Borrower shall have the right to prepay Term Loans, in each case, without premium or penalty (subject to Section 5.01(b)), in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent and at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of a LIBOR Loans, 11:00 a.m. (Central time) three Business Days prior to or (ii) in the case of ABR Loans, 11:00 a.m. (Central time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.01 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.01 shall be (a) applied to Term Loans in such manner as the Borrower may determine and (b) applied to reduce Repayment Amounts, and/or any New Term Loan Repayment Amounts, as the case may be, in such order as the Borrower may determine.

(b) Notwithstanding the foregoing, in the event that all or any portion of the Term Loans is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term Loans or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term Loans held by any Lender is repaid, prepaid, refinanced or replaced pursuant to Section 5.10, a “yank-a-bank” or similar provision in the Credit Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced is replaced or repriced.

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Section 5.02. Mandatory Prepayments. (a) Term Loan Prepayments. (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the Reinvestment Period relating to such Prepayment Event or 180 days thereafter, as applicable), prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event. If all or substantially all of the Equity Interests of any Credit Party are sold or any Credit Party is sold as a going concern on any date, the sale proceeds shall be allocated as follows: (x) that portion of the sale proceeds equal to the aggregate value of “Accounts” and “Cost” of “Inventory” (in each case, as defined in the Revolving Loan Credit Agreement) shall be allocated to the Revolving Credit Collateral (as defined in the Intercreditor Agreement) of the Credit Parties so sold and shall be deemed to be proceeds thereof and (y) the balance of sale proceeds shall be allocated to the Collateral of the Credit Parties so sold and shall be deemed to be proceeds thereof and applied pursuant to the foregoing sentence. Notwithstanding the foregoing, in the event of a Casualty Event occurring with respect to the Revolving Credit Collateral (as defined in the Intercreditor Agreement), the insurance proceeds thereof shall be applied to the Revolving Credit Obligations (as defined in the Intercreditor Agreement) to the extent required under the Intercreditor Agreement and subsequent to the Discharge of Revolving Credit Obligations (as defined in the Intercreditor Agreement), shall be applied in accordance with this Section 5.02(a)(i).

(ii) Not later than the date that is 120 days after the last day of any fiscal year (commencing with and including the fiscal year ending December 31, 2013) (each such period, an “Excess Cash Flow Period”), the Borrower shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year, which shall be reduced to 25% of Excess Cash Flow for such fiscal year if the Senior Secured Leverage Ratio on the date of prepayment (prior to giving effect thereto) for the most recent Test Period ended prior to such prepayment date is no greater than 2.75 to 1.00 but greater than 2.50 to 1.00, provided that no payment of any Term Loans shall be required under this Section 5.02(a)(ii) if the Senior Secured Leverage Ratio on the date of prepayment (prior to giving effect thereto) for the most recent Test Period ended prior to such prepayment date is no greater than 2.50 to 1.00), minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.01 during such fiscal year.

(b) [Intentionally Omitted]

(c) Application to Repayment Amounts. Each prepayment of Term Loans required by Section 5.02(a)(i) or (ii) shall be applied to the next four Repayment Amounts in chronological order and further applied on a pro rata basis to the remaining Repayment Amounts. With respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.02(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing no later than 1:00 p.m. (Central time)) requesting that the Administrative Agent provide notice of such prepayment to the relevant Lenders.

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(d) Application to Term Loans. With respect to prepayment of Term Loans required by Section 5.02(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.02 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.02.

(f) Minimum Amount. No prepayment shall be required pursuant to Section 5.02(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $10,000,000 for a single Prepayment Event or (ii) $20,000,000 in the aggregate for all such Prepayment Events.

(g) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.02, (i) to the extent that any of or all the Net Cash Proceeds of a Casualty Event or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Parent hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.02 and (ii) to the extent that the Parent has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in

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the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to 5.02(a), (x) the Parent applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Parent rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary only if the proceeds applied to such prepayment arise from the disposition of assets not constituting Collateral.

(h) Opt-Out. With respect to any prepayment of Term Loans pursuant to Section 5.02, any Lender, at its option, may irrevocably elect not to accept such prepayment. Upon receipt by the Administrative Agent of any such prepayment of the Term Loans, the amount of the prepayment that is available to prepay the Term Loans (the “Prepayment Amount”) shall be deposited in a cash collateral account on terms reasonably satisfactory to the Administrative Agent and the Borrower, pending application of such amount on the Prepayment Date as set forth below and promptly after the date of such receipt, the Administrative Agent shall notify the Term Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be 10 Business Days after the date of such receipt. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. (Central time) on the Business Day immediately preceding the Prepayment Date. On the Prepayment Date, an amount equal to that portion of the Net Cash Proceeds accepted by the Term Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be withdrawn from the applicable cash collateral account and applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 5.02 for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrower (such amounts, “Declined Amounts”).

Section 5.03. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 12:00 noon (Central time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (Central time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

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(b) Any payments under this Agreement that are made later than 2:00 p.m. (Central time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

Section 5.04. Taxes. (a) Defined Terms. For purposes of this Section 5.04, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding based on, among other things, information provided pursuant to this Section 5.04 and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.04(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04(d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the

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obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.07(m) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.04, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

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(B) any Foreign Lender shall, to the extent it is legally entitled to any exemption from or reduction in withholding, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI (or any successor forms);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor forms); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents (or any successor forms) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.04 (including by the payment of additional amounts pursuant to this Section 5.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, and additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. For the avoidance of doubt, notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent the payment of such amount would place the indemnified party in an economically less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

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Section 5.05. Computations of Interest and Fees.

(a) All interest on LIBOR Loans shall be computed for the actual days elapsed, based on a year of 360 days. Interest on ABR Loans, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 365 days (or 366, as the case may be). Each determination by the Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. A certificate setting forth in reasonable detail amounts payable by the Borrower under Section 2.10(b), Section 2.11 and Section 5.04(b) and the basis therefor, submitted to the Borrower by the Administrative Agent shall be final, conclusive and binding for all purposes, absent manifest error, and the Borrower shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent or the Lenders determine that (1) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (2) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, then the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender under Section 2.08(c) or under Article 12. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Section 5.06. Limit on Rate of Interest.

(a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.06(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then

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notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.08.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section 5.07. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (Central time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share in respect of the Loans (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (Central time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately preceding Business Day.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 5.07(b) shall be conclusive, absent manifest error.

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(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Credit Parties under or in respect of the Credit Documents under circumstances for which the Credit Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the outstanding amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 5.08. Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 14.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 14.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 5.08 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 5.08 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to assignments and participations (including by means of a Dutch Auction) described in Section 14.07.

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Section 5.09. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 12 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 14.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Article 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii) That Defaulting Lender shall not be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) During any period in which there is a Defaulting Lender, for purposes of computing the “Pro Rata Share” of each Non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists.

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 5.09(a)(iv), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 5.10. Replacement of Lenders.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 5.04 or 2.10 as a result of any condition described in such Sections or any Lender ceases to make LIBOR Loans as a result of any condition described in Section 2.10(c) or 2.10(d), (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 5.10), then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 14.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

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(b) Any Lender being replaced pursuant to Section 5.10(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Credit Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 14.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

ARTICLE 6

CONDITIONS PRECEDENT TO THE INITIAL BORROWING

The initial Borrowing under this Agreement shall be subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.

Section 6.01. Credit Documents. The Administrative Agent or the Collateral Trustee, as applicable, shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender;

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;

(c) the Pledge Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(d) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;

(e) (i) the Copyright Security Agreement, (ii) the Patent Security Agreement and (iii) Trademark Security Agreement, in each case, executed and delivered by a duly authorized officer of each grantor party thereto;

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(f) a fully executed copy of the Third Amended and Restated Intercreditor Agreement, dated as of November 9, 2012, among the Borrower, the guarantors party thereto, Bank of America, N.A. in its capacity as collateral agent for the Revolving Credit Lenders referenced therein and U.S. Bank National Association, in its capacity as collateral trustee for the Lenders shall have been amended in form and substance satisfactory to the Administrative Agent (as so amended, the “Amended Intercreditor Agreement”) with all conditions to the effectiveness of the Intercreditor Agreement satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Administrative Agent if the Administrative Agent shall have reasonably determined that such waiver is not materially adverse to the Lenders;

(g) A fully executed copy of the Collateral Trust Agreement;

(h) a fully executed copy of an amendment to the Revolving Credit Agreement executed by the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent, with all conditions to the effectiveness of such amendment satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Administrative Agent if the Administrative Agent shall have reasonably determined that such waiver is not materially adverse to the Lenders; and

(i) a Note executed by the Borrower in favor of each Lender that requests a Note at least two Business Days prior to the Closing Date.

Section 6.02. Collateral. (a) All outstanding equity interests in whatever form of the Borrower and each wholly owned Restricted Subsidiary directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Pledge Agreement shall have been pledged pursuant thereto (except that the Parent and its Restricted Subsidiaries shall not be required to pledge (w) Equity Interests of direct or indirect Subsidiaries of any Foreign Subsidiary, (x) Equity Interests of any CFC Pledgor, (y) Equity Interests of any Excluded Pledge Subsidiaries and (z) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Collateral Trustee shall have received all certificates representing securities pledged under the Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) (i) All documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by law or reasonably requested by the Administrative Agent, as applicable, to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording and (ii) the Collateral Trustee shall have received title, Lien and judgment searches and other evidence reasonably satisfactory to the Administrative Agent that its Liens (for the benefit the Secured Parties) are the only Liens upon the Collateral, except Liens permitted under Section 10.02.

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(c) The Borrower shall deliver to the Collateral Trustee amendments to the Deposit Account Control Agreements with respect to any Deposit Accounts listed on Schedule 13 to the Perfection Certificate that are not (x) Excluded Deposit Accounts nor (y) set forth on Schedule 9.17(c), in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Trustee, duly executed by each party thereto;

(d) The Borrower shall deliver to the Administrative Agent and the Collateral Trustee a completed Perfection Certificate, executed and delivered by a Senior Officer of the Borrower, together with all attachments contemplated thereby.

Section 6.03. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Fried, Frank, Harris, Shriver & Jacobson LLP, special New York counsel to the Credit Parties and (b) local counsel to the Credit Parties in certain jurisdictions, in each case, as may be reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent. The Parent, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

Section 6.04. Officer’s Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit N, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Section 6.05.

Section 6.05. Organizational Documents; Incumbency. The Administrative Agent shall have received a copy of (a) each Organizational Document of each Credit Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (b) signature and incumbency certificates of the Senior Officers of each Credit Party executing the Credit Documents to which it is a party; (c) resolutions of the Board of Directors or similar governing body of each Credit Party (i) approving and authorizing the execution, delivery and performance of Credit Documents to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (d) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation.

Section 6.06. No Default, Representations and Warranties. On the Closing Date and also after giving effect to the initial borrowing, (a) no Default or Event of Default shall have occurred and be continuing, and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

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Section 6.07. Insurance. Certificates of insurance evidencing the existence of insurance to be maintained by the Parent and its Subsidiaries pursuant to Section 9.03 and, if applicable, the designation of the Collateral Trustee as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).

Section 6.08. The Refinancing; Indebtedness. The Refinancing shall have been consummated and after giving effect thereto, the Parent and its Subsidiaries shall have no outstanding Indebtedness other than (A) the loans and other extensions of credit under the Revolving Credit Agreement and the Term Loans and (B) other Indebtedness listed on Schedule 6.08 (provided that any Indebtedness of the type described in Section 10.01(f) having a principal amount exceeding $1,000,000 shall be required to be listed on Schedule 6.08). The Collateral Trustee shall have received all releases, satisfactions and payoff letters terminating all Liens on the Collateral arising under the Notes Indenture and all other Liens not permitted under the Credit Documents.

Section 6.09. Fees. The Lenders and each Agent shall have received the fees in the amounts previously agreed in writing by such Lenders or Agent, including in any Fee Letter, to be received on the Closing Date, and all reasonable expenses of the Lenders and each Agent (including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (which shall be limited to the reasonable fees, disbursements and other charges of one counsel to each of the Administrative Agent and Collateral Trustee and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel)) for which invoices have been presented at least 1 Business Day prior to the Closing Date shall have been paid

Section 6.10. No Material Adverse Change. There shall not have occurred since December 31, 2011 any Material Adverse Change or any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 6.11. No Litigation. There shall be no action, suit, investigation litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect or to materially and adversely affect this Agreement (or the transactions contemplated hereby).

Section 6.12 Closing Certificate; Third Party Consents. The Administrative Agent shall have received a certificate of a Senior Officer of the Borrower (a) certifying that each of the conditions precedent listed Section 6.06, Section 6.10 and Section 6.11 have been satisfied and (b) either (i) attaching copies of all consents, licenses and approvals required or appropriate to be obtained from any Governmental Authority or other third-party in connection with the execution, delivery and performance by and the validity against each Credit Party of the Credit Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.

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Section 6.13 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from a Senior Officer of the Borrower certifying that after giving effect to the consummation of the Transactions, the Parent and the Borrower on a consolidated basis with its Subsidiaries is Solvent.

Section 6.14 Know Your Customer. Any information reasonably required by a Lender and any other Secured Party to enable it to meet its internal “know your customer” compliance requirements and normal operating procedures shall have been delivered.

Section 6.15 Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing duly executed by the Borrower, together with such funding indemnity (if the proposed Borrowing is with respect to a LIBOR Loan) within such time periods as prescribed by Section 2.03.

ARTICLE 7

RESERVED

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, the Parent (with respect to itself and its Restricted Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

Section 8.01. Corporate Status. The Parent and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization (to the extent such jurisdiction provides for the designation of entities organized and incorporated thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 8.02. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such

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Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each Credit Party is in compliance with all laws, orders, writs and injunctions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any material provision of any Applicable Law applicable to such Credit Party, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the Organizational Documents of such Credit Party or any of the Restricted Subsidiaries.

Section 8.04. Litigation. There are no actions, suits, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of the Parent or the Borrower, threatened with respect to the Parent, the Borrower or any of their Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

Section 8.05. Margin Regulations. Neither the Parent nor any of its Restricted Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

Section 8.06. Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 8.07. Investment Company Act. No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

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Section 8.08. True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Parent, any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.08(a), such factual information and data shall not include general economic or industry information or projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 8.09. Financial Condition; Financial Statements; No Material Adverse Change. The (x) unaudited historical consolidated financial information of the Parent as set forth in the Confidential Information Memorandum and (y) the consolidated financial statements delivered pursuant to Section 9.01, in each case present or will, when provided, present fairly in all material respects the consolidated financial position of the Parent and its Subsidiaries at the respective dates of said information and statements and the consolidated results of operations for the respective periods covered thereby. The financial statements referred to in clauses (x) and (y) of this Section 8.09 have been prepared in accordance with GAAP, consistently applied (except to the extent provided in the notes to said financial statements) and, in the case of the financial statements in clause (y), meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1, and the audit reports accompanying such financial statements delivered pursuant to Section 9.01 are not subject to any qualification as to the scope of the audit or the status of the Parent as a going concern (except as permitted under Section 9.01(a)). There has been no Material Adverse Change since December 31, 2011.

Section 8.10. Tax Returns and Payments. The Parent and each of its Restricted Subsidiaries has filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all income and other material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) contested in good faith as to which adequate reserves have been provided in accordance with GAAP, except, in each case, which could not reasonably be expected to result in a Material Adverse Effect.

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Section 8.11. Compliance with ERISA. Except as would not reasonably be expected to result, either individually or when taken together with any other liabilities referenced in this Section 8.11, in a Material Adverse Effect, (a) each U.S. Employee Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable law; (b) each U.S. Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such U.S. Employee Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS and, to the knowledge of each Credit Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status; (c) no ERISA Event has occurred or is reasonably expected to occur; (d) no Plan or, to the knowledge of the Parent or the Borrower, Multiemployer Plan, has an Unfunded Current Liability; and (e) all Foreign Plans are in compliance with, and have been established, administered and operated in accordance in with the terms of such Foreign Plans and applicable law.

Section 8.12. Labor Matters. Except as would not reasonably be expected to result, either individually or when taken together with any other liabilities referenced in this Section 8.12, in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Parent, the Borrower or any Subsidiary pending or, to the knowledge of Parent or the Borrower, threatened; (b) the hours worked by and payments made to employees of Parent and its Restricted Subsidiaries have not been in violation of the U.S. Fair Labor Standards Act of 1934, as amended, or any other applicable federal, state, local or foreign law dealing with such matters; and (c) all payments due from Parent or any of its Restricted Subsidiaries, or for which any claim may be made against Parent or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Parent or any of its Restricted Subsidiaries.

Section 8.13. Subsidiaries. Schedule 8.13 lists each Subsidiary of the Parent (and the direct and indirect ownership interest of the Parent therein), in each case existing on the Closing Date. To the knowledge of the Parent and the Borrower, after due inquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.13.

Section 8.14. Intellectual Property. The Parent and each of its Restricted Subsidiaries have obtained all rights to intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

Section 8.15. Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Parent and each of its Subsidiaries and all current Real Estate are, and have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither the Parent, nor any of its Subsidiaries is subject to any pending or, to the knowledge of Parent or the Borrower, threatened, Environmental Claim or any other liability under any Environmental Law; (iii) there is no pending investigation, removal, remedial or other action required pursuant to any Environmental Law at any location, including any current or former Real Estate, and any real property to which the Parent or

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any of its Subsidiaries may have sent Hazardous Materials, in each case which could give rise to liability to the Parent or any of its Subsidiaries; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any current Real Estate.

(b) Neither the Parent, nor any of its Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned, leased or operated Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 8.16. Properties. (a) As of the Closing Date, Schedule 8.16 contains a true, accurate and complete list of (i) all Real Estate and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting the Real Estate of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes a legally valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, except (x) as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles and (y) where the failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. The Parent and each of its Restricted Subsidiaries has good and marketable title to or leasehold interest in all of the material Real Estate, and the Real Estate constitutes all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement or the Revolving Loan Credit Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

Section 8.17. Solvency. On the Closing Date (both before and after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Parent and its Subsidiaries, taken as a whole, will be Solvent.

Section 8.18. OFAC. No Credit Party is, or is owned or controlled by Persons that are, the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“Sanctions”), or, to the extent prohibited by Sanctions, located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria). To the knowledge of the Parent, no Credit Party engages in any unauthorized dealings or transactions with any Person that is the subject of Sanctions, or, to the extent prohibited by Sanctions, with any Person located, organized or resident in a country or territory that is the subject of Sanctions. Each Credit Party is in compliance, in all material respects,

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with Sanctions. The Credit Parties will not, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the subject of Sanctions, if such activities or business would be prohibited for a U.S. person pursuant to Sanctions.

Section 8.19. PATRIOT Act. To the knowledge of the Parent, each Credit Party is in compliance, in all material respects, with the requirements of the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

Section 8.20. Foreign Corrupt Practices Act. The Parent, the Borrower and their subsidiaries, and their respective directors, officers, and, to the knowledge of the Parent, any agents, employees and persons acting on behalf of the Parent, the Borrower or any of their subsidiaries have, within five years prior to the date of this Agreement, complied with, are now in compliance with, and will comply with, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other Applicable Laws relating to anti-corruption.

Section 8.21. Security Documents. (a) Each of the Pledge Agreement and the Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Shares (as defined in the Pledge Agreement) is delivered to the Collateral Trustee together with undated stock powers or allonges, as the case may be, for each item of Pledged Shares executed in blank by a duly authorized officer of the pledgor thereof, the Lien created under the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Shares to the extent that a security interest in such Pledged Shares may be perfected by the delivery of such Pledged Shares to the Collateral Trustee together with undated stock powers or allonges, as the case may be, for each item of Pledged Shares executed in blank by a duly authorized officer of the pledgor thereof, in each case prior and superior in right to any other Person and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 8.21, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral in which a security interest may be perfected by the filing of financing statements under the Uniform Commercial Code, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 10.02 and subject to the terms of the Intercreditor Agreement.

(b) Upon the recordation of each of the Copyright Security Agreement, Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 8.21, (i) the Lien

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created under the Copyright Security Agreement in the Copyrights (as defined in the Security Agreement) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Copyrights, (ii) the Lien created under the Patent Security Agreement in the Patents (as defined in the Security Agreement) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Patents, and (iii) the Lien created under the Trademark Security Agreement in the Trademarks (as defined in the Security Agreement) shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Trademarks, in each case, in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the date hereof).

ARTICLE 9

AFFIRMATIVE COVENANTS

The Parent and the Borrower, as applicable, hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

Section 9.01. Information Covenants. The Parent will furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 105 days after the end of each such fiscal year), (i) the consolidated balance sheet of the Parent and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and consolidated statement of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Parent or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (provided that the audit opinion delivered in the fiscal year ending immediately prior to the Term Maturity Date may contain a qualification only as a result of the upcoming maturity of the Term Loans), together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Parent and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, certified by a Financial Officer of the Parent, as applicable.

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(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Parent (or, if such financial statements are not required to be filed with the SEC, on or before the date that is sixty (60) days after the end of each such quarterly accounting period), the consolidated balance sheet of the Parent and the Restricted Subsidiaries, as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Financial Officer of the Parent, subject to changes resulting from audit and normal year-end audit adjustments.

(c) [Reserved]

(d) [Reserved]

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a Compliance Certificate of a Senior Officer of the Parent to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (ii) reasonably detailed calculations of the Total Leverage Ratio and the then applicable level of the Applicable Margin and (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.01(a), (x) a certificate of a Senior Officer of the Parent setting forth in reasonable detail the Available Amount as at the end of the fiscal year to which such financial statements relate and (y) a certificate of a Senior Officer of each Credit Party setting forth certain information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (e), as the case may be;

(f) [Intentionally Omitted]

(g) [Intentionally Omitted]

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(h) Notice of Default or Litigation. Promptly after a Senior Officer of the Parent or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any investigation or other inquiry by the SEC or a comparable agency in any applicable non-U.S. jurisdiction regarding financial or other operational results of any Credit Party or any of its Subsidiaries and (iii) any litigation or governmental proceeding pending against the Parent or any of its Subsidiaries that, in the case of subclauses (ii) or (iii), could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

(i) Environmental Matters. The Parent will promptly advise the Administrative Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against any Credit Party or with respect to any Real Estate;

(ii) Any condition or occurrence on or otherwise related to any current or former Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) Any condition or occurrence on or otherwise related to any current or former Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The conduct or need to conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any current or former Real Estate or otherwise related to any Environmental Law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned, operated or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(j) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Parent or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements,

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proxy statements, notices and reports that the Parent or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Parent and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders and the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(k) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Parent, the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a Pro Forma Adjustment Certificate.

(l) Information Regarding Collateral. Reasonably promptly but not later than sixty (60) days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Credit Party, (ii) in the jurisdiction of organization or location of any Credit Party for purposes of the Uniform Commercial Code, (iii) in the identity or type of organization of any Credit Party or (iv) in the Federal Taxpayer Identification Number or organizational identification number of any Credit Party. The Borrower shall promptly provide the Collateral Trustee with a copy of the written notice provided to the Administrative Agent under the first sentence of this clause (l). The Borrower shall also promptly provide the Administrative Agent and Collateral Trustee with certified Organizational Documents reflecting any of the changes described in the first sentence of this clause (l).

(m) Pension Plans. Promptly upon the request of the Administrative Agent, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each U.S. Employee Plan, any Foreign Plan; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any U.S. Employee Plan or Foreign Plan from a Governmental Authority (other than routine inquiries in the course of application for a favorable IRS determination letter or equivalent foreign application); and at the Administrative Agent’s request, copies of any annual report required to be filed with a Governmental Authority in connection with any other U.S. Employee Plan or Foreign Plan.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.01 may be satisfied with respect to financial information of the Parent and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Parent or (B) the Parent’s, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, any documentation required to be delivered pursuant to this Section 9.01 may be delivered electronically and if so delivered, shall be deemed to be delivered on the date on which such documents are posted by the relevant Credit Party or on behalf of such Credit Party on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (including www.sec.gov (or other website of the SEC), a commercial third-party website or a website sponsored by Administrative Agent),

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provided that, in any case, the Borrower shall provide written notice to the Administrative Agent of any documents being delivered in accordance this proviso on the date such documents are posted, and paper copies of such documents shall be delivered to the Administrative Agent upon its written request. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event, shall have no responsibility to monitor compliance by the applicable Credit Party with any such request for delivery, and each Lender shall be solely responsible for requesting delivery of or maintaining its copies of such documents. Each of the Parent and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the other Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Each Credit Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 9.02. Books, Records and Inspections. The Parent will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or in the case of a Foreign Subsidiary, generally accepted accounting principles in the jurisdiction of organization of such Foreign Subsidiary) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent, the Borrower and such Restricted Subsidiaries. The Parent will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Parent and any such

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Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Parent and any such Subsidiary and discuss the affairs, finances and accounts of the Parent and of any such Subsidiary with, and be advised as to the same by, its and the officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (upon reasonable advance notice to the Parent and/or its relevant Subsidiary, as applicable); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or any of its representatives or independent contractors) on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.02 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Parent and/or the Borrower the opportunity to participate in any discussions with the Parent and/or the Borrower’s independent public accountants.

Section 9.03. Maintenance of Insurance. The Parent will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Parent, believes (in the good faith judgment of the management of the Parent) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Parent believes (in the good faith judgment of management of the Parent) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Parent believes (in the good faith judgment of management of the Parent) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent (for delivery to the Lenders), upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained: flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the NFIP, in each case in compliance with the Flood Laws. Following the Closing Date, the Borrower shall deliver to Administrative Agent and the Collateral Trustee annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent and the Collateral Trustee for each Mortgaged Property, a Flood Determination Form, the Borrower Notice and Evidence of Flood Insurance, as applicable. Each such policy of insurance shall (i) name the Collateral Trustee, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement reasonably satisfactory in form and substance to the Administrative Agent, that names the Collateral Trustee, on behalf of the Secured Parties as the loss payee thereunder and provides for at least thirty days’ prior written notice to the Administrative Agent and the Collateral Trustee of any modification or cancellation of such policy.

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Section 9.04. Payment of Taxes. Each Credit Party will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien (other than a Permitted Lien) upon any properties of such Credit Party or any of the Restricted Subsidiaries, provided that no Credit Party, and none of such Credit Party’s Restricted Subsidiaries, shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of such Credit Party) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

Section 9.05. [Intentionally Omitted].

Section 9.06. Consolidated Corporate Franchises. The Parent will do, and will cause each Credit Party and each other Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower or the Parent, as applicable, and its Subsidiaries may consummate any transaction permitted under Section 10.03, 10.04 or 10.05.

Section 9.07. Compliance with Statutes, Regulations, etc. The Parent will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 9.08. ERISA. Promptly after any Credit Party knows or has reason to know that an ERISA Event has occurred or is reasonably likely to occur that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), could be reasonably be expected to result in a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of a Senior Officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Parent and/or any of its Subsidiaries or ERISA Affiliates is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Parent and/or any of its Subsidiaries or ERISA Affiliates, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto.

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Section 9.09. Maintenance of Properties. The Parent will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 9.10. Transactions with Affiliates. The Parent will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or the Restricted Subsidiaries) on terms that are substantially as favorable to the Parent, the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) [reserved], (b) transactions permitted by Section 10.06, (c) Transaction Expenses, (d) the issuance of Equity Interests of the Parent to the management of the Parent or any of its Subsidiaries pursuant to arrangements described in clause (f) of this Section 9.10, (e) loans and other transactions by the Parent and its Restricted Subsidiaries to the extent permitted under Article 10, (f) employment and severance arrangements between the Parent and its Restricted Subsidiaries and their respective officers and employees in the Ordinary Course of Business, (g) [reserved], (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Parent and its Restricted Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Parent and its Restricted Subsidiaries, (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.10 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, and (j) customary payments by the Parent and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Parent (or any direct or indirect parent thereof), in good faith.

Section 9.11. End of Fiscal Years; Fiscal Quarters. The Parent will, for financial reporting purposes, cause (a) each of its, and each of its Restricted Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Parent’s past practice; provided, however, that the Parent may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

Section 9.12. Additional Guarantors and Grantors. Except as set forth in Section 10.01(j) or 10.01(k) and subject to any applicable limitations set forth in the Security Documents, the Parent will cause each of its direct or indirect Subsidiaries (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the date

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hereof (including pursuant to a Permitted Acquisition) or that ceased to be an Excluded Subsidiary pursuant to clause (e), (f), (h) or (l) of the definition of Excluded Subsidiary, in each case within 30 days of such date, to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex A or Annex B, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement or, to the extent reasonably requested by the Administrative Agent, execute and deliver to the Administrative Agent joinders to this Agreement as Guarantors, the Intellectual Property Security Agreements or any other Security Document as reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and the other Security Documents in effect from time to time on and after the Closing Date).

Section 9.13. Pledges of Additional Equity Interests and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents, the Parent and the Borrower will pledge, and, if applicable, will cause each Subsidiary Guarantor and CFC Pledgor to pledge, to the Collateral Trustee for the benefit of the Secured Parties, (i) all the Equity Interests of each wholly owned Domestic Subsidiary held by the Parent, the Borrower or any Subsidiary Guarantor and the Equity Interests of any Foreign Subsidiary held directly by the Parent, the Borrower, any Subsidiary Guarantor or any CFC Pledgor (provided that, in each case, no pledge shall be required of (w) Equity Interests of direct or indirect Subsidiaries of any Foreign Subsidiary, (x) Equity Interests of any CFC Pledgor, (y) Equity Interests of any Excluded Pledge Subsidiaries and (z) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary), in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to the applicable Security Document (or a supplement thereto) in form and substance reasonably satisfactory to the Administrative Agent and (ii) all evidences of Indebtedness (including evidences of Indebtedness relating to Indebtedness of the Parent, the Borrower or each Subsidiary that is owing to the Parent, the Borrower or any Subsidiary Guarantor) in excess of $5,000,000 received by the Parent, the Borrower or any of the Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.04(b), in each case pursuant to the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the Parent and its Subsidiaries shall not be required by the terms hereof to cause any Indebtedness owing to or by any of them to be documented in the form of a promissory note or any other evidence of Indebtedness.

Section 9.14. Use of Proceeds. The proceeds of the Term Loans made on the Closing Date will be used by the Borrower to (a) effect the Refinancing, (b) pay fees and expenses in connection with the Term Loans and the Refinancing and (c) provide working capital for general corporate purposes.

Section 9.15. Lender Meetings. The Parent will, upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each fiscal year to be held at the Parent’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

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Section 9.16. Maintenance of Ratings. The Borrower shall at all times use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower and (ii) public ratings issued by Moody’s and S&P with respect to the Term Loans.

Section 9.17. Further Assurances. (a) The Parent will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Parent and the Restricted Subsidiaries.

(b) If any assets having a book value or fair market value in excess of $1,000,000 are acquired by the Parent or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof and other than Excluded Assets) that are of the nature secured by the Security Agreement, the Borrower will notify the Administrative Agent, and, if requested by the Administrative Agent, the Parent will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.17, all at the expense of the Borrower.

(c) The Parent agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.17(c) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.17(c) with respect to such action or such later date as the Administrative Agent may reasonably agree.

Section 9.18. Designation of Subsidiaries. The Board of Directors of the Parent may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Subordinated Indebtedness, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) the Borrower shall deliver to the Administrative Agent at least five Business Days prior to such designation a certificate of a Senior Officer of the Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iii) of this Section 9.18 and, certifying that such Subsidiary

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meets the requirements of an “Unrestricted Subsidiary” and (v) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering requirements, including the PATRIOT Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent and its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value of the Parent’s Investment therein; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of Investments of the Parent and its Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Parent and its Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Parent’s and its Subsidiaries’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 9.19. Mortgaged Property. In order to create in favor of Collateral Trustee, for the ratable benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in any Mortgaged Property, the Borrower and/or each applicable Guarantor shall deliver to the Collateral Trustee (i) in the case of the Mortgaged Property identified on Schedule 1.01(b), on or prior to the date that is ninety days after the Closing Date and (ii) in the case of any other Mortgaged Property acquired by the Borrower or any Guarantor after the Closing Date, within ninety days following the acquisition thereof:

(a) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Mortgaged Property;

(b) an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of the Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(c) (i) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent with respect to each such Mortgaged Property insuring the Mortgages as valid and subsisting Liens on the Mortgaged Property described therein, free and clear of all Liens except Permitted Liens (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property and with such endorsements as the Administrative Agent may request, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the date on which a Mortgage is

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delivered with respect to such Mortgaged Property and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent and (ii) evidence satisfactory to Administrative Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for the applicable Mortgaged Property in the appropriate real estate records;

(d) no later than three (3) Business Days prior to the date on which a Mortgage is delivered with respect to a Mortgaged Property, in order to comply with the Flood Laws, the following documents (collectively, the “Flood Documents”) with respect to each Mortgaged Property, in each case in form and substance reasonably satisfactory to Administrative Agent: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the property is a Flood Hazard Property, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the NFIP is not available because the applicable community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”);

(e) ALTA surveys of all Mortgaged Properties, certified to Administrative Agent; provided that no Borrower or Guarantor shall be required to obtain a new ALTA survey with respect to any Mortgaged Property if the Borrower delivers to the applicable title company and the Administrative Agent (i) a copy of a survey previously conducted on such Mortgaged Property and (ii) an affidavit executed by a Senior Officer of the Borrower confirming that there has been no significant change since the date of such survey in respect of the matters covered therein, so long as such survey and affidavit are reasonably acceptable to the Administrative Agent and enables the applicable title company to provide full survey coverage; and

(f) appraisals and other documents, instruments and certificates, in each case in form and substance satisfactory to Administrative Agent that the Administrative Agent shall reasonably request.

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ARTICLE 10

NEGATIVE COVENANTS

The Parent (for itself and each of its Restricted Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnification obligations for which no claim has been identified), are paid in full:

Section 10.01. Limitation on Indebtedness. The Parent will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist (collectively, “incur” and collectively, an “incurrence”) any Indebtedness, except:

(a) (i) Indebtedness arising under the Credit Documents or any Credit Agreement Refinancing Indebtedness (including pursuant to any Refinancing Amendment) and (ii) Indebtedness arising under the Revolving Loan Credit Agreement in a principal amount not exceeding at any one time outstanding the greater of (x) $1,300,000,000 and (y) the Borrowing Base;

(b) Indebtedness of (i) the Parent or any Credit Party owing to the Parent or any Restricted Subsidiary of the Parent, provided that such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations on such terms that are set forth in Exhibit P, (ii) any Restricted Subsidiary who is not a Credit Party owing to any other Restricted Subsidiary who is not a Credit Party and (iii) subject to compliance with Section 10.05, any Restricted Subsidiary who is not a Credit Party owing to any Credit Party;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 10.05 at the time of incurrence, Guarantee Obligations incurred by (i) Restricted Subsidiaries of the Parent in respect of Indebtedness of the Parent or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Parent in respect of Indebtedness of the Restricted Subsidiaries of the Parent that is permitted to be incurred under this Agreement, provided that, except as provided in clauses (j) and (k) below, there shall be no Guarantee (x) by a Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Credit Party and (y) in respect of any Permitted Additional Debt, unless such Guarantee is made by a Guarantor and, in the case of Permitted Additional Debt that is subordinated, is subordinated;

(e) Guarantee Obligations (i) incurred in the Ordinary Course of Business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Section 10.05;

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(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed an amount at any time outstanding, equal to the greater of (x) $50,000,000 and (y) 1.5% of Consolidated Total Assets on the date of the incurrence of such Indebtedness, and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof (including pursuant to clause (iii)) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g) Indebtedness outstanding on the date hereof (i) listed on Schedule 10.01(g) and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (ii) owing by the Parent to any Restricted Subsidiary of the Parent or by any Restricted Subsidiary of the Parent to the Parent or any other Restricted Subsidiary of the Parent;

(h) Indebtedness in respect of Hedge Agreements;

(i) [Reserved]

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Credit Party (or is a Credit Party that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Parent or any Credit Party, in each case after the Closing Date as the result of a Permitted Acquisition, provided, that (w) such Indebtedness existed at the time such Person became a Credit Party or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Parent or any Credit Party (other than by any such Person that so becomes a Credit Party or is the survivor of a merger with such Person and any of its Subsidiaries) and (y)(A) the Equity Interests of such Person is pledged to the Collateral Trustee to the extent required under Section 9.13 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement to the extent required under Sections 9.12 or 9.13, as applicable, provided that the requirements of this subclause (y) shall not apply to (I) an

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aggregate amount at any time outstanding of up to the greater of (A) $150,000,000 or (B) 4.25% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, or that constitutes a modification, replacement, refinancing, refunding, renewal or extension pursuant to subclause (ii) below or subclause (k)(ii), as applicable) and (II) any Indebtedness of the type that could have been incurred under Section 10.01(f), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (X) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (Y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k) (i) Permitted Additional Debt of the Parent or any Restricted Subsidiary of the Parent, including Permitted Additional Debt incurred to finance a Permitted Acquisition, provided that (x) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Credit Party, such Indebtedness is not guaranteed by a Credit Party except as permitted by Section 10.05(g) and (y) if such Indebtedness is incurred to finance a Permitted Acquisition, (A) the Parent or another Credit Party pledges the Equity Interests of such acquired Person to the Collateral Trustee to the extent required under Section 9.13 and (B) such acquired Person executes a supplement to the Guarantee and the Security Agreement (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Section 9.12 or 9.13, as applicable; provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to the greater of (A) $150,000,000 or (B) 4.25% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, or that constitutes a modification, replacement, refinancing, refunding, renewal or extension pursuant to subclause (ii) below or subclause (j)(ii), as applicable), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;

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(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds thereof are promptly applied to the prepayment of the Term Loans to the extent required by Section 5.02) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed an amount equal to the greater of (x) $150,000,000 and (y) 4.25% of Consolidated Total Assets on the date of the incurrence of such Indebtedness;

(o) Indebtedness incurred by Restricted Subsidiaries that are Foreign Subsidiaries; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (o) shall not at any time exceed, an amount, in the aggregate, at any time outstanding, equal to the greater of (x) $125,000,000 and (y) 3.5% of Consolidated Total Assets at the time of the incurrence of such Indebtedness;

(p) Indebtedness incurred by Restricted Subsidiaries that are not Credit Parties so long as (x) the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (p) shall not at any time exceed, an amount, in the aggregate, at any time outstanding, equal to the greater of (x) $125,000,000 and (y) 3.5% of Consolidated Total Assets at the time of the incurrence of such Indebtedness and (y) such Indebtedness matures no earlier than 91 days subsequent to the maturity of the initial Term Loans;

(q) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the Ordinary Course of Business and, with regard to Restricted Subsidiaries that are not Credit Parties, Indebtedness in respect of cash pooling arrangements in the Ordinary Course of Business;

(r) unsecured Indebtedness in respect of obligations of the Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the Ordinary Course of Business and not in connection with the borrowing of money or Hedge Agreements;

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(s) Indebtedness arising from agreements of the Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets, or Equity Interests permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition, provided that (i) such Indebtedness is not reflected on the balance sheet of the Parent or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent and the Restricted Subsidiaries in connection with such disposition;

(t) Indebtedness of the Parent or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the Ordinary Course of Business and not in connection with the borrowing of money or Hedge Agreements;

(u) Indebtedness representing deferred compensation, severance and health and welfare retirement benefits to current and former employees of the Parent (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the Ordinary Course of Business;

(v) unsecured, Subordinated Indebtedness consisting of promissory notes issued by the Parent or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Parent (or any direct or indirect parent thereof) permitted by Section 10.06;

(w) Indebtedness consisting of obligations of the Parent or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(x) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(y) Indebtedness arising from advance payments received in the Ordinary Course of Business from customers for goods and services purchased or rented in the Ordinary Course of Business and not for borrowed money;

(z) Indebtedness of any Receivables Entity in respect of any Qualified Receivables Transaction that is without recourse to any Credit Party or any of their respective assets (including any Accounts or other assets transferred in connection therewith) in an aggregate amount not exceeding $150,000,000 at any time outstanding; and

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(aa) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

Section 10.02. Limitation on Liens. The Parent will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Parent or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) (i) Liens securing Indebtedness permitted pursuant to Section 10.01(f), provided that (x) such Liens attach at all times only to the assets so financed except for accessions to such property and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Subsidiaries that are not Credit Parties securing Indebtedness permitted pursuant to Section 10.01(o), (p) and (q), provided that the Liens permitted under Section 10.01(p) shall in no event attach to any Collateral;

(d) Liens existing on the date hereof and listed on Schedule 10.02(d);

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.02 upon or in the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.01 and proceeds and products thereof) theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment to the extent the Liens on such assets secure Indebtedness permitted by Section 10.01(j) or other obligations permitted by this Agreement, provided that such Liens attach at all times only to the same assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.01 and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancings, extensions, renewals, refundings or replacements of such Indebtedness permitted by Section 10.01) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment, as applicable;

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(g) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.01(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by, or Indebtedness of, such Restricted Subsidiary of any Indebtedness of the Parent or any other Restricted Subsidiary incurred pursuant to Section 10.01(k);

(h) Liens securing Indebtedness or other obligations of the Parent or a Restricted Subsidiary in favor of the Parent or any Restricted Subsidiary that is a Credit Party and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the Ordinary Course of Business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.05 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.04, each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale and purchase of goods entered into by the Parent or any of the Restricted Subsidiaries in the Ordinary Course of Business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Parent and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the Ordinary Course of Business;

(o) Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

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(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) subject to the terms of the Intercreditor Agreement, (x) Liens securing obligations under the Revolving Loan Credit Agreement and (y) Liens securing Bank Product Obligations (as defined in the Intercreditor Agreement);

(r) Liens securing Permitted Additional Debt that consists of Permitted First Priority Debt or Permitted Junior Priority Debt;

(s) Liens on Equity Interests in joint ventures held by the Parent or any of its Restricted Subsidiaries provided such joint venture is not a Guarantor;

(t) Liens (i) of a Foreign Subsidiary arising from precautionary security filings regarding a “true sale” to a Receivables Entity pursuant to a Qualified Receivables Transaction and (ii) on the Accounts and Related Assets arising in connection with a Qualified Receivables Transaction, in both cases in an aggregate amount not exceeding $150,000,000 at any time outstanding;

(u) Liens constituting deemed security interests under section 12(3) of the PPSA Australia or section 17(1)(b) of the PPSA New Zealand (as such terms are defined in the Revolving Credit Agreement) which do not secure payment or performance of an obligation and any equivalent arrangement entered into any other jurisdiction;

(v) Liens on dedicated cash collateral accounts of Foreign Subsidiaries and the deposits therein not to exceed $50,000,000 in the aggregate securing letters of credit issued for the account of a Foreign Subsidiary by any financial institution; and

(w) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50,000,000 at any time outstanding.

Section 10.03. Limitation on Fundamental Changes. Except as expressly permitted by Section 10.04 or 10.05, the Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Default or Event of Default would result therefrom, any Restricted Subsidiary of the Parent or any other Person may be merged or consolidated with or into a Credit Party, provided that (i) the Credit Party shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger or consolidation is not a Credit Party (such Person, the “Successor Credit Party”), (A) the Successor Credit Party shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Credit Party shall expressly assume all the obligations of the constituent Credit Party under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each

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Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Credit Party’s obligations under this Agreement, (D) each Restricted Subsidiary grantor and each Restricted Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Credit Party’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Credit Party’s obligations under this Agreement, and (F) Parent shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements to this Agreement preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document, and provided further that if the foregoing are satisfied, the Successor Credit Party will succeed to, and be substituted for, such constituent Credit Party under this Agreement;

(b) any Restricted Subsidiary of the Parent other than a Credit Party or any other Person may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Parent other than a Credit Party, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving entity or (B) the Parent shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation and (iii) the Parent shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents;

(c) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party or any other Restricted Subsidiary;

(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Credit Party; and

(e) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if (i) the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.04 or 10.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

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Section 10.04. Limitation on Sale of Assets. The Parent will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Parent or the Restricted Subsidiaries) or (ii) sell to any Person (other than a Credit Party) any shares owned by it of any Restricted Subsidiary’s Equity Interests, except that:

(a) the Parent and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory in the Ordinary Course of Business, (ii) used or surplus equipment, vehicles and other assets in the Ordinary Course of Business and (iii) Permitted Investments;

(b) the Parent and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than Accounts) (each a “Disposition”) for fair value, provided that:

(i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Parent or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i):

(A) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and

(C) any Designated Non-Cash Consideration received by the Parent or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.04(b) and Section 10.04(c) that is at that time outstanding, shall not exceed an aggregate amount equal to 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (i) be deemed to be cash;

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(ii) any non-cash proceeds received are pledged to the Collateral Trustee to the extent required under Section 9.13;

(iii) to the extent applicable, the Net Cash Proceeds thereof to the Parent and the Restricted Subsidiaries are promptly applied to the prepayment as provided for in Section 5.02; and

(iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Parent and the Restricted Subsidiaries may make sales of assets to the Parent or to any Restricted Subsidiary, provided that with respect to any such sales to Restricted Subsidiaries that are not Credit Parties:

(i) such sale, transfer or disposition shall be for fair value;

(ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $10,000,000, the Parent or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (ii):

(A) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Parent or such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition,

(C) any Designated Non-Cash Consideration received by the Parent or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.04(c) and Section 10.04(b) that is at that time outstanding, shall not exceed an aggregate amount equal to 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (ii) be deemed to be cash; and

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(iii) any non-cash proceeds received are pledged to the Collateral Trustee to the extent required under Section 9.13.

(d) the Parent and any Restricted Subsidiary may effect any transaction permitted by Section 10.03, 10.05 or 10.06;

(e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Parent and the Restricted Subsidiaries may sell or discount without recourse accounts receivable arising in the Ordinary Course of Business in connection with the compromise or collection thereof consistent with such Person’s current credit and collection practices;

(f) the Parent and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the Ordinary Course of Business;

(g) the Parent and the Restricted Subsidiaries may effect sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(h) the Parent and the Restricted Subsidiaries may effect sales, transfers and other dispositions of property pursuant to Permitted Sale Leaseback transactions;

(i) Restricted Subsidiaries that are Foreign Subsidiaries may make Dispositions of Accounts and Related Assets to a Receivables Entity;

(j) [reserved]; and

(k) the Parent and the Restricted Subsidiaries may effect sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

Section 10.05. Limitation on Investments. The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a division or line of business of, or make any other Investment in, any Person, except:

(a) extensions of trade credit and asset purchases in the Ordinary Course of Business;

(b) Permitted Investments;

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(c) loans and advances to officers, directors and employees of the Parent (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Equity Interests of the Parent (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are contributed to the Parent in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(d) Investments existing on, or contemplated as of, the date hereof and listed on Schedule 10.05(d) and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made solely with Equity Interests of the Parent;

(g) Investments (i) by Parent or any Restricted Subsidiary of Parent in any Credit Party, (ii) by any Restricted Subsidiary of Parent that is not a Credit Party in any other Restricted Subsidiary of Parent that is not a Credit Party, (iii) by any Credit Party in Restricted Subsidiaries that are not Credit Parties, in such amount pursuant to this clause (g), so long as the Senior Secured Leverage Ratio at the time such Investment is made would have been no greater than 3.50 to 1.00 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if such Investment had been made at the beginning of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01, and (iv) in Restricted Subsidiaries that are not Credit Parties so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Guarantors;

(h) Investments constituting Permitted Acquisitions;

(i) (i) Investments in Unrestricted Subsidiaries and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed, net of all repayments, returns of capital and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made), the greater of (x) $100,000,000 and (y) 3% of Consolidated Total Assets as at the date of such Investment,

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(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.04;

(k) Investments made to repurchase or retire Equity Interests of the Parent or any direct or indirect parent thereof owned by any employee stock ownership plan or key employee stock ownership plan of the Parent in an amount not to exceed $20,000,000 per annum, provided that such amount shall be increased by 100% of any unused amount pursuant to this clause (k) for the immediately preceding year (such amount, a “carry-forward amount”) without giving effect to any carry-forward amount that was added in such preceding year and assuming any such carry-forward amount is utilized first, provided further that in no event shall such aggregate principal amount (after giving effect to the foregoing provisos) exceed $25,000,000 per annum; provided further that such amount in any calendar year may further be increased by (x) all amounts obtained by the Parent since the Closing Date from the sale of such Equity Interests to officers, directors and employees of Parent and its Restricted Subsidiaries in connection with any permitted compensation and incentive arrangements and (y) the net proceeds of key man life insurance policies received by the Parent or its Restricted Subsidiaries, less the amount of Dividends previously made with the cash proceeds of referred to in the foregoing clauses (x) and (y) of this proviso;

(l) Investments permitted under Section 10.06;

(m) [Reserved];

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(o) Investments in the Ordinary Course of Business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees in the Ordinary Course of Business;

(q) (i) Investments in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided, however, that any such Investment in a Receivables Entity is in the form of (x) a contribution of Accounts and Related Assets or (y) Limited Originator Recourse, and (ii) distributions or payments of Receivables Fees and purchases of Accounts and Related Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction, provided that the aggregate amount of Investments under subclauses (i) and (ii) shall not exceed $150,000,000 at any time outstanding;

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(r) Guarantee Obligations of the Parent or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;

(s) so long as the Senior Secured Leverage Ratio shall be less than 3.25:1.00 on a Pro Forma Basis, Investments in an aggregate amount not exceeding the Available Amount determined as at the date of such Investment;

(t) Investments constituting Guarantee Obligations of Indebtedness permitted under Section 10.01; and

(u) to the extent not covered by the foregoing subclauses (a) through (t), Investments in an aggregate amount not exceeding the greater of (i) $125,000,000 and 3.5% of Consolidated Total Assets as at the date of such Investment.

Section 10.06. Limitation on Dividends. The Parent will not declare or pay any dividends (other than dividends payable solely in its Equity Interests) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Equity Interests or the Equity Interests of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.05) any Equity Interests of the Parent, now or hereafter outstanding (all of the foregoing “Dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) the Parent may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests, provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(b) the Parent may (or may make Dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Equity Interests held by officers, directors and employees of the Parent and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements to the extent permitted under Section 10.05(k); provided that cancellation of Indebtedness owing to the Parent from members of management of the Parent, any of the Parent’s direct or indirect parent companies or any of the Parent’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Parent’s direct or indirect parent companies will not be deemed to constitute a Dividend for purposes of this covenant or any other provision of this Agreement;

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(c) the Parent may pay Dividends with respect to its Equity Interests, provided that (x) the amount of any such Dividends pursuant to this clause (c) shall not exceed an amount equal to the Available Amount at such time and (y) the Senior Secured Leverage Ratio shall be less than 3.25:1.00 on a Pro Forma Basis (after giving effect to such Dividend);

(d) the Parent may pay Dividends on its common stock in an amount per share not exceeding 6.0% per annum of the QIPO Price per share, so long as the Consolidated Interest Coverage Ratio shall not be less than 2.00:1.00 on a Pro Forma Basis (after giving effect to such distribution); and

(e) to the extent not covered by the foregoing subclauses (a) through (d), the Parent may pay Dividends with respect to its Equity Interests in an amount not exceeding the greater of (i) $50,000,000 and (ii) 1.5% of Consolidated Total Assets as at the date of such Dividend.

Section 10.07. Prepayments, Etc. of Indebtedness. (a) The Parent will not, and will not permit any Restricted Subsidiary to (i) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than Permitted First Priority Indebtedness, Indebtedness under the Revolving Loan Credit Agreement and Ordinary Course Indebtedness) (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (x) a prepayment of Junior Financing made at an aggregate price not in excess of the Available Amount on the date of such election that the Borrower elects to apply to this Section 10.07(a)(i), such election to be specified in a written notice of a Senior Officer of the Borrower calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (A) immediately before and immediately after giving Pro Forma Effect to any such prepayment, no Default or Event of Default shall have occurred and be continuing; and (B) immediately after giving effect to any such prepayment, the Senior Secured Leverage Ratio determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if such prepayment had occurred at the beginning of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 9.01 shall be less than 3.25:1.00 and (y) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) ; or (ii) amend, modify or change in any manner materially adverse to the interests of the Administrative Agent or the Lenders any term or condition of any Junior Financing Documentation in respect of any Junior Financing with a principal amount (individually or when aggregated with any other Junior Financing so affected as part of a related series of transactions) that exceeds $50,000,000.

(b) The Parent will not waive, amend, modify, terminate or release any Junior Financing with a principal amount (individually or when aggregated with any other Junior Financing so affected as part of a related series of transactions) that exceeds $50,000,000 to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

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Section 10.08. Limitations on Sale Leasebacks. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

Section 10.09. Changes in Business. The Parent and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Parent and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

Section 10.10. Burdensome Agreements. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Credit Document) that limits the ability of (a) any Restricted Subsidiary that is not a Credit Party to make dividends to any Credit Party or (b) any Credit Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 10.10) are listed on Schedule 10.10 and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Parent, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Parent; (iii) represent Indebtedness of a Restricted Subsidiary of the Parent which is not a Credit Party which is permitted by Section 10.01, (iv) arise in connection with any Disposition permitted by Section 10.04, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture entered into in the Ordinary Course of Business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.01 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.01 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of secured Indebtedness incurred pursuant to Section 10.01(j) or Section 10.01(k)) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business, and (xii) exist under the Revolving Loan Credit Agreement or any documentation relating to such debt.

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Section 10.11. Amendments of Organization Documents. The Parent will not, and will not permit the Borrower or any Subsidiary Guarantor to, amend any of its Organizational Documents in a manner materially adverse to the Administrative Agent or the Lenders.

ARTICLE 11

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise, an “Event of Default”):

Section 11.01. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

Section 11.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

Section 11.03. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(h) or Article 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.01 or 11.02 or clause (a) of this Section 11.03) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least thirty (30) days after receipt by the Borrower of written notice from the Administrative Agent or the Required Lenders; or

Section 11.04. Default Under Other Agreements. (a) The Parent or any of its Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate, for the Parent and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the

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provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

Section 11.05. Bankruptcy, etc. (a) The Parent, the Borrower or any Specified Subsidiary shall commence a voluntary Insolvency Proceeding; (b) any Foreign Subsidiary that is a Specified Subsidiary shall commence a voluntary case, proceeding or action under any domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto; (c) an involuntary Insolvency Proceeding is commenced against the Parent, the Borrower any Specified Subsidiary and the petition is not controverted within 10 days after commencement thereof; (d) an involuntary Insolvency Proceeding is commenced against the Parent, the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement thereof; (e) a judicial manager, receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the Property of the Parent, the Borrower or any Specified Subsidiary; (f) the Parent, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Parent, the Borrower or any Specified Subsidiary; (g) there is commenced against the Parent, the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; (h) the Parent, the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; (i) any order of relief or other order approving any such case or proceeding or action is entered; (j) the Parent, the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; (k) the Parent, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; (l) any corporate action is taken by the Parent, the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or (m) any Specified Subsidiary incorporated in New Zealand (or the New Zealand based assets or business of any Specified Subsidiary) is declared at risk pursuant to the Corporations (Investigation and Management) Act 1989 (New Zealand), or a statutory manager is appointed or any step taken with a view to any such appointment in respect of it or those assets or business under that Act; or.

Section 11.06. ERISA. Any ERISA Event shall occur or is reasonably expected to occur that, either individually or in the aggregate with any other ERISA Event that has occurred or is reasonably expected to occur, could be reasonably likely to result in a Material Adverse Effect; or

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Section 11.07. Guarantee. Any Guarantee provided by the Parent or by any Material Subsidiary or any material provision thereof shall cease to be in full force or effect or any such Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee (or any of the foregoing shall occur with respect to a Guarantee provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 5 Business Days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders); or

Section 11.08. Pledge Agreement. The Pledge Agreement pursuant to which the Equity Interests of any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Trustee or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement (or any of the foregoing shall occur with respect to a pledge of the Equity Interests of a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 5 Business Days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders); or

Section 11.09. Security Agreement. The Security Agreement pursuant to which the assets of the Parent, the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Trustee or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 5 Business Days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders); or

Section 11.10. Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Trustee or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

Section 11.11. Judgments. One or more judgments or decrees shall be entered against the Parent or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Parent and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

Section 11.12. Change of Control. A Change of Control shall occur; or

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Section 11.13. Intercreditor; Subordination. The Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Revolving Credit Agent, enforceable in accordance with its terms (to the extent that any Indebtedness held by such party remains outstanding) or the subordination provisions of any document or instrument evidencing any Permitted Additional Debt having a principal amount in excess of $15,000,000 that are subordinated shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Permitted Additional Debt, enforceable in accordance with their terms.

ARTICLE 12

REMEDIES UPON AN EVENT OF DEFAULT

Section 12.01. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents, under any document evidencing Indebtedness in respect of which the Loans have been designated as “Designated Senior Debt,” and/or under Applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 11.05, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 12.02. Application of Funds. After the exercise of remedies provided for in Section 12.01 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 5.09, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 14.04 and amounts payable under Sections 5.04, 2.10 and 2.11) payable to the Administrative Agent and the Collateral Trustee in their respective capacities as such;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 14.05) arising under the Credit Documents and amounts payable under Sections 5.04, 2.10 and 2.11, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Credit Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 13

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 13.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, in the Collateral Trust Agreement or in any other Credit Document to which such Agent is a party, nor shall any Agent have or be deemed to have any fiduciary relationship with any other Agent, any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(b) Each of the Lenders hereby irrevocably appoints, designates, and authorizes the Collateral Trustee to act as its agent under the Collateral Trust Agreement and the other Credit Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, including to (i) take such action on its behalf under the provisions of the Collateral Trust Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Trustee by the terms of the Collateral Trust Agreement and the other Credit Documents, together with such other powers and discretion as are reasonably incidental thereto and (ii) to enter into any and all Security Documents and the Collateral Trust Agreement and such other documents and instruments as shall be necessary to give effect to (A) the ranking and priority of the Obligations, (B) the security interests in the Collateral purported to be created by the Security Documents and (C) other terms and conditions of the Collateral Trust Agreement. Each Lender further agrees to be bound by the terms of the Collateral Trust Agreement to the same extent as if it were a party thereto and authorizes the Administrative Agent to enter into the Collateral Trust Agreement on its behalf. The Collateral Trustee (and any co-trustees, co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Trustee pursuant to Section 13.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Trustee), shall be entitled to the benefits of all provisions of this Article 13 (including, without limitation, Section 13.07 as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Trustee under the Credit Documents) as if set forth in full herein with respect thereto.

Section 13.02. Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Credit Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 13.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or

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for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

Section 13.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Article 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 13.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 12; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

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Section 13.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 13.07. Indemnification of Agents. Whether or not the Transactions are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), ratably based on their respective Pro Rata Shares in effect on the date such indemnification is sought under this Section, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 13.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand, ratably based on its Pro Rata Share, of any costs or out-of-pocket expenses (including the documented fees, disbursements and other charges of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal

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advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 13.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of such Agent.

Section 13.08. Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 13.09. Successor Agents. (a) The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 11.05 (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 13 and Sections 14.04 and 14.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders

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may request, in order to preserve the effectiveness of the Guarantee or continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 13.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 14.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 14.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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Section 13.11. Collateral and Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent and/or the Collateral Trustee, as applicable at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Collateral Trustee under any Credit Document (1) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (2) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document or (3) subject to Section 14.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Collateral Trustee under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.01(f);

(c) to release any Subsidiary Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder; and

(d) to release the lien on the Equity Collateral in connection with the issuance of any registered secured notes (or secured notes issued with registration rights) (such notes, the “Registered Notes”) by the Parent, the Borrower or any Credit Party if and to the same extent the holders of such Registered Notes or trustee is not granted a lien on such Equity Collateral, provided that any release of Liens pursuant to this clause (d) shall only be to such extent as is necessary to enable the Borrower and the Guarantors not to have to comply with reporting obligations under Rule 3-16 of Regulation S-X of the Securities Act; provided further that any request for a release of Liens under this clause (d), shall be accompanied by a certificate of a Senior Officer of the Parent certifying that (x) the issuance of such Registered Notes is permitted under this Agreement, (y) such Registered Notes shall not be secured by a Lien on the Equity Collateral and (z) a release of the Liens of the Collateral Trustee on the Equity Collateral is necessary to enable the Credit Parties not to have to comply with reporting obligations under Rule 3-16 of Regulation S-X of the Securities Act.

At any time, upon request of (x) the Collateral Trustee through the Administrative Agent or (y) the Administrative Agent directly, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor (other than the Parent) from its obligations under the Guarantee pursuant to this Section 13.11. In each case as specified in this Section 13.11, the Collateral Trustee or the Administrative Agent, as applicable, will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Credit Documents and this Section 13.11.

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Section 13.12. Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “joint lead arranger,” “bookrunner” or “co-manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if such Person is a Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 13.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to the Guarantee or any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to the Administrative Agent or Collateral Trustee with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to the Guarantee or such Collateral and to perform such duties with respect to the Guarantee or such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent, the Collateral Trustee or such Supplemental Administrative Agent, and (ii) the provisions of this Article 13 and of Sections 14.04 and 14.05 (obligating the Credit Parties to pay the Administrative Agent’s and Collateral Trustee’s expenses and to indemnify the Administrative Agent and Collateral Trustee) that refer to the Administrative Agent or Collateral Trustee shall inure to the benefit of such Supplemental Administrative Agent and all references therein to an Agent, the Administrative Agent or Collateral Trustee shall be deemed to be references to the Administrative Agent or Collateral Trustee, as applicable, and/or such Supplemental Administrative Agent, as the context may require.

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(c) Should any instrument in writing from the Borrower, or any other Credit Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to such Person such rights, powers, privileges and duties, the Borrower or the Parent, shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent or Collateral Trustee, as applicable, until the appointment of a new Supplemental Administrative Agent.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Facility Lenders under the applicable Class of New Term Loans instead of the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Article 6 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 14.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Senior Secured Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

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(d) change any provision of this Section 14.01 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(e) other than in a transaction permitted under Section 10.03 or 10.04, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 10.03 or 10.04 release all or substantially all of the value of the Guarantee, without the written consent of each Lender;

(g) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, Article 13 or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable; or

(h) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to New Term Loans and New Term Loan Commitments and the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans and does not directly affect Lenders under any other Class of Term Loans, in each case, without the written consent of the holders of a majority of the New Term Loans of such affected Class (the “Required Facility Lenders”); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable New Term Loans or New Term Loan Commitments.

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Credit Document; and (ii) Section 14.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended and the principal amount of any of its Loans may not be reduced or forgiven, in each case

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without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 50% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement, Collateral Trust Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted First Priority Debt, Permitted Junior Priority Debt, Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, as expressly contemplated by the terms of such Intercreditor Agreement, such Collateral Trust Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Section 14.02. Notices; Effectiveness; Electronic Communications.

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(a) General. Unless otherwise expressly provide herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent or the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 14.02; or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties and.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article 2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY

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FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to the Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Parent, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

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Section 14.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 11 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 14.09 (subject to the terms of Section 5.05), or (c) except as otherwise provided in the Intercreditor Agreement, any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article 11 and (ii) in addition to the matters set forth in clauses (a), (b) and (c) of the preceding proviso and subject to Section 5.08, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders

Section 14.04. Expenses. Each Credit Party agrees (a) to pay or reimburse the Administrative Agent and the Collateral Trustee for all reasonable costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel (limited, in the case of the Administrative Agent, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel), and (b) to pay or reimburse the Administrative Agent, the Collateral Trustee and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and

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expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited, in the case of the Administrative Agent and the Lenders, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel each to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Lender subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 14.05. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 14.04 shall be paid promptly, and in any event within twenty (20) Business Days after invoiced or demand therefor. The agreements in this Section 14.04 are intended to be in addition to, and not in limitation of, any reimbursement obligation of the Borrower or any Credit Party to the Collateral Trustee under the Collateral Trust Agreement or any other Credit Document and shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Credit Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Credit Document, such amount may be paid on behalf of such Credit Party by the Administrative Agent or any Lender, in its sole discretion.

Section 14.05. Indemnification by the Credit Parties. Whether or not the transactions contemplated hereby are consummated, each Credit Party shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender and their respective Affiliates, partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of (i) one counsel to the Collateral Trustee and one counsel to the Administrative Agent and the other Indemnitees taken as a whole, (ii) in the case of any conflict of interest, additional counsel to the affected Lender or group of Lenders, limited to one such additional counsel so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Credit Party or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Credit Party, or (d) any actual or prospective

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claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or material breach of its express obligations under the Credit Documents by such Indemnitee, (y) a material breach of any obligations under any Credit Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral trustee, or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Parent, the Sponsor or any of their Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement, nor shall any Indemnitee or any Credit Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided further, that each Credit Party shall indemnify and hold harmless each Indemnitee from and against any and all claims by any third party claim for any such special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 14.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Credit Documents is consummated. Should any investigation, litigation or proceeding be settled with the consent of the Borrower, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Credit Parties shall indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section 14.05 shall be promptly, and in any event within twenty (20) Business Days after demand therefor. The agreements in this Section 14.05 are intended to be in addition to, and not in limitation of, any indemnification obligation of the Borrower or any Credit Party to the Collateral Trustee or its related Indemnitees under the Collateral Trust Agreement or any other Credit Document and shall survive the resignation of the Administrative Agent or Collateral Trustee, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

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Section 14.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 14.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 14.07(b), (ii) by way of participation in accordance with the provisions of Section 14.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.07(f) or (iv) to an SPC in accordance with the provisions of Section 14.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided, that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the

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Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 11.01 or Section 11.05 has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment); (v) no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A) or (B) a natural person; (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; and (vii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.07(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.04, 2.10, 2.11, 14.04 and 14.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 14.01 that directly affects such Participant. Subject to Section 14.07(e), the Borrower agrees that each Participant shall be

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entitled to the benefits of Section 5.04, 2.10 and 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.09 as though it were a Lender, provided that, such Participant agrees to be subject to 5.08 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 5.04, 2.10 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 5.04, 2.10 or 2.11 unless the Borrower is notified of the participation sold to such Participant, and such Participant agrees, for the benefit of the Borrower, to comply with obligations, restrictions and limitations under Section 5.04 as though it were a Lender (it being understood that the documentation required under Section 5.04(g) shall be delivered by the Participant to the participating Lender).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or if it fails to do so, to make such payment to the Administrative Agent required under Section 2.04(b), and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 5.04, 2.10 or 2.11 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 5.04 as if it were a Lender); provided, that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 5.04, 2.10 or 2.11). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees

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(which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 14.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 14.07(b)).

(i) Notwithstanding anything to the contrary contained herein, any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Non-Debt Fund Affiliate through (x) Dutch auctions open to all Lenders on a pro rata basis or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit O hereto (an “Affiliate Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(ii) after giving effect to such assignment, the Non-Debt Fund Affiliates shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 20% of the principal amount of all Term Loans then outstanding (and, for purposes of maintaining compliance with this subsection 14.07(i)(ii), the relevant Non-Debt Fund Affiliate shall request that the Sponsor confirm to the Administrative Agent and/or such relevant Non-Debt Fund Affiliate, the aggregate principal amount of Loans held by all Non-Debt Fund Affiliates as of the date of such assignment); provided that it is understood and agreed that neither the Administrative Agent nor any other Agent shall have any responsibility or liability for maintaining or monitoring the Term Loan ownership or holdings of Non-Debt Fund Affiliates;

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(iii) such Non-Debt Fund Affiliate shall at the time of such assignment affirm the No Undisclosed Information Representation and shall at all times thereafter be subject to the restrictions specified in the second last paragraph of Section 14.01;

(iv) each Non-Debt Fund Affiliate, solely in its capacity as a Lender, hereby agrees, and each Affiliate Lender Assignment and Acceptance shall provide, that:

(A) any Loans held by a Lender who is a Non-Debt Fund Affiliate shall be excluded in the determination of any “Required Lender” votes and no such Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives; and

(B) such Non-Debt Fund Affiliate shall have no right whatsoever so long as such Person is a Non-Debt Fund Affiliate to make or bring any claim, in its capacity as Lender, against the Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents; and

(v) each Non-Debt Fund Affiliate hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Credit Party at a time when such Lender is a Non-Debt Fund Affiliate:

(A) each Non-Debt Fund Affiliate irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Non-Debt Fund Affiliate in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Non-Debt Fund Affiliate to vote, in which case such Non-Debt Fund Affiliate shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Non-Debt Fund Affiliate shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to

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treat any Obligations held by such Non-Debt Fund Affiliate in a disproportionately adverse manner to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Term Lenders that are not Non-Debt Fund Affiliate; and

(B) each Non-Debt Fund Affiliate shall not take any step or action (whether directly or indirectly) in any such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party to which the Administrative Agent has consented with respect to any disposition of assets by the Borrower or any equity or debt financing to be made to the Borrower, including, without limitation, the filing of any pleading by the Administrative Agent) in (or with respect to any matters related to) the proceeding so long as the Administrative Agent is not taking any action to treat such Non-Debt Fund Affiliate’s Loans in a disproportionately adverse manner to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Term Lenders that are not Non-Debt Fund Affiliates (including, without limitation, objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization).

(j) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to the Parent or the Borrower (provided that any such Loans acquired by the Parent or the Borrower shall not be deemed a repayment of Loans for purposes of calculating Excess Cash Flow), but only if:

(i) (x) such assignment is made pursuant to (x) a Dutch Auction open to all Lenders on a pro rata basis or (y) notwithstanding Section 5.08 or any other provision in this Agreement, an open market purchase on a non-pro rata basis;

(ii) no Default or Event of Default has occurred or is continuing or would result therefrom;

(iii) the Parent or its Subsidiary, as applicable, shall at the time of such assignment affirm the No Undisclosed Information Representation; and

(iv) any such Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Parent or any of its Subsidiaries.

(k) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Debt Fund Affiliate, but only if:

(i) such assignment is made pursuant to an open market purchase; and

(ii) such Debt Fund Affiliate shall at all times after such assignment be subject to the restrictions specified in the final paragraph of Section 14.01.

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(l) Notwithstanding anything to the contrary contained herein, none of the restrictions set forth in 14.07(i) through (k) or in the final two paragraphs of Section 14.01 shall apply to any of (A) Goldman Sachs Credit Partners L.P., (B) Goldman Sachs Lending Partners LLC, (C) Goldman Sachs Asset Management, L.P., (D) Goldman Sachs Investment Strategies, LLC and (E) Goldman Sachs Bank, USA, or any investment fund or separate account managed by either of them.

(m) The applicable Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 14.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement, including principal amount (and stated interest) (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

Section 14.08. Confidentiality. The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, and other Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 14.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (g) with the consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 14.08; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to the extent disclosures of such Information is reasonably required by any direct or indirect contractual counterparties (or the professional advisors thereto), to any swap or derivative transaction relating to the Borrower and its obligations (provided, such counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 14.08 or other provisions at least as restrictive as this Section 14.08), (k) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating

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to the Credit Parties received by it from such Lender) or (l) disclosure on a confidential basis to the CUSIP Service Bureau or similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Credit Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 14.08, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof relating to any Credit Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Credit Party other than as a result of a breach of this Section 14.08; provided, that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 14.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower, or a Subsidiary of the Parent, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities Laws.

Section 14.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right

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of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 14.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 14.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 14.11. Counterparts. This Agreement and each other Credit Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Credit Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Credit Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 14.12. Integration; Effectiveness. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Article 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the Lenders and the relevant Credit Parties party hereto.

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Section 14.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 14.14. Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 14.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited

Section 14.15. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 14.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 14.17. Binding Effect. This Agreement shall become effective when it shall have been executed by the relevant Credit Parties and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the relevant Credit Parties, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

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Section 14.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Lender, Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Credit Documents, irrespective of whether any Agent or any Arranger has advised or is advising any of the Borrower, and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither any Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Lenders, Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 14.19. Affiliate Activities. The Borrower acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Credit Documents (ii) be customers or competitors of the Borrower and its Affiliates, or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make

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investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Credit Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 14.20. Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in any a currency (hereinafter in this Section 14.21 called the “first currency”) into any other currency (hereinafter in this Section 14.21 called the “second currency”), then the conversion shall be made at the Administrative Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by a Credit Party to the Administrative Agent or any Lender pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Credit Parties to pay to the Administrative Agent or such Lender any amount originally due in the first currency under this Agreement only to the extent of the amount of the first currency which the Administrative Agent or such Lender is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with the Administrative Agent or such Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due in the first currency under this Agreement, the Credit Parties agree that they will indemnify the Administrative Agent and each Lender, as applicable, against and save such party harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Credit Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to the Administrative Agent or any Lender under any Credit Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by the Administrative Agent or such Lender and the Credit Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due in the first currency under this Agreement, the Administrative Agent or such Lender shall promptly remit such excess to the Credit Parties. The covenants contained in this 14.21 shall survive the Full Payment of the Obligations under this Agreement.

Section 14.21. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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Section 14.22. PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering requirements, including the PATRIOT Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MCJUNKIN RED MAN CORPORATION, as Borrower

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

MRC GLOBAL INC.

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

MCJUNKIN RED MAN DEVELOPMENT CORPORATION

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

MILTON OIL & GAS COMPANY

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

MIDWAY-TRISTATE CORPORATION

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

GREENBRIER PETROLEUM CORPORATION

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

RUFFNER REALTY COMPANY

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

MRC MANAGEMENT COMPANY

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

THE SOUTH TEXAS SUPPLY COMPANY, INC.

By:	/s/ James E. Braun
Name: James E. Braun
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Erik M. Truette
Name: Erik M. Truette
Title: Assistant Vice President

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ James A. Hanley
Name: James A. Hanley
Title: Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Lead Arranger, Joint Bookrunner and Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MERRILL LYNCH, PEIRCE, FENNER AND SMITH INCORPORATED, as Joint Lead Arranger, Joint Bookrunner and Co- Syndication Agent

By:	/s/ John Pantalena
Name: John Pantalena
Title: Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as Joint Lead Arranger, Joint Bookrunner and Co- Syndication Agent

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to Credit Agreement]

WELLS FARGO SECURITIES, LLC as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Jeff Finkelstein
Name: Jeff Finkelstein
Title: VP

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION as Documentation Agent

By:	/s/ Jeff Finkelstein
Name: Jeff Finkelstein
Title: VP

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Co-Manager

By:	/s/ Everett W. Cosner III
Name: Everett W. Cosner III
Title: Managing Director

[Signature Page to Credit Agreement]

SUNTRUST ROBINSON HUMPHREY, INC., as Co-Manager

By:	/s/ Berwyn J. Green
Name: Berwyn J. Green
Title: Director

[Signature Page to Credit Agreement]

Schedule 1.01(a)—Excluded Subsidiaries

Name	Type	State of Incorporation
MRC Canada Holdings LLC	Limited liability company	Delaware

Schedule 1.01(b)—Real Estate

Entity of Record	Location Address	Filing office for Mortgages
MRC Management Company	835 Hillcrest Drive Charleston, WV 25311 (Building and Parking Lot)	Kanawha County, WV

McJunkin Red Man Corporation	4732 Darien Street Houston, Texas 77028	Harris County, TX

Schedule 1.01(c)—Commitments and Addresses of Lenders

Lender	Term Loan Commitment
Goldman Sachs Lending Partners LLC	$650,000,000

Addresses on file with Administrative Agent.

Schedule 6.08—Closing Date Indebtedness

See Schedule 10.01(g).

Schedule 8.13—Subsidiaries

Name	Owner	Percentage Ownership	Type	Material Subsidiary (Y/N)
MRC Canada Holdings LLC	McJunkin Red Man Corporation	100%	Limited Liability Company	Y
McJunkin Red Man Canada Ltd.	McJunkin Red Man Corporation	100%	Corporation	Y
MRC Canada ULC	McJunkin Red Man Canada Ltd.	49%	Unlimited Liability Corporation	Y
	Midfield Holdings (Alberta) Ltd.	51%
Midfield Holdings (Alberta) Ltd.	McJunkin Red Man Canada Ltd.	100%	Corporation	N
McJunkin Red Man Development Corporation	McJunkin Red Man Corporation	100%	Corporation	N
McJunkin Red Man UK Ltd	McJunkin Red Man Corporation	100%	Corporation	Y
McJunkin Red Man International Corp.	McJunkin Red Man Corporation	100%	Corporation	N
McJunkin Red Man Asia Pacific Limited	McJunkin Red Man International Corp.	100%	Corporation	N
McJunkin Red Man International Services Corp.	McJunkin Red Man International Corp.	100%	Corporation	N
McJunkin Red Man de Mexico S. de R.L. de C.V.	McJunkin Red Man International Corp.	99.9%	Corporation	N
	McJunkin Red Man International Services Corp.	0.1%
McJunkin Red Man Servicios S. de R.L. de C.V.	McJunkin Red Man International Corp.	99.9%	Corporation	N
	McJunkin Red Man International Services Corp.	0.1%
The South Texas Supply Company, Inc.	McJunkin Red Man Corporation	100%	Corporation	N
MRC Management Company	McJunkin Red Man Corporation	100%	Corporation	N
Milton Oil & Gas Company	McJunkin Red Man Corporation	100%	Corporation	N

Name	Owner	Percentage Ownership	Type	Material Subsidiary (Y/N)
Greenbrier Petroleum Corporation	Milton Oil & Gas Company	100%	Corporation	N
Ruffner Realty Company	McJunkin Red Man Corporation	100%	Corporation	N
MRC Transmark Group B.V.	McJunkin Red Man UK Ltd	100%	Corporation	Y
MRC Transmark Holdings UK Limited	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark International B.V.	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark B.V.	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark NV	MRC Transmark Group B.V.	99.9%	Corporation	N
	MRC Transmark B.V.	0.1%
MRC Transmark Middle East FZE	MRC Transmark Group B.V.	100%	Free Zone Establishment	N
MRC Transmark Pty Ltd	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark Limited (New Zealand)	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark Limited (UK)	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark Italy srl	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark (Dragon) Limited	MRC Transmark Limited (UK)	100%	Corporation	N
MRC Transmark Pte. Ltd	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark France SAS	MRC Transmark Group B.V.	100%	Corporation	N
Heaton Valves Limited	MRC Transmark Limited (UK)	100%[1]	Corporation	N
Transmark International Limited	MRC Transmark Limited (UK)	100%[2]	Corporation	N
Transmark Fortim Engineering Pte. Ltd.	MRC Transmark Group B.V.	100%	Corporation	N
McJunkin de Angola, LDA	McJunkin Red Man Development Corporation	51%	Corporation	N
	McJunkin Red Man Corporation	49%

[1]	Minority interests held by nominees.
[2]	Minority interests held by nominees.

Name	Owner	Percentage Ownership	Type	Material Subsidiary (Y/N)
McJunkin Venezuela NIT	McJunkin Red Man Corporation	100%	Corporation	N
Midway-Tristate Corporation	McJunkin Red Man Corporation	100%	Corporation	N
Red Man Pipe & Supply International Limited	McJunkin Red Man Corporation	100%	Corporation	N
McJunkin Nigeria Limited (Nigeria)	McJunkin Red Man Corporation	100%	Corporation	N
MRC SPF Pty Ltd.	MRC Transmark Pty Ltd	100%	Corporation	N
MRC SPF Europe Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
MRC SPF East Asia Co. Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
MRC SPF Indonesia Pty Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
PT SPF Indonesia	MRC SPF Pty Ltd.	99%	Corporation	N
	MRC SPF Indonesia Pty Ltd.	1%	Corporation	N
MRC SPF Middle East Pty Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
SPF Europe s.r.l	MRC SPF Europe Ltd.	100%	Corporation	N
MRC SPF Scanfit Ltd.	MRC SPF Europe Ltd.	100%	Corporation	N
MRC Transmark Kazakhstan	MRC Transmark B.V.	90%	Corporation	N
MRC Transmark Leymas Valve Co., Ltd.	MRC Transmark Group B.V.	60%	Corporation	N
MRC Nouvelle Caledonie	MRC SPF Pty Ltd	100%	Corporation	N

Schedule 8.16—Real Estate

a) Real Estate

Titled to:	Street Address	City, State	County	Zip Code
MRC Management Company	835 Hillcrest Drive (Building and Parking Lot)	Charleston, WV	Kanawha	25311
McJunkin Red Man Corporation	835 Hillcrest Drive (Ballfield)	Charleston, WV	Kanawha	25311
McJunkin Red Man Corporation	McJunkin Road (4.60 Acres)	Nitro, WV	Putnam	25143
McJunkin Red Man Corporation	4732 Darien Street	Houston, TX	Harris	77028
McJunkin Red Man Corporation	1100 Leblanc Road	Baton Rouge, LA	West Baton	70767
McJunkin Red Man Corporation	255 Mitchell’s Lane	Marietta, OH	Washington	45750
Midway-Tristate Corporation	2602 US 131 North	Kalkaska, MI	Kalkaska	49646
Midway-Tristate Corporation	509 Industrial Ave.	Mt. Pleasant, MI	Isabella	48858
Midway-Tristate Corporation	1302 S. Mission Rd.	Mt. Pleasant, MI	Isabella	48858
Midway-Tristate Corporation	291 Bransetter St.	Wooster, OH	Wayne	44691
McJunkin Red Man Corporation	150 US Highway 56	Elkhart, KS	Morton	67950
McJunkin Red Man Corporation	110 Venture Blvd.	Houma, LA	Terrebonne	70360
McJunkin Red Man Corporation	110 Capital Blvd	Houma, LA	Terrebonne	70360
McJunkin Red Man Corporation	1108 West Wilson	Borger, TX	Hutchinson	79007
McJunkin Red Man Corporation	1740 NE Loop	Carthage, TX	Panola	75633
McJunkin Red Man Corporation	1012 Hwy 97 West	Jourdanton, TX	Atascosa	78026
McJunkin Red Man Corporation	485 N 400 West	N. Salt Lake City, UT	Davis	84054
McJunkin Red Man Corporation	1300 N. LaBarge Avenue	Wagoner, OK	Wagoner	74467

b) Leases

Entity of Record	City	State	Landlord/Owner	Description of Lease Documents
McJunkin Red Man Corporation	Anchorage	AK	Alaska Demolition, LLC	Lease

McJunkin Red Man Corporation	Soldotna	AK	Kimberley Franke c/o Ballard Co.	Lease

McJunkin Red Man Corporation	Mobile	AL	Gallagher Mobile, LLC	Lease

McJunkin Red Man Corporation	Decatur	AL	Solley Family Partnership LTD	Lease

McJunkin Red Man Corporation	Cottondale	AL	Taylor Properties, LLC	Lease

McJunkin Red Man Corporation	Searcy	AR	Furniture Wholesalers, LP	Lease

McJunkin Red Man Corporation	Ventura	CA	Aera Energy LLC	Lease

McJunkin Red Man Corporation	Benicia	CA	Bayshore Associates	Lease

McJunkin Red Man Corporation	Carson	CA	Eddie and Maggie Chang	Lease

McJunkin Red Man Corporation	Bakersfield	CA	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Fellows	CA	Polka Dot Properties LLC	Lease

McJunkin Red Man Corporation	Denver	CO	621 17th St. Operating Co., LLC	Lease

McJunkin Red Man Corporation	Grand Junction	CO	Chevron N.A. Exploration & Production Co.	Lease

McJunkin Red Man Corporation	Grand Junction	CO	Chevron N.A. Exploration & Production Co.	Lease

McJunkin Red Man Corporation	Evans	CO	Doud Land Company, LLC	Lease

McJunkin Red Man Corporation	Denver	CO	Princeton Fund, LLC	Lease

McJunkin Red Man Corporation	Rifle	CO	SA Group Properties, Inc.	Lease

McJunkin Red Man Corporation	Durham	CT	CSK Realty, LLC	Lease

McJunkin Red Man Corporation	Jacksonville	FL	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Tucker	GA	Bibb-Means, LLC	Lease

McJunkin Red Man Corporation	Augusta	GA	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Davenport	IA	Albuquerque, L.C.	Lease

McJunkin Red Man Corporation	Granite City	IL	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Joliet	IL	Mound Industrial Park, LLC	Lease

McJunkin Red Man Corporation	Munster	IN	Becknell Industrial Operating Partnership, LP	Lease

McJunkin Red Man Corporation	Indianapolis	IN	ProLogis MacQuarie, LLC	Lease

McJunkin Red Man Corporation	Evansville	IN	Southwest Engineering, Inc.	Lease

McJunkin Red Man Corporation	Ulysses	KS	K.T. Gregg and Phyllis Gregg	Lease

McJunkin Red Man Corporation	Ulysses	KS	Kenney’s Auto Clinic	Lease

McJunkin Red Man Corporation	Pratt	KS	Pratt Airport Authority	Lease

McJunkin Red Man Corporation	Pratt	KS	Pratt Airport Authority	Lease

McJunkin Red Man Corporation	Pikeville	KY	Allen Machine Shop, Inc.	Lease

McJunkin Red Man Corporation	Corbin	KY	Appalachian Leasing LP	Lease

McJunkin Red Man Corporation	Pikeville	KY	T J Realty Co., Inc.	Lease

McJunkin Red Man Corporation	Ashland	KY	Triple Z Enterprises, LLC	Lease

McJunkin Red Man Corporation	Harvey	LA	Abshire Investments LLC	Lease

McJunkin Red Man Corporation	Shreveport	LA	Max Properties LLC	Lease

McJunkin Red Man Corporation	Port Allen	LA	Port Allen Properties, LLC	Lease

McJunkin Red Man Corporation	Lake Charles	LA	Southland Capital, LLC	Lease

McJunkin Red Man Corporation	Port Allen	LA	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Mason	MI	R & B Co, LLC	Lease

McJunkin Red Man Corporation	Gaylord	MI	Roger and Elaine White	Lease

McJunkin Red Man Corporation	St. Paul	MN	Geller Family Ltd. Partnership	Lease

McJunkin Red Man Corporation	St. Louis	MO	500 Broadway, LLC c/o BEB Management	Lease

McJunkin Red Man Corporation	Grandview	MO	Marcia K. Rosenfelt	Lease

McJunkin Red Man Corporation	Rail Siding	MO	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Moss Point	MS	RJ Properties, LLC	Lease

McJunkin Red Man Corporation	Billings	MT	Love Properties, LLP	Lease

McJunkin Red Man Corporation	Sidney	MT	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Wilmington	NC	F & B Investment Group	Lease

McJunkin Red Man Corporation	Dudley	NC	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Charlotte	NC	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Mohall	ND	Dresser Oil Tools, Inc.	Lease

McJunkin Red Man Corporation	Williston	ND	Madison Ridge 400, LLC	Lease

McJunkin Red Man Corporation	Williston	ND	Peter Bouma	Lease

McJunkin Red Man Corporation	Williston	ND	R & S Properties, LLP	Lease

McJunkin Red Man Corporation	Tioga	ND	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Stanley	ND	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Belfield	ND	Tim & Karen O’Brien	Lease

McJunkin Red Man Corporation	East Brunswick	NJ	Michele, Ltd.	Lease

McJunkin Red Man Corporation	Farmington	NM	Farmington Partners LP	Lease

McJunkin Red Man Corporation	Albuquerque	NM	JanJoon, LLC	Lease

McJunkin Red Man Corporation	Artesia	NM	Prideco	Lease

McJunkin Red Man Corporation	Lovington	NM	Prideco	Lease

McJunkin Red Man Corporation	Horseheads	NY	Horseheads Energy & Rail Terminal, LLC	Lease

McJunkin Red Man Corporation	Corning	NY	Roger F. Steele Trust	Lease

McJunkin Red Man Corporation	Stow	OH	Albrecht, Inc.	Lease

McJunkin Red Man Corporation	Austintown	OH	Don Courtney Hall and Barbara Hall Family Trust	Lease

McJunkin Red Man Corporation	Gahanna	OH	Duff Warehouses, Inc.	Lease

McJunkin Red Man Corporation	Carrollton	OH	Hershey Bear, LLC	Lease

McJunkin Red Man Corporation	Cincinnati	OH	John E Radcliffe	Lease

McJunkin Red Man Corporation	Columbus	OH	Rainbow Development Corporation	Lease

McJunkin Red Man Corporation	Toledo	OH	Robert W. Wilkins Trust	Lease

McJunkin Red Man Corporation	Wooster	OH	Spurgeon Real Estate Holdings	Lease

McJunkin Red Man Corporation	Tulsa	OK	61st St Investments LLC	Lease

McJunkin Red Man Corporation	Elk City	OK	Bill M. Campbell	Lease

McJunkin Red Man Corporation	Alderson	OK	Blake Development LLC	Lease

McJunkin Red Man Corporation	Lindsay	OK	Dutton & Taylor Properties LLC	Lease

McJunkin Red Man Corporation	Tulsa	OK	Eagle I Investments, LLC	Lease

McJunkin Red Man Corporation	Ardmore	OK	John and Tabby Pletcher	Lease

McJunkin Red Man Corporation	Alva	OK	John P. Randall	Lease

McJunkin Red Man Corporation	Alva	OK	Lee Mackey, LLC	Lease

McJunkin Red Man Corporation	Oklahoma City	OK	Newey Family Partners LLC	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Bradford	PA	Belser Hale, LP	Lease

McJunkin Red Man Corporation	Coraopolis	PA	Buncher Company	Lease

McJunkin Red Man Corporation	West Alexander	PA	DPA Properties, LLC	Lease

McJunkin Red Man Corporation	Indiana	PA	DPA Properties, LLC	Lease

McJunkin Red Man Corporation	Lock Haven	PA	Gas Field Specialties Inc.	Lease

McJunkin Red Man Corporation	Eddystone	PA	The Gateside Group, LP	Lease

McJunkin Red Man Corporation	North Charleston	SC	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Oliver Springs	TN	Arthur Trail	Lease

McJunkin Red Man Corporation	Charleston	TN	Cantrell Enterprises	Lease

McJunkin Red Man Corporation	Oliver Springs	TN	Knox Energy, LLC	Lease

McJunkin Red Man Corporation	Nashville	TN	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Kingsport	TN	Woodrow S. Hamden	Lease

McJunkin Red Man Corporation	Fairfield	TX	Bobbie Simmons	Lease

McJunkin Red Man Corporation	Asherton	TX	Brymer Properties, Ltd.	Lease

McJunkin Red Man Corporation	Dilley	TX	Brymer Properties, Ltd.	Lease

McJunkin Red Man Corporation	Houston	TX	CBRE, Inc.	Lease

McJunkin Red Man Corporation	Andrews	TX	Don G. Chandler & Lewis B. Ketchum	Lease

McJunkin Red Man Corporation	Corpus Christi	TX	Double T & C Properties, Inc.	Lease

McJunkin Red Man Corporation	Mission	TX	Encarlen, LTD	Lease

McJunkin Red Man Corporation	Odessa	TX	Farmington Partners LP	Lease

McJunkin Red Man Corporation	Galena Park	TX	Farmington Partners LP	Lease

McJunkin Red Man Corporation	San Antonio	TX	Felter Investments, LTD	Lease

McJunkin Red Man Corporation	Grand Prairie	TX	First Industrial Realty Trust, LP	Lease

McJunkin Red Man Corporation	Longview	TX	Fourteen O Five LLC	Lease

McJunkin Red Man Corporation	La Marque	TX	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Laredo	TX	J & H Rentals, LLC	Lease

McJunkin Red Man Corporation	Perryton	TX	Jerral Allred	Lease

McJunkin Red Man Corporation	Canadian	TX	L & J Leasing	Lease

McJunkin Red Man Corporation	Crane	TX	Live Oak Pine Ent.	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Gonzales	TX	Lynn and Rita Luedecke	Lease

McJunkin Red Man Corporation	Bridgeport	TX	Meyers McComis	Lease

McJunkin Red Man Corporation	Center	TX	Murco Farms and Leasing, LLC	Lease

McJunkin Red Man Corporation	Carrizo Springs	TX	Ortiz Services and Communications	Lease

McJunkin Red Man Corporation	Dilley	TX	Ricardo Carpinteyro	Lease

McJunkin Red Man Corporation	San Antonio	TX	St. Hedwig Industrial Park II, LTD	Lease

McJunkin Red Man Corporation	Vernal	UT	CR MCB Investments	Lease

McJunkin Red Man Corporation	Roosevelt	UT	Rowell--Stewart Partnership	Lease

McJunkin Red Man Corporation	Narrows	VA	Celanese Acetate LLC	Lease

McJunkin Red Man Corporation	Norton	VA	James J. Collins	Lease

McJunkin Red Man Corporation	Richmond	VA	Kidd and Co. Inc	Lease

McJunkin Red Man Corporation	Bellingham	WA	Bellingham Properties Limited Partnership	Lease

McJunkin Red Man Corporation	Milwaukee	WI	Marva’s Realty, LLC	Lease

McJunkin Red Man Corporation	Grand Chute	WI	P & B Investments, LLC	Lease

McJunkin Red Man Corporation	Hurricane	WV	Appalachian Leasing LP	Lease

McJunkin Red Man Corporation	Saint Albans	WV	Columbia Gas Transmission	Lease

McJunkin Red Man Corporation	Nitro	WV	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Charleston	WV	Hillcrest Office Park, LLC	Lease

McJunkin Red Man Corporation	Weston	WV	Matthew Brown & Judie L. Brown	Lease

McJunkin Red Man Corporation	Nitro	WV	Norfolk Southern Railway Company	Lease

McJunkin Red Man Corporation	Proctor	WV	PPG Industries, Inc.	Lease

McJunkin Red Man Corporation	Gillette	WY	Equal LLC	Lease

McJunkin Red Man Corporation	Casper	WY	K C Properties, LLC	Lease

McJunkin Red Man Corporation	Cheyenne	WY	Moss Family Trust	Lease

McJunkin Red Man Corporation	Riverton	WY	Star Tech Corporation	Lease

McJunkin Red Man Corporation	Rock Springs	WY	Yellowstone Properties, LLC	Lease

Schedule 8.21—Filing Offices

Type of Filing	Entity	Applicable Collateral Document (Mortgage, Security Agreement or Other)	Jurisdictions

UCC-1 Financing Statement	MRC Global Inc. McJunkin Red Man Corporation McJunkin Red Man Development Corporation MRC Management Company	Security Agreement	Delaware Secretary of State

	Midway-Tristate Corporation	Security Agreement	New York Secretary of State

	Milton Oil & Gas Company Greenbrier Petroleum Corporation Ruffner Realty Company	Security Agreement	West Virginia Secretary of State

	The South Texas Supply Company, Inc.	Security Agreement	Texas Secretary of State

Intellectual Property Filing	McJunkin Red Man Corporation	Trademark Security Agreement	U.S. Patent & Trademark Office

Intellectual Property Filing	McJunkin Red Man Corporation	Patent Security Agreement	U.S. Patent & Trademark Office

Intellectual Property Filing	McJunkin Red Man Corporation	Copyright Security Agreement	U.S. Copyright Office

Schedule 9.10—Closing Date Affiliate Transactions

None.

Schedule 9.17(c)—Post-Closing Actions

Action	Date
Amendments to the Deposit Account Control Agreements with respect to any Deposit Accounts listed on Schedule 13 to the Perfection Certificate that are not Excluded Deposit Accounts	30 days after the Closing Date

Schedule 10.01(g)—Closing Date Indebtedness

(a) Capital Leases

Warehouse	State	County	Lessee	Lessor	Amount	Expiration
Branch 023—St. Louis	MO	Independent City	McJunkin Corporation	Hansford Associates, LP	$106,909	09/30/2014
Branch 026—Augusta	GA	Richmond	McJunkin Corporation	Hansford Associates, LP	$139,053	12/31/2014
Branch 097—Texas City	TX	Galveston	McJunkin Corporation	Hansford Associates, LP	$179,212	12/31/2022
Branch 021—Calvert City	KY	Marshall	McJunkin Corporation	Hansford Associates, LP	$222,231	10/31/2016
Branch 030—Charleston	SC	Charleston	McJunkin Corporation	Hansford Associates, LP	$54,834	12/31/2013
Branch 112—Bakersfield	CA	Kern	McJunkin Red Man Corporation	Hansford Associates, LP	$1,004,874	08/31/2029

(b) Other Indebtedness

Lender	Borrower	Currency	Amount	Issue Date	Maturity
BNP Paribas	MRC Transmark France SAS	EUR	5,163,000	January 2006	No maturity

(c) Outstanding Performance Bonds

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark France SAS	OTV FRANCE	06/01/2012	EUR	39,348.40	BNP Paribas
MRC Transmark France SAS	OTV FRANCE	06/01/2012	EUR	39,348.40	BNP Paribas
MRC Transmark France SAS	PROSERNAT	06/30/2012	USD	7,736.00	BNP Paribas
MRC Transmark France SAS	PROSERNAT	06/30/2012	USD	706.00	BNP Paribas
MRC Transmark France SAS	SOXAL	08/25/2012	EUR	19,488.41	BNP Paribas

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark France SAS	SOLIOS CARBONE	09/05/2012	EUR	4,900.00	BNP Paribas
MRC Transmark France SAS	ENTROPIE	10/20/2012	EUR	9,297.97	BNP Paribas
MRC Transmark France SAS	ENTREPOSE CONTRACT	10/28/2012	EUR	3,076.76	BNP Paribas
MRC Transmark France SAS	SOCIETE ANDRITZ	12/18/2012	EUR	5,080.00	BNP Paribas
MRC Transmark France SAS	ALSTOM LEVALLOIS	01/29/2013	EUR	5,917.15	BNP Paribas
MRC Transmark France SAS	INEOS	03/31/2013	EUR	406.09	BNP Paribas
MRC Transmark France SAS	INEOS	04/30/2013	EUR	1,935.00	BNP Paribas
MRC Transmark France SAS	INEOS	04/30/2013	EUR	3,906.70	BNP Paribas
MRC Transmark France SAS	INEOS	04/30/2013	EUR	5,437.64	BNP Paribas
MRC Transmark France SAS	SOLIOS CARBONE	05/13/2013	EUR	6,408.60	BNP Paribas
MRC Transmark France SAS	FOSTER WHEELER	06/30/2013	EUR	12,649.48	BNP Paribas
MRC Transmark France SAS	FOSTER WHEELER	06/30/2013	EUR	9,604.49	BNP Paribas
MRC Transmark France SAS	FOSTER WHEELER	06/30/2013	EUR	2,764.34	BNP Paribas
MRC Transmark France SAS	AKER PROCESS SYSTEM	07/31/2013	EUR	14,427.60	BNP Paribas
MRC Transmark France SAS	ENTREPOSE CONTRACT	09/28/2013	EUR	24,556.32	BNP Paribas
MRC Transmark France SAS	ENTREPOSE CONTRACT	09/28/2013	EUR	29,956.81	BNP Paribas

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark France SAS	ENTREPOSE CONTRACT	09/28/2013	EUR	6,598.20	BNP Paribas
MRC Transmark France SAS	ENTREPOSE CONTRACT	09/28/2013	EUR	6,794.50	BNP Paribas
MRC Transmark France SAS	ENTREPOSE CONTRACT	09/28/2013	EUR	8,787.26	BNP Paribas
MRC Transmark France SAS	TOTAL RAFFINAGE MARI	05/30/2014	EUR	49,537.10	HSBC France S.A.
MRC Transmark France SAS	TOTAL PETROCHEMICAL	11/30/2013	EUR	6,096.10	BNP Paribas
MRC Transmark France SAS	INEOS	12/31/2013	EUR	7,686.00	BNP Paribas
MRC Transmark France SAS	FOSTER WHEELER	04/15/2014	EUR	4,394.00	BNP Paribas
MRC Transmark France SAS	FOSTER WHEELER	07/21/2014	EUR	1,805.45	BNP Paribas
MRC Transmark France SAS	FOSTER WHEELER	07/21/2014	EUR	19,545.77	BNP Paribas
MRC Transmark France SAS	AKER PROCESS SYSTEM	07/31/2014	EUR	12,242.28	BNP Paribas
MRC Transmark France SAS	OTV FRANCE	11/30/2014	EUR	16,257.00	BNP Paribas
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	03/21/2015	EUR	3,400.00	BNP Paribas
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	05/31/2015	EUR	3,539.20	BNP Paribas
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	09/26/2015	EUR	5,314.46	BNP Paribas
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	09/26/2015	EUR	13,200.00	BNP Paribas
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	09/26/2015	EUR	15,000.00	BNP Paribas

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	09/26/2015	EUR	1,570.11	BNP Paribas
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	02/01/2015	EUR	7,598.19	HSBC France S.A.
MRC Transmark France SAS	ALSTOM POWER SYSTEMS SA	12/31/2011	EUR	26,981.00	BNP Paribas
MRC Transmark Leymas Valves Co. Ltd.	TECHNIP	06/30/2013	THB	500,000.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	10/10/2012	THB	218,420.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	11/02/2012	THB	611,005.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	12/01/2012	THB	1,443,892.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAIPARAXYLENE	12/16/2013	THB	2,393,669.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	TOYOTHAI	12/06/2013	THB	129,480.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	TOYOTHAI	12/06/2013	THB	2,433.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	TOYOTHAI	09/22/2014	THB	950,000.00	Kasikorn Bank PCL

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	03/10/2014	THB	44,452.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	01/27/2014	THB	366,517.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	01/20/2014	THB	109,485.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	02/23/2014	THB	94,493.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	01/11/2014	THB	75,608.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	02/21/2014	THB	1,888,286.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	01/11/2014	THB	29,880.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	01/11/2014	THB	80,423.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	THAI OIL	03/10/2014	THB	3,070.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	BANGCHAK	02/23/2013	THB	85,850.00	Kasikorn Bank PCL

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark Leymas Valves Co. Ltd.	BANGCHAK	03/20/2013	THB	114,436.00	Kasikorn Bank PCL
MRC Transmark Leymas Valves Co. Ltd.	BANGCHAK	08/16/2013	THB	49,674.00	Kasikorn Bank PCL
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	1,760.00	KBC Bank N.V.
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	2,370.00	KBC Bank N.V.
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	3,210.00	KBC Bank N.V.
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	5,230.00	KBC Bank N.V.
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	5,650.00	KBC Bank N.V.
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	15,700.00	KBC Bank N.V.
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	18,940.00	KBC Bank N.V.
MRC Transmark NV	ASSOCIATION LIEGEOISE DU GAZ SPRL	On Presentation of Documents	EUR	19,560.00	KBC Bank N.V.
MRC Transmark NV	TOTAL BELGIUM	On Presentation of Documents	EUR	2,479.00	KBC Bank N.V.

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark NV	GAP LEASE	02/15/2015	EUR	152,846.00	KBC Bank N.V.
MRC Transmark NV	EANDIS	On Presentation of Documents	EUR	1,350.00	KBC Bank N.V.
MRC Transmark NV	JIFCO	12/27/2015	EUR	242,668.00	KBC Bank N.V.
MRC Transmark NV	JIFCO	08/13/2015	EUR	12,202.00	KBC Bank N.V.
MRC Transmark Oy	NESTLE OIL OYJ	12/31/2018	EUR	950,000.00	Nordea Pankki Suomi Oyj
MRC Transmark Oy	EESTI ENERGY	12/31/2014	EUR	900.00	Nordea Pankki Suomi Oyj
MRC Transmark Oy	EESTI ENERGY	12/31/2014	EUR	38,800.00	Nordea Pankki Suomi Oyj
MRC Transmark France SAS	SONELGAZ	01/30/2008	EUR	1,700.00	BNP Paribas
MRC Transmark France SAS	SOGARA GABON	12/30/2008	EUR	869.30	BNP Paribas
MRC Transmark France SAS	SAMIR MAROC	12/30/2008	EUR	2,470.60	BNP Paribas
MRC Transmark France SAS	SOTRAPIL TUNISIE 1000	06/30/2009	EUR	520.72	BNP Paribas
MRC Transmark France SAS	SOTRAPIL TUNISIE 1126	07/25/2009	EUR	5,863.60	BNP Paribas
MRC Transmark France SAS	AKER SOLUTIONS	05/15/2010	EUR	10,974.00	BNP Paribas
MRC Transmark France SAS	SOXAL	11/30/2010	EUR	1,187.27	BNP Paribas
MRC Transmark France SAS	SOXAL	11/30/2011	EUR	204.42	BNP Paribas
MRC Transmark France SAS	SOXAL	11/30/2011	EUR	932.94	BNP Paribas

Principal	Beneficiary	Expiration Date	Currency	Available Amount	Issuing Bank
MRC Transmark France SAS	SOXAL	11/30/2011	EUR	1,081.10	BNP Paribas
MRC Transmark France SAS	SOXAL	11/30/2011	EUR	3,878.79	BNP Paribas
MRC Transmark France SAS	SONATRACH	02/01/2012	EUR	30,546.40	BNP Paribas
MRC Transmark France SAS	SOTRAPIL 3000 TND	02/28/2012	EUR	1,562.17	BNP Paribas
MRC Transmark Srl	RENATO SIBONI	05/14/2013	EUR	6,750.00	CARISBO SpA
MRC Transmark Srl	SICON OIL	07/15/2013	EUR	21,033.30	CARISBO SpA

(d) Global Intercompany Indebtedness

Lender/Creditor	Borrower/Debtor	Outstanding Principal Amount	Maturity
McJunkin Red Man Corporation	MRC Transmark Pty Ltd.	AUD29,140,526	03/27/2013
McJunkin Red Man Corporation	MRC SPF Pty Ltd.	USD22,533,306	09/09/2013
McJunkin Red Man Corporation	MRC SPF Pty Ltd.	USD11,013,369	03/01/2013
McJunkin Red Man Corporation	McJunkin Red Man UK Ltd.	GBP29,622,500	10/01/2019
McJunkin Red Man Corporation	McJunkin Red Man UK Ltd.	GBP67,751,932	10/01/2019
McJunkin Red Man Corporation	McJunkin Red Man Canada Ltd.	CAD60,000,000	10/01/2022
MRC Transmark Pty Ltd.	MRC SPF Pty Ltd.	AUD2,033,942	12/31/2012
MRC Transmark Pty Ltd.	MRC Transmark Holdings UK Ltd.	AUD1,763,000	12/31/2012
MRC Transmark (Dragon) Ltd.	MRC Transmark Ltd. (UK)	GBP1,523,688	None
MRC SPF Europe Ltd.	MRC SPF Europe Srl	GBP22,505	None
MRC SPF Europe Srl	MRC SPF Pty Ltd.	EUR25,145	None
Heaton Valves Ltd.	MRC Transmark Ltd. (UK)	GBP4,095,109	None

Lender/Creditor	Borrower/Debtor	Outstanding Principal Amount	Maturity
MRC Transmark International B.V.	MRC Transmark Kazakhstan	EUR1,238,573	None
Transmark International Ltd.	MRC Transmark Ltd. (UK)	GBP100	None
MRC SPF East Asia Co. Ltd.	MRC SPF Pty Ltd.	KRW77,382,923	None
MRC SPF Scanfit Ltd.	MRC SPF Pty Ltd.	GBP739,254	None
MRC SPF Scanfit Ltd.	MRC Transmark Holdings UK Ltd.	GBP1,200,000	12/31/2012
MRC SPF Pty Ltd.	MRC SPF Europe Ltd.	AUD45,999	None
MRC SPF Pty Ltd.	MRC SPF Indonesia Pty Ltd.	AUD1,119	None
MRC SPF Pty Ltd.	PT SPF Indonesia	AUD378,081	None
MRC SPF Pty Ltd.	MRC SPF Middle East Pty Ltd.	AED10,750,299	None
MRC Transmark Group B.V.	MRC Transmark Italy Srl	EUR401,085	12/31/2012
MRC Transmark Group B.V.	MRC Transmark Leymas Valve Co. Ltd.	THB21,000	None
MRC Transmark Group B.V.	MRC Transmark Holdings UK Ltd.	EUR23,931,081	12/31/2012
MRC Transmark Holdings UK Ltd.	MRC Transmark Pty Ltd.	AUD17,800,000	12/31/2012
MRC Transmark Holdings UK Ltd.	MRC Transmark Pty Ltd.	EUR4,257,500	12/31/2012
MRC Transmark Holdings UK Ltd.	MRC Transmark International B.V.	EUR2,500,000	12/31/2012
MRC Transmark Holdings UK Ltd.	McJunkin Red Man UK Ltd.	GBP375	None
MRC Transmark Holdings UK Ltd.	MRC Transmark Ltd. (NZ)	NZD254,715	12/31/2012
MRC Transmark Holdings UK Ltd.	MRC SPF Pty Ltd.	USD2,320,000	12/31/2012
MRC Transmark B.V.	MRC Transmark France SAS	EUR1,700,000	06/30/2012
MRC Transmark Ltd. (UK)	MRC Transmark Holdings UK Ltd.	GBP6,961,210	12/31/2012
MRC Transmark Pte Ltd.	MRC Transmark Holdings UK Ltd.	USD500,000	12/31/2012
MRC Transmark Holdings UK Ltd.	MRC SPF Pty Ltd.	AUD2,700,000	12/31/2012
MRC Transmark Holdings UK Ltd.	MRC SPF Pty Ltd.	EUR770,000	12/31/2012
MRC Transmark Pte Ltd.	MRC Transmark Middle East FZE	USD346,544	12/31/2012

Schedule 10.02(d)—Closing Date Liens

None.

Schedule 10.05(d)—Closing Date Investments

$157,979 Investment in Modern Sales Cooperative

$46,488 Investment in club memberships and long-term sporting event seating licenses

Schedule 10.10—Permitted Burdensome Agreements

None.

Schedule 14.02—Administrative Agent’s Office, Certain Addresses for Notices

BORROWER:

James E. Braun

McJunkin Red Man Corporation

2 Houston Center

909 Fannin Street, Suite 3100

Houston, TX 77010-1011

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments, Notices of Borrowings and Notices of Conversion or Continuation):

Renee M. Blackmore

Bank of America, N.A.

Mail Code: NC1-001-04-39

101 North Tryon St. 4th Floor

Charlotte, NC 28255

Phone: 980-387-2484

Fax: 704-409-0024

Email: renee.m.blackmore@baml.com

Administrative Agent’s Wiring Instructions:

Bank of America, N.A. Charlotte, NC

ABA #: 026009593 New York, NY

Account #: 1366212250600

Account Name: Credit Services

Reference: McJunkin Red Man Corporation

Other Notices as Administrative Agent:

Erik M. Truette

Bank of America, N.A.

Mail Code: NC1-002-15-36

101 South Tryon St. 15th Floor

Charlotte, NC 28255

Telephone: 980-387-5451

Fax: 704-409-0015

Email: erik.m.truette@baml.com

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[Attached Under Separate Cover]

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

1.	Borrower or Deal Name McJunkin Red Man Corporation

E-mail this document with your commitment letter to:

E-mail address of recipient:

2. Legal Name of Lender of Record for Signature Page:

    Markit Entity Identifier (MEI) #

    Fund Manager Name (if applicable)

    Legal Address from Tax Document of Lender of Record:

    Country

    Address

City	State/Province	Country

3. Domestic Funding Address:	4. Eurodollar Funding Address:
Street Address	Street Address

Suite/Mail Code	Suite/Mail Code

City	State	City	State

Postal Code	Country	Postal Code	Country

5. Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:
First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #
Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

Secondary Credit Contact:
First Name
Middle Name
Last Name
Title
Street Address
Suite/Mail Code
City
State
Postal Code
Country
Office Telephone #
Office Facsimile #
Work E-Mail Address
IntraLinks/SyndTrak
E-Mail Address

Primary Operations Contact:	Secondary Operations Contact:

First	MI _ Last	First	MI _ Last

Title	Title

Street Address	Street Address

Suite/ Mail Code	Suite/ Mail Code

City	State	City	State

Postal Code	Country	Postal Code	Country

Telephone	Facsimile	Telephone	Facsimile

E-Mail Address	E-Mail Address

IntraLinks/SyndTrak E-Mail	IntraLinks/SyndTrak E-Mail

Address	Address

Does Secondary Operations Contact need copy of notices?          YES          NO

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:

First	MI _ Last	First	MI _ Last

Title	Title

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

Street Address	Street Address

Suite/Mail Code	Suite/Mail Code

City	State	City	State

Postal Code	Country	Postal Code	Country

Telephone	Facsimile	Telephone	Facsimile

E-Mail Address	E-Mail Address

6. Lender’s Fed Wire Payment Instructions:

Pay to:
Bank Name

ABA #

City
State

Account #

Account Name

Attention

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

7. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:
Bank Name

ABA #

City
State

Account #

Account Name

Attention

Can the Lender’s Fed Wire Payment Instructions in Section 6 be used?         YES         NO

8. Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):
-

Tax Withholding Form Delivered to Bank of America (check applicable one):

        W-9             W-8BEN             W-8ECI                              W-8EXP                      W-

8IMY

Tax Contact:

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

First                      MI      Last

Title

Street Address

Suite/ Mail Code

City                                  State

Postal Code                              Country

Telephone                      Facsimile

E-Mail Address

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

9. Bank of America’s Payment Instructions:

Pay to:             Bank of America, N.A.

                        ABA # 026009593

                        New York, NY

                        Account # 1366212250600

                        Attn: Corporate Credit Services

                        Ref: McJunkin Red Man Corporation

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is a[n]
Debt Fund Affiliate/Affiliate of [identify Lender]]

3.	Borrower:	MCJUNKIN RED MAN CORPORATION, a Delaware Corporation

4.	Administrative Agent:	BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, a Delaware corporation, MRC Global Inc., a Delaware corporation, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, U.S. Bank National Association, as collateral trustee and the other parties thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*		Amount of Commitment/Loans Assigned*		Percentage Assigned of Commitment/Loans
Term Loan Facility	$	_______________	$	_______________	_______________	%
New Term Loan Facility	$	_______________	$	_______________	_______________	%

7.	Trade Date:

8.	Effective Date: , 201 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNOR [NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

Consented to and Accepted:

MCJUNKIN RED MAN CORPORATION

By:
Title:][3]

[3]	To be included to the extent required pursuant to Section 14.07(b) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Acceptance in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Non-Debt Fund Affiliate, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; [and] (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender[; and (c) hereby affirms the No Undisclosed Information Representation]4.

[4]	To be included in an assignment to the Parent or the Borrower.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Bank of America, N.A., as Administrative Agent

under the Credit Agreement referred to below

[__]

Attn: [__]

Telecopy: [__]

This Compliance Certificate is furnished to the Administrative Agent pursuant to Section 9.01 of the Term Loan Credit Agreement, dated as of November 9, 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among MRC GLOBAL INC., a Delaware corporation (the “Parent”), MCJUNKIN RED MAN CORPORATION, a Delaware corporation (the “Borrower”), GREENBRIER PETROLEUM CORPORATION, a West Virginia corporation (“Greenbrier”), MCJUNKIN RED MAN DEVELOPMENT CORPORATION, a Delaware corporation (“McJunkin Development”), MIDWAY – TRISTATE CORPORATION, a New York corporation (“Midway”), MILTON OIL & GAS COMPANY, a West Virginia corporation (“Milton”), MRC MANAGEMENT COMPANY, a Delaware corporation (“Management”), RUFFNER REALTY COMPANY, a West Virginia corporation (“Ruffner”), and THE SOUTH TEXAS SUPPLY COMPANY, INC., a Texas corporation (“South Texas” and, together with Greenbrier, McJunkin Development, Midway, Milton, Management, and Ruffner, the “Subsidiary Guarantors”, the Subsidiary Guarantors together with the Parent, the “Guarantors”), BANK OF AMERICA, N.A., as administrative agent (the “Agent”) for the financial institutions from time to time party to the Credit Agreement (the “Lenders”), the Lenders and U.S. BANK NATIONAL ASSOCIATION, as collateral trustee (capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined).

THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE PARENT, THAT:

1. I am the duly elected [                    ]5 of Parent.

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Parent and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Schedule I and such financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP[, subject to normal year-end audit adjustments and the absence of footnotes.]6

[5]	Certifying officer must be a Senior Officer.
[6]	For quarterly statements only.

3. Except as set forth below, no Default or Event of Default exists.

4. Schedule II attached hereto specifies any change in the identity of the Restricted Subsidiaries and/or Unrestricted Subsidiaries as at the end of [fiscal quarter/fiscal year] from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on [[the Closing Date] [                             , 201_]].

5. Schedule III attached hereto sets forth sets forth the detailed computations necessary to determine the applicable level of the Applicable ABR Margin or Applicable LIBOR Margin[, including a detailed computation of the Senior Secured Leverage Ratio as at the end of [the most recent fiscal quarter/fiscal year]], to be effective as of the first day of the calendar month immediately following the Agent’s receipt of this Certificate.

6. Schedule IV attached hereto sets forth the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate and/or any change in the amount of a Pro Forma Adjustment set forth in the Pro Forma Adjustment Certificate previously provided on [                             , 20__] and, [in each case,] in reasonable detail, the calculations and basis therefor.

7. [I hereby certify that no Credit Party has changed (i) its legal name, (ii) its organizational identification number, corporate access number, company’s registration number or other jurisdiction specific identifying number, if any, issued by the relevant regulatory authority or governmental body in the jurisdiction of organization or incorporation of such Credit Party, (iii) its chief executive office or registered office or (iv) its jurisdiction of incorporation or organization since [the Closing Date] [the date of the most recent Compliance Certificate delivered pursuant to Section 9.01(e) of the Credit Agreement.]7

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the relevant Credit Parties have taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedules II, III and IV hereto and the financial statements attached hereto as Schedule I and in support hereof, are made and delivered this          day of                     , 20        .

MRC GLOBAL, INC.

By:
Name:
Title:

[7]	To be included only in Compliance Certificates delivered in connection with the fiscal year end financial statements provided for in Section 9.01(a).

EXHIBIT D

DUTCH AUCTION PROCEDURES

“Dutch Auction” means one or more purchases (each, a “Purchase”) of Term Loans by the Parent, the Borrower or a Non-Debt Fund Affiliate; provided that, each such Purchase is made on the following basis:

(a) (i) the purchaser of the Term Loans (the “Purchaser”) will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice) and (iii) the Term Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Term Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Term Loans as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount, the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Term Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount (such Term Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f) the Purchase shall be consummated pursuant to and in accordance with Section 14.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, interest periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of subsection (g) of this definition, such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 14.07 and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h) purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate cancellation of such Qualifying Loans.

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EXHIBIT E

FORM OF GUARANTEE

[Attached Under Separate Cover]

EXHIBIT F

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [ , 20_] (this “Agreement”), by and among [NEW LOAN LENDERS] (each, a “New Loan Lender” and, collectively, the “New Loan Lenders”), McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”) and Bank of America, N.A., as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Term Loan Credit Agreement, dated as of November 9, 2012 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Borrower, MRC Global Inc., a Delaware corporation, the Subsidiary Guarantors named therein, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and U.S. Bank National Association, as Collateral Trustee (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New Term Loan Commitments by, among other things, entering into one or more Joinder Agreements with New Term Loan Lenders, as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Loan Lender party hereto hereby agrees to commit to provide its respective New Term Loan Commitment, as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each New Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other New Loan Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes (x) the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (y) the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Collateral Trustee by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Term Loan Lender.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:1

Applicable Margin. The Applicable Margin for each Series [_] New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below plus the pricing premium, if any, less the pricing reduction, if any, in each case as set forth below:

Series [_] New Term Loans

Total Leverage Ratio	LIBOR Loans	ABR Loans
__:__	%	%

Principal Payments. The Borrower shall make principal payments on the Series [_] New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [_] New Term Loans
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________
	$	___________

Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [_] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [__] New Term Loans in accordance with Sections 5.01 and 5.02 of the Credit Agreement, respectively.

Other Fees. Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [            ] on [            , __].

Proposed Borrowing. This Agreement represents Borrower’s request to borrow Series [__] New Term Loans from the New Term Loan Lenders as follows (the “Proposed Borrowing”):

[1]	Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

Business Day of Proposed Borrowing:                ,

Amount of Proposed Borrowing: $

Interest rate option:

ABR Loan(s)

LIBOR Loans with an initial Interest Period of              month(s)

[New Loan Lenders. Each New Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of Series [__] New Term Loans, that such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.]2

Credit Agreement Governs. Except as set forth in this Agreement, the New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

Borrower Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and Borrower hereby certifies that:

[(a) The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;]3

[(a) The proceeds of the New Term Loans will be used to finance a Permitted Acquisition under the Credit Agreement;

(b) The representations and warranties contained in Section 8.01, 8.02, 8.03, 8.05, 8.07, 8.17, 8.18, 8.19, 8.20 and 8.21 of the Credit Agreement are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;]4

[(b)] No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

[2]	Insert bracketed language if the lending institution is not already a Lender.
[3]	Insert bracketed language if the new loans will not be used to finance a Permitted Acquisition.
[4]	Insert bracketed language if the new loans will be used to finance a Permitted Acquisition.

[(c)] Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

[Such Borrower shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the New Term Credit Commitments]5; and

Such Borrower shall deliver or cause to be delivered the following legal opinions and documents: [                ], together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Agreement.

Notice. For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

Tax Forms. For each relevant New Loan Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence as such New Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 5.04 of the Credit Agreement.

Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Series [_] New Term Loans, made by each New Loan Lender in the Register.

Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[5]	Select this provision in the circumstance where the Lender is a New Term Loan Lender.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [            , 20_].

[NEW LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

MCJUNKIN RED MAN CORPORATION

By:
Name:
Title:

Consented to by:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A

TO JOINDER AGREEMENT

Name of New Loan Lender	Type of Commitment	Amount
[_______________]	New Term Loan Commitment	$__________
[_______________]	New Term Loan Commitment	$__________

Total: $__________

EXHIBIT G

FORM OF MORTGAGE

[See Attached]

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT

OF RENTS AND LEASES AND FIXTURE FILING

by and from

[•],

“Grantor”

to

[•],

“Trustee”

for the benefit of

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Trustee,

“Beneficiary”

Dated as of [•]

Location: [•]

Municipality: [•]

State: [•]

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Real Estate Department

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT

OF RENTS AND LEASES AND FIXTURE FILING

This DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [•] (this “Deed of Trust”), by and from [•], a [•], with an address at [•] (“Grantor”), to [•], [an individual], with an address of [•], as trustee (“Trustee”) for the benefit of U.S. BANK NATIONAL ASSOCIATION, with an address at [•], as Collateral Trustee for the Lenders (in such capacity, together with any successor collateral trustee appointed pursuant to [Section 6.2] of the Collateral Trust Agreement, the “Beneficiary”) under the Credit Agreement.

RECITALS:

WHEREAS, reference is made to (a) that certain Term Loan Credit Agreement dated as of November 9, 2012 (the “Credit Agreement”), among MCJUNKIN RED MAN CORPORATION, a Delaware corporation, (the “Borrower”), MRC GLOBAL, INC., a Delaware corporation, each Subsidiary Guarantor from time to time party thereto, the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent, U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee, GOLDMAN SACHS CREDIT PARTNERS L.P., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS BANK PLC, and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunners, KEY BANK NATIONAL ASSOCIATION and SUNTRUST ROBINSON HUMPHREY, INC., as Co-Managers, WELLS FARGO SECURITIES, LLC, as Documentation Agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and BARCLAYS BANK PLC, as Co-Syndication Agents and (b) that certain Collateral Trust Agreement dated as of [•] (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”) by and among the CREDIT PARTIES, the REVOLVING CREDIT COLLATERAL AGENT, the COLLATERAL TRUSTEE and the other SECURED DEBT REPRESENTATIVES (as defined therein); and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, Grantor has agreed, subject to the terms and conditions hereof and of each other Credit Document, to secure the Obligations under the Credit Documents as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Beneficiary and Grantor agree as follows:

SECTION 1. DEFINITIONS

1.1 Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:

“Beneficiary” has the meaning specified in the Preamble.

“Borrower” has the meaning specified in the Recitals.

“Collateral Trust Agreement” has the meaning specified in the Recitals.

“Credit Agreement” has the meaning specified in the Recitals.

“Deed of Trust” has the meaning specified in the Preamble.

“Grantor” has the meaning specified in the Preamble.

“Hedge Agreements” means Hedge Agreements as defined under the Credit Agreement to the extent such Hedge Agreements constitute Obligations.

“Indebtedness” means all obligations and liabilities of every nature of the Credit Parties (including incremental facilities, if any, that may be advanced on the date hereof or on a later date) now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Credit Documents, and any Hedge Agreement, in each case together with all extensions or renewals thereof, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to a Credit Party, would accrue on such obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, reasonable expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from a Credit Party, any Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantor now or hereafter existing under this Deed of Trust.

“Intercreditor Agreement” means that certain Third Amended and Restated Intercreditor Agreement dated as of November [•], 2012 among the Borrower, the guarantors party thereto, Bank of America, N.A. in its capacity as collateral agent for the Revolving Credit Lenders referenced therein and U.S. Bank National Association, in its capacity as collateral trustee for the Lenders, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“Lender” has the meaning specified in the Recitals.

“Mortgaged Property” means all of Grantor’s interest in the real property described in Exhibit A, together with any greater estate therein as hereafter may be acquired by Grantor (the “Land”); all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”); all right, title and interest of Grantor in and to all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”); all right, title and interest of Grantor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”); all right, title and interest of Grantor in and to, as landlord or licensor, all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Grantor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits to the extent transferable without consent and without violating the terms thereof (the “Leases”); all right, title and interest of Grantor in and to all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”); all right, title and interest in Grantor in and to all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); all rights, title and interest of Grantor in and to all privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing; all rights, title and interest of Grantor in and to all property tax refunds (the “Tax Refunds”) except as herein and in the Credit Agreement provided to the contrary; all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); all insurance policies, unearned premiums

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therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”); and all of Grantor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”) except as herein and in the Credit Agreement provided to the contrary. As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

“Required Obligees” has the meaning specified in Section 8 of this Deed of Trust.

“Trustee” has the meaning specified in the Preamble.

“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

1.2 Interpretation. References to “Sections” shall be to Sections of this Deed of Trust unless otherwise specifically provided. Section headings in this Deed of Trust are included herein for convenience of reference only and shall not constitute a part of this Deed of Trust for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.02 of the Credit Agreement shall be applicable to this Deed of Trust mutatis mutandis. If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall govern.

SECTION 2. GRANT

To secure the full and timely payment and performance of the Obligations, Grantor TRANSFERS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Trustee, in trust, with power of sale, the Mortgaged Property, subject, however, to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property for the benefit and security of Beneficiary, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Trustee for the benefit and security of Beneficiary for so long as any of the Obligations remain outstanding; provided that the Mortgaged Property shall be released from the lien of this Deed of Trust in the manner and at the time provided in Section 3.3.

SECTION 3. WARRANTIES, REPRESENTATIONS AND COVENANTS

3.1 Title. Grantor represents and warrants to Beneficiary that (i) Grantor owns the Mortgaged Property free and clear of any Liens, claims or interests, except the Permitted Liens, and (ii) this Deed of Trust, upon appropriate recording thereof in the applicable jurisdiction, creates valid, enforceable first priority liens and security interests against the Mortgaged Property, subject to Permitted Liens.

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3.2 First Lien Status. Subject to Permitted Liens, Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust and the other Credit Documents. If any Lien other than a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (i) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (ii) pay the underlying claim in full or take such other action so as to cause it to be released.

3.3 Payment and Performance. Grantor shall pay the Indebtedness when due under the Credit Documents and shall perform the Obligations in full when they are required to be performed as required under the Credit Documents. Upon payment and discharge of all Indebtedness secured by this Deed of Trust, this Deed of Trust shall become null and void and Beneficiary shall release this Deed of Trust without charge to Grantor. Grantor shall pay all costs of recordation, if any, and Beneficiary’s costs of preparing and/or reviewing any documentation required for the release of the Deed of Trust.

3.4 Replacement of Fixtures and Personalty. Grantor shall not permit any of the Fixtures or Personalty to be removed at any time from the Land or Improvements other than in accordance with the Credit Agreement.

3.5 Covenants Running with the Land. All Obligations contained in this Deed of Trust are intended by Grantor and Beneficiary to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; however, no such party shall be entitled to any rights thereunder without the prior written consent of Beneficiary. In addition, all of the covenants of Grantor in any Credit Document party thereto are incorporated herein by reference.

3.6 Condemnation Awards and Insurance Proceeds. Except to the extent otherwise allowed or provided by the Credit Agreement, Grantor (i) assigns all awards and compensation to which it is entitled for any condemnation or other taking, or any purchase in lieu thereof, to Beneficiary and authorizes Beneficiary at any time after and during the continuance of an Event of Default to collect and receive such awards and compensation and to give proper receipts and acquittances therefor, (ii) assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property, (iii) authorizes Beneficiary at any time after and during the continuance of an Event of Default to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly.

7

3.7 Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Grantor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Beneficiary or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Deed of Trust, the Indebtedness or Beneficiary, and the result is to increase the taxes imposed upon or the cost to Beneficiary of maintaining the Indebtedness, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Grantor shall, on demand, pay to Beneficiary and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Beneficiary, or would constitute usury or render the Indebtedness wholly or partially usurious under applicable law, then Grantor shall pay or reimburse Beneficiary or the Lenders for payment of the lawful and non-usurious portion thereof.

3.8 Mortgage Tax. Grantor shall (i) pay when due any documentary, revenue and other stamp, recording and mortgage recording tax imposed upon it or upon Beneficiary or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Deed of Trust, and (ii) execute and cause to be filed any form required to be executed and filed in connection therewith.

3.9 Reduction of Secured Amount. In the event that the amount secured by this Deed of Trust is less than the Indebtedness, then the amount secured shall be reduced only by the last and final sums that Grantor repays with respect to the Indebtedness and shall not be reduced by any intervening repayments of the Indebtedness unless arising from the Mortgaged Property. So long as the balance of the Indebtedness exceeds the amount secured, any payments of the Indebtedness shall not be deemed to be applied against, or to reduce, the portion of the Indebtedness secured by this Deed of Trust. Such payments shall instead be deemed to reduce only such portions of the Indebtedness as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.

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SECTION 4. DEFAULT AND FORECLOSURE

4.1 Remedies. Upon and during the continuance of an Event of Default, Beneficiary may at Beneficiary’s election, exercise any or all of the following rights, remedies and recourses (which are in addition to all rights and remedies available under the Credit Agreement and the Pledge Agreement and subject to any rights of Grantor thereunder): (i) declare the Indebtedness to be immediately due and payable, pursuant to, subject to the terms of, and in accordance with the Credit Agreement without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable; (ii) with notice to Grantor, enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon; (iii) if Grantor remains in possession of the Mortgaged Property after an Event of Default occurs and is continuing and without Beneficiary’s prior written consent, Beneficiary may invoke any legal remedies to dispossess Grantor; (iv) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable), and apply all Rents and other amounts collected by Beneficiary in connection therewith in accordance with the provisions hereof; and (v) institute proceedings for the complete foreclosure of this Deed of Trust, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Grantor and Beneficiary agree that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary may be a purchaser at such sale and if Beneficiary is the highest bidder, Beneficiary may credit the portion of the purchase price that would be distributed to Beneficiary against the Indebtedness in lieu of paying cash. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived and Beneficiary may make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Indebtedness, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or exercise all other rights, remedies and recourses granted under the Credit Documents or otherwise available at law or in equity.

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4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Beneficiary in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

4.3 Remedies Cumulative, Concurrent and Nonexclusive. Beneficiary shall have all rights, remedies and recourses granted in the Credit Documents and available at law or equity (including the UCC), which rights (i) shall be cumulated and concurrent, (ii) may be pursued separately, successively or concurrently against Grantor or others obligated under the Credit Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Beneficiary, (iii) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (iv) are intended to be, and shall be, nonexclusive. No action by Beneficiary in the enforcement of any rights, remedies or recourses under the Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

4.4 Release of and Resort to Collateral. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Documents or their status as a first priority lien and security interest in and to the Mortgaged Property. For payment of the Indebtedness, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect.

4.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, except as may be expressly required hereunder or in the other Credit Documents, all notices of any Event of Default or of Beneficiary’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Documents, and any right to a marshalling of assets or a sale in inverse order of alienation.

4.6 Discontinuance of Proceedings. If Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary shall have the unqualified right to do so and, in such an event, Grantor and Beneficiary shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Credit Documents, the Mortgaged Property

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and otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Beneficiary thereafter to exercise any right, remedy or recourse under the Credit Documents for such Event of Default.

4.7 Application of Proceeds. After and during the continuance of an Event of Default, the proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Beneficiary (or the receiver, if one is appointed) in accordance with Section 12.02 of the Credit Agreement.

4.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

4.9 Additional Advances and Disbursements; Costs of Enforcement. Upon and during the continuance of any Event of Default, Beneficiary shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Grantor. All sums advanced and reasonable expenses incurred at any time by Beneficiary under this Section, or otherwise under this Deed of Trust or any of the other Credit Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the rate or rates at which interest is then computed on the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Deed of Trust. Grantor shall pay all reasonable out of pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust and the other Credit Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Deed of Trust and the other Credit Documents, and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary in respect thereof, by litigation or otherwise in accordance with Section [7.10] of the Collateral Trust Agreement.

4.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Beneficiary under the Credit Documents, at law or in equity shall cause Beneficiary to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Beneficiary to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

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4.11 Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Indebtedness secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary.

SECTION 5. ASSIGNMENT OF RENTS AND LEASES

5.1 Assignment. In furtherance of and in addition to the assignment made by Grantor herein, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Grantor shall have a revocable license from Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice by Beneficiary (any such notice being hereby expressly waived by Grantor).

5.2 Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all actions necessary to obtain, and that upon recordation of this Deed of Trust in the applicable jurisdiction, Beneficiary shall have, to the extent permitted under applicable law and subject to Permitted Liens, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Grantor acknowledges and agrees that upon recordation of this Deed of Trust Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

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5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Beneficiary agree that (i) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (ii) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (iii) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

5.4 No Merger of Estates. So long as any part of the Indebtedness or the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise.

SECTION 6. SECURITY AGREEMENT

6.1 Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to all of Grantor’s right, title and interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Grantor grants to Beneficiary a first and prior security interest, subject to Permitted Liens, in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor.

6.2 Financing Statements. Grantor hereby authorizes Beneficiary to file, in form and substance satisfactory to Beneficiary, such financing statements and such further assurances as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.

6.3 Fixture Filing. This Deed of Trust shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Grantor) and Secured Party (Beneficiary) as set forth in the first paragraph of this Deed of Trust.

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SECTION 7. ATTORNEY-IN-FACT

Grantor hereby irrevocably appoints Beneficiary and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, effective upon and during the continuance of an Event of Default (i) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (ii) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (iii) to prepare, execute and file or record applications for registration and like papers (other than UCC filings, which no longer require execution by the debtor) reasonably necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property and (iv) while any Event of Default exists and is continuing, to perform any obligation of Grantor hereunder; provided, (a) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor; (b) any sums advanced by Beneficiary in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (c) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (d) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

SECTION 8. BENEFICIARY AS AGENT

Beneficiary has been appointed to act as Beneficiary hereunder by Lenders pursuant to Section 13.01 of the Credit Agreement. Beneficiary shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Deed of Trust, the Credit Agreement and the Collateral Trust Agreement; provided, Beneficiary shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (i) Required Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Credit Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination

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payments then due) under such Hedge Agreement) under all Hedge Agreements (Required Lenders or, if applicable, such holders being referred to herein as “Required Obligees”). In furtherance of the foregoing provisions of this Section, each Lender, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Lender that all rights and remedies hereunder may be exercised solely by Beneficiary for the benefit of Lenders in accordance with the terms of this Section. Beneficiary shall at all times be the same Person that is Collateral Trustee under the Credit Agreement. Written notice of resignation by Collateral Trustee pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Beneficiary under this Deed of Trust; removal of Collateral Trustee pursuant to the terms of the Credit Agreement shall also constitute removal as Beneficiary under this Deed of Trust; and appointment of a successor Collateral Trustee pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Beneficiary under this Deed of Trust. Upon the acceptance of any appointment as Collateral Trustee under the terms of the Credit Agreement by a successor Collateral Trustee, that successor Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Beneficiary under this Deed of Trust, and the retiring or removed Beneficiary under this Deed of Trust shall promptly (i) transfer to such successor Beneficiary all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Beneficiary under this Deed of Trust, and (ii) execute and deliver to such successor Beneficiary such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Beneficiary of the security interests created hereunder, whereupon such retiring or removed Beneficiary shall be discharged from its duties and obligations under this Deed of Trust. After any retiring or removed Collateral Trustee’s resignation or removal hereunder as Beneficiary, the provisions of this Deed of Trust shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Beneficiary hereunder. Every deed, mortgage, discharge, release or satisfaction thereof or other instrument or document executed or action taken by any entity or representative thereof last appearing from the public records with which this Deed of Trust has been filed to be the Beneficiary hereunder shall be conclusive evidence in favor of every person or entity relying thereon or claiming thereunder that at the time of the delivery thereof or of the taking of such action, such instrument or document or other action taken was valid, binding, effective and legally enforceable.

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SECTION 9. MISCELLANEOUS

9.1 Notices, etc. Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with Section [7.7] of the Collateral Trust Agreement. No failure or delay on the part of Beneficiary in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Deed of Trust and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Deed of Trust shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Subject to the provisions of the Credit Agreement, all covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder. Upon payment in full of the Indebtedness and performance in full of the Obligations Beneficiary, at Grantor’s expense, shall release the liens and security interests created by this Deed of Trust and reconvey the Mortgaged Property to Grantor. This Deed of Trust and the other Credit Documents embody the entire agreement and understanding between Beneficiary and Grantor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

9.2 GOVERNING LAW. THE PROVISIONS OF THIS DEED OF TRUST REGARDING THE CREATION, VALIDITY, PERFECTION, ENFORCEMENT AND FORECLOSURE OF THIS DEED OF TRUST SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED (WITHOUT REGARD TO SUCH STATE’S CONFLICTS OF LAWS PRINCIPLES). ALL OTHER PROVISIONS OF THIS DEED OF TRUST AND THE RIGHTS AND OBLIGATIONS OF GRANTOR AND BENEFICIARY SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

9.3 Subrogation. To the extent proceeds of the Indebtedness have been used to extinguish, extend or renew any indebtedness against the Mortgaged Property, then Beneficiary shall be subrogated to all of the rights, Liens and interests existing against the Mortgaged Property and held by the holder of such indebtedness and such former rights, Liens and interests, if any, are not waived, but are continued in full force and effect in favor of Beneficiary.

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9.4 Conflicts. Notwithstanding anything herein to the contrary, the Lien and security interest granted in favor of the Beneficiary pursuant to this Deed of Trust and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Deed of Trust, the terms of the Intercreditor Agreement shall govern and control. If any conflict or inconsistency exists between this Deed of Trust and the Credit Agreement, the Credit Agreement shall govern and control. If any conflict or inconsistency exists between this Deed of Trust and the Collateral Trust Agreement, the Collateral Trust Agreement shall govern and control. The provisions of this Deed of Trust governing the creation, validity, perfection and enforcement and foreclosure of this Deed of Trust shall apply in accordance with their terms.

9.5 Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the indebtedness secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary.

SECTION 10. LOCAL LAW PROVISIONS

[TO COME]

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

WITNESSES:	[•],a
[•]

By:
Print Name:	Name:
Title:

Print Name:

STATE OF __________                    §

                                                             §

COUNTY OF                                     §

This instrument was acknowledged before me on                     , 2012, by                     , the              of [•], a [•], on behalf of said [corporation].

Notary Public, State of

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EXHIBIT H

FORM OF PROMISSORY NOTE

(TERM LOANS)

$______________________	[City], [State] [__], 2012

FOR VALUE RECEIVED, McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Term Lender or its registered assign (the “Term Lender”), at the Administrative Agent’s Office or such other place as Bank of America, N.A. (the “Administrative Agent”) shall have specified, in immediately available funds, in accordance with Section 5.03 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Term Loan Maturity Date the principal amount of [            ] Dollars ($[        ]) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrower as Term Loan Loans pursuant to the Credit Agreement. The Borrower further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.08 of the Credit Agreement.

This promissory note (this “Note”) is one of the promissory notes referred to in Sections 2.05(d) and 14.07 of the Term Loan Credit Agreement, dated as of November 9, 2012 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Borrower, MRC Global Inc., the Subsidiary Guarantors named therein, the lending institutions from time to time parties thereto, (each a “Lender” and, collectively, the “Lenders”) Bank of America, N.A., as Administrative Agent and U.S. Bank National Association, as Collateral Trustee. This Note is subject to, and the Term Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Term Loans evidenced hereby are subject to prepayment prior to the Term Loan Maturity Date, in whole or in part, as provided in the Credit Agreement.

The Borrower and all other parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest, notice of any kind whatsoever and, to the full extent permitted by applicable law, the right to plead any statute of limitations as a defense to any demand hereunder, in connection with this Note. No failure to exercise and no delay in exercising, on the part of any Administrative Agent or the Term Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any

Administrative Agent or the Term Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that any Administrative Agent or the Term Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Note shall be made to the Person recorded in the Register as the holder of this Note, as described more fully in Section 14.07(b) of the Credit Agreement, and such Person shall be treated as the Term Lender hereunder for all purposes of the Credit Agreement.

Except as otherwise set forth in the Credit Agreement, no reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE TERM LENDER HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

MCJUNKIN RED MAN CORPORATION

By:
Name:
Title:

[Signature Page to Promissory Note]

TRANSACTIONS ON TERM LOAN NOTE

Date	Amount of Term Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

[Signature Page to Promissory Note]

EXHIBIT I

FORM OF PERFECTION CERTIFICATE

[See Attached]

Execution Version

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of November 9, 2012 (the “Security Agreement”), among MRC GLOBAL INC., a Delaware corporation (“Parent”), MCJUNKIN RED MAN CORPORATION, a Delaware corporation (the “Borrower”), GREENBRIER PETROLEUM CORPORATION, a West Virginia corporation (“Greenbrier”), MCJUNKIN RED MAN DEVELOPMENT CORPORATION, a Delaware corporation (“Development”), MIDWAY – TRISTATE CORPORATION, a New York corporation (“Midway”), MILTON OIL & GAS COMPANY, a West Virginia corporation (“Milton”), MRC MANAGEMENT COMPANY, a Delaware corporation (“Management”), RUFFNER REALTY COMPANY, a West Virginia corporation (“Ruffner”), and THE SOUTH TEXAS SUPPLY COMPANY, INC., a Texas corporation (“South Texas” and, together with Greenbrier, McJunkin Development, Midway, Milton, Management, and Ruffner, the “Subsidiary Guarantors”, the Subsidiary Guarantors together with the Parent, the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as collateral trustee (“Collateral Trustee”), and (ii) that certain Pledge Agreement, dated as of November 9, 2012 (the “Pledge Agreement”), among the Borrower, the Guarantors and the Collateral Trustee. Capitalized terms used but not defined herein have the meanings assigned in the Security Agreement.

As used herein, the term “Companies” means, collectively, the Borrower and each Guarantor.

The undersigned hereby certify to the Collateral Trustee as follows:

1. Names. (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where each Company maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all locations owned or leased by a Company where any Company maintains any of the Collateral consisting of inventory or equipment.

(d) Set forth in Schedule 2(d) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment having an aggregate value in excess of $1,000,000 with respect to each Company.

3. Extraordinary Transactions. Within the last five years, except for those purchases and acquisitions in excess of $50,000 and other transactions described on Schedule 3 attached hereto all of the Collateral has been acquired by each Company in the ordinary course of business.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (a) the Uniform Commercial Code filing offices in each jurisdiction identified in Section 1(a) with respect to each legal name set forth in Section 1 and (b) each filing officer in each real estate recording office identified on Schedule 7(a) with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Trustees.

5. UCC Filings. Financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached hereto as Schedule 5 have been prepared for filing in the proper Uniform Commercial Code filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral that may be perfected by filing the financing statements attached hereto as Schedule 5 or the filings described in Schedule 11(c) granted to the Collateral Trustee pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral that may be perfected by filing the financing statements attached hereto as Schedule 5 or the filings described in Schedule 11(c) granted to the Collateral Trustee pursuant to the Security Documents.

7. Real Property. Attached hereto (a) as Schedule 7(a) is a list of all real property owned by each Company as of the Closing Date and, for each Mortgaged Property, filing offices for Mortgages as of the Closing Date, (b) as Schedule 7(b) is a list of all leased real property held by each Company and (c) as Schedule 7(c) is a list of all leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements to which any Company is party as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 7(a).

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

3

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9 is a true and correct list of each of (i) all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, and (ii) each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness having a principal amount in excess of $5,000,000 held by each Company as of the closing date, including all intercompany notes between or among any two or more Companies.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Company. Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreements), and all other Copyrights and Copyright Licenses, except in each case for those constituting commercially available software having a replacement value of less than $100,000, including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

(b) Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedule 11(a) and Schedule 11(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) in excess of $1,000,000 held by each Company, including a brief description thereof.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder except for Letters of Credit which have a maximum available amount not exceeding $500,000 in the aggregate for all Companies.

[The remainder of this page has been intentionally left blank]

4

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

MRC GLOBAL INC.

By:
Name:
Title:

MCJUNKIN RED MAN CORPORATION

By:
Name:
Title:

GREENBRIER PETROLEUM CORPORATION

By:
Name:
Title:

MCJUNKIN RED MAN DEVELOPMENT CORPORATION

By:
Name:
Title:

MIDWAY – TRISTATE CORPORATION

By:
Name:
Title:

[Perfection Certificate]

MILTON OIL & GAS COMPANY

By:
Name:
Title:

MRC MANAGEMENT COMPANY

By:
Name:
Title:

RUFFNER REALTY COMPANY

By:
Name:
Title:

THE SOUTH TEXAS SUPPLY COMPANY, INC.

By:
Name:
Title:

6

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation
MRC Global Inc.	Corporation	Yes	4254945	20-5956993	Delaware

McJunkinRed Man Corporation	Corporation	Yes	4836117	55-0229830	Delaware

McJunkin Red Man Development Corporation	Corporation	Yes	3646137	55-0825430	Delaware

MRC Management Company	Corporation	Yes	4471792	26-1570465	Delaware

Midway-Tristate Corporation	Corporation	Yes	B684326	13-3503059	New York

Greenbrier Petroleum Corporation	Corporation	Yes	N/A	55-0566559	West Virginia

Milton Oil & Gas Company	Corporation	Yes	N/A	55-0547779	West Virginia

Ruffner Realty Company	Corporation	Yes	N/A	55-0547777	West Virginia

The South Texas Supply Company, Inc.	Corporation	Yes	1426568-00	74-2804317	Texas

8

Schedule 1(b)

Prior Organizational Names

Company	Prior Name	Date of Change
MRC Global Inc.	McJ Holding Corporation	October 31, 2007
	McJunkin Red Man Holding Corporation	January 10, 2012

McJunkin Red Man Corporation	McJunkin Corporation	October 31, 2007

McJunkin Red Man Development Corporation	McJunkin Development Corporation	October 31, 2007

MRC Management Company	MRM West Virginia Management Company	December 29, 2008

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company	Corporate Name of Entity	Date	State of Formation	List of All Other Names Used During Past Five Years
McJunkin Red Man Corporation	Hg Acquisition Corp	January 31, 2007	West Virginia	N/A

	Piedmont Farms, Inc.	December 28, 2007	West Virginia	N/A

	McJunkin Appalachian Oilfield Supply Company	December 31, 2007	Delaware	N/A

	West Oklahoma PVF Company	April 29, 2009	Delaware	N/A

	Red Man Pipe & Supply Co.	May 29, 2009	Oklahoma	N/A

	WESCO Acquisition Partners, Inc.	June 1, 2009	Texas	N/A

	McJunkin Receivables Corporation	June 1, 2009	Delaware	N/A

	LBPS Holding Company	January 20, 2010	Delaware	N/A

	LaBarge Pipe & Steel	January 21, 2010	Missouri	N/A

	McJunkin Red Man Corporation	June 15, 2010	West Virginia	N/A

	McJunkin - West Africa Corporation	July 29, 2011	Delaware	N/A

	McJunkin - Puerto Rico Corporation	July 29, 2011	Delaware	N/A

	McJunkin Nigeria Limited	July 29, 2011	Delaware	N/A

MRC Management Company	MRM Oklahoma Management LLC	July 29, 2011	Delaware	N/A

Schedule 2(a)

Chief Executive Offices

Company	Address	County	State
MRC Global Inc.	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

McJunkin Red Man Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

McJunkin Red Man Development Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

MRC Management Company	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Midway-Tristate Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Greenbrier Petroleum Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Milton Oil & Gas Company	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Company	Address	County	State
Ruffner Realty Company	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

The South Texas Supply Company, Inc.	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Schedule 2(b)

Location of Books

Company/Subsidiary	Address	County	State
MRC Global Inc.	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

McJunkin Red Man Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

McJunkin Red Man Development Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

MRC Management Company	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Midway-Tristate Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Greenbrier Petroleum Corporation	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Milton Oil & Gas Company	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Ruffner Realty Company	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

The South Texas Supply Company, Inc.	2 Houston Center, 909 Fannin, Suite 3100, Houston, TX 77010	Harris County	Texas

Schedule 2(c)

Owned or Leased Locations of Equipment and Inventory

Owned Locations:

Titled to:	Street Address	City, State	County	Zip Code
MRC Management Company	835 Hillcrest Drive (Building and Parking Lot)	Charleston, WV	Kanawha	25311

McJunkin Red Man Corporation	835 Hillcrest Drive (Ballfield)	Charleston, WV	Kanawha	25311

McJunkin Red Man Corporation	McJunkin Road (4.60 Acres)	Nitro, WV	Putnam	25143

McJunkin Red Man Corporation	4732 Darien Street	Houston, TX	Harris	77028

McJunkin Red Man Corporation	1100 Leblanc Road	Baton Rouge, LA	West Baton	70767

McJunkin Red Man Corporation	255 Mitchell’s Lane	Marietta, OH	Washington	45750

Midway-Tristate Corporation	2602 US 131 North	Kalkaska, MI	Kalkaska	49646

Midway-Tristate Corporation	509 Industrial Ave.	Mt. Pleasant, MI	Isabella	48858

Midway-Tristate Corporation	1302 S. Mission Rd.	Mt. Pleasant, MI	Isabella	48858

Midway-Tristate Corporation	291 Bransetter St.	Wooster, OH	Wayne	44691

McJunkin Red Man Corporation	150 US Highway 56	Elkhart, KS	Morton	67950

McJunkin Red Man Corporation	110 Venture Blvd.	Houma, LA	Terrebonne	70360

McJunkin Red Man Corporation	110 Capital Blvd	Houma, LA	Terrebonne	70360

McJunkin Red Man Corporation	1108 West Wilson	Borger, TX	Hutchinson	79007

McJunkin Red Man Corporation	1740 NE Loop	Carthage, TX	Panola	75633

McJunkin Red Man Corporation	1012 Hwy 97 West	Jourdanton, TX	Atascosa	78026

McJunkin Red Man Corporation	485 N 400 West	N. Salt Lake City, UT	Davis	84054

McJunkin Red Man Corporation	1300 N. LaBarge Aveunue	Wagoner, OK	Wagoner	74467

Leased Locations:

Entity of Record	City	State	Landlord/Owner	Description of Lease Documents
McJunkin Red Man Corporation	Anchorage	AK	Alaska Demolition, LLC	Lease

McJunkin Red Man Corporation	Soldotna	AK	Kimberley Franke c/o Ballard Co.	Lease

McJunkin Red Man Corporation	Mobile	AL	Gallagher Mobile, LLC	Lease

McJunkin Red Man Corporation	Decatur	AL	Solley Family Partnership LTD	Lease

McJunkin Red Man Corporation	Cottondale	AL	Taylor Properties, LLC	Lease

McJunkin Red Man Corporation	Searcy	AR	Furniture Wholesalers, LP	Lease

McJunkin Red Man Corporation	Ventura	CA	Aera Energy LLC	Lease

McJunkin Red Man Corporation	Benicia	CA	Bayshore Associates	Lease

McJunkin Red Man Corporation	Carson	CA	Eddie and Maggie Chang	Lease

McJunkin Red Man Corporation	Bakersfield	CA	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Fellows	CA	Polka Dot Properties LLC	Lease

McJunkin Red Man Corporation	Denver	CO	621 17th St. Operating Co., LLC	Lease

McJunkin Red Man Corporation	Grand Junction	CO	Chevron N.A. Exploration & Production Co.	Lease

McJunkin Red Man Corporation	Grand Junction	CO	Chevron N.A. Exploration & Production Co.	Lease

McJunkin Red Man Corporation	Evans	CO	Doud Land Company, LLC	Lease

McJunkin Red Man Corporation	Denver	CO	Princeton Fund, LLC	Lease

McJunkin Red Man Corporation	Rifle	CO	SA Group Properties, Inc.	Lease

McJunkin Red Man Corporation	Durham	CT	CSK Realty, LLC	Lease

McJunkin Red Man Corporation	Jacksonville	FL	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Tucker	GA	Bibb-Means, LLC	Lease

McJunkin Red Man Corporation	Augusta	GA	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Davenport	IA	Albuquerque, L.C.	Lease

McJunkin Red Man Corporation	Granite City	IL	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Joliet	IL	Mound Industrial Park, LLC	Lease

McJunkin Red Man Corporation	Munster	IN	Becknell Industrial Operating Partnership, LP	Lease

McJunkin Red Man Corporation	Indianapolis	IN	ProLogis MacQuarie, LLC	Lease

McJunkin Red Man Corporation	Evansville	IN	Southwest Engineering, Inc.	Lease

McJunkin Red Man Corporation	Ulysses	KS	K.T. Gregg and Phyllis Gregg	Lease

McJunkin Red Man Corporation	Ulysses	KS	Kenney’s Auto Clinic	Lease

McJunkin Red Man Corporation	Pratt	KS	Pratt Airport Authority	Lease

McJunkin Red Man Corporation	Pratt	KS	Pratt Airport Authority	Lease

McJunkin Red Man Corporation	Pikeville	KY	Allen Machine Shop, Inc.	Lease

McJunkin Red Man Corporation	Corbin	KY	Appalachian Leasing LP	Lease

McJunkin Red Man Corporation	Pikeville	KY	T J Realty Co., Inc.	Lease

McJunkin Red Man Corporation	Ashland	KY	Triple Z Enterprises, LLC	Lease

McJunkin Red Man Corporation	Harvey	LA	Abshire Investments LLC	Lease

McJunkin Red Man Corporation	Shreveport	LA	Max Properties LLC	Lease

McJunkin Red Man Corporation	Port Allen	LA	Port Allen Properties, LLC	Lease

McJunkin Red Man Corporation	Lake Charles	LA	Southland Capital, LLC	Lease

McJunkin Red Man Corporation	Port Allen	LA	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Mason	MI	R & B Co, LLC	Lease

McJunkin Red Man Corporation	Gaylord	MI	Roger and Elaine White	Lease

McJunkin Red Man Corporation	St. Paul	MN	Geller Family Ltd. Partnership	Lease

McJunkin Red Man Corporation	St. Louis	MO	500 Broadway, LLC c/o BEB Management	Lease

McJunkin Red Man Corporation	Grandview	MO	Marcia K. Rosenfelt	Lease

McJunkin Red Man Corporation	Rail Siding	MO	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Moss Point	MS	RJ Properties, LLC	Lease

McJunkin Red Man Corporation	Billings	MT	Love Properties, LLP	Lease

McJunkin Red Man Corporation	Sidney	MT	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Wilmington	NC	F & B Investment Group	Lease

McJunkin Red Man Corporation	Dudley	NC	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Charlotte	NC	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Mohall	ND	Dresser Oil Tools, Inc.	Lease

McJunkin Red Man Corporation	Williston	ND	Madison Ridge 400, LLC	Lease

McJunkin Red Man Corporation	Williston	ND	Peter Bouma	Lease

McJunkin Red Man Corporation	Williston	ND	R & S Properties, LLP	Lease

McJunkin Red Man Corporation	Tioga	ND	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Stanley	ND	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Belfield	ND	Tim & Karen O’Brien	Lease

McJunkin Red Man Corporation	East Brunswick	NJ	Michele, Ltd.	Lease

McJunkin Red Man Corporation	Farmington	NM	Farmington Partners LP	Lease

McJunkin Red Man Corporation	Albuquerque	NM	JanJoon, LLC	Lease

McJunkin Red Man Corporation	Artesia	NM	Prideco	Lease

McJunkin Red Man Corporation	Lovington	NM	Prideco	Lease

McJunkin Red Man Corporation	Horseheads	NY	Horseheads Energy & Rail Terninal, LLC	Lease

McJunkin Red Man Corporation	Corning	NY	Roger F. Steele Trust	Lease

McJunkin Red Man Corporation	Stow	OH	Albrecht, Inc.	Lease

McJunkin Red Man Corporation	Austintown	OH	Don Courtney Hall and Barbara Hall Family Trust	Lease

McJunkin Red Man Corporation	Gahanna	OH	Duff Warehouses, Inc.	Lease

McJunkin Red Man Corporation	Carrollton	OH	Hershey Bear, LLC	Lease

McJunkin Red Man Corporation	Cincinnatti	OH	John E Radcliffe	Lease

McJunkin Red Man Corporation	Columbus	OH	Rainbow Development Corporation	Lease

McJunkin Red Man Corporation	Toledo	OH	Robert W. Wilkins Trust	Lease

McJunkin Red Man Corporation	Wooster	OH	Spurgeon Real Estate Holdings	Lease

McJunkin Red Man Corporation	Tulsa	OK	61st St Investments LLC	Lease

McJunkin Red Man Corporation	Elk City	OK	Bill M. Campbell	Lease

McJunkin Red Man Corporation	Alderson	OK	Blake Development LLC	Lease

McJunkin Red Man Corporation	Lindsay	OK	Dutton & Taylor Properties LLC	Lease

McJunkin Red Man Corporation	Tulsa	OK	Eagle I Investments, LLC	Lease

McJunkin Red Man Corporation	Ardmore	OK	John and Tabby Pletcher	Lease

McJunkin Red Man Corporation	Alva	OK	John P. Randall	Lease

McJunkin Red Man Corporation	Alva	OK	Lee Mackey, LLC	Lease

McJunkin Red Man Corporation	Oklahoma City	OK	Newey Family Partners LLC	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Bradford	PA	Belser Hale, LP	Lease

McJunkin Red Man Corporation	Coraopolis	PA	Buncher Company	Lease

McJunkin Red Man Corporation	West Alexander	PA	DPA Properties, LLC	Lease

McJunkin Red Man Corporation	Indiana	PA	DPA Properties, LLC	Lease

McJunkin Red Man Corporation	Lock Haven	PA	Gas Field Specialties Inc.	Lease

McJunkin Red Man Corporation	Eddystone	PA	The Gateside Group, LP	Lease

McJunkin Red Man Corporation	North Charleston	SC	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Oliver Springs	TN	Arthur Trail	Lease

McJunkin Red Man Corporation	Charleston	TN	Cantrell Enterprises	Lease

McJunkin Red Man Corporation	Oliver Springs	TN	Knox Energy, LLC	Lease

McJunkin Red Man Corporation	Nashville	TN	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Kingsport	TN	Woodrow S. Hamden	Lease

McJunkin Red Man Corporation	Fairfield	TX	Bobbie Simmons	Lease

McJunkin Red Man Corporation	Asherton	TX	Brymer Properties, Ltd.	Lease

McJunkin Red Man Corporation	Dilley	TX	Brymer Properties, Ltd.	Lease

McJunkin Red Man Corporation	Houston	TX	CBRE, Inc.	Lease

McJunkin Red Man Corporation	Andrews	TX	Don G. Chandler & Lewis B. Ketchum	Lease

McJunkin Red Man Corporation	Corpus Christi	TX	Double T & C Properties, Inc.	Lease

McJunkin Red Man Corporation	Mission	TX	Encarlen, LTD	Lease

McJunkin Red Man Corporation	Odessa	TX	Farmington Partners LP	Lease

McJunkin Red Man Corporation	Galena Park	TX	Farmington Partners LP	Lease

McJunkin Red Man Corporation	San Antonio	TX	Felter Investments, LTD	Lease

McJunkin Red Man Corporation	Grand Prairie	TX	First Industrial Realty Trust, LP	Lease

McJunkin Red Man Corporation	Longview	TX	Fourteen O Five LLC	Lease

McJunkin Red Man Corporation	La Marque	TX	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Laredo	TX	J & H Rentals, LLC	Lease

McJunkin Red Man Corporation	Perryton	TX	Jerral Allred	Lease

McJunkin Red Man Corporation	Canadian	TX	L & J Leasing	Lease

McJunkin Red Man Corporation	Crane	TX	Live Oak Pine Ent.	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Gonzales	TX	Lynn and Rita Luedecke	Lease

McJunkin Red Man Corporation	Bridgeport	TX	Meyers McComis	Lease

McJunkin Red Man Corporation	Center	TX	Murco Farms and Leasing, LLC	Lease

McJunkin Red Man Corporation	Carrizo Springs	TX	Ortiz Services and Communications	Lease

McJunkin Red Man Corporation	Dilley	TX	Ricardo Carpinteyro	Lease

McJunkin Red Man Corporation	San Antonio	TX	St. Hedwig Industrial Park II, LTD	Lease

McJunkin Red Man Corporation	Vernal	UT	CR MCB Investments	Lease

McJunkin Red Man Corporation	Roosevelt	UT	Rowell--Stewart Partnership	Lease

McJunkin Red Man Corporation	Narrows	VA	Celanese Acetate LLC	Lease

McJunkin Red Man Corporation	Norton	VA	James J. Collins	Lease

McJunkin Red Man Corporation	Richmond	VA	Kidd and Co. Inc	Lease

McJunkin Red Man Corporation	Bellingham	WA	Bellingham Properties Limited Partnership	Lease

McJunkin Red Man Corporation	Milwaukee	WI	Marva’s Realty, LLC	Lease

McJunkin Red Man Corporation	Grand Chute	WI	P & B Investments, LLC	Lease

McJunkin Red Man Corporation	Hurricane	WV	Appalachian Leasing LP	Lease

McJunkin Red Man Corporation	Saint Albans	WV	Columbia Gas Transmission	Lease

McJunkin Red Man Corporation	Nitro	WV	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Charleston	WV	Hillcrest Office Park, LLC	Lease

McJunkin Red Man Corporation	Weston	WV	Matthew Brown & Judie L. Brown	Lease

McJunkin Red Man Corporation	Nitro	WV	Norfolk Southern Railway Company	Lease

McJunkin Red Man Corporation	Proctor	WV	PPG Industries, Inc.	Lease

McJunkin Red Man Corporation	Gillette	WY	Equal LLC	Lease

McJunkin Red Man Corporation	Casper	WY	K C Properties, LLC	Lease

McJunkin Red Man Corporation	Cheyenne	WY	Moss Family Trust	Lease

McJunkin Red Man Corporation	Riverton	WY	Star Tech Corporation	Lease

McJunkin Red Man Corporation	Rock Springs	WY	Yellowstone Properties, LLC	Lease

Schedule 2(d)

Locations of Collateral in Possession of Persons Other Than A Company

Name	Address_1
LABARGE MRC—CHANNELVIEW	LABARGE COATING-SHELDON RD 400 SOUTH SHELDON ROAD CHANNELVIEW, TX 77530

SHAWCOR PIPE PROTECTION	1750 N PIONEER LANE BV YARD VINEYARD, UT 84058

WOMBLE COMPANY	13605 INDUSTRIAL ROAD WO YARD HOUSTON, TX 77015

COMMERCIAL RESINS	3232 RD 101 EAST BLDG 232 SN YARD SIDNEY, NE 69162

SHAWCOR PIPE PROTECTION	4501 KNAPP ROAD BD YARD PEARLAND, TX 77581

FORT WORTH PIPE SERVICES	60 DOMINIC PACE INDUSTRIAL PARKWAY SAYRE, PA 18840

GARRETT TRUCKING	1338 CR 1270 GB YARD AMBER, OK 73004

PETROLEUM SERVICE	2421 WESTERN AVE PS YARD WOODWARD, OK 73801

DURA-BOND COATING INC	3200 YOUGHIOGHENY RIVER RD MCKEESPORT, PA 15134

CHESAPEAKE	C/O A & A COATERS 3679 FM 250 LONESTAR, TX 75668

MIDWEST PIPE COATING	925 KENNEDY AVENUE SCHERERVILLE, IN 46375

A & A COATERS	3679 FM 250 AA YARD LONESTAR, TX 75668

US STEEL	STAR TUBULAR SERVICES DIV FM 250 LONESTAR, TX 75668

CHESAPEAKE	C/O DURA-BOND COATING 3200 YOUGHIOGHENY RIVER RD MCKEESPORT, PS 15134

JOHN BUNNING	1600 ELK ST BW YARD ROCK SPRINGS, WY 82901

LO TRANSPORT	7281 FM 1784 PLEASANTON, TX 78064

PANHANDLE OILFIELD SERVICE	70 MARYLAND AVENUE JERSEY SHORE, PA 17740

CHESAPEAKE	C/O COMMERCIAL RESINS 2321 INDUSTRIAL AVE SIDNEY, NE 69162

CHESAPEAKE	C/O LABARGE COATING 400 S SHELDON RD CHANNELVIEW, TX 77530

STALLION OILFIELD SERV	14070 49TH STREET NW WILLISTON, ND 58801

BENMIT DIVISION	14852 WEST LINCOLN ST DALTON, OH 44618

REBAR COATINGS/COMMMERCIAL	8100 EAST 96TH AVENUE RB YARD COMMERCE CITY, CO 80022

DELTA TUBULAR	9393 SHELDON RD DL YARD HOUSTON, TX 77049

TUBOSCOPE	N COUNTY ROAD 7 BLACK HILLS PIPE YARD WILLISTON, ND 58801

LUNDVALL TRUCKING	1907 1ST AVE LV YARD GREELEY, CO 80631

PANHANDLE OILFIELD SERVICE	1300 HEAVY HAUL ROAD MORGANTOWN, WV 26508

DURA BOND	2716 SOUTH FRONT STREET STEELTON, PA 17113

WESTERN PIPE SERVICES	3360 DAVEY ALLISON BLVD HUEYTOWN, AL 35023

ATMOS ENERGY	MCJUNKIN CORPORATION 4003 MLK JR. BLVD LUBBOCK, TX 79404

BUCKEYE SUPPLY	460 WEST HENRY STREET WOOSTER, OH 44691

CASTRONICS	3232 ROAD 101 EAST SIDNEY, NE 69160

CHESAPEAKE	C/O SHAWCOR PIPE PROTECTON 1750 N PIONEER LANE VINEYARD, UT 84058

LABARGE MRC - BATON ROUGE	STUPP CORPORATION 12555 RONALDSON ROAD BATON ROUGE, LA 70807

HESS CORP	HESS STOREROOM HAWKEYE 10391 43RD ST NW CHARLSON, ND 58763

PPG	MRC BAILMENT 1300 PPG DRIVE WESTLAKE, LA 70669

Schedule 3

Extraordinary Transactions

None.

Schedule 4

File Search Reports

Company	Search Report dated	Prepared by	Jurisdiction
See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document (Mortgage, Security Agreement or Other)	Jurisdictions
UCC-1 Financing Statement	MRC Global Inc. McJunkin Red Man Corporation McJunkin Red Man Development Corporation MRC Management Company	Security Agreement; Pledge Agreement	Delaware Secretary of State

	Midway-Tristate Corporation	Security Agreement; Pledge Agreement	New York Secretary of State

	Milton Oil & Gas Company Greenbrier Petroleum Corporation Ruffner Realty Company	Security Agreement; Pledge Agreement	West Virginia Secretary of State

	The South Texas Supply Company, Inc.	Security Agreement; Pledge Agreement	Texas Secretary of State

Type of Filing	Entity	Applicable Collateral Document (Mortgage, Security Agreement or Other)	Jurisdictions
Intellectual Property Filing	McJunkin Red Man Corporation	Trademark Security Agreement	U.S. Patent & Trademark Office

Intellectual Property Filing	McJunkin Red Man Corporation	Patent Security Agreement	U.S. Patent & Trademark Office

Intellectual Property Filing	McJunkin Red Man Corporation	Copyright Security Agreement	U.S. Copyright Office

Schedule 7(a)

Mortgaged Owned Real Property

Entity of Record	Location Address	Filing office for Mortgages
MRC Management Company	835 Hillcrest Drive Charleston, WV 25311 (Building and Parking Lot)	Kanawha County, WV

McJunkin Red Man Corporation	835 Hillcrest Drive Charleston, WV 25311 (Ballfield)	N/A (not Mortgaged Property)

McJunkin Red Man Corporation	4732 Darien Street Houston, Texas 77028	Harris County, TX

McJunkin Red Man Corporation	McJunkin Road Nitro, WV 25143	N/A (not Mortgaged Property)

McJunkin Red Man Corporation	1100 Leblanc Road Baton Rouge, LA 70767	N/A (not Mortgaged Property)

McJunkin Red Man Corporation	485 N. 400 West N. Salt Lake City, UT 84054	N/A (not Mortgaged Property)

Schedule 7(b)

Leased Real Property

Entity of Record	City	State	Landlord/Owner	Description of Lease Documents

McJunkin Red Man Corporation	Anchorage	AK	Alaska Demolition, LLC	Lease

McJunkin Red Man Corporation	Soldotna	AK	Kimberley Franke c/o Ballard Co.	Lease

McJunkin Red Man Corporation	Mobile	AL	Gallagher Mobile, LLC	Lease

McJunkin Red Man Corporation	Decatur	AL	Solley Family Partnership LTD	Lease

McJunkin Red Man Corporation	Cottondale	AL	Taylor Properties, LLC	Lease

McJunkin Red Man Corporation	Searcy	AR	Furniture Wholesalers, LP	Lease

McJunkin Red Man Corporation	Ventura	CA	Aera Energy LLC	Lease

McJunkin Red Man Corporation	Benicia	CA	Bayshore Associates	Lease

McJunkin Red Man Corporation	Carson	CA	Eddie and Maggie Chang	Lease

McJunkin Red Man Corporation	Bakersfield	CA	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Fellows	CA	Polka Dot Properties LLC	Lease

McJunkin Red Man Corporation	Denver	CO	621 17th St. Operating Co., LLC	Lease

McJunkin Red Man Corporation	Grand Junction	CO	Chevron N.A. Exploration & Production Co.	Lease

McJunkin Red Man Corporation	Grand Junction	CO	Chevron N.A. Exploration & Production Co.	Lease

McJunkin Red Man Corporation	Evans	CO	Doud Land Company, LLC	Lease

McJunkin Red Man Corporation	Denver	CO	Princeton Fund, LLC	Lease

McJunkin Red Man Corporation	Rifle	CO	SA Group Properties, Inc.	Lease

McJunkin Red Man Corporation	Durham	CT	CSK Realty, LLC	Lease

McJunkin Red Man Corporation	Jacksonville	FL	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Tucker	GA	Bibb-Means, LLC	Lease

McJunkin Red Man Corporation	Augusta	GA	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Davenport	IA	Albuquerque, L.C.	Lease

McJunkin Red Man Corporation	Granite City	IL	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Joliet	IL	Mound Industrial Park, LLC	Lease

McJunkin Red Man Corporation	Munster	IN	Becknell Industrial Operating Partnership, LP	Lease

McJunkin Red Man Corporation	Indianapolis	IN	ProLogis MacQuarie, LLC	Lease

McJunkin Red Man Corporation	Evansville	IN	Southwest Engineering, Inc.	Lease

McJunkin Red Man Corporation	Ulysses	KS	K.T. Gregg and Phyllis Gregg	Lease

McJunkin Red Man Corporation	Ulysses	KS	Kenney’s Auto Clinic	Lease

McJunkin Red Man Corporation	Pratt	KS	Pratt Airport Authority	Lease

McJunkin Red Man Corporation	Pratt	KS	Pratt Airport Authority	Lease

McJunkin Red Man Corporation	Pikeville	KY	Allen Machine Shop, Inc.	Lease

McJunkin Red Man Corporation	Corbin	KY	Appalachian Leasing LP	Lease

McJunkin Red Man Corporation	Pikeville	KY	T J Realty Co., Inc.	Lease

McJunkin Red Man Corporation	Ashland	KY	Triple Z Enterprises, LLC	Lease

McJunkin Red Man Corporation	Harvey	LA	Abshire Investments LLC	Lease

McJunkin Red Man Corporation	Shreveport	LA	Max Properties LLC	Lease

McJunkin Red Man Corporation	Port Allen	LA	Port Allen Properties, LLC	Lease

McJunkin Red Man Corporation	Lake Charles	LA	Southland Capital, LLC	Lease

McJunkin Red Man Corporation	Port Allen	LA	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Mason	MI	R & B Co, LLC	Lease

McJunkin Red Man Corporation	Gaylord	MI	Roger and Elaine White	Lease

McJunkin Red Man Corporation	St. Paul	MN	Geller Family Ltd. Partnership	Lease

McJunkin Red Man Corporation	St. Louis	MO	500 Broadway, LLC c/o BEB Management	Lease

McJunkin Red Man Corporation	Grandview	MO	Marcia K. Rosenfelt	Lease

McJunkin Red Man Corporation	Rail Siding	MO	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Moss Point	MS	RJ Properties, LLC	Lease

McJunkin Red Man Corporation	Billings	MT	Love Properties, LLP	Lease

McJunkin Red Man Corporation	Sidney	MT	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Wilmington	NC	F & B Investment Group	Lease

McJunkin Red Man Corporation	Dudley	NC	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Charlotte	NC	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Mohall	ND	Dresser Oil Tools, Inc.	Lease

McJunkin Red Man Corporation	Williston	ND	Madison Ridge 400, LLC	Lease

McJunkin Red Man Corporation	Williston	ND	Peter Bouma	Lease

McJunkin Red Man Corporation	Williston	ND	R & S Properties, LLP	Lease

McJunkin Red Man Corporation	Tioga	ND	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Stanley	ND	Three Aces Properties LLC	Lease

McJunkin Red Man Corporation	Belfield	ND	Tim & Karen O’Brien	Lease

McJunkin Red Man Corporation	East Brunswick	NJ	Michele, Ltd.	Lease

McJunkin Red Man Corporation	Farmington	NM	Farmington Partners LP	Lease

McJunkin Red Man Corporation	Albuquerque	NM	JanJoon, LLC	Lease

McJunkin Red Man Corporation	Artesia	NM	Prideco	Lease

McJunkin Red Man Corporation	Lovington	NM	Prideco	Lease

McJunkin Red Man Corporation	Horseheads	NY	Horseheads Energy & Rail Terninal, LLC	Lease

McJunkin Red Man Corporation	Corning	NY	Roger F. Steele Trust	Lease

McJunkin Red Man Corporation	Stow	OH	Albrecht, Inc.	Lease

McJunkin Red Man Corporation	Austintown	OH	Don Courtney Hall and Barbara Hall Family Trust	Lease

McJunkin Red Man Corporation	Gahanna	OH	Duff Warehouses, Inc.	Lease

McJunkin Red Man Corporation	Carrollton	OH	Hershey Bear, LLC	Lease

McJunkin Red Man Corporation	Cincinnatti	OH	John E Radcliffe	Lease

McJunkin Red Man Corporation	Columbus	OH	Rainbow Development Corporation	Lease

McJunkin Red Man Corporation	Toledo	OH	Robert W. Wilkins Trust	Lease

McJunkin Red Man Corporation	Wooster	OH	Spurgeon Real Estate Holdings	Lease

McJunkin Red Man Corporation	Tulsa	OK	61st St Investments LLC	Lease

McJunkin Red Man Corporation	Elk City	OK	Bill M. Campbell	Lease

McJunkin Red Man Corporation	Alderson	OK	Blake Development LLC	Lease

McJunkin Red Man Corporation	Lindsay	OK	Dutton & Taylor Properties LLC	Lease

McJunkin Red Man Corporation	Tulsa	OK	Eagle I Investments, LLC	Lease

McJunkin Red Man Corporation	Ardmore	OK	John and Tabby Pletcher	Lease

McJunkin Red Man Corporation	Alva	OK	John P. Randall	Lease

McJunkin Red Man Corporation	Alva	OK	Lee Mackey, LLC	Lease

McJunkin Red Man Corporation	Oklahoma City	OK	Newey Family Partners LLC	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Wagoner	OK	Union Pacific Railroad Company	Lease

McJunkin Red Man Corporation	Bradford	PA	Belser Hale, LP	Lease

McJunkin Red Man Corporation	Coraopolis	PA	Buncher Company	Lease

McJunkin Red Man Corporation	West Alexander	PA	DPA Properties, LLC	Lease

McJunkin Red Man Corporation	Indiana	PA	DPA Properties, LLC	Lease

McJunkin Red Man Corporation	Lock Haven	PA	Gas Field Specialties Inc.	Lease

McJunkin Red Man Corporation	Eddystone	PA	The Gateside Group, LP	Lease

McJunkin Red Man Corporation	North Charleston	SC	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Oliver Springs	TN	Arthur Trail	Lease

McJunkin Red Man Corporation	Charleston	TN	Cantrell Enterprises	Lease

McJunkin Red Man Corporation	Oliver Springs	TN	Knox Energy, LLC	Lease

McJunkin Red Man Corporation	Nashville	TN	Piedmont Natural Gas Co.	Lease

McJunkin Red Man Corporation	Kingsport	TN	Woodrow S. Hamden	Lease

McJunkin Red Man Corporation	Fairfield	TX	Bobbie Simmons	Lease

McJunkin Red Man Corporation	Asherton	TX	Brymer Properties, Ltd.	Lease

McJunkin Red Man Corporation	Dilley	TX	Brymer Properties, Ltd.	Lease

McJunkin Red Man Corporation	Houston	TX	CBRE, Inc.	Lease

McJunkin Red Man Corporation	Andrews	TX	Don G. Chandler & Lewis B. Ketchum	Lease

McJunkin Red Man Corporation	Corpus Christi	TX	Double T & C Properties, Inc.	Lease

McJunkin Red Man Corporation	Mission	TX	Encarlen, LTD	Lease

McJunkin Red Man Corporation	Odessa	TX	Farmington Partners LP	Lease

McJunkin Red Man Corporation	Galena Park	TX	Farmington Partners LP	Lease

McJunkin Red Man Corporation	San Antonio	TX	Felter Investments, LTD	Lease

McJunkin Red Man Corporation	Grand Prairie	TX	First Industrial Realty Trust, LP	Lease

McJunkin Red Man Corporation	Longview	TX	Fourteen O Five LLC	Lease

McJunkin Red Man Corporation	La Marque	TX	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Laredo	TX	J & H Rentals, LLC	Lease

McJunkin Red Man Corporation	Perryton	TX	Jerral Allred	Lease

McJunkin Red Man Corporation	Canadian	TX	L & J Leasing	Lease

McJunkin Red Man Corporation	Crane	TX	Live Oak Pine Ent.	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Kenedy	TX	Lonesome Creek RV Resort	Lease

McJunkin Red Man Corporation	Gonzales	TX	Lynn and Rita Luedecke	Lease

McJunkin Red Man Corporation	Bridgeport	TX	Meyers McComis	Lease

McJunkin Red Man Corporation	Center	TX	Murco Farms and Leasing, LLC	Lease

McJunkin Red Man Corporation	Carrizo Springs	TX	Ortiz Services and Communications	Lease

McJunkin Red Man Corporation	Dilley	TX	Ricardo Carpinteyro	Lease

McJunkin Red Man Corporation	San Antonio	TX	St. Hedwig Industrial Park II, LTD	Lease

McJunkin Red Man Corporation	Vernal	UT	CR MCB Investments	Lease

McJunkin Red Man Corporation	Roosevelt	UT	Rowell--Stewart Partnership	Lease

McJunkin Red Man Corporation	Narrows	VA	Celanese Acetate LLC	Lease

McJunkin Red Man Corporation	Norton	VA	James J. Collins	Lease

McJunkin Red Man Corporation	Richmond	VA	Kidd and Co. Inc	Lease

McJunkin Red Man Corporation	Bellingham	WA	Bellingham Properties Limited Partnership	Lease

McJunkin Red Man Corporation	Milwaukee	WI	Marva’s Realty, LLC	Lease

McJunkin Red Man Corporation	Grand Chute	WI	P & B Investments, LLC	Lease

McJunkin Red Man Corporation	Hurricane	WV	Appalachian Leasing LP	Lease

McJunkin Red Man Corporation	Saint Albans	WV	Columbia Gas Transmission	Lease

McJunkin Red Man Corporation	Nitro	WV	Hansford Associates, LP	Lease

McJunkin Red Man Corporation	Charleston	WV	Hillcrest Office Park, LLC	Lease

McJunkin Red Man Corporation	Weston	WV	Matthew Brown & Judie L. Brown	Lease

McJunkin Red Man Corporation	Nitro	WV	Norfolk Southern Railway Company	Lease

McJunkin Red Man Corporation	Proctor	WV	PPG Industries, Inc.	Lease

McJunkin Red Man Corporation	Gillette	WY	Equal LLC	Lease

McJunkin Red Man Corporation	Casper	WY	K C Properties, LLC	Lease

McJunkin Red Man Corporation	Cheyenne	WY	Moss Family Trust	Lease

McJunkin Red Man Corporation	Riverton	WY	Star Tech Corporation	Lease

McJunkin Red Man Corporation	Rock Springs	WY	Yellowstone Properties, LLC	Lease

Schedule 7(c)

None.

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

See attached.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number
Greenbrier Petroleum Corporation	WV	U.S. Bank National Association	All assets	2/23/2009	200938232628
LBPS Holding Company	DE	U.S. Bank National Association	All assets	12/21/2009	2009 4087471
McJunkin Nigeria Limited	DE	U.S. Bank National Association	All assets	12/21/2009	2009 4087422
McJunkin Red Man Corporation	DE	U.S. Bank National Association	All assets except as specified as in attachment	06/30/2010	2010 2277568
McJunkin Red Man Development Corporation	DE	U.S. Bank National Association	All assets	12/21/2009	2009 4087372
McJunkin-Puerto Rico Corporation	DE	U.S. Bank National Association	All assets	12/21/2009	2009 4087430
McJunkin-West Africa Corporation	DE	U.S. Bank National Association	All assets	12/21/2009	2009 4087448
Midway-Tristate Corporation	NY	U.S. Bank National Association	All assets	12/22/2009	200912220723116
Milton Oil & Gas Company	WV	U.S. Bank National Association	All assets	12/23/2009	200938232604
MRC Management Company	DE	U.S. Bank National Association	All assets	12/21/2009	2009 4087398
MRM Oklahoma Management LLC	DE	U.S. Bank National Association	All assets	12/21/2009	2009 4087331
Ruffner Realty Company	WV	U.S. Bank National Association	All assets	12/23/2009	200938232616

Schedule 9

Equity Interests of Companies and Subsidiaries

Company/ Subsidiary	Type of Organization	Jurisdiction of Organization	Class of Stock	Parent Entity	Total Shares Outstanding	Stock Certificate Number	% of Outstanding Stock of Subsidiary Owned by Parent
McJunkin Red Man Corporation	Corporation	DE	Common Stock	MRC Global Inc.	100	1	100%
McJunkin Venezuela, NIT	Corporation	Venezuela	Common Stock	McJunkin Red Man Corporation	5,000	N/A	100%
Midway-Tristate Corporation	Corporation	NY	Common Stock	McJunkin Red Man Corporation	83,185	C-54	100%
Red Man Pipe & Supply International Limited	Corporation	Jamaica	Common Stock	McJunkin Red Man Corporation	2	N/A	100%
McJunkin Nigeria Limited	Corporation	DE	Common Stock	McJunkin Red Man Corporation	1,000	1	100%
Milton Oil & Gas Company	Corporation	WV	Common Stock	McJunkin Red Man Corporation	50,000	1	100%
Greenbrier Petroleum Corporation	Corporation	WV	Common Stock	Milton Oil & Gas Company	145,000	1	100%
Ruffner Realty Company	Corporation	WV	Common Stock	McJunkin Red Man Corporation	80,000	1	100%
MRC Management Company	Corporation	DE	Common Stock	McJunkin Red Man Corporation	100	2	100%
McJunkin Red Man Development Corporation	Corporation	DE	Common Stock	McJunkin Red Man Corporation	1,000	1	100%
McJunkin de Angola, LDA	Limited Liability Company	Angola	Quotas	McJunkin Red Man Development Corporation McJunkin West Africa Corporation	408,867 Kwanzas 392,830 Kwanzas	N/A	51% 49%
The South Texas Supply Company, Inc.	Corporation	DE	Common	McJunkin Red Man Corporation	100,000	16	100%

Company/ Subsidiary	Type of Organization	Jurisdiction of Organization	Class of Stock	Parent Entity	Total Shares Outstanding	Stock Certificate Number	% of Outstanding Stock of Subsidiary Owned by Parent
MRC Canada Holdings LLC	Limited Liability Company	DE	N/A	McJunkin Red Man Corporation	N/A	N/A	100%
McJunkin Red Man International Corp.	Corporation	British Virgin Islands	Common Shares/Preference Shares	McJunkin Red Man Corporation	45,000 common shares 5,000 Preference Shares	N/A	100%
McJunkin Red Man Asia Pacific Limited	Limited Liability Company	Hong Kong	LLC interest	McJunkin Red Man International Corp.	100	1	100%
McJunkin Red Man International Services Corp.	Corporation	British Virgin Islands	Common Shares	McJunkin Red Man International Corp.	50,000	N/A	100%
McJunkin Red Man de Mexico S. de R.L. de C.V.	Limited Liability Company	Mexico	LLC interest	McJunkin Red Man International Corp.	99.99%	1	99.9%
McJunkin Red Man de Mexico S. de R.L. de C.V.	Limited Liability Company	Mexico	LLC interest	McJunkin Red Man International Services Corp.	0.01%	2	0.1%
McJunkin Red Man Servicios S. de R.L. de C.V.	Limited Liability Company	Mexico	LLC interest	McJunkin Red Man International Corp.	99.99%	1	99.9%
McJunkin Red Man Servicios S. de R.L. de C.V.	Limited Liability Company	Mexico	LLC interest	McJunkin Red Man International Services Corp.	0.01%	2	0.1%
McJunkin Red Man Canada Ltd.	Corporation	Alberta	Class A Common Stock	McJunkin Red Man Corporation	350 650 277	4A 5A 6A	100%
Midfield Holdings (Alberta) Ltd.	Corporation	Alberta	Common Stock	McJunkin Red Man Canada Ltd.	1 “A” 21,960 “A” 204 “C” 150 “A” 124 “C”	571 572 573 574 575	100%
MRC Canada ULC	Corporation	Alberta	Common Stock	McJunkin Red Man Canada Ltd. Midfield Holdings (Alberta) Ltd.	21,975 23,164	C-1 C-2	49% 51%

Company/ Subsidiary	Type of Organization	Jurisdiction of Organization	Class of Stock	Parent Entity	Total Shares Outstanding	Stock Certificate Number	% of Outstanding Stock of Subsidiary Owned by Parent
McJunkin Red Man UK Ltd.	Limited Company	United Kingdom	Ordinary Shares	McJunkin Red Man Corporation	2 20,550,522	1 2	100%
MRC Transmark Group B.V.	Private company with limited liability	Netherlands	Ordinary Class A and Class B Shares	McJunkin Red Man UK Ltd.	853,005 Class A Shares 163,800 Class B Shares	N/A	100%
Transmark Fortim Engineering Pte. Ltd.	Private Company Limited by Shares	Singapore	Ordinary	MRC Transmark Group B.V.	99,999 1 100,000 1,686,058	4 6 7 8	100%
MRC Transmark Pte. Ltd.	Private Company Limited by Shares	Singapore	Ordinary	MRC Transmark Group B.V.	400,000 100,000	23 25	100%
MRC Transmark France SAS	Simplified Share company	France	Ordinary	MRC Transmark Group B.V.	95,663	N/A	100%
MRC Transmark Leymas Valve Co., Ltd	Limited Company	Thailand	Group A, ordinary & preference; Group B, ordinary & preference	MRC Transmark Group B.V.	8,000 4,000 400 2,200 1,100 9,800 4,900 600	00001-08000 20001-24000 3000-30400 08001-10200 24001-25100 10201-20000 25101-30000 30401-31000	60%
MRC Transmark Holdings UK Limited	Limited Company	England	Ordinary Shares	MRC Transmark Group BV	3,324,001	2 and 3	100%
MRC Transmark Middle East FZE	Free Zone Establishment (Limited Liability)	Dubai, UAE	Ordinary Shares	MRC Transmark Group B.V.	1	58778	100%

Company/ Subsidiary	Type of Organization	Jurisdiction of Organization	Class of Stock	Parent Entity	Total Shares Outstanding	Stock Certificate Number	% of Outstanding Stock of Subsidiary Owned by Parent
MRC Transmark International B.V.	Private company with limited liability	Netherlands	Ordinary Shares	MRC Transmark Group B.V.	18,000	N/A	100%
TFCX Finland Oy	Limited Company	Finland	Ordinary Shares	MRC Transmark Group B.V.	200	1-100	50%
				Martti Petterson		101-120
				Eugen Ernst		121-140
				Tuomas Petterson		141-170
				Henri Hakkarainen		171-200
MRC Transmark B.V.	Private company with limited liability	Netherlands	Ordinary Shares	MRC Transmark Group B.V.	226,900	N/A	100%
MRC Transmark NV, additional name: Prometal	Limited Liability Company	Belgium	Registered Shares	MRC Transmark Group B.V. MRC Transmark B.V.	630.343 356	N/A N/A	99.9% .01%
MRC Transmark Italy srl	S.r.l.	Italy	N/A	MRC Transmark Holdings UK Limited	N/A	N/A	100%
MRC Transmark Limited	Limited Liability Company	New Zealand	Ordinary Shares	MRC Transmark Holdings UK Limited	2,773,792	N/A	100%
MRC Transmark Limited	Limited Company	England	Ordinary Shares	MRC Transmark Holdings UK Limited	5,000,000	4	100%
MRC Transmark Pty. Ltd.	Proprietary Limited Company	Australia	Ordinary Shares	MRC Transmark Holdings UK Limited	94,660,002	N/A	100%
Heaton Valves Limited	Limited Company	England	Ordinary Shares	MRC Transmark Limited MRC Transmark Group BV	652,166 1	19 18	100%

Company/ Subsidiary	Type of Organization	Jurisdiction of Organization	Class of Stock	Parent Entity	Total Shares Outstanding	Stock Certificate Number	% of Outstanding Stock of Subsidiary Owned by Parent
Transmark International Limited[1]	Limited Company	England	Ordinary Shares	MRC Transmark Limited	98	Un-numbered	100%
				MRC Transmark Holdings UK Limited (as nominee for MRC Transmark Limited)	1
				Transmark Holdings BV (untraceable shareholder – MRC Transmark Limited believed to be beneficial owner)	1
MRC Transmark (Dragon) Limited	Limited Company	England	Ordinary Shares	MRC Transmark Limited	1,000	1 and 2	100%
MRC SPF Pty Ltd.	Proprietary company limited by shares	Australia	Ordinary Shares	MRC Transmark Pty Ltd	100	4	100%
MRC SPF Europe Ltd.	Limited Company	United Kingdom	Ordinary Shares	MRC SPF Pty Ltd.	1	1	100%
MRC SPF East Asia Co. Ltd.	Corporation	Korea	Common Shares	MRC SPF Pty Ltd.	10,000	N/A	100%
MRC SPF Indonesia Pty Ltd	Proprietary company limited by shares	Australia	Ordinary Shares	MRC SPF Pty Ltd.	50 50	1 2	100%
PT SPF Indonesia	Corporation	Indonesia	Not specified	MRC SPF Pty Ltd. MRC SPF Indonesia Pty Ltd.	990 10	1 2	99% 1%

[1]	Application to strike off submitted September 28, 2012.

Company/ Subsidiary	Type of Organization	Jurisdiction of Organization	Class of Stock	Parent Entity	Total Shares Outstanding	Stock Certificate Number	% of Outstanding Stock of Subsidiary Owned by Parent
MRC SPF Middle East Pty Ltd.	Corporation	Australia	Ordinary Shares	MRC SPF Pty Ltd.	100	1-100	100%
MRC Nouvelle Caledonie	Corporation	New Caledonia	N/A	MRC SPF Pty Ltd.	Nil	N/A	100%
SPF Europe s.r.l23	Corporation	Italy	N/A	MRC SPF Europe Ltd.	10,000	1	100%
MRC SPF Scanfit Ltd.	Limited Company	United Kingdom	Ordinary Shares	MRC SPF Europe Ltd.	1,000	20 21	100%
MRC Transmark Kazakhstan LLP	Limited Liability Partnership	Kazakhstan	N/A	MRC Transmark B.V.	None	N/A	90%
Greenbrier Development Drilling Partners 1976	Limited Partnership	West Virginia	N/A	Greenbrier Petroleum Corporation	N/A	N/A	33%

[2]	This entity went into liquidation on September 12, 2012.

Schedule 10

Instruments and Tangible Chattel Paper

Lender/Creditor	Borrower/Debtor	Outstanding Principal Amount
McJunkin Red Man Corporation	MRC Transmark Pty Ltd.	USD30,250,779.00

McJunkin Red Man Corporation	MRC SPF Pty Ltd.	USD22,486,344.00

McJunkin Red Man Corporation	MRC SPF Pty Ltd.	USD10,990,443.00

McJunkin Red Man Corporation	McJunkin Red Man UK Ltd.	USD47,896,620.00

McJunkin Red Man Corporation	McJunkin Red Man UK Ltd.	USD109,548,099.00

McJunkin Red Man Corporation	McJunkin Red Man Canada Ltd.	USD61,056,274.00

Schedule 11(a)

Intellectual Property Filings

Patents and Trademarks

U.S. TRADEMARK REGISTRATIONS

	Trademark	Registration Number	Registration Date	Owner
1.	MRC	3988990	7/5/2011	McJunkin Red Man Corporation

2.	MRC MCJUNKIN RED MAN	3815308	7/6/2010	McJunkin Red Man Corporation

3.	MCJUNKIN RED MAN	3691784	10/6/2009	McJunkin Red Man Corporation

4.	GLOBAL SUPPLIER OF CHOICE	3865703	10/19/2010	McJunkin Red Man Corporation

5.	MRC MCJUNKIN RED MAN CORPORATION	3889672	12/14/2010	McJunkin Red Man Corporation

6.	MRC MIDFIELD	3889677	12/14/2010	McJunkin Red Man Corporation

7.	MRC TRANSMARK	3889676	12/14/2010	McJunkin Red Man Corporation

8.	MCJUNKIN RED MAN CORPORATION	3691785	10/6/2009	McJunkin Red Man Corporation

9.	L & Design	2590281	07/09/2002	McJunkin Red Man Corporation[4]

FOREIGN TRADEMARK APPLICATIONS

	Country:	Trademark	Registration Number	Registration Date	Owner:
1.	Australia	A PARTNER IN CONNECTING AUSTRALIA	1252174	10/10/2008	McJunkin Red Man Corporation

2.	Australia	TURNFLO	367565	11/2/1981	McJunkin Red Man Corporation

3.	Australia	TURNFLO	367566	11/2/1981	McJunkin Red Man Corporation

[4]	The Company intends to abandon this mark.

	Country:	Trademark	Registration Number	Registration Date	Owner:
4.	Australia	TURNFLO	367567	11/2/1981	McJunkin Red Man Corporation

5.	Australia	MINEPLUS	1354782	12/2/2010	McJunkin Red Man Corporation

6.	Canada	MRC MCJUNKIN RED MAN CORPORATION	TMA823807	5/10/2012	McJunkin Red Man Corporation

7.	Canada	MRC MIDFIELD	TMA823806	5/10/2012	McJunkin Red Man Corporation

8.	China	MCJUNKIN RED MAN	7753257	1/21/2011	McJunkin Red Man Corporation

9.	China	MCJUNKIN RED MAN CORPORATION	7753256	1/21/2011	McJunkin Red Man Corporation

10.	Finland	MRC	251217	2/28/2011	McJunkin Red Man Corporation

11.	France	MRC	103762430	1/14/2010	McJunkin Red Man Corporation

12.	France	GLOBAL SUPPLIER OF CHOICE	103740710	10/22/2011	McJunkin Red Man Corporation

13.	Italy	MRC	1431120	3/9/2011	McJunkin Red Man Corporation

14.	Italy	MRC	1427154	3/1/2011	McJunkin Red Man Corporation

15.	Italy	GLOBAL SUPPLIER OF CHOICE	1413057	1/31/2011	McJunkin Red Man Corporation

16.	New Zealand	MRC	829439	2/7/2012	McJunkin Red Man Corporation

17.	New Zealand	MRC TRANSMARK	829441	2/7/2012	McJunkin Red Man Corporation

18.	New Zealand	TURNFLO	128647	6/16/1982	McJunkin Red Man Corporation

19.	New Zealand	TURNFLO	128648	6/16/1982	McJunkin Red Man Corporation

20.	New Zealand	TURNFLO	128649	6/16/1982	McJunkin Red Man Corporation

21.	Singapore	MRC TRANSMARK	T1013410A	7/17/2012	McJunkin Red Man Corporation

22.	Singapore	MRC	T1011393G	12/31/2010	McJunkin Red Man Corporation

	Country:	Trademark	Registration Number	Registration Date	Owner:
23.	Spain	MRC	M2943670	3/18/2011	McJunkin Red Man Corporation

24.	WIPO Madrid Designations: AU, DE, ES, FI, FR, GB, IT & SG	MRC TRANSMARK	1051233	8/17/2010	McJunkin Red Man Corporation

U.S. TRADEMARK APPLICATIONS

None.

FOREIGN TRADEMARK APPLICATIONS

	Country	Trademark	Registration Number	Registration Date	Owner
1.	Canada	MRC LABARGE	n/a	n/a	McJunkin Red Man Corporation

TRADEMARK LICENSES

None.

PATENTS AND DESIGN PATENTS

	Patent No.	Issued	Expiration	Country	Title
1.	5,462,115	October 31, 2005	October 31, 2025	US	GAS AND OIL WELL SWAB

PATENT APPLICATIONS

None.

PATENT LICENSES

None.

Schedule 11(b)

Copyrights

COPYRIGHT REGISTRATIONS

	Registration No.	Registration Date	Title	Country
1.	TXU001260358	September 22, 2005	McJunkin performance management database.	US

COPYRIGHT APPLICATIONS

None.

COPYRIGHT LICENSES

None.

Schedule 12

Commercial Tort Claims

None.

Schedule 13

Deposit Accounts, Securities Accounts and Commodity Accounts

Holder	Institution	Account Number	Description
Greenbrier Petroleum Corporation	JP Morgan Chase Bank, N.A.	990202921	Checking Account

McJunkin Red Man Corporation	JP Morgan Chase Bank, N.A.	631882040	Receivables Account

McJunkin Red Man Corporation	JP Morgan Chase Bank, N.A.	999500028	Main Disbursements Account

McJunkin Red Man Corporation	JP Morgan Chase Bank, N.A.	713421006	Flex Spending Account

McJunkin Red Man Corporation	JP Morgan Chase Bank, N.A.	625687249	Income, State, Use, FICA Tax Account

McJunkin Red Man Corporation	JP Morgan Chase Bank, N.A.	660063751	Petty Cash Account

McJunkin Red Man Corporation	JP Morgan Chase Bank, N.A.	720039205	Expense Reimbursement Account

McJunkin Red Man Corporation	PNC Bank, National Association	0001160241	MRM ZBA Lockbox Receipts Account

McJunkin Red Man Corporation	PNC Bank, National Association	1017296201	MRM Concentration Account

McJunkin Red Man Corporation	PNC Bank, National Association	1131299959	Disbursement Funding Account

McJunkin Red Man Corporation	PNC Bank, National Association	4239703662	Payroll Account

McJunkin Red Man Corporation	PNC Bank, National Association	4239703638	Wire and Check Payment Account

MRC Management Company	PNC Bank, National Association	4239736421	Wire and Check Payment Account

MRC Management Company	PNC Bank, National Association	4239736448	Payroll Account

McJunkin Red Man Corporation	PNC Bank, National Association	1013637515	ZBA Depository Account

Milton Oil and Gas Company	JP Morgan Chase Bank, N.A.	990120977	Checking Account

Schedule 14

Letter of Credit Rights

None.

EXHIBIT J

FORM OF PLEDGE AGREEMENT

[Attached Under Separate Cover]

EXHIBIT K

FORM OF SECURITY AGREEMENT

[Attached Under Separate Cover]

EXHIBIT L

FORM OF

NOTICE OF BORROWING / CONVERSION OR CONTINUATION

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of November 9, 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among McJunkin Red Man Corporation, a Delaware corporation, MRC Global Inc., a Delaware corporation, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, U.S. Bank National Association, as Collateral Trustee and the other parties named therein.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For LIBOR Loans: with an Interest Period of [one][two][three][six][nine][twelve] month[s].

MCJUNKIN RED MAN CORPORATION

By:
Name:
Title:

EXHIBIT M-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 9, 2012 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the McJunkin Red Man Corporation (the “Borrower”), MRC Global Inc., a Delaware corporation, the Subsidiary Guarantors named therein, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”) and U.S. Bank National Association as Collateral Trustee.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT M-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 9, 2012 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the McJunkin Red Man Corporation (the “Borrower”), MRC Global Inc., a Delaware corporation, the Subsidiary Guarantors named therein, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”) and U.S. Bank National Association, as collateral trustee.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT M-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 9, 2012 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the McJunkin Red Man Corporation (the “Borrower”), MRC Global Inc., a Delaware corporation, the Subsidiary Guarantors named therein, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”) and U.S. Bank National Association, as collateral trustee.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT M-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 9, 2012 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the McJunkin Red Man Corporation (the “Borrower”), MRC Global Inc., a Delaware corporation, the Subsidiary Guarantors named therein, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”) and U.S. Bank National Association, as collateral trustee.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20[    ]

EXHIBIT N

FORM OF OFFICER’S CERTIFICATE

SECRETARY’S CERTIFICATE

MRC Global Inc.

November 9, 2012

Reference is made to that certain Term Loan Credit Agreement dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among MRC GLOBAL INC., a Delaware corporation (the “Parent”1), MCJUNKIN RED MAN CORPORATION, a Delaware corporation (the “Borrower”), GREENBRIER PETROLEUM CORPORATION, a West Virginia corporation (“Greenbrier”), MCJUNKIN RED MAN DEVELOPMENT CORPORATION, a Delaware corporation (“McJunkin Development”), MIDWAY – TRISTATE CORPORATION, a New York corporation (“Midway”), MILTON OIL & GAS COMPANY, a West Virginia corporation (“Milton”), MRC MANAGEMENT COMPANY, a Delaware corporation (“Management”), RUFFNER REALTY COMPANY, a West Virginia corporation (“Ruffner”), and THE SOUTH TEXAS SUPPLY COMPANY, INC., a Texas corporation (“South Texas” and, together with Greenbrier, McJunkin Development, Midway, Milton, Management, and Ruffner, the “Subsidiary Guarantors”, the Subsidiary Guarantors together with the Parent, the “Guarantors”), BANK OF AMERICA, N.A., as administrative agent (the “Agent”) for the financial institutions from time to time party to the Credit Agreement (the “Lenders”), the Lenders and U.S. BANK NATIONAL ASSOCIATION, as collateral trustee (capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined).

1. The undersigned Secretary of the Certifying Credit Party hereby certifies as follows:

(a) Attached hereto as Exhibit A is a true and complete copy of the certificate of incorporation of the Certifying Credit Party certified by the [__] [as of a recent date]2, as in full force and effect at all times since the date shown on the attached certificate of incorporation;

(b) Attached hereto as Exhibit B is a true and complete copy of the by-laws of the Certifying Credit Party as in full force and effect at all times since the adoption thereof to and including the date hereof;

(c) Attached hereto as Exhibit C is a complete and correct copy of the resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of the Certifying Credit Party on or before the date hereof approving and authorizing the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to

[1]	Define the certifying credit party as the “Certifying Credit Party.”
[2]	Include bracketed language in the certificates of the Parent and the Borrower.

which it is a party; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Certifying Credit Party now in force relating to or affecting the matters referred to therein;

(d) Attached hereto as Exhibit D is the Certificate of Good Standing of the Certifying Credit Party issued by [__]; and

(e) The following persons are now duly elected and qualified officers of the Certifying Credit Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Credit Party, each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents.

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereto set their names as of the date first written above.

Name:	Name:
Title:	Title:

Exhibit A—Certificate of Incorporation

Exhibit B—Bylaws

Exhibit C—Resolutions

Exhibit D—Certificate of Good Standing

EXHIBIT O

AFFILIATE LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliate Lender Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Non-Debt Fund Affiliate of [identify Lender]]

3.	Borrower(s):	MCJUNKIN RED MAN CORPORATION, a Delaware Corporation

4.	Administrative Agent:	BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Term Loan Credit Agreement, dated as of November 9, 2012, among McJunkin Red Man Corporation, a Delaware corporation, MRC Global Inc., a Delaware corporation, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, U.S. Bank National Association as Collateral Trustee and the other parties thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans
Term Loan Facility	$	$		%

New Term Loan Facility	$	$		%]

7.	Trade Date:

8.         Effective Date:             , 201        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNOR [NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

Consented to:

MCJUNKIN RED MAN CORPORATION

By:
Title:][1]

[1]	To be included to the extent required.

ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Acceptance in accordance with the terms and conditions contained in the Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a Non-Debt Fund Affiliate, (iii) this Assignment and Acceptance is being made pursuant to a Dutch auction open to all Lenders on a pro rata basis or an open market purchase, in each case in compliance with the terms of the Credit Agreement, (iv) no Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Acceptance, (v)(x) it has requested that the Sponsor confirm the aggregate principal amount of Loans held by all Non-Debt Fund Affiliates as of the date of this Assignment and Acceptance and (y) after giving effect to this Assignment and Acceptance, the aggregate principal amount of all Term Loans or New Term Loans held by all Non-Debt Fund Affiliates shall not exceed 20% of the aggregate principal amount of all Loans then outstanding, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) hereby affirms (i) the No Undisclosed Information Representation and (ii) the agreements set forth in Sections 14.07(i)(iv) and 14.07(i)(v) of the Credit Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT P

FORM OF SUBORDINATION AGREEMENT

Section 1. Agreement to Subordinate. [INSERT NAME OF BORROWER]’s (the “Company”) obligations to [INSERT NAME OF LENDER] (the “Subordinated Lender”) under this [INSERT NAME OF DOCUMENT] (the “Subordinated Obligations”) are subordinated in right of payment, to the extent and in the manner provided in this [Note/Instrument], to the prior payment of all Senior Debt. “Senior Debt” means the Obligations (as defined in the Credit Agreement dated as of November 9, 2012 (as in effect from time to time, the “Credit Agreement”) between McJunkin Red Man Corporation, as borrower, MRC Global Inc, as Guarantor, the other guarantors named therein, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), U.S. Bank National Association, as Collateral Trustee and the lenders from time to time party thereto (the “Lenders”), and “Senior Lender” means each holder from time to time of the Senior Debt. The subordination provisions of this [Note/Instrument] are for the benefit of and enforceable by the Senior Lender or its designated representatives.

Section 2. Liquidation, Dissolution, Bankruptcy. (a) Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1) the Senior Lenders shall be entitled to receive payment in full in cash of all Senior Debt, including all interest accrued or accruing on the Senior Debt after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the Credit Agreement, whether or not the claim for the interest is allowed or allowable as a claim in the case or proceeding with respect to the Senior Debt (only such payment constituting “payment in full”) before the Subordinated Lender will be entitled to receive any payment of principal of or interest on the Subordinated Obligations; and

(2) until the Senior Debt is paid in full, any payment or distribution to which the Subordinated Lender would be entitled but for these subordination provisions shall instead be made to the Senior Lenders as their interests may appear.

(b) The Subordinated Lender hereof agrees that, until the Senior Debt has been paid in full in cash that it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Company.

Section 3. Default on Senior Debt. Except with the written consent of, or upon demand by, the Administrative Agent on behalf of the Senior Lenders, the Company shall not pay any Subordinated Obligations and the Subordinated Lender shall not take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Obligations if, at the time, (i) the maturity of some or all of the Senior Debt shall have been accelerated or (ii) any Default (as defined under the Credit Agreement) has occurred or is continuing and (in the case of this clause (ii)) the Administrative Agent on behalf of the Senior Lenders shall have given notice to the Borrower prohibiting such payment.

Section 4. When Distribution Must Be Paid Over. If a payment or other distribution is made to the Subordinated Lender that because of these subordination provisions should not have been made to it, the Subordinated Lender shall hold it in trust for the Senior Lenders and pay it over to the Administrative Agent for distribution to each Senior Lender as its interests may appear.

Section 5. Subrogation. A distribution made under these subordination provisions to the Senior Lenders which otherwise would have been made to the Subordinated Lender is not, as between the Company and the Subordinated Lender, a payment by the Company on the Senior Debt. After all Senior Debt is paid in full and until the Subordinated Obligations are paid in full, the Subordinated Lender will be subrogated to the rights of the Senior Lenders to receive payments in respect of the Senior Debt.

Section 6. Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate. These subordination provisions define the relative rights of the Subordinated Lender and the Senior Lenders and do not impair, as between the Company and the Subordinated Lender, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms; provided that so long as any Default (as defined in the Credit Agreement) has occurred and is continuing, the Subordinated Lender shall not be entitled to, and waives its right to, accelerate the maturity of the Subordinated Obligations upon an Event of Default under this [Note/Instrument] or exercise any remedies upon an Event of Default under this [Note/Instrument]. The failure to make a payment on the Subordinated Obligations by reason of these subordination provisions does not prevent the occurrence of a Default under this [Note/Instrument].

Section 7. Subordinated Lender Entitled to Rely. For the purpose of ascertaining the outstanding amount of the Senior Debt, the Senior Lenders, and all other information relevant to making any payment or distribution to the Senior Lenders pursuant hereto, the Subordinated Lender is entitled to rely upon an order or decree of a court or competent jurisdiction in which any proceedings of the nature referred to in Section 2 above are pending, a certificate of the liquidating trustee or other person making a payment or distribution to the Subordinated Lender, or information provided by the Administrative Agent on behalf of the the Senior Lenders or the Lenders.

Section 8. Subordination May Not Be Impaired By Company. No right of the Senior Lender to enforce the subordination of the Subordinated Obligations will be impaired by any act or failure to act by the Company or by its failure to comply with the provisions hereunder.

Section 9. Reliance by Senior Lender on Subordination Provisions; No Waiver. (a) The Subordinated Lender acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to the Senior Lenders, whether the Senior Debt was created or acquired before or after the incurrence of the Subordinated Obligations, to acquire or to hold the Senior Debt, and each Senior Lender will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Debt.

(b) The Senior Lenders may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring any liability or responsibility to the Subordinated Lender, and without impairing the rights of the Senior Lenders under these subordination provisions, do any of the following:

(1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Senior Debt or any instrument evidencing the same or any agreement under which the Senior Debt is outstanding or secured;

(2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt;

(3) release any person liable in any manner for the payment of the Senior Debt; or

(4) exercise or refrain from exercising any rights against the Company and any other person.

Section 11. Certain Matters. (a) The Senior Lenders may, from time to time, without notice to the Subordinated Lender, to the extent permitted by the Credit Agreement, assign or transfer any or all of the Senior Debt or any interest therein, and, notwithstanding any such assignment, transfer or any subsequent assignment or transfer any or all of the Senior Debt or any interest therein, such Senior Debt shall be and remain Senior Debt for purposes of this Agreement and every immediate and successive assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Senior Debt be entitled to the benefits of this Agreement to the same extent as if such assignee or transferee were a Senior Lender.

(b) The subordination provisions contained herein are for the benefit of the Senior Lenders and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Administrative Agent. The Subordinated Lender hereby expressly acknowledges and agrees to the subordination provisions contained herein. This Agreement shall be binding upon the Subordinated Lender and upon the successors and assigns thereof; and all references to the Company herein shall be deemed to include any successor or successors, whether immediate or remote, to such entity.

Section 12. Entire Agreement. (a) The Subordinated Lender and the Company confirms that this Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Neither this Agreement nor any interest therein shall be transferred or assigned without the prior written consent of the Administrative Agent.

Section 13. Governing Law. This Agreement shall be construed in accordnace with and governed by the laws of the State of New York. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

[COMPANY]

By:
Title:

[SUBORDINATED LENDER]

By:
Title:

Acknowledged and accepted by the Administrative Agent:

[ADMINISTRATIVE AGENT]

By:
Title:

Exhibit 10.2

Execution Version

TERM LOAN GUARANTEE AND ACKNOWLEDGMENT

TERM LOAN GUARANTEE AND ACKNOWLEDGMENT dated as of November 9, 2012 (this “Guarantee”), by each of the signatories listed on the signature pages hereto as a Guarantor and each of the other entities that becomes a party hereto pursuant to Section 19 as a Guarantor, in favor of the Administrative Agent (as defined below) for the benefit of the Guaranteed Parties (as defined below).

W I T N E S S E T H:

WHEREAS, reference is made to that certain Term Loan Credit Agreement, dated as of November 9, 2012 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”), MRC Global Inc., as parent guarantor (the “Parent Guarantor”), the Subsidiary Guarantors named therein (the “Subsidiary Guarantors”), the lending institutions from time to time party thereto (the “Lenders”), Bank of America, N.A. as administrative agent (the “Administrative Agent”) and U.S. Bank National Association as collateral trustee, pursuant to which the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Parent Guarantor and each Subsidiary Guarantor is a direct or indirect wholly-owned Subsidiary or an Affiliate, as the case may be, of the Borrower;

WHEREAS, the proceeds of the Loans will be used in part to enable the Borrower to effect the Refinancing (as defined in the Credit Agreement) and to pay the Transaction Expenses (as defined in the Credit Agreement);

WHEREAS, the Borrower, the Parent Guarantor and each Subsidiary Guarantor (collectively, the “Guarantors” and individually, a “Guarantor”) acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, the Borrower has executed this Guarantee as a Guarantor in respect of any Designated Hedge Agreement in respect of which a Credit Party other than the Borrower is an obligor and in order to make the acknowledgements and other agreements set forth herein; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make the initial Term Loans to the Borrower under the Credit Agreement that the Borrower and the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Guaranteed Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make the initial Term Loans to the Borrower thereunder and to induce one or more Lender Counterparties to enter into Designated Hedge Agreements with the Borrower, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Guaranteed Parties, as follows:

Section 1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the Security Agreement and used herein shall have the meanings given to them or given to them by reference in the Security Agreement.

(b) In this Guarantee, the following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.

“Borrower” shall have the meaning assigned to such term in the recitals hereto.

“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement, dated as of November 9, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time) among the Parent Guarantor, the Borrower, the Subsidiary Guarantors from time to time party thereto, Bank of America, N.A. as term administrative agent and U.S. Bank National Association as collateral trustee.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Credit/Hedge Documents” shall mean the Credit Documents and any Hedge Agreements and other documents or instruments representing or evidencing Guaranteed Obligations under any Designated Hedge Agreements.

“Designated Hedge Agreement” shall have the meaning assigned to such term in Section 20(b) hereto.

“Extensions of Credit” shall mean, collectively (1) the Loans and (2) any Designated Hedge Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Guarantee” shall have the meaning assigned to such term in the preamble hereto.

“Guarantee Agreement Hedge Provider Joinder” shall have the meaning assigned to such term in Section 20 hereto.

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“Guaranteed Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding, under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrower under the Credit Agreement, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, payments for early termination of Designated Hedge Agreements, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), of the Borrower or any other Credit Party to any of the Guaranteed Parties under the Credit Agreement and any other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Guarantee or the other Credit Documents and (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Designated Hedge Agreement with a Lender Counterparty, provided that in no event shall Guaranteed Obligations include Excluded Swap Obligations.

“Guaranteed Parties” shall mean, collectively, (i) the Lenders, (ii) the Administrative Agent, (iii) the Agents, (iv) each Lender Counterparty party to a Designated Hedge Agreement the obligations under which constitute Guaranteed Obligations, (v) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (vi) any successors, indorsees, transferees and assigns of each of the foregoing.

“Guarantor” or “Guarantors” shall have the meaning assigned to each such term in the recitals hereto.

“Lender Counterparty” shall mean each Lender or any Affiliate of a Lender that is a counterparty to a Designated Hedge Agreement (including any Person that ceases to be a Lender (or any Affiliate thereof) (a) on the date such Lender becomes a party to the Credit Agreement or (b) as of the date such Designated Hedge Agreement was entered into.

“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Parent Guarantor” shall have the meaning assigned to such term in the recitals hereto.

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“Pledge Agreement” shall mean the term loan pledge agreement, dated as of the date hereof among the Borrower, the Parent Guarantor as Parent Grantor, the Subsidiaries of the Parent Guarantor party thereto from time to time as Subsidiary Grantors, and U.S. Bank National Association as Collateral Trustee, as the same may be amended, restated or otherwise modified from time to time.

“Security Agreement” shall mean the security agreement dated as of the date hereof among the Borrower, the Parent Guarantor as Parent Grantor, the Subsidiaries of the Parent Guarantor party thereto from time to time as Subsidiary Grantors and U.S. Bank National Association as Collateral Trustee, as the same may be amended, restated or otherwise modified from time to time.

“Subsidiary Guarantor” shall have the meaning assigned to such term in the recitals hereto.

“Swap Obligation” shall have the meaning assigned to such term in the definition of “Excluded Swap Obligation”.

(c) References to “Lenders” in this Guarantee shall be deemed to include any Lender Counterparty that may from time to time enter into Designated Hedge Agreements with the Borrower.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 2. Guarantee. (a) Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Guaranteed Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. This is a Guarantee of payment and not collection.

(b) Anything herein or in any other Credit/Hedge Document to the contrary notwithstanding, if and to the extent required in order for the Guaranteed Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to, among other things, the insolvency of debtors, the maximum liability of each Guarantor hereunder and under the other Credit/Hedge Documents shall in no event exceed the greatest amount that can be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution arising under Section 3. Each Guarantor acknowledges and agrees that, to the extent not prohibited by applicable law, (i) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of

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a bankruptcy trustee) has no personal right under such laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Guarantee, (ii) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 2(b) or to reduce, or request judicial relief reducing, the amount of its liability under this Guarantee, and (iii) the limitation set forth in this Section 2(b) may be enforced only to the extent required under such laws in order for the obligations of such Guarantor under this Guarantee to be enforceable under such laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of such Guarantor or other Person entitled, under such laws, to enforce the provisions thereof.

(c) Without duplication of any indemnification to the Administrative Agent under the terms of any Credit/Hedge Document, each Guarantor agrees to indemnify, pay or reimburse any and all out-of-pocket expenses that may be paid or incurred by the Administrative Agent or any other Guaranteed Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee, in each case in accordance with the terms set forth in Sections 14.04 and 14.05 of the Credit Agreement and be bound by such provisions as if such provisions were expressly set forth herein.

(d) Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Guaranteed Party hereunder.

(e) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Guaranteed Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments (other than payments made by such Guarantor in respect of the Guaranteed Obligations or payments received or collected from such Guarantor in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations under the Credit/Hedge Documents are paid in full, and the Commitments under the Credit Agreement are terminated.

(f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Guaranteed Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

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Section 3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled, subject to and upon payment in full of the Guaranteed Obligations under the Credit/Hedge Documents, to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Guaranteed Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Guaranteed Parties for the full amount guaranteed by such Guarantor hereunder.

The obligations of the Guarantors under the Credit/Hedge Documents, including their liability for the Guaranteed Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement or contribution arising under this Section 3. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Guaranteed Party against any Guarantor or its property. The Guaranteed Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right. Each Guarantor reserves any and all other rights of reimbursement or contribution at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of any such rights shall be subject to the terms and conditions of Section 5 hereof and (ii) neither the Administrative Agent nor any other Guaranteed Party shall ever have any duty or liability whatsoever in respect of any such right.

Section 4. Right of Set-off. In addition to any rights and remedies of the Guaranteed Parties provided by this Guarantee or by law, each Guarantor hereby irrevocably authorizes each Guaranteed Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply against any amount due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Guaranteed Party to or for the credit or the account of such Guarantor. Each Guaranteed Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Guaranteed Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

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Section 5. Application of Funds; No Subrogation.

(a) The Administrative Agent shall apply any payments made by the Guarantors hereunder as follows:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such collection or otherwise in connection with this Agreement, the other Credit/Hedge Documents or any of the Guaranteed Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Credit/Hedge Document on behalf of any Guarantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit/Hedge Document;

(ii) second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Guaranteed Parties (including fees, disbursements and other charges of counsel arising under the Credit/Hedge Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

(iii) third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Guaranteed Obligations then owing under the Credit/Hedge Documents, ratably among the Guaranteed Parties in proportion to the respective amounts described in this clause third held by them;

(iv) fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal the Guaranteed Obligations then owing under the Credit/Hedge Documents, ratably among the Guaranteed Parties in proportion to the respective amounts described in this clause Fourth held by them;

(v) fifth, to the payment of all other Guaranteed Obligations of the Guaranteed Parties owing under or in respect of the Credit/Hedge Documents that are due and payable to the Administrative Agent and the other Guaranteed Parties on such date, ratably based upon the respective aggregate amounts of all such Guaranteed Obligations owing to the Administrative Agent and the other Guaranteed Parties on such date; and

(vi) last, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Guaranteed Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law)

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of the Administrative Agent or any other Guaranteed Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Guaranteed Party for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Guaranteed Parties by the Guarantors on account of the Guaranteed Obligations under the Credit/Hedge Documents are paid in full, and the Commitments under the Credit Agreement are terminated. If any amount shall be paid to any Guarantor on account of such reimbursement or contribution rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Guaranteed Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether due or to become due, in such order as the Administrative Agent may determine.

Section 6. Amendments, etc. with Respect to the Guaranteed Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or any other Guaranteed Party may be rescinded by such party and any of the Guaranteed Obligations continued, (b) the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Guaranteed Party, (c) the Credit Agreement, the other Credit Documents and the Designated Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be, or, in the case of any Designated Hedge Agreement, the counterparty thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Guaranteed Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Guaranteed Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guarantee or any property subject thereto.

Section 7. Guarantee Absolute and Unconditional; Waiver of Rights. (a) Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Guaranteed Obligations, and notice of or proof of reliance by the Administrative Agent or any other Guaranteed Party upon this Guarantee or acceptance of this Guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred,

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or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice to or upon the Borrower or any Guarantor in respect of the Guaranteed Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or any of the Guarantors with respect to the Guaranteed Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Designated Hedge Agreement, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower or any other Person against any Guaranteed Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any Guarantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Guaranteed Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Guaranteed Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b) This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Administrative Agent and the other Guaranteed Parties and their respective successors, indorsees, transferees and assigns until all Guaranteed Obligations under the Credit/Hedge Documents (other than any contingent indemnity obligations as to which no claim shall have been asserted) shall have been satisfied by payment in full, and the Commitments under the Credit Agreement shall be terminated, notwithstanding that from time to time during the term of the Credit/Hedge Documents the Credit Parties may be free from any Guaranteed Obligations.

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(c) A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor becomes or is otherwise designated as an “Excluded Subsidiary” (within subclauses (b), (c), (e), (g), (k) or (l) of the Credit Agreement’s definition thereof), ceases to be a Subsidiary of the Parent or otherwise ceases to be a Credit Party.

Section 8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office.

Section 10. Representations and Warranties; Covenants. (a) Each Guarantor hereby makes the following representations and warrants as of the Closing Date, or, if later, as of the date such Guarantor becomes a party hereto in accordance with Section 19, and the Administrative Agent and each other Guaranteed Party shall be entitled to rely on each of them as set forth herein:

(i) such Guarantor (x) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization (to the extent such jurisdiction provides for the designation of entities organized and incorporated thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (y) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;

(ii) such Guarantor (x) has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit/Hedge Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit/Hedge Documents to which it is a party, (y) has duly executed and delivered this Agreement, which constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity and (z) is in compliance with all laws, orders, writs and injunctions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

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(iii) neither the execution, delivery or performance by such Guarantor of the Credit/Hedge Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (x) contravene any material provision of any Applicable Law applicable to such Guarantor, (y) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor (other than Liens created under the other Security Documents to which it is a party) pursuant to the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Guarantor is a party or by which it or any of its property or assets is bound or (z) violate any provision of the Organizational Documents of such Guarantor;

(iv) there are no actions, suits, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of such Guarantor, threatened with respect to such Guarantor that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change;

(v) such Guarantor is not engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U;

(vi) the execution, delivery and performance of each Credit/Hedge Document to which it is a party does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of the Liens created pursuant to the other Security Documents to which such Guarantor is a party and (z) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect;

(vii) such Guarantor is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended;

(viii) such Guarantor has filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all income and other material Taxes payable by it that have become due, other than those (x) not yet delinquent or (y) contested in good faith as to which adequate reserves have been provided in accordance with GAAP, except, in each case, which could not reasonably be expected to result in a Material Adverse Effect;

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(ix) on the Closing Date (both before and after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Parent and its Subsidiaries, taken as a whole, will be Solvent;

(x) such Guarantor (x) is not, nor is owned or controlled by Persons that are, the subject of any Sanctions, or, to the extent prohibited by Sanctions, located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria), (y) is not engaged in any unauthorized dealings or transactions with any Person that is the subject of Sanctions, or, to the extent prohibited by Sanctions, with any Person located, organized or resident in a country or territory that is the subject of Sanctions or (z) is in compliance, in all material respects, with Sanctions;

(xi) such Guarantor is in compliance, in all material respects, with the requirements of the PATRIOT Act;

(xii) such Guarantor and its directors, officers, and, to the knowledge of such Guarantor, any agents, employees and persons acting on behalf of such Guarantor have, within five years prior to the date of this Agreement, complied with, are now in compliance with, and will comply with, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other Applicable Laws relating to anti-corruption;

(xiii) the Security Agreement and the Pledge Agreement, upon execution and delivery thereof by the parties thereto, in each case, will create in favor of the Collateral Trustee, for the ratable benefit of the Guaranteed Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (x) when the Pledged Shares (as defined in the Pledge Agreement), if any, are delivered to the Collateral Trustee together with undated stock powers or allonges, as the case may be, for each item of Pledged Shares executed in blank by a duly authorized officer of such Guarantor, the Lien created under the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Guarantor in such Pledged Shares to the extent that a security interest in such Pledged Shares may be perfected by the delivery of such Pledged Shares to the Collateral Trustee together with undated stock powers or allonges, as the case may be, for each item of Pledged Shares executed in blank by a duly authorized officer of the pledgor thereof, in each case prior and superior in right to any other Person and (y) when financing statements in appropriate form are duly filed in the offices specified on Schedule 8.21 to the Credit Agreement to the extent such filings relate to Collateral pledged by such Guarantor, the Lien created under the other Security Documents will constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Guarantor in such Collateral in which a security interest may be perfected by the filing of financing statements under the UCC, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 10.02 of the Credit Agreement, and subject to the terms of the Intercreditor Agreement; and

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(xiv) upon the recordation of each of the Copyright Security Agreement, Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 8.21 of the Credit Agreement as such filings relate to Collateral pledged by such Guarantor, (i) the Lien created under the Copyright Security Agreement in the Copyrights shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Guarantor in such Copyrights, (ii) the Lien created under the Patent Security Agreement in the Patents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Guarantor in the Patents pledged by such Guarantor, and (iii) the Lien created under the Trademark Security Agreement in the Trademarks shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Guarantor in the Trademarks pledged by such Guarantor, in each case, in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by such Guarantor after the date hereof).

(b) Without duplication of any indemnification obligations of such Guarantor under the terms of any Credit/Hedge Document, each Guarantor hereby covenants and agrees with the Administrative Agent and each other Guaranteed Party that, from and after the date of this Guarantee until the Obligations under the Credit/Hedge Documents are paid in full, and the Commitments are terminated, such Guarantor shall reimburse, indemnify and hold harmless each Agent-Related Person (as defined in the Credit Agreement) pursuant to Sections 14.04 and 14.05 of the Credit Agreement and be bound by such provision as if such provisions were expressly set forth herein.

Section 11. Authority of the Administrative Agent. (a) The Administrative Agent enters into this Guarantee in its capacity as agent for the Guaranteed Parties from time to time. The rights and obligations of the Administrative Agent under this Guarantee at any time are the rights and obligations of the Guaranteed Parties at that time. Each of the Guaranteed Parties has (subject to the terms of the Credit/Hedge Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, which in the case of the Lenders shall be in the proportions described in the Credit Documents. The rights, remedies and discretions of the Guaranteed Parties, or any of them, under this Guarantee may be exercised by the Administrative Agent and, as between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Guaranteed Parties with full and valid authority so to act or refrain from acting. No party to this Guarantee is obliged to inquire whether an exercise by the Administrative Agent of any such right, remedy or discretion

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is within the Administrative Agent’s authority as agent for the Guaranteed Parties. All powers, authorizations and agencies contained in this Guarantee are coupled with an interest and are irrevocable until this Guarantee is terminated.

(b) Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit/Hedge Documents) in the identity of the persons from time to time comprising the Guaranteed Parties gives rise to an equivalent change in the Guaranteed Parties, without any further act. Upon such an occurrence, the persons then comprising the Guaranteed Parties are vested with the rights, remedies and discretions and assume the obligations of a Guaranteed Party under this Guarantee. Each party to this Guarantee irrevocably authorizes the Administrative Agent to give effect to the change in Guaranteed Party contemplated in this Section 11(b) by countersigning an Assignment and Acceptance.

Section 12. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.02 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement.

Section 13. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Administrative Agent and the Borrower.

Section 14. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 15. Integration. This Guarantee, together with the other Credit/Hedge Documents, represents the agreement of each Guarantor, the Administrative Agent and the other Guaranteed Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Guaranteed Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit/Hedge Documents.

Section 16. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 14.01 of the Credit Agreement.

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(b) Neither the Administrative Agent nor any other Guaranteed Party shall by any act (except by a written instrument pursuant to Section 16(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any such Guaranteed Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 17. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 18. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns; provided, that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

Section 19. Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.12 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

Section 20. Lender Counterparties. Each Lender Counterparty, by delivery of a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the applicable Credit Party, or as otherwise agreed by the Administrative Agent and such Credit Party (any such agreement a “Guarantee Agreement Hedge Provider Joinder”) shall:

(a) acknowledge and consent to the terms of the Intercreditor Agreement and the Collateral Trust Agreement;

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(b) agree that, by executing and delivering to the Administrative Agent the Guarantee Agreement Hedge Provider Joinder, such Lender Counterparty, with respect to each Hedge Agreement executed by such Lender Counterparty with a Credit Party that expressly designates that such Hedge Agreement will be subject to the terms of the Guarantee Agreement Hedge Provider Joinder (each such Hedge Agreement, a “Designated Hedge Agreement”), (i) shall be bound by (x) the provisions of this Guarantee Agreement as a “Guaranteed Party” hereunder and (y) the Security Agreement and the Pledge Agreement as a “Secured Party” thereunder and (ii) accepts the rights and obligations with respect to the foregoing;

(c) agree to be bound by Article 13 of the Credit Agreement (including, without limitation, with respect to the release of Liens in connection with any transaction permitted under the Credit Agreement and the application of funds following the exercise of remedies thereunder); and

(d) agree to reimburse, indemnify and hold harmless each Agent-Related Person (as defined in the Credit Agreement) pursuant to Section 13.07 of the Credit Agreement and be bound by such provision as if such provision was expressly set forth herein.

Section 21. Acknowledgments. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the other Credit Documents to which it is a party;

(b) no Guaranteed Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guarantee or any of the other Credit Documents, and the relationship between the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Parties or among the Guarantors and the Guaranteed Parties.

Section 22. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 23. Submission to Jurisdiction; Waivers; Service of Process. Each Guarantor hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

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(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement, and such Guarantor hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf;

(iv) agrees that nothing herein shall affect the right of the Administrative Agent or any other Guaranteed Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Guaranteed Party to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 23 any special, exemplary, punitive or consequential damages.

Section 24. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

MRC GLOBAL INC., as Guarantor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

MIDWAY-TRISTATE CORPORATION, as Guarantor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

GREENBRIER PETROLEUM CORPORATION, as Guarantor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

MCJUNKIN RED MAN DEVELOPMENT CORPORATION, as Guarantor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

MILTON OIL & GAS COMPANY, as Guarantor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Term Guarantee]

MRC MANAGEMENT COMPANY, as Guarantor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

RUFFNER REALTY COMPANY, as Guarantor

By:	/s/ James E. Braun
	Name:	James E Braun
	Title:	Executive Vice President and Chief Financial Officer

THE SOUTH TEXAS SUPPLY COMPANY, INC., as Guarantor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Term Loan Guarantee]

Acknowledged and agreed, including as a Guarantor as provided herein:

MCJUNKIN RED MAN CORPORATION

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Term Loan Guarantee]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Erik M. Truette
	Name:	Erik M. Truette
	Title:	Assistant Vice President

[Signature Page to Term Loan Guarantee]

ANNEX A TO THE

TERM LOAN GUARANTEE

SUPPLEMENT NO. [    ] dated as of [            201[    ] (this “Supplement”), to the TERM LOAN GUARANTEE dated as of November 9, 2012 among each of the Guarantors listed on the signature pages thereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”) and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) for the lenders from time to time parties to the Credit Agreement referred to below.

A. Reference is made to the Term Loan Credit Agreement, dated as of November 9, 2012 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”), MRC Global Inc. as parent guarantor, the other guarantors party thereto, the lending institutions from time to time party thereto (the “Lenders”), Bank of America, N.A. as administrative agent and U.S. Bank National Association as collateral trustee.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.

C. The Guarantors have entered into the Guarantee in order to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their Loans to the Borrower under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Designated Hedge Agreements with the Borrower. Section 9.12 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries of the Borrower may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Guaranteed Parties to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.

Accordingly, the Administrative Agent and each New Guarantor agree as follows:

SECTION 1. In accordance with Section 19 of the Guarantee, each New Guarantor by executing and delivering this Supplement becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor, and, without limiting the generality of the foregoing, each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof (after giving effect to this Supplement). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each New Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Supplement shall become effective as to each New Guarantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Administrative Agent.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 14.02 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement.

SECTION 8. Without duplication of any indemnification to the Administrative Agent under the terms of any Credit/Hedge Document, each New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the other Guaranteed Parties, taken as a whole, and if necessary of one local counsel in each relevant jurisdiction and of special counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Guaranteed Party subject to such conflict).

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IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

as a New Guarantor

By:
Name:
Title:

Bank of America, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 10.3

Execution Version

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) dated as of November 9, 2012, among MCJUNKIN RED MAN CORPORATION, a Delaware corporation (the “Borrower”), MRC Global Inc., a Delaware corporation (the “Parent Grantor”) each of the Subsidiaries of the Parent Grantor listed on the signature pages hereto (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Parent Grantor, the Subsidiary Grantors and the Borrower are referred to collectively as the “Grantors”) and U.S. Bank National Association, as Collateral Trustee (in such capacity, together with any successor collateral trustee appointed pursuant to Section 6.2 of the Collateral Trust Agreement (as hereinafter defined), the “Collateral Trustee”) for the benefit of the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, reference is made to (a) that certain Term Loan Credit Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), by and among the Borrower, the Parent Grantor, the Subsidiary Grantors named therein, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent (the “Term Agent”) and the Collateral Trustee; and (b) that certain Collateral Trust Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), by and among the Parent Grantor, the Borrower, the Subsidiary Grantors from time to time party thereto, the Term Agent and the Collateral Trustee;

WHEREAS, pursuant to the Term Loan Guarantee and Acknowledgement dated as of the date hereof, among the Borrower, the other Guarantors (as defined therein) and the Term Agent, as the same may be amended, restated or otherwise modified from time to time (the “Term Guarantee Agreement”), the Borrower, the Parent Grantor and the Subsidiary Grantors party thereto have agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Term Agent for the benefit of the Lenders and the other Guaranteed Parties (as defined therein), the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower’s obligations under the Credit Agreement and the other Guaranteed Obligations (as defined therein);

WHEREAS, pursuant to the Credit Agreement, each Grantor is willing to secure (i) its obligations under the Credit Agreement and (ii) certain other Secured Obligations by granting Liens on its assets to the Collateral Trustee, as contemplated by this Agreement;

WHEREAS, the proceeds of the Loans will be used in part to enable the Borrower to repay in full certain of its existing indebtedness that each Subsidiary Guarantor has unconditionally guaranteed and make valuable transfers to the Parent Grantor and the Subsidiary Grantors in connection with the operation of their respective businesses;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the incurrence of the Loans and from the transactions contemplated by the Credit Documents and the other transactions contemplated by the other Term Priority Lien Documents; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the Lenders obligation to make the Loans thereunder, that the Grantors shall have granted the security interest contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Term Agent and the Collateral Trustee to enter into the Credit Documents and to induce the Lenders to make their respective extensions of credit and other accommodations as set forth in the Term Priority Lien Documents, the Grantors hereby agree with the Collateral Trustee for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings given to them in the Credit Agreement or, if not defined therein, in the UCC.

(b) The following terms shall have the following meanings:

“Additional Term Debt Facility” shall mean one or more debt facilities, credit agreements, note purchase agreements, commercial paper facilities, indentures or other agreements for which the requirements of Section 5.6 of the Intercreditor Agreement and the requirements of Section 3.8 of the Collateral Trust Agreement have been satisfied, in each case with banks, lenders, purchasers, investors or trustees, agents or other representatives of any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in such receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in such receivables), letters of credit, notes, bonds or other borrowings or extensions of credit or issuances of debt securities, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable document; provided that neither the Revolving Credit Agreement, the Term Loan Credit Agreement, any Subordinated Lien Debt Facility nor any Refinancing (as such terms are defined in the Intercreditor Agreement) of any of the foregoing in this proviso shall constitute an Additional Term Debt Facility at any time.

“Additional Term Documents” shall mean the Additional Term Debt Facility and the Additional Term Security Documents.

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“Additional Term Secured Parties” shall mean, at any time, the Collateral Trustee, the trustee, agent or other representative of the holders of any Indebtedness under any Additional Term Debt Facility, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Additional Term Document and each other holder of, or obligee in respect of, or any holder or lender pursuant to any Additional Term Obligations (as defined in the Intercreditor Agreement) outstanding at such time; provided that the Term Secured Parties shall not be deemed Additional Term Secured Parties.

“Additional Term Security Documents” shall mean the Additional Term Debt Facility (insofar as the same grants a Lien on the Collateral) and all collateral trust agreements, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Secured Obligations of the Grantors owed thereunder to any Additional Term Secured Parties or under which rights or remedies with respect to such Liens are governed.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall have the meaning provided in Section 2 hereof.

“Collateral Account” shall mean any collateral account established by the Collateral Trustee as provided in Section 5.1 or Section 5.3.

“Collateral Trust Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Trustee” shall have the meaning assigned to such term in the preamble hereto.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, and (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC.

“Control Agreements” shall mean, collectively, Deposit Account Control Agreements and the Securities Account Control Agreements.

“Copyright License” shall mean any written agreement, now or hereafter in effect, naming any Grantor as licensor or licensee, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule I (as such schedule may be amended or supplemented from time to time).

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“copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of the United States, any other country or any group of countries, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Copyrights” shall mean all copyrights now owned or hereafter acquired by any Grantor, including those listed on Schedule II (as such schedule may be amended or supplemented from time to time).

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Deposit Account Control Agreement” shall mean an agreement that is reasonably satisfactory to the Term Agent and Collateral Trustee establishing Control in favor of the Collateral Trustee with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Grantor, (i) all “deposit accounts” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Designated Hedge Agreement” shall have the meaning assigned to such term in the Term Guarantee Agreement.

“Designated Hedge Provider” shall mean each Lender Counterparty party to a Designated Hedge Agreement, to the extent such Lender Counterparty has executed and delivered (i) a Collateral Trust Joinder (as defined in the Collateral Trust Agreement) in accordance with Section 3.8(a) of the Collateral Trust Agreement, (ii) a Guarantee Agreement Hedge Provider Joinder (as defined in the Term Guarantee Agreement) in accordance with Section 20 of the Term Guarantee Agreement and (iii) a Pledge Agreement Hedge Provider Joinder (as defined in the Term Pledge Agreement) in accordance with Section 26 of the Term Pledge Agreement.

“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, computers, furnishings, appliances, fixtures, tools and vehicles (in each case, regardless of whether characterized as equipment under the UCC) now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, accessions, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but

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excluding equipment to the extent it is subject to a Lien permitted by the Credit Agreement and the terms of the Indebtedness securing such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such equipment.

“Excluded Swap Obligation” shall mean, with respect to any Grantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Grantor of, or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC, including “payment intangibles” also as such term is defined in Article 9 of the UCC, and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Agreement in its right, title and interest in any such contract, agreement, instrument or indenture (i) is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, (ii) would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Agreement in any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

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“Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Insolvency or Liquidation Proceeding” shall mean: (1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor; (2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets; (3) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (except any such transaction by a Subsidiary of the Parent Grantor permitted under the Credit Agreement); or (4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intellectual Property” shall mean all of the following now owned or hereafter acquired by any Grantor: rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including the Trade Secrets, the Copyrights, the Patents, the Trademarks and the Licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Agreement in any such rights, priorities and privileges relating to intellectual property (i) is not prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto, (ii) would not give any other party to any such contract, agreement or other instrument the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the relevant parties (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 9 hereof.

“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts of any Grantor (other than as pledged (or as expressly excluded from the requirement to be pledged) pursuant to the Term Pledge Agreement), whether now or hereafter acquired by any Grantor, in each case to the extent the grant by a Grantor of a Security Interest therein pursuant to this Agreement in its right, title and interest in any such Investment Property (i) is not prohibited by any contract, agreement, instrument or indenture governing such Investment Property without the consent of any other party thereto, (ii) would not give any other party to any such contract, agreement,

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instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“Lender Counterparty” means each Lender or any Affiliate of a Lender that is a counterparty to a Designated Hedge Agreement (including any Person that ceases to be a Lender (or any Affiliate thereof) (a) on the date such Lender becomes a party to the Credit Agreement or (b) as of the date such Designated Hedge Agreement was entered into.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party.

“Parent Grantor” shall have the meaning assigned to such term in the preamble hereto.

“Patent License” shall mean any written agreement, now or hereafter in effect, naming any Grantor as licensor or licensee, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement, including those listed on Schedule III (as such schedule may be amended or supplemented from time to time).

“patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country or group of countries, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, reexaminations or extensions thereof, all rights corresponding thereto throughout the world and all inventions and improvements disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patents” shall mean all patents now owned or hereafter acquired by any Grantor, including those listed on Schedule IV (as such schedule may be amended or supplemented from time to time).

“PNC Accounts” shall have the meaning assigned to such term in Section 3.2(c) hereof.

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“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Trustee, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Secured Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Term Priority Lien Documents (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding, under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding) on the Term Priority Lien Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by any Grantor under the Term Priority Lien Documents, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, payments for early termination of Designated Hedge Agreements, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), of any Grantor to any of the Secured Parties under the Term Priority Lien Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Grantor under or pursuant to this agreement or any other Term Priority Lien Document and (iii) the due and punctual payment of all obligations of each Grantor under each Designated Hedge Agreement (and each guaranty entered into in connection with each such Designated Hedge Agreement) with a counterparty that is a Designated Hedge Provider, provided that Secured Obligations shall in no event include Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, (i) the Term Secured Parties, (ii) the Additional Term Secured Parties, if any, (iii) each Designated Hedge Provider that executes and delivers a Security Agreement Hedge Provider Joinder pursuant to Section 8.2 hereof and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

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“Security Agreement Hedge Provider Joinder” shall have the meaning assigned to such term in Section 8.2 hereof.

“Securities Account Control Agreement” shall mean an agreement that is reasonably satisfactory to the Term Agent and the Collateral Trustee establishing Control in favor of the Collateral Trustee with respect to any Securities Account.

“Security Interest” shall have the meaning provided in Section 2 hereof.

“Subsidiary Grantor” shall have the meaning assigned to such term in the preamble hereto.

“Swap Obligation” shall have the meaning assigned to such term in the definition of “Excluded Swap Obligation”.

“Term Agent” shall have the meaning assigned to such term in the recitals hereto.

“Term Collateral Documents” shall mean this Agreement and the other “Security Documents” (as defined in the Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations or under which rights or remedies with respect to such Liens are governed.

“Term Documents” shall mean the Credit Agreement, this Agreement, the other Term Collateral Documents and the other “Credit Documents” (as defined in the Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Term Obligation, and any other document or instrument executed or delivered at any time in connection with any Term Obligations, including any intercreditor or joinder agreement among holders of Term Obligations, to the extent such are effective at the relevant time, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with the Term Agent, the Collateral Trustee and the Lenders or other agents and lenders or otherwise), in each case in accordance with the provisions of this Agreement.

“Term Guarantee Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Term Obligations” shall mean all Secured Obligations outstanding under the Credit Agreement and the other Term Documents. “Term Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Term Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

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“Term Pledge Agreement” shall mean the Pledge Agreement, dated as of the date hereof, among the Borrower, the other Pledgors (as defined therein) party thereto from time to time and the Collateral Trustee, as the same may be amended, restated or otherwise modified from time to time.

“Term Priority Lien Claimholders” shall mean, at any relevant time, the holders of Secured Obligations at that time, including the Lenders, the Term Agent and the Collateral Trustee, under the Term Priority Lien Documents.

“Term Priority Lien Debt” shall mean, collectively, the Loans, all additional notes, loans or other indebtedness issued or incurred under any Additional Term Documents and with respect to which the requirements of Section 5.6 of the Intercreditor Agreement and Section 3.8 of the Collateral Trust Agreement have been satisfied, and all notes, loans or other indebtedness issued or incurred under any Refinancing thereof.

“Term Priority Lien Documents” shall mean, collectively, the Term Documents and the Additional Term Documents.

“Term Secured Parties” shall mean, at any time, the Term Agent, the Collateral Trustee, the trustees, agents and other representatives of the Lenders and holders of other Term Priority Lien Debt (including Designated Hedge Providers), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Term Priority Lien Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Term Priority Lien Document outstanding at such time; provided that the Additional Term Secured Parties shall not be deemed Term Secured Parties.

“Trade Secrets” shall mean all information used or useful arising from the business including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas and all other proprietary information.

“Trademark License” shall mean any written agreement, now or hereafter in effect, naming any Grantor as licensor or licensee, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement, including those listed on Schedule V (as such schedule may be amended or supplemented from time to time).

“trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar

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offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trademarks” shall mean all trademarks now owned or hereafter acquired by any Grantor, including those listed on Schedule VI (as such schedule may be amended or supplemented from time to time); provided that any “intent to use” Trademark applications for which a “Statement of Use” or “Amendment to Allege Use” has not been filed (but only until such statement is filed) are excluded from this definition.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Trustee’s and the Secured Parties’ Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(c) The words “hereof’, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

2. Grant of Security Interest.

(a) Each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Trustee, for the ratable benefit of the Secured Parties, and grants to the Collateral Trustee, for the ratable benefit of the Secured Parties a lien on and continuing security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property (other than any property not required to be pledged pursuant to Section 9.13 of the Credit Agreement) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(i) all Accounts;

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(ii) all Chattel Paper;

(iii) all Commercial Tort Claims, if any;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Intellectual Property;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Letters of Credit and Letter-of-Credit Rights;

(xii) all Money;

(xiii) all Supporting Obligations;

(xiv) all Collateral Accounts;

(xv) all books and records pertaining to the Collateral;

(xvi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.

(b) Each Grantor hereby irrevocably authorizes the Collateral Trustee and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the Borrower, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Trustee reasonably determines appropriate to perfect the Security Interests of the Collateral Trustee under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets” or “all personal property” or words of similar effect, whether now owned or hereafter acquired. Each Grantor hereby also authorizes the Collateral Trustee and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction to the Collateral Trustee.

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Each Grantor hereby agrees to provide to the Collateral Trustee, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).

The Collateral Trustee is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interests granted by each Grantor hereunder, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Trustee, as the case may be, as secured party.

This Agreement secures the payment of all the Secured Obligations. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed to the Collateral Trustee or the Secured Parties under the Term Priority Lien Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Grantor.

The Security Interests are granted as security only and shall not subject the Collateral Trustee or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

3. Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Trustee and each other Secured Party that:

3.1. Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Trustee for the ratable benefit of the Secured Parties pursuant to this Agreement, (b) the Liens permitted by the Credit Agreement and (c) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Trustee for the ratable benefit of the Secured Parties pursuant to this Agreement, (ii) are permitted by the Credit Agreement or (iii) evidence Liens securing Indebtedness which is no longer outstanding or Liens with respect to commitments to lend which have been terminated.

3.2. Perfected First Priority Liens. (a) This Agreement is effective to create in favor of the Collateral Trustee, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

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(b) Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Agreement (i) will constitute valid and perfected Security Interests in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A), (B), or (C) of this paragraph in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, upon (A) the filing of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Trustee as “secured party” and describing the Collateral in the filing offices specified in Schedule 3.2(b), (B) delivery to Collateral Trustee (or its bailee) of all Instruments, Chattel Paper, Certificated Securities and Negotiable Documents, in each case, properly endorsed for transfer or in blank, and (C) completion of the filing and recording of fully executed agreements in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting Patents and Trademarks in the United States Patent and Trademark Office (or any successor office) within the three month period (commencing as of the date hereof) or, with respect to all Collateral constituting Patents and registered Trademarks acquired after the date hereof, within three months thereafter, and all Collateral constituting registered Copyrights in the United States Copyright Office (or a successor office) within the one month period (commencing as of the date hereof) or, with respect to all Collateral constituting Copyrights acquired after the date hereof, within one month thereafter pursuant to 35 USC § 261, and 15 USC § 1060, or 17 USC § 205 and the regulations thereunder, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.02 of the Credit Agreement.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Agreement (including Security Interests in cash, cash accounts and Investment Property), other than as provided in Section 4.4 below with respect to such cash, cash accounts and Investment Property maintained in the Borrower’s accounts at PNC Bank, National Association in existence on the date hereof (such accounts and any replacement thereof, whether at PNC Bank, National Association or otherwise, the “PNC Accounts”), by any means other than (i) filings pursuant to the UCC of the relevant state(s), (ii) filings approved by United States government offices with respect to Intellectual Property or (iii) delivery to the Collateral Trustee (or its bailee) to be held in its possession of all Collateral consisting of Instruments, Certificated Securities or Negotiable Documents; provided that, with respect to subclause (iii), prior to the Discharge of Revolving Credit Obligations (as defined in the Intercreditor Agreement), the Grantors shall only be required to deliver such Collateral that constitutes Revolving Credit Collateral (as defined in the Intercreditor Agreement) to the Collateral Trustee to the extent (but only to the extent) delivery is required at such time under the Revolving Credit Loan Documents (as defined in the Intercreditor Agreement).

(d) It is understood and agreed that the Security Interests in cash and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses, subject to the provisions of the Control Agreements with respect to such cash and Investment Property.

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4. Covenants.

Each Grantor hereby covenants and agrees with the Collateral Trustee and the Secured Parties that, from and after the date of this Agreement until the Secured Obligations are paid in full:

4.1. Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the Security Interest created by this Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).

(b) Such Grantor will furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Trustee may reasonably request. In addition, within 60 days after the end of each June and December, such Grantor will deliver to the Term Agent and the Collateral Trustee a written supplement substantially in the form of Annex A hereto with respect to any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantor after the date hereof, all in reasonable detail.

(c) Subject to clause (d) below and Section 3.2(c), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)(C)), which may be required under any applicable law, or which the Collateral Trustee may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 3.2(b)(C), all at the expense of such Grantor.

(d) Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.

4.2. Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Trustee prompt written notice of any change (i) in its legal name, (ii) in its

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jurisdiction of organization or location for purposes of the UCC, (iii) in its identity or type of organization or corporate structure or (iv) in its Federal Taxpayer Identification Number or organizational identification number. Each Grantor agrees promptly to provide the Term Agent and the Collateral Trustee with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor also agrees promptly to notify the Term Agent and the Collateral Trustee if any material portion of the Collateral is damaged or destroyed.

4.3. Notices. Each Grantor will advise the Term Agent and the Collateral Trustee promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Trustee to exercise any of its remedies hereunder.

4.4. PNC Accounts. Notwithstanding anything herein to the contrary, the Parent Grantor will use commercially reasonable efforts (i) not to close any PNC Account that is not an Excluded Deposit Account and (ii) to provide the Collateral Trustee with a perfected Security Interest in the PNC Accounts (by way of a Control Agreement, or otherwise) that are not Excluded Deposit Accounts having at least the priority described in Section 3.1. For the avoidance of doubt, the Parent Grantor will be permitted to replace any PNC Account in accordance with the definition thereof with an account at PNC Bank, National Association or otherwise.

5. Remedial Provisions.

5.1. Certain Matters Relating to Accounts. (a) At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Parent Grantor and any other relevant Grantor, the Collateral Trustee shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that the Collateral Trustee reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Trustee may require in connection with such test verifications.

(b) The Collateral Trustee hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Trustee may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Trustee at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Trustee if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Trustee, subject to withdrawal by the Collateral Trustee for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Trustee and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

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(c) At the Collateral Trustee’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Trustee all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts.

(d) Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Trustee shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.

(e) At the direction of the Collateral Trustee, upon the occurrence and during the continuance of an Event of Default, each Grantor shall grant to the Collateral Trustee to the extent assignable, an irrevocable, non-exclusive, fully paid-up, royalty-free, worldwide license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

5.2. Communications with Account Debtors; Grantors Remain Liable. (a) The Collateral Trustee in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Trustee’s satisfaction the existence, amount and terms of any Accounts.

(b) Upon the written request of the Collateral Trustee at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Trustee for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Trustee.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Trustee nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Trustee or any Secured Party of any payment relating thereto, nor shall the Collateral Trustee or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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5.3. Proceeds to be Turned Over To Collateral Trustee. In addition to the rights of the Collateral Trustee and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Trustee so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Term Secured Parties in connection with an Event of Default under Section 11.05 of the Credit Agreement shall be deemed to constitute a request by the Collateral Trustee for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Trustee and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Trustee in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Trustee, if required). All Proceeds received by the Collateral Trustee hereunder shall be held by the Collateral Trustee in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Trustee. All Proceeds while held by the Collateral Trustee in a Collateral Account (or by such Grantor in trust for the Collateral Trustee and the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4. Application of Proceeds. The Collateral Trustee shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt during the continuation of an Event of Default as follows:

(a) first, to the payment of all reasonable and documented costs and expenses incurred by the Collateral Trustee in connection with such collection or sale or otherwise in connection with this Agreement, the other Term Priority Lien Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Trustee hereunder or under any other Term Priority Lien Document on behalf of any Grantor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Term Priority Lien Document;

(b) second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Term Secured Parties (including fees, disbursements and other charges of counsel arising under the Term Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

(c) third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Secured Obligations then owing under the Term Documents, ratably among the Term Secured Parties in proportion to the respective amounts described in this clause third held by them;

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(d) fourth, to payment of that portion of the Secured Obligations constituting either (i) unpaid principal the Secured Obligations then owing under the Term Documents or (ii) otherwise constituting payments for early termination of Designated Hedge Agreements, ratably among the Term Secured Parties in proportion to the respective amounts described in this clause fourth held by them;

(e) fifth, to the payment of all other Secured Obligations of the Term Secured Parties owing under or in respect of the Term Documents that are due and payable to the Administrative Agent and the other Term Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Term Secured Parties on such date; and

(f) last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Upon any sale of the Collateral by the Collateral Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Trustee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Trustee or such officer or be answerable in any way for the misapplication thereof.

5.5. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Trustee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Trustee or any Lender or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Trustee shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Trustee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Trustee and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Trustee or such Secured Party may, subject to (x) the satisfaction in full in cash of all payments due pursuant to Section 5.4(a) hereof and (y) the satisfaction of the Secured Obligations in accordance with the

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priorities set forth in Section 5.4 hereof, pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Trustee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Trustee accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Trustee’s request, to assemble the Collateral and make it available to the Collateral Trustee at places which the Collateral Trustee shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

5.6. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Collateral Trustee or any Secured Party to collect such deficiency.

5.7. Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Secured Obligations made by the Collateral Trustee or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Trustee or any other Secured Party, (c) the Term Priority Lien Documents and any other documents executed and delivered in connection therewith and any documents entered into with the Term Agent or the Collateral Trustee, as applicable, or any of their respective affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Collateral Trustee (or, in the case of any documents entered into with the Term Agent or the Collateral Trustee, as applicable, or any of their respective affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Trustee or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Trustee nor any other Secured Party shall have any obligation to protect,

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secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Trustee or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Parent Grantor or any other Grantor or any other person, and any failure by the Collateral Trustee or any other Secured Party to make any such demand or to collect any payments from the Parent Grantor or any other Grantor or any other person or any release of the Parent Grantor or any other Grantor or any other person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Trustee or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.8. Access Rights on Mortgaged Properties. The Grantors hereby agree with the Collateral Trustee that, at any time during the continuance of an Event of Default and after notice of such action to the Parent Grantor, the “Revolving Credit Collateral Agent” (as defined in the Intercreditor Agreement) shall have access, during the “Access Period” (as defined in the Intercreditor Agreement), and each such Grantor that owns any of the Mortgaged Property has granted a non-exclusive easement in gross over its property to permit the uses by Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) contemplated by Section 3.2 of the Intercreditor Agreement. The Collateral Trustee hereby consents to such easement.

6. The Collateral Trustee.

6.1. Collateral Trustee’s Appointment as Attorneys-in-Fact, etc. (a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon and during the occurrence of an Event of Default, the Collateral Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Trustee the power and right, on behalf of such Grantor, either in the Collateral Trustee’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after and during the occurrence of an Event of Default and after written notice by the Collateral Trustee of its intent to do so:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Trustee for the purpose of collecting any and all such moneys due under any Account or with respect to any other Collateral whenever payable;

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(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Trustee may request to evidence the Collateral Trustee’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iv) execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Trustee pursuant to Section 9.03 of the Credit Agreement;

(vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Trustee or as the Collateral Trustee shall direct;

(vii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Trustee may deem appropriate (with such Grantor’s consent (not to be unreasonably withheld or delayed) to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

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(xii) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Trustee shall in its sole discretion determine; and

(xiii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Trustee were the absolute owner thereof for all purposes, and do, at the Collateral Trustee’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Trustee deems necessary to protect, preserve or realize upon the Collateral and the Collateral Trustee’s and the Secured Parties’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Trustee agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing and in accordance with the Collateral Trust Agreement.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Trustee incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Secured Obligations under the Term Priority Lien Documents, from the date of payment by the Collateral Trustee to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Trustee on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

6.2. Duty of Collateral Trustee. The Collateral Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Trustee deals with similar property for its own account. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Trustee accords its own property. Neither the Collateral Trustee, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers

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conferred on the Collateral Trustee and the Secured Parties hereunder are solely to protect the Collateral Trustee’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Trustee or any Secured Party to exercise any such powers. The Collateral Trustee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3. Authority of Collateral Trustee. Each Grantor acknowledges that the rights and responsibilities of the Collateral Trustee under this Agreement with respect to any action taken by the Collateral Trustee or the exercise or non-exercise by the Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Trustee and the Secured Parties, be governed by the Collateral Trust Agreement, and by the Term Priority Lien Documents and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Trustee and the Grantors, the Collateral Trustee shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority to so act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4. Security Interest Absolute. All rights of the Collateral Trustee hereunder, the Security Interest, and all obligations of the Grantors hereunder shall be absolute and unconditional.

6.5. Continuing Security Interest; Release. (a) This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Trustee and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Secured Obligations (other than any contingent indemnity obligations not then due) and the obligations of each Grantor under this Agreement shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Term Priority Lien Documents the Grantors may be free from any Secured Obligations.

(b) A Grantor (other than the Parent Grantor and the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted under the Credit Agreement as a result of which such Grantor becomes or is otherwise designated as an “Excluded Subsidiary” (within subclauses (k) or (l) of the Credit Agreement’s definition thereof), ceases to be a Subsidiary of the Parent Grantor or otherwise ceases to be a Credit Party.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 13.11 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby.

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(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Trustee shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Trustee.

6.6. Reinstatement. Each Grantor further agrees that, if any payment made by any Grantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Grantor, its estate, trustee, receiver or any other party, including any other Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

6.7. Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt. Notwithstanding (a) anything to the contrary contained in the Security Documents; (b) the time of incurrence of any Series of Priority Lien Debt (as defined in the Collateral Trust Agreement); (c) the order or method of attachment or perfection of any Lien securing any Series of Priority Len Debt; (d) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Priority Lien Debt; (e) the time of taking possession or control over any Collateral securing any Series of Priority Lien Debt; (f) that any Priority Lien (as defined in the Collateral Trust Agreement) may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or (g) the rules for determining priority under any law governing relative priorities of Liens, all Priority Liens granted at any time by any Grantor will secure, equally and ratably, all present and future Priority Lien Obligations (as defined in the Collateral Trust Agreement) of such Grantor, as the case may be, as more fully specified in the Collateral Trust Agreement.

The foregoing provision is intended for the benefit of each present and future holder of Priority Lien Obligations, and will be enforceable by each present and future Priority Lien Representative (as defined in the Collateral Trust Agreement) and the Collateral Trustee, as holder of Priority Liens, in each case, as a party to the Collateral Trust Agreement or as a third party beneficiary thereof.

7. Collateral Trustee As Agent.

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(a) U.S. Bank National Association has been appointed to act as the Collateral Trustee under Term Priority Lien Documents, by the Term Priority Lien Claimholders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Trustee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Term Priority Lien Documents. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Trustee for the ratable benefit of the applicable Term Priority Lien Claimholders and Secured Parties in accordance with the terms of this Section 7(a).

(b) The Collateral Trustee shall at all times be the same Person that is the Collateral Trustee under the Collateral Trust Agreement and the Intercreditor Agreement. Written notice of resignation by the Collateral Trustee pursuant to Section 6.1 of the Collateral Trust Agreement shall also constitute notice of resignation as Collateral Trustee under this Agreement; removal of the Collateral Trustee shall also constitute removal under this Agreement; and appointment of a Collateral Trustee pursuant to Section 6.2 of the Collateral Trust Agreement shall also constitute appointment of a successor Collateral Trustee under this Agreement. Upon the acceptance of any appointment as Collateral Trustee under Section 6.2 of the Collateral Trust Agreement by a successor Collateral Trustee, that successor Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Trustee under this Agreement, and the retiring or removed Collateral Trustee under this Agreement shall promptly (i) transfer to such successor Collateral Trustee all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Trustee under this Agreement, and (ii) execute and deliver to such successor Collateral Trustee or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Trustee of the Security Interests created hereunder, whereupon such retiring or removed Collateral Trustee shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Trustee’s resignation or removal hereunder as Collateral Trustee, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Trustee hereunder.

(c) The Collateral Trustee shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Designated Hedge Agreement the obligations under which constitute Secured Obligations, unless it shall have received written notice in form and substance satisfactory to the Collateral Trustee from a Grantor or any such Secured Party as to the existence and terms of the applicable Designated Hedge Agreement.

8. Miscellaneous.

26

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Trustee in accordance with Section 7.1 of the Collateral Trust Agreement.

8.2. Designated Hedge Providers. Each Designated Hedge Provider, by delivery of a joinder agreement in form and substance provided in the Collateral Trust Agreement or otherwise reasonably satisfactory to the Collateral Trustee and the applicable Credit Party, or as otherwise agreed by the Collateral Trustee and such Credit Party (any such agreement a “Security Agreement Hedge Provider Joinder”) shall:

(a) acknowledge and consent to the terms of the Intercreditor Agreement and the Collateral Trust Agreement;

(b) agree that, by executing and delivering to the Collateral Trustee the Security Agreement Hedge Provider Joinder, such Designated Hedge Provider (i) shall be bound by the provisions of (x) this Security Agreement and the Term Pledge Agreement as a “Secured Party” hereunder and thereunder and (y) the Term Guarantee Agreement as a “Guaranteed Party” thereunder and (ii) accepts the rights and obligations with respect to the foregoing;

(c) agree to be bound by Article 13 of the Credit Agreement (including, without limitation, with respect to the release of Liens in connection with any transaction permitted under the Credit Agreement and the application of funds following the exercise of remedies thereunder); and

(d) agree to reimburse, indemnify and hold harmless each Agent-Related Person (as defined in the Credit Agreement) pursuant to Section 13.07 of the Credit Agreement and be bound by such provision as if such provision was expressly set forth herein.

8.3. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 7.7 of the Collateral Trust Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement.

8.4. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Trustee nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Trustee or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Trustee or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Trustee or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

27

8.5. Enforcement Expenses; Indemnification. Without duplication of any indemnification provided to the Collateral Trustee under the terms of any Term Document:

(a) Each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Secured Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Trustee and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to save the Collateral Trustee and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Credit Parties would be required to do so pursuant to Section 14.05 of the Credit Agreement.

(d) The agreements in this Section 8.5 shall survive repayment of the Secured Obligations and all other amounts payable under the Term Priority Lien Documents.

8.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Trustee except pursuant to a transaction permitted by the Term Priority Lien Documents.

8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Collateral Trustee and the Borrower.

8.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not

28

invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10. Integration. This Agreement together with the other Term Priority Lien Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Trustee or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Term Priority Lien Documents.

8.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.12. Submission To Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Term Priority Lien Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.3 or at such other address of which such Person shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

29

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13. Acknowledgments. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Term Priority Lien Documents to which it is a party;

(b) neither the Collateral Trustee nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Term Priority Lien Documents, and the relationship between the Grantors, on the one hand, and the Collateral Trustee and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Term Priority Lien Documents or otherwise exists by virtue of the transactions contemplated hereby among the Term Priority Lien Claimholders and any other Secured Party or among the Grantors and the Term Priority Lien Claimholders and any other Secured Party.

8.14. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 9.12 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex B hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

8.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER TERM PRIORITY LIEN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9. Intercreditor Agreement; Collateral Trust Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by the Collateral Trustee hereunder are subject to the provisions of (a) the Third Amended and Restated Intercreditor Agreement, dated as of the date hereof (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Credit Parties party thereto from time to time, Bank of America, N.A. in its capacity as administrative agent and collateral agent under the Revolving Loan Credit Agreement, the Collateral Trustee, and certain other persons which may be or become parties thereto, or become bound thereto from

30

time to time; and (b) the Collateral Trust Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of the Collateral Trust Agreement and this Agreement, the terms of the Collateral Trust Agreement shall govern and control.

[SIGNATURE PAGES FOLLOW]

31

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[SIGNATURE PAGE TO SECURITY AGREEMENT]

MRC GLOBAL INC., as Parent Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

MCJUNKIN RED MAN CORPORATION, as Borrower and Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

GREENBRIER PETROLEUM CORPORATION, as Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

MCJUNKIN RED MAN DEVELOPMENT CORPORATION, as Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

MIDWAY-TRISTATE CORPORATION, as Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

MILTON OIL & GAS COMPANY, as Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

MRC MANAGEMENT COMPANY, as Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

RUFFNER REALTY COMPANY, as Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

THE SOUTH TEXAS SUPPLY COMPANY, INC., as Grantor

By	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and
Chief Financial Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ James A. Hanley
Name:	James A. Hanley
Title:	Vice President

[SIGNATURE PAGE TO SECURITY AGREEMENT]

SCHEDULE 3.2(B)

FILING OFFICES

1. [Borrower to provide]

Schedule 3.2(b) – Filing Offices

SCHEDULE I

EXCLUSIVE LICENSES OF U.S. REGISTERED COPYRIGHTS

1. [Borrower to provide]

Schedule I – Exclusive Licenses of U.S. Registered Copyrights

SCHEDULE II

COPYRIGHTS

Registered Owner	Title	Registration No.	Registration Date
[Borrower to provide]

Schedule II –Copyrights

SCHEDULE III

EXCLUSIVE LICENSES OF U.S. REGISTERED PATENTS

1. [Borrower to provide]

Schedule III – Exclusive Licenses of U.S. Registered Patents

SCHEDULE IV

PATENTS

Registered Owner	Title	Registration No.	Registration Date
[Borrower to provide]

Schedule IV – Patents

SCHEDULE V

EXCLUSIVE LICENSES FOR U.S. TRADEMARKS

1. [Borrower to provide]

Schedule V – Exclusive Licenses of U.S. Registered Trademarks

SCHEDULE VI

TRADEMARKS

Registered Owner	Description	Registration No.	Registration Date
[Borrower to provide]

Schedule VI – Trademarks

ANNEX A TO

THE SECURITY AGREEMENT

SUPPLEMENT NO. [    ] dated as of [            , 20    ] (this “Supplement”) to the SECURITY AGREEMENT dated as of November 9, 2012 (the “Security Agreement”) among each of the Grantors listed on the signature pages thereto (each such person individually, a “Grantor” and, collectively, the “Grantors”), and U.S. Bank National Association, as Collateral Trustee under the Credit Agreement referred to below for the Secured Parties.

A. Reference is made to (a) the Term Loan Credit Agreement dated as of November 9, 2012 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”), MRC Global Inc., a Delaware corporation, the Subsidiary Guarantors named therein, the lenders party thereto from time to time, Bank of America, N.A. as administrative agent (the “Term Agent”) and U.S. Bank National Association as collateral trustee (the “Collateral Trustee”) and (b) the Collateral Trust Agreement dated as of November 9, 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time) among the Borrower, the Subsidiary Guarantor named therein, the Term Agent and the Collateral Trustee.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Term Agent and the Collateral Trustee to enter into the Credit Documents and to induce the Secured Parties to make their respective extensions of credit and other accommodations as set forth in the Term Priority Lien Documents.

D. Pursuant to Section 4.1(b) of the Security Agreement, within 60 days after the end of each June and December, each Grantor has agreed to deliver to the Collateral Trustee a written supplement substantially in the form of this Supplement with respect to any additional Copyrights, Patents and Trademarks acquired by such Grantor after the date of the Security Agreement. The Grantors have identified on Schedule I, II, III, IV, V and VI hereto the additional Copyright Licenses, Copyrights, Patent Licenses, Patents, Trademark Licenses and Trademarks acquired by such Grantors after the date of the Security Agreement. The undersigned Grantors are executing this Supplement in order to facilitate supplemental filings to be made by the Collateral Trustee with the United States Copyright Office and the United States Patent and Trademark Office.

Accordingly, the Collateral Trustee and the Grantors agree as follows:

SECTION 1. (a) Schedule I of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule I hereto, (b) Schedule II of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule II hereto, (c) Schedule III of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule III hereto, (d) Schedule IV of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the

Annex A - 1

Schedule IV hereto, (e) Schedule V of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule V hereto and (f) Schedule VI of the Security Agreement is hereby supplemented, as applicable, by the information set forth in the Schedule VI hereto.

SECTION 2. Each Grantor hereby grants to the Collateral Trustee for the benefit of the Secured Parties a security interest in the Intellectual Property set forth in Schedules I, II, III, IV, V and VI hereto. Each Grantor hereby represents and warrants that the information set forth on Schedules I, II, III, IV, V and VI hereto is true and correct as of the date hereof.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Trustee and the Borrower. This Supplement shall become effective as to each Grantor when the Collateral Trustee shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Grantor and the Collateral Trustee.

SECTION 4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.3 of the Security Agreement. All communications and notices hereunder to each Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement.

SECTION 8. Each Grantor agrees to reimburse the Collateral Trustee for its respective reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Trustee.

[SIGNATURE PAGES FOLLOW]

Annex A - 2

IN WITNESS WHEREOF, each Grantor and the Collateral Trustee have duly executed this Supplement to the Security Agreement as of the day and year first above written.

, as
New Grantor

By:
Name:
Title:

U.S. Bank National Association, as Collateral Trustee

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT NO. [    ] TO SECURITY AGREEMENT]

Annex A - 3

SCHEDULE I

TO SUPPLEMENT NO. [    ]

EXCLUSIVE LICENSES OF U.S. REGISTERED COPYRIGHTS

1. [                    ]

Annex A - 4

SCHEDULE II

TO SUPPLEMENT NO. [    ]

COPYRIGHTS

Registered Owner	Title	Registration No.	Registration Date

Annex A - 5

SCHEDULE III

TO SUPPLEMENT NO. [    ]

EXCLUSIVE LICENSES OF U.S. REGISTERED PATENTS

1. [                    ]

Annex A - 6

SCHEDULE IV

TO SUPPLEMENT NO. [    ]

PATENTS

Registered Owner	Title	Registration No.	Registration Date

Annex A - 7

SCHEDULE V

TO SUPPLEMENT NO. [    ]

EXCLUSIVE LICENSES FOR U.S. TRADEMARKS

1. [                    ]

Annex A - 8

SCHEDULE VI

TO SUPPLEMENT NO. [    ]

TRADEMARKS

Registered Owner	Description	Registration No.	Registration Date

Annex A - 9

ANNEX B TO

THE SECURITY AGREEMENT

SUPPLEMENT NO. [    ] dated as of [            201 [    ]] (this “Supplement”) to the SECURITY AGREEMENT dated as of November 9, 2012 (the “Security Agreement”) among each of the Grantors listed on the signature pages thereto (each such person individually, a “Grantor” and, collectively, the “Grantors”), and U.S. Bank National Association, as Collateral Trustee under the Credit Agreement referred to below for the Secured Parties.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

B. Section 8.14 of the Security Agreement provides that each Subsidiary of the Parent Grantor that is required to become a party to the Security Agreement pursuant to Section 9.12 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each, a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement as consideration for the Secured Obligations.

Accordingly, the Collateral Trustee and the New Grantors agree as follows:

SECTION 1. In accordance with Section 8.14 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Collateral Trustee, for the benefit of the Secured Parties, and hereby grants to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Collateral Trustee and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

Annex B - 1

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Trustee and the Borrower. This Supplement shall become effective as to each New Grantor when the Collateral Trustee shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Trustee.

SECTION 4. Such New Grantor hereby represents and warrants that (a) set forth on Schedule A hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the identity or type of organization or corporate structure of such New Grantor and (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (b) as of the date hereof (i) Schedule I hereto sets forth all of such New Grantor’s exclusive Licenses of registered Copyrights, (ii) Schedule II hereto sets forth all of such New Grantor’s registered Copyrights (and all applications therefor), (iii) Schedule III hereto sets forth all of such New Grantor’s exclusive Licenses of registered Patents, (iv) Schedule IV hereto sets forth all of such New Grantor’s registered Patents (and all applications therefor), (v) Schedule V hereto sets forth all of such New Grantor’s exclusive Licenses of registered Trademarks, and (vi) Schedule VI hereto sets forth all of such New Grantor’s registered Trademarks (and all applications therefor).

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.3 of the Security Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement.

SECTION 9. Without duplication of any reimbursement obligation provided to the Collateral Trustee under any Term Document, each New Grantor agrees to reimburse the Collateral Trustee for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Trustee.

Annex B - 2

[SIGNATURE PAGES FOLLOW]

Annex B - 3

IN WITNESS WHEREOF, each New Grantor and the Collateral Trustee have duly executed this Supplement to the Security Agreement as of the day and year first above written

, as New Grantor

By:
Name:
Title:

U.S. Bank National Association, as Collateral Trustee

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT NO. [    ] TO SECURITY AGREEMENT]

Annex B - 4

SCHEDULE A

TO SUPPLEMENT NO. [    ]

CORPORATE INFORMATION

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number

Annex B - 5

SCHEDULE I

TO SUPPLEMENT NO. [    ]

EXCLUSIVE LICENSES OF U.S. REGISTERED COPYRIGHTS

1. [                    ]

Annex B - 6

SCHEDULE II

TO SUPPLEMENT NO. [    ]

COPYRIGHTS

Registered Owner	Title	Registration No.	Registration Date

Annex B - 7

SCHEDULE III

TO SUPPLEMENT NO. [    ]

EXCLUSIVE LICENSES OF U.S. REGISTERED PATENTS

1. [                    ]

Annex B - 8

SCHEDULE IV

TO SUPPLEMENT NO. [    ]

PATENTS

Registered Owner	Title	Registration No.	Registration Date

Annex B - 9

SCHEDULE V

TO SUPPLEMENT NO. [    ]

EXCLUSIVE LICENSES FOR U.S. TRADEMARKS

1. [                    ]

Annex B - 10

SCHEDULE VI

TO SUPPLEMENT NO. [    ]

TRADEMARKS

Registered Owner	Description	Registration No.	Registration Date

Annex B - 11

Exhibit 10.4

Execution Version

TERM LOAN PLEDGE AGREEMENT

TERM LOAN PLEDGE AGREEMENT (this “Agreement”), dated as of November 9, 2012, among McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”), MRC Global Inc., a Delaware corporation (the “Parent Pledgor”), each of the Subsidiaries of the Parent Pledgor listed on the signature pages hereto (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Parent Pledgor, the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) and U.S. Bank National Association, as Collateral Trustee (in such capacity, the “Collateral Trustee”) for the benefit of the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, reference is made to (a) that certain Term Loan Credit Agreement dated as of November 9, 2012 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among the Borrower, the Parent Pledgor, the Subsidiary Pledgors named therein, the lending institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent (the “Term Agent”) and the Collateral Trustee, pursuant to which the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein, and (b) that certain Collateral Trust Agreement dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time the “Collateral Trust Agreement”), by and among the Borrower, the Parent Pledgor, the Subsidiary Pledgors party thereto from time to time, the Term Agent and the Collateral Trustee;

WHEREAS, pursuant to the Term Guarantee Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), the Parent Pledgor and certain Subsidiaries of the Parent Pledgor party thereto as Guarantors have agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Term Agent, for the ratable benefit of the Guaranteed Parties (as defined therein), the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower’s obligations under the Credit Agreement and the other Guaranteed Obligations (as defined therein);

WHEREAS, pursuant to the Credit Agreement, each Pledgor is willing to secure (i) its obligations under the Credit Agreement and (ii) certain other Secured Obligations by pledging certain of the Equity Interests and Indebtedness beneficially owned by it to the Collateral Trustee, as contemplated by this Agreement;

WHEREAS, the proceeds of the Loans will be used in part to enable the Borrower to repay in full certain of its existing indebtedness that each Subsidiary Pledgor has unconditionally guaranteed and make valuable transfers to the Parent Pledgor and the Subsidiary Pledgors in connection with the operation of their respective businesses;

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the incurrence of the Loans and from the transactions contemplated by the Credit Documents and the other transactions contemplated by the other Term Priority Lien Documents;

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the Lenders obligation to make the Loans thereunder, that the Pledgors shall have shall have executed and delivered this Agreement to the Collateral Trustee for the ratable benefit of the Secured Parties;

WHEREAS, (a) Each of the Pledgors is the legal and beneficial owner of the Equity Interests (as defined below) described in Schedule 1 hereto and issued by the entities named therein (such Equity Interests, together with all other Equity Interests required to be pledged hereunder (the “After-acquired Shares”), are referred to collectively herein as the “Pledged Shares”), and (b) each of the Pledgors is the legal and beneficial owner of the Indebtedness (the “Pledged Debt”) described in Schedule 1 hereto and issued by the entities named therein, in each case as such schedule may be amended or supplemented pursuant to Section 9.13 of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Term Agent and the Collateral Trustee to enter into the Credit Documents and to induce the Secured Parties to make their respective extensions of credit and other accommodations as set forth in the Term Priority Lien Documents, the Pledgors hereby agree with the Collateral Trustee for the benefit of the Secured Parties, as follows:

Section 1. Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings given to them in the Credit Agreement or, if not defined therein, in the UCC.

(b) The following terms shall have the following meanings:

“Additional Term Debt Facility” shall mean one or more debt facilities, credit agreements, note purchase agreements, commercial paper facilities, indentures or other agreements for which the requirements of Section 5.6 of the Intercreditor Agreement and the requirements of Section 3.8 of the Collateral Trust Agreement have been satisfied, in each case with banks, lenders, purchasers, investors or trustees, agents or other representatives of any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in such receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in such receivables), letters of credit, notes, bonds or other borrowings or extensions of credit or issuances of debt securities, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance

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with each applicable document; provided that neither the Revolving Credit Agreement, the Term Loan Credit Agreement, any Subordinated Lien Debt Facility nor any Refinancing (as such terms are defined in the Intercreditor Agreement) of any of the foregoing in this proviso shall constitute an Additional Term Debt Facility at any time.

“Additional Term Documents” shall mean the Additional Term Debt Facility and the Additional Term Security Documents.

“Additional Term Secured Parties” shall mean, at any time, the Collateral Trustee, the trustee, agent or other representative of the holders of any Indebtedness under any Additional Term Debt Facility, the beneficiaries of each indemnification obligation undertaken by any Pledgor under any Additional Term Document and each other holder of, or obligee in respect of, or any holder or lender pursuant to any Additional Term Obligations (as defined in the Intercreditor Agreement) outstanding at such time; provided that the Term Secured Parties shall not be deemed Additional Term Secured Parties.

“Additional Term Security Documents” shall mean the Additional Term Debt Facility (insofar as the same grants a Lien on the Collateral) and all collateral trust agreements, security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Pledgor to secure any Secured Obligations of the Pledgors owed thereunder to any Additional Term Secured Parties or under which rights or remedies with respect to such Liens are governed.

“After-acquired Shares” shall have the meaning assigned to such term in the recitals hereto.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall have the meaning provided in Section 2 hereof.

“Collateral Trust Agreement” shall have the meaning assigned to such term in recitals hereto.

“Collateral Trustee” shall have the meaning assigned to such term in the preamble hereto.

“Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Designated Hedge Agreement” shall have the meaning assigned to such term in the Term Guarantee Agreement.

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“Designated Hedge Provider” shall mean each Lender Counterparty party to a Designated Hedge Agreement, to the extent such Lender Counterparty has executed and delivered (i) a Collateral Trust Joinder (as defined in the Collateral Trust Agreement) in accordance with Section 3.8(a) of the Collateral Trust Agreement, (ii) a Guarantee Agreement Hedge Provider Joinder (as defined in the Term Guarantee Agreement) in accordance with Section 20 of the Term Guarantee Agreement and (iii) a Security Agreement Hedge Provider Joinder (as defined in the Term Security Agreement) in accordance with Section 8.2 of the Term Pledge Agreement.

“Equity Interests” shall mean, collectively, Stock and Stock Equivalents.

“Excluded Swap Obligation” shall mean, with respect to any Pledgor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Pledgor of, or the grant by such Pledgor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 27.

“Lender Counterparty” shall mean each Lender or any Affiliate of a Lender that is a counterparty to a Designated Hedge Agreement (including any Person that ceases to be a Lender (or any Affiliate thereof) (a) on the date such Lender becomes a party to the Credit Agreement or (b) as of the date such Designated Hedge Agreement was entered into.

“Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Parent Pledgor” shall have the meaning assigned to such term in the preamble thereto.

“Pledge Agreement Hedge Provider Joinder” shall have the meaning assigned to such term in Section 26 hereof.

“Pledged Debt” shall have the meaning assigned to such term in the recitals hereto.

“Pledged Shares” shall have the meaning assigned to such term in the recitals hereto.

“Pledgors” shall have the meaning assigned to such term in the preamble hereto.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC and (ii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, including proceeds of any indemnity or guarantee payable to any Pledgor or the Collateral Trustee from time to time with respect to any of the Collateral.

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“Secured Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Term Priority Lien Documents (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding, under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding) on the Term Priority Lien Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by any Pledgor under the Term Priority Lien Documents, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, payments for early termination of Designated Hedge Agreements, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under the Bankruptcy Code or any applicable provision of comparable state or foreign law, whether or not such interest is an allowed claim in such proceeding), of any Pledgor to any of the Secured Parties under the Term Priority Lien Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Pledgor under or pursuant to this agreement or any other Term Priority Lien Document and (iii) the due and punctual payment of all obligations of each Pledgor under each Designated Hedge Agreement (and each guaranty entered into in connection with each such Hedge Agreement) with a counterparty that is a Designated Hedge Provider, provided that Secured Obligations shall in no event include Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, (i) the Term Secured Parties, (ii) the Additional Term Secured Parties, if any, (iii) each Designated Hedge Provider that executes and delivers a Pledge Agreement Hedge Provider Joinder pursuant to Section 26 hereof and (iv) any successors, indorsees, transferees and assigns of each of the foregoing.

“Subsidiary Pledgors” shall have the meaning assigned to such term in the preamble hereto.

“Swap Obligation” shall have the meaning assigned to such term in the definition of “Excluded Swap Obligation”.

“Term Agent” shall have the meaning assigned to such term in the preamble hereto.

“Term Collateral Documents” shall mean this Agreement and the other “Security Documents” (as defined in the Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Term Obligations or under which rights or remedies with respect to such Liens are governed.

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“Term Documents” shall mean the Credit Agreement, this Agreement, the other Term Collateral Documents and the other “Credit Documents” (as defined in the Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Term Obligation, and any other document or instrument executed or delivered at any time in connection with any Term Obligations, including any intercreditor or joinder agreement among holders of Term Obligations, to the extent such are effective at the relevant time, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with the Term Agent, the Collateral Trustee and the Lenders or other agents and lenders or otherwise), in each case in accordance with the provisions of this Agreement.

“Term Guarantee Agreement” shall mean the Term Loan Guarantee and Acknowledgment, dated as of the date hereof, among the Borrower, the other Guarantors (as defined therein) party thereto from time to time and Bank of America, N.A. as Administrative Agent, as the same may be amended, restated or otherwise modified from time to time.

“Term Obligations” shall mean all Secured Obligations outstanding under the Credit Agreement and the other Term Documents. “Term Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Term Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Term Priority Lien Claimholders” shall mean, at any relevant time, the holders of Secured Obligations at that time, including the Lenders, the Term Agent and the Collateral Trustee, under the Term Priority Lien Documents.

“Term Priority Lien Debt” shall mean, collectively, the Loans, all additional notes, loans or other indebtedness issued or incurred under any Additional Term Documents and with respect to which the requirements of Section 5.6 of the Intercreditor Agreement and Section 3.8 of the Collateral Trust Agreement have been satisfied, and all notes, loans or other indebtedness issued or incurred under any Refinancing thereof.

“Term Priority Lien Documents” shall mean, collectively, the Term Documents and the Additional Term Documents.

“Term Secured Parties” shall mean, at any time, the Term Agent, the Collateral Trustee, the trustees, agents and other representatives of the Lenders and holders of other Term Priority Lien Debt (including Designated Hedge Providers), the beneficiaries of each indemnification obligation undertaken by any Pledgor under any Term Priority Lien Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Term Priority Lien Document outstanding at such time; provided that the Additional Term Secured Parties shall not be deemed Term Secured Parties.

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“Term Security Agreement” shall mean the Security Agreement dated as of November 9, 2012 among the Borrower, the Parent Pledgor, the Subsidiary Pledgors party thereto from time to time and the Collateral Trustee.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Trustee’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(c) References to “Lenders” in this Agreement shall be deemed to include affiliates of Lenders that may from time to time enter into Designated Hedge Agreements with the Borrower.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 2. Grant of Security. Each Pledgor hereby transfers, assigns and pledges to the Collateral Trustee, for the ratable benefit of the Secured Parties, and grants to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Pledgor’s right, title and interest in, to and under the following property (other than property not required to pledged pursuant to Section 9.13 of the Credit Agreement), whether now owned or existing or at any time hereafter acquired or existing or arising (collectively, the “Collateral”):

(a) the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books or records of the issuer of such Pledged Shares or on the books or records of any financial intermediary pertaining to such Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b) the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

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(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Collateral.

Section 3. Security for Secured Obligations. This Agreement secures the payment of all the Secured Obligations. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed to the Collateral Trustee or the Secured Parties under the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Pledgor.

Section 4. Delivery of the Collateral. All original stock certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Collateral Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Trustee; provided that prior to the Discharge of Revolving Credit Obligations (as defined in the Intercreditor Agreement), the Pledgors shall only be required to deliver such Collateral that constitutes Revolving Credit Collateral (as defined in the Intercreditor Agreement) to the Collateral Trustee to the extent (but only to the extent) delivery is required at such time under the Revolving Credit Loan Documents (as defined in the Intercreditor Agreement). The Collateral Trustee shall have the right, at any time after the occurrence and during the continuance of an Event of Default and with notice to the relevant Pledgor, to transfer to or to register in the name of the Collateral Trustee or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the securities theretofore and then being pledged hereunder, which shall be attached hereto as part of Schedule 1 and made a part hereof; provided that the failure to deliver or attach any such schedule hereto shall not affect the validity of such pledge of such securities; provided, further, that the failure by the Collateral Trustee to attach any schedule so delivered shall not constitute a Default or Event of Default hereunder or under any other Credit Document. Each schedule so delivered shall supersede any prior schedules so delivered.

Section 5. Representations and Warranties. Each Pledgor represents and warrants to the Collateral Trustee and each other Secured Party as follows:

(a) Schedule 1 hereto (i) correctly represents as of the Closing Date (A) the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of issuance and maturity date of all Pledged Debt, and (ii) together with the comparable schedule to each supplement hereto, accurately and completely describes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1, the Pledged Shares represent all (or 65% in the case of voting Equity Interests of any Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the Closing Date.

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(b) Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder, free and clear of any Lien, except for (x) the Lien created by this Agreement and (y) Liens securing obligations under the Revolving Loan Credit Agreement.

(c) As of the Closing Date, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) As of the Closing Date, all of the Pledged Debt, to the knowledge of such Pledgor only with respect to Pledged Debt owed by an issuer other than a Subsidiary of a Pledgor, has been duly authorized, authenticated or issued, and delivered, and is the legal, valid and binding obligation of the issuers thereof and is not in default.

(e) The execution and delivery by such Pledgor of this Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, upon the earlier of (i) delivery of such Collateral to the Collateral Trustee in the State of New York or (ii) the filing of all UCC financing statements naming each Pledgor as “debtor” and the Collateral Trustee as “secured party” and describing the Collateral in the filing offices set forth opposite such Pledgor’s name on Schedule 5(e) hereto, shall (subject to any Liens securing obligations under the Revolving Loan Credit Agreement) constitute a fully perfected Lien on and first priority security interest in the Collateral, securing the payment of the Secured Obligations, in favor of the Collateral Trustee for the benefit of the Secured Parties, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

(f) Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 6. Certification of Limited Liability Company, Limited Partnership Interests and Pledged Debt. The Equity Interests in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall be represented by a certificate and in the organizational documents of such Domestic Subsidiary, the applicable Pledgor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the UCC of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the UCC:

“The Partnership/Company hereby irrevocably elects that all membership interests in the Partnership/Company shall be securities governed by

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Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing partnership/membership interests in the Partnership/Company shall bear the following legend: “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

Section 7. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will promptly execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Trustee or the Term Agent may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

Section 8. Voting Rights; Dividends and Distributions; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Credit Documents.

(ii) The Collateral Trustee shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b) Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by this Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement, as applicable; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Trustee to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Trustee, be

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segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Trustee as Collateral in the same form as so received (with any necessary indorsement).

(c) Upon written notice to a Pledgor by the Collateral Trustee or the Term Agent following the occurrence and during the continuance of an Event of Default,

(i) all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Trustee, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Collateral Trustee shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. When no Events of Default are continuing and the Borrower has delivered to the Collateral Trustee a certificate to that effect, or after all Events of Default have been waived pursuant to Section 14.01 of the Credit Agreement, each Pledgor shall have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Collateral Trustee under Section 8(a)(ii) shall be reinstated);

(ii) all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Collateral Trustee, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. When no Events of Default are continuing and the Borrower has delivered to the Collateral Trustee a certificate to that effect, or after all Events of Default have been waived pursuant to Section 14.01 of the Credit Agreement, the Collateral Trustee shall repay to each Pledgor (without interest) all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);

(iii) all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Collateral Trustee, shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Trustee as Collateral in the same form as so received (with any necessary indorsements); and

(iv) in order to permit the Collateral Trustee to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may

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be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Section 8(c)(ii) and (c)(iii) above, such Pledgor shall from time to time execute and deliver to the Collateral Trustee appropriate proxies, dividend payment orders and other instruments as the Collateral Trustee may reasonably request in writing.

Section 9. Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:

(a) not, except as permitted by the Credit Agreement, (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien created by this Agreement, provided that in the event such Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement, and such assets are or include any of the Collateral, the Collateral Trustee shall, in accordance with the terms of the Collateral Trust Agreement, release such Collateral to such Pledgor free and clear of the Lien created by this Agreement concurrently with the consummation of such sale;

(b) pledge and, if applicable, cause each Domestic Subsidiary to pledge, to the Collateral Trustee for the ratable benefit of the Secured Parties, immediately upon acquisition thereof, all the Equity Interests and all evidence of Indebtedness held or received by such Pledgor or Domestic Subsidiary required to be pledged hereunder pursuant to Section 9.13 of the Credit Agreement, in each case pursuant to a supplement to this Agreement substantially in the form of Annex A hereto (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Agreement); and

(c) defend its and the Collateral Trustee’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than the Lien created by this Agreement), however arising, and any and all Persons whomsoever.

Section 10. Collateral Trustee Appointed Attorney-in-Fact; Authority of Collateral Trustee. (a) Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Trustee as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Collateral Trustee may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

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(b) Each Pledgor acknowledges that the rights and responsibilities of the Collateral Trustee under this Agreement with respect to any action taken by the Collateral Trustee or the exercise or non-exercise by the Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Trustee and the Secured Parties, be governed by the Collateral Trust Agreement, the other Term Documents and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Trustee and the Pledgors, the Collateral Trustee shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority to so act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 11. The Collateral Trustee’s Duties. The powers conferred on the Collateral Trustee hereunder are solely to protect its interest and the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Trustee or any other Secured Party to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Trustee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Trustee or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Trustee accords its own property.

Section 12. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Trustee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) or other applicable law or in equity and also may, with notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Trustee shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Trustee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay

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and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Trustee or any other Secured Party shall have the right upon any such public sale and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Collateral Trustee or such other Secured Party may pay the purchase price by crediting the amount thereof against the Secured Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Trustee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Trustee accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) The Collateral Trustee shall apply the proceeds of any collection or sale of the Collateral at any time after receipt as follows:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Collateral Trustee in connection with such collection or sale or otherwise in connection with this Agreement, the other Credit Documents or any of the Secured Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Trustee hereunder or under any other Credit Document on behalf of any Pledgor and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) second, to the Secured Parties, an amount equal to all Secured Obligations owing to them on the date of any such distribution, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof; and

(iii) third, any surplus then remaining shall be paid to the Pledgors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Upon any sale of the Collateral by the Collateral Trustee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Trustee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Trustee or such officer or be answerable in any way for the misapplication thereof.

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(c) The Collateral Trustee may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

(d) All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of the Collateral Trustee, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Trustee as Collateral in the same form as so received (with any necessary indorsement).

Section 13. Amendments, etc. with Respect to the Secured Obligations; Waiver of Rights. Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Secured Obligations made by the Collateral Trustee or any other Secured Party may be rescinded by such party and any of the Secured Obligations continued, (b) the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Trustee or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Designated Hedge Agreements and any other documents executed and delivered in connection therewith and any documents entered into with the Term Agent or the Collateral Trustee, as applicable, or any of their respective affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds may be amended, modified, supplemented or terminated, in whole or in part, as the Term Agent (or the Required Lenders, as the case may be, or, in the case of any Designated Hedge Agreement or documents entered into with the Term Agent or the Collateral Trustee, as applicable, or any of their respective affiliates in connection with treasury, depositary or cash management services or in connection with any automated clearinghouse transfer of funds, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Trustee or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Trustee nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Trustee or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Borrower or any Pledgor or any other person, and any failure by the Collateral Trustee or any other Secured Party to make any such demand or to collect any payments from any Borrower or any Pledgor or any other person or any release of any Borrower or any Pledgor or any other person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or

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implied, or as a matter of law, of the Collateral Trustee or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 14. Continuing Security Interest; Assignments Under the Credit Agreement; Release. (a) This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Trustee and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Secured Obligations (other than any contingent indemnity obligations not then due) under the Credit Documents shall have been satisfied by payment in full, and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement and any Designated Hedge Agreement the Credit Parties may be free from any Secured Obligations.

(b) A Subsidiary Pledgor shall automatically be released from its obligations hereunder and the pledge of such Subsidiary Pledgor shall be automatically released upon the consummation of any transaction expressly permitted under the Credit Agreement, as a result of which such Subsidiary Pledgor ceases to be a Subsidiary of the Parent or otherwise ceases to be a Subsidiary Guarantor or a CFC Pledgor.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 14.01 of the Credit Agreement, the obligations of such Pledgor with respect to such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and security interests created hereby.

(d) In connection with any termination or release pursuant to the foregoing paragraph (a), (b) or (c), the Collateral Trustee shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Trustee.

(e) In connection with the issuance of any Registered Notes (as defined in the Credit Agreement), the Collateral Trustee shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence the release of liens on the Equity Collateral; provided that any such release shall be provided only to the extent that (x) the holders of such Registered Notes or the trustee with respect to such Registered Notes, as applicable, are not granted a lien on such Equity Collateral, (y) such release is necessary to enable the Pledgors not to have to comply with reporting obligations under Rule 3-16 of Regulation S-X of the Securities Act and (z) any request for release of the foregoing pledges shall be accompanied by a certificate of an Authorized Officer of the Parent Pledgor in compliance with the requirements set forth in Section 13.11(d) of the Credit Agreement.

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Section 15. Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

Section 16. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 7.7 of the Collateral Trust Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement.

Section 17. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Collateral Trustee and the Borrower.

Section 18. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 19. Integration. This Agreement, together with the other Credit Documents, represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Trustee or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

Section 20. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Collateral Trustee in accordance with Section 7.1 of the Collateral Trust Agreement.

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(b) Neither the Collateral Trustee nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Trustee or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Trustee or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Trustee or such other Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 21. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 22. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Collateral Trustee and the other Secured Parties and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Trustee.

Section 23. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 24. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 16 or at such other address of which the Collateral Trustee shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 24 any special, exemplary, punitive or consequential damages.

Section 25. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 26. Designated Hedge Providers. Each Designated Hedge Provider, by delivery of a joinder agreement in form and substance provided in the Collateral Trust Agreement or otherwise reasonably satisfactory to the Collateral Trustee and the applicable Credit Party, or as otherwise agreed by the Collateral Trustee and such Credit Party (any such agreement a “Pledge Agreement Hedge Provider Joinder”) shall:

(a) acknowledge and consent to the terms of the Intercreditor Agreement and the Collateral Trust Agreement;

(b) agree that, by executing and delivering to the Collateral Trustee the Pledge Agreement Hedge Provider Joinder, such Designated Hedge Provider, with respect to each Designated Hedge Agreement, (i) shall be bound by the provisions of (x) this Agreement and the Term Security Agreement as a “Secured Party” hereunder and thereunder and (y) the Term Guarantee Agreement as a “Guaranteed Party” thereunder and (ii) accepts the rights and obligations with respect to the foregoing;

(c) agree to be bound by Article 13 of the Credit Agreement (including, without limitation, with respect to the release of Liens in connection with any transaction permitted under the Credit Agreement and the application of funds following the exercise of remedies thereunder); and

(d) agree to reimburse, indemnify and hold harmless each Agent-Related Person (as defined in the Credit Agreement) pursuant to Section 13.07 of the Credit Agreement and be bound by such provision as if such provision was expressly set forth herein.

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Section 27. Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt. Notwithstanding (a) anything to the contrary contained in the Security Documents; (b) the time of incurrence of any Series of Priority Lien Debt (as defined in the Collateral Trust Agreement); (c) the order or method of attachment or perfection of any Lien securing any Series of Priority Len Debt; (d) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Liens securing any Series of Priority Lien Debt; (e) the time of taking possession or control over any Collateral securing any Series of Priority Lien Debt; (f) that any Priority Lien (as defined in the Collateral Trust Agreement) may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or (g) the rules for determining priority under any law governing relative priorities of Liens, all Priority Liens granted at any time by any Pledgor will secure, equally and ratably, all present and future Priority Lien Obligations (as defined in the Collateral Trust Agreement) of such Pledgor, as the case may be, as more fully specified in the Collateral Trust Agreement.

The foregoing provision is intended for the benefit of each present and future holder of Priority Lien Obligations, and will be enforceable by each present and future Priority Lien Representative (as defined in the Collateral Trust Agreement) and the Collateral Trustee, as holder of Priority Liens, in each case, as a party to the Collateral Trust Agreement or as a third party beneficiary thereof.

Section 28. Intercreditor Agreement; Collateral Trust Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by the Collateral Trustee hereunder are subject to the provisions of (a) the Third Amended and Restated Intercreditor Agreement, dated as of November 9, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, the Parent Pledgor, the Subsidiary Pledgors party thereto from time to time, Bank of America, N.A. in its capacity as administrative agent and collateral agent under the Revolving Loan Credit Agreement, the Collateral Trustee and certain other persons which may be or become parties thereto, or become bound thereto from time to time; and (b) the Collateral Trust Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. In the event of any conflict between the terms of the Collateral Trust Agreement and this Agreement, the terms of the Collateral Trust Agreement shall govern and control.

(signature pages follow)

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

MRC GLOBAL INC., as Parent Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

MCJUNKIN RED MAN CORPORATION, as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

GREENBRIER PETROLEUM CORPORATION, as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

MCJUNKIN RED MAN DEVELOPMENT CORPORATION, as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Pledge Agreement]

MIDWAY-TRISTATE CORPORATION, as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

MILTON OIL & GAS COMPANY, as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

MRC MANAGEMENT COMPANY, as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

RUFFNER REALTY COMPANY, as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

THE SOUTH TEXAS SUPPLY COMPANY, INC., as Pledgor

By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Pledge Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ James A. Hanley
	Name:	James A. Hanley
	Title:	Vice President

[Signature Page to Pledge Agreement]

SCHEDULE 1

TO THE TERM LOAN PLEDGE AGREEMENT

Pledged Shares

Pledgor	Issuer	Class of Equity Interest	Certificated (Y/N)	Certificate No(s)	Number of Units	Percentage of Issued and Outstanding Units

[ ]

Pledged Debt

[                    ].

SCHEDULE 5(e)

TO THE TERM LOAN PLEDGE AGREEMENT

FINANCING STATEMENTS

Pledgor	Filing Jurisdiction
MRC Global Inc. McJunkin Red Man Corporation McJunkin Red Man Development Corporation MRC Management Company	Delaware
Midway-Tristate Corporation	New York
Milton Oil & Gas Company Greenbrier Petroleum Corporation Ruffner Realty Company	West Virginia
The South Texas Supply Company, Inc.	Texas

ANNEX A

TO THE PLEDGE AGREEMENT

SUPPLEMENT NO. [    ] dated as of [            ] (this “Supplement”), to the PLEDGE AGREEMENT, dated as of November 9, 2012, among McJunkin Red Man Corporation, a Delaware corporation (the “Borrower”), MRC Global Inc., a Delaware corporation (the “Parent Pledgor”), each of the Subsidiaries of the Parent Pledgor listed on the signature pages thereto (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Parent Pledgor, the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) and U.S. Bank National Association, as Collateral Trustee (in such capacity, the “Collateral Trustee”) under the Credit Agreement referred to below.

A. Reference is made to (a) the Term Loan Credit Agreement, dated as of November 9, 2012 among the Borrower, the Parent Pledgor, the Subsidiary Pledgors named therein, the lending institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent (the “Term Agent”) and the Collateral Trustee (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) and (b) the Term Loan Guarantee dated as of November 9, 2012 (as the same may be amended, restated, supplemented and or otherwise modified from time to time, the “Guarantee”), among the Parent Pledgor and the Subsidiary Pledgors from time to time as Guarantors party thereto, the Borrower and the Collateral Trustee.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C. The Pledgors have entered into the Pledge Agreement in order to induce the Term Agent, the Collateral Trustee, and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Designated Hedge Agreements with the Borrower.

D. The undersigned [Pledgors][Subsidiary Guarantors] (each an “Additional Pledgor”) are (a) the legal and beneficial owners of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with all other Equity Interests required to be pledged under the Pledge Agreement (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness described under Schedule 1 hereto and issued by the entities named therein (such Indebtedness, together with all other Indebtedness required to be pledged under the Pledge Agreement, the “Additional Pledged Debt”), in each case as such schedule may be amended in accordance with the Credit Agreement.

E. Section 9.13 of the Credit Agreement and Section 9(b) of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Collateral Trustee for the ratable benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt [and to become a Subsidiary Pledgor under the Pledge Agreement] in order to induce (i) the Lenders to make additional Loans and as consideration for Loans previously made and (ii) the Lender Counterparties to enter into Designated Hedge Agreements with the Borrower.

Accordingly, the Collateral Trustee and each undersigned Additional Pledgor agree as follows:

SECTION 1. In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Collateral Trustee for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Trustee for the ratable benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing or arising (collectively, the “Additional Collateral”):

(a) the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b) the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Additional Collateral.

For purposes of the Pledge Agreement, (x) the Collateral shall be deemed to include the Additional Collateral and (y) the After-acquired Pledged Shares shall be deemed to include the Additional After-acquired Pledge Shares.

[SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.]1

[1]	Include only for Additional Pledgors that are not already signatories to the Pledge Agreement.

SECTION [2][3]. Each Additional Pledgor represents and warrants as follows: (a) Schedule 1 hereto (i) correctly represents as of the date hereof (A) the issuer, the certificate number, the Pledgor and registered owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of and maturity date of all Additional Pledged Debt and (ii) together with Schedule 1 to the Pledge Agreement and the comparable schedules to each other Supplement to the Pledge Agreement, accurately and completely describes all Equity Interests, debt securities and promissory notes required to be pledged under the Pledge Agreement. Except as set forth on Schedule 1 hereto, the Additional Pledged Shares represent all (or 65% in the case of pledges of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer on the date hereof.

(b) Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for the Lien created by this Supplement to the Pledge Agreement.

(c) As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a valid and perfected first priority security interest in the Additional Collateral, securing the payment of the Secured Obligations, in favor of the Collateral Trustee for the ratable benefit of the Secured Parties.

(e) Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION [3][4]. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Trustee and the Borrower. This Supplement shall become effective as to each Additional Pledgor when the Collateral Trustee shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Trustee.

SECTION [4][5]. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION [5][6]. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION [6][7]. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION [7][8]. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 14.02 to the Credit Agreement.

SECTION [8][9]. Each Additional Pledgor agrees to reimburse the Collateral Trustee for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Trustee.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Trustee have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

, as Additional Pledgor

By:
Name:
Title:

Company Name

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:
Name:
Title:

Schedule 1

Pledged Shares

[Provided under separate cover]

Record Owner	Issuer	Certificate No.	Number and Class of Shares	% of Shares Owned

Pledged Debt

Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date

Exhibit 10.5

FIRST AMENDMENT TO AMENDED AND RESTATED LOAN, SECURITY

AND GUARANTEE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN, SECURITY AND GUARANTEE AGREEMENT is dated as of November 9, 2012 (this “Amendment”), among MRC GLOBAL INC., a Delaware corporation (“MRC”), MCJUNKIN RED MAN CORPORATION, a Delaware corporation (“MRMC”), GREENBRIER PETROLEUM CORPORATION, a West Virginia corporation (“Greenbrier”), MCJUNKIN RED MAN DEVELOPMENT CORPORATION, a Delaware corporation (“McJunkin Development”), MIDWAY – TRISTATE CORPORATION, a New York corporation (“Midway”), MILTON OIL & GAS COMPANY, a West Virginia corporation (“Milton”), MRC MANAGEMENT COMPANY, a Delaware corporation (“Management”), RUFFNER REALTY COMPANY, a West Virginia corporation (“Ruffner”), and THE SOUTH TEXAS SUPPLY COMPANY, INC., a Texas corporation (“South Texas” and together with MRMC, Greenbrier, McJunkin Development, Midway, Milton, Management and Ruffner, the “U.S. Borrowers”), MRC TRANSMARK PTY LTD, a company incorporated under the laws of Australia with Australian Company Number 080 156 378 (“Transmark Australia”), and MRC SPF PTY LTD., a company incorporated under the laws of Australia with Australian Company Number 088 104 410 (“SPF Australia” and together with Transmark Australia, the “Australian Borrowers”), MRC TRANSMARK NV, a limited liability company organized under the laws of Belgium (the “Belgian Borrower”), MRC CANADA ULC (f/k/a MIDFIELD SUPPLY ULC), an unlimited liability corporation organized under the laws of Alberta, Canada (the “Canadian Borrower”), MRC TRANSMARK B.V., a limited company organized under the laws of the Netherlands (“Transmark Netherlands”), and MRC TRANSMARK INTERNATIONAL B.V., a limited company organized under the laws of the Netherlands (“International Netherlands” and together with Transmark Netherlands, the “Dutch Borrowers”), MRC TRANSMARK HOLDINGS UK LIMITED, a company incorporated in England and Wales with company number 05436123 (“Holdings UK”), MRC TRANSMARK LIMITED, a company incorporated in England and Wales with company number 03471259 (“Transmark UK”), MRC TRANSMARK (DRAGON) LIMITED, a company incorporated in England and Wales with company number 03797606 (“Dragon UK”), and MRC SPF SCANFIT LIMITED, a company incorporated in England and Wales with company number 02299105 (“SPF UK” and together with Holdings UK, Transmark UK and Dragon UK, the “UK Borrowers”; and collectively with the Australian Borrowers, the Belgian Borrower, the Canadian Borrower, the Dutch Borrowers and the U.S. Borrowers, the “Borrowers” and each, a “Borrower”), the financial institutions party hereto constituting Required Lenders (as defined in the Loan Agreement referred to below), and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent for itself and the other Secured Parties (as defined in the Loan Agreement referred to below) (the “Agent”).

R E C I T A L S:

A. The Borrowers, the Agent and the financial institutions party thereto from time to time as lenders (collectively, “Lenders”) are parties to that certain Amended and Restated Loan, Security and Guarantee Agreement dated as of March 27, 2012 (the “Existing Loan Agreement”).

B. The Borrowers desire to amend the Existing Loan Agreement as set forth herein in order to, among other things, (i) add MRC as a U.S. Facility Guarantor and amend certain definitions and provisions to reflect MRC as a Loan Party (including for financial reporting and certain covenants), (ii) reflect the refinancing of the Senior Secured Notes with indebtedness incurred under the Term Loan Credit Agreement, (iii) implement the Foreign Cross-Guarantee, (iv) eliminate the pledge of Pledged Collateral (as defined in the Existing Loan Agreement) by the Foreign Borrowers, (v) reallocate the Commitment of Bank of America and certain of its Affiliates among certain Borrower Groups, (vi) increase the Australian Swingline Commitment and (vii) increase the Canadian Letter of Credit Sublimit (each of the foregoing capitalized terms not otherwise defined herein have the meanings assigned to such terms in the Loan Agreement referred to below).

C. In connection with MRC entering into the Term Loan Credit Agreement and the refinancing of the Senior Secured Notes, MRC and the Agent desire to amend and restate the Intercreditor Agreement.

D. The Agent and the Required Lenders are willing to amend the Existing Loan Agreement and to amend and restate the Intercreditor Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. From and after the First Amendment Effective Date (defined below), the term “Loan Agreement” (or, with respect to its use in other Credit Documents in reference to the Existing Loan Agreement, the term “Agreement”) as used herein, in the Existing Loan Agreement and in the other Credit Documents, shall mean the Existing Loan Agreement as hereby amended and modified, and as further amended, restated, modified, replaced or supplemented from time to time as permitted thereby. This Amendment shall constitute a “Loan Document” for all purposes of the Loan Agreement and the other Credit Documents. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

2. Amendments to Existing Loan Agreement. In reliance upon the representations, warranties and covenants herein and effective as of the First Amendment Effective Date:

(a) the Existing Loan Agreement is hereby amended and modified to read in its entirety in the form as attached hereto as Annex A;

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(b) Exhibit I to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Exhibit I attached hereto as Annex B;

(c) Schedule 2.1.1(a) to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Schedule 2.1.1(a) attached hereto as Annex C;

(d) Schedule 2.1.1(c) to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Schedule 2.1.1(c) attached hereto as Annex D;

(e) Schedule 2.1.1(f) to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Schedule 2.1.1(f) attached hereto as Annex E;

(f) Schedule 7.3 to the Existing Loan Agreement is hereby deleted in its entirety;

(g) Schedule 9.1.12 to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Schedule 9.1.12 attached hereto as Annex F; and

(h) Each reference to “Midfield Supply ULC” in the exhibits to the Existing Loan Agreement and the schedules to the Existing Loan Agreement is hereby deleted and replaced with “MRC Canada ULC (f/k/a Midfield Supply ULC)”.

Except as expressly set forth above in this Section 2, all schedules and exhibits to the Existing Loan Agreement, in the forms thereof immediately prior to the First Amendment Effective Date, will continue to be schedules and exhibits to the Loan Agreement.

3. Full Force and Effect of Loan Agreement. Each Loan Party hereby acknowledges and agrees that the Loan Agreement and the other Loan Documents, as amended and modified hereby, to which it is a party are hereby confirmed and ratified and shall remain in full force and effect according to their respective terms. Each (a) Foreign Domiciled Loan Party hereby confirms and agrees that all Liens now or hereafter held by the Agent and the Security Trustees for the benefit of the Foreign Facility Secured Parties as security for payment of the Foreign Facility Secured Obligations remain in full force and effect and (b) each U.S. Domiciled Loan Party hereby confirms and agrees that all Liens now or hereafter held by the Agent for the benefit of the Secured Parties as security for payment of the Secured Obligations remain in full force and effect.

4. Third Amended and Restated Intercreditor Agreement. On the First Amendment Effective Date, the Required Lenders hereby authorize the Agent to enter into the Third Amended and Restated Intercreditor Agreement in the form attached as Annex G (the “Third Amended and Restated Intercreditor Agreement”).

5. Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a) prior to and after giving effect to this Amendment and any Borrowings being made on the First Amendment Effective Date, the representations and warranties of such Loan Party contained in Section 9.1 of the Loan Agreement, or which are contained

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in any other Credit Document or other document furnished at any time under or in connection with the Loan Agreement are true and correct in all material respects on and as of the First Amendment Effective Date (or, with respect to representations and warranties qualified by materiality, in all respects), except, in each case, to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, or true and correct in all material respects, as the case may be, as of such earlier date;

(b) each of this Amendment and each of the documents executed by such Loan Party in connection herewith (collectively, the “Amendment Documents”) has been duly authorized, executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(c) prior to and after giving effect to this Amendment and any Borrowings being made on the First Amendment Effective Date, no Default or Event of Default exists.

6. Conditions to Effectiveness. This Amendment shall be effective on the date (the “First Amendment Effective Date”) on which each of the following conditions has been satisfied (and with respect to deliveries of this Amendment and any other Loan Documents, each such delivery shall be fully-executed (where applicable) and in form and substance reasonably satisfactory to the Agent and its counsel):

(a) Amendment. The Agent shall have received from each Loan Party and the Required Lenders duly executed counterparts of this Amendment.

(b) Intercreditor Agreement. The Agent shall have received from each party thereto duly executed counterparts of the Third Amended and Restated Intercreditor Agreement.

(c) Security Document Confirmations. (i) The AUS-NZ Security Trustee shall have received a duly executed acknowledgement from each Australian Borrower confirming that the Australian Security Agreements secure the entire amount of the Foreign Facility Secured Obligations and are one general obligation of the Australian Borrowers, (ii) the European Security Trustee shall have received a duly executed deed of confirmation from each UK Borrower confirming that the UK Security Agreements secure the entire amount of the Foreign Facility Secured Obligations, and (iii) the Agent shall have received a duly executed confirmation and ratification agreement from the Canadian Borrower confirming and ratifying that the Canadian Security Agreements secure the entire amount of the Foreign Facility Secured Obligations.

(d) UCCs. The Agent shall have filed (a) a UCC-1 financing statement naming MRC as debtor, the Agent as secured party and describing MRC’s Collateral and (b) UCC-3 amendments amending the existing UCC-1 financing statements in favor of Agent to reflect the refinancing of the Senior Secured Notes with the Term Priority Lien Debt and restatement of the Intercreditor Agreement.

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(e) Payment of Recording Costs. All filing and recording fees and taxes shall have been duly paid or arrangements reasonably satisfactory to the Agent shall have been made for the payment thereof, including (i) filing fees with respect to the filing of the UCC-1 financing statement and the UCC-3 amendments described in Section 6(d) above, (ii) additional stamp duty required under the Australian Security Agreements in connection with the increase in the Maximum Australian Facility Amount and (iii) any stamp duties required under the Australian Security Agreements in connection with the Foreign Cross-Guarantee.

(f) Closing Certificates. The Agent shall have received a certificate of each Loan Party, dated the First Amendment Effective Date, substantially in the form of the closing certificate delivered for such Loan Party on the Closing Date, in each case with appropriate insertions and with such changes as may be agreed to by such Loan Party and Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other authorized signatory of such Loan Party), and attaching the documents referred to in Section 6(g).

(g) Organic Documents; Incumbency. The Agent shall have received a copy of (i) each Organic Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority or, in relation to such Loan Party, a certificate confirming that there have been no changes to its Organic Documents since certified copies were delivered to the Agent in accordance with Section 6.1(i) of the Loan Agreement, (ii) signature and incumbency certificates of the Senior Officers of each Loan Party executing the Amendment Documents; (iii) resolutions of the Board of Directors or similar governing body of each Loan Party (A) approving and authorizing the execution, delivery and performance of the Amendment Documents to which it is a party, (B) in the case of each Foreign Borrower, the entry into the Foreign Cross-Guarantee, (C) in respect of the Belgian Borrower, setting out the reasons why its board of directors considered that the entry into this Amendment, the Foreign Cross-Guarantee and the confirmations of the Belgian Security Agreements to which it is proposed to be a party, is of benefit to the Belgian Borrower and (D) in respect of each Australian Borrower, an extract of minutes of a meeting of the Board of Directors of such Australian Borrower containing a corporate benefit statement, in each case certified as of the First Amendment Effective Date by a director, its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate (or other similar instrument) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation (to the extent a good standing certificate or similar instrument may be obtained in such jurisdiction); (v) in respect of the Belgian Borrower, (A) a resolution of the shareholders meeting or a written resolution of all shareholders of the Belgian Borrower approving the provisions of this Amendment and the Loan Agreement and (B) a KBO certificate and a non-insolvency certificate, each not older than 10 Business Days from the First Amendment Effective Date; (vi) in respect of each UK Domiciled Loan Party, a written resolution of its shareholders approving the execution, performance and delivery of this Amendment, the Loan Agreement and any related documents; and (vii) in respect of each Australian Borrower, the provision of the following to the Agent, in form and substance satisfactory to the Agent: (A) a certified copy of the power of attorney for each Australian Borrower; (B) an extract of resolution of the sole member of each Australian Borrower approving the entry into this Amendment; (C) payment of any stamp duty payable on any document as a result of this Amendment; and (D) the provision of a multi-jurisdictional mortgage statement by the Australian Borrowers.

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(h) Fees. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MPLFS”) and the Agent shall have received all fees set forth in that certain fee letter dated as of October 17, 2012 among MLPFS, the Agent and MRMC, and the Agent shall have received all reasonable and documented out-of-pocket expenses of the Agent and Security Trustees (including the reasonable and documented fees, disbursements and other charges of counsel (which shall be limited to the reasonable and documented out-of-pocket legal fees and expenses of Vinson & Elkins LLP, U.S. counsel to Agent and Security Trustees, the Norton Rose Group, foreign counsel to Agent and Security Trustees (other than in Belgium and New Zealand), LYDIAN, Belgian counsel to Agent and Security Trustees, Bell Gully, New Zealand counsel to Agent and Security Trustees, and, if necessary, of one local counsel in each other relevant jurisdiction (which may include a local counsel acting in multiple jurisdictions)) for which invoices have been presented prior to the First Amendment Effective Date shall have been paid.

(i) Legal Opinions. The Agent shall have received reasonably satisfactory opinions of counsel to the Loan Parties, in each case customary for transactions of this type (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Amendment Documents and the Loan Agreement) and of appropriate local counsel (including Australian, Belgian, Canadian, Dutch and UK counsel).

(j) Payment in Full of Senior Secured Notes. The Senior Secured Notes shall have been repaid in full, and the Agent shall have received reasonably satisfactory evidence of such repayment and that UCC-3 termination statements will be filed with regard to the collateral therefor.

(k) Term Loan Credit Agreement. The Term Loan Credit Agreement shall be in form and substance reasonably satisfactory to the Agent, and the Agent shall have received a certificate, signed by an authorized officer of MRC, on the First Amendment Effective Date (i) certifying that (A) the closing of the Term Loan Credit Agreement has occurred or will occur concurrently with the First Amendment Effective Date and in accordance with the terms of the Term Loan Credit Agreement, without giving effect to any modifications, amendments, consents or waivers thereto or thereunder, in each case that are materially adverse to the Lenders or the Agent as reasonably determined by the Agent and (B) attaching thereto true and complete copies of the fully-executed Term Loan Credit Agreement and the other material documents evidencing the closing of the transactions contemplated by the Term Loan Credit Agreement.

(l) Other Documents. The Agent shall have been provided with such documents, instruments and agreements, and the Loan Parties shall have taken such actions, in each case as the Agent may reasonably require in connection with this Amendment and the transactions contemplated hereby.

On the First Amendment Effective Date, such adjustments shall be made as Agent shall specify so that the outstanding Revolver Loans and LC Obligations owing to each Lender equal its Pro Rata share thereof (after giving effect to this Amendment and the Reallocation among Bank of America and certain of its Affiliates). For purposes of determining compliance with the

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conditions specified in this Section 6, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed First Amendment Effective Date specifying its objection thereto. The Agent shall notify the Loan Parties and the Lenders of the First Amendment Effective Date.

7. Joinder by MRC to Loan Agreement. By its execution of this Amendment, MRC (a) shall become a party to the Loan Agreement and shall have all of the rights and obligations of a “U.S. Facility Guarantor” under the Loan Agreement, (b) agrees that it is a “U.S. Facility Guarantor” and bound as a “U.S. Facility Guarantor” under the terms of the Loan Agreement as if it had been an original signatory thereto and (c) guarantees the Secured Obligations in accordance with Section 5.10 of the Loan Agreement. MRC hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement. In furtherance of the foregoing, MRC hereby assigns, pledges and grants to the Agent a security interest in all of its right, title and interest in and to its Collateral under the terms of the Loan Agreement and authorizes the filing of such financing statements naming it as debtor, the Agent as secured party and describing its Collateral and such other documentation as the Agent may require to evidence, protect and perfect the Liens created under the Loan Agreement.

8. Joint and Several Liability of Foreign Domiciled Loan Parties. By its execution of this Amendment, each Foreign Domiciled Loan Party hereby acknowledges the Foreign Cross-Guarantee given by it pursuant to the terms of Section 5.10 of the Loan Agreement.

9. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Amendment, the Loan Parties acknowledge and agree that (a)(i) this Amendment, the Loan Agreement and any related arranging or other services by the Agent, any Lender or any of their Affiliates are arm’s-length commercial transactions between the Loan Parties and such Person; (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Amendment and the Loan Agreement; (b) each of the Agent, Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by this Amendment or the Loan Agreement as expressly set forth therein; and (c) the Agent, Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against the Agent, Lenders and their Affiliates with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by this Amendment or the Loan Agreement.

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10. Agent, Fronting Banks, Security Trustees and Lenders Make No Representations or Warranties. None of the Agent, any Fronting Bank, any Security Trustee nor any Lender (a) makes any representation or warranty nor assumes any responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Agreement, the Loan Documents, or any other instrument or document furnished pursuant thereto, or (b) makes any representation or warranty nor assumes any responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by such Persons of any of their obligations under the Loan Documents, or any other instrument or document furnished pursuant thereto.

11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

12. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).

13. Enforceability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect.

14. Entire Agreement. Time is of the essence of this Amendment. This Amendment and the Loan Agreement constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

15. No Novation. This Amendment is given as an amendment and modification of, and not as a payment of, the Obligations or the Foreign Facility Obligations of the Borrowers and the other Loan Parties and is not intended to constitute a novation of the Loan Agreement. Except as expressly modified hereby, all of the indebtedness, liabilities and obligations owing by the Borrowers and each other Loan Party under the Loan Agreement and the other Loan Documents shall continue.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

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IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date set forth above.

MCJUNKIN RED MAN CORPORATION, as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

Attn:
Telecopy:

GREENBRIER PETROLEUM CORPORATION as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

MCJUNKIN RED MAN DEVELOPMENT CORPORATION, as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

MIDWAY – TRISTATE CORPORATION, as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

MILTON OIL & GAS COMPANY, as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

MRC MANAGEMENT COMPANY, as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

RUFFNER REALTY COMPANY, as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

THE SOUTH TEXAS SUPPLY COMPANY, INC., as a U.S. Borrower and Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

MRC GLOBAL INC., as a Guarantor

By:	/s/ James E. Braun
Name:	James E. Braun
Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

MRC TRANSMARK PTY LTD, as an Australian Borrower and a Guarantor
Signed for and on behalf of MRC Transmark Pty Ltd ACN 080 156 378 by its attorney Dean di Georgio under power of attorney dated 22 Oct 2012 and the attorney declares that the attorney has not received any notice of the revocation of such power of attorney, in the presence of:	/s/ Dean di Georgio

/s/ Hugh David Anderson

Signature of witness

Huge David Anderson

Name of witness (BLOCK LETTERS)

525 Collins St., Melbourne

Address of witness

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

MRC SPF PTY LTD., as an Australian Borrower and a Guarantor
Signed for and on behalf of MRC SPF Pty Ltd. ACN 088 104 410 by its attorney Dean di Georgio.under power of attorney dated 22 October 2012 and the attorney declares that the attorney has not received any notice of the revocation of such power of attorney, in the presence of:	/s/ Dean di Georgio

/s/ Hugh David Anderson

Signature of witness

Hugh David Anderson

Name of witness (BLOCK LETTERS)

525 Collins St., Melbourne

Address of witness

MRC TRANSMARK NV, as a Belgian Borrower and Guarantor

	By:	/s/ Luc Belis
	Name:	Luc Belis
	Title:	Permanent Representative L, Belis BVBA, Special Attorney

MRC CANADA ULC, as a Canadian Borrower and Guarantor

	By:	/s/ James E. Braun
	Name:	James E. Braun
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

MRC TRANSMARK B.V., as a Dutch Borrower and Guarantor

By:	/s/ L. Meÿer
Name:	L. Meÿer
Title:	Director

MRC TRANSMARK INTERNATIONAL B.V., as a Dutch Borrower and Guarantor

By:	/s/ L. Meÿer
Name:	L. Meÿer
Title:	Director

MRC TRANSMARK HOLDINGS UK LIMITED, as a UK Borrower and Guarantor

By:	/s/ John Bowhay
Name:	John Bowhay
Title:	MD

MRC TRANSMARK LIMITED, as a UK Borrower and Guarantor

By:	/s/ John Bowhay
Name:	John Bowhay
Title:	MD

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

MRC TRANSMARK (DRAGON) LIMITED, as a UK Borrower and Guarantor

By:	/s/ John Bowhay
Name:	John Bowhay
Title:	MD

MRC SPF SCANFIT LIMITED, as a UK Borrower and Guarantor

By:	/s/ John Bowhay
Name:	John Bowhay
Title:	MD

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a U.S. Lender

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

BANK OF AMERICA, N.A. (acting through its Canada Branch), as a Canadian Lender

By:	/s/ Medina Salas de Andrade
Name:	Medina Salas de Andrade
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

BANK OF AMERICA, N.A. (acting through its London Branch), as European Security Trustee and as a Belgian Lender, a Dutch Lender and a UK Lender

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

BANK OF AMERICA, N.A. (acting through its Australia Branch), as AUS-NZ Security Trustee and as an Australian Lender

By:	/s/ Mark Porter
Name:	Mark Porter
Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Mark Bradford
Name:	Mark Bradford
Title:	Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION
CANADA, as a Canadian Lender

By:	/s/ Domenic Cosentino
Name:	Domenic Cosentino
Title:	Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as an Australian Lender, a Belgian Lender and a Dutch Lender

By:	/s/ Anja Best
Name:	Anja Best
Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

BARCLAYS BANK PLC, as a U.S. Lender, a Canadian Lender and an Australian Lender

By:	/s/ Michael J. Mozer
Name:	Michael J. Mozer
Title:	Vice President

BARCLAYS BANK PLC, a Belgian Lender and a Dutch Lender

By:	/s/ Michael J. Mozer
Name:	Michael J. Mozer
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

GOLDMAN SACHS LENDING PARTNERS LLC, as a U.S. Lender and a Canadian Lender

By:	/s/ Michelle Latzoni
Name: Michelle Latzoni
Title: Authorized Signatory

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Lawrence E. Ridgway
Name: Lawrence E. Ridgway
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as a Canadian Lender

By:	/s/ Joseph W. Rauhala
Name: Joseph W. Rauhala
Title: Senior Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

SUNTRUST BANK, as a U.S. Lender

By:	/s/ Stephen D. Metts
Name: Stephen D. Metts
Title: Director

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

TD BANK, N.A., as a U.S. Lender

By:	/s/ Edward Behnen
Name:	Edward Behnen
Title:	Vice President

THE TORONTO-DOMINION BANK, as a Canadian Lender

By:	/s/ Michael Ho	/s/ Darcy Mack
Name:	Michael Ho	Darcy Mack
Title:	Analyst	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

CIT BANK, as a U.S. Lender

By:	/s/ Renee Singer
Name:	Rene Singer
Title:	Authorized Signatory

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

PNC BANK, NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Katherine M. Garland
Name:	Katherine M. Garland
Title:	Bank Officer

PNC BANK CANADA BRANCH, as a Canadian Lender

By:	/s/ James Bruce
Name:	James Bruce
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

RBS CITIZENS BUSINESS CAPITAL, a division of RBS ASSET FINANCE, INC., a subsidiary of RBS CITIZENS, N.A., as a U.S. Lender

By:	/s/ Don Cmar
Name:	Don Cmar
Title:	Vice President

RBS INVOICE FINANCE LIMITED, as a Belgian Lender, a Dutch Lender and a UK Lender

By:	/s/ Christopher Hawes
Name:	Christopher Hawes
Title:	Director of Corporate

RBS INVOICE FINANCE LIMITED, as an Australian Lender

By:	/s/ Christopher Hawes
Name:	Christopher Hawes
Title:	Director of Corporate

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

UNION BANK, N.A., as a U.S. Lender and an Australian Lender

By:	/s/ Peter e. Hunger
Name:	Peter E. Hunger
Title:	Vice President

UNION BANK, CANADA BRANCH, as a Canadian Lender

By:	/s/ Anne Collins
Name:	Anne Collins
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

JPMORGAN CHASE BANK, N.A., as a U.S. Lender

By:	/s/ Christy West
Name:	Christy West
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Canadian Lender

By:	/s/ Agostino Marchetti
Name:	Agostino A. Marchetti
Title:	SVP

JPMORGAN CHASE BANK, N.A., SYDNEY BRANCH (ABN 43 074 112 011), as an Australian Lender

By:	/s/ Lee Wilkinson
Name:	Lee Wilkinson
Title:	Executive Director

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

FLAGSTAR BANK, FSB, as a U.S. Lender

By:	/s/ Willard D. Dickerson, Jr.
Name:	Willard D. Dickerson, Jr.
Title:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

RAYMOND JAMES BANK, FSB, as a U.S. Lender

By:	/s/ Eric Stange
Name:	Eric Stange
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

CITY NATIONAL BANK, as a U.S. Lender and a Canadian Lender

By:	/s/ Robert Yasuda
Name:	Robert Yasuda
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

CAPITAL ONE LEVERAGE FINANCE CORP., as a U.S. Lender

By:	/s/ Julianne Low
Name:	Julianne Low
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

BOKF, NA, as a U.S. Lender

By:	/s/ Ryan Kirk
Name:	Ryan Kirk
Title:	Assistant Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

HSBC BANK USA, N.A., as a U.S. Lender

By:	/s/ Ryan Smith
Name:	Ryan Smith
Title:	Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

KEYBANK, N.A., as a U.S. Lender

By: /s/ Rufus S. Dowe III
Name: Rufus S. Dowe III
Title: Vice President

KEYBANK, N.A., as a Canadian Lender

By: /s/ Rufus S. Dowe III
Name: Rufus S. Dowe III
Title: Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

REGIONS BANK, as a U.S. Lender

By: /s/ Dan Clubb
Name: Dan Clubb
Title: Vice President

REGIONS BANK, as a Dutch Lender

By: /s/ Dan Clubb
Name: Dan Clubb
Title: Vice President

Signature Page to First Amendment to Amended and Restated Loan, Security and Guarantee Agreement

ANNEX A

Amended and Restated Loan, Security and Guarantee Agreement

[Follows this Page]

ANNEX A

ANNEX B

EXHIBIT I

to

Amended and Restated Loan, Security and Guarantee Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”) dated as of _________ __, 20__, is executed by the undersigned (the “New Loan Party”) for the benefit of BANK OF AMERICA, N.A., as Agent (defined below), and the security trustees and financial institutions from time to time party to the Loan Agreement under that certain Amended and Restated Loan, Security and Guarantee Agreement dated as of March 27, 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among MRC GLOBAL INC., a Delaware corporation (“MRC”), MCJUNKIN RED MAN CORPORATION, a Delaware corporation (“MRMC”), GREENBRIER PETROLEUM CORPORATION, a West Virginia corporation (“Greenbrier”), MCJUNKIN RED MAN DEVELOPMENT CORPORATION, a Delaware corporation (“McJunkin Development”), MIDWAY – TRISTATE CORPORATION, a New York corporation (“Midway”), MILTON OIL & GAS COMPANY, a West Virginia corporation (“Milton”), MRC MANAGEMENT COMPANY, a Delaware corporation (“Management”), RUFFNER REALTY COMPANY, a West Virginia corporation (“Ruffner”), and THE SOUTH TEXAS SUPPLY COMPANY, INC., a Texas corporation (“South Texas” and together with MRMC, Greenbrier, McJunkin Development, Midway, Milton, Management and Ruffner, the “U.S. Borrowers”), MRC TRANSMARK PTY LTD, a company incorporated under the laws of the Commonwealth of Australia (“Transmark Australia”), and MRC SPF PTY LTD., a company incorporated under the laws of the Commonwealth of Australia (“SPF Australia” and together with Transmark Australia, the “Australian Borrowers”), MRC TRANSMARK NV, a limited liability company organized under the laws of Belgium (the “Belgian Borrower”), MRC CANADA ULC (formerly known as MIDFIELD SUPPLY ULC), an unlimited liability corporation organized under the laws of Alberta, Canada (the “Canadian Borrower”), MRC TRANSMARK B.V., a limited company organized under the laws of the Netherlands (“Transmark Netherlands”), and MRC TRANSMARK INTERNATIONAL B.V., a limited company organized under the laws of the Netherlands (“International Netherlands” and together with Transmark Netherlands, the “Dutch Borrowers”), MRC TRANSMARK HOLDINGS UK LIMITED, a company incorporated in England and Wales with company number 05436123 (“Holdings UK”), MRC TRANSMARK LIMITED, a company incorporated in England and Wales with company number 03471259 (“Transmark UK”), MRC TRANSMARK (DRAGON) LIMITED, a company incorporated in England and Wales with company number 03797606 (“Dragon UK”), and MRC SPF SCANFIT LIMITED, a company incorporated in England and Wales with company number 02299105 (“SPF UK” and together with Holdings UK, Transmark UK and Dragon UK, the “UK Borrowers”; and collectively with the Australian Borrowers, the Belgian Borrower, the Canadian Borrower, the Dutch Borrowers, any New Zealand Borrowers, any Singapore Borrowers, the U.S. Borrowers and any other Person that becomes a Borrower under the Loan Agreement, the “Borrowers” and each, a “Borrower”), the Persons from time to time party to the Loan Agreement as Guarantors, the financial institutions party to the Loan Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent

ANNEX B

for itself and the other Secured Parties (together with any successor agent appointed pursuant to Section Error! Reference source not found. of the Loan Agreement, the “Agent”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement.

WHEREAS, MRC, the Borrowers, the Lenders, and the Agent have entered into the Loan Agreement in order to induce the Lenders to make the Loans and the Fronting Banks to issue Letters of Credit to or for the benefit of the Borrowers.

WHEREAS, the New Loan Party is a Subsidiary of MRC and is either required or has agreed to execute this Agreement pursuant Section 10.1.13 of the Loan Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Loan Party hereby agrees as follows:

1. By its execution of this Agreement, the New Loan Party shall be deemed to be a party to the Loan Agreement and shall have all of the rights and obligations of a [“U.S. Borrower” and “U.S. Facility Guarantor”] / [“U.S. Facility Guarantor”] / [“[Australian / Belgian / Canadian / Dutch / New Zealand / Singapore / UK] Borrower”] under the Loan Agreement and agrees that it is a [“U.S. Borrower” and “U.S. Facility Guarantor”] / [“U.S. Facility Guarantor”] / [“[Australian / Belgian / Canadian / Dutch / New Zealand / Singapore / UK] Borrower”] and bound as a [“U.S. Borrower” and “U.S. Facility Guarantor”] / [“U.S. Facility Guarantor”] / [“[Australian / Belgian / Canadian / Dutch / New Zealand / Singapore / UK] Borrower”] under the terms of the Loan Agreement as if it had been an original signatory thereto. The New Loan Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Loan Agreement. [In furtherance of the foregoing, the New Loan Party hereby assigns, pledges and grants to the Agent a security interest in all of its right, title and interest in and to its Collateral under the terms of the Loan Agreement.]1 In furtherance of the foregoing, the New Loan Party hereby acknowledges the [Foreign Cross-] Guarantee given by it pursuant to the terms of Section 5.10 of the Loan Agreement.2

2. Schedules [        ] of the Loan Agreement are hereby amended to add the information relating to the New Loan Party set out on Schedules [        ] hereof. The New Loan Party hereby confirms that the representations and warranties set forth in the Loan Agreement applicable to it and its Collateral are true and correct in all material respects as of the date hereof after giving effect to such amendment to the Schedules. The New Loan Party agrees that any phrase stating “as of the date hereof”, or any similar phrase in its representations and warranties set forth in the Loan Agreement, shall mean “as of the date of this Joinder Agreement”.

3. The New Loan Party hereby confirms that [(a) it has delivered on or prior to the date hereof to the Agent and the relevant Security Trustee, (i) all Security Documents required pursuant to Section 10.1.13(a)(i)(B) of the Loan Agreement in the jurisdiction where the New

[1]	Bracketed phrase to be included only if the New Loan Party is joining as a Canadian Borrower, U.S. Borrower and/or U.S. Facility Guarantor.

[2]	Bracketed language to be included only if the New Loan Party is a Foreign Borrower.

ANNEX B

Loan Party is domiciled to grant a valid Lien in the New Loan Party’s Collateral to the Agent for the benefit of the applicable Secured Parties and (ii) any documentation reasonably required by the Agent and the relevant Security Trustee in order for the Agent and such Security Trustee to complete their due diligence and compliance procedures for applicable “know your customer” and anti-money laundering rules, and (b) that a Senior Officer of the applicable Loan Party Agent has delivered to the Agent (i) a Borrowing Base Certificate for the New Loan Party Agent effective as of not more than 25 days preceding the date hereof and (ii) written notice of the New Loan Party’s Applicable Foreign Borrower Commitment.]3

4. In furtherance of its obligations under the Loan Agreement, the New Loan Party authorizes the filing of such financing or security statements (or equivalent in the relevant jurisdiction) naming it as debtor, the Agent and/or the relevant Security Trustee as secured party and describing its Collateral and such other documentation as the Agent and/or the relevant Security Trustee may require to evidence, protect and perfect the Liens created by the [Loan Agreement][Security Documents] to which it is a party.

5. This Agreement shall be deemed to be part of, and a modification to, the Loan Agreement and shall be governed by all the terms and provisions of the Loan Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of the New Loan Party enforceable against the New Loan Party in accordance with its terms. The New Loan Party hereby waives notice of the Agent’s or any other Secured Party’s acceptance of this Agreement.

IN WITNESS WHEREOF, the New Loan Party has executed this Agreement as of the day and year first written above.

“NEW LOAN PARTY”:

[ ]

By:
Name:
Title:

[3]	Revise as appropriate depending on if the New Loan Party is U.S. or non-U.S. Person.

ANNEX B

ANNEX C

Schedule 2.1.1(a)

Australian Revolver Commitments

Australian Lender	Australian Revolver Commitment
Bank of America, N.A. (acting through its Australia Branch)	$33,000,000.00
RBS Invoice Finance Limited	$10,000,000.00
Wells Fargo Bank, National Association, London Branch	$10,000,000.00
Barclays Bank PLC	$9,500,000.00
JPMorgan Chase Bank, N.A., Sydney Branch (ABN 43 074 112 011)	$6,500,000.00
Union Bank, N.A.	$6,000,000.00
Total:	$75,000,000.00

ANNEX C

ANNEX D

Schedule 2.1.1(c)

Canadian Revolver Commitments

Canadian Lender	Canadian Revolver Commitment
Bank of America, N.A. (acting through its Canada Branch)	$63,625,641.25
Wells Fargo Capital Finance Corporation Canada	$28,000,000.00
Barclays Bank PLC	$27,500,000.00
JPMorgan Chase Bank, N.A., Toronto Branch	$10,000,000.00
U.S. Bank National Association, Canada Branch	$7,435,897.43
Goldman Sachs Lending Partners LLC	$7,142,857.14
Union Bank, Canada Branch	$6,622,222.00
PNC Bank Canada Branch	$6,428,571.43
The Toronto-Dominion Bank	$6,428,571.43
City National Bank	$3,717,948.72
KeyBank, N.A.	$3,098,290.60
Total:	$170,000,000.00

ANNEX D

ANNEX E

Schedule 2.1.1(f)

U.S. Revolver Commitments

U.S. Lender	U.S. Revolver Commitment
Bank of America, N.A.	$120,052,930.18
Wells Fargo Bank, National Association	$150,000,000.00
Barclays Bank PLC	$80,000,000.00
SunTrust Bank	$60,000,000.00
U.S. Bank National Association	$52,564,102.57
Regions Bank	$48,250,000.00
Union Bank, N.A.	$47,377,778.00
RBS Citizens Business Capital	$45,000,000.00
Goldman Sachs Lending Partners LLC	$42,857,142.86
CIT Bank	$38,571,428.57
PNC Bank, National Association	$38,571,428.57
TD Bank, N.A.	$38,571,428.57
Flagstar Bank, FSB	$35,000,000.00
HSBC Bank USA, N.A.	$31,000,000.00
City National Bank	$26,282,051.28
Raymond James Bank, N.A.	$25,000,000.00
The Huntington National Bank	$25,000,000.00
JPMorgan Chase Bank, N.A.	$23,500,000.00
KeyBank, N.A.	$21,901,709.40
Capital One Leverage Finance Corp.	$20,000,000.00
BOKF, NA	$7,500,000.00
Total:	$977,000,000.00

ANNEX E

ANNEX F

Schedule 9.1.12

Subsidiaries / Excluded Subsidiaries

(a)	Subsidiaries

Name	Owner	Percentage Ownership	Type	Material Subsidiary (Y/N)
McJunkin Red Man Corporation	MRC Global Inc.	100%	Corporation	Y
McJunkin Red Man Canada Ltd.	McJunkin Red Man Corporation	100%	Corporation	Y
MRC Canada ULC (f/k/a Midfield Supply ULC)	McJunkin Red Man Canada Ltd.	49%	Unlimited Liability	Y
	Midfield Holdings (Alberta) Ltd.	51%	Corporation
Midfield Holdings (Alberta) Ltd.	McJunkin Red Man Canada Ltd.	100%	Corporation	N
McJunkin Red Man Development Corporation	McJunkin Red Man Corporation	100%	Corporation	N
McJunkin Red Man UK Ltd	McJunkin Red Man Corporation	100%	Corporation	Y
McJunkin Red Man International Corp.	McJunkin Red Man Corporation	100%	Corporation	N
McJunkin Red Man Asia Pacific Limited	McJunkin Red Man International Corp.	100%	Corporation	N
McJunkin Red Man International Services Corp.	McJunkin Red Man International Corp.	100%	Corporation	N
McJunkin Red Man de Mexico S. de R.L. de C.V.	McJunkin Red Man International Corp.	99.9%	Corporation	N
	McJunkin Red Man International Services Corp.	0.1%

ANNEX F

Name	Owner	Percentage Ownership	Type	Material Subsidiary (Y/N)
McJunkin Red Man Servicios S. de R.L. de C.V.	McJunkin Red Man International Corp.	99.9%	Corporation	N
	McJunkin Red Man International Services Corp.	0.1%
The South Texas Supply Company, Inc.	McJunkin Red Man Corporation	100%	Corporation	N
MRC Management Company	McJunkin Red Man Corporation	100%	Corporation	N
Milton Oil & Gas Company	McJunkin Red Man Corporation	100%	Corporation	N
Greenbrier Petroleum Corporation	Milton Oil & Gas Company	100%	Corporation	N
Ruffner Realty Company	McJunkin Red Man Corporation	100%	Corporation	N
MRC Transmark Group B.V.	McJunkin Red Man UK Ltd	100%	Corporation	Y
MRC Transmark Holdings UK Limited	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark International B.V.	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark B.V.	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark NV	MRC Transmark Group B.V.	99.9%	Corporation	N
	MRC Transmark B.V.	0.1%
MRC Transmark Middle East FZE	MRC Transmark Group B.V.	100%	Free Zone Establishment	N

ANNEX F

Name	Owner	Percentage Ownership	Type	Material Subsidiary (Y/N)
MRC Transmark Pty Ltd	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark Limited (New Zealand)	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark Limited (UK)	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark Italy srl	MRC Transmark Holdings UK Limited	100%	Corporation	N
MRC Transmark (Dragon) Limited	MRC Transmark Limited (UK)	100%	Corporation	N
MRC Transmark Pte. Ltd	MRC Transmark Group B.V.	100%	Corporation	N
MRC Transmark France SAS	MRC Transmark Group B.V.	100%	Corporation	N
Heaton Valves Limited	MRC Transmark Limited (UK)	100%[4]	Corporation	N
Transmark International Limited	MRC Transmark Limited (UK)	100%[5]	Corporation	N
Transmark Fortim Engineering Pte. Ltd.	MRC Transmark Group B.V.	100%	Corporation	N
McJunkin de Angola, LDA	McJunkin Red Man Development Corporation	51%	Corporation	N
	McJunkin Red Man Corporation	49%
McJunkin Venezuela NIT	McJunkin Red Man Corporation	100%	Corporation	N

[4]	Minority interests held by nominees.
[5]	Minority interests held by nominees.

ANNEX F

Name	Owner	Percentage Ownership	Type	Material Subsidiary (Y/N)
Midway-Tristate Corporation	McJunkin Red Man Corporation	100%	Corporation	N
Red Man Pipe & Supply International Limited	McJunkin Red Man Corporation	100%	Corporation	N
McJunkin Nigeria Limited (Nigeria)	McJunkin Red Man Corporation	100%	Corporation	N
MRC SPF Pty Ltd.	MRC Transmark Pty Ltd	100%	Corporation	N
MRC SPF Europe Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
MRC SPF East Asia Co. Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
MRC SPF Indonesia Pty Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
PT SPF Indonesia	MRC SPF Pty Ltd.	99%	Corporation	N
	MRC SPF Indonesia Pty Ltd.	1%	Corporation	N
MRC SPF Middle East Pty Ltd.	MRC SPF Pty Ltd.	100%	Corporation	N
MRC Nouvelle Caledonie	MRC SPF Pty Ltd.	100%	Corporation	N
SPF Europe s.r.l	MRC SPF Europe Ltd.	100%	Corporation	N
MRC SPF Scanfit Ltd.	MRC SPF Europe Ltd.	100%	Corporation	N
MRC Transmark Kazakhstan	MRC Transmark B.V.	90%	Corporation	N
MRC Transmark Leymas Valve Co., Ltd.	MRC Transmark Group B.V.	60%	Corporation	N
MRC Canada Holdings LLC	McJunkin Red Man Corporation	100%	Limited Liability Company	N

ANNEX F

(b)	Excluded Subsidiaries

None.

ANNEX F

ANNEX G

Third Amended and Restated Intercreditor Agreement

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ANNEX G

Conformed Through Amendment No. 1

AMENDED AND RESTATED LOAN, SECURITY AND GUARANTEE AGREEMENT

Dated as of March 27, 2012

among

MCJUNKIN RED MAN CORPORATION,

GREENBRIER PETROLEUM CORPORATION,

MCJUNKIN RED MAN DEVELOPMENT CORPORATION,

MIDWAY – TRISTATE CORPORATION,

MILTON OIL & GAS COMPANY,

MRC MANAGEMENT COMPANY,

RUFFNER REALTY COMPANY

and

THE SOUTH TEXAS SUPPLY COMPANY, INC.,

as U.S. Borrowers and Guarantors,

MRC GLOBAL INC.

as a Guarantor,

MRC TRANSMARK PTY LTD

and

MRC SPF PTY LTD.,

as Australian Borrowers,

MRC TRANSMARK NV,

as Belgian Borrower,

MRC CANADA ULC (f/n/a MIDFIELD SUPPLY ULC),

as a Canadian Borrower,

MRC TRANSMARK B.V.

and

MRC TRANSMARK INTERNATIONAL B.V.,

as Dutch Borrowers,

MRC TRANSMARK HOLDINGS UK LIMITED,

MRC TRANSMARK LIMITED,

MRC TRANSMARK (DRAGON) LIMITED

and

MRC SPF SCANFIT LIMITED,

as UK Borrowers,

any other Borrowers party hereto from time to time

and

certain Persons party hereto from time to time as Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

Conformed Through Amendment No. 1

ARRANGERS AND AGENTS

BARCLAYS BANK PLC

and

WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Syndication Agents,

RBS CITIZENS BUSINESS CAPITAL,

U.S. BANK NATIONAL ASSOCIATION,

SUNTRUST BANK,

UNION BANK, N.A.,

GOLDMAN SACHS LENDING PARTNERS LLC

and

REGIONS BANK,

as Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Lead Arranger and Book Manager

and

BARCLAYS BANK PLC

and

WELLS FARGO CAPITAL FINANCE, LLC,

as Joint Lead Arrangers and as Joint Book Managers

i

SECTION 5. PAYMENTS	211

5.1 General Payment Provisions	211
5.2 Repayment of Obligations	211
5.3 Payment of Other Obligations	212
5.4 Marshaling; Payments Set Aside	212
5.5 Post-Default Allocation of Payments	212
5.6 Application of Payments	219
5.7 Loan Account; Account Stated	220
5.8 Taxes	220
5.9 Lender Tax Information	244
5.10 Guarantees	245
5.11 Currency Matters	251

SECTION 6. CONDITIONS PRECEDENT	252

6.1 Conditions Precedent to Initial Loans	252
6.2 Conditions Precedent to All Credit Extensions	256

SECTION 7. COLLATERAL	257

7.1 Grant of Security Interest	257
7.2 Lien on Deposit Accounts; Cash Collateral	257
7.3 Other Collateral	259
7.4 Limitation on Permitted Discretion	259
7.5 No Assumption of Liability	260
7.6 Further Assurances	260

SECTION 8. COLLATERAL ADMINISTRATION	261

8.1 Administration of Accounts	261
8.2 Administration of Inventory	262
8.3 Administration of Deposit Accounts	262
8.4 General Provisions	263
8.5 Power of Attorney	264

SECTION 9. REPRESENTATIONS AND WARRANTIES	265

9.1 General Representations and Warranties	265

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS	272

10.1 Affirmative Covenants	272
10.2 Negative Covenants	283
10.3 Financial Covenants	301

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT	302

11.1 Events of Default	302
11.2 License	305
11.3 Setoff	306
11.4 Remedies Cumulative; No Waiver	306
11.5 Judgment Currency	306

SECTION 12. AGENT AND SECURITY TRUSTEES	307

12.1 Appointment, Authority and Duties of Agent	307
12.2 European Security Trustee	309
12.3 AUS-NZ Security Trustee	314
12.4 Agreements Regarding Collateral and Field Examination Reports	320
12.5 Reliance By Agent	323
12.6 Action Upon Default	323
12.7 Ratable Sharing	324
12.8 Indemnification of Agent Indemnitees	324
12.9 Limitation on Responsibilities of Agent	324
12.10 Successor Agent and Co-Agents	325
12.11 Due Diligence and Non-Reliance	325
12.12 Remittance of Payments and Collections	326
12.13 Agent in its Individual Capacity	326
12.14 Agent Titles	327
12.15 Bank Product Providers	327
12.16 No Third Party Beneficiaries	327

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	327

13.1 Successors and Assigns	327
13.2 Participations	328
13.3 Assignments	329

SECTION 14. MISCELLANEOUS	330

14.1 Consents, Amendments and Waivers	330
14.2 Indemnity	335
14.3 Notices and Communications	336
14.4 Performance of Loan Parties’ Obligations	336
14.5 Credit Inquiries	337
14.6 Severability	337
14.7 Cumulative Effect; Conflict of Terms	337
14.8 Counterparts	337
14.9 Entire Agreement	337
14.10 Relationship with Lenders	337
14.11 No Advisory or Fiduciary Responsibility	337
14.12 Confidentiality	338
14.13 Certifications Regarding Term Loan Credit Agreement	339
14.14 GOVERNING LAW	339
14.15 Consent to Forum; Process Agent	339
14.16 Waivers by Loan Parties	340
14.17 Contracting out of PPSA Australia Provisions	340
14.18 Waiver of Rights (PPSA New Zealand)	341
14.19 Patriot Act Notice	341
14.20 Canadian Anti-Money Laundering Legislation	341
14.21 Know Your Customer	342
14.22 Australian Anti-Money Laundering Provisions	342

14.23 Belgian Anti-Money Laundering Legislation	343
14.24 “Know your customer” Checks	343
14.25 Reinstatement	343
14.26 Nonliability of Lenders	343
14.27 Ratification of Loan Documents	344

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit A-2	Form of Assignment Notice

Exhibit B-1	Form of Australian Borrowing Base Certificate

Exhibit B-2	Form of Belgian Borrowing Base Certificate

Exhibit B-3	Form of Canadian Borrowing Base Certificate

Exhibit B-4	Form of Dutch Borrowing Base Certificate

Exhibit B-5	Form of UK Borrowing Base Certificate

Exhibit B-6	Form of U.S. Borrowing Base Certificate

Exhibit C-1	Form of Australian Revolver Note

Exhibit C-2	Form of Belgian Revolver Note

Exhibit C-3	Form of Canadian Revolver Note

Exhibit C-4	Form of Dutch Revolver Note

Exhibit C-5	Form of New Zealand Revolver Note

Exhibit C-6	Form of Singapore Revolver Note

Exhibit C-7	Form of UK Revolver Note

Exhibit C-8	Form of U.S. Revolver Note

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Notice of Borrowing

Exhibit F	Form of Notice of Conversion/Continuation

Exhibit G	Form of Perfection Certificate

Exhibit H-1	Form of Australian Closing Certificate

Exhibit H-2	Form of Belgian Closing Certificate

Exhibit H-3	Form of Canadian Closing Certificate

Exhibit H-4	Form of Dutch Closing Certificate

Exhibit H-5	Form of UK Closing Certificate

Exhibit H-6	Form of U.S. Closing Certificate

Exhibit I	Form of Joinder Agreement

Exhibit J-1	Form of Non-Bank Certificate for Non-Partnership

Exhibit J-2	Form of Non-Bank Certificate for Partnership

Schedule 1.1(a)	Existing U.S. Letters of Credit

Schedule 1.1(b)	Existing Receivables Entities

v

Schedule 2.1.1(a)	Australian Revolver Commitment

Schedule 2.1.1(b)	Belgian Revolver Commitment

Schedule 2.1.1(c)	Canadian Revolver Commitment

Schedule 2.1.1(d)	Dutch Revolver Commitment

Schedule 2.1.1(e)	UK Revolver Commitment

Schedule 2.1.1(f)	U.S. Revolver Commitment

Schedule 3.8	Mandatory Costs Rate

Schedule 8.3	Deposit Accounts

Schedule 8.4.1	Location of Collateral

Schedule 9.1.12	Subsidiaries/Excluded Subsidiaries

Schedule 10.1.11	Permitted Transactions with Affiliates

Schedule 10.1.16	Post-Closing Actions

Schedule 10.2.1	Existing Indebtedness

Schedule 10.2.2	Existing Liens

Schedule 10.2.4	Non-Core Assets

Schedule 10.2.5	Permitted Investments

Schedule 10.2.10	Permitted Burdensome Agreements

Schedule 13.3.3	Permitted Assignees

AMENDED AND RESTATED

LOAN, SECURITY AND GUARANTEE AGREEMENT

THIS AMENDED AND RESTATED LOAN, SECURITY AND GUARANTEE AGREEMENT is dated as of March 27, 2012, among MRC GLOBAL INC., a Delaware corporation (“MRC”), MCJUNKIN RED MAN CORPORATION, a Delaware corporation (“MRMC”), GREENBRIER PETROLEUM CORPORATION, a West Virginia corporation (“Greenbrier”), MCJUNKIN RED MAN DEVELOPMENT CORPORATION, a Delaware corporation (“McJunkin Development”), MIDWAY – TRISTATE CORPORATION, a New York corporation (“Midway”), MILTON OIL & GAS COMPANY, a West Virginia corporation (“Milton”), MRC MANAGEMENT COMPANY, a Delaware corporation (“Management”), RUFFNER REALTY COMPANY, a West Virginia corporation (“Ruffner”), and THE SOUTH TEXAS SUPPLY COMPANY, INC., a Texas corporation (“South Texas” and together with MRMC, Greenbrier, McJunkin Development, Midway, Milton, Management and Ruffner, the “Initial U.S. Borrowers”), MRC TRANSMARK PTY LTD, a company incorporated under the laws of Australia (as defined herein) (“Transmark Australia”), and MRC SPF PTY LTD., a company incorporated under the laws of Australia (“SPF Australia” and together with Transmark Australia, the “Initial Australian Borrowers”), MRC TRANSMARK NV, a limited liability company organized under the laws of Belgium (the “Initial Belgian Borrower”), MRC CANADA ULC, (formerly known as MIDFIELD SUPPLY ULC), an unlimited liability corporation organized under the laws of Alberta, Canada (the “Initial Canadian Borrower”), MRC TRANSMARK B.V., a limited company organized under the laws of the Netherlands (“Transmark Netherlands”), and MRC TRANSMARK INTERNATIONAL B.V., a limited company organized under the laws of the Netherlands (“International Netherlands” and together with Transmark Netherlands, the “Initial Dutch Borrowers”), MRC TRANSMARK HOLDINGS UK LIMITED, a company incorporated in England and Wales with company number 05436123 (“Holdings UK”), MRC TRANSMARK LIMITED, a company incorporated in England and Wales with company number 03471259 (“Transmark UK”), MRC TRANSMARK (DRAGON) LIMITED, a company incorporated in England and Wales with company number 03797606 (“Dragon UK”), and MRC SPF SCANFIT LIMITED, a company incorporated in England and Wales with company number 02299105 (“SPF UK” and together with Holdings UK, Transmark UK and Dragon UK, the “Initial UK Borrowers”; and collectively with any other UK Borrowers (as defined herein), the Australian Borrowers (as defined herein), the Belgian Borrowers (as defined herein), the Canadian Borrowers (as defined herein), the Dutch Borrowers (as defined herein), any New Zealand Borrowers (as defined herein), any Singapore Borrowers (as defined herein) and the U.S. Borrowers (as defined herein), the “Borrowers” and each, a “Borrower”), the Persons from time to time party to this Agreement as Guarantors (as defined herein), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent for itself and the other Secured Parties (as defined herein) (together with any successor agent appointed pursuant to Section 12.10, the “Agent”), and Barclays Bank PLC and Wells Fargo Capital Finance LLC, as Co-Syndication Agents.

R E C I T A L S:

A. Certain of the Initial U.S. Borrowers, the Initial Canadian Borrower, the Agent and the financial institutions named therein entered into that certain Loan, Security and Guarantee Agreement dated as of June 14, 2011 (the “Existing Loan Agreement”).

B. The parties hereto desire to amend and restate the Existing Loan Agreement in its entirety in order to, among other things, increase the commitments thereunder and provide additional foreign revolving credit facilities to borrowers domiciled in Australia, Belgium, the Netherlands, New Zealand, Singapore and the United Kingdom.

C. Lenders are willing to amend and restate the Existing Loan Agreement and provide the senior secured revolving credit facilities on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree that the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, the PPSA or the PPSA Australia, as applicable, and, with respect to an Account of a New Zealand Domiciled Loan Party, an “account receivable” as defined in the PPSA New Zealand, in each case including all rights to payment for goods sold or leased, or for services rendered, whether or not they have been earned by performance.

Account Debtor: any Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounting Change: as defined in Section 1.2.

Acquired EBITDA: with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to MRC and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

Acquired Entity or Business: as defined in the term “Consolidated EBITDA”.

Additional Australian Lender: as defined in Section 2.1.7(a).

Additional Belgian Lender: as defined in Section 2.1.7(b).

Additional Canadian Lender: as defined in Section 2.1.7(c).

Additional Dutch Lender: as defined in Section 2.1.7(d).

Additional Lender: as defined in Section 2.1.7(h).

Additional New Zealand Lender: as defined in Section 2.1.7(e).

Additional Singapore Lender: as defined in Section 2.1.7(f).

Additional UK Lender: as defined in Section 2.1.7(g).

Additional U.S. Lender: as defined in Section 2.1.7(h).

Affiliate: with respect to any Person, any branch of such Person or any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power (a) to vote 20% or more of the securities having ordinary voting power for the election of directors, in the case of a corporation, or equivalent governing body, in the case of any other type of legal entity, of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent: as defined in the preamble to this Agreement.

Agent Indemnitees: the Agent and its officers, directors, employees, Affiliates and agents, including, without limitation, the Security Trustees.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: this Amended and Restated Loan, Security and Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

Allocable Amount: as defined in Section 5.10.3(b).

Amendment Date: November 9, 2012.

AML Legislation: as defined in Section 14.19.

Applicable Australian Borrower: (a) Transmark Australia, (b) SPF Australia, or (c) any other Australian Borrower, as the context requires.

Applicable Australian Borrower Commitment: with respect to any Australian Borrower, the maximum amount of Australian Revolver Commitments under which such Australian Borrower may borrow Australian Revolver Loans or request the issuance of Australian Letters of Credit, as designated by the Asian Loan Party Agent from time to time, and in an aggregate amount for all Australian Borrowers not to exceed the total Australian Revolver Commitments.

Applicable Belgian Borrower: (a) the Initial Belgian Borrower or (b) any other Belgian Borrower, as the context requires.

Applicable Belgian Borrower Commitment: with respect to any Belgian Borrower, the maximum amount of Belgian Revolver Commitments under which such Belgian Borrower may borrow Belgian Revolver Loans or request the issuance of Belgian Letters of Credit, as designated by the European Loan Party Agent from time to time, and in an aggregate amount for all Belgian Borrowers not to exceed the total Belgian Revolver Commitments.

Applicable Canadian Borrower: (a) the Initial Canadian Borrower or (b) any other Canadian Borrower, as the context requires.

Applicable Canadian Borrower Commitment: with respect to any Canadian Borrower, the maximum amount of Canadian Revolver Commitments under which such Canadian Borrower may borrow Canadian Revolver Loans or request the issuance of Canadian Letters of Credit, as designated by the North American Loan Party Agent from time to time, and in an aggregate amount for all Canadian Borrowers not to exceed the total Canadian Revolver Commitments.

Applicable Canadian Borrower Secured Obligations: all Canadian Facility Secured Obligations.

Applicable Dutch Borrower: (a) Transmark Netherlands, (b) International Netherlands, or (c) any other Dutch Borrower, as the context requires.

Applicable Dutch Borrower Commitment: with respect to any Dutch Borrower, the maximum amount of Dutch Revolver Commitments under which such Dutch Borrower may borrow Dutch Revolver Loans or request the issuance of Dutch Letters of Credit, as designated by the European Loan Party Agent from time to time, and in an aggregate amount for all Dutch Borrowers not to exceed the total Dutch Revolver Commitments.

Applicable Foreign Borrower: an Applicable Australian Borrower, Applicable Belgian Borrower, Applicable Canadian Borrower, Applicable Dutch Borrower, Applicable New Zealand Borrower, Applicable Singapore Borrower or Applicable UK Borrower, as the context may require.

Applicable Foreign Borrower Commitment: any Applicable Australian Borrower Commitment, Applicable Belgian Borrower Commitment, Applicable Canadian Borrower Commitment, Applicable Dutch Borrower Commitment, Applicable New Zealand Borrower Commitment, Applicable Singapore Borrower Commitment or Applicable UK Borrower Commitment, as the context may require.

Applicable Law: all laws, rules, regulations and legally binding governmental guidelines applicable to the Person and its Property, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (having the force of law) and, with respect to any Person, such Person’s Organic Documents.

Applicable Lenders: (a) with respect to the Australian Borrowers, the Australian Lenders, (b) with respect to the Belgian Borrowers, the Belgian Lenders, (c) with respect to the Canadian Borrowers, the Canadian Lenders, (d) with respect to the Dutch Borrowers, the Dutch Lenders, (e) with respect to the New Zealand Borrowers, the New Zealand Lenders, (f) with respect to the Singapore Borrowers, the Singapore Lenders, (g) with respect to the UK Borrowers, the UK Lenders, and (h) with respect to the U.S. Borrowers, the U.S. Lenders.

Applicable Margin: with respect to any Type of Loan and such other Obligations specified below, the respective margin set forth below, as determined by reference to the Consolidated Fixed Charge Coverage Ratio as calculated as of the last day of the fiscal quarter then most recently ended:

Level	Consolidated Fixed Charge Coverage Ratio	Australian Bank Bill Rate Loans, Canadian BA Rate Loans, LIBOR Loans, Australian Base Rate Loans, Belgian Base Rate Loans, Dutch Base Rate Loans, UK Base Rate Loans, and Letter of Credit Fees	U.S. Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans
I	< 1.50: 1.00	2.00%	1.00%
II	> 1.50: 1.00 but < 2.25: 1.00	1.75%	0.75%
III	> 2.25: 1.00	1.50%	0.50%

Until September 1, 2012, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by the Agent pursuant to Sections 10.1.1(a) and (b) of the financial statements and corresponding Compliance Certificate, which change shall be effective on the first day of the calendar month immediately following receipt. If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, then, at the option of the Agent or Required Lenders, the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month immediately following actual receipt.

Applicable New Zealand Borrower: (a) if there is only one New Zealand Borrower, the New Zealand Borrower and (b) if there is more than one New Zealand Borrower, the applicable New Zealand Borrower, as the context requires.

Applicable New Zealand Borrower Commitment: with respect to any New Zealand Borrower, the maximum amount of New Zealand Revolver Commitments under which such New Zealand Borrower may borrow New Zealand Revolver Loans or request the issuance of New Zealand Letters of Credit, as designated by the Asian Loan Party Agent from time to time, and in an aggregate amount for all New Zealand Borrowers not to exceed the total New Zealand Revolver Commitments.

Applicable Singapore Borrower: (a) if there is only one Singapore Borrower, the Singapore Borrower and (b) if there is more than one Singapore Borrower, the applicable Singapore Borrower, as the context requires.

Applicable Singapore Borrower Commitment: with respect to any Singapore Borrower, the maximum amount of Singapore Revolver Commitments under which such Singapore Borrower may borrow Singapore Revolver Loans or request the issuance of Singapore Letters of Credit, as designated by the Asian Loan Party Agent from time to time, and in an aggregate amount for all Singapore Borrowers not to exceed the total Singapore Revolver Commitments.

Applicable UK Borrower: (a) Holdings UK, (b) Transmark UK, (c) Dragon UK, (d) SPF UK, or (e) any other UK Borrower, as the context requires.

Applicable UK Borrower Commitment: with respect to any UK Borrower, the maximum amount of UK Revolver Commitments under which such UK Borrower may borrow UK Revolver Loans or request the issuance of UK Letters of Credit, as designated by the European Loan Party Agent from time to time, and in an aggregate amount for all UK Borrowers not to exceed the total UK Revolver Commitments.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, has the capacity to fund Revolver Loans hereunder and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asian Loan Party Agent: as defined in Section 4.4.3.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee (and, to the extent required by the definition of “Eligible Assignee,” consented to by the North American Loan Party Agent), in the form of Exhibit A-1.

AUS-NZ Security Trustee: Bank of America (Australia) or any successor security trustee appointed in accordance with this Agreement.

Australia: the Commonwealth of Australia.

Australian Allocated U.S. Availability: U.S. Availability designated by the North American Loan Party Agent for application to clause (c) of an Australian Borrowing Base.

Australian Availability: as of any date of determination, (a) the lesser of (i) the Australian Revolver Commitments minus all Australian LC Obligations as of such date of determination and (ii) the Total Australian Borrowing Base as of such date of determination, minus (b) the Dollar Equivalent of the principal balance of all Australian Revolver Loans.

Australian Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the Australian Rent Reserve, if any, established pursuant to clause (h) of the definition of Australian Eligible Inventory; (b) the Australian LC Reserve; (c) the Australian Bank Product Reserve; (d) the Australian Priority Payables Reserve; and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

Australian Bank Bill Rate: with respect to each Interest Period for an Australian Bank Bill Rate Loan, (a) the average bid rate (the “BBR Screen Rate”) displayed at or about 10:30 a.m. (Melbourne, Australia time) on the first day of that Interest Period on the Reuters screen BBSY page for a term equivalent to such Interest Period; or (b) to the extent the BBR Screen Rate is not displayed for a term equivalent to such Interest Period, the rate determined by the Agent in good faith and notified by it to the Applicable Australian Borrower on or prior to the close of business on the first day of the relevant Interest Period to be the arithmetic mean (rounded upward to four decimal places) of the buying rates (for bills of exchange accepted by leading Australian banks which have a term equivalent to such Interest Period) quoted by three leading banks in Australia appointed by Agent in consultation with the Asian Loan Party Agent at or about that time on that date.

Australian Bank Bill Rate Loan: a Australian Revolver Loan, or portion thereof, funded in Australian Dollars and bearing interest calculated by reference to the Australian Bank Bill Rate.

Australian Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the Asian Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the Australian Domiciled Loan Parties.

Australian Base Rate Loan: an Australian Revolver Loan, or portion thereof, funded in Australian Dollars, Dollars, Euros or Sterling and bearing interest calculated by reference to the Eurasian Base Rate.

Australian Borrowers: (a) the Initial Australian Borrowers and (b) each other Australian Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 and has satisfied the other requirements set forth in Section 10.1.13 in order to become an Australian Borrower.

Australian Borrowing Base: at any time, with respect to the Applicable Australian Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Australian Eligible Accounts of the Applicable Australian Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Australian Eligible Inventory of the Applicable Australian Borrower and (ii) 85% of the Net Orderly Liquidation Value of Australian Eligible Inventory of the Applicable Australian Borrower (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Australian Allocated U.S. Availability for such Applicable Australian Borrower, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Australian Availability Reserves allocable to the Applicable Australian Borrower which would cause the aggregate amount of the Australian Revolver Loans allocable to the Applicable Australian Borrower at such time to exceed the lesser of the Applicable Australian Borrower’s Applicable Australian Borrower Commitment and the Applicable Australian Borrower’s Australian Borrowing Base then in effect, in each case, notification thereof to the Asian Loan Party Agent by the Agent, any and all such Australian Availability Reserves.

The Australian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Australian Borrowing Base is calculated in accordance with the terms of this Agreement.

Australian Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (Australia) or such other financial institution as Agent may select in its discretion with the consent of Asian Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the Australian Facility Secured Parties and shall be subject to Agent’s or AUS-NZ Security Trustee’s Liens securing the Australian Facility Secured Obligations; provided that the foregoing consent of Asian Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America (Australia) shall not be required if an Event of Default has occurred and is continuing.

Australian Dollars or AUS$: the lawful currency of Australia.

Australian Domiciled Loan Party: any Australian Borrower and each Australian Subsidiary now or hereafter party hereto as a Loan Party, and “Australian Domiciled Loan Parties” means all such Persons, collectively.

Australian Dominion Account: each special account established by the Australian Domiciled Loan Parties at Bank of America (Australia) over which Agent or AUS-NZ Security Trustee has exclusive control for withdrawal purposes.

Australian Eligible Accounts: at any time, the Accounts of the Applicable Australian Borrower at such date except any Account:

(a) which is not subject to a valid Lien in favor of the Agent or AUS-NZ Security Trustee (including under the relevant laws of the Account Debtor’s jurisdiction of organization);

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or AUS-NZ Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by any Account Debtor to the extent the aggregate amount of otherwise Australian Eligible Accounts owing from such Account Debtor and its Affiliates to Australian Borrowers exceeds 20% of the aggregate Australian Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty relating to such Account contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Applicable Australian Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable Australian Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any state or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Bankruptcy Act 1996 (Cth) and the Corporations Act 2001 (Cth), unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Bankruptcy Act 1996 (Cth) or the Corporations Act 2001 (Cth), as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than an Eligible Account Currency;

(n) which is owed by any Governmental Authority (other than a Governmental Authority representing the Crown in Australia), unless (i) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent or (ii) Agent otherwise approves;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with the Applicable Australian Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) the Agent, in its Permitted Discretion, has established Australian Availability Reserves and determines to include such Account as an Australian Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument (in each case, other than any such items that are delivered to the Agent or the AUS-NZ Security Trustee);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable Australian Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable Australian Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which the Applicable Australian Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of Australian Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Australian Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable Australian Borrower at such date except any Inventory:

(a) which is not subject to a valid Lien in favor of the Agent or AUS-NZ Security Trustee;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or AUS-NZ Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent or AUS-NZ Security Trustee (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of Australian Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which has been excluded from Australian Eligible Accounts pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable Australian Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in Australia or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the Australian Domiciled Loan Parties;

(h) which is located, at any time after the Temporary Eligibility Period, in any location leased by the Applicable Australian Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) an Australian Rent Reserve has been established by the Agent;

(i) which is located, at any time after the Temporary Eligibility Period, in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate Australian Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by the Applicable Australian Borrower as consignor unless (i) an effective first ranking Lien under the PPSA Australia in respect of the relevant Inventory in favor of the Agent or the AUS-NZ Security Trustee has been established and all relevant financing statements have been properly filed against the consignee (as assigned to the Agent or the AUS-NZ Security Trustee), and (ii) there is a written agreement acknowledging that such Inventory is held on consignment, that the Applicable Australian Borrower retains title to such Inventory, that no Lien arising by, through or under such consignment has attached or will attach to such Inventory (and proceeds thereof) and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property;

(k) which is perishable as determined in accordance with GAAP; or

(l) which contains or bears any intellectual property rights licensed to the Applicable Australian Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

Subject to Sections 14.1 and 7.4 and the definition of Australian Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Australian Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Australian Facility Secured Obligations, including Property of the Australian Facility Guarantors pledged to secure the Australian Facility Secured Obligations under their guarantee of the Secured Obligations.

Australian Facility Guarantor: each U.S. Borrower, each U.S. Facility Guarantor and each other Person (if any) who guarantees payment and performance of any Australian Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee).

Australian Facility Loan Party: an Australian Borrower or an Australian Facility Guarantor.

Australian Facility Obligations: all Obligations of the Australian Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the Australian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

Australian Facility Secured Obligations: all Secured Obligations of the Australian Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the Australian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Obligations).

Australian Facility Secured Parties: Agent, AUS-NZ Security Trustee, any Australian Fronting Bank, Australian Lenders and Secured Bank Product Providers of Bank Products to Australian Domiciled Loan Parties and the other Foreign Facility Secured Parties that are the beneficiaries of a Foreign Cross-Guarantee made by the Australian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Parties in their capacities as such).

Australian Fronting Bank: (a) Bank of America (Australia) or any Affiliate thereof that agrees to issue Australian Letters of Credit, (b) if reasonably acceptable to Asian Loan Party Agent, any other Australian Lender or Affiliate thereof that agrees to issue Australian Letters of Credit, or (c) if requested by Asian Loan Party Agent and subject to Section 2.10, a Non-Lender Fronting Bank that agrees to issue Australian Letters of Credit.

Australian Fronting Bank Indemnitees: any Australian Fronting Bank and its officers, directors, employees, Affiliates and agents.

Australian LC Application: an application by any Australian Borrower on behalf of itself or any other Australian Borrower to an Australian Fronting Bank for issuance of an Australian Letter of Credit, in form and substance reasonably satisfactory to such Australian Fronting Bank.

Australian LC Conditions: the following conditions necessary for issuance of an Australian Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Ex-NA LC Obligations do not exceed the Ex-NA Letter of Credit Sublimit, no Australian Overadvance exists or would result therefrom and, in the case of any Australian Borrower, Section 2.11 is satisfied; (c) the expiration date of such Australian Letter of Credit is (i) unless the applicable Australian Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each Australian Letter of Credit may, upon the request of the Applicable Australian Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Termination Date)), and (ii) unless the applicable Australian Fronting Bank and the

Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.2.3), at least 20 Business Days prior to the Facility Termination Date; (d) the Australian Letter of Credit and payments thereunder are denominated in Australian Dollars, Dollars, Euros or Sterling; (e) the form of the proposed Australian Letter of Credit is reasonably satisfactory to the Agent and the applicable Australian Fronting Bank; and (f) the proposed use of the Australian Letter of Credit is for a lawful purpose.

Australian LC Documents: all documents, instruments and agreements (including Australian LC Requests and Australian LC Applications) delivered by any Australian Borrower or by any other Person to an Australian Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any Australian Letter of Credit.

Australian LC Obligations: with respect to the Applicable Australian Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable Australian Borrower for any drawings under Australian Letters of Credit; (b) the stated amount of all outstanding Australian Letters of Credit issued for the account of such Applicable Australian Borrower; and (c) all fees and other amounts owing with respect to such Australian Letters of Credit.

Australian LC Request: a request for issuance of an Australian Letter of Credit, to be provided by an Australian Borrower to an Australian Fronting Bank, in form reasonably satisfactory to Agent and such Australian Fronting Bank.

Australian LC Reserve: with respect to the Applicable Australian Borrower, the aggregate of all Australian LC Obligations of such Applicable Australian Borrower, other than (a) those that have been Cash Collateralized and (b) if no Event of Default exists, those constituting charges owing to any Australian Fronting Bank.

Australian Lenders: Bank of America (Australia) and each other Lender that has issued an Australian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

Australian Letter of Credit: any standby or documentary letter of credit issued by an Australian Fronting Bank for the account of an Australian Borrower, or any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or an Australian Fronting Bank for the benefit of an Australian Borrower.

Australian Overadvance: as defined in Section 2.1.5(a).

Australian Overadvance Loan: a Loan made to an Australian Borrower when an Australian Overadvance exists or is caused by the funding thereof.

Australian Overadvance Loan Balance: on any date, the Dollar Equivalent of the amount by which the aggregate Australian Revolver Loans of the Applicable Australian Borrower or all Australian Borrowers, as the case may be, exceed the amount of the Australian Borrowing Base of such Applicable Australian Borrower or the Total Australian Borrowing Base, as applicable, on such date.

Australian Pension Plan: the Australian Superannuation Guarantee Scheme (established under the Superannuation Guarantee (Administration) Act 1992 (Cth)), a defined benefit scheme (whether established by deed or under statute of Australia or any state or territory of Australia) and any other superannuation or pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Australian employees or former employees.

Australian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any rights (whether imposed under a statute of Australia or any state or territory of Australia), Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s or AUS-NZ Security Trustee’s Liens including, without limitation, to the extent applicable by operation of law, any such amounts due and not paid for wages, long service leave or vacation pay (including amounts protected by the Fair Work Act 2009 (Cth)), any preferential claims as set out in the Corporations Act 2001 (Commonwealth of Australia), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Taxation Administration Act 1953 (Cth) (but excluding Pay as You Go income withholding tax) and amounts currently or past due and not contributed, remitted or paid in respect of any Australian Pension Plan.

Australian Protective Advances: as defined in Section 2.1.6(a).

Australian Reimbursement Date: as defined in Section 2.2.2(a).

Australian Rent Reserve: the aggregate of (a) all past due rent and other past due charges owing by any Australian Borrower to any landlord or other Person who possesses any Australian Facility Collateral or could assert a Lien on such Australian Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of Australian Facility Collateral.

Australian Revolver Commitment: for any Australian Lender, its obligation to make Australian Revolver Loans and to issue Australian Letters of Credit, in the case of any Australian Fronting Bank, or participate in Australian LC Obligations, in the case of the other Australian Lenders, to the Australian Borrowers up to the maximum principal amount shown on Schedule 2.1.1(a), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Australian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.1. “Australian Revolver Commitments” means the aggregate amount of such commitments of all Australian Lenders.

Australian Revolver Commitment Increase: as defined in Section 2.1.7(a).

Australian Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Asian Loan Party Agent terminates or reduces to zero all of the Australian Revolver

Commitments pursuant to Section 2.1.4, and (c) the date on which the Australian Revolver Commitments are terminated pursuant to Section 11.1. From and after the Australian Revolver Commitment Termination Date, the Australian Borrowers shall no longer be entitled to request a Australian Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

Australian Revolver Exposure: on any date, the Dollar Equivalent of an amount equal to the sum of (a) the Australian Revolver Loans outstanding on such date and (b) the Australian LC Obligations on such date.

Australian Revolver Loan: a Revolver Loan made by Australian Lenders to an Australian Borrower pursuant to Section 2.1.1(a), which Revolver Loan shall, if denominated in Australian Dollars, be either an Australian Bank Bill Rate Loan or an Australian Base Rate Loan and, if denominated in Dollars, Euros or Sterling, shall be either an Australian Base Rate Loan or a LIBOR Loan, in each case as selected by Applicable Australian Borrower, and including any Australian Swingline Loan, Australian Overadvance Loan or Australian Protective Advance.

Australian Revolver Notes: the promissory notes, if any, executed by Australian Borrowers in favor of each Australian Lender to evidence the Australian Revolver Loans funded from time to time by such Australian Lender, which shall be in the form of Exhibit C-1 to this Agreement, together with any replacement or successor notes therefor.

Australian Security Agreements: the Australian Security Trust Deed and each specific security agreement among any Australian Domiciled Loan Party and Agent or the AUS-NZ Security Trustee.

Australian Security Trust: the trust established under the Australian Security Trust Deed.

Australian Security Trust Deed: the security trust deed dated prior to this Agreement among the Australian Domiciled Loan Parties (as at the date of this Agreement), Agent and the AUS-NZ Security Trustee.

Australian Subsidiary: Each Wholly-Owned Subsidiary of MRC incorporated or organized under the laws of Australia or any state or territory of Australia.

Australian Swingline Commitment: $30,000,000.

Australian Swingline Commitment Termination Date: with respect to any Australian Swingline Loan, the date that is five Business Days prior to the Australian Revolver Commitment Termination Date.

Australian Swingline Lender: Bank of America (Australia) or an Affiliate of Bank of America (Australia).

Australian Swingline Loan: a Swingline Loan made by the Australian Swingline Lender to an Australian Borrower pursuant to Section 2.1.8(a), which Swingline Loan shall be an Australian Base Rate Loan.

Australian Trust Fund: (a) the sum of $10 held by the AUS-NZ Security Trustee under the Australian Security Trust Deed; (b) any other property that the AUS-NZ Security Trustee acquires or is held by the AUS-NZ Security Trustee, as trustee of the Security Trust, including (i) all its interest in and under any Australian Facility Collateral and Loan Documents that it executes after the Australian Security Trust Deed in its capacity as trustee of the Australian Security Trust; (ii) the benefit of any representation, warranty, undertaking or covenant under the Australian Security Agreements; (iii) any other property that represents the proceeds of sale or enforcement of any property forming part of the Australian Trust Fund; (iv) any property representing the proceeds of any insurance claims payable to the AUS-NZ Security Trustee in that capacity; (v) any property into which any other property forming part of the Australian Trust Fund is converted or invested and the property representing the proceeds of that property; and (vi) the proceeds of enforcement or other recovery of money under the Australian Facility Collateral and the Loan Documents.

Availability: Australian Availability, Belgian Availability, Canadian Availability, Dutch Availability, New Zealand Availability, Singapore Availability, UK Availability and/or U.S. Availability, as the context may require.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America (Australia): Bank of America, National Association, ARBN 064 874 531 (acting through its Australia Branch).

Bank of America (Canada): Bank of America, N.A. (acting through its Canada branch).

Bank of America (Hong Kong): Bank of America, N.A. (acting through its Hong Kong branch).

Bank of America (London): Bank of America, N.A. (acting through its London branch).

Bank of America (Singapore): Bank of America, N.A. (acting through its Singapore branch).

Bank of America Indemnitees: Bank of America, Bank of America (Canada), Bank of America (London), Bank of America (Singapore), Bank of America (Australia) and their respective officers, directors, employees, Affiliates and agents.

Bank Product: any of the following products, services or facilities extended to any Borrower or any other Loan Party by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedge Agreements (other than Hedge Agreements that constitute Notes Priority Lien Debt for purposes of the Intercreditor Agreement); (c) commercial credit card, purchase card and merchant card services; and (d) other banking products or services as may be requested by any Borrower or any other Loan Party, other than loans and letters of credit.

Bank Product Debt: Indebtedness and other obligations of a Loan Party relating to Bank Products.

Bank Product Document: any agreement, instrument or other document entered into in connection with any Bank Product Debt.

Base Rate: Canadian Base Rate, Eurasian Base Rate and/or U.S. Base Rate, as the context requires.

Base Rate Loan: an Australian Base Rate Loan, Belgian Base Rate Loan, Canadian Base Rate Loan, Dutch Base Rate Loan, New Zealand Base Rate Loan, Singapore Base Rate Loan, UK Base Rate Loan and/or U.S. Base Rate Loan, as the context requires.

Belgian Allocated U.S. Availability: U.S. Availability designated by the North American Loan Party Agent for application to clause (c) of a Belgian Borrowing Base.

Belgian Availability: as of any date of determination, (a) the lesser of (i) the Belgian Revolver Commitments minus all Belgian LC Obligations as of such date of determination and (ii) the Total Belgian Borrowing Base as of such date of determination, minus (b) the Dollar Equivalent of the principal balance of all Belgian Revolver Loans.

Belgian Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the Belgian Rent Reserve, if any, established pursuant to clause (h) of the definition of Belgian Eligible Inventory; (b) the Belgian LC Reserve; (c) the Belgian Bank Product Reserve; (d) the Belgian Priority Payables Reserve; and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

Belgian Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the European Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the Belgian Domiciled Loan Parties.

Belgian Base Rate Loan: a Belgian Revolver Loan, or portion thereof, funded in Dollars or Euros and bearing interest calculated by reference to the Eurasian Base Rate.

Belgian Borrowers: (a) the Initial Belgian Borrower and (b) each other Belgian Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 and has satisfied the other requirements set forth in Section 10.1.13 in order to become a Belgian Borrower.

Belgian Borrowing Base: at any time, with respect to the Applicable Belgian Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Belgian Eligible Accounts of the Applicable Belgian Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Belgian Eligible Inventory of the Applicable Belgian Borrower and (ii) 85% of the Net Orderly Liquidation Value of Belgian Eligible Inventory of the Applicable Belgian Borrower (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B)

valued at Cost); provided, that the net book value of Belgian Eligible Inventory and Net Orderly Liquidation Value of Belgian Eligible Inventory shall be multiplied by 50% to the extent that such Belgian Eligible Inventory is, in either case, subject to a business pledge and not a possessory pledge, plus

(c) Belgian Allocated U.S. Availability for such Applicable Belgian Borrower minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Belgian Availability Reserves allocable to the Applicable Belgian Borrower which would cause the aggregate amount of the Belgian Revolver Loans allocable to the Applicable Belgian Borrower at such time to exceed the lesser of the Applicable Belgian Borrower’s Applicable Belgian Borrower Commitment and the Applicable Belgian Borrower’s Belgian Borrowing Base then in effect, in each case, notification thereof to the European Loan Party Agent by the Agent, any and all such Belgian Availability Reserves.

The Belgian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Belgian Borrowing Base is calculated in accordance with the terms of this Agreement.

Belgian Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (London) or such other financial institution as Agent may select in its discretion with the consent of European Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the Belgian Facility Secured Parties and shall be subject to Agent’s or European Security Trustee’s Liens securing the Belgian Facility Secured Obligations; provided that the foregoing consent of European Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America (London) shall not be required if an Event of Default has occurred and is continuing.

Belgian Domiciled Loan Party: any Belgian Borrower and each Belgian Subsidiary now or hereafter party hereto as a Loan Party, and “Belgian Domiciled Loan Parties” means all such Persons, collectively.

Belgian Dominion Account: each special account established by the Belgian Domiciled Loan Parties at Bank of America (London), over which Agent or European Security Trustee has springing control for withdrawal purposes.

Belgian Eligible Accounts: at any time, the Accounts of the Applicable Belgian Borrower at such date except any Account:

(a) which is not subject to a valid Lien in favor of the Agent or European Security Trustee (including under the relevant laws of the Account Debtor’s jurisdiction of organization);

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or European Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by any Account Debtor to the extent the aggregate amount of otherwise Belgian Eligible Accounts owing from such Account Debtor and its Affiliates to Belgian Borrowers exceeds 20% of the aggregate Belgian Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Applicable Belgian Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable Belgian Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Belgian bankruptcy law of 8 August 1997 and the law on the continuity of enterprises of 31 January 2009, unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the

Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Belgian bankruptcy law of 8 August 1997 or the law on the continuity of enterprises of 31 January 2009, as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than an Eligible Account Currency;

(n) which is owed by any Governmental Authority, unless (i) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent or (ii) Agent otherwise approves;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with the Applicable Belgian Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) the Agent, in its Permitted Discretion, has established Belgian Availability Reserves and determines to include such Account as a Belgian Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument (in each case, other than any such items that are delivered to the Agent or the European Security Trustee);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable Belgian Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable Belgian Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which the Applicable Belgian Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of Belgian Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Belgian Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable Belgian Borrower at such date except any Inventory:

(a) which is not subject to a valid Lien in favor of the Agent or European Security Trustee (without giving effect to the 50% priority claim for unsecured creditors against the proceeds of recovery on Inventory pursuant to Applicable Law);

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or European Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent or European Security Trustee (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of Belgian Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which has been excluded from Belgian Eligible Accounts pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable Belgian Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in Belgium or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the Belgian Domiciled Loan Parties;

(h) which is located, at any time after the Temporary Eligibility Period, in any location leased by the Applicable Belgian Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a Belgian Rent Reserve has been established by the Agent;

(i) which is located, at any time after the Temporary Eligibility Period, in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate Belgian Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by the Applicable Belgian Borrower as consignor;

(k) which is perishable as determined in accordance with GAAP; or

(l) which contains or bears any intellectual property rights licensed to the Applicable Belgian Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

Subject to Sections 14.1 and 7.4 and the definition of Belgian Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Belgian Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Belgian Facility Secured Obligations, including Property of the Belgian Facility Guarantors pledged to secure the Belgian Facility Secured Obligations under their guarantee of the Secured Obligations.

Belgian Facility Guarantor: each U.S. Borrower, each U.S. Facility Guarantor and each other Person (if any) who guarantees payment and performance of any Belgian Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee).

Belgian Facility Loan Party: a Belgian Borrower or a Belgian Facility Guarantor.

Belgian Facility Obligations: all Obligations of the Belgian Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the Belgian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

Belgian Facility Secured Obligations: all Secured Obligations of the Belgian Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the Belgian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Obligations).

Belgian Facility Secured Parties: Agent, European Security Trustee, any Belgian Fronting Bank, Belgian Lenders and Secured Bank Product Providers of Bank Products to Belgian Domiciled Loan Parties, and the other Foreign Facility Secured Parties that are the beneficiaries of a Foreign Cross-Guarantee made by the Belgian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Parties in their capacities as such).

Belgian Fronting Bank: (a) Bank of America (London) or any Affiliate thereof that agrees to issue Belgian Letters of Credit, (b) if reasonably acceptable to European Loan Party Agent, any other Belgian Lender or Affiliate thereof that agrees to issue Belgian Letters of Credit, or (c) if requested by European Loan Party Agent and subject to Section 2.10, a Non-Lender Fronting Bank that agrees to issue Belgian Letters of Credit.

Belgian Fronting Bank Indemnitees: any Belgian Fronting Bank and its officers, directors, employees, Affiliates and agents.

Belgian LC Application: an application by any Belgian Borrower on behalf of itself or any other Belgian Borrower to a Belgian Fronting Bank for issuance of a Belgian Letter of Credit, in form and substance reasonably satisfactory to such Belgian Fronting Bank.

Belgian LC Conditions: the following conditions necessary for issuance of a Belgian Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Ex-NA LC Obligations do not exceed the Ex-NA Letter of Credit Sublimit, no Belgian Overadvance exists or would result therefrom and, in the case of any Belgian Borrower, Section 2.11 is satisfied; (c) the expiration date of such Belgian Letter of Credit is (i) unless the applicable Belgian Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each Belgian Letter of Credit may, upon the request of the Applicable Belgian Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Termination Date)), and (ii) unless the applicable Belgian Fronting Bank and the Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.3.3), at least 20 Business Days prior to the Facility Termination Date; (d) the Belgian Letter of Credit and payments thereunder are denominated in Euros or Dollars; (e) the form of the proposed Belgian Letter of Credit is reasonably satisfactory to the Agent and the applicable Belgian Fronting Bank; and (f) the proposed use of the Belgian Letter of Credit is for a lawful purpose.

Belgian LC Documents: all documents, instruments and agreements (including Belgian LC Requests and Belgian LC Applications) delivered by any Belgian Borrower or by any other Person to a Belgian Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any Belgian Letter of Credit.

Belgian LC Obligations: with respect to the Applicable Belgian Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable Belgian Borrower for any drawings under Belgian Letters of Credit; (b) the stated amount of all outstanding Belgian Letters of Credit issued for the account of such Applicable Belgian Borrower; and (c) all fees and other amounts owing with respect to such Belgian Letters of Credit.

Belgian LC Request: a request for issuance of a Belgian Letter of Credit, to be provided by a Belgian Borrower to a Belgian Fronting Bank, in form reasonably satisfactory to Agent and such Belgian Fronting Bank.

Belgian LC Reserve: with respect to the Applicable Belgian Borrower, the aggregate of all Belgian LC Obligations of such Applicable Belgian Borrower, other than (a) those that have been Cash Collateralized and (b) if no Event of Default exists, those constituting charges owing to any Belgian Fronting Bank.

Belgian Lenders: Bank of America (London) and each other Lender that has issued a Belgian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

Belgian Letter of Credit: any standby or documentary letter of credit issued by a Belgian Fronting Bank for the account of a Belgian Borrower, or any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or a Belgian Fronting Bank for the benefit of a Belgian Borrower.

Belgian Overadvance: as defined in Section 2.1.5(b).

Belgian Overadvance Loan: a Loan made to a Belgian Borrower when a Belgian Overadvance exists or is caused by the funding thereof.

Belgian Overadvance Loan Balance: on any date, the Dollar Equivalent of the amount by which the aggregate Belgian Revolver Loans of the Applicable Belgian Borrower or all Belgian Borrowers, as the case may be, exceed the amount of the Belgian Borrowing Base of such Applicable Belgian Borrower or the Total Belgian Borrowing Base, as applicable, on such date.

Belgian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s or European Security Trustee’s Liens.

Belgian Protective Advances: as defined in Section 2.1.6(b).

Belgian Reimbursement Date: as defined in Section 2.3.2(a).

Belgian Rent Reserve: the aggregate of (a) all past due rent and other past due charges owing by any Belgian Borrower to any landlord or other Person who possesses any Belgian Facility Collateral or could assert a Lien on such Belgian Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of Belgian Facility Collateral.

Belgian Revolver Commitment: for any Belgian Lender, its obligation to make Belgian Revolver Loans and to issue Belgian Letters of Credit, in the case of any Belgian Fronting Bank, or participate in Belgian LC Obligations, in the case of the other Belgian Lenders, to the Belgian Borrowers up to the maximum principal amount shown on Schedule 2.1.1(b), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Belgian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.1. “Belgian Revolver Commitments” means the aggregate amount of such commitments of all Belgian Lenders.

Belgian Revolver Commitment Increase: as defined in Section 2.1.7(b).

Belgian Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the European Loan Party Agent terminates or reduces to zero all of the Belgian Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Belgian Revolver Commitments are terminated pursuant to Section 11.1. From and after the Belgian Revolver Commitment Termination Date, the Belgian Borrowers shall no longer be entitled to request a Belgian Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

Belgian Revolver Exposure: on any date, the Dollar Equivalent of an amount equal to the sum of (a) the Belgian Revolver Loans outstanding on such date and (b) the Belgian LC Obligations on such date.

Belgian Revolver Loan: a Revolver Loan made by Belgian Lenders to a Belgian Borrower pursuant to Section 2.1.1(b), which Revolver Loan shall be denominated in Euros or Dollars and either a LIBOR Loan or a Belgian Base Rate Loan, in each case as selected by Applicable Belgian Borrower, and including any Belgian Swingline Loan, Belgian Overadvance Loan or Belgian Protective Advance.

Belgian Revolver Notes: the promissory notes, if any, executed by Belgian Borrowers in favor of each Belgian Lender to evidence the Belgian Revolver Loans funded from time to time by such Belgian Lender, which shall be in the form of Exhibit C-2 to this Agreement, together with any replacement or successor notes therefor.

Belgian Security Agreements: each pledge agreement (including, without limitation, a business pledge, a business pledge mandate, a bank accounts pledge, a receivables pledge (whether disclosed or undisclosed) and an inventory pledge, as the case may be) or security agreement among any Belgian Domiciled Loan Party and Agent or European Security Trustee.

Belgian Subsidiary: Each Wholly-Owned Subsidiary of MRC incorporated and organized under the laws of Belgium.

Belgian Swingline Commitment: $3,500,000.

Belgian Swingline Commitment Termination Date: with respect to any Belgian Swingline Loan, the date that is five Business Days prior to the Belgian Revolver Commitment Termination Date.

Belgian Swingline Lender: Bank of America (London) or an Affiliate of Bank of America (London).

Belgian Swingline Loan: a Swingline Loan made by the Belgian Swingline Lender to a Belgian Borrower pursuant to Section 2.1.8(b), which Swingline Loan shall be a Belgian Base Rate Loan.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrower and Borrowers: as defined in the preamble to this Agreement.

Borrower Group: a group consisting of (a) the Australian Borrowers, (b) the Belgian Borrowers, (c) the Canadian Borrowers, (d) the Dutch Borrowers, (e) the New Zealand Borrowers, (f) the Singapore Borrowers, (g) the UK Borrowers, or (h) the U.S. Borrowers, as the context requires.

Borrower Group Commitment: with respect to the commitment of (a) an Australian Lender, its Australian Revolver Commitment, (b) a Belgian Lender, its Belgian Revolver Commitment, (c) a Canadian Lender, its Canadian Revolver Commitment, (d) a Dutch Lender, its Dutch Revolver Commitment, (e) a New Zealand Lender, its New Zealand Revolver Commitment, (f) a Singapore Lender, its Singapore Revolver Commitment, (g) a UK Lender, its UK Revolver Commitment, and (h) a U.S. Lender, its U.S. Revolver Commitment. The term “Borrower Group Commitments” means (i) the Borrower Group Commitment of all Australian Lenders, (ii) the Borrower Group Commitment of all Belgian Lenders, (iii) the Borrower Group Commitment of all Canadian Lenders, (iv) the Borrower Group Commitment of all Dutch Lenders, (v) the Borrower Group Commitment of all New Zealand Lenders, (vi) the Borrower Group Commitment of all Singapore Lenders, (vii) the Borrower Group Commitment of all UK Lenders, or (viii) the Borrower Group Commitment of all U.S. Lenders, as the context requires. To the extent any Lender has more than one Borrower Group Commitment, each such Commitment shall be considered as a separate Commitment for purposes of this definition.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: (a) the Total Australian Borrowing Base, (b) an Australian Borrowing Base, (c) the Total Belgian Borrowing Base, (d) a Belgian Borrowing Base, (e) the Total Canadian Borrowing Base, (f) a Canadian Borrowing Base, (g) the Total Dutch Borrowing Base, (h) a Dutch Borrowing Base, (i) the Total New Zealand Borrowing Base, (j) a New Zealand Borrowing Base, (k) the Total Singapore Borrowing Base, (l) a Singapore Borrowing Base, (m) the Total UK Borrowing Base, (n) a UK Borrowing Base, and/or (o) the U.S. Borrowing Base, as the context requires.

Borrowing Base Certificate: a certificate, executed by a Senior Officer of the Asian Loan Party Agent, the European Loan Party Agent or the North American Loan Party Agent, as applicable, in the form of (a) Exhibit B-1 with respect to any Australian Borrowing Base, (b) Exhibit B-2 with respect to any Belgian Borrowing Base, (c) Exhibit B-3 with respect to any Canadian Borrowing Base, (d) Exhibit B-4 with respect to any Dutch Borrowing Base, (e) Exhibit B-5 with respect to any UK Borrowing Base, and (f) Exhibit B-6 with respect to the U.S. Borrowing Base, in each case, with such changes as may be agreed to by such Loan Party Agent and Agent, setting forth the Borrowers’ calculation of their respective Borrowing Base. The form of Borrowing Base Certificate for the New Zealand Borrowing Base and the Singapore Borrowing Base will be specified in the joinder documentation for the New Zealand Borrowers and the Singapore Borrowers, respectively.

Business Day: any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of North Carolina or the State of New York or is a day on which banking institutions located in such state are closed; and when used with reference to (a) a LIBOR Loan, the term shall also exclude any day on which banks are not open for the transaction of banking business in London, England, (b) an Australian Revolver Loan, shall also exclude a day on which banks in Sydney, New South Wales, Australia and Hong Kong are not open for the transaction of banking business, (c) a Belgian Revolver Loan, a Dutch Revolver Loan or a UK Revolver Loan, shall also exclude any day (i) on which banks are not open for the transaction of banking business in London, England and in the principal financial center for the applicable country and (ii) in respect of any such Revolver Loan denominated in Euros, any day that is not a TARGET Day, (d) a Canadian Revolver Loan, shall also exclude a day on which banks in Toronto, Ontario, Canada or Calgary, Alberta, Canada are not open for the transaction of banking business, (e) a New Zealand Revolver Loan, shall also exclude a day on which banks in (i) Auckland and Wellington, New Zealand, (ii) Sydney, New South Wales, Australia and (iii) Hong Kong are not open for the transaction of banking business, and (iv) a Singapore Revolver Loan, shall also exclude a day on which banks in Singapore and Hong Kong are not open for the transaction of banking business.

Canadian Allocated U.S. Availability: U.S. Availability designated by the North American Loan Party Agent for application to clause (c) of a Canadian Borrowing Base.

Canadian Availability: as of any date of determination, (a) the lesser of (i) the Canadian Revolver Commitments minus all Canadian LC Obligations as of such date of determination and (ii) the Total Canadian Borrowing Base as of such date of determination, minus (b) the Dollar Equivalent of the principal balance of all Canadian Revolver Loans.

Canadian Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the Canadian Rent Reserve, if any, established pursuant to clause (h) of the definition of Canadian Eligible Inventory; (b) the Canadian LC Reserve; (c) the Canadian Bank Product Reserve; (d) the Canadian Priority Payables Reserve; and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

Canadian BA Rate: with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

Canadian BA Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the North American Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the Canadian Domiciled Loan Parties.

Canadian Base Rate: on any date, the highest of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Base Rate”, (ii) the sum of 0.50% plus the Federal Funds Rate for such day, and (iii) the sum of 1.00% plus the LIBOR rate for a thirty (30) day Interest Period as determined on such day. The “Base Rate” is a rate set by Bank of America (Canada) based upon various factors including Bank of America (Canada)’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans made in Dollars in Canada, which may be priced at, above, or below such announced rate. Any change in such rate shall take effect at the opening of business on the day of such change. In the event Bank of America (Canada) (including any successor or assignee) does not at any time announce a “Base Rate”, clause (i) of Canadian Base Rate shall mean the “Base Rate” (being the rate for loans made in Dollars in Canada) publicly announced by a Canadian Schedule 1 Chartered Bank selected by Agent.

Canadian Base Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrowers: (a) the Initial Canadian Borrower and (b) each other Canadian Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 and has satisfied the other requirements set forth in Section 10.1.13 in order to become a Canadian Borrower.

Canadian Borrowing Base: at any time, with respect to the Applicable Canadian Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Canadian Eligible Accounts of the Applicable Canadian Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Canadian Eligible Inventory of the Applicable Canadian Borrower (adding back the LIFO reserve calculated in accordance with GAAP) and (ii) 85% of the Net Orderly Liquidation Value of Canadian Eligible Inventory of the Applicable Canadian Borrower (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Canadian Allocated U.S. Availability for such Applicable Canadian Borrower, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Canadian Availability Reserves allocable to the Applicable Canadian Borrower which would cause the aggregate amount of the Canadian Revolver Loans allocable to the Applicable Canadian Borrower at such time to exceed the lesser of the Applicable Canadian Borrower’s Applicable Canadian Borrower Commitment and the Applicable Canadian Borrower’s Canadian Borrowing Base then in effect, in each case, notification thereof to the North American Loan Party Agent by the Agent, any and all such Canadian Availability Reserves.

The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Canadian Borrowing Base is calculated in accordance with the terms of this Agreement.

Canadian Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (Canada) or such other financial institution as Agent may select in its discretion with the consent of North American Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the Canadian Facility Secured Parties and shall be subject to Agent’s Liens securing the Canadian Facility Secured Obligations; provided that the foregoing consent of North American Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America (Canada) shall not be required if an Event of Default has occurred and is continuing.

Canadian Dollars or Cdn$: the lawful currency of Canada.

Canadian Domiciled Loan Party: any Canadian Borrower and each Canadian Subsidiary now or hereafter party hereto as a Loan Party, and “Canadian Domiciled Loan Parties” means all such Persons, collectively.

Canadian Dominion Account: each special account established by the Canadian Domiciled Loan Parties at Bank of America (Canada) or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

Canadian Eligible Accounts: at any time, the Accounts of the Applicable Canadian Borrower at such date except any Account:

(a) which is not subject to a duly perfected and opposable Lien in favor of the Agent;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing (i) by Canadian Natural Resources Limited and its Affiliates to the extent the aggregate amount of otherwise Canadian Eligible Accounts owing from Canadian Natural Resources Limited and its Affiliates to Canadian Borrowers exceeds 30% of the aggregate Canadian Eligible Accounts or (ii) by any other Account Debtor to the extent the aggregate amount of otherwise Canadian Eligible Accounts owing from such Account Debtor and its Affiliates to Canadian Borrowers exceeds 20% of the aggregate Canadian Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty relating to such Account contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Applicable Canadian Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable Canadian Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Bankruptcy and Insolvency Act (Canada) and the CCAA, unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Bankruptcy and Insolvency Act (Canada) or the CCAA, as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of the U.S. or Canada, any state of the U.S. or any province or territory of Canada and does not have its principal place of business in the U.S. or Canada unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than Dollars or Canadian Dollars;

(n) which is owed by any Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof, and the Account has been assigned to the Agent in compliance with the U.S. Assignment of Claims Act, and any other steps necessary to perfect or render opposable the Lien of the Agent in such Account have been complied with to the Agent’s reasonable satisfaction, (ii) the Account Debtor is the government of Canada or a province or territory thereof, and the Account has been assigned to the Agent in compliance with the Financial Administration Act (or similar Applicable Law of such province or territory), and any other steps necessary to perfect or render opposable the Lien of the Agent in such Account have been complied with to the Agent’s reasonable satisfaction, or (iii) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with the Applicable Canadian Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) the Agent, in its Permitted Discretion, has established Canadian Availability Reserves and determines to include such Account as a Canadian Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument (in each case, other than any such items that are delivered to the Agent);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable Canadian Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable Canadian Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which the Applicable Canadian Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of Canadian Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Canadian Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable Canadian Borrower at such date except any Inventory:

(a) which is not subject to a duly perfected and opposable Lien in favor of the Agent;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of Canadian Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which has been excluded from Canadian Eligible Accounts pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable Canadian Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in Canada or the United States or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the Canadian Domiciled Loan Parties;

(h) which is located in any location leased by the Applicable Canadian Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a Canadian Rent Reserve has been established by the Agent;

(i) which is located in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate Canadian Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by the Applicable Canadian Borrower as consignor unless (i) a protective PPSA financing statement has been properly filed against the consignee (as assigned to the Agent), and (ii) there is a written agreement acknowledging that such Inventory is held on consignment, that the Applicable Canadian Borrower retains title to such Inventory, that no Lien arising by, through or under such consignment has attached or will attach to such Inventory (and proceeds thereof) and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property;

(k) which is perishable as determined in accordance with GAAP; or

(l) which contains or bears any intellectual property rights licensed to the Applicable Canadian Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

Subject to Sections 14.1 and 7.4 and the definition of Canadian Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Canadian Employee Plan: any employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Loan Party, or with respect to which a Canadian Domiciled Loan Party has, or could reasonably be expected to have, any obligation or liability, contingent or otherwise, but excluding the Canada Pension Plan, Quebec Pension Plan and any provincial or federal program providing health benefits, employment insurance or workers’ compensation benefits.

Canadian Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Secured Obligations, including Property of the Canadian Facility Guarantors pledged to secure the Canadian Facility Secured Obligations under their guarantee of the Secured Obligations.

Canadian Facility Guarantor: each U.S. Borrower, each U.S. Facility Guarantor and each other Person (if any) who guarantees payment and performance of any Canadian Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee).

Canadian Facility Loan Party: a Canadian Borrower or a Canadian Facility Guarantor.

Canadian Facility Obligations: all Obligations of the Canadian Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the Canadian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

Canadian Facility Secured Obligations: all Secured Obligations of the Canadian Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the Canadian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Obligations).

Canadian Facility Secured Parties: Agent, any Canadian Fronting Bank, Canadian Lenders and Secured Bank Product Providers of Bank Products to Canadian Domiciled Loan Parties and the other Foreign Facility Secured Parties that are the beneficiaries of a Foreign Cross-Guarantee made by the Canadian Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Parties in their capacities as such).

Canadian Fronting Bank: Bank of America (Canada) or any Affiliate thereof that agrees to issue Canadian Letters of Credit or, if reasonably acceptable to North American Loan Party Agent, any other Canadian Lender or Affiliate thereof that agrees to issue Canadian Letters of Credit.

Canadian Fronting Bank Indemnitees: any Canadian Fronting Bank and its officers, directors, employees, Affiliates and agents.

Canadian LC Application: an application by any Canadian Borrower on behalf of itself or any other Canadian Borrower to a Canadian Fronting Bank for issuance of a Canadian Letter of Credit, in form and substance reasonably satisfactory to such Canadian Fronting Bank.

Canadian LC Conditions: the following conditions necessary for issuance of a Canadian Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Canadian LC Obligations do not exceed the Canadian Letter of Credit Sublimit, no Canadian Overadvance exists or would result therefrom and, in the case of any Canadian Borrower, Section 2.11 is satisfied; (c) the expiration date of such Canadian Letter of Credit is (i) unless the applicable Canadian Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each Canadian Letter of Credit may, upon the request of the Initial Canadian Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Termination Date)), and (ii) unless the applicable Canadian Fronting Bank and the Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.4.3), at least 20 Business Days prior to the Facility Termination Date; (d) the Canadian Letter of Credit and payments thereunder are denominated in Canadian Dollars or Dollars; (e) the form of the proposed Canadian Letter of Credit is reasonably satisfactory to the Agent and the applicable Canadian Fronting Bank; and (f) the proposed use of the Canadian Letter of Credit is for a lawful purpose.

Canadian LC Documents: all documents, instruments and agreements (including Canadian LC Requests and Canadian LC Applications) delivered by any Canadian Borrower or by any other Person to a Canadian Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any Canadian Letter of Credit.

Canadian LC Obligations: with respect to the Applicable Canadian Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable Canadian Borrower for any drawings under Canadian Letters of Credit; (b) the stated amount of all outstanding Canadian Letters of Credit issued for the account of such Applicable Canadian Borrower; and (c) all fees and other amounts owing with respect to such Canadian Letters of Credit.

Canadian LC Request: a request for issuance of a Canadian Letter of Credit, to be provided by a Canadian Borrower to a Canadian Fronting Bank, in form reasonably satisfactory to Agent and such Canadian Fronting Bank.

Canadian LC Reserve: with respect to the Applicable Canadian Borrower, the aggregate of all Canadian LC Obligations of such Applicable Canadian Borrower, other than (a) those that have been Cash Collateralized; and (b) if no Event of Default exists, those constituting charges owing to any Canadian Fronting Bank.

Canadian Lenders: Bank of America (Canada) and each other Lender that has issued a Canadian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

Canadian Letter of Credit: any standby or documentary letter of credit issued by a Canadian Fronting Bank for the account of a Canadian Borrower, or any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or a Canadian Fronting Bank for the benefit of a Canadian Borrower.

Canadian Letter of Credit Sublimit: $30,000,000.

Canadian Multi-Employer Plan: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).

Canadian Overadvance: as defined in Section 2.1.5(c).

Canadian Overadvance Loan: a Loan made to a Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.

Canadian Overadvance Loan Balance: on any date, the Dollar Equivalent of the amount by which the aggregate Canadian Revolver Loans of the Applicable Canadian Borrower or all Canadian Borrowers, as the case may be, exceed the amount of the Canadian Borrowing Base of such Applicable Canadian Borrower or the Total Canadian Borrowing Base, as applicable, on such date.

Canadian Pension Plan: a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Canadian Domiciled Loan Party in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

Canadian Prime Rate: on any date, the highest of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Prime Rate”, (ii) the sum of 0.50% plus the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, and (iii) the sum of 1.00% plus the Canadian BA Rate for a 30 day Interest Period as determined on such day. The “Prime Rate” is a rate set by Bank of America (Canada) based upon various factors including the costs and desired return of Bank of America (Canada), general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on the Canadian Prime Rate hereunder shall be adjusted simultaneously with any change in the Canadian Prime Rate. In the event Bank of America (Canada) (including any successor or assignee) does not at any time announce a “Prime Rate”, the clause (i) of Canadian Prime Rate shall mean the “Prime Rate” (being the rate for loans made in Canadian Dollars in Canada) publicly announced by a Canadian Schedule 1 Chartered Bank selected by Agent.

Canadian Prime Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, any such amounts due and not paid for wages or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting any Canadian Facility Collateral), all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plan or under the Canada Pension Plan or the PBA, and any amounts representing any unfunded liability, solvency deficiency or wind up deficiency with respect to any Canadian Employee Plan.

Canadian Protective Advances: as defined in Section 2.1.6(c).

Canadian Reimbursement Date: as defined in Section 2.4.2(a).

Canadian Rent Reserve: the aggregate of (a) all past due rent and other past due charges owing by any Canadian Borrower to any landlord or other Person who possesses any Canadian Facility Collateral or could assert a Lien on such Canadian Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of Canadian Facility Collateral.

Canadian Revolver Commitment: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to issue Canadian Letters of Credit, in the case of any Canadian Fronting Bank, or participate in Canadian LC Obligations, in the case of the other Canadian Lenders, to the Canadian Borrowers up to the maximum principal amount shown on Schedule 2.1.1(c), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.1. “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders.

Canadian Revolver Commitment Increase: as defined in Section 2.1.7(c).

Canadian Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the North American Loan Party Agent terminates or reduces to zero all of the Canadian Revolver

Commitments pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.1. From and after the Canadian Revolver Commitment Termination Date, the Canadian Borrowers shall no longer be entitled to request a Canadian Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

Canadian Revolver Exposure: on any date, the Dollar Equivalent of an amount equal to the sum of (a) the Canadian Revolver Loans outstanding on such date and (b) the Canadian LC Obligations on such date.

Canadian Revolver Loan: a Revolver Loan made by Canadian Lenders to a Canadian Borrower pursuant to Section 2.1.1(c), which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by the Applicable Canadian Borrower, and including any Canadian Swingline Loan, Canadian Overadvance Loan or Canadian Protective Advance.

Canadian Revolver Notes: the promissory notes, if any, executed by Canadian Borrowers in favor of each Canadian Lender to evidence the Canadian Revolver Loans funded from time to time by such Canadian Lender, which shall be in the form of Exhibit C-3 to this Agreement, together with any replacement or successor notes therefor.

Canadian Schedule 1 Chartered Bank: any of Royal Bank of Canada, Bank of Montreal, The Toronto-Dominion Bank, The Bank of Nova Scotia or Canadian Imperial Bank of Commerce.

Canadian Security Agreement: this Agreement, each general security agreement and each Deed of Movable Hypothec among any Canadian Domiciled Loan Party and Agent.

Canadian Subsidiary: Each Wholly-Owned Subsidiary of MRC incorporated or organized under the laws of the Canada or any province or territory of Canada.

Canadian Swingline Commitment: $25,000,000.

Canadian Swingline Commitment Termination Date: with respect to any Canadian Swingline Loan, the date that is five Business Days prior to the Canadian Revolver Commitment Termination Date.

Canadian Swingline Lender: Bank of America (Canada) or an Affiliate of Bank of America (Canada).

Canadian Swingline Loan: a Swingline Loan made by the Canadian Swingline Lender to a Canadian Borrower pursuant to Section 2.1.8(c), which Swingline Loan shall, if denominated in Canadian Dollars, be a Canadian Prime Rate Loan and, if denominated in Dollars, shall be a Canadian Base Rate Loan, in each case as selected by the Applicable Canadian Borrower.

Capital Lease: as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

Capitalized Lease Obligations: as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

Cash Collateral: cash or Permitted Investments (other than the Permitted Investments described in clauses (h) and (i) of the definition thereof), and any interest or other income earned thereon, that is delivered to Agent or a Security Trustee to Cash Collateralize any Secured Obligations.

Cash Collateral Account: the (a) Australian Cash Collateral Account, (b) Belgian Cash Collateral Account, (c) Canadian Cash Collateral Account, (d) Dutch Cash Collateral Account, (e) New Zealand Cash Collateral Account, (f) Singapore Cash Collateral Account, (g) UK Cash Collateral Account and/or (h) U.S. Cash Collateral Account, as the context may require.

Cash Collateralize: the delivery of cash or Permitted Investments (other than the Permitted Investments described in clauses (h) and (i) of the definition thereof) to Agent or a Security Trustee, as security for the payment of Secured Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Secured Obligations, Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Secured Obligations. In relation to the Dutch Borrowers’ Cash Collateral, Cash Collateralization shall mean the granting of a financial collateral arrangement (financieelzekerheidsovereenkomst) within the meaning of title 2 of Book 7 of the Dutch Civil Code. “Cash Collateralization” and “Cash Collateralized” have correlative meanings.

Cash Dominion Event: the occurrence of any one of the following events: (i) Excess Availability shall be less than the greater of (A) 10% of the Commitments or (B) $95,000,000; or (ii) (A) an Event of Default pursuant to Sections 11.1.1 or 11.1.5 shall have occurred and be continuing or (B) any other Event of Default pursuant to Section 11.1 shall have occurred and be continuing and the Agent or the Required Lenders shall have reasonably determined (by written notice to the Borrowers) to effect a Cash Dominion Event as a result of such breach; provided, that, to the extent that the Cash Dominion Event has occurred due to clause (i) of this definition, if Excess Availability shall have exceeded the greater of (x) 10% of the Commitments and (y) $95,000,000 for at least thirty (30) consecutive days, the Cash Dominion Event shall be deemed to be over. At any time that a Cash Dominion Event shall be deemed to be over or otherwise cease to exist, Agent shall take such actions as may reasonably be required by a Loan Party Agent to terminate the cash sweeps and other transfers existing pursuant to Section 5.6 as a result of any notice or direction given by Agent during the existence of a Cash Dominion Event (other than with respect to the Australian Borrowers, the New Zealand Borrowers, the Singapore Borrowers and the UK Borrowers).

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or any other Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CCAA: Companies’ Creditors Arrangement Act (Canada), (or any successor statute), as amended from time to time, and includes all regulations thereunder.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change in Tax Law: the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

Change of Control: shall mean and be deemed to have occurred if (a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than Sponsor, shall at any time have acquired direct or indirect beneficial ownership of both (i) 35% or more of the voting power of the outstanding Voting Stock of MRC and (ii) more than the percentage of the voting power of such Voting Stock then beneficially owned, directly or indirectly, in the aggregate, by the Sponsor, unless the Sponsor has, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of MRC; or (b) Continuing Directors shall not constitute at least a majority of the board of directors of MRC.

Civil Code: the Civil Code of Québec, or any successor statute, as amended from time to time, and includes all regulations thereunder.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest and costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees (which shall be limited to the fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction for the Indemnitees (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Indemnitee may retain its own counsel)) and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents (including action taken under or in relation to the PPSA Australia or the PPSA New Zealand, including any registration, or any response to an amendment demand or a request under section 275 of the PPSA Australia or Section 177 of the PPSA New Zealand), (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case, including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

Collateral: all Property described in Section 7.1, all Property described in any Security Document as security for any Secured Obligation, and all other Property that now or hereafter secures (or is intended to secure) any Secured Obligations.

Collateral Access Agreement: a landlord waiver, bailee letter, warehouse letter, agreement regarding processing arrangements or other access agreement, collateral management agreement or warehouse receipt, reasonably acceptable to the Agent.

Commitment: for any Lender, the aggregate amount of such Lender’s Borrower Group Commitments. “Commitments” means the aggregate amount of all Borrower Group Commitments, which amount shall on the Amendment Date be equal to the sum of (a) $75,000,000 in respect of the Australian Revolver Commitments, (b) $7,000,000 in respect of the Belgian Revolver Commitments, (c) $170,000,000 in respect of the Canadian Revolver Commitments, (d) $9,000,000 in respect of the Dutch Revolver Commitments, (e) $0 in respect of the New Zealand Revolver Commitments, (f) $0 in respect of the Singapore Revolver Commitments, (g) $12,000,000 in respect of the UK Revolver Commitments, and (h) $977,000,000 in respect of the U.S. Revolver Commitments.

Commodity Agreement: any commodity swap agreement, futures contract, option contract or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity price exposure associated with MRC’s and its Subsidiaries’ operations and not for speculative purposes.

Compliance Certificate: a certificate, in the form of Exhibit D with such changes as may be agreed to by North American Loan Party Agent and Agent, by which MRC certifies to the matters set forth in Section 10.1.1(e).

Confidential Information Memorandum: the Confidential Information Memorandum of the Borrowers dated February 2012, delivered to the Lenders in connection with this Agreement, and the financial statements and other attachments delivered to the Lenders in connection therewith.

Consolidated EBITDA: shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital of MRC and its Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization,

(iv) (a) losses on asset sales (other than asset sales in the Ordinary Course of Business), disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including good-will), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities),

(vii) any deductions attributable to minority interests (including the minority interest portion of the Initial Canadian Borrower’s employee profit sharing plans),

(viii) the amount, if any, of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor,

(ix) LIFO expense, and

(x) any costs or expenses incurred by MRC and its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the applicable Person or net cash proceeds of an issuance of Stock or Stock Equivalents of the applicable Person, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),

(iii) gains on asset sales (other than asset sales in the Ordinary Course of Business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments,

(v) LIFO income, and

(vi) all gains from investments recorded using the equity method,

in each case, as determined on a consolidated basis for MRC and its Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person, property, business or asset acquired by MRC or any Restricted Subsidiary since the beginning of such period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by MRC or its Restricted Subsidiaries (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary since the beginning of such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business acquired since the beginning of such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Agent, and

(D) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by MRC or any Restricted Subsidiary since the beginning of such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

Consolidated Fixed Charge Coverage Ratio: for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

Consolidated Fixed Charges: for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt, (c) the aggregate of all unfinanced capital expenditures of MRC and its Restricted Subsidiaries during such period determined on a consolidated basis and (d) the portion of taxes attributable to MRC and its Restricted Subsidiaries based on income actually paid in cash and provisions for cash income taxes.

Consolidated Interest Expense: for any period, the sum of (i) the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of MRC and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of MRC and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements) and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any Permitted Acquisition), but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, and (c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that (x) except as provided in clause (y) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense, (y) there shall be included in determining Consolidated Interest Expense for any Test Period the cash interest expense (or income) of any Acquired Entity or Business acquired since the beginning of such Test Period and of any Converted Restricted Subsidiary converted since the beginning of such Test Period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such Test Period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such Test Period, and (z) there shall be excluded from determining Consolidated Interest Expense for any Test Period the cash interest expense (or income) of any Sold Entity or Business disposed of since the beginning of such Test Period, based on the cash interest expense (or income) relating to any Indebtedness relieved, retired or repaid in connection with any such disposition of such Sold Entity or Business for such Test Period (including the portion thereof occurring prior to such disposal) assuming such debt relieved, retired or repaid in connection with such disposition had been relieved, retired or repaid on the first day of such Test Period.

Consolidated Net Income: for any period, the net income (loss) of MRC and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities (including any Qualified IPO or any underwritten sale to the public of MRC’s or any direct or indirect parent of MRC’s (or its successor’s) Stock pursuant to an effective registration statement filed with the SEC on Form S-1 or Form S-3 (or any successor forms adopted by the SEC) following a Qualified IPO), refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction and (d) any income (loss) for such period attributable to the early extinguishment of Indebtedness. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to MRC and its Restricted Subsidiaries), as a result of any acquisition whether consummated before or after the Closing Date, any Permitted Acquisition or other Investment, or the amortization or write-off of any amounts thereof.

Consolidated Secured Debt: as of any date of determination, (a) the aggregate principal amount of Indebtedness of MRC and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, in each case secured by Liens, minus (b) the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of MRC and its Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party.

Consolidated Total Assets: as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of MRC and its Restricted Subsidiaries at such date.

Consolidated Total Debt: as of any date of determination, (a) the aggregate principal amount of Indebtedness of MRC and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Permitted Investments held in accounts on the consolidated balance sheet of MRC and its Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party.

Consolidated Total Debt to Consolidated EBITDA Ratio: as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 to (b) Consolidated EBITDA for such Test Period.

Continuing Director: at any date, an individual (a) who is a member of the board of directors of MRC on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by Sponsor or Persons nominated by Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

Contribution Notice: a contribution notice issued by the Pensions Regulator in the UK under section 38 or section 47 of the Pensions Act 2004.

Converted Restricted Subsidiary: as defined in the term “Consolidated EBITDA”.

Converted Unrestricted Subsidiary: as defined in the term “Consolidated EBITDA”.

Cost: with respect to Inventory, the weighted average cost thereof, as determined in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Agent in its reasonable discretion.

Credit Documents: the Loan Documents and the Bank Product Documents.

Credit Party: Agent, a Lender or any Fronting Bank; and “Credit Parties” means Agent, Lenders and Fronting Banks.

Creditor Representative: under any Applicable Law, a receiver, manager, controller, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator, administrative receiver, judicial manager, statutory manager or similar officer or fiduciary.

CTA: the Corporation Tax Act 2009.

Currency Agreement: any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with MRC’s and its Subsidiaries’ operations and not for speculative purposes.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto, or if such Obligation does not bear interest, a rate equal to the U.S. Base Rate plus 2.00%.

Defaulting Lender: any Lender that, as reasonably determined by the Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days, unless such Lender notifies the Agent and the relevant Loan Party Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) have not been satisfied; (b) has notified the Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or generally under other credit facilities (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied); (c) has failed, within three Business Days following written request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Agent of such confirmation); or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.

Deposit Account: (i) any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing and (ii) with respect to any such Deposit Account located outside of the U.S., any bank account with a deposit function.

Deposit Account Control Agreements: the deposit account control agreements (whether in the form of an agreement, notice and acknowledgement or like instrument), in form and substance reasonably satisfactory to Agent and the relevant Loan Party Agent, executed by each lockbox servicer and financial institution maintaining a lockbox and/or Deposit Account other than an Excluded Deposit Account for a Loan Party, in favor of Agent or a Security Trustee, for the benefit of the Secured Parties, as security for the Secured Obligations.

Designated Non-Cash Consideration: the fair market value of non-cash consideration received by any Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.2.4(b) and Section 10.2.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Senior Officer of the relevant Loan Party Agent, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

Disposed EBITDA: with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to MRC and its Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

Disqualified Lender: each of the Persons designated in writing by the North American Loan Party Agent to the Agent as Disqualified Lenders prior to the Closing Date or, subject to Agent’s approval in its discretion, after the Closing Date. A list of Disqualified Lenders (if any have been named and so approved) will be provided by the Agent to any Lender upon request.

Disposition: as defined in Section 10.2.4(b).

dividends: as defined in Section 10.2.6.

Document: as defined in the UCC (and/or with respect to any Document of a Canadian Domiciled Loan Party, New Zealand Domiciled Loan Party or Australian Domiciled Loan Party, a “document of title” as defined in the PPSA, the PPSA New Zealand or the PPSA Australia) or any other Applicable Law, as applicable.

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dollars or $: lawful money of the United States.

Domestic Subsidiary: each U.S. Subsidiary.

Dominion Account: with respect to (a) the Australian Domiciled Loan Parties, each Australian Dominion Account, (b) the Belgian Domiciled Loan Parties, each Belgian Dominion Account, (c) the Canadian Domiciled Loan Parties, each Canadian Dominion Account, (d) the Dutch Domiciled Loan Parties, each Dutch Dominion Account, (e) the New Zealand Domiciled Loan Parties, each New Zealand Dominion Account, (f) the Singapore Domiciled Loan Parties, each Singapore Dominion Account, (g) the UK Domiciled Loan Parties, each UK Dominion Account, and (h) the U.S. Domiciled Loan Parties, each U.S. Dominion Account.

Dutch Allocated U.S. Availability: U.S. Availability designated by the North American Loan Party Agent for application to clause (c) of a Dutch Borrowing Base.

Dutch Availability: as of any date of determination, (a) the lesser of (i) the Dutch Revolver Commitments minus all Dutch LC Obligations as of such date of determination and (ii) the Total Dutch Borrowing Base as of such date of determination, minus (b) the Dollar Equivalent of the principal balance of all Dutch Revolver Loans.

Dutch Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the Dutch Rent Reserve, if any, established pursuant to clause (h) of the definition of Dutch Eligible Inventory; (b) the Dutch LC Reserve; (c) the Dutch Bank Product Reserve; (d) the Dutch Priority Payables Reserve; and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

Dutch Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the European Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the Dutch Domiciled Loan Parties.

Dutch Base Rate Loan: a Dutch Revolver Loan, or portion thereof, funded in Euros or Dollars and bearing interest calculated by reference to the Eurasian Base Rate.

Dutch Borrowers: (a) the Initial Dutch Borrowers and (b) each other Dutch Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 and has satisfied the other requirements set forth in Section 10.1.13 in order to become a Dutch Borrower.

Dutch Borrowing Base: at any time, with respect to the Applicable Dutch Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Dutch Eligible Accounts of the Applicable Dutch Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Dutch Eligible Inventory of the Applicable Dutch Borrower and (ii) 85% of the Net Orderly Liquidation Value of Dutch Eligible Inventory of the Applicable Dutch Borrower (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Dutch Allocated U.S. Availability for such Applicable Dutch Borrower, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Dutch Availability Reserves allocable to the Applicable Dutch Borrower which would cause the aggregate amount of the Dutch Revolver Loans allocable to the Applicable Dutch Borrower at such time to exceed the lesser of the Applicable Dutch Borrower’s Applicable Dutch Borrower Commitment and the Applicable Dutch Borrower’s Dutch Borrowing Base then in effect, in each case, notification thereof to the European Loan Party Agent by the Agent, any and all such Dutch Availability Reserves.

The Dutch Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Dutch Borrowing Base is calculated in accordance with the terms of this Agreement.

Dutch Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (London) or such other financial institution as Agent may select in its discretion with the consent of European Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the Dutch Facility Secured Parties and shall be subject to Agent’s or European Security Trustee’s Liens securing the Dutch Facility Secured Obligations; provided that the foregoing consent of European Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America (London) shall not be required if an Event of Default has occurred and is continuing.

Dutch Domiciled Loan Party: any Dutch Borrower and each Dutch Subsidiary now or hereafter party hereto as a Loan Party, and “Dutch Domiciled Loan Parties” means all such Persons, collectively.

Dutch Dominion Account: each special account established by the Dutch Domiciled Loan Parties at Bank of America (London), over which Agent or European Security Trustee has springing control for withdrawal purposes.

Dutch Eligible Accounts: at any time, the Accounts of the Applicable Dutch Borrower at such date except any Account:

(a) which is not subject to a valid Lien in favor of the Agent or European Security Trustee (including under the relevant laws of the Account Debtor’s jurisdiction of organization);

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or European Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by any Account Debtor to the extent the aggregate amount of otherwise Dutch Eligible Accounts owing from such Account Debtor and its Affiliates to Dutch Borrowers exceeds 20% of the aggregate Dutch Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Applicable Dutch Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable Dutch Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Dutch Bankruptcy Code (Fallissementswet), unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Dutch Bankruptcy Code (Fallissementswet), as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than an Eligible Account Currency;

(n) which is owed by any Governmental Authority, unless (i) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent or (ii) Agent otherwise approves;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with the Applicable Dutch Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) the Agent, in its Permitted Discretion, has established Dutch Availability Reserves and determines to include such Account as a Dutch Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument (in each case, other than any such items that are delivered to the Agent or the European Security Trustee);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable Dutch Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable Dutch Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which the Applicable Dutch Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of Dutch Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Dutch Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable Dutch Borrower at such date except any Inventory:

(a) which is not subject to a valid Lien in favor of the Agent or European Security Trustee;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or European Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent or European Security Trustee (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of Dutch Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which has been excluded from Dutch Eligible Accounts pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable Dutch Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in the Netherlands or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the Dutch Domiciled Loan Parties;

(h) which is located, at any time after the Temporary Eligibility Period, in any location leased by the Applicable Dutch Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a Dutch Rent Reserve has been established by the Agent;

(i) which is located, at any time after the Temporary Eligibility Period, in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate Dutch Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by the Applicable Dutch Borrower as consignor;

(k) which is perishable as determined in accordance with GAAP;

(l) which contains or bears any intellectual property rights licensed to the Applicable Dutch Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or

(m) which constitutes movable assets as set out in section 21 paragraph 2 in conjunction with section 22 paragraph 3 of the Dutch Tax Collection Act (Invorderingswer 1990).

Subject to Sections 14.1 and 7.4 and the definition of Dutch Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Dutch Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Dutch Facility Secured Obligations, including Property of the Dutch Facility Guarantors pledged to secure the Dutch Facility Secured Obligations under their guarantee of the Secured Obligations.

Dutch Facility Guarantor: each U.S. Borrower, each U.S. Facility Guarantor and each other Person (if any) who guarantees payment and performance of any Dutch Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee).

Dutch Facility Loan Party: a Dutch Borrower or a Dutch Facility Guarantor.

Dutch Facility Obligations: all Obligations of the Dutch Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the Dutch Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

Dutch Facility Secured Obligations: all Secured Obligations of the Dutch Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the Dutch Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Obligations).

Dutch Facility Secured Parties: Agent, European Security Trustee, any Dutch Fronting Bank, Dutch Lenders and Secured Bank Product Providers of Bank Products to Dutch Domiciled Loan Parties and the other Foreign Facility Secured Parties that are the beneficiaries of a Foreign Cross-Guarantee made by the Dutch Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Parties in their capacities as such).

Dutch Fronting Bank: (a) Bank of America (London) or any Affiliate thereof that agrees to issue Dutch Letters of Credit, (b) if reasonably acceptable to European Loan Party Agent, any other Dutch Lender or Affiliate thereof that agrees to issue Dutch Letters of Credit, or (c) if requested by European Loan Party Agent and subject to Section 2.10, a Non-Lender Fronting Bank that agrees to issue Dutch Letters of Credit.

Dutch Fronting Bank Indemnitees: any Dutch Fronting Bank and its officers, directors, employees, Affiliates and agents.

Dutch LC Application: an application by any Dutch Borrower on behalf of itself or any other Dutch Borrower to a Dutch Fronting Bank for issuance of an Dutch Letter of Credit, in form and substance reasonably satisfactory to such Dutch Fronting Bank.

Dutch LC Conditions: the following conditions necessary for issuance of a Dutch Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Ex-NA LC Obligations do not exceed the Ex-NA Letter of Credit Sublimit, no Dutch Overadvance exists or would result therefrom and, in the case of any Dutch Borrower, Section 2.11 is satisfied; (c) the expiration date of such Dutch Letter of Credit is (i) unless the applicable Dutch Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each Dutch Letter of Credit may, upon the request of the Applicable Dutch Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Termination Date)), and (ii) unless the applicable Dutch Fronting Bank and the Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.5.3), at least 20 Business Days prior to the Facility Termination Date; (d) the Dutch Letter of Credit and payments thereunder are denominated in Euros or Dollars; (e) the form of the proposed Dutch Letter of Credit is reasonably satisfactory to the Agent and the applicable Dutch Fronting Bank; and (f) the proposed use of the Dutch Letter of Credit is for a lawful purpose.

Dutch LC Documents: all documents, instruments and agreements (including Dutch LC Requests and Dutch LC Applications) delivered by any Dutch Borrower or by any other Person to a Dutch Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any Dutch Letter of Credit.

Dutch LC Obligations: with respect to the Applicable Dutch Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable Dutch Borrower for any drawings under Dutch Letters of Credit; (b) the stated amount of all outstanding Dutch Letters of Credit issued for the account of such Applicable Dutch Borrower; and (c) all fees and other amounts owing with respect to such Dutch Letters of Credit.

Dutch LC Request: a request for issuance of a Dutch Letter of Credit, to be provided by a Dutch Borrower to a Dutch Fronting Bank, in form reasonably satisfactory to Agent and such Dutch Fronting Bank.

Dutch LC Reserve: with respect to the Applicable Dutch Borrower, the aggregate of all Dutch LC Obligations of such Applicable Dutch Borrower, other than (a) those that have been Cash Collateralized and (b) if no Event of Default exists, those constituting charges owing to any Dutch Fronting Bank.

Dutch Lenders: Bank of America (London) and each other Lender that has issued a Dutch Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

Dutch Letter of Credit: any standby or documentary letter of credit issued by a Dutch Fronting Bank for the account of a Dutch Borrower, or any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or a Dutch Fronting Bank for the benefit of a Dutch Borrower.

Dutch Overadvance: as defined in Section 2.1.5(d).

Dutch Overadvance Loan: a Loan made to a Dutch Borrower when a Dutch Overadvance exists or is caused by the funding thereof.

Dutch Overadvance Loan Balance: on any date, the Dollar Equivalent of the amount by which the aggregate Dutch Revolver Loans of the Applicable Dutch Borrower or all Dutch Borrowers, as the case may be, exceed the amount of the Dutch Borrowing Base of such Applicable Dutch Borrower or the Total Dutch Borrowing Base, as applicable, on such date.

Dutch Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s or European Security Trustee’s Liens.

Dutch Protective Advances: as defined in Section 2.1.6(d).

Dutch Reimbursement Date: as defined in Section 2.5.2(a).

Dutch Rent Reserve: the aggregate of (a) all past due rent and other past due charges owing by any Dutch Borrower to any landlord or other Person who possesses any Dutch Facility Collateral or could assert a Lien on such Dutch Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of Dutch Facility Collateral.

Dutch Revolver Commitment: for any Dutch Lender, its obligation to make Dutch Revolver Loans and to issue Dutch Letters of Credit, in the case of any Dutch Fronting Bank, or participate in Dutch LC Obligations, in the case of the other Dutch Lenders, to the Dutch Borrowers up to the maximum principal amount shown on Schedule 2.1.1(d), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Dutch Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.1. “Dutch Revolver Commitments” means the aggregate amount of such commitments of all Dutch Lenders.

Dutch Revolver Commitment Increase: as defined in Section 2.1.7(d).

Dutch Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the European Loan Party Agent terminates or reduces to zero all of the Dutch Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Dutch Revolver Commitments are terminated pursuant to Section 11.1. From and after the Dutch Revolver Commitment Termination Date, the Dutch Borrowers shall no longer be entitled to request a Dutch Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

Dutch Revolver Exposure: on any date, the Dollar Equivalent of an amount equal to the sum of (a) the Dutch Revolver Loans outstanding on such date and (b) the Dutch LC Obligations on such date.

Dutch Revolver Loan: a Revolver Loan made by Dutch Lenders to a Dutch Borrower pursuant to Section 2.1.1(d), which Revolver Loan shall be denominated in Dollars or Euros and either a LIBOR Loan or a Dutch Base Rate Loan, in each case as selected by Applicable Dutch Borrower, and including any Dutch Swingline Loan, Dutch Overadvance Loan or Dutch Protective Advance.

Dutch Revolver Notes: the promissory notes, if any, executed by Dutch Borrowers in favor of each Dutch Lender to evidence the Dutch Revolver Loans funded from time to time by such Dutch Lender, which shall be in the form of Exhibit C-4 to this Agreement, together with any replacement or successor notes therefor.

Dutch Security Agreements: each pledge (including, without limitation, each pledge over movable assets (undisclosed and non-possessory) and each pledge of receivables) or security agreement among any Dutch Domiciled Loan Party and Agent or the European Security Trustee.

Dutch Subsidiary: Each Wholly-Owned Subsidiary of MRC incorporated or organized under the laws of the Netherlands or any province or territory of the Netherlands.

Dutch Swingline Commitment: $4,500,000.

Dutch Swingline Commitment Termination Date: with respect to any Dutch Swingline Loan, the date that is five Business Days prior to the Dutch Revolver Commitment Termination Date.

Dutch Swingline Lender: Bank of America (London) or an Affiliate of Bank of America (London).

Dutch Swingline Loan: a Swingline Loan made by the Dutch Swingline Lender to a Dutch Borrower pursuant to Section 2.1.8(d), which Swingline Loan shall be a Dutch Base Rate Loan.

Eligible Account Currencies: Australian Dollars, Canadian Dollars, Dollars, Euros, New Zealand Dollars, Singapore Dollars, Sterling, Yen and such other currencies determined by Agent in its discretion.

Eligible Account Debtor Jurisdictions: Australia, Canada, Hong Kong, Japan, New Zealand, Norway, any member state of the European Union prior to May 2004, South Korea, Switzerland, Singapore, the U.S. and such other jurisdictions determined by Agent in its discretion, in each case together with any state or province thereof (as applicable); provided, however, that Agent may from time to time, in its Permitted Discretion, designate any of the foregoing jurisdictions, including any jurisdiction previously determined by Agent in its discretion to be an Eligible Account Debtor Jurisdiction, to no longer be an eligible jurisdiction for Account Debtors (other than Australia, Canada, Belgium, the Netherlands, the UK and the U.S.).

Eligible Accounts: the (a) Australian Eligible Accounts, (b) Belgian Eligible Accounts, (c) Canadian Eligible Accounts, (d) Dutch Eligible Accounts, (e) New Zealand Eligible Accounts, (f) Singapore Eligible Accounts, (g) UK Eligible Accounts, and/or (h) U.S. Eligible Accounts, as the context requires.

Eligible Assignee: subject to the requirements of Section 13.3.3, a Person that is (a) a Lender or an Affiliate of a U.S. based Lender; (b) if such Person is to hold U.S. Facility Obligations, an Approved Fund; (c) if such Person is to hold Foreign Facility Obligations, a Person who holds or is acquiring, or whose Affiliate holds or is acquiring, a U.S. Revolver Commitment; (d) any other financial institution approved by Agent and North American Loan Party Agent (which approval by North American Loan Party Agent may be withheld in the sole discretion of North American Loan Party Agent in the case of any financial institution which is a Disqualified Lender and which approval shall not otherwise be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized, registered or incorporated under the laws of Australia, a Participating Member State, Canada, New Zealand, Singapore, the United Kingdom or the United States or any state, province or district thereof, extends asset-based lending facilities in its Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law, or would, immediately following any such assignment, result in increased costs or Taxes payable by the Loan Parties pursuant to Section 5.8; and (e) during any Event of Default, any Person acceptable to Agent in its discretion, which acceptance shall not be unreasonably withheld or delayed.

Eligible Inventory: the (a) Australian Eligible Inventory, (b) Belgian Eligible Inventory, (c) Canadian Eligible Inventory, (d) Dutch Eligible Inventory, (e) New Zealand Eligible Inventory, (f) Singapore Eligible Inventory, (g) UK Eligible Inventory, and/or (h) U.S. Eligible Inventory, as the context requires.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right or vote to act in a Loan Party’s Insolvency Proceeding, or otherwise).

Environmental Claims: any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by any Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, (i) any and all such claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all such claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

Environmental Law: any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with a Loan Party or treated as a single employer with a Loan Party, in each case within the meaning of Section 414 of the Code.

Eurasian Base Rate: with respect to Dollars funded outside of Canada and the U.S. and with respect to Australian Dollars, Euros, New Zealand Dollars, Sterling and Singapore Dollars (and such other currencies as may be funded under the UK Alternate Swingline Loan), a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as announced from time to time by the local branch of Bank of America in the jurisdiction in which such currency is funded as its “base rate” with respect to such currency. Any change in such rate shall take effect at the opening of business on the day of such change.

Euro: the single currency of the Participating Member States which have adopted the euro unit as their single currency pursuant to the Treaty of Rome of March 25, 1957, establishing the European Community.

European Loan Party Agent: as defined in Section 4.4.2.

European Secured Parties: the Belgian Facility Secured Parties, the Dutch Facility Secured Parties and the UK Facility Secured Parties.

European Security Agreements: the Belgian Security Agreements, the Dutch Security Agreements and the UK Security Agreements.

European Security Trustee: Bank of America (London) or any successor security trustee appointed in accordance with Section 12.2.

Event of Default: as defined in Section 11.1.

Ex-NA LC Obligations: the Australian LC Obligations, the Belgian LC Obligations, the Dutch LC Obligations, the New Zealand LC Obligations, the Singapore LC Obligations and the UK LC Obligations.

Ex-NA Letter of Credit Sublimit: $50,000,000.

Excess Availability: as of any date of determination, an amount equal to (a) the lesser of (i) the Commitments minus all LC Obligations and (ii) the sum of the (1) Total Australian Borrowing Base, (2) Total Belgian Borrowing Base, (3) the Total Canadian Borrowing Base, (4) the Total Dutch Borrowing Base, (5) the Total New Zealand Borrowing Base, (6) the Total Singapore Borrowing Base, (7) the Total UK Borrowing Base and (8) the U.S. Borrowing Base, minus (b) the Dollar Equivalent of the principal balance of all Revolver Loans; provided, that the amount attributable to clause (a) above from the non-U.S. Revolver Commitments or the non-U.S. Borrowing Bases (as applicable) may not exceed 50% of clause (a).

Exchange Rate: the exchange rate, as determined by Agent, applicable to conversion of a currency into Dollars that is (a) reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding Business Day in the financial market for such currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of such currency with Dollars through Agent’s principal foreign exchange trading office for the currency during such office’s preceding Business Day.

Excluded Deposit Accounts: (a) Deposit Accounts that are zero balance disbursement accounts, (b) Deposit Accounts used solely to fund payroll, payroll taxes and similar employment taxes or employee benefits in the Ordinary Course of Business, (c) other Deposit Accounts with an amount on deposit of less than $5,000,000 at any time in the aggregate for all such Deposit Accounts and (d) the Net Available Cash Account.

Excluded Loan Party: (a) each Loan Party that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; (b) any direct or indirect Subsidiary of a Person described in clause (a) of this definition; and (c) any U.S. Subsidiary, substantially all of the direct or indirect assets of which are Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code.

Excluded Subsidiary: (a) each U.S. Subsidiary listed on Schedule 9.1.12 hereto as an Excluded Subsidiary, (b) any Subsidiary that is not a Wholly-Owned Subsidiary, (c) any Subsidiary that is prohibited by any Applicable Law from guaranteeing the Secured Obligations,

(d) in respect of the U.S. Domiciled Loan Parties, (i) any direct or indirect Subsidiary of a non-U.S. Subsidiary (that is a “controlled foreign corporation” within the meaning of Section 957 of the Code) and (ii) any U.S. Subsidiary, substantially all of the direct or indirect assets of which are Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code, (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.2.1(b)(ix) or Section 10.2.1(b)(x) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Secured Obligations; provided that after such time that such prohibitions on guarantees or granting of Liens lapses or terminates, such Restricted Subsidiary shall no longer be an Excluded Subsidiary, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Agent (confirmed in writing by notice to the applicable Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) each Unrestricted Subsidiary and (h) any Restricted Subsidiary that the North American Loan Party Agent elects by notice to the Agent to treat as an Excluded Subsidiary pursuant to this clause (h), provided that (i) any such Restricted Subsidiary shall cease to be so treated as an Excluded Subsidiary pursuant to this clause (h) upon written notice from the North American Loan Party Agent to the Agent, and (ii) at any time, the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (h), as reflected on their most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $5,000,000, and (iii) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (h) for the twelve-month period ending on the last day of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 do not in the aggregate exceed $5,000,000.

Excluded Tax: with respect to Agent, any Lender, any Fronting Bank, any Security Trustee or any other recipient of a payment to be made by or on behalf of any Loan Party on account of any Obligation, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) as the result of any other present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document); (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient has a branch; (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender pursuant to laws in force at the time such Foreign Lender becomes a Lender (or designates a new Lending Office) hereunder, or any additional withholding tax that is imposed on amounts payable to a Foreign Lender after the time such Foreign Lender becomes a Lender (or designates a new Lending Office) hereunder, except that taxes in this clause (c) shall not include (i) additional withholding tax that may be imposed on amounts payable to a Foreign Lender after the time such Foreign Lender becomes a party to the Agreement (or designates a new Lending

Office), as a result of a Change in Tax Law after such time and (ii) any amount with respect to withholding tax that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 5.8 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender designates a new Lending Office (or at the time of the assignment); (d) any United States withholding tax imposed under FATCA; or (e) any withholding tax that is attributable to such recipient’s failure or inability (other than as a result of a Change in Tax Law) to comply with Section 5.9.

Existing U.S. Letters of Credit: the letters of credit designated as such on Schedule 1.1(a).

Existing Loan Agreement: as defined in the recitals to this Agreement.

Extraordinary Expenses: all costs, expenses or advances that Agent and Security Trustees may incur during an Event of Default, or during the pendency of any Insolvency Proceeding of MRC or any Subsidiary, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Security Trustee, any Fronting Bank, any Lender, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s or any Security Trustee’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, travel expenses, receivers’ and managers’ fees and legal fees (which shall be limited to the reasonable fees, disbursements and other charges of one primary counsel and one local counsel in each relevant state or foreign jurisdiction for the Agent and the Lenders (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case the Agent may retain its own counsel)).

Facility Termination Date: March 27, 2017.

FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable), and any current or future regulations or official interpretations thereof.

FCCR Test Event: the occurrence of any one of the following events: (i) Excess Availability shall be less than the greater of (A) 10% of the Commitments or (B) $95,000,000 or (ii) an Event of Default shall have occurred and be continuing; provided, that, to the extent that the FCCR Test Event has occurred due to clause (i) of this definition, if Excess Availability shall have exceeded the greater of (x) 10% of the Commitments and (y) $95,000,000 for at least thirty (30) consecutive days, the FCCR Test Event shall be deemed to be over.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement among Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MRMC and the Initial Canadian Borrower dated as of February 10, 2012.

Financial Administration Act: Financial Administration Act (Canada) and all regulations and schedules thereunder.

Financial Support Direction: a financial support direction issued by the Pensions Regulator in the UK under Section 43 of the Pensions Act 2004.

Floating Rate Loan: a Base Rate Loan or a Canadian Prime Rate Loan.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Allocated U.S. Availability: Australian Allocated U.S. Availability, Belgian Allocated U.S. Availability, Canadian Allocated U.S. Availability, Dutch Allocated U.S. Availability, New Zealand Allocated U.S. Availability, Singapore Allocated U.S. Availability and UK Allocated U.S. Availability.

Foreign Allocated U.S. Availability Reserve: the aggregate amount of the U.S. Borrowing Base allocated by North American Loan Party Agent for inclusion by any Foreign Borrowers in their respective Borrowing Bases.

Foreign Borrower Group: a group consisting of (a) the Australian Borrowers, (b) the Belgian Borrowers, (c) the Canadian Borrowers, (d) the Dutch Borrowers, (e) the New Zealand Borrowers, (f) the Singapore Borrowers or (g) the UK Borrowers, as the context requires.

Foreign Borrowers: the Australian Borrowers, Belgian Borrowers, Canadian Borrowers, Dutch Borrowers, New Zealand Borrowers, Singapore Borrowers and UK Borrowers.

Foreign Cross-Guarantee: as defined in Section 5.10.4.

Foreign Cross-Guarantee Date: with respect to any Foreign Borrower, the date on which such Foreign Borrower enters into an effective Foreign Cross-Guarantee, which date shall be the Amendment Date (except with respect to the New Zealand Borrowers and the Singapore Borrowers).

Foreign Domiciled Loan Parties: the Australian Domiciled Loan Parties, the Belgian Domiciled Loan Parties, the Canadian Domiciled Loan Parties, the Dutch Domiciled Loan Parties, the New Zealand Domiciled Loan Parties, the Singapore Domiciled Loan Parties and the UK Domiciled Loan Parties.

Foreign Facility Obligations: the Australian Facility Obligations, the Belgian Facility Obligations, the Canadian Facility Obligations, the Dutch Facility Obligations, the New Zealand Facility Obligations, the Singapore Facility Obligations and the UK Facility Obligations.

Foreign Facility Secured Obligations: the Australian Facility Secured Obligations, the Belgian Facility Secured Obligations, the Canadian Facility Secured Obligations, the Dutch Facility Secured Obligations, the New Zealand Facility Secured Obligations, the Singapore Facility Secured Obligations and the UK Facility Secured Obligations.

Foreign Facility Secured Parties: Australian Facility Secured Parties, Belgian Facility Secured Parties, Canadian Facility Secured Parties, Dutch Facility Secured Parties, New Zealand Facility Secured Parties, Singapore Facility Secured Parties, UK Facility Secured Parties and Secured Bank Product Providers of Bank Products to Foreign Domiciled Loan Parties.

Foreign Lender: (a) with respect to each Borrower that is a U.S. Person, each Lender or Fronting Bank that is not a U.S. Person, and (b) with respect to each Borrower that is not a U.S. Person, each Lender or Fronting Bank that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

Foreign Plan: any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by MRC or any of its Subsidiaries with respect to employees employed outside of the United States or Canada, other than any state social security arrangements.

Foreign Revolver Commitments: the Australian Revolver Commitment, the Belgian Revolver Commitment, the Canadian Revolver Commitment, the Dutch Revolver Commitment, the New Zealand Revolver Commitment, the Singapore Revolver Commitment and/or the UK Revolver Commitment, as the context requires.

Foreign Subsidiary: a Subsidiary of MRC that is not a Domestic Subsidiary.

Fronting Bank: (a) an Australian Fronting Bank, (b) a Belgian Fronting Bank, (c) a Canadian Fronting Bank, (d) a Dutch Fronting Bank, (e) a New Zealand Fronting Bank, (f) a Singapore Fronting Bank, (g) a UK Fronting Bank, and/or (h) a U.S. Fronting Bank, as the context requires.

Fronting Bank Indemnitees: (a) Australian Fronting Bank Indemnitees, (b) Belgian Fronting Bank Indemnitees, (c) Canadian Fronting Bank Indemnitees, (d) Dutch Fronting Bank Indemnitees (e) New Zealand Fronting Bank Indemnitees, (f) Singapore Fronting Bank Indemnitees, (g) UK Fronting Bank Indemnitees, and/or (h) U.S. Fronting Bank Indemnitees, as the context requires.

FSCO: The Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Authority succeeding to the functions thereof.

Full Payment: with respect to any Obligations or Secured Obligations (other than unasserted contingent indemnity claims), (a) the full cash payment thereof in the applicable currency required hereunder, including any interest and documented fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations or Secured Obligations are LC Obligations, Bank Product Debt or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Loan Parties against Agent, Security Trustees, Lenders and any Fronting Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Funded Debt: all consolidated indebtedness of MRC and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of any such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

GAAP: generally accepted accounting principles in effect in the United States, from time to time, applied consistently, subject to Section 1.2 hereof; provided that capital leases and operating leases shall be subject to generally accepted accounting principles in effect in the United States on the date hereof.

General Intangibles: as defined in the UCC (and/or with respect to any General Intangible of a Canadian Domiciled Loan Party or New Zealand Domiciled Loan Party, an “intangible” as defined in the PPSA or the PPSA New Zealand, and/or with respect to any General Intangible of an Australian Domiciled Loan Party, “intangible property” as defined in the PPSA Australia) or any other Applicable Law, as applicable.

Governmental Approval: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, provincial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, authority, corporation or body, regulatory or self-regulatory organization or other entity or officer exercising executive, legislative, judicial, statutory, regulatory or administrative functions for or pertaining to any government or court (including any supranational bodies such as the European Union), in each case whether it is or is not associated with Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the United Kingdom, the United States or any state, province, district or territory thereof, or any other foreign entity or government.

GST Group: has the meaning given to it in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantee: each guarantee agreement (including this Agreement) executed by a Guarantor in favor of Agent guaranteeing all or any portion of the Secured Obligations.

Guaranteed Belgian Amount: as defined in Section 5.10.6.

Guarantee Obligations: as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Guarantor Payment: as defined in Section 5.10.3(b).

Guarantors: Australian Facility Guarantors, Belgian Facility Guarantors, Canadian Facility Guarantors, Dutch Facility Guarantors, New Zealand Facility Guarantors, Singapore Facility Guarantors, UK Facility Guarantors, U.S. Facility Guarantors, and each other Person who guarantees payment or performance of any Secured Obligations.

Hazardous Materials: (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

Hedge Agreement: an Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into in the ordinary course of MRC’s or any of its Subsidiaries’ businesses.

Historical Financial Statements: as of the Closing Date, (a) the audited consolidated financial statements of MRC and its Subsidiaries for the fiscal year ended December 31, 2011, (b) the unaudited consolidated financial statements of MRC and its Subsidiaries for the fiscal quarter ended September 30, 2011 and (c) the unaudited consolidated financial statements of MRC and its Subsidiaries for the fiscal month ended January 31, 2012.

HSBC: HSBC Bank plc.

HSBC Credit Agreement: that certain €60,000,000 Term and Revolving Facility Agreement dated as of 17 September 2010 (as amended), among MRC Transmark Group B.V. and Holdings UK, as borrowers, and HSBC.

IFRS: International Financial Reporting Standards.

Increase Date: as defined in Section 2.1.7(i).

Indebtedness: with respect to any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements (but taking into account only the mark-to-market value or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount) and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the Ordinary Course of Business.

Indemnified Taxes: Taxes other than Excluded Taxes and Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Fronting Bank Indemnitees and Bank of America Indemnitees.

Information: as defined on Section 14.12.

Initial Australian Borrowers: as defined in the preamble to this Agreement.

Initial Belgian Borrower: as defined in the preamble to this Agreement.

Initial Canadian Borrower: as defined in the preamble to this Agreement.

Initial Dutch Borrowers: as defined in the preamble to this Agreement.

Initial UK Borrowers: as defined in the preamble to this Agreement.

Initial U.S. Borrowers: as defined in the preamble to this Agreement.

Insolvency Proceeding: any case or proceeding, application, meeting convened, resolution passed, proposal, corporate action or any other proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada), the CCAA, the Singapore Companies Act, Chapter 50 and the Singapore Bankruptcy Act, Chapter 20, Bankruptcy Act 1966 (Cth), the Corporations Act 2001 (Cth), the Companies Act 1993 (New Zealand), the Belgian bankruptcy law of 8 August 1997 and the Belgian law on the continuity of enterprises of 31 January 2009; (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; (d) the winding up or strike off the Person; (e) the proposal or implementation of a scheme of arrangement; (f) a suspension of payment, moratorium of any debts, official assignment, composition or arrangement with a Person’s creditors; (g) in the case of an Australian Domiciled Loan Party, any writ of execution, garnishee order, notice under section 120 of the PPSA Australia, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against it or its assets, or such other step is taken in relation to it being adjudicated or found unable to pay its debts when they fall due or it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cth)); or (h) in the case of a UK Domiciled Loan Party, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Domiciled Loan Party being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Domiciled Loan Party other than a solvent liquidation or reorganization of such UK Domiciled Loan Party, the terms of which have been previously approved in writing by the Agent, (iii) a composition, assignment or arrangement with any class of creditors of such UK Domiciled Loan Party or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Domiciled Loan Party or any of its assets; provided, that clauses (d), (g) and (h) shall not apply to (A) any winding-up petition which is frivolous or vexatious or which is being contested in good faith and, in each case, is discharged, stayed or dismissed within 21 days of commencement, or (B) any solvent reorganization contemplated or permitted by Section 10.2.3.

Insolvency Regulation: the Council Regulation (EC) No. 1346/2000 29 May 2000 on Insolvency Proceedings.

Insurance Assignment: each collateral assignment of insurance pursuant to which a Loan Party assigns to the Agent, for the benefit of the Secured Parties, such Loan Party’s rights under business interruption policies, as security for the Secured Obligations.

Intercreditor Agreement: that certain Third Amended and Restated Intercreditor Agreement dated as of November 9, 2012, among MRC, certain of its Domestic Subsidiaries, Bank of America, N.A., as agent for the Revolving Credit Lenders, and U.S. Bank National Association, as collateral trustee for itself and the Term Secured Parties (as defined therein), the Additional Term Secured Parties (as defined therein) and the Subordinated Lien Secured Parties (as defined therein), as the same may be amended, supplemented or otherwise modified from time to time.

Interest Period: as defined in Section 3.1.7.

Interest Period Loan: an Australian Bank Bill Rate Loan, a Canadian BA Rate Loan, a LIBOR Loan, a New Zealand Bank Bill Rate Loan or a SIBOR Loan.

Interest Rate Agreement: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with MRC’s and its Subsidiaries’ operations and not for speculative purposes.

Inventory: as defined in the UCC, the PPSA, the PPSA Australia, the PPSA New Zealand or any other Applicable Law, as applicable, including all goods intended for sale, lease, display or demonstration; all goods provided under a contract for services; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, transformation, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Loan Party’s business (but excluding Equipment).

Inventory Appraisal: (a) on the Closing Date, the appraisals prepared by HILCO Appraisal Services, LLC dated February 29, 2012 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 10.1.15 hereof.

Investment: for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the Ordinary Course of Business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness.

IRS: the United States Internal Revenue Service.

ITA: the Income Tax Act 2007.

ITSA: an agreement between the members of a GST Group which takes effect as an indirect tax sharing agreement under section 444-90 of Schedule 1 of the Taxation Administration Act 1953 (Cth) and complies with the Taxation Administration Act 1953 (Cth) and the A New Tax System (Goods and Services Tax) Act 1999 (Cth) as well as any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Taxation Administration Act 1953 (Cth).

Joint Lead Arrangers: Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, and Wells Fargo Capital Finance, LLC.

LC Document: any of the Australian LC Documents, Belgian LC Documents, Canadian LC Documents, Dutch LC Documents, New Zealand LC Documents, Singapore LC Documents, UK LC Documents, and/or the U.S. LC Documents, as the context requires.

LC Obligations: the Australian LC Obligations, the Belgian LC Obligations, the Canadian LC Obligations, Dutch LC Obligations, the New Zealand LC Obligations, the Singapore LC Obligations, the UK LC Obligations and/or the U.S. LC Obligations, as the context requires.

LC Reserve: the Australian LC Reserve, the Belgian LC Reserve, the Canadian LC Reserve, Dutch LC Reserve, the New Zealand LC Reserve, the Singapore LC Reserve, the UK LC Reserve and/or the U.S. LC Reserve, as the context requires.

Lender Indemnitees: Lenders, Affiliates of Lenders and their respective officers, directors, members, partners, employees and agents.

Lenders: as defined in the preamble to this Agreement, including (a) Bank of America and its Affiliates in their respective capacities as the Australian Swingline Lender, the Belgian Swingline Lender, the Canadian Swingline Lender, the Dutch Swingline Lender, the New Zealand Swingline Lender, the Singapore Swingline Lender, the UK Swingline Lender and the U.S. Swingline Lender, (b) the Australian Lenders, (c) the Belgian Lenders, (d) the Canadian Lenders, (e) the Dutch Lenders, (f) the New Zealand Lenders, (g) the Singapore Lenders, (h) the UK Lenders, (i) the U.S. Lenders and (j) their respective permitted successors and assigns and, where applicable, any Fronting Bank, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the Applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and the relevant Loan Party Agent.

Letter-of-Credit Right: as defined in the UCC, and in any event shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment of performance.

Letters of Credit: the Australian Letters of Credit, the Belgian Letters of Credit, the Canadian Letters of Credit, the Dutch Letters of Credit, the New Zealand Letters of Credit, the Singapore Letters of Credit, the UK Letters of Credit and/or the U.S. Letters of Credit, as the context requires. Letters of Credit includes the Existing U.S. Letters of Credit.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period (but in the case of a LIBOR Loan denominated in Sterling, Agent may determine LIBOR on the first day of the Interest Period), for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”) for the relevant currency, as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which deposits in the relevant currency and approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits in Dollars, then LIBOR for Dollars shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common currency, length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR; provided, however, that a Canadian Base Rate Loan bearing interest as set forth in clause (iii) of the definition of Canadian Base Rate, or a U.S. Base Rate Loan bearing interest as set forth in clause (c) of the definition of U.S. Base Rate, shall not constitute a LIBOR Revolver Loan.

Lien: any mortgage, pledge (including, without limitation, disclosed, undisclosed, possessory and non-possessory), security interest, hypothecation, assignment, statutory trust, deemed trust, privilege, lien, charge, bailment or similar encumbrance, whether statutory, based on common law, contract or otherwise, and including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any reservation of ownership or any lease in the nature thereof.

Loan: a Revolver Loan.

Loan Account: as defined in Section 5.7.1.

Loan Documents: this Agreement, the Other Agreements and the Security Documents.

Loan Parties: the Australian Facility Loan Parties, the Belgian Facility Loan Parties, the Canadian Facility Loan Parties, the Dutch Facility Loan Parties, the New Zealand Facility Loan Parties, the Singapore Facility Loan Parties, the UK Facility Loan Parties and the U.S. Facility Loan Parties, collectively, and “Loan Party” means any of the Loan Parties, individually.

Loan Party Agent: the Asian Loan Party Agent, the European Loan Party Agent and/or the North American Loan Party Agent, as the context requires.

Loan Party Group: a group consisting of (a) the Australian Facility Loan Parties, (b) the Belgian Facility Loan Parties, (c) the Canadian Facility Loan Parties, (d) the Dutch Facility Loan Parties, (e) the New Zealand Facility Loan Parties, (f) the Singapore Facility Loan Parties, (g) the UK Facility Loan Parties or (h) the U.S. Facility Loan Parties, as the context requires.

Loan Party Group Obligations: with respect to (a) the Australian Facility Loan Parties, the Australian Facility Obligations, (b) the Belgian Facility Loan Parties, the Belgian Facility Obligations, (c) the Canadian Facility Loan Parties, the Canadian Facility Obligations, (d) the Dutch Facility Loan Parties, the Dutch Facility Obligations, (e) the New Zealand Facility Loan Parties, the New Zealand Facility Obligations, (f) the Singapore Facility Loan Parties, the Singapore Facility Obligations, (g) the UK Facility Loan Parties, the UK Facility Obligations, and (h) the U.S. Facility Loan Parties, U.S. Facility Obligations.

Local Time: with respect to (a) Australian Revolver Loans and New Zealand Revolver Loans, prevailing time in Sydney, Australia, (b) Belgian Revolver Loans, Dutch Revolver Loans and UK Revolver Loans, prevailing time in London, England, (c) Canadian Revolver Loans and U.S. Revolver Loans, Central time in the United States, and (d) Singapore Revolver Loans, prevailing time in Singapore.

Mandatory Costs Rate: as defined in Schedule 3.8.

Material Adverse Change: any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of MRC and its Restricted Subsidiaries, taken as a whole or that would materially adversely affect the ability of the Loan Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Loan Documents.

Material Adverse Effect: a circumstance or condition affecting the business, assets, operations, properties or financial condition of MRC and its Restricted Subsidiaries, taken as a whole, that would materially adversely affect (a) the business, assets, operations, properties, or financial condition of MRC and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Loan Documents or (c) the rights and remedies of the Agent, the Security Trustees and the Lenders under this Agreement or any of the other Loan Documents.

Material Subsidiary: at any date of determination, each Restricted Subsidiary of MRC (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 were equal to or greater than 5% of the Consolidated Total Assets of MRC and its Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of MRC and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

Maximum Australian Facility Amount: on any date of determination, the lesser of (a) the Australian Revolver Commitments on such date and (b) $75,000,000 (or such greater or lesser amount after giving effect to any (i) reductions in the Australian Revolver Commitments pursuant to Section 2.1.4, (ii) Australian Revolver Commitment Increase made pursuant to Section 2.1.7 and/or (iii) Reallocation pursuant to Section 2.1.7).

Maximum Belgian Facility Amount: on any date of determination, the lesser of (a) the Belgian Revolver Commitments on such date and (b) $7,000,000 (or such greater or lesser amount after giving effect to any (i) reductions in the Belgian Revolver Commitments pursuant to Section 2.1.4, (ii) Belgian Revolver Commitment Increase made pursuant to Section 2.1.7 and/or (iii) Reallocation pursuant to Section 2.1.7).

Maximum Canadian Facility Amount: on any date of determination, the lesser of (a) the Canadian Revolver Commitments on such date and (b) $170,000,000 (or such greater or lesser amount after giving effect to any (i) reductions in the Canadian Revolver Commitments pursuant to Section 2.1.4, (ii) Canadian Revolver Commitment Increase made pursuant to Section 2.1.7 and/or (iii) Reallocation pursuant to Section 2.1.7).

Maximum Dutch Facility Amount: on any date of determination, the lesser of (a) the Dutch Revolver Commitments on such date and (b) $9,000,000 (or such greater or lesser amount after giving effect to any (i) reductions in the Dutch Revolver Commitments pursuant to Section 2.1.4, (ii) Dutch Revolver Commitment Increase made pursuant to Section 2.1.7 and/or (iii) Reallocation pursuant to Section 2.1.7).

Maximum Facility Amount: the sum of the (a) Maximum Australian Facility Amount, (b) Maximum Belgian Facility Amount, (c) Maximum Canadian Facility Amount, (d) Maximum Dutch Facility Amount, (e) Maximum New Zealand Facility Amount, (f) Maximum Singapore Facility Amount, (g) Maximum UK Facility Amount, and (h) Maximum U.S. Facility Amount but, in any event, not to exceed $1,550,000,000.

Maximum Foreign Facility Amount: the Maximum Australian Facility Amount, the Maximum Belgian Facility Amount, the Maximum Canadian Facility Amount, the Maximum Dutch Facility Amount, the Maximum New Zealand Facility Amount, the Maximum Singapore Facility Amount and/or the Maximum UK Facility Amount, as the case may be.

Maximum New Zealand Facility Amount: on any date of determination, the lesser of (a) the New Zealand Revolver Commitments on such date and (b) $0 (or such greater amount after giving effect to any New Zealand Revolver Commitment Increase made pursuant to Section 2.1.7 and following the initial New Zealand Revolver Commitment Increase such greater or lesser amount after giving effect to any reductions in the New Zealand Revolver Commitments pursuant to Section 2.1.4 and/or any Reallocation pursuant to Section 2.1.7).

Maximum Singapore Facility Amount: on any date of determination, the lesser of (a) the Singapore Revolver Commitments on such date and (b) $0 (or such greater amount after giving effect to any Singapore Revolver Commitment Increase made pursuant to Section 2.1.7 and following the initial Singapore Revolver Commitment Increase such greater or lesser amount after giving effect to any reductions in the Singapore Revolver Commitments pursuant to Section 2.1.4 and/or any Reallocation pursuant to Section 2.1.7).

Maximum UK Facility Amount: on any date of determination, the lesser of (a) the UK Revolver Commitments on such date and (b) $12,000,000 (or such greater or lesser amount after giving effect to any (i) reductions in the UK Revolver Commitments pursuant to Section 2.1.4, (ii) UK Revolver Commitment Increase made pursuant to Section 2.1.7 and/or (iii) Reallocation pursuant to Section 2.1.7).

Maximum U.S. Facility Amount: on any date of determination, the lesser of (a) the U.S. Revolver Commitments on such date and (b) $977,000,000 (or such greater or lesser amount after giving effect to any (i) reductions in the U.S. Revolver Commitments pursuant to Section 2.1.4, (ii) U.S. Revolver Commitment Increase made pursuant to Section 2.1.7 and/or (iii) Reallocation pursuant to Section 2.1.7).

Moody’s: Moody’s Investors Service, Inc., and its successors.

MRC: as defined in the preamble to this Agreement.

MRMC: as defined in the preamble to this Agreement.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any U.S. Domiciled Loan Party or ERISA Affiliate domiciled in the U.S. makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions with respect to employees in the U.S.

Net Available Cash Account: as defined in Section 8.3.

Net Orderly Liquidation Value: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, as determined from time to time by reference to the most recent Inventory Appraisal.

New Lender: each Lender that becomes a party to this Agreement after the Closing Date.

New Loan Party: Any Person that executes a supplement or joinder to this Agreement substantially in the form of Exhibit I and becomes a Loan Party under this Agreement pursuant to Sections 10.1.13(a) or (b), Sections 10.2.1(b)(ix) or (x) or Section 10.2.3(b).

New Zealand Allocated U.S. Availability: U.S. Availability designated by the North American Loan Party Agent for application to clause (c) of a New Zealand Borrowing Base.

New Zealand Applicable Margin: with respect to any LIBOR Loan to the New Zealand Borrowers, any New Zealand Bank Bill Rate Loan or any New Zealand Base Rate Loan, a rate per annum specified in the joinder documentation for the initial New Zealand Lenders (which rate shall apply to all New Zealand Lenders).

New Zealand Availability: as of any date of determination, (a) the lesser of (i) the New Zealand Revolver Commitments minus all New Zealand LC Obligations as of such date of determination and (ii) the Total New Zealand Borrowing Base as of such date of determination, minus (b) the Dollar Equivalent of the principal balance of all New Zealand Revolver Loans.

New Zealand Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the New Zealand Rent Reserve, if any, established pursuant to clause (h) of the definition of New Zealand Eligible Inventory; (b) the New Zealand LC Reserve; (c) the New Zealand Bank Product Reserve; (d) the New Zealand Priority Payables Reserve; and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

New Zealand Bank Bill Rate: with respect to each Interest Period for a New Zealand Bank Bill Rate Loan, the rate (expressed as a percentage per annum) that the Agent ascertains is the average bid rate (rounded up, if necessary, to the nearest four decimal places) displayed at or about 11:00 a.m. (Auckland, New Zealand time) on the first day of that Interest Period on page BKBM (or its successor page) on the Reuters Monitor Screen for a term equivalent or closest to the Interest Period.

New Zealand Bank Bill Rate Loan: a New Zealand Revolver Loan, or portion thereof, funded in New Zealand Dollars and bearing interest calculated by reference to the New Zealand Bank Bill Rate.

New Zealand Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the Asian Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the New Zealand Domiciled Loan Parties.

New Zealand Base Rate Loan: a New Zealand Revolver Loan, or portion thereof, funded in New Zealand Dollars, Dollars or Euros and bearing interest calculated by reference to the Eurasian Base Rate.

New Zealand Borrowers: each New Zealand Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 and has satisfied the other requirements set forth in Section 10.1.13 in order to become a New Zealand Borrower.

New Zealand Borrowing Base: at any time, with respect to the Applicable New Zealand Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of New Zealand Eligible Accounts of the Applicable New Zealand Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of New Zealand Eligible Inventory of the Applicable New Zealand Borrower and (ii) 85% of the Net Orderly Liquidation Value of New Zealand Eligible Inventory of the Applicable New Zealand Borrower (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) New Zealand Allocated U.S. Availability for such Applicable New Zealand Borrower, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of New Zealand Availability Reserves allocable to the Applicable New Zealand Borrower which would cause the aggregate amount of the New Zealand Revolver Loans allocable to the Applicable New Zealand Borrower at such time to exceed the lesser of the Applicable New Zealand Borrower’s Applicable New Zealand Borrower Commitment and the Applicable New Zealand Borrower’s New Zealand Borrowing Base then in effect, in each case, notification thereof to the Asian Loan Party Agent by the Agent, any and all such New Zealand Availability Reserves.

The New Zealand Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the New Zealand Borrowing Base is calculated in accordance with the terms of this Agreement.

New Zealand Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (Australia) or such other financial institution as Agent may select in its discretion with the consent of Asian Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the New Zealand Facility Secured Parties and shall be subject to Agent’s or AUS-NZ Security Trustee’s Liens securing the New Zealand Facility Secured Obligations; provided that the foregoing consent of Asian Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America (Australia) shall not be required if an Event of Default has occurred and is continuing.

New Zealand Dollar: the lawful currency of New Zealand.

New Zealand Domiciled Loan Party: any New Zealand Borrower and each New Zealand Subsidiary now or hereafter party hereto as a Loan Party, and “New Zealand Domiciled Loan Parties” means all such Persons, collectively.

New Zealand Dominion Account: each special account established by the New Zealand Domiciled Loan Parties at Bank of America (Australia) over which Agent or AUS-NZ Security Trustee has exclusive control for withdrawal purposes.

New Zealand Eligible Accounts: at any time, the Accounts of the Applicable New Zealand Borrower at such date except any Account:

(a) which is not subject to a valid Lien in favor of the Agent or AUS-NZ Security Trustee (including under the relevant laws of the Account Debtor’s jurisdiction of organization or incorporation);

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or AUS-NZ Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by any Account Debtor to the extent the aggregate amount of otherwise New Zealand Eligible Accounts owing from such Account Debtor and its Affiliates to New Zealand Borrowers exceeds 20% of the aggregate New Zealand Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Applicable New Zealand Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable New Zealand Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Companies Act 1993 and/or the Receiverships Act 1993, unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Companies Act 1993 and/or the Receiverships Act 1993, as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than an Eligible Account Currency;

(n) which is owed by any Governmental Authority (other than a Governmental Authority in New Zealand), unless (i) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent or (ii) Agent otherwise approves;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with the Applicable New Zealand Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) the Agent, in its Permitted Discretion, has established New Zealand Availability Reserves and determines to include such Account as a New Zealand Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument (in each case, other than any such items that are delivered to the Agent or the AUS-NZ Security Trustee);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable New Zealand Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable New Zealand Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which the Applicable New Zealand Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of New Zealand Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

New Zealand Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable New Zealand Borrower at such date except any Inventory:

(a) which is not subject to a valid Lien in favor of the Agent or AUS-NZ Security Trustee;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or AUS-NZ Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent or AUS-NZ Security Trustee (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of New Zealand Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which has been excluded from New Zealand Eligible Accounts pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable New Zealand Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in New Zealand or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the New Zealand Domiciled Loan Parties;

(h) which is located in any location leased by the Applicable New Zealand Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a New Zealand Rent Reserve has been established by the Agent;

(i) which is located in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate New Zealand Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by the Applicable New Zealand Borrower as consignor unless (i) a protective PPSA New Zealand financing statement has been properly filed against the consignee (as assigned to the Agent or the AUS-NZ Security Trustee), and (ii) there is a written agreement acknowledging that such Inventory is held on consignment, that the Applicable New Zealand Borrower retains title to such Inventory, that no Lien arising by, through or under such consignment has attached or will attach to such Inventory (and proceeds thereof) and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property;

(k) which is perishable as determined in accordance with GAAP; or

(l) which contains or bears any intellectual property rights licensed to the Applicable New Zealand Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

Subject to Sections 14.1 and 7.4 and the definition of New Zealand Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

New Zealand Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the New Zealand Facility Secured Obligations, including Property of the New Zealand Facility Guarantors pledged to secure the New Zealand Facility Secured Obligations under their guarantee of the Secured Obligations.

New Zealand Facility Guarantor: each U.S. Borrower, each U.S. Facility Guarantor and each other Person (if any) who guarantees payment and performance of any New Zealand Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee).

New Zealand Facility Loan Party: a New Zealand Borrower or a New Zealand Facility Guarantor.

New Zealand Facility Obligations: all Obligations of the New Zealand Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the New Zealand Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

New Zealand Facility Secured Obligations: all Secured Obligations of the New Zealand Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the New Zealand Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Obligations).

New Zealand Facility Secured Parties: Agent, AUS-NZ Security Trustee, any New Zealand Fronting Bank, New Zealand Lenders and Secured Bank Product Providers of Bank Products to New Zealand Domiciled Loan Parties and the other Foreign Facility Secured Parties that are the beneficiaries of a Foreign Cross-Guarantee made by the New Zealand Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Parties in their capacities as such).

New Zealand Fronting Bank: (a) Bank of America (Australia) or any Affiliate thereof that agrees to issue New Zealand Letters of Credit, (b) if reasonably acceptable to Asian Loan Party Agent, any other New Zealand Lender or Affiliate thereof that agrees to issue New Zealand Letters of Credit, or (c) if requested by Asian Loan Party Agent and subject to Section 2.10, a Non-Lender Fronting Bank that agrees to issue New Zealand Letters of Credit.

New Zealand Fronting Bank Indemnitees: any New Zealand Fronting Bank and its officers, directors, employees, Affiliates and agents.

New Zealand LC Application: an application by any New Zealand Borrower on behalf of itself or any other New Zealand Borrower to a New Zealand Fronting Bank for issuance of a New Zealand Letter of Credit, in form and substance reasonably satisfactory to such New Zealand Fronting Bank.

New Zealand LC Conditions: the following conditions necessary for issuance of a New Zealand Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Ex-NA LC Obligations do not exceed the Ex-NA Letter of Credit Sublimit, no New Zealand Overadvance exists or would result therefrom and, in the case of any New Zealand Borrower, Section 2.11 is satisfied; (c) the expiration date of such New Zealand Letter of Credit is (i) unless the applicable New Zealand Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each New Zealand Letter of Credit may, upon the request of the Applicable New Zealand Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Termination Date)), and (ii) unless the applicable New Zealand Fronting Bank and the Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.6.3), at least 20 Business Days prior to the Facility Termination Date; (d) the New Zealand Letter of Credit and payments thereunder are denominated in New Zealand Dollars, Dollars or Euros; (e) the form of the proposed New Zealand Letter of Credit is reasonably satisfactory to the Agent and the applicable New Zealand Fronting Bank; and (f) the proposed use of the New Zealand Letter of Credit is for a lawful purpose.

New Zealand LC Documents: all documents, instruments and agreements (including New Zealand LC Requests and New Zealand LC Applications) delivered by any New Zealand Borrower or by any other Person to a New Zealand Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any New Zealand Letter of Credit.

New Zealand LC Obligations: with respect to the Applicable New Zealand Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable New Zealand Borrower for any drawings under New Zealand Letters of Credit; (b) the stated amount of all outstanding New Zealand Letters of Credit issued for the account of such Applicable New Zealand Borrower; and (c) all fees and other amounts owing with respect to such New Zealand Letters of Credit.

New Zealand LC Request: a request for issuance of a New Zealand Letter of Credit, to be provided by a New Zealand Borrower to a New Zealand Fronting Bank, in form reasonably satisfactory to Agent and such New Zealand Fronting Bank.

New Zealand LC Reserve: with respect to the Applicable New Zealand Borrower, the aggregate of all New Zealand LC Obligations of such Applicable New Zealand Borrower, other than (a) those that have been Cash Collateralized and (b) if no Event of Default exists, those constituting charges owing to any New Zealand Fronting Bank.

New Zealand Lenders: each Lender that has issued a New Zealand Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

New Zealand Letter of Credit: any standby or documentary letter of credit issued by a New Zealand Fronting Bank for the account of a New Zealand Borrower, or any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or a New Zealand Fronting Bank for the benefit of a New Zealand Borrower.

New Zealand Overadvance: as defined in Section 2.1.5(e).

New Zealand Overadvance Loan: a Loan made to a New Zealand Borrower when a New Zealand Overadvance exists or is caused by the funding thereof.

New Zealand Overadvance Loan Balance: on any date, the Dollar Equivalent of the amount by which the aggregate New Zealand Revolver Loans of the Applicable New Zealand Borrower or all New Zealand Borrowers, as the case may be, exceed the amount of the New Zealand Borrowing Base of such Applicable New Zealand Borrower or the Total New Zealand Borrowing Base, as applicable, on such date.

New Zealand Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s or AUS-NZ Security Trustee’s Liens including, without limitation, any preferential claims as set out in the Companies Act 1993 or amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting any New Zealand Facility Collateral).

New Zealand Protective Advances: as defined in Section 2.1.6(e).

New Zealand Reimbursement Date: as defined in Section 2.6.2(a).

New Zealand Rent Reserve: the aggregate of (a) all past due rent and other past due charges owing by any New Zealand Borrower to any landlord or other Person who possesses any New Zealand Facility Collateral or could assert a Lien on such New Zealand Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of New Zealand Facility Collateral.

New Zealand Revolver Commitment: for any New Zealand Lender, its obligation to make New Zealand Revolver Loans and to issue New Zealand Letters of Credit, in the case of any New Zealand Fronting Bank, or participate in New Zealand LC Obligations, in the case of the other New Zealand Lenders, to the New Zealand Borrowers up to the maximum principal amount shown in the joinder documentation for such New Zealand Lender or as thereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such New Zealand Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.1. “New Zealand Revolver Commitments” means the aggregate amount of such commitments of all New Zealand Lenders. As of the Closing Date, the New Zealand Revolver Commitments are $0.

New Zealand Revolver Commitment Increase: as defined in Section 2.1.7(e).

New Zealand Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Asian Loan Party Agent terminates or reduces to zero all of the New Zealand Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the New Zealand Revolver Commitments are terminated pursuant to Section 11.1. From and after the New Zealand Revolver Commitment Termination Date, the New Zealand Borrowers shall no longer be entitled to request a New Zealand Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

New Zealand Revolver Exposure: on any date, the Dollar Equivalent of an amount equal to the sum of (a) the New Zealand Revolver Loans outstanding on such date and (b) the New Zealand LC Obligations on such date.

New Zealand Revolver Loan: a Revolver Loan made by New Zealand Lenders to a New Zealand Borrower pursuant to Section 2.1.1(e), which Revolver Loan shall, if denominated in New Zealand Dollars, be either a New Zealand Bank Bill Rate Loan or a New Zealand Base Rate Loan and, if denominated in Dollars or Euros, shall be either a LIBOR Loan or a New Zealand Base Rate Loan, in each case as selected by Applicable New Zealand Borrower, and including any New Zealand Swingline Loan, New Zealand Overadvance Loan or New Zealand Protective Advance.

New Zealand Revolver Notes: the promissory notes, if any, executed by New Zealand Borrowers in favor of each New Zealand Lender to evidence the New Zealand Revolver Loans funded from time to time by such New Zealand Lender, which shall be in the form of Exhibit C-5 to this Agreement, together with any replacement or successor notes therefor.

New Zealand Security Agreements: each security agreement among any New Zealand Domiciled Loan Party and Agent or the AUS-NZ Security Trustee.

New Zealand Subsidiary: Each Wholly-Owned Subsidiary of MRC incorporated or organized under the laws of New Zealand.

New Zealand Swingline Commitment: for the New Zealand Swingline Lender, the maximum principal amount shown in the joinder documentation for the New Zealand Swingline Lender up to which it may make New Zealand Swingline Loans.

New Zealand Swingline Commitment Termination Date: with respect to any New Zealand Swingline Loan, the date that is five Business Days prior to the New Zealand Revolver Commitment Termination Date.

New Zealand Swingline Lender: Bank of America (Australia) or an Affiliate of Bank of America (Australia).

New Zealand Swingline Loan: a Swingline Loan made by the New Zealand Swingline Lender to a New Zealand Borrower pursuant to Section 2.1.8(e), which Swingline Loan shall be a New Zealand Base Rate Loan.

Non-Bank Certificate: as defined in Section 5.9.2.

Non-Core Assets: the assets described on Schedule 10.2.4.

Non-Lender Fronting Bank: a financial institution that is not a Lender or an Affiliate of a Lender and is permitted by Agent to issue Letters of Credit for the benefit of certain Foreign Borrowers (other than the Canadian Borrowers) in accordance with the terms of Section 2.10.

North American Loan Party Agent: as defined in Section 4.4.1.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notes Priority Lien Collateral: means “Term Priority Lien Collateral” as defined in the Intercreditor Agreement.

Notice of Borrowing: a Notice of Borrowing to be provided by the relevant Loan Party Agent to request a Borrowing of Loans, in the form attached hereto as Exhibit E or otherwise in form reasonably satisfactory to Agent and such Loan Party Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by the relevant Loan Party Agent to request a conversion or continuation of any Loans as Australian Bank Bill Rate Loans, Canadian BA Rate Loans, LIBOR Loans, New Zealand Bank Bill Rate Loans or SIBOR Loans, in the form attached hereto as Exhibit F or otherwise in form reasonably satisfactory to Agent and such Loan Party Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of the Loan Parties with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by the Loan Parties under the Loan Documents and (d) other Indebtedness, obligations and liabilities of any kind owing by the Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Ordinary Course of Business: with respect to any Person, the ordinary course of business of such Person, consistent with past practices or, with respect to actions taken by such Person for which no past practice exists, consistent with past practices of similarly situated companies, and, in each case, undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, continuation or amalgamation, bylaws, articles of organization, coordinated articles of association, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum or articles of association, constitution, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Other Agreement: each: Note; LC Document; Fee Letter; Intercreditor Agreement; Borrowing Base Certificate; Compliance Certificate; Subordination Agreement; or other document, instrument, certificate, notice, report or agreement (other than this Agreement or a Security Document) now or hereafter delivered by or on behalf of a Loan Party to Agent, a Security Trustee, a Fronting Bank or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: an Australian Overadvance, a Belgian Overadvance, a Canadian Overadvance, a Dutch Overadvance, a New Zealand Overadvance, a Singapore Overadvance, a UK Overadvance or a U.S. Overadvance, as the context requires.

Overadvance Loan: an Australian Overadvance Loan, a Belgian Overadvance Loan, a Canadian Overadvance Loan, a Dutch Overadvance Loan, a New Zealand Overadvance Loan, a Singapore Overadvance Loan, a UK Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.

Participant: as defined in Section 13.2.1.

Participant Register: as defined in Section 13.2.1.

Participating Member State: any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Intangible: as defined in the UCC.

Payment Item: each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

PBA: the Pensions Benefits Act (Ontario) or any other Canadian federal or provincial or territorial pension benefit standards legislation pursuant to which any Canadian Pension Plan is required to be registered.

PBGC: the Pension Benefit Guaranty Corporation.

Pensions Regulator: the body corporate in the UK called the Pensions Regulator established under Part I of the Pensions Act 2004.

Perfection Certificate: shall mean a certificate disclosing information regarding the Loan Parties in the form of Exhibit G or any other form approved by the Agent.

Permitted Acquisition: the acquisition, by merger or otherwise, by MRC or any of its Restricted Subsidiaries of assets constituting all or substantially all of a division, line of business or assets of another Person or Persons or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with Applicable Law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Guarantor, to the extent required by Section 10.1.13; (c) such acquisition shall result in the Agent or a Security Trustee, for the benefit of the Secured Parties, being granted a Lien in any assets so acquired, to the extent required by Section 10.1.13; (d) after giving pro forma effect to such acquisition as of the closing of such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving pro forma effect to such acquisition as of the closing of such acquisition, either (1) both (A) Excess Availability shall be greater than the higher of (x) 10% of the Commitments and (y) $95,000,000 and (B) the Consolidated Fixed Charge Coverage Ratio determined as of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 shall be greater than 1.0 to 1.0 or (2) Excess Availability shall be greater than the higher of (x) 15% of the Commitments and (y) $150,000,000 and (f) any Indebtedness incurred to finance the acquisition is permitted to be incurred by the Term Loan Credit Agreement (except to the extent the Indebtedness thereunder has been discharged in full); provided, that if (x) such acquisition satisfies all of the conditions set forth above except for the conditions set forth in clause (e) above and (y) after giving pro forma effect to such acquisition as of the closing of such acquisition, either (1) Excess Availability is greater than the higher of (A) 10% of the Commitments and (B) $95,000,000 or (2) the Consolidated Fixed Charge Coverage Ratio as of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 shall be greater than 1.0 to 1.0, such acquisition shall be permitted provided that it, together with all other acquisitions permitted under this proviso, do not exceed $50,000,000 in any 12 month period and $150,000,000 in the aggregate during the term of this Agreement.

Notwithstanding the respective Borrowing Base definitions, in connection with and subsequent to any Permitted Acquisition, the Accounts and Inventory acquired by the Borrowers, or, subject to compliance with Section 10.1.13 of this Agreement, of the Person so acquired, may be included in the calculation of the Borrowing Base and thereafter if all criteria set forth in the definitions of Eligible Accounts and Eligible Inventory have been satisfied and, if the aggregate value (or Cost in the case of Inventory) of such Accounts and Inventory is in excess of $40,000,000 in the case of a Permitted Acquisition by any U.S. Borrower or, in the case of a Permitted Acquisition by a member of any Foreign Borrower Group, ten percent (10%) of the Borrower Group Commitments of such Foreign Borrower Group, and only to the extent reasonably requested by the Agent, the Agent shall have received a collateral audit and appraisal of such Accounts and Inventory acquired by the applicable Borrower or Borrowers or owned by such Person acquired by the applicable Borrower or Borrowers which shall be reasonably satisfactory in scope, form and substance to the Agent; provided, that if no collateral audit and appraisal is delivered to and approved by the Agent with respect to such Accounts and Inventory, then the lowest recovery rates from the current Inventory Appraisal shall apply to such Accounts and Inventory.

Permitted Additional Debt: senior unsecured or subordinated Indebtedness issued by a Borrower or a Guarantor and, to the extent permitted by Section 10.2.1(b)(x), any Indebtedness incurred by any other Restricted Subsidiary of MRC, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 180 days following the U.S. Revolver Commitment Termination Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent subordinated provide for customary subordination to the Obligations under the Loan Documents, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to MRC and its Restricted Subsidiaries than those in this Agreement or the Term Loan Credit Agreement (except to the extent the Indebtedness thereunder has been discharged in full); provided that a certificate of a Senior

Officer of the North American Loan Party Agent is delivered to the Agent at least five Business Days (or such shorter period as the Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the North American Loan Party Agent has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the North American Loan Party Agent within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (c) of which, except to the extent permitted by Section 10.2.1(b)(x), no direct or indirect Subsidiary of MRC (other than a Loan Party) is an obligor.

Permitted Discretion: a determination made by Agent, in the exercise of its reasonable credit judgment (from the perspective of a secured asset-based lender), exercised in good faith and subject to Section 7.4.

Permitted Investments: shall mean:

(a) securities issued or unconditionally guaranteed by the Australian, Belgian, Canadian, Dutch, New Zealand, Singapore, UK or U.S. government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any province or territory of Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the United Kingdom, or any political subdivision of any such state, province or territory, or any public instrumentality thereof or any political subdivision of any such state, province or territory, or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A or A2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of Investments by any Restricted Foreign Subsidiary (other than the Foreign Borrowers) or Investments made in a country outside Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the UK and the U.S., Permitted Investments shall also include (i) direct obligations of the sovereign nation (or any agency thereof) in which such Restricted Foreign Subsidiary is organized and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a two years after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-1 from S&P and at least P-1 from Moody’s, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso) and (iv) other short-term investments utilized by such Restricted Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i).

Permitted Liens: shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Loan Parties or any of the Restricted Subsidiaries arising by operation of law, including carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the Ordinary Course of Business, in each case so long as such Liens arise in the Ordinary Course of Business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.1;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the Ordinary Course of Business or otherwise constituting Investments permitted by Section 10.2.5;

(e) ground leases in respect of real property on which facilities owned or leased by a Loan Party or any of its Restricted Subsidiaries are located;

(f) easements, rights-of-way, servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of any Loan Party and the Restricted Subsidiaries, taken as a whole;

(g) any interest or title of a lessee, licensee, lessor or licensor or secured by a lessee’s, licensee’s, lessor’s or licensor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of a Loan Party or any of its Restricted Subsidiaries, provided that such Lien secures only the obligations of auch Loan Party or such Restricted Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.2.1(b);

(j) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party and the Restricted Subsidiaries, taken as a whole;

(k) Liens arising from precautionary Uniform Commercial Code financing statements, PPSA financing statements or similar filings made in respect of operating leases entered into by any Loan Party or any of its Restricted Subsidiaries; and

(l) Liens created in the Ordinary Course of Business in favor of banks and other financial institutions over credit balances of any bank accounts of any Restricted Subsidiary that is not a Loan Party held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the Ordinary Course of Business.

Permitted Sale Leaseback: any Sale Leaseback consummated by MRC or any of its Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between a Borrower and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by MRC or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $25,000,000, the board of directors of MRC or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of MRC or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Post-Acquisition Period: with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

PPSA: the Personal Property Security Act (Alberta), (or any successor statute) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection and opposability of the Agent’s security interest in and Lien on any Canadian Facility Collateral of any Canadian Domiciled Loan Party are governed by the personal property security laws of any jurisdiction other than Alberta, PPSA shall mean those personal property security laws (including the Civil Code) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

PPSA Australia: the Personal Property Security Act 2009 (Cth), (or any successor statute) and the regulations thereunder.

PPSA New Zealand: the Personal Property Securities Act 1999 (New Zealand) (or any successor statute) and the regulations thereunder.

Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

Pro Forma Adjustment: for any Test Period that includes all or any part of a fiscal quarter ending prior to the end of any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of MRC and its Restricted Subsidiaries, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the North American Loan Party Agent in good faith as a result of (a) actions taken or expected to be taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of MRC and its Restricted Subsidiaries; provided that, so long as such actions are taken or expected to be taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

Pro Forma Adjustment Certificate: any certificate of a Senior Officer of the North American Loan Party Agent delivered pursuant to Section 10.1.1(e).

Pro Forma Basis and Pro Forma Compliance: with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in any Subsidiary of any Loan Party or any division, product line, or facility used for operations of any Loan Party or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any Loan Party or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Loan Parties and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

Pro Forma Consolidated Fixed Charge Coverage Ratio: with respect to compliance with any covenant or test hereunder, the Consolidated Fixed Coverage Ratio as calculated on the assumption that (a) all dividends and payments in respect of Subordinated Indebtedness during the Test Period were included as Consolidated Fixed Charges, and (b) the contemplated dividend or payment in respect of Subordinated Indebtedness was also included as one of the Consolidated Fixed Charges.

Pro Forma Entity: as defined in “Acquired EBITDA”.

Property: any interest in any kind of property or asset, whether real (immovable), personal (movable) or mixed, or tangible (corporeal) or intangible (incorporeal).

Pro Rata: (a) when used with reference to a Lender’s (i) share on any date of the total Borrower Group Commitments to a Borrower Group, (ii) participating interest in LC Obligations (if applicable) to the members of such Borrower Group, (iii) share of payments made by the members of such Borrower Group with respect to such Borrower Group’s Obligations, (iv) increases or reductions to the Borrower Group Commitments pursuant to Section 2.1.4 or 2.1.7, and (v) obligation to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of such Borrower Group or to indemnify any Indemnitees for Claims relating to such Borrower Group, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Borrower Group Commitment of such Lender to such Borrower Group on such date by the aggregate amount of the Borrower Group Commitments of all Lenders to such Borrower Group on such date (or if such Borrower Group Commitments have been terminated, by reference to the respective Borrower Group Commitments as in effect immediately prior to the termination thereof) or (b) when used for any other reason, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the aggregate amount of the Lender’s Commitments on such date by the aggregate amount of the Commitments of all Lenders on such date (or if any such Commitments have been terminated, such Commitments as in effect immediately prior to the termination thereof).

Protective Advances: Australian Protective Advances, Belgian Protective Advances, Canadian Protective Advances, Dutch Protective Advances, New Zealand Protective Advances, Singapore Protective Advances, UK Protective Advances and/or U.S. Protective Advances, as the context requires.

Qualified IPO: any underwritten sale to the public of MRC’s or any direct or indirect parent of MRC’s (or its successor’s) Stock pursuant to an effective registration statement filed with the SEC on Form S-l or Form S-3 (or any successor forms adopted by the SEC) after which MRC’s or any direct or indirect parent of MRC’s (or its successor’s) Stock is listed on a United States national securities exchange or the NASDAQ stock market; provided that a Qualified IPO shall not include any issuance of Stock in any merger or other business combination, and shall not include any registration of the issuance of Stock to existing securityholders or employees of MRC or any direct or indirect parent of MRC and their respective Subsidiaries on Form S-4 or Form S-8 (or any successor form adopted by the SEC).

Qualified Receivables Transaction: any transaction or series of transactions that may be entered into by a Restricted Subsidiary that is not a Loan Party and is domiciled outside of Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the UK and the U.S. pursuant to which such Subsidiary may sell, assign, convey, participate, contribute to capital or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by such Subsidiary) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in or pledge, any Accounts or interests therein (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto (other than any Inventory or Equipment) including, without limitation, all collateral securing such Accounts, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Accounts and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such Accounts, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such Accounts and any collections or proceeds of any of the foregoing (the “Related Assets”).

Real Estate: as defined in Section 10.1.1(i).

Reallocation: as defined in Section 2.1.7(k).

Reallocation Consent: as defined in Section 2.1.7(l).

Reallocation Date: as defined in Section 2.1.7(k).

Receivables Entity: (a) any existing Subsidiary or other Investment which is listed on Schedule 1.1(b) or (b) any Wholly-Owned Subsidiary (or another Person in which such Subsidiary makes an Investment and to which such Subsidiary transfers Accounts and Related Assets) formed after the Closing Date, in each such case, which (i) is not a Loan Party and is domiciled outside of Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the UK and the U.S., (ii) engages in no activities other than in connection with the financing of Accounts or interests therein and Related Assets and any business or activities incidental or related to such business, (iii) is designated by the board of directors of MRC (as provided below) as a Receivables Entity, (iv) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by any Loan Party; (B) is recourse to or obligates any Loan Party in any way; or (C) subjects any property or asset of any Loan Party, directly or indirectly, contingently or otherwise, to the satisfaction thereof; (v) with which no Loan Party has any material contract, agreement, arrangement or understanding; and (vi) to which neither any Loan Party nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Records: as defined in the UCC, and in any event means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form, including, all books and records, customer lists, files, correspondence, tapes, computer programs, print outs and computer records.

Register: as defined in Section 13.1.

Regulation: as defined in Section 10.1.17.

Related Asset: as defined in “Qualified Receivables Transaction”.

Report: as defined in Section 12.4.3.

Reportable Event: the occurrence of any of the events set forth in Section 4043(b) or (c) of ERISA and regulations thereunder with respect to a U.S. Employee Plan (other than an event for which the 30-day notice period is waived).

Required Borrower Group Lenders: at any date of determination thereof, Lenders having Borrower Group Commitments to a Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that if and for so long as any such Lender shall be a Defaulting Lender, the term “Required Borrower Group Lenders” shall mean Lenders (excluding such Defaulting Lender) having Borrower Group Commitments to such Borrower Group representing more than 50% of the aggregate Borrower Group Commitments to such Borrower Group (excluding the Borrower Group Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Borrower Group Commitments to such Borrower Group have been terminated, the term “Required Borrower Group Lenders” shall mean Lenders to such Borrower Group holding Revolver Loans to, and (if applicable) participating interest in LC Obligations owing by, such Borrower Group representing more than 50% of the aggregate outstanding principal amount of Revolver Loans and (if applicable) LC Obligations owing by such Borrower Group at such time.

Required Lenders: at any date of determination thereof, Lenders having Commitments representing more than 50% of the aggregate Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Required Lenders” shall mean Lenders (excluding such Defaulting Lender) having Commitments representing more than 50% of the aggregate Commitments (excluding the Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Commitments have been terminated, the term “Required Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by all Borrowers.

Reserves: Australian Availability Reserves, Belgian Availability Reserves, Canadian Availability Reserves, Dutch Availability Reserves, New Zealand Availability Reserves, Singapore Availability Reserves, UK Availability Reserves and/or U.S. Availability Reserves, as the context requires.

Restricted Foreign Subsidiary: a Foreign Subsidiary that is a Restricted Subsidiary.

Restricted Subsidiary: any direct or indirect Subsidiary of MRC other than an Unrestricted Subsidiary.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

Revolver Commitment Increase and Revolver Commitment Increases: as defined in Section 2.1.7(h).

Revolver Commitment Termination Date: the Australian Revolver Commitment Termination Date, the Belgian Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date, the Dutch Revolver Commitment Termination Date, the New Zealand Revolver Commitment Termination Date, the Singapore Revolver Commitment Termination Date, the UK Revolver Commitment Termination Date and/or the U.S. Revolver Commitment Termination Date, as the context requires.

Revolver Loan: a loan made pursuant to Section 2.1.1, and any Overadvance Loan, Swingline Loan or Protective Advance.

Revolver Notes: collectively, the Australian Revolver Notes, the Belgian Revolver Notes, the Canadian Revolver Notes, the Dutch Revolver Notes, the New Zealand Revolver Notes, the Singapore Revolver Notes, the UK Revolver Notes and the U.S. Revolver Notes.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sale Leaseback: any transaction or series of related transactions pursuant to which MRC or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

SEC: the Securities and Exchange Commission or any successor thereto and, as the context may require, any analogous Governmental Authority in any other relevant jurisdiction of MRC or any direct or indirect Subsidiary.

Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider and evidenced by one or more Bank Product Documents that a Loan Party Agent, in a written notice to Agent, has expressly requested be treated as Secured Bank Product Obligations for purposes hereof, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to Agent, which amount may be established and increased or decreased by further written notice to Agent from time to time.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided that such provider shall deliver a written notice to Agent, in form and substance reasonably satisfactory to Agent and the relevant Loan Party Agent, by the later of the Closing Date or 10 Business Days (or such later time as Agent and such Loan Party Agent may agree in their reasonable discretion) following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) if such provider is not a Lender, agreeing to be bound by Section 12.15.

Secured Leverage Ratio: as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 to (b) Consolidated EBITDA for such Test Period.

Secured Obligations: Obligations and Secured Bank Product Obligations, including in each case those under all Credit Documents.

Secured Parties: Australian Facility Secured Parties, Belgian Facility Secured Parties, Canadian Facility Secured Parties, Dutch Facility Secured Parties, New Zealand Facility Secured Parties, Singapore Facility Secured Parties, UK Facility Secured Parties, U.S. Facility Secured Parties and Secured Bank Product Providers.

Securities Account Control Agreement: the securities account control agreements, in form and substance reasonably satisfactory to Agent and the relevant Loan Party Agent, executed by each financial institution maintaining a Securities Account for a Loan Party, in favor of Agent or a Security Trustee.

Securities Accounts: all present and future “securities accounts” (as defined in Article 8 of the UCC, the PPSA or the PPSA Australia, as applicable), including all monies, “uncertificated securities,” “securities entitlements” and other “financial assets” (as defined in Article 8 of the UCC or the PPSA, as applicable) and all “intermediated securities” and “financial products” (as defined in the PPSA Australia), contained therein.

Security Documents: this Agreement, the Guarantees, the Insurance Assignments, the Australian Security Agreements, the Belgian Security Agreements, the Canadian Security Agreements, the Dutch Security Agreements, the New Zealand Security Agreements, the Singapore Security Agreements, the UK Security Agreements, the Deposit Account Control Agreements, the Securities Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Secured Obligations.

Security Trustee: the AUS-NZ Security Trustee, the European Security Trustee, the Singapore Security Trustee and/or any other security trustee appointed by the Agent from time to time, as the context requires.

Senior Officer: the President, the Chief Financial Officer, the Principal Accounting Officer, the Treasurer, the Controller or any other senior officer of a Person designated as such in writing to the Agent by such Person.

Senior Secured Notes: the 9.50% senior secured notes of MRMC due 2016 issued pursuant to the Senior Secured Notes Indenture.

Senior Secured Notes Indenture: that certain Indenture, dated as of December 21, 2009, as amended, by and among MRMC, MRC, the Credit Support Parties (as defined therein) party thereto, and U.S. Bank National Association, as trustee.

Settlement Report: a report delivered by the Agent to the Applicable Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations of the applicable Borrower Group outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Commitments.

SIBOR: for any Interest Period with respect to a SIBOR Revolver Loan: (a) the arithmetic average (rounded upwards to five decimal places) of the displayed rates for the relevant period appearing under the heading page “SIBOR” on the Reuters screen (the “Screen Rate”); or (b) if no Screen Rate is available for Singapore Dollars for the Interest Period of that Revolver Loan, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to Agent at its request quoted by leading banks in the Singapore interbank market, appearing as of 11:00 a.m. (Local Time) two Business Days prior to the requested Revolver Loan for the offering of deposits in Singapore Dollars for a period comparable to the Interest Period for that Revolver Loan. If the agreed page is replaced or the service ceases to be available, Agent may specify another page or service displaying the appropriate rate after consultation with Singapore Borrowers.

SIBOR Loan: each set of SIBOR Revolver Loans having a common length and commencement of Interest Period.

SIBOR Revolver Loan: a Revolver Loan that bears interest based on SIBOR.

Singapore Allocated U.S. Availability: U.S. Availability designated by the North American Loan Party Agent for application to clause (c) of a Singapore Borrowing Base.

Singapore Applicable Margin: with respect to any LIBOR Loan to the Singapore Borrowers, any SIBOR Loan or any Singapore Base Rate Loan, a rate per annum specified in the joinder documentation for the initial Singapore Lenders (which rate shall apply to all Singapore Lenders).

Singapore Availability: as of any date of determination, (a) the lesser of (i) the Singapore Revolver Commitments minus all Singapore LC Obligations as of such date of determination and (ii) the Total Singapore Borrowing Base as of such date of determination, minus (b) the Dollar Equivalent of the principal balance of all Singapore Revolver Loans.

Singapore Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the Singapore Rent Reserve, if any, established pursuant to clause (h) of the definition of Singapore Eligible Inventory; (b) the Singapore LC Reserve; (c) the Singapore Bank Product Reserve; (d) the Singapore Priority Payables Reserve; and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

Singapore Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the Asian Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the Singapore Domiciled Loan Parties.

Singapore Base Rate Loan: a Singapore Revolver Loan, or portion thereof, funded in Singapore Dollars, Dollars or Euros and bearing interest calculated by reference to the Eurasian Base Rate.

Singapore Borrowers: each Singapore Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 and has satisfied the other requirements set forth in Section 10.1.13 in order to become a Singapore Borrower.

Singapore Borrowing Base: at any time, with respect to the Applicable Singapore Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Singapore Eligible Accounts of the Applicable Singapore Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Singapore Eligible Inventory of the Applicable Singapore Borrower and (ii) 85% of the Net Orderly Liquidation Value of Singapore Eligible Inventory of the Applicable Singapore Borrower (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Singapore Allocated U.S. Availability for such Applicable Singapore Borrower, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Singapore Availability Reserves allocable to the Applicable Singapore Borrower which would cause the aggregate amount of the

Singapore Revolver Loans allocable to the Applicable Singapore Borrower at such time to exceed the lesser of the Applicable Singapore Borrower’s Applicable Singapore Borrower Commitment and the Applicable Singapore Borrower’s Singapore Borrowing Base then in effect, in each case, notification thereof to the Asian Loan Party Agent by the Agent, any and all such Singapore Availability Reserves.

The Singapore Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Singapore Borrowing Base is calculated in accordance with the terms of this Agreement.

Singapore Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (Singapore) or such other financial institution as Agent may select in its discretion with the consent of Asian Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the Singapore Facility Secured Parties and shall be subject to Agent’s or Singapore Security Trustee’s Liens securing the Singapore Facility Secured Obligations; provided that the foregoing consent of Asian Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America (Singapore) shall not be required if an Event of Default has occurred and is continuing.

Singapore Dollar: the lawful currency of Singapore.

Singapore Domiciled Loan Party: any Singapore Borrower and each Singapore Subsidiary now or hereafter party hereto as a Loan Party, and “Singapore Domiciled Loan Parties” means all such Persons, collectively.

Singapore Dominion Account: each special account established by the Singapore Domiciled Loan Parties at Bank of America (Singapore) over which Agent or Singapore Security Trustee has exclusive control for withdrawal purposes.

Singapore Eligible Accounts: at any time, the Accounts of the Applicable Singapore Borrower at such date except any Account:

(a) which is not subject to a valid Lien in favor of the Agent or Singapore Security Trustee (including under the relevant laws of the Account Debtor’s jurisdiction of organization);

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or Singapore Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by any Account Debtor to the extent the aggregate amount of otherwise Singapore Eligible Accounts owing from such Account Debtor and its Affiliates to Singapore Borrowers exceeds 20% of the aggregate Singapore Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Applicable Singapore Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable Singapore Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the Singapore Companies Act, Chapter 50 and the Singapore Bankruptcy Act, Chapter 20, unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the Singapore Companies Act, Chapter 50 or the Singapore Bankruptcy Act, Chapter 20, as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than an Eligible Account Currency;

(n) which is owed by any Governmental Authority, unless (i) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent or (ii) Agent otherwise approves;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with the Applicable Singapore Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) the Agent, in its Permitted Discretion, has established Singapore Availability Reserves and determines to include such Account as a Singapore Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument (in each case, other than any such items that are delivered to the Agent or the Singapore Security Trustee);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable Singapore Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable Singapore Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which the Applicable Singapore Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of Singapore Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Singapore Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable Singapore Borrower at such date except any Inventory:

(a) which is not subject to a valid Lien in favor of the Agent or Singapore Security Trustee;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or Singapore Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent or Singapore Security Trustee (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of Singapore Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which has been excluded from Singapore Eligible Accounts pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable Singapore Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in Singapore or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the Singapore Domiciled Loan Parties;

(h) which is located in any location leased by the Applicable Singapore Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a Singapore Rent Reserve has been established by the Agent;

(i) which is located in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate Singapore Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by the Applicable Singapore Borrower as consignor;

(k) which is perishable as determined in accordance with GAAP; or

(l) which contains or bears any intellectual property rights licensed to the Applicable Singapore Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

Subject to Sections 14.1 and 7.4 and the definition of Singapore Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

Singapore Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Singapore Facility Secured Obligations, including Property of the Singapore Facility Guarantors pledged to secure the Singapore Facility Secured Obligations under their guarantee of the Secured Obligations.

Singapore Facility Guarantor: each U.S. Borrower, each U.S. Facility Guarantor and each other Person (if any) who guarantees payment and performance of any Singapore Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee).

Singapore Facility Loan Party: a Singapore Borrower or a Singapore Facility Guarantor.

Singapore Facility Obligations: all Obligations of the Singapore Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the Singapore Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

Singapore Facility Secured Obligations: all Secured Obligations of the Singapore Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the Singapore Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Obligations).

Singapore Facility Secured Parties: Agent, Singapore Security Trustee, any Singapore Fronting Bank, Singapore Lenders and Secured Bank Product Providers of Bank Products to Singapore Domiciled Loan Parties and the other Foreign Facility Secured Parties that are the beneficiaries of a Foreign Cross-Guarantee made by the Singapore Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Parties in their capacities as such).

Singapore Fronting Bank: (a) Bank of America (Singapore) or any Affiliate thereof that agrees to issue Singapore Letters of Credit, (b) if reasonably acceptable to Asian Loan Party Agent, any other Singapore Lender or Affiliate thereof that agrees to issue Singapore Letters of Credit, or (c) if requested by Asian Loan Party Agent and subject to Section 2.10, a Non-Lender Fronting Bank that agrees to issue Singapore Letters of Credit.

Singapore Fronting Bank Indemnitees: any Singapore Fronting Bank and its officers, directors, employees, Affiliates and agents.

Singapore LC Application: an application by any Singapore Borrower on behalf of itself or any other Singapore Borrower to a Singapore Fronting Bank for issuance of a Singapore Letter of Credit, in form and substance reasonably satisfactory to such Singapore Fronting Bank.

Singapore LC Conditions: the following conditions necessary for issuance of a Singapore Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Ex-NA LC Obligations do not exceed the Ex-NA Letter of Credit Sublimit, no Singapore Overadvance exists or would result therefrom and, in the case of any Singapore Borrower, Section 2.11 is satisfied; (c) the expiration date of such Singapore Letter of Credit is (i) unless the applicable Singapore Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each Singapore Letter of Credit may, upon the request of the Applicable Singapore Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Termination Date)), and (ii) unless the applicable Singapore Fronting Bank and the Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.7.3), at least 20 Business Days prior to the Facility Termination Date; (d) the Singapore Letter of Credit and payments thereunder are denominated in Singapore Dollars, Dollars or Euros; (e) the form of the proposed Singapore Letter of Credit is reasonably satisfactory to the Agent and the applicable Singapore Fronting Bank; and (f) the proposed use of the Singapore Letter of Credit is for a lawful purpose.

Singapore LC Documents: all documents, instruments and agreements (including Singapore LC Requests and Singapore LC Applications) delivered by any Singapore Borrower or by any other Person to a Singapore Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any Singapore Letter of Credit.

Singapore LC Obligations: with respect to the Applicable Singapore Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable Singapore Borrower for any drawings under Singapore Letters of Credit; (b) the stated amount of all outstanding Singapore Letters of Credit issued for the account of such Applicable Singapore Borrower; and (c) all fees and other amounts owing with respect to such Singapore Letters of Credit.

Singapore LC Request: a request for issuance of a Singapore Letter of Credit, to be provided by a Singapore Borrower to a Singapore Fronting Bank, in form reasonably satisfactory to Agent and such Singapore Fronting Bank.

Singapore LC Reserve: with respect to the Applicable Singapore Borrower, the aggregate of all Singapore LC Obligations of such Applicable Singapore Borrower, other than (a) those that have been Cash Collateralized and (b) if no Event of Default exists, those constituting charges owing to any Singapore Fronting Bank.

Singapore Lenders: each Lender that has issued a Singapore Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

Singapore Letter of Credit: any standby or documentary letter of credit issued by a Singapore Fronting Bank for the account of a Singapore Borrower, or any indemnity, guarantee, performance bond, exposure transmittal memorandum or similar form of credit support issued by Agent or a Singapore Fronting Bank for the benefit of a Singapore Borrower.

Singapore Overadvance: as defined in Section 2.1.5(f).

Singapore Overadvance Loan: a Loan made to a Singapore Borrower when a Singapore Overadvance exists or is caused by the funding thereof.

Singapore Overadvance Loan Balance: on any date, the Dollar Equivalent of the amount by which the aggregate Singapore Revolver Loans of the Applicable Singapore Borrower or all Singapore Borrowers, as the case may be, exceed the amount of the Singapore Borrowing Base of such Applicable Singapore Borrower or the Total Singapore Borrowing Base, as applicable, on such date.

Singapore Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion which reflects amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens including, without limitation, all amounts deducted or withheld and not paid and remitted when due under the Singapore Income Tax Act, Chapter 134, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting any Singapore Facility Collateral), all amounts currently or past due and not contributed, remitted or paid under the Singapore Central Provident Fund Act, Chapter 36.

Singapore Protective Advances: as defined in Section 2.1.6(f).

Singapore Reimbursement Date: as defined in Section 2.7.2(a).

Singapore Rent Reserve: the aggregate of (a) all past due rent and other past due charges owing by any Singapore Borrower to any landlord or other Person who possesses any Singapore Facility Collateral or could assert a Lien on such Singapore Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of Singapore Facility Collateral.

Singapore Revolver Commitment: for any Singapore Lender, its obligation to make Singapore Revolver Loans and to issue Singapore Letters of Credit, in the case of any Singapore Fronting Bank, or participate in Singapore LC Obligations, in the case of the other Singapore Lenders, to the Singapore Borrowers up to the maximum principal amount shown in the joinder documentation for such Singapore Lender or as thereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Singapore Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.1. “Singapore Revolver Commitments” means the aggregate amount of such commitments of all Singapore Lenders. As of the Closing Date, the Singapore Revolver Commitments are $0.

Singapore Revolver Commitment Increase: as defined in Section 2.1.7(f).

Singapore Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Asian Loan Party Agent terminates or reduces to zero all of the Singapore Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Singapore Revolver Commitments are terminated pursuant to Section 11.1. From and after the Singapore Revolver Commitment Termination Date, the Singapore Borrowers shall no longer be entitled to request a Singapore Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

Singapore Revolver Exposure: on any date, the Dollar Equivalent of an amount equal to the sum of (a) the Singapore Revolver Loans outstanding on such date and (b) the Singapore LC Obligations on such date.

Singapore Revolver Loan: a Revolver Loan made by Singapore Lenders to a Singapore Borrower pursuant to Section 2.1.1(f), which Revolver Loan shall, if denominated in Singapore Dollars, be either a SIBOR Loan or an Singapore Base Rate Loan and, if denominated in Dollars or Euros, shall be either a LIBOR Loan or a Singapore Base Rate Loan, in each case as selected by Applicable Singapore Borrower, and including any Singapore Swingline Loan, Singapore Overadvance Loan or Singapore Protective Advance.

Singapore Revolver Notes: the promissory notes, if any, executed by Singapore Borrowers in favor of each Singapore Lender to evidence the Singapore Revolver Loans funded from time to time by such Singapore Lender, which shall be in the form of Exhibit C-6 to this Agreement, together with any replacement or successor notes therefor.

Singapore Security Agreements: each debenture or other document among any Singapore Domiciled Loan Party and Agent or the Singapore Security Trustee.

Singapore Security Trustee: Bank of America (Singapore) or any successor security trustee appointed by the Agent.

Singapore Subsidiary: Each Wholly-Owned Subsidiary of MRC incorporated or organized under the laws of Singapore.

Singapore Swingline Commitment: for the Singapore Swingline Lender, the maximum principal amount shown in the joinder documentation for the Singapore Swingline Lender up to which it may make Singapore Swingline Loans.

Singapore Swingline Commitment Termination Date: with respect to any Singapore Swingline Loan, the date that is five Business Days prior to the Singapore Revolver Commitment Termination Date.

Singapore Swingline Lender: Bank of America (Singapore) or an Affiliate of Bank of America (Singapore).

Singapore Swingline Loan: a Swingline Loan made by the Singapore Swingline Lender to a Singapore Borrower pursuant to Section 2.1.8(f), which Swingline Loan shall be a Singapore Base Rate Loan.

Sold Entity or Business: as defined in the definition of the term “Consolidated EBITDA”.

Solidary Claim: as defined in Section 12.1.1(b).

Solvent: as it relates to (a) the Loan Parties, taken as a whole, (i) are adequately capitalized (for purposes of all jurisdictions other than Australia, New Zealand, Singapore and the UK), (ii) own assets, the value of which, on a going concern basis, exceed their liabilities, (iii) will have sufficient working capital to pay their debts as they become due and (iv) have not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise), or made any conveyance in connection therewith, in each case, with actual intent to hinder, delay or defraud either present or future creditors of such Persons or any of their Affiliates; and (b) (i) as to any other Person (other than a Person incorporated or organized under the laws of Australia, Belgium, Canada, New Zealand, Singapore or the UK, or any province or territory of Canada or Singapore or any state or territory of Australia), such Person (1) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (2) owns Property whose present fair salable value (as defined below) is greater than the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (3) is able to pay all of its debts as they mature or fall due in the normal course of business; (4) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (5) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (6) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates, (ii) as to any other Person incorporated or organized under the laws of the Canada or any province or territory of Canada, is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada), (iii) as to any other Person incorporated or organized under the laws of

Singapore (1) is not presumed or deemed to be unable and does not admit inability to pay its debts as they fall due, does not suspend making payments on any of its debts and, by reason of actual or anticipated financial difficulties, does not commence negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (2) has assets with a value that is not less than its liabilities (taking into account contingent and prospective liabilities); (3) has not had a moratorium declared in respect of any of its indebtedness; and (4) has no expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affecting its asset or assets, (iv) as to any other Person incorporated, registered or organized under the laws of Australia or any state or territory thereof (1) does not become, does not admit in writing that it is, is not declared to be, or is not deemed under any Applicable Law to be, insolvent; (2) is able to pay its debts (as and when they become due and payable) and does not stop payments of its debts generally; (3) is not found or declared by a court to be insolvent, does not become insolvent within the meaning of section 95A(1) and (2) of the Corporations Act 2001 (Cth) or otherwise found or deemed to be insolvent by law or a court; and (4) complies with a statutory demand that has not been stayed or overturned within the meaning of section 459F(1) of the Corporations Act 2001 (Cth), (v) as to any other Person incorporated in the UK, is not or does not admit its inability to pay its debts as they fall due, does not suspend or threaten to suspend making payments on any of its debt, does not by reason of actual or anticipated financial difficulties, commence negotiations with its creditors with a view of rescheduling its indebtedness and no moratorium is declared in respect of its indebtedness; (vi) as to any other Person incorporated, registered or organized under the laws of New Zealand satisfies the “solvency test” within the meaning of Section 4 of the Companies Act 1993 (New Zealand), and (vii) as to any Person incorporated in Belgium, is not “insolvent” within the meaning of the Belgian bankruptcy law of 8 August 1997 and does not commence negotiations with its creditors with a view of rescheduling its indebtedness and does not apply for a judicial reorganisation under the law on the continuity of enterprises of 31 January 2009. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Revolving Credit Collateral: all Letter-of-Credit Rights, Chattel Paper, Instruments, Investment Property and General Intangibles pertaining to the property described in clauses (i) and (ii) of Section 7.1 of this Agreement.

Specified Subsidiary: at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements pursuant to clause (a) or (b) of Section 10.1.1 have been delivered were equal to or greater than 15% of the Consolidated Total Assets of MRC and its Restricted Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of MRC and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default described in Section 11.1.5 would constitute a Specified Subsidiary under clause (a) or (b) above.

Specified Transaction: with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, dividend, Subsidiary designation, Revolver Commitment Increase or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

Sponsor: GS Capital Partners V Fund, L.P. and its respective Affiliates.

Stamp Act: as defined in Section 5.8.4(a).

Sterling: the lawful currency of the United Kingdom.

Stock: shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

Stock Equivalents: all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

Subordinated Indebtedness: Indebtedness of any Loan Party that is expressly subordinate and junior in right of payment to the Obligations of such Loan Party under this Agreement and is on subordination terms no less favorable to the Lenders than as is customary for senior subordinated notes issued in a public or Rule 144A high yield debt offering, it being understood that delivery to the Agent at least ten Business Days prior to the incurrence of such Indebtedness of a certificate of a Senior Officer of the North American Loan Party Agent (together with a reasonably detailed description of the subordination terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the North American Loan Party Agent has determined in good faith that such subordination terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent notifies the North American Loan Party Agent within such ten Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)

Subordination Agreement: that certain Postponement and Subordination Agreement dated as of June 14, 2011, among McJunkin Red Man Canada Ltd., an Alberta corporation, Midfield Holdings (Alberta) Ltd., an Alberta corporation, the Initial Canadian Borrower and Bank of America, as Agent and Lender, as amended, restated, supplemented or otherwise modified from time to time.

Subsidiary: with respect to any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of MRC.

Successor Borrower: as defined in Section 10.2.3(a).

Super-Majority Borrower Group Lenders: at any date of determination thereof, Lenders having Borrower Group Commitments to a Borrower Group representing more than 75% of the aggregate Borrower Group Commitments to such Borrower Group at such time; provided, however, that if and for so long as any such Lender shall be a Defaulting Lender, the term “Super-Majority Borrower Group Lenders” shall mean Lenders (excluding such Defaulting Lender) having Borrower Group Commitments to such Borrower Group representing more than 75% of the aggregate Borrower Group Commitments to such Borrower Group (excluding the Borrower Group Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Borrower Group Commitments to such Borrower Group have been terminated, the term “Super-Majority Borrower Group Lenders” shall mean Lenders to such Borrower Group holding Revolver Loans to, and (if applicable) participating interests in LC Obligations owing by, such Borrower Group representing more than 75% of the aggregate outstanding principal amount of Revolver Loans and (if applicable) LC Obligations owing by such Borrower Group at such time.

Super-Majority Lenders: at any date of determination thereof, Lenders having Commitments representing more than 75% of the aggregate Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Super-Majority Lenders” shall mean Lenders (excluding such Defaulting Lender) having Commitments representing more than 75% of the aggregate Commitments (excluding the Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Commitments have been terminated, the term “Super-Majority Lenders” shall be calculated based on the Dollar Equivalent thereof using (a) in lieu of such Lender’s terminated Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and (if applicable) participation interests in LC Obligations owing by, all Borrowers and (b) in lieu of the aggregate Commitments to all Borrowers, the aggregate outstanding Revolver Loans to, and (if applicable) LC Obligations owing by all Borrowers.

Supporting Obligations: as defined in the UCC, and in any event means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property, including, but not limited to, securities, Investment Property, bills, notes, lien notes, judgments, chattel mortgages, mortgages, security interests, hypothecs, assignments, guarantees, suretyships, accessories, bills of exchange, negotiable instruments, invoices and all other rights, benefits and documents now or hereafter taken, vested in or held by a Person in respect of or as security for the same and the full benefit and advantage thereof, and all rights of action or claims which a Person now has or may at any time hereafter have against any other Person in respect thereof, including rights in its capacity as seller of any property or assets returned, repossessed or recovered, under an installment or conditional sale or otherwise.

Swingline Commitment: the Australian Swingline Commitment, the Belgian Swingline Commitment, the Canadian Swingline Commitment, the Dutch Swingline Commitment, the New Zealand Swingline Commitment, the Singapore Swingline Commitment, the UK Swingline Commitment and/or the U.S. Swingline Commitment, as the context requires.

Swingline Commitment Termination Date: the Australian Swingline Commitment Termination Date, the Belgian Swingline Commitment Termination Date, the Canadian Swingline Commitment Termination Date, the Dutch Swingline Commitment Termination Date, the New Zealand Swingline Commitment Termination Date, the Singapore Swingline Commitment Termination Date, the UK Swingline Commitment Termination Date and/or the U.S. Swingline Commitment Termination Date, as the context requires.

Swingline Lender: the Australian Swingline Lender, the Belgian Swingline Lender, the Canadian Swingline Lender, the Dutch Swingline Lender, the New Zealand Swingline Lender, the Singapore Swingline Lender, the UK Swingline Lender and/or the U.S. Swingline Lender, as the context requires.

Swingline Loan: a loan made pursuant to Section 2.1.8.

TARGET Day: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Tax Credit: a credit against, relief or remission for, or refund or repayment of, any Taxes.

Tax Deduction: a deduction or withholding for or on account of Taxes from a payment under any Loan Document.

Tax Payment: either the increase in a payment made by a Relevant Borrower under Section 5.8.1, 5.8.5(c), 5.8.6(b), 5.8.8(b) or 5.8.9(b), as applicable, or a payment under Section 5.8.5(d), 5.8.6(c), 5.8.7(a), 5.8.8(c) or 5.8.9(c), as applicable.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed in the nature of taxation by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Temporary Eligibility Period: in the case of an Australian Domiciled Loan Party, Belgian Domiciled Loan Party, Dutch Domiciled Loan Party or UK Domiciled Loan Party existing on the Closing Date, the period of sixty (60) days after the Closing Date, or such longer period as the Agent shall approve; provided, such period shall not exceed one hundred twenty (120) days after the Closing Date without the approval of the applicable Required Borrower Group Lenders.

Term Loan Credit Agreement: that certain term loan credit agreement dated as of the Amendment Date, among MRMC and the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent, and U.S. Bank National Association, as collateral trustee, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

Term Loans: the loans outstanding under the Term Loan Credit Agreement.

Term Priority Lien Debt: as defined in the Intercreditor Agreement.

Term Priority Liens: as defined in the Intercreditor Agreement.

Termination Event: (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Canadian Facility Loan Party; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any such plan.

Test Period: for any determination under this Agreement, the four consecutive fiscal quarters of MRC then last ended.

Total Australian Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Australian Eligible Accounts of all Australian Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Australian Eligible Inventory of all Australian Borrowers and (ii) 85% of the Net Orderly Liquidation Value of Australian Eligible Inventory of all Australian Borrowers (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Australian Allocated U.S. Availability for all Australian Borrowers, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Australian Availability Reserves which would cause the aggregate amount of the Australian Revolver Loans of all Australian Borrowers at such time to exceed the lesser of the Australian Revolver Commitments and the Total Australian Borrowing Base then in effect, in each case, notification thereof to the Australian Borrowers by the Agent, any and all Australian Availability Reserves.

The Total Australian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Total Australian Borrowing Base is calculated in accordance with the terms of this Agreement.

Total Belgian Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Belgian Eligible Accounts of all Belgian Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Belgian Eligible Inventory of all Belgian Borrowers and (ii) 85% of the Net Orderly Liquidation Value of Belgian Eligible Inventory of all Belgian Borrowers (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost); provided, that the net book value of Belgian Eligible Inventory and Net Orderly Liquidation Value of Belgian Eligible Inventory shall be multiplied by 50% to the extent that such Belgian Eligible Inventory is, in either case, subject to a business pledge and not a possessory pledge, plus

(c) Belgian Allocated U.S. Availability for all Belgian Borrowers, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Belgian Availability Reserves which would cause the aggregate amount of the Belgian Revolver Loans of all Belgian Borrowers at such time to exceed the lesser of the Belgian Revolver Commitments and the Total Belgian Borrowing Base then in effect, in each case, notification thereof to the Belgian Borrowers by the Agent, any and all Belgian Availability Reserves.

The Total Belgian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Total Belgian Borrowing Base is calculated in accordance with the terms of this Agreement.

Total Canadian Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Canadian Eligible Accounts of all Canadian Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Canadian Eligible Inventory of all Canadian Borrowers (adding back the LIFO reserve calculated in accordance with GAAP) and (ii) 85% of the Net Orderly Liquidation Value of Canadian Eligible Inventory of all Canadian Borrowers (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Canadian Allocated U.S. Availability for all Canadian Borrowers, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Canadian Availability Reserves which would cause the aggregate amount of the Canadian Revolver Loans of all Canadian Borrowers at such time to exceed the lesser of the Canadian Revolver Commitments and the Total Canadian Borrowing Base then in effect, in each case, notification thereof to the Canadian Borrowers by the Agent, any and all Canadian Availability Reserves.

The Total Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Total Canadian Borrowing Base is calculated in accordance with the terms of this Agreement.

Total Dutch Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Dutch Eligible Accounts of all Dutch Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Dutch Eligible Inventory of all Dutch Borrowers and (ii) 85% of the Net Orderly Liquidation Value of Dutch Eligible Inventory of all Dutch Borrowers (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Dutch Allocated U.S. Availability for all Dutch Borrowers, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Dutch Availability Reserves which would cause the aggregate amount of the Dutch Revolver Loans of all Dutch Borrowers at such time to exceed the lesser of the Dutch Revolver Commitments and the Total Dutch Borrowing Base then in effect, in each case, notification thereof to the Dutch Borrowers by the Agent, any and all Dutch Availability Reserves.

The Total Dutch Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Total Dutch Borrowing Base is calculated in accordance with the terms of this Agreement.

Total New Zealand Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of New Zealand Eligible Accounts of all New Zealand Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of New Zealand Eligible Inventory of all New Zealand Borrowers and (ii) 85% of the Net Orderly Liquidation Value of New Zealand Eligible Inventory of all New Zealand Borrowers (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) New Zealand Allocated U.S. Availability for all New Zealand Borrowers, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of New Zealand Availability Reserves which would cause the aggregate amount of the New Zealand Revolver Loans of all New Zealand Borrowers at such time to exceed the lesser of the New Zealand Revolver Commitments and the Total New Zealand Borrowing Base then in effect, in each case, notification thereof to the New Zealand Borrowers by the Agent, any and all New Zealand Availability Reserves.

The Total New Zealand Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Total New Zealand Borrowing Base is calculated in accordance with the terms of this Agreement.

Total Revolver Exposure: as of any date of determination the sum of the Australian Revolver Exposure, the Belgian Revolver Exposure, the Canadian Revolver Exposure, the Dutch Revolver Exposure, the New Zealand Revolver Exposure, the Singapore Revolver Exposure, the UK Revolver Exposure and the U.S. Revolver Exposure on such date of determination.

Total Singapore Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of Singapore Eligible Accounts of all Singapore Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of Singapore Eligible Inventory of all Singapore Borrowers and (ii) 85% of the Net Orderly Liquidation Value of Singapore Eligible Inventory of all Singapore Borrowers (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) Singapore Allocated U.S. Availability for all Singapore Borrowers, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Singapore Availability Reserves which would cause the aggregate amount of the Singapore Revolver Loans of all Singapore Borrowers at such time to exceed the lesser of the Singapore Revolver Commitments and the Total Singapore Borrowing Base then in effect, in each case, notification thereof to the Singapore Borrowers by the Agent, any and all Singapore Availability Reserves.

The Total Singapore Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Total Singapore Borrowing Base is calculated in accordance with the terms of this Agreement.

Total UK Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of UK Eligible Accounts of all UK Borrowers multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of UK Eligible Inventory of all UK Borrowers and (ii) 85% of the Net Orderly Liquidation Value of UK Eligible Inventory of all UK Borrowers (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) UK Allocated U.S. Availability for all UK Borrowers, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of UK Availability Reserves which would cause the aggregate amount of the UK Revolver Loans of all UK Borrowers at such time to exceed the lesser of the UK Revolver Commitments and the Total UK Borrowing Base then in effect, in each case, notification thereof to the UK Borrowers by the Agent, any and all UK Availability Reserves.

The Total UK Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the Total UK Borrowing Base is calculated in accordance with the terms of this Agreement.

Transaction Expenses: any fees or expenses incurred or paid by MRC or any of its Subsidiaries in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

Transfer: as defined in Section 2.1.6(j).

Transfer Date: as defined in Section 2.1.6(j).

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Treaty Lender: for purposes of Section 5.8.5 a Foreign Lender (as defined in Section 5.8.5(a)), and for purposes of Sections 5.8.6, 5.8.8 and 5.8.9, a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the relevant Treaty;

(b) does not carry on a business in Australia, Belgium, Singapore or the United Kingdom, as applicable, through a permanent establishment with which that Lender’s participation in any advance is effectively connected; and

(c) meets all other conditions of the relevant Treaty for full exemption from Australian, Belgian, Singapore or the United Kingdom, as applicable, taxation on interest and other amounts which relate to the Lender (including, without limitation, its tax or other status, the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights) under the Loan Documents. In this subclause (c), “conditions” shall mean conditions relating to an entity’s eligibility for full exemption under the relevant Treaty and shall not be treated as including any procedural formalities that need to be satisfied in relation to that Treaty.

“Treaty State” has the meaning given to it, in relation to Australian Tax matters, Belgian Tax matters, Singapore Tax matters and United Kingdom Tax matters in, respectively, Section 5.8.5, Section 5.8.6, Section 5.8.8 and Section 5.8.9.

Type: any type of a Loan (i.e., Base Rate Loan, LIBOR Loan, SIBOR Loan, Canadian BA Rate Loan, Canadian Prime Rate Loan, Australian Bank Bill Rate Loan, New Zealand Bank Bill Rate Loan) and which shall be either an Interest Period Loan or a Floating Rate Loan.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other U.S. state or territory govern the creation, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such state or territory.

UK or United Kingdom: the United Kingdom of Great Britain and Northern Ireland.

UK Allocated U.S. Availability: U.S. Availability designated by the North American Loan Party Agent for application to clause (c) of a UK Borrowing Base.

UK Alternate Swingline Commitment: $5,000,000.

UK Alternate Swingline Loan: a Swingline Loan made by the UK Swingline Lender to a UK Borrower pursuant to Section 2.1.8(g), which Swingline Loan shall be a UK Base Rate Loan.

UK Availability: as of any date of determination, (a) the lesser of (i) the UK Revolver Commitments minus all UK LC Obligations as of such date of determination and (ii) the Total UK Borrowing Base as of such date of determination, minus (b) the Dollar Equivalent of the principal balance of all UK Revolver Loans.

UK Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the UK Rent Reserve, if any, established pursuant to clause (h) of the definition of UK Eligible Inventory; (b) the UK LC Reserve; (c) the UK Bank Product Reserve; (d) the UK Priority Payables Reserve; and (e) such additional reserves, in such amounts and with respect to such matters, as the Agent may establish in its Permitted Discretion.

UK Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the European Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the UK Domiciled Loan Parties.

UK Base Rate Loan: a UK Revolver Loan, or portion thereof, bearing interest calculated by reference to the Eurasian Base Rate.

UK Borrowers: (a) the Initial UK Borrowers and (b) each other UK Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 and has satisfied the other requirements set forth in Section 10.1.13 in order to become a UK Borrower.

UK Borrowing Base: at any time, with respect to the Applicable UK Borrower, an amount equal to the sum (expressed in Dollars, based on the Dollar Equivalent thereof) of, without duplication:

(a) the book value of UK Eligible Accounts of the Applicable UK Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of UK Eligible Inventory of the Applicable UK Borrower and (ii) 85% of the Net Orderly Liquidation Value of UK Eligible Inventory of the Applicable UK Borrower (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), plus

(c) UK Allocated U.S. Availability for such Applicable UK Borrower, minus

(d) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of UK Availability Reserves allocable to the Applicable UK Borrower which would cause the aggregate amount of the UK Revolver Loans allocable to the Applicable UK Borrower at such time to exceed the lesser of the Applicable UK Borrower’s Applicable UK Borrower Commitment and the Applicable UK Borrower’s UK Borrowing Base then in effect, in each case, notification thereof to the European Loan Party Agent by the Agent, any and all such UK Availability Reserves.

The UK Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the UK Borrowing Base is calculated in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Accounts and Inventory of SPF (UK) shall be ineligible until such time as Agent has received a satisfactory audit and appraisal for SPF (UK).

UK Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (London) or such other financial institution as Agent may select in its discretion with the consent of European Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the UK Facility Secured Parties and shall be subject to Agent’s or European Security Trustee’s Liens securing the UK Facility Secured Obligations; provided that the foregoing consent of European Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America (London) shall not be required if an Event of Default has occurred and is continuing.

UK DB Pension Plan: an occupational pension scheme which is not a money purchase scheme (each as defined in Section 181 of the Pension Schemes Act 1993).

UK Domiciled Loan Party: any UK Borrower and each UK Subsidiary now or hereafter party hereto as a Loan Party, and “UK Domiciled Loan Parties” means all such Persons, collectively.

UK Dominion Account: each special account established by the UK Domiciled Loan Parties at Bank of America (London) over which Agent or European Security Trustee has exclusive control for withdrawal purposes.

UK Eligible Accounts: at any time, the Accounts of the Applicable UK Borrower at such date except any Account:

(a) which is not subject to a valid Lien in favor of the Agent or European Security Trustee (including under the relevant laws of the Account Debtor’s jurisdiction of organization);

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or European Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) owing by any Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by any Account Debtor to the extent the aggregate amount of otherwise UK Eligible Accounts owing from such Account Debtor and its Affiliates to UK Borrowers exceeds 20% of the aggregate UK Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or a Security Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Applicable UK Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Applicable UK Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case, in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of an Eligible Account Debtor Jurisdiction unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than an Eligible Account Currency;

(n) which is owed by any Governmental Authority, unless (i) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent or (ii) Agent otherwise approves;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with the Applicable UK Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff, right of compensation or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff, right of compensation or dispute, unless (i) the Agent, in its

Permitted Discretion, has established UK Availability Reserves and determines to include such Account as a UK Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument (in each case, other than any such items that are delivered to the Agent or the European Security Trustee);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Applicable UK Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Applicable UK Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which the Applicable UK Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of UK Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

UK Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by the Applicable UK Borrower at such date except any Inventory:

(a) which is not subject to a valid Lien in favor of the Agent or European Security Trustee;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent or European Security Trustee and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent or European Security Trustee (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of UK Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or any Security Document has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which has been excluded from UK Eligible Accounts pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the Applicable UK Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in the UK or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the UK Domiciled Loan Parties;

(h) which is located, at any time after the Temporary Eligibility Period, in any location leased by the Applicable UK Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a UK Rent Reserve has been established by the Agent;

(i) which is located, at any time after the Temporary Eligibility Period, in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate UK Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by the Applicable UK Borrower as consignor unless there is a written agreement acknowledging that such Inventory is held on consignment, that the Applicable UK Borrower retains title to such Inventory, that no Lien arising by, through or under such consignment has attached or will attach to such Inventory (and proceeds thereof) and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property;

(k) which is perishable as determined in accordance with GAAP; or

(l) which contains or bears any intellectual property rights licensed to the Applicable UK Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

Subject to Sections 14.1 and 7.4 and the definition of UK Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

UK Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the UK Facility Secured Obligations, including Property of the UK Facility Guarantors pledged to secure the UK Facility Secured Obligations under their guarantee of the Secured Obligations.

UK Facility Guarantor: each U.S. Borrower, each U.S. Facility Guarantor and each other Person (if any) who guarantees payment and performance of any UK Facility Secured Obligations (including pursuant to a Foreign Cross-Guarantee).

UK Facility Loan Party: a UK Borrower or a UK Facility Guarantor.

UK Facility Obligations: all Obligations of the UK Domiciled Loan Parties and the other Foreign Facility Obligations that are the subject of a Foreign Cross-Guarantee made by the UK Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

UK Facility Secured Obligations: all Secured Obligations of the UK Domiciled Loan Parties and the other Foreign Facility Secured Obligations that are the subject of a Foreign Cross-Guarantee made by the UK Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Obligations).

UK Facility Secured Parties: Agent, European Security Trustee, any UK Fronting Bank, UK Lenders and Secured Bank Product Providers of Bank Products to UK Domiciled Loan Parties and the other Foreign Facility Secured Parties that are the beneficiaries of a Foreign Cross-Guarantee made by the UK Domiciled Loan Parties (but excluding, for the avoidance of doubt, the U.S. Facility Secured Parties in their capacities as such).

UK Fronting Bank: (a) Bank of America (London) or any Affiliate thereof that agrees to issue UK Letters of Credit, (b) if reasonably acceptable to European Loan Party Agent, any other UK Lender or Affiliate thereof that agrees to issue UK Letters of Credit, or (c) if requested by European Loan Party Agent and subject to Section 2.10, a Non-Lender Fronting Bank that agrees to issue UK Letters of Credit.

UK Fronting Bank Indemnitees: any UK Fronting Bank and its officers, directors, employees, Affiliates and agents.

UK LC Application: an application by any UK Borrower on behalf of itself or any other UK Borrower to a UK Fronting Bank for issuance of a UK Letter of Credit, in form and substance reasonably satisfactory to such UK Fronting Bank.

UK LC Conditions: the following conditions necessary for issuance of a UK Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, the total Ex-NA LC Obligations do not exceed the Ex-NA Letter of Credit Sublimit, no UK Overadvance exists or would result therefrom and, in the case of any UK Borrower, Section 2.11 is satisfied; (c) the expiration date of such UK Letter of Credit is (i) unless the applicable UK Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each UK Letter of Credit may, upon the request of the Applicable UK Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Termination Date)), and (ii) unless the applicable UK Fronting Bank and the Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.8.3), at least 20 Business Days prior to the Facility Termination Date; (d) the UK Letter of Credit and payments thereunder are denominated in Sterling, Dollars or Euros; (e) the form of the proposed UK Letter of Credit is reasonably satisfactory to the Agent and the applicable UK Fronting Bank; and (f) the proposed use of the UK Letter of Credit is for a lawful purpose.

UK LC Documents: all documents, instruments and agreements (including UK LC Requests and UK LC Applications) delivered by any UK Borrower or by any other Person to a UK Fronting Bank or the Agent in connection with issuance, amendment or renewal of, or payment under, any UK Letter of Credit.

UK LC Obligations: with respect to the Applicable UK Borrower, the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing by such Applicable UK Borrower for any drawings under UK Letters of Credit; (b) the stated amount of all outstanding UK Letters of Credit issued for the account of such Applicable UK Borrower; and (c) all fees and other amounts owing with respect to such UK Letters of Credit.

UK LC Request: a request for issuance of a UK Letter of Credit, to be provided by a UK Borrower to a UK Fronting Bank, in form reasonably satisfactory to Agent and such UK Fronting Bank.

UK LC Reserve: with respect to the Applicable UK Borrower, the aggregate of all UK LC Obligations of such Applicable UK Borrower, other than (a) those that have been Cash Collateralized and (b) if no Event of Default exists, those constituting charges owing to any UK Fronting Bank.

UK Lenders: Bank of America (London) and each other Lender that has issued a UK Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

UK Letter of Credit: any standby or documentary letter of credit issued by a UK Fronting Bank for the account of a UK Borrower, or any indemnity, performance bond, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or a UK Fronting Bank for the benefit of a UK Borrower.

UK Overadvance: as defined in Section 2.1.5.

UK Overadvance Loan: a Loan made to a UK Borrower when a UK Overadvance exists or is caused by the funding thereof.

UK Overadvance Loan Balance: on any date, the Dollar Equivalent of the amount by which the aggregate UK Revolver Loans of the Applicable UK Borrower or all UK Borrowers, as the case may be, exceed the amount of the UK Borrowing Base of such Applicable UK Borrower or the Total UK Borrowing Base, as applicable, on such date.

UK Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine in its Permitted Discretion (but not exceeding any statutory limit on any such amounts) which reflects the full amount of any liabilities or amounts which (by virtue of any Liens, choate or inchoate, or any statutory provision) rank or are capable of ranking in priority to the Agent’s and/or the Secured Parties’ Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, but only to the extent prescribed pursuant to English law and statute then in force, (i) amounts due to employees in respect of unpaid wages and holiday pay, (ii) the “prescribed part” of floating charge realisations held for unsecured creditors, (iii) the expenses and liabilities incurred by any administrator (or other insolvency officer) and any remuneration of such administrator (or other insolvency officer), and (iv) the amount of any unpaid contributions to occupational pension schemes and state scheme premiums.

UK Protective Advances: as defined in Section 2.1.6(g).

UK Reimbursement Date: as defined in Section 2.8.2(a).

UK Rent Reserve: the aggregate of (a) all (i) past due rent and other past due charges owing by any UK Borrower, and (ii) if required by the Agent (in its Permitted Discretion) the amount of rent next falling due from any UK Borrower, in each case, to any landlord or other Person who possesses any UK Facility Collateral or could assert a Lien on such UK Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of UK Facility Collateral.

UK Revolver Commitment: for any UK Lender, its obligation to make UK Revolver Loans and to issue UK Letters of Credit, in the case of any UK Fronting Bank, or participate in UK LC Obligations, in the case of the other UK Lenders, to the UK Borrowers up to the maximum principal amount shown on Schedule 2.1.1(e), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such UK Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.1. “UK Revolver Commitments” means the aggregate amount of such commitments of all UK Lenders.

UK Revolver Commitment Increase: as defined in Section 2.1.7(g).

UK Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the European Loan Party Agent terminates or reduces to zero all of the UK Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the UK Revolver Commitments are terminated pursuant to Section 11.1. From and after the UK Revolver Commitment Termination Date, the UK Borrowers shall no longer be entitled to request a UK Revolver Commitment Increase pursuant to Section 2.1.7 hereof.

UK Revolver Exposure: on any date, the Dollar Equivalent of an amount equal to the sum of (a) the UK Revolver Loans outstanding on such date and (b) the UK LC Obligations on such date.

UK Revolver Loan: a Revolver Loan made by UK Lenders to a UK Borrower pursuant to Section 2.1.1(g), which Revolver Loan shall be denominated in Sterling, Dollars or Euros (or such other currencies as may be provided under the UK Alternate Swingline Loans) and either a LIBOR Loan or a UK Base Rate Loan, in each case as selected by Applicable UK Borrower, and including any UK Alternate Swingline Loan, UK Swingline Loan, UK Overadvance Loan or UK Protective Advance.

UK Revolver Notes: the promissory notes, if any, executed by UK Borrowers in favor of each UK Lender to evidence the UK Revolver Loans funded from time to time by such UK Lender, which shall be in the form of Exhibit C-7 to this Agreement, together with any replacement or successor notes therefor.

UK Security Agreements: each debenture or other security agreement among any UK Domiciled Loan Party and Agent or European Security Trustee.

UK Subsidiary: each Wholly-Owned Subsidiary of MRC incorporated or organized under the laws of any legal jurisdiction of the United Kingdom.

UK Swingline Commitment: $6,000,000.

UK Swingline Commitment Termination Date: with respect to any UK Swingline Loan or UK Alternate Swingline Loan, the date that is five Business Days prior to the UK Revolver Commitment Termination Date.

UK Swingline Lender: Bank of America (London) or an Affiliate of Bank of America (London).

UK Swingline Loan: a Swingline Loan made by the UK Swingline Lender to a UK Borrower pursuant to Section 2.1.8(h), which Swingline Loan shall be a UK Base Rate Loan.

Unfunded Current Liability: of any (i) U.S. Employee Plan shall mean the amount, if any, by which the present value of the accrued benefits under the U.S. Employee Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the U.S. Employee Plan’s actuary in a termination of the U.S. Employee Plan, exceeds the fair market value of the assets allocable thereto, and (ii) Canadian Pension Plan shall mean the excess of the present value of the benefit liabilities determined on a plan termination basis in accordance with actuarial assumptions over the current value of the assets, and in any event includes any unfunded liability, solvency liability or wind up deficiency in respect of any Canadian Pension Plan.

Unrestricted Subsidiary: (a) any Subsidiary of MRC that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the North American Loan Party Agent designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the North American Loan Party Agent in a written notice to the Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) MRC’s direct or indirect equity ownership percentage of the net worth of such designated Unrestricted Subsidiary or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated Unrestricted Subsidiary or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Unrestricted Subsidiary or re-designated Restricted Subsidiary to MRC and its Restricted Subsidiaries immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the North American Loan Party Agent to the Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is (x) a Foreign Subsidiary, (y) any direct or indirect Domestic Subsidiary of a non-U.S. Subsidiary (that is a “controlled foreign corporation” within the meaning of Section 957 of the Code) or (z) any U.S. Subsidiary, substantially all of the direct or indirect assets of which are Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Agent, provide for an appropriate allocation of tax liabilities and benefits. An Unrestricted Subsidiary which has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

U.S.: the United States of America.

U.S. Assignment of Claims Act: Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

U.S. Availability: as of any date of determination, (a) the lesser of (i) the U.S. Revolver Commitments minus the sum of (1) all U.S. LC Obligations and (2) the Foreign Allocated U.S. Availability Reserve as of such date of determination and (ii) the U.S. Borrowing Base as of such date of determination, minus (b) the principal balance of all U.S. Revolver Loans.

U.S. Availability Reserves: the sum (without duplication) of (a) the aggregate amount of the U.S. Rent Reserve, if any, established pursuant to clause (h) of the definition of U.S. Eligible Inventory; (b) the Foreign Allocated U.S. Availability Reserve, (c) the U.S. LC Reserve, (d) the U.S. Bank Product Reserve; (e) the Australian Overadvance Loan Balance, the Belgian Overadvance Loan Balance, the Canadian Overadvance Loan Balance, the Dutch Overadvance Loan Balance, the New Zealand Overadvance Loan Balance, the Singapore Overadvance Loan Balance and the UK Overadvance Loan Balance, if any, outstanding on such date; and (f) such additional reserves, in such amounts and with respect to such matters, as Agent may establish in its Permitted Discretion.

U.S. Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its Permitted Discretion and in consultation with the North American Loan Party Agent, to reflect the reasonably anticipated liabilities in respect of the then outstanding Secured Bank Product Obligations of the U.S. Facility Loan Parties and their Domestic Restricted Subsidiaries.

U.S. Bankruptcy Code: Title 11 of the United States Code.

U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

U.S. Base Rate Loan: any Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers: (a) the Initial U.S. Borrowers and (b) each other U.S. Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 specifying that it wishes to be a U.S. Borrower.

U.S. Borrowing Base: at any time, an amount equal to the sum (expressed in Dollars) of, without duplication:

(a) the book value of U.S. Eligible Accounts multiplied by the advance rate of 85%, plus

(b) the lesser of (i) 70% of the net book value of U.S. Eligible Inventory (adding back the LIFO reserve calculated in accordance with GAAP) and (ii) 85% of the Net Orderly Liquidation Value of U.S. Eligible Inventory (which shall be (A) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (B) valued at Cost), minus

(c) subject to Section 7.4, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of U.S. Availability Reserves which would cause the aggregate amount of the U.S. Revolver Loans at such time to exceed the lesser of the U.S. Revolver Commitments and the U.S. Borrowing Base then in effect, in each case, notification thereof to the North American Loan Party Agent by the Agent, any and all U.S. Availability Reserves (provided, that the Foreign Allocated U.S. Availability Reserve and changes thereto will be effective immediately without notice to U.S. Borrowers).

The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Agent with such adjustments as the Agent deems appropriate in its Permitted Discretion to assure that the U.S. Borrowing Base is calculated in accordance with the terms of this Agreement.

U.S. Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America or such other financial institution as Agent may select in its discretion with the consent of North American Loan Party Agent (not to be unreasonably withheld or delayed), which account shall be for the benefit of the U.S. Facility Secured Parties and shall be subject to Agent’s Liens securing the Secured Obligations; provided that the foregoing consent of North American Loan Party Agent to the selection by Agent in its discretion of a financial institution other than Bank of America shall not be required if an Event of Default has occurred and is continuing.

U.S. Domiciled Loan Party: any U.S. Borrower and each U.S. Facility Guarantor, and “U.S. Domiciled Loan Parties” means all such Persons, collectively.

U.S. Dominion Account: each special account established by the U.S. Facility Loan Parties at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

U.S. Eligible Accounts: at any time, the Accounts of the U.S. Borrowers at such date except any Account:

(a) which is not subject to a duly perfected security interest in favor of the Agent;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall be reduced by the amount of such tax Lien having such priority;

(c) (i) owing by General Electric Company with respect to which more than 150 days have elapsed since the date of the original invoice therefor (provided, that the aggregate amount of all Accounts eligible under this clause (i) does not exceed $3,000,000 at any time) or (ii) owing by any other Account Debtor with respect to which more than 120 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of otherwise U.S. Eligible Accounts owing from such Account Debtor and its Affiliates to U.S. Borrowers exceeds 20% of the aggregate U.S. Eligible Accounts (or such higher percentage as the Agent may establish for the Account Debtor from time to time), in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the Ordinary Course of Business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such U.S. Borrower’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $15,000,000 of such Accounts in the aggregate for all Borrowing Bases on a combined basis;

(h) for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such U.S. Borrower;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor in respect of which an Insolvency Proceeding has been commenced or which is otherwise a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any province or territory) receivership, insolvency relief or other law or laws for the relief of debtors, including the U.S. Bankruptcy Code, unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case in a manner reasonably satisfactory to the Agent, a Person that is reasonably acceptable to the Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the federal bankruptcy laws, as now or hereafter in effect, the Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k) which is owed by an Account Debtor which has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs or is not Solvent;

(l) which is owed by an Account Debtor which is not organized under the applicable law of the U.S. or Canada, any state of the U.S. or any province or territory of Canada and does not have its principal place of business in the U.S. or Canada unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Agent and which is in the possession of the Agent;

(m) which is owed in any currency other than Dollars or Canadian Dollars;

(n) which is owed by any Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof, and the Account has been assigned to the Agent in compliance with the U.S. Assignment of Claims Act, and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s reasonable satisfaction, (ii) the Account

Debtor is the government of Canada or a province or territory thereof, and the Account has been assigned to the Agent in compliance with the Financial Administration Act (or similar Applicable Law of such province or territory), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s reasonable satisfaction, or (iii) such Account is backed by a letter of credit reasonably acceptable to the Agent and which is in the possession of the Agent;

(o) which is owed by any Affiliate, employee, director, or officer of any Loan Party; provided that portfolio companies of the Sponsor that do business with a U.S. Borrower in the Ordinary Course of Business will not be treated as Affiliates for purposes of this clause (o);

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Loan Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Loan Party to such Person;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless (i) the Agent, in its Permitted Discretion, has established appropriate U.S. Availability Reserves and determines to include such Account as a U.S. Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Agent to waive such rights;

(r) which is evidenced by any promissory note, Chattel Paper, or instrument (in each case, other than any such items that are delivered to the Agent);

(s) which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such U.S. Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such U.S. Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t) with respect to which such U.S. Borrower has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the Ordinary Course of Business; or

(u) which the Agent determines is ineligible in its Permitted Discretion.

Subject to Sections 14.1 and 7.4 and the definition of U.S. Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

U.S. Eligible Inventory: at any date of determination thereof, the aggregate amount of all Inventory owned by U.S. Borrowers at such date except any Inventory:

(a) which is not subject to a duly perfected Lien in favor of the Agent;

(b) which is subject to any Lien (including Liens permitted by Section 10.2.2) other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority of operation of law to the extent either subclause (i) or (ii) of clauses (h) or (i) below of U.S. Eligible Inventory is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall be reduced by the amount of such tax Lien having such priority;

(c) which is, in the Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the Ordinary Course of Business unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement has been breached or is not true in any material respect;

(e) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f) which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods (other than bill-and-hold goods, the sale of which been excluded from U.S. Eligible Accounts, pursuant to clause (g)(v) of the definition thereof), returned or repossessed goods (other than goods that are undamaged and able to be resold in the Ordinary Course of Business), defective goods, goods held on consignment, goods to be returned to the such U.S. Borrower’s suppliers or goods which are not of a type held for sale in the Ordinary Course of Business;

(g) which is not located in the United States or Canada or is not at a location listed on Schedule 8.4.1 (as updated from time to time in accordance with the provisions hereof) other than goods in transit between locations of the U.S. Domiciled Loan Parties;

(h) which is located in any location leased by such U.S. Borrower unless (i) the lessor has delivered to the Agent a Collateral Access Agreement or (ii) a U.S. Rent Reserve has been established by the Agent;

(i) which is located in any third party warehouse or is in the possession of a bailee, processor or other Person and is not evidenced by a Document, unless (i) such warehouseman, bailee, processor or other Person has delivered to the Agent a Collateral Access Agreement and/or such other documentation as the Agent may reasonably require or (ii) appropriate U.S. Availability Reserves have been established by the Agent in its Permitted Discretion;

(j) which is the subject of a consignment by such U.S. Borrower as consignor unless (i) a protective UCC-1 financing statement has been properly filed against the consignee (as assigned to the Agent), and (ii) there is a written agreement acknowledging that such Inventory is held on consignment, that such U.S. Borrower retains title to such Inventory, that no Lien arising by, through or under such consignee has attached or will attach to such Inventory and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property and having other terms consistent with such U.S. Borrower’s past practices for consigned Inventory;

(k) which is perishable as determined in accordance with GAAP; or

(l) which contains or bears any intellectual property rights licensed to such U.S. Borrower unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect or (ii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

Subject to Sections 14.1 and 7.4 and the definition of U.S. Borrowing Base, the Agent may modify the foregoing criteria in its Permitted Discretion.

U.S. Employee Plan: any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consulting or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance, or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any U.S. Domiciled Loan Party or any of their ERISA Affiliates domiciled in the U.S. or with respect to which any U.S. Domiciled Loan Party or any of their ERISA Affiliates domiciled in the U.S. has or could have any obligation or liability, contingent or otherwise, but excluding, for greater clarity, and Foreign Plan or arrangement subject to the laws of a non-U.S. jurisdiction.

U.S. Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Secured Obligations.

U.S. Facility Guarantor: MRC, each U.S. Borrower and each U.S. Subsidiary that, after the date hereof, has executed a supplement or joinder to this Agreement in accordance with Section 10.1.13 specifying that it wishes to be a U.S. Facility Guarantor.

U.S. Facility Loan Party: a U.S. Borrower or a U.S. Facility Guarantor.

U.S. Facility Obligations: all Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Loan Parties as guarantors of the Foreign Facility Obligations).

U.S. Facility Secured Obligations: all Secured Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Secured Obligations of the U.S. Domiciled Loan Parties as guarantors of the Foreign Facility Secured Obligations).

U.S. Facility Secured Parties: the Agent, any U.S. Fronting Bank, U.S. Lenders and Secured Bank Product Providers of Bank Products to U.S. Domiciled Loan Parties.

U.S. Fronting Bank: Bank of America or any Affiliate thereof that agrees to issue U.S. Letters of Credit or, if reasonably acceptable to North American Loan Party Agent, any other U.S. Lender or Affiliate thereof that agrees to issue U.S. Letters of Credit.

U.S. Fronting Bank Indemnitees: any U.S. Fronting Bank and its officers, directors, employees, Affiliates and agents.

U.S. LC Application: an application by North American Loan Party Agent on behalf of a U.S. Borrower or any Restricted Subsidiary to a U.S. Fronting Bank for issuance of a U.S. Letter of Credit, in form and substance reasonably satisfactory to such U.S. Fronting Bank.

U.S. LC Conditions: the following conditions necessary for issuance of a U.S. Letter of Credit: (a) each of the conditions set forth in Section 6 being satisfied or waived; (b) after giving effect to such issuance, total U.S. LC Obligations do not exceed the U.S. Letter of Credit Sublimit and no U.S. Overadvance exists or would result therefrom; (c) the expiration date of such U.S. Letter of Credit is (i) unless the applicable U.S. Fronting Bank and the Agent otherwise consent, no more than 365 days from issuance (provided that each U.S. Letter of Credit may, upon request of the applicable U.S. Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but no later than 20 Business Days prior to the Facility Terminations Date)), and (ii) unless the applicable U.S. Fronting Bank and Agent otherwise consent (subject to the satisfaction of the Cash Collateral requirements set forth in Section 2.9.3), at least 20 Business Days prior to the Facility Termination Date; (d) the U.S. Letter of Credit and payments thereunder are denominated in Dollars or such other currency as may be agreed to by the applicable U.S. Fronting Bank; (e) the form of the proposed U.S. Letter of Credit is reasonably satisfactory to Agent and the applicable U.S. Fronting Bank; and (f) the proposed use of the U.S. Letter of Credit is for a lawful purpose.

U.S. LC Documents: all documents, instruments and agreements (including U.S. LC Requests and U.S. LC Applications) delivered by North American Loan Party Agent on behalf a U.S. Borrower or by any other Person to a U.S. Fronting Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any U.S. Letter of Credit.

U.S. LC Obligations: the Dollar Equivalent of the sum (without duplication) of (a) all amounts owing for any drawings under U.S. Letters of Credit; (b) the stated amount of all outstanding U.S. Letters of Credit; and (c) all fees and other amounts owing with respect to U.S. Letters of Credit.

U.S. LC Request: a request for issuance of a U.S. Letter of Credit, to be provided by North American Loan Party Agent on behalf of a U.S. Borrower to a U.S. Fronting Bank, in form reasonably satisfactory to Agent and such U.S. Fronting Bank.

U.S. LC Reserve: the aggregate of all U.S. LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Event of Default exists, those constituting charges owing to any U.S. Fronting Bank.

U.S. Lenders: Bank of America and each other Lender that has provided a U.S. Revolver Commitment.

U.S. Letter of Credit: any standby or documentary letter of credit issued by a U.S. Fronting Bank for the account of a U.S. Borrower or any Restricted Subsidiary, including any Existing U.S. Letter of Credit.

U.S. Letter of Credit Sublimit: $80,000,000.

U.S. Overadvance: as defined in Section 2.1.5(h).

U.S. Overadvance Loan: a U.S. Base Rate Loan made to a U.S. Borrower when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Person: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

U.S. Protective Advances: as defined in Section 2.1.6(h).

U.S. Reimbursement Date: as defined in Section 2.9.2(a).

U.S. Rent Reserve: the aggregate of (a) all past due rent and other past due charges owing by any U.S. Borrower to any landlord or other Person who possesses any U.S. Facility Collateral or could assert a Lien on any U.S. Facility Collateral; plus (b) a reserve in an amount not to exceed rent and other charges that could be payable to any such Person for the time period used to determine the Net Orderly Liquidation Value of U.S. Facility Collateral.

U.S. Revolver Commitment Increase: as defined in Section 2.1.7(h).

U.S. Revolver Commitment: for any U.S. Lender, its obligation to make U.S. Revolver Loans and to issue U.S. Letters of Credit, in the case of any U.S. Fronting Bank, or participate in U.S. LC Obligations, in the case of the other U.S. Lenders, to the U.S. Borrowers up to the maximum principal amount, in each case, shown on Schedule 2.1.1(f), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Section 2.1.4, 2.1.7 or 11.1. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

U.S. Revolver Commitment Termination Date: the earliest of (a) the Facility Termination Date, (b) the date on which the North American Loan Party Agent terminates or reduces to zero the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.1.

U.S. Revolver Exposure: on any date, an amount equal to the sum of the (a) U.S. Revolver Loans outstanding on such date and (b) U.S. LC Obligations on such date.

U.S. Revolver Loan: a Revolver Loan made by a U.S. Lender to a U.S. Borrower pursuant to Section 2.1.1(h), which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by North American Loan Party Agent, and including any U.S. Swingline Loan, U.S. Overadvance Loan or U.S. Protective Advance.

U.S. Revolver Notes: the promissory notes, if any, executed by U.S. Borrowers in favor of each U.S. Lender to evidence the U.S. Revolver Loans funded from time to time by such U.S. Lender, which shall be in the form of Exhibit C-8 to this Agreement, together with any replacement or successor notes therefor.

U.S. Subsidiary: a Wholly-Owned Subsidiary of MRC that is organized under the laws of the United States, any state of the United States or the District of Columbia.

U.S. Swingline Commitment: $75,000,000.

U.S. Swingline Commitment Termination Date: with respect to any U.S. Swingline Loan, the date that is five Business Days prior to the U.S. Revolver Commitment Termination Date.

U.S. Swingline Lender: Bank of America or an Affiliate of Bank of America.

U.S. Swingline Loan: a Swingline Loan made by the U.S. Swingline Lender to a U.S. Borrower pursuant to Section 2.1.8(i), which Swingline Loan shall be denominated in Dollars and shall be a U.S. Base Rate Loan.

VAT:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 or the common system of value added tax (EC Directive 2006/112); and

(b) any other tax of a similar nature, that is either (i) imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or (ii) imposed elsewhere.

Voting Stock: with respect to any Person, any class or classes of equity interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

Wholly-Owned: with respect to any Person at any time, any Subsidiary, 100% of whose Stock (other than, in the case of any Foreign Subsidiary, nominal directors’ qualifying shares) are at such time owned, directly or indirectly, by such Person.

Yen: the lawful currency of Japan.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Loan Parties delivered to Agent before the Closing Date; provided, that the consolidating statements of Foreign Subsidiaries delivered pursuant to Section 10.1.1(a) may be based on IFRS. In the event that any “Accounting Changes” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then at the North American Loan Party Agent’s request, Agent and the Lenders shall enter into negotiations with such Loan Party Agent in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or, if applicable, the SEC or (ii) otherwise proposed by the North American Loan Party Agent to, and approved by, Agent.

1.3 Uniform Commercial Code/PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper”, “Commercial Tort Claim”, “Equipment”, “Instrument”, “Investment Property” and: (a) as such terms relate to any such Property of any Canadian Domiciled Loan Party, such terms shall refer to such Property as defined in the PPSA to the extent applicable; (b) as such terms relate to any such Property of any Australian Domiciled Loan Party, “Chattel Paper,” shall refer to chattel paper as that term is defined in the PPSA Australia, “Equipment” shall refer to goods (other than goods that are consumer property or inventory) as those terms are defined in the PPSA Australia, “Instrument” shall refer to negotiable instrument as that term is defined in the PPSA Australia and “Investment Property” shall refer to investment instrument and intermediated security as those terms are defined in the PPSA Australia to the extent applicable; and (c) as such terms relate to any such Property of a New Zealand Domiciled Loan Party, “Chattel Paper” shall refer to chattel paper as that term is defined in the PPSA New Zealand, “Equipment” shall refer to equipment as that term is defined in the PPSA New Zealand, “Instrument” shall refer to negotiable instrument as that term is defined in the PPSA New Zealand and “Investment Property” shall refer to investment security as that term is defined in the PPSA New Zealand, to the extent applicable. In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC, the PPSA, the PPSA Australia and/or the PPSA New Zealand shall have the meanings set forth in the UCC, the PPSA, the PPSA Australia and/or the PPSA New Zealand, as applicable and as the context requires.

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any reference to any Loan Document shall be deemed to include any amendments, restatements, waivers and other modifications, extensions or supplements to, or renewals of, such Loan Document; (c) section means, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors, permitted transferees and permitted assigns of such Person; (f) time of day means time of day in Dallas, Texas (Central Time) unless otherwise specified herein; (g) discretion of the Agent, any Security Trustee, any Fronting Bank or any Lender means the sole and absolute discretion of such Person exercised in a manner consistent with its duties of good faith and fair dealing; or (h) “property” or “asset” includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset. To the extent not otherwise specified herein, Borrowing Base calculations for each Borrower shall be consistent with historical methods of valuation and calculation for such Borrower’s Borrowing Base, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Security Trustee, any Fronting Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever any payment, certificate, notice or other delivery shall be stated to be due on a day other than a Business Day, the due date for such payment or delivery shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Interest Period Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.

1.5 Currency Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis based on the current Exchange Rate. Each Borrower shall report Cost and other Borrowing Base components to Agent in the currency shown in such Borrower’s financial records, and unless expressly provided otherwise, MRC shall deliver consolidated financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Borrowers shall repay such Obligation in such other currency.

1.6 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include “easement”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any Applicable Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une Applicable Law).

SECTION 2. CREDIT FACILITIES

2.1 Commitment.

2.1.1 Revolver Loans.

(a) Australian Revolver Loans to Australian Borrowers. Each Australian Lender agrees, severally and not jointly with the other Australian Lenders, upon the terms and subject to the conditions set forth herein, to make Australian Revolver Loans to any of the Australian Borrowers on any Business Day during the period from the Closing Date to the Australian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Australian Lender’s portion of the Australian LC Obligations, such Australian Lender’s Australian Revolver Commitment at such time, which Australian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Australian Lenders shall have no obligation to the Australian Borrowers whatsoever to honor any request for a Australian Revolver Loan on or after the Australian Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed Australian Revolver Loan exceeds Australian Availability on the proposed funding date for such Australian Revolver Loan or, in the case of any Australian Borrower, the limit contained in Section 2.11. Each Borrowing of Australian Revolver Loans shall be funded by Australian Lenders on a Pro Rata basis. The Australian Revolver Loans shall bear interest as set forth in Section 3.1. Each Australian Revolver Loan shall, at the option of the Applicable Australian Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Australian Bank Bill Rate Loans or Australian Base Rate Loans if denominated in Australian Dollars, or LIBOR Loans or Australian Base Rate Loans if denominated in Dollars, Euros or Sterling. The Australian Revolver Loans shall be repaid in accordance with the terms of this Agreement. Each Australian Revolver Loan shall be funded in Australian Dollars or, at the option of the Applicable Australian Borrower, Dollars, Euros or Sterling and repaid in the same currency as the underlying Australian Revolver Loan was made.

(b) Belgian Revolver Loans to Belgian Borrowers. Each Belgian Lender agrees, severally and not jointly with the other Belgian Lenders, upon the terms and subject to the conditions set forth herein, to make Belgian Revolver Loans to any of the Belgian Borrowers on any Business Day during the period from the Closing Date to the Belgian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Belgian Lender’s portion of the Belgian LC Obligations, such Belgian Lender’s Belgian Revolver Commitment at such time, which Belgian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Belgian Lenders shall have no obligation to the Belgian Borrowers whatsoever to honor any request for a Belgian Revolver Loan on or after the Belgian Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed Belgian Revolver Loan exceeds Belgian Availability on the proposed funding date for such Belgian Revolver Loan or, in the case of any Belgian Borrower, the limit contained in Section 2.11. Each Borrowing of Belgian Revolver Loans shall be funded by Belgian Lenders on a Pro Rata basis. The Belgian Revolver Loans shall bear interest as set forth in Section 3.1. Each Belgian Revolver Loan shall, at the option of the Applicable Belgian Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of LIBOR Loans or Belgian Base Rate Loans. The Belgian Revolver Loans shall be repaid in accordance with the terms of this Agreement. Each Belgian Revolver Loan shall be funded in Euros or, at the option of the Applicable Belgian Borrower, Dollars and repaid in the same currency as the underlying Belgian Revolver Loan was made.

(c) Canadian Revolver Loans to Canadian Borrowers. Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to any of the Canadian Borrowers on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Canadian Lender’s portion of the Canadian LC Obligations, such Canadian Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Canadian Lenders shall have no obligation to the Canadian Borrowers whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed Canadian Revolver Loan exceeds Canadian Availability on the proposed funding date for such Canadian Revolver Loan or, in the case of any Canadian Borrower, the limit contained in Section 2.11. Each Borrowing of Canadian Revolver Loans shall be funded by Canadian Lenders on a Pro Rata basis. The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. Each Canadian Revolver Loan shall, at the option of the Applicable Canadian Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement. Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Applicable Canadian Borrower, Dollars and repaid in the same currency as the underlying Canadian Revolver Loan was made.

(d) Dutch Revolver Loans to Dutch Borrowers. Each Dutch Lender agrees, severally and not jointly with the other Dutch Lenders, upon the terms and subject to the conditions set forth herein, to make Dutch Revolver Loans to any of the Dutch Borrowers on any Business Day during the period from the Closing Date to the Dutch Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Dutch Lender’s portion of the Dutch LC Obligations, such Dutch Lender’s Dutch Revolver Commitment at such time, which Dutch Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Dutch Lenders shall have no obligation to the Dutch Borrowers whatsoever to honor any request for a Dutch Revolver Loan on or after the Dutch Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed Dutch Revolver Loan exceeds Dutch Availability on the proposed funding date for such Dutch Revolver Loan or, in the case of any Dutch Borrower, the limit contained in Section 2.11. Each Borrowing of Dutch Revolver Loans shall be funded by Dutch Lenders on a Pro Rata basis. The Dutch Revolver Loans shall bear interest as set forth in Section 3.1. Each Dutch Revolver Loan shall, at the option of the Applicable Dutch Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of LIBOR Loans or Dutch Base Rate Loans. The Dutch Revolver Loans shall be repaid in accordance with the terms of this Agreement. Each Dutch Revolver Loan shall be funded in Euros or, at the option of the Applicable Dutch Borrower, Dollars and repaid in the same currency as the underlying Dutch Revolver Loan was made.

(e) New Zealand Revolver Loans to New Zealand Borrowers. Each New Zealand Lender agrees, severally and not jointly with the other New Zealand Lenders, upon the terms and subject to the conditions set forth herein, to make New Zealand Revolver Loans to any of the New Zealand Borrowers on any Business Day during the period from the Closing Date to the New Zealand Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such New Zealand Lender’s portion of the New Zealand LC Obligations, such New Zealand Lender’s New Zealand Revolver Commitment at such time, which New Zealand Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that New Zealand Lenders shall have no obligation to the New Zealand Borrowers whatsoever to honor any request for a New Zealand Revolver Loan on or after the New Zealand Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed New Zealand Revolver Loan exceeds New Zealand Availability on the proposed funding date for such New Zealand Revolver Loan or, in the case of any New Zealand Borrower, the limit contained in Section 2.11. Each Borrowing of New Zealand Revolver Loans shall be funded by New Zealand Lenders on a Pro Rata basis. The New Zealand Revolver Loans shall bear interest as set forth in Section 3.1. Each New Zealand Revolver Loan shall, at the option of the Applicable New Zealand Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of New Zealand Bank Bill Rate Loans or New Zealand Base Rate Loans if denominated in New Zealand Dollars, or LIBOR Loans or New Zealand Base Rate Loans if denominated in Dollars or Euros. The New Zealand Revolver Loans shall be repaid in accordance with the terms of this Agreement. Each New Zealand Revolver Loan shall be funded in New Zealand Dollars or, at the option of the Applicable New Zealand Borrower, Dollars or Euros and repaid in the same currency as the underlying New Zealand Revolver Loan was made.

(f) Singapore Revolver Loans to Singapore Borrowers. Each Singapore Lender agrees, severally and not jointly with the other Singapore Lenders, upon the terms and subject to the conditions set forth herein, to make Singapore Revolver Loans to any of the Singapore Borrowers on any Business Day during the period from the Closing Date to the Singapore Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such Singapore Lender’s portion of the Singapore LC Obligations, such Singapore Lender’s Singapore Revolver Commitment at such time, which Singapore Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Singapore Lenders shall have no obligation to the Singapore Borrowers whatsoever to honor any request for a Singapore Revolver Loan on or after the Singapore Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed Singapore Revolver Loan exceeds Singapore Availability on the proposed funding date for such Singapore Revolver Loan or, in the case of any Singapore Borrower, the limit contained in Section 2.11. Each Borrowing of Singapore Revolver Loans shall be funded by Singapore Lenders on a Pro Rata basis. The Singapore Revolver Loans shall bear interest as set forth in Section 3.1. Each Singapore Revolver Loan shall, at the option of the Applicable Singapore Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of SIBOR Loans or Singapore Base Rate Loans if denominated in Singapore Dollars, or LIBOR Loans or Singapore Base Rate Loans if denominated in Dollars or Euros. The Singapore Revolver Loans shall be repaid in accordance with the terms of this Agreement. Each Singapore Revolver Loan shall be funded in Singapore Dollars or, at the option of the Applicable Singapore Borrower, Dollars or Euros and repaid in the same currency as the underlying Singapore Revolver Loan was made.

(g) UK Revolver Loans to UK Borrowers. Each UK Lender agrees, severally and not jointly with the other UK Lenders, upon the terms and subject to the conditions set forth herein, to make UK Revolver Loans to any of the UK Borrowers on any Business Day during the period from the Closing Date to the UK Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), together with such UK Lender’s portion of the UK LC Obligations, such UK Lender’s UK Revolver Commitment at such time, which UK Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that UK Lenders shall have no obligation to the UK Borrowers whatsoever to honor any request for a UK Revolver Loan on or after the UK Revolver Commitment Termination Date or if the Dollar Equivalent of the amount of the proposed UK Revolver Loan exceeds UK Availability on the proposed funding date for such UK Revolver Loan or, in the case of any UK Borrower, the limit contained in Section 2.11. Each Borrowing of UK Revolver Loans shall be funded by UK Lenders on a Pro Rata basis. The UK Revolver Loans shall bear interest as set forth in Section 3.1. Each UK Revolver Loan shall, at the option of the Applicable UK Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of LIBOR Loans or UK Base Rate Loans. The UK Revolver Loans shall be repaid in accordance with the terms of this Agreement. Each UK Revolver Loan shall be funded in Sterling or, at the option of the Applicable UK Borrower, Dollars or Euros and repaid in the same currency as the underlying UK Revolver Loan was made.

(h) U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to any of the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time, together with such U.S. Lender’s portion of the U.S. LC Obligations, such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan. Each Borrowing of U.S. Revolver Loans shall be funded by U.S. Lenders on a Pro Rata basis. The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of the North American Loan Party Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Revolver Loans. Each U.S. Revolver Loan shall be funded and repaid in Dollars.

(i) Cap on Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of the (a) the Maximum Facility Amount and (b) the Commitments.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Agent and such Lender. At the request of any Lender, the Borrowers within the Borrower Group to which such Lender has extended Commitments shall deliver a Revolver Note to such Lender in the amount of such Lender’s Commitment to such Borrower Group.

2.1.3 Use of Proceeds. The proceeds of Loans shall be used by Borrowers solely (a) to refinance, together with the proceeds of the Term Loans, the Senior Secured Notes, (b) to issue Letters of Credit, (c) to finance ongoing working capital needs and (d) for other general corporate purposes of the Borrowers and their Subsidiaries, including to fund permitted distributions.

2.1.4 Reduction or Termination of Commitments.

(a) Australian Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the Australian Revolver Commitments shall terminate on the Australian Revolver Commitment Termination Date and (ii) the Australian Swingline Commitment shall terminate at 5:00 p.m. (Local Time) on the Australian Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the Asian Loan Party Agent, Australian Borrowers may, at their option, terminate the Australian Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the Australian Revolver Commitment Termination Date, the Australian Facility Loan Parties shall make Full Payment of all Australian Facility Obligations.

(b) Belgian Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the Belgian Revolver Commitments shall terminate on the Belgian Revolver Commitment Termination Date and (ii) the Belgian Swingline Commitment shall terminate at 5:00 p.m. (Local Time) on the Belgian Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the European Loan Party Agent, Belgian Borrowers may, at their option, terminate the Belgian Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the Belgian Revolver Commitment Termination Date, the Belgian Facility Loan Parties shall make Full Payment of all Belgian Facility Obligations.

(c) Canadian Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date and (ii) the Canadian Swingline Commitment shall terminate at 5:00 p.m. (Local Time) on the Canadian Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the North American Loan Party Agent, Canadian Borrowers may, at their option, terminate the Canadian Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the Canadian Revolver Commitment Termination Date, the Canadian Facility Loan Parties shall make Full Payment of all Canadian Facility Obligations.

(d) Dutch Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the Dutch Revolver Commitments shall terminate on the Dutch Revolver Commitment Termination Date and (ii) the Dutch Swingline Commitment shall terminate at 5:00 p.m. (Local Time) on the Dutch Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the European Loan Party Agent, Dutch Borrowers may, at their option, terminate the Dutch Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the Dutch Revolver Commitment Termination Date, the Dutch Facility Loan Parties shall make Full Payment of all Dutch Facility Obligations.

(e) New Zealand Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the New Zealand Revolver Commitments shall terminate on the New Zealand Revolver Commitment Termination Date and (ii) the New Zealand Swingline Commitment shall terminate at 5:00 p.m. (Local Time) on the New Zealand Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the Asian Loan Party Agent, New Zealand Borrowers may, at their option, terminate the New Zealand Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the New Zealand Revolver Commitment Termination Date, the New Zealand Facility Loan Parties shall make Full Payment of all New Zealand Facility Obligations.

(f) Singapore Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the Singapore Revolver Commitments shall terminate on the Singapore Revolver Commitment Termination Date and (ii) the Singapore Swingline Commitment shall terminate at 5:00 p.m. (Local Time) on the Singapore Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the Asian Loan Party Agent, Singapore Borrowers may, at their option, terminate the Singapore Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the Singapore Revolver Commitment Termination Date, the Singapore Facility Loan Parties shall make Full Payment of all Singapore Facility Obligations.

(g) UK Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the UK Revolver Commitments shall terminate on the UK Revolver Commitment Termination Date and (ii) the UK Swingline Commitment shall terminate at 5:00 p.m. (Local Time) on the UK Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the European Loan Party Agent, UK Borrowers may, at their option, terminate the UK Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). On the UK Revolver Commitment Termination Date, the UK Facility Loan Parties shall make Full Payment of all UK Facility Obligations.

(h) U.S. Revolver Commitments. Unless sooner terminated in accordance with this Agreement, (i) the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date and (ii) the U.S. Swingline Commitment shall terminate at 5:00 p.m. on the U.S. Swingline Commitment Termination Date. Upon at least 30 days’ prior written notice to the Agent from the North American Loan Party Agent, U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments without premium or penalty (other than funding losses payable pursuant to Section 3.10). If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Foreign Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. On the U.S. Revolver Commitment Termination Date, the U.S. Facility Loan Parties shall make Full Payment of all U.S. Facility Obligations.

(i) Notices Irrevocable. Any notice of termination given by the Borrowers pursuant to this Section 2.1.4 shall be irrevocable; provided, however, that notice may be contingent on the occurrence of a financing or refinancing or the consummation of a sale, transfer, lease or other disposition of assets or the occurrence of a Change of Control and may be revoked or the termination date deferred if the financing or refinancing or sale, transfer, lease or other disposition of assets or Change of Control does not occur.

(j) Partial Reductions. So long as no Default or Event of Default then exists or would result therefrom and after giving effect thereto, a Loan Party Agent may permanently and irrevocably reduce the Maximum Facility Amount by giving the Agent at least 10 Business Days’ prior irrevocable written notice thereof (or such lesser time as Agent may consent to) from a Senior Officer of such Loan Party Agent, which notice shall (1) specify the date (which shall be a Business Day) and amount of such reduction (which shall, in the case of the Maximum U.S. Facility Amount, be in a minimum amount of $10,000,000 and increments of $10,000,000 in excess thereof and, in the case of a Maximum Foreign Facility Amount, be in a minimum amount of $1,000,000 and increments of $1,000,000 in excess thereof), and (2) specify the allocation of such reduction to, and the corresponding reductions of, each Maximum Foreign Facility Amount and/or the Maximum U.S. Facility Amount (and the respective Foreign Revolver Commitments and the U.S. Revolver Commitments in respect thereof, each of which shall be allocated to the Lenders among the Borrower Groups on a Pro Rata basis at the time of such reduction). Without limiting the foregoing, (i) each reduction in the Maximum Australian Facility Amount may not exceed Australian Availability, (ii) each reduction in the Maximum Belgian Facility Amount may not exceed Belgian Availability, (iii) each reduction in the Maximum Canadian Facility Amount may not exceed Canadian Availability, (iv) each reduction in the Maximum Dutch Facility Amount may not exceed Dutch Availability, (v) each reduction in the Maximum New Zealand Facility Amount may not exceed New Zealand Availability, (vi) each reduction in the Maximum Singapore Facility Amount may not exceed Singapore Availability, (vii) each reduction in the Maximum UK Facility Amount may not exceed UK Availability, and (viii) each reduction in the Maximum U.S. Facility Amount may not exceed U.S. Availability.

2.1.5 Overadvances.

(a) Australian Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all Australian Revolver Loans owing by an Australian Borrower exceeds the Australian Borrowing Base of such Australian Borrower (an “Australian Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Applicable Australian Borrower on demand by Agent. All Australian Overadvance Loans shall constitute Australian Facility Obligations secured by the Australian Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(b) Belgian Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all Belgian Revolver Loans owing by a Belgian Borrower exceeds the Belgian Borrowing Base of such Belgian Borrower (a “Belgian Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Applicable Belgian Borrower on demand by Agent. All Belgian Overadvance Loans shall constitute Belgian Facility Obligations secured by the Belgian Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(c) Canadian Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all Canadian Revolver Loans owing by a Canadian Borrower exceeds the Canadian Borrowing Base of such Canadian Borrower (a “Canadian Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Applicable Canadian Borrower on demand by Agent. All Canadian Overadvance Loans shall constitute Canadian Facility Obligations secured by the Canadian Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(d) Dutch Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all Dutch Revolver Loans owing by a Dutch Borrower exceeds the Dutch Borrowing Base of such Dutch Borrower (a “Dutch Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Applicable Dutch Borrower on demand by Agent. All Dutch Overadvance Loans shall constitute Dutch Facility Obligations secured by the Dutch Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(e) New Zealand Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all New Zealand Revolver Loans owing by a New Zealand Borrower exceeds the New Zealand Borrowing Base of such New Zealand Borrower (a “New Zealand Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Applicable New Zealand Borrower on demand by Agent. All New Zealand Overadvance Loans shall constitute New Zealand Facility Obligations secured by the New Zealand Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(f) Singapore Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all Singapore Revolver Loans owing by a Singapore Borrower exceeds the Singapore Borrowing Base of such Singapore Borrower (a “Singapore Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Applicable Singapore Borrower on demand by Agent. All Singapore Overadvance Loans shall constitute Singapore Facility Obligations secured by the Singapore Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(g) UK Overadvance. If at any time the Dollar Equivalent of the aggregate principal balance of all UK Revolver Loans owing by a UK Borrower exceeds the UK Borrowing Base of such UK Borrower (a “UK Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the Applicable UK Borrower on demand by Agent. All UK Overadvance Loans shall constitute UK Facility Obligations secured by the UK Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(h) U.S. Overadvance. If at any time the aggregate principal balance of all U.S. Revolver Loans exceeds the U.S. Borrowing Base (a “U.S. Overadvance”), the excess amount shall, subject to Section 5.2, be payable by the U.S. Borrowers on demand by Agent. All U.S. Overadvance Loans shall constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and shall be entitled to all benefits of the Loan Documents.

(i) Funding of Overadvance Loans. Agent may require Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance, (i) when no other Event of Default is known to Agent, as long as (1) such Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), (2) such Overadvance is not known by Agent to exceed ten percent (10%) of the (A) Total Australian Borrowing Base, with respect to all Australian Borrowers, (B) Total Belgian Borrowing Base, with respect to all Belgian Borrowers, (C) Total Canadian Borrowing Base, with respect to all Canadian Borrowers, (D) Total Dutch Borrowing Base, with respect to all Dutch Borrowers, (E) Total New Zealand Borrowing Base, with respect to all New Zealand Borrowers, (F) Total Singapore Borrowing Base, with respect to all Singapore Borrowers, (G) Total UK Borrowing Base, with respect to all UK Borrowers, or (H) the U.S. Borrowing Base, with respect to U.S. Borrowers and (3) the aggregate amount of the Overadvances existing at any time, together with the Protective Advances outstanding at any time pursuant to Section 2.1.6 below, do not exceed fifteen percent (15%) of the Commitments then in effect; and (ii) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause (I) the Australian Revolver Exposure to exceed the aggregate Australian Revolver Commitments, (II) the Belgian Revolver Exposure to exceed the aggregate Belgian Revolver Commitments, (III) the Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments, (IV) the Dutch Revolver Exposure to exceed the aggregate Dutch Revolver Commitments, (V) the New Zealand Revolver Exposure to exceed the aggregate New Zealand Revolver Commitments, (VI) the Singapore Revolver Exposure to exceed the aggregate Singapore Revolver Commitments, (VII) the UK Revolver Exposure to exceed the aggregate UK Revolver Commitments or (VIII) the U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments. Required Borrower Group Lenders may at any time revoke Agent’s authority to make further Overadvance Loans to the Borrower or Borrowers of the applicable Borrower Group by written notice to the Agent. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section 2.1.5 nor authorized to enforce any of its terms.

2.1.6 Protective Advances.

(a) Australian Protective Advances. The Agent shall be authorized by each Australian Borrower and the Australian Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Australian Base Rate Loans to the Australian Borrowers on behalf of the Australian Lenders (any of such Loans are herein referred to as “Australian Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect Australian Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Australian Revolver Loans and other Australian Facility Obligations; provided that no Australian Protective Advance shall cause the aggregate amount of the Australian Revolver Exposure at such time to exceed the Australian Revolver Commitments (or the Australian Revolver Exposure allocable to an Applicable Australian Borrower to exceed the Applicable Australian Borrower’s Applicable Australian Borrower Commitment) then in effect. All Australian Protective Advances made by the Agent with respect to each Australian Facility Loan Party shall be Australian Facility Obligations of such Australian Facility Loan Party, secured by the applicable Australian Facility Collateral and shall be treated for all purposes as Australian Base Rate Loans.

(b) Belgian Protective Advances. The Agent shall be authorized by each Belgian Borrower and the Belgian Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Belgian Base Rate Loans to the Belgian Borrowers on behalf of the Belgian Lenders (any of such Loans are herein referred to as “Belgian Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect Belgian Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Belgian Revolver Loans and other Belgian Facility Obligations; provided that no Belgian Protective Advance shall cause the aggregate amount of the Belgian Revolver Exposure at such time to exceed the Belgian Revolver Commitments (or the Belgian Revolver Exposure allocable to an Applicable Belgian Borrower to exceed the Applicable Belgian Borrower’s Applicable Belgian Borrower Commitment) then in effect. All Belgian Protective Advances made by the Agent with respect to each Belgian Facility Loan Party shall be Belgian Facility Obligations of such Belgian Facility Loan Party, secured by the applicable Belgian Facility Collateral and shall be treated for all purposes as Belgian Base Rate Loans.

(c) Canadian Protective Advances. The Agent shall be authorized by each Canadian Borrower and the Canadian Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Canadian Base Rate Loans or Canadian Prime Rate Loans to any Canadian Borrower on behalf of the Canadian Lenders (any of such Loans are herein referred to as “Canadian Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect Canadian Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Canadian Revolver Loans and other Canadian Facility Obligations; provided that no Canadian Protective Advance shall cause the aggregate amount of the Canadian Revolver Exposure at such time to exceed the Canadian Revolver Commitments (or the Canadian Revolver Exposure allocable to an Applicable Canadian Borrower to exceed the Applicable Canadian Borrower’s Applicable Canadian Borrower Commitment) then in effect. All Canadian Protective Advances made by the Agent with respect to each Canadian Facility Loan Party shall be Canadian Facility Obligations of such Canadian Facility Loan Party, secured by the applicable Canadian Facility Collateral and, if denominated in Canadian Dollars, shall be treated for all purposes as a Canadian Prime Rate Loan or, if denominated in Dollars, shall be treated for all purposes as a Canadian Base Rate Loan.

(d) Dutch Protective Advances. The Agent shall be authorized by each Dutch Borrower and the Dutch Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Dutch Base Rate Loans to the Dutch Borrowers on behalf of the Dutch Lenders (any of such Loans are herein referred to as “Dutch Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect Dutch Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Dutch Revolver Loans and other Dutch Facility Obligations; provided that no Dutch Protective Advance shall cause the aggregate amount of the Dutch Revolver Exposure at such time to exceed the Dutch Revolver Commitments (or the Dutch Revolver Exposure allocable to an Applicable Dutch Borrower to exceed the Applicable Dutch Borrower’s Applicable Dutch Borrower Commitment) then in effect. All Dutch Protective Advances made by the Agent with respect to each Dutch Facility Loan Party shall be Dutch Facility Obligations of such Dutch Facility Loan Party, secured by the applicable Dutch Facility Collateral and shall be treated for all purposes as Dutch Base Rate Loans.

(e) New Zealand Protective Advances. The Agent shall be authorized by each New Zealand Borrower (after one day’s notice being delivered to them) and the New Zealand Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make New Zealand Base Rate Loans to the New Zealand Borrowers on behalf of the New Zealand Lenders (any of such Loans are herein referred to as “New Zealand Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect New Zealand Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the New Zealand Revolver Loans and other New Zealand Facility Obligations; provided that no New Zealand Protective Advance shall be made if the New Zealand Borrower gives notice that making such New Zealand Protective Advance will cause such Borrower or its directors to breach any Applicable Law (including any law applicable to a New Zealand Borrower) and/or shall cause the aggregate amount of the New Zealand Revolver Exposure at such time to exceed the New Zealand Revolver Commitments (or the New Zealand Revolver Exposure allocable to an Applicable New Zealand Borrower to exceed the Applicable New Zealand Borrower’s Applicable New Zealand Borrower Commitment) then in effect. All New Zealand Protective Advances made by the Agent with respect to each New Zealand Facility Loan Party shall be New Zealand Facility Obligations of such New Zealand Facility Loan Party, secured by the applicable New Zealand Facility Collateral and shall be treated for all purposes as New Zealand Base Rate Loans.

(f) Singapore Protective Advances. The Agent shall be authorized by each Singapore Borrower and the Singapore Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make Singapore Base Rate Loans to the Singapore Borrowers on behalf of the Singapore Lenders (any of such Loans are herein referred to as “Singapore Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect Singapore Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Singapore Revolver Loans and other Singapore Facility Obligations; provided that no Singapore Protective Advance shall cause the aggregate amount of the Singapore Revolver Exposure at such time to exceed the Singapore Revolver Commitments (or the Singapore Revolver Exposure allocable to an Applicable Singapore Borrower to exceed the Applicable Singapore Borrower’s Applicable Singapore Borrower Commitment) then in effect. All Singapore Protective Advances made by the Agent with respect to each Singapore Facility Loan Party shall be Singapore Facility Obligations of such Singapore Facility Loan Party, secured by the applicable Singapore Facility Collateral and shall be treated for all purposes as Singapore Base Rate Loans.

(g) UK Protective Advances. The Agent shall be authorized by each UK Borrower and the UK Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make UK Base Rate Loans to the UK Borrowers on behalf of the UK Lenders (any of such Loans are herein referred to as “UK Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect UK Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the UK Revolver Loans and other UK Facility Obligations; provided that no UK Protective Advance shall cause the aggregate amount of the UK Revolver Exposure at such time to exceed the UK Revolver Commitments (or the UK Revolver Exposure allocable to an Applicable UK Borrower to exceed the Applicable UK Borrower’s Applicable UK Borrower Commitment) then in effect. All UK Protective Advances made by the Agent with respect to each UK Facility Loan Party shall be UK Facility Obligations of such UK Facility Loan Party, secured by the applicable UK Facility Collateral and shall be treated for all purposes as UK Base Rate Loans.

(h) U.S. Protective Advances. The Agent shall be authorized by each U.S. Borrower and the U.S. Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation to), to make U.S. Base Rate Loans to the U.S. Borrowers on behalf of the U.S. Lenders (any of such Loans are herein referred to as “U.S. Protective Advances”) which the Agent, in its Permitted Discretion, deems necessary or desirable to (i) preserve or protect U.S. Facility Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the U.S. Revolver Loans and other U.S. Facility Obligations; provided that no U.S. Protective Advance shall cause the aggregate amount of the U.S. Revolver Exposure at such time to exceed the U.S. Revolver Commitments then in effect. All U.S. Protective Advances made by the Agent with respect to U.S. Facility Loan Parties shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as U.S. Base Rate Loans.

(i) Limitations on Protective Advances. The aggregate amount of Protective Advances outstanding at any time pursuant to this Section 2.1.6 shall not exceed seven and a half percent (7.5%) of the Commitments then in effect; provided that, the aggregate amount of Protective Advances outstanding at any time pursuant to this Section 2.1.6, together with the aggregate amount of Overadvances existing at any time pursuant to Section 2.1.5 above, shall not exceed fifteen percent (15%) of the Commitments then in effect. Protective Advances may be made even if the conditions set forth in Section 6 have not been satisfied. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Borrower Group Lenders may at any time revoke Agent’s authority to make further Protective Advances to the Borrower or Borrowers of the applicable Borrower Group by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. At any time that there is sufficient Availability for the applicable Borrower Group and the conditions precedent set forth in Section 6 have been satisfied, the Agent may request the Applicable Lenders to make a Revolver Loan to repay a Protective Advance. At any other time, the Agent may require the Applicable Lenders to fund their risk participations described in Section 2.1.6(j).

(j) Transfers. Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default or Event of Default), each Applicable Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata share of such Protective Advance. Each Applicable Lender shall transfer (a “Transfer”) the amount of such Applicable Lender’s Pro Rata share of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to the Agent, to such account of the Agent as the Agent may designate, but in any case not later than 3:00 p.m. (Local Time) on the Business Day notified (if notice is provided by the Agent prior to 12:00 p.m. (Local Time) and otherwise on the immediately following Business Day (the “Transfer Date”). Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 6 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amount of the Protective Advance and, together with Applicable Lender’s Pro Rata share of such Protective Advance, shall constitute Loans of such Applicable Lenders, respectively. If any such amount is not transferred to the Agent by any Applicable Lender on such Transfer Date, the Agent shall be entitled to recover such amount on demand from such Applicable Lender together with interest thereon as specified in Section 3.1. From and after the date, if any, on which any Applicable Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Applicable Lender, such Applicable Lender’s Pro Rata share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

2.1.7 Increase in Revolver Commitments; Reallocations.

(a) Australian Revolver Commitment Increase. The Asian Loan Party Agent may by written notice to the Agent elect to increase the Maximum Australian Facility Amount then in effect (an “Australian Revolver Commitment Increase”) by increasing the Australian Revolver Commitment of an Australian Lender (with the consent of such Australian Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not an Australian Lender to become an Australian Lender (an “Additional Australian Lender”). After giving effect to any Australian Revolver Commitment Increase, the Australian Revolver Commitment of each Australian Lender (and the percentage of each Australian Revolver Loan that each Participant must purchase an Australian Revolver Loan participation in) shall be equal to such Australian Lender’s (or Participant’s) Pro Rata share of the amount of the increased Australian Revolver Commitments.

(b) Belgian Revolver Commitment Increase. The European Loan Party Agent may by written notice to the Agent elect to increase the Maximum Belgian Facility Amount then in effect (a “Belgian Revolver Commitment Increase”) by increasing the Belgian Revolver Commitment of a Belgian Lender (with the consent of such Belgian Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not a Belgian Lender to become a Belgian Lender (an “Additional Belgian Lender”). After giving effect to any Belgian Revolver Commitment Increase, the Belgian Revolver Commitment of each Belgian Lender (and the percentage of each Belgian Revolver Loan that each Participant must purchase a Belgian Revolver Loan participation in) shall be equal to such Belgian Lender’s (or Participant’s) Pro Rata share of the amount of the increased Belgian Revolver Commitments.

(c) Canadian Revolver Commitment Increase. The North American Loan Party Agent may by written notice to the Agent elect to increase the Maximum Canadian Facility Amount then in effect (a “Canadian Revolver Commitment Increase”) by increasing the Canadian Revolver Commitment of a Canadian Lender (with the consent of such Canadian Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not a Canadian Lender to become a Canadian Lender (an “Additional Canadian Lender”). After giving effect to any Canadian Revolver Commitment Increase, the Canadian Revolver Commitment of each Canadian Lender (and the percentage of each Canadian Revolver Loan that each Participant must purchase a Canadian Revolver Loan participation in) shall be equal to such Canadian Lender’s (or Participant’s) Pro Rata share of the amount of the increased Canadian Revolver Commitments.

(d) Dutch Revolver Commitment Increase. The European Loan Party Agent may by written notice to the Agent elect to increase the Maximum Dutch Facility Amount then in effect (a “Dutch Revolver Commitment Increase”) by increasing the Dutch Revolver Commitment of a Dutch Lender (with the consent of such Dutch Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not a Dutch Lender to become a Dutch Lender (an “Additional Dutch Lender”). After giving effect to any Dutch Revolver Commitment Increase, the Dutch Revolver Commitment of each Dutch Lender (and the percentage of each Dutch Revolver Loan that each Participant must purchase a Dutch Revolver Loan participation in) shall be equal to such Dutch Lender’s (or Participant’s) Pro Rata share of the amount of the increased Dutch Revolver Commitments.

(e) New Zealand Revolver Commitment Increase. The Asian Loan Party Agent may by written notice to the Agent elect to increase the Maximum New Zealand Facility Amount then in effect (a “New Zealand Revolver Commitment Increase”) by increasing the New Zealand Revolver Commitment of a New Zealand Lender (with the consent of such New Zealand Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not a New Zealand Lender to become a New Zealand Lender (an “Additional New Zealand Lender”). After giving effect to any New Zealand Revolver Commitment Increase, the New Zealand Revolver Commitment of each New Zealand Lender (and the percentage of each New Zealand Revolver Loan that each Participant must purchase a New Zealand Revolver Loan participation in) shall be equal to such New Zealand Lender’s (or Participant’s) Pro Rata share of the amount of the increased New Zealand Revolver Commitments.

(f) Singapore Revolver Commitment Increase. The Asian Loan Party Agent may by written notice to the Agent elect to increase the Maximum Singapore Facility Amount then in effect (a “Singapore Revolver Commitment Increase”) by increasing the Singapore Revolver Commitment of a Singapore Lender (with the consent of such Singapore Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not a Singapore Lender to become a Singapore Lender (an “Additional Singapore Lender”). After giving effect to any Singapore Revolver Commitment Increase, the Singapore Revolver Commitment of each Singapore Lender (and the percentage of each Singapore Revolver Loan that each Participant must purchase a Singapore Revolver Loan participation in) shall be equal to such Singapore Lender’s (or Participant’s) Pro Rata share of the amount of the increased Singapore Revolver Commitments.

(g) UK Revolver Commitment Increase. The European Loan Party Agent may by written notice to the Agent elect to increase the Maximum UK Facility Amount then in effect (a “UK Revolver Commitment Increase”) by increasing the UK Revolver Commitment of a UK Lender (with the consent of such UK Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not a UK Lender to become a UK Lender (an “Additional UK Lender”). After giving effect to any UK Revolver Commitment Increase, the UK Revolver Commitment of each UK Lender (and the percentage of each UK Revolver Loan that each Participant must purchase a UK Revolver Loan participation in) shall be equal to such UK Lender’s (or Participant’s) Pro Rata share of the amount of the increased UK Revolver Commitments.

(h) U.S. Revolver Commitment Increase. The North American Loan Party Agent may by written notice to the Agent elect to increase the Maximum U.S. Facility Amount then in effect (a “U.S. Revolver Commitment Increase” and together with any Australian Revolver Commitment Increase, Belgian Revolver Commitment Increase, Canadian Revolver Commitment Increase, Dutch Revolver Commitment Increase, New Zealand Revolver Commitment Increase, Singapore Revolver Commitment Increase and UK Revolver Commitment Increase, “Revolver Commitment Increases”) by increasing the U.S. Revolver Commitment of a U.S. Lender (with the consent of such U.S. Lender) or by causing a Person reasonably acceptable to the Agent that at such time is not a U.S. Lender to become a U.S. Lender (an “Additional U.S. Lender” and together with any Additional Australian Lender, Additional Belgian Lender, Additional Canadian Lender, Additional Dutch Lender, Additional New Zealand Lender, Additional Singapore Lender and Additional UK Lender, “Additional Lenders”). After giving effect to any U.S. Revolver Commitment Increase, the U.S. Revolver Commitment of each U.S. Lender (and the percentage of each U.S. Revolver Loan that each Participant must purchase a U.S. Revolver Loan participation in) shall be equal to such U.S. Lender’s (or Participant’s) Pro Rata share of the amount of the increased U.S. Revolver Commitments.

(i) Terms of Revolver Commitment Increases. Each notice of an increase in any Borrower Group Commitment shall specify the proposed date (each, an “Increase Date”) for the effectiveness of the Revolver Commitment Increase, which date shall be not less than ten Business Days after the date on which such notice is delivered to Agent. Any such increase shall be subject to the following additional conditions: (i) no Default or Event of Default shall have occurred and be continuing as of the date of such notice or both immediately before and after giving effect thereto as of the Increase Date; (ii) no Lender shall be obligated or have a right to participate in the Revolver Commitment Increase by increasing its Commitment; (iii) the Revolver Commitment Increase shall be on the same terms and conditions as this Agreement (provided, that the New Zealand Applicable Margin, the Singapore Applicable Margin and any Letter of Credit and unused line fees for New Zealand Borrowers and Singapore Borrowers will be agreed to by the New Zealand Borrowers and the Singapore Borrowers (as applicable) and the relevant Additional Lender(s) pursuant to the joinder agreements referenced in clause (iv) below); (iv) the Revolver Commitment Increase, to the extent arising from the admission of an Additional Lender, shall be effected pursuant to one or more joinder agreements executed and delivered by the Applicable Borrowers, the Additional Lender(s) and the Agent, each of which shall be in form and substance reasonably satisfactory to the Agent; (v) the relevant Loan Party Agent shall deliver or cause to be delivered any officers’ certificates, board resolutions, legal opinions or other documents reasonably requested by Agent in connection with the Revolver Commitment Increase; (vi) the Borrowers shall pay all reasonable and documented fees and expenses in connection with the Revolver Commitment Increase, including payments required pursuant to Section 3.10 in connection with the Revolver Commitment Increase; (vii) such increase shall be in a minimum amount of $25,000,000 in the case of the U.S. Revolver Commitments or in a minimum amount of $5,000,000 in the case of each of the Foreign Revolver Commitments; and (viii) the Agent shall have received a certification from a Senior Officer of the North American Loan Party Agent, or other evidence reasonably satisfactory to the

Agent, that such increase is permitted under the Term Loan Credit Agreement (except to the extent the Indebtedness thereunder has been discharged in full). Notwithstanding the foregoing, in no event shall the aggregate amount of all Revolver Commitment Increases made under this Section 2.1.7 exceed $300,000,000.

(j) Increases Generally. The Agent shall promptly inform the Lenders of any request for a Revolver Commitment Increase made by a Loan Party Agent. If the conditions set forth in clause (i) above are not satisfied on the applicable Increase Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Agent shall notify such Loan Party Agent in writing that the requested Revolver Commitment Increase will not be effectuated. On each Increase Date, the Agent shall notify the Lenders and the relevant Loan Party Agent, on or before 3:00 p.m., by telecopier, e-mail or telex, of the occurrence of the Revolver Commitment Increase to be effected on such Increase Date, the amount of Revolver Loans held by each Lender as a result thereof, the amount of the Commitment of each Lender (and the percentage of each Revolver Loan, if any, that each Participant must purchase a participation interest in) as a result thereof.

(k) Reallocation Mechanism. Subject to the terms and conditions of Section 2.1.7(k) and (l), the North American Loan Party Agent may request that the Lenders to certain Borrower Groups (and such Lenders in their individual sole discretion may agree to) change the then current allocation of each such Lender’s (and, if applicable, its affiliate’s) Commitment among the Borrower Group Commitments in order to effect an increase or decrease in particular Borrower Group Commitments, with any such increase or decrease in a Borrower Group Commitment to be accompanied by a concurrent and equal decrease or increase, respectively, in another Borrower Group Commitment (each, a “Reallocation”). In addition to the conditions set forth in Section 2.1.7(l), any such Reallocation shall be subject to the following conditions: (i) the North American Loan Party Agent shall have provided to the Agent a written request (in reasonable detail) at least ten Business Days prior to the requested effective date therefor (which effective date must be a Business Day) (the “Reallocation Date”) setting forth the proposed Reallocation Date and the amounts of the proposed Borrower Group Commitment reallocations to be effected, (ii) any such Reallocation shall increase or decrease the applicable Borrower Group Commitments in an amount equal to $5,000,000 and in increments of $1,000,000 in excess thereof, (iii) the Agent shall have received Reallocation Consents from Lenders having applicable Borrower Group Commitments sufficient to effectuate such requested Reallocation, (iv) no more than one Reallocation may be requested in any calendar year, (v) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Reallocation), (vi) any increase in a Borrower Group Commitment shall result in a dollar-for-dollar decrease in another Borrower Group Commitment, (vii) in no event shall the sum of all the Borrower Group Commitments exceed the aggregate amount of the Commitments then in effect, (viii) after giving effect to such Reallocation, no Overadvance would exist or would result therefrom, and (ix) at least three Business Days prior to the proposed Reallocation Date, a Senior Officer of the North American Loan Party Agent shall have delivered to the Agent a certificate certifying as to compliance with preceding clauses (ii) through (viii) and demonstrating (in reasonable detail) the calculations required in connection therewith, which certificate shall be deemed recertified to the Agent by a Senior Officer of the North American Loan Party Agent on and as of the Reallocation Date.

(l) Reallocations Generally. The Agent shall promptly inform the Lenders of the affected Borrower Groups of any request for a Reallocation. Each Lender electing to increase or decrease its Borrower Group Commitments shall notify the Agent within five Business Days after its receipt of such notice of its election and the maximum amount of the respective Borrower Group Commitment reallocations to which it would agree (each, a “Reallocation Consent”). Notwithstanding the foregoing, (i) no Lender shall be obligated to agree to any such Reallocation of its Commitment (and no consent by any Lender to any Reallocation on one occasion shall be deemed consent to any future Reallocation by such Lender), (ii) other than the Lenders consenting to such Reallocation, no consent of any other Lender shall be required, and (iii) the failure of any Lender to affirmatively consent to participate in any such Reallocation on or prior to the fifth Business Day after its receipt of notice thereof shall be deemed to constitute an election by such Lender not to participate in such Reallocation. If, at the end of such five Business Day period, the Agent receives Reallocation Consents from Lenders in an aggregate amount greater than the required reallocation amounts, each such consenting Lender’s affected Borrower Group Commitments shall be increased or decreased on a pro rata basis based on the affected Borrower Group Commitments of the participating Lenders. If the conditions set forth in Section 2.1.7(k) and (l), including, without limitation, the receipt of sufficient Reallocation Consents within the time period set forth above, are not satisfied on the applicable Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Agent shall notify the North American Loan Party Agent in writing that the requested Reallocation will not be effectuated; provided, that (A) the Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the North American Loan Party Agent pursuant to Section 2.1.7(k)(ix) in making its determination as to the satisfaction of the conditions set forth in Section 2.1.7(k)(ii) through (viii) and (B) if the proposed Reallocation cannot be effected because sufficient Reallocation Consents were not received, then the North American Loan Party Agent may elect to consummate such Reallocation in the lesser amount of the Reallocation Consents that were received. On each Reallocation Date, the Agent shall notify the Lenders of the affected Borrower Groups and the North American Loan Party Agent, on or before 3:00 p.m. by facsimile, e-mail or other electronic means, of the occurrence of the Reallocation to be effected on such Reallocation Date, the amount of the Loans held by each such Lender as a result thereof and the amount of the affected Borrower Group Commitments of each such Lender as a result thereof. To the extent necessary where a Lender in one Borrower Group and its separate affiliate that is a Lender in another Borrower Group are participating in a Reallocation, the Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment and Acceptance. The respective Pro Rata shares of the Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and Agent and the affected Lenders shall make such adjustments as Agent shall deem necessary so that the outstanding Loans and LC Obligations of each Lender equals its Pro Rata share thereof after giving effect to the Reallocation. On the Amendment Date, Bank of America, Bank of America (Australia) and Bank of America (Canada) shall be deemed to have consummated a Reallocation of their U.S. Revolver Commitment, Australian Revolver Commitment and Canadian Revolver Commitment, respectively, in order to effectuate the increases to the Maximum Australian Facility Amount and the Maximum Canadian Facility Amount (and corresponding decrease in the Maximum U.S. Facility Amount) on such date.

2.1.8 Swingline Loans.

(a) Australian Swingline Loans to Australian Borrowers. The Australian Swingline Lender shall make Australian Swingline Loans to any of the Australian Borrowers on any Business Day during the period from the Closing Date to the Australian Swingline Commitment Termination Date, not to exceed the Australian Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Australian Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Australian Swingline Lender shall not honor any request for a Australian Swingline Loan on or after the Australian Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed Australian Swingline Loan exceeds Australian Availability on the proposed funding date for such Australian Swingline Loan or if the requirements of Section 2.11 are not satisfied. The Australian Swingline Loans shall be Australian Base Rate Loans and bear interest as set forth in Section 3.1. Each Australian Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the Australian Swingline Lender for its own account. The Australian Swingline Loans of each Australian Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Australian Facility Collateral of such Australian Borrower. Each Australian Swingline Loan shall be funded in Australian Dollars or, at the option of the Applicable Australian Borrower, Dollars and repaid in the same currency as the underlying Australian Swingline Loan was made.

(b) Belgian Swingline Loans to Belgian Borrowers. The Belgian Swingline Lender shall make Belgian Swingline Loans to any of the Belgian Borrowers on any Business Day during the period from the Closing Date to the Belgian Swingline Commitment Termination Date, not to exceed the Belgian Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Belgian Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Belgian Swingline Lender shall not honor any request for a Belgian Swingline Loan on or after the Belgian Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed Belgian Swingline Loan exceeds Belgian Availability on the proposed funding date for such Belgian Swingline Loan or if the requirements of Section 2.11 are not satisfied. The Belgian Swingline Loans shall be Belgian Base Rate Loans and bear interest as set forth in Section 3.1. Each Belgian Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the Belgian Swingline Lender for its own account. The Belgian Swingline Loans of each Belgian Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Belgian Facility Collateral of such Belgian Borrower. Each Belgian Swingline Loan shall be funded in Euros or, at the option of the Applicable Belgian Borrower, Dollars and repaid in the same currency as the underlying Belgian Swingline Loan was made.

(c) Canadian Swingline Loans to Canadian Borrowers. The Canadian Swingline Lender shall make Canadian Swingline Loans to any of the Canadian Borrowers on any Business Day during the period from the Closing Date to the Canadian Swingline Commitment Termination Date, not to exceed the Canadian Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Canadian Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Canadian Swingline Lender shall not honor any request for a Canadian Swingline Loan on or after the Canadian Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed Canadian Swingline Loan exceeds Canadian Availability on the proposed funding date for such Canadian Swingline Loan or if the requirements of Section 2.11 are not satisfied. The Canadian Swingline Loans shall be Canadian Prime Rate Loans if denominated in Canadian Dollars and Canadian Base Rate Loans if denominated in Dollars and bear interest as set forth in Section 3.1. Each Canadian Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the Canadian Swingline Lender for its own account. The Canadian Swingline Loans of each Canadian Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral of such Canadian Borrower. Each Canadian Swingline Loan shall be funded in Canadian Dollars or, at the option of the Applicable Canadian Borrower, Dollars and repaid in the same currency as the underlying Canadian Swingline Loan was made.

(d) Dutch Swingline Loans to Dutch Borrowers. The Dutch Swingline Lender shall make Dutch Swingline Loans to any of the Dutch Borrowers on any Business Day during the period from the Closing Date to the Dutch Swingline Commitment Termination Date, not to exceed the Dutch Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Dutch Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Dutch Swingline Lender shall not honor any request for a Dutch Swingline Loan on or after the Dutch Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed Dutch Swingline Loan exceeds Dutch Availability on the proposed funding date for such Dutch Swingline Loan or if the requirements of Section 2.11 are not satisfied. The Dutch Swingline Loans shall be Dutch Base Rate Loans and bear interest as set forth in Section 3.1. Each Dutch Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the Dutch Swingline Lender for its own account. The Dutch Swingline Loans of each Dutch Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Dutch Facility Collateral of such Dutch Borrower. Each Dutch Swingline Loan shall be funded in Euros or, at the option of the Applicable Dutch Borrower, Dollars and repaid in the same currency as the underlying Dutch Swingline Loan was made.

(e) New Zealand Swingline Loans to New Zealand Borrowers. The New Zealand Swingline Lender shall make New Zealand Swingline Loans to any of the New Zealand Borrowers on any Business Day during the period from the Closing Date to the New Zealand Swingline Commitment Termination Date, not to exceed the New Zealand Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which New Zealand Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the New Zealand Swingline Lender shall not honor any request for a New Zealand Swingline Loan on or after the New Zealand Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed New Zealand Swingline Loan exceeds New Zealand Availability on the proposed funding date for such New Zealand Swingline Loan or if the requirements of Section 2.11 are not satisfied. The New Zealand Swingline Loans shall be New Zealand Base Rate Loans and bear interest as set forth in Section 3.1. Each New Zealand Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the New Zealand Swingline Lender for its own account. The New Zealand Swingline Loans of each New Zealand Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the New Zealand Facility Collateral of such New Zealand Borrower. Each New Zealand Swingline Loan shall be funded in New Zealand Dollars or, at the option of the Applicable New Zealand Borrower, Dollars and repaid in the same currency as the underlying New Zealand Swingline Loan was made.

(f) Singapore Swingline Loans to Singapore Borrowers. The Singapore Swingline Lender shall make Singapore Swingline Loans to any of the Singapore Borrowers on any Business Day during the period from the Closing Date to the Singapore Swingline Commitment Termination Date, not to exceed the Singapore Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which Singapore Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Singapore Swingline Lender shall not honor any request for a Singapore Swingline Loan on or after the Singapore Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed Singapore Swingline Loan exceeds Singapore Availability on the proposed funding date for such Singapore Swingline Loan or if the requirements of Section 2.11 are not satisfied. The Singapore Swingline Loans shall be Singapore Base Rate Loans and bear interest as set forth in Section 3.1. Each Singapore Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the Singapore Swingline Lender for its own account. The Singapore Swingline Loans of each Singapore Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Singapore Facility Collateral of such Singapore Borrower. Each Singapore Swingline Loan shall be funded in Singapore Dollars or, at the option of the Applicable Singapore Borrower, Dollars and repaid in the same currency as the underlying Singapore Swingline Loan was made.

(g) UK Alternate Swingline Loans to UK Borrowers. The UK Swingline Lender shall make UK Alternate Swingline Loans to any of the UK Borrowers on any Business Day during the period from the Closing Date to the UK Swingline Commitment Termination Date, not to exceed the UK Alternate Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which UK Alternate Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the UK Swingline Lender shall not honor any request for a UK Alternate Swingline Loan on or after the UK Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed UK Alternate Swingline Loan exceeds UK Availability on the proposed funding date for such UK Alternate Swingline Loan or if the requirements of Section 2.11 are not satisfied. The UK Alternate Swingline Loans shall be UK Base Rate Loans and bear interest as set forth in Section 3.1. Each UK Alternate Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the UK Alternate Swingline Lender for its own account. The UK Alternate Swingline Loans of each UK Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the UK Facility Collateral of such UK Borrower. Each UK Alternate Swingline Loan shall be funded in Australian Dollars, New Zealand Dollars, Singapore Dollars and such other currencies as the UK Swingline Lender may agree and repaid in the same currency as the underlying UK Alternate Swingline Loan was made.

(h) UK Swingline Loans to UK Borrowers. The UK Swingline Lender shall make UK Swingline Loans to any of the UK Borrowers on any Business Day during the period from the Closing Date to the UK Swingline Commitment Termination Date, not to exceed the UK Swingline Commitment in aggregate principal amount outstanding at any time (based on the Dollar Equivalent thereof), which UK Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the UK Swingline Lender shall not honor any request for a UK Swingline Loan on or after the UK Swingline Commitment Termination Date, if the Dollar Equivalent of the amount of the proposed UK Swingline Loan exceeds UK Availability on the proposed funding date for such UK Swingline Loan or if the requirements of Section 2.11 are not satisfied. The UK Swingline Loans shall be UK Base Rate Loans and bear interest as set forth in Section 3.1. Each UK Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the UK Swingline Lender for its own account. The UK Swingline Loans of each UK Borrower shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the UK Facility Collateral of such UK Borrower. Each UK Swingline Loan shall be funded in Sterling or, at the option of the Applicable UK Borrower, Euros or Dollars and repaid in the same currency as the underlying UK Swingline Loan was made.

(i) U.S. Swingline Loans to U.S. Borrowers. The U.S. Swingline Lender shall make U.S. Swingline Loans to any of the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Swingline Commitment Termination Date, not to exceed the U.S. Swingline Commitment in aggregate principal amount outstanding at any time, which U.S. Swingline Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the U.S. Swingline Lender shall not honor any request for a U.S. Swingline Loan on or after the U.S. Swingline Commitment Termination Date or if the amount of the proposed U.S. Swingline Loan exceeds U.S. Availability on the proposed funding date for such U.S. Swingline Loan. The U.S. Swingline Loans shall be U.S. Base Rate Loans and bear interest as set forth in Section 3.1. Each U.S. Swingline Loan shall constitute a Revolver Loan for all purposes except that payments thereon shall be made to the U.S. Swingline Lender for its own account. The U.S. Swingline Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. The U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Swingline Loans. Each U.S. Swingline Loan shall be funded and repaid in Dollars.

(j) Swinglines Generally. The Swingline Loans made by each Swingline Lender and interest accruing thereon shall be evidenced by the records of the Agent and such Swingline Lender and need not be evidenced by any promissory note.

2.2 Australian Letters of Credit.

2.2.1 Issuance of Australian Letters of Credit. Each Australian Fronting Bank agrees to issue Australian Letters of Credit for the account of any Australian Borrower from time to time until the Facility Termination Date (or until the Australian Revolver Commitment Termination Date, if earlier), in Australian Dollars or, at the option of the Applicable Australian Borrower, Dollars, Euros or Sterling, on the terms set forth herein, including the following:

(a) Each Australian Borrower acknowledges that each Australian Fronting Bank’s willingness to issue any Australian Letter of Credit is conditioned upon such Australian Fronting Bank’s receipt of an Australian LC Application with respect to the requested Australian Letter of Credit, as well as such other instruments and agreements as such Australian Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No Australian Fronting Bank shall have any obligation to issue any Australian Letter of Credit unless (i) such Australian Fronting Bank, Bank of America (Hong Kong) and Bank of America (Australia) receive an Australian LC Request and Australian LC Application at least three Business Days prior to the requested date of issuance; (ii) each Australian LC Condition is satisfied; and (iii) if a Defaulting Lender that is an Australian Lender exists, such Lender or Australian Borrowers have entered into arrangements reasonably satisfactory to Agent and such Australian Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If an Australian Fronting Bank receives written notice from an Australian Lender at least three Business Days before issuance of an Australian Letter of Credit that any Australian LC Condition has not been satisfied, such Australian Fronting Bank shall have no obligation to issue the requested Australian Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, an Australian Fronting Bank shall not be deemed to have knowledge of any failure of Australian LC Conditions.

(b) The renewal or extension of any Australian Letter of Credit shall be treated as the issuance of a new Australian Letter of Credit, except that delivery of a new Australian LC Application shall be required at the discretion of the applicable Australian Fronting Bank. No Australian Fronting Bank shall renew or extend any Australian Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) Australian Borrowers assume all risks of the acts, omissions or misuses of any Australian Letter of Credit by the beneficiary. In connection with issuance of any Australian Letter of Credit, none of Agent, any Australian Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in an Australian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and an Australian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Australian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Australian Fronting Bank, Agent or any Australian Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Australian Fronting Bank under the Loan Documents shall be cumulative. Each Australian Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Australian Letter of Credit issued by such Australian Fronting Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any Australian Letters of Credit or Australian LC Documents, each Australian Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Australian Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Australian Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Australian Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Australian Letters of Credit or Australian LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2 Australian LC Reimbursement; Australian LC Participations.

(a) If an Australian Fronting Bank honors any request for payment under an Australian Letter of Credit, the Applicable Australian Borrower shall pay to such Australian Fronting Bank, on the same day (“Australian Reimbursement Date”), the amount paid by such Australian Fronting Bank under such Letter of Credit, together with interest at the interest rate for Australian Base Rate Loans from the Australian Reimbursement Date until payment by the Applicable Australian Borrower. The obligation of the Applicable Australian Borrower to reimburse each Australian Fronting Bank for any payment made under an Australian Letter of Credit issued by such Australian Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Australian Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable Australian Borrower or Loan Parties may have at any time against the beneficiary. Whether or not the Applicable Australian Borrower submits a Notice of Borrowing, the Applicable Australian Borrower shall be deemed to have requested a Borrowing of Australian Base Rate Loans in an amount necessary to pay all amounts due to an Australian Fronting Bank in the currency in which the underlying Australian Letter of Credit was issued on any Australian Reimbursement Date and each Australian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of an Australian Letter of Credit, each Australian Lender shall be deemed to have irrevocably and unconditionally purchased from the Australian Fronting Bank that issued such Australian Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Australian LC Obligations relating to the Australian Letter of Credit. If the applicable Australian Fronting Bank makes any payment under an Australian Letter of Credit and the Applicable Australian Borrower does not reimburse such payment on the Australian Reimbursement Date, Agent shall promptly notify Australian Lenders and each Australian Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such Australian Letter of Credit, for the benefit of such Australian Fronting Bank, the Australian Lender’s Pro Rata share of such payment. Upon request by an Australian Lender, the applicable Australian Fronting Bank shall furnish copies of any Australian Letters of Credit and Australian LC Documents in its possession at such time.

(c) The obligation of each Australian Lender to make payments to Agent for the account of the applicable Australian Fronting Bank in connection with such Australian Fronting Bank’s payment under an Australian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under an Australian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Australian Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Australian Borrower or other Person of any obligations under any Australian LC Documents. No Australian Fronting Bank makes any express or implied warranty, representation or guarantee to Australian Lenders with respect to the Australian Facility Collateral, the Australian LC Documents or any Australian Facility Loan Party. No Australian Fronting Bank shall be responsible to any Australian Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Australian LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Australian Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Australian Facility Loan Party.

(d) No Australian Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Australian LC Documents except as a result of such Australian Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No Australian Fronting Bank shall have any liability to any Lender if such Australian Fronting Bank refrains from any action under any Australian Letter of Credit or Australian LC Documents until it receives written instructions from Required Borrower Group Lenders of Australian Borrowers.

2.2.3 Australian LC Cash Collateral. If any Australian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that an Australian Overadvance exists, (c) after the Australian Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility Termination Date, then Australian Borrowers shall, within one Business Day of an Australian Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Australian Letters of Credit issued by such Australian Fronting Banks and pay to each Australian Fronting Bank the amount of all other Australian LC Obligations to such Australian Fronting Bank. Australian Borrowers shall, within one Business Day of demand by an Australian Fronting Bank’s or Agent from time to time, Cash Collateralize, with respect to the Australian Letters of Credit issued by such Australian Fronting Bank, the LC Obligations of any Defaulting Lender that is an Australian Lender. If Australian Borrowers fail to provide any Cash Collateral as required hereunder, Australian Lenders may (and shall upon direction of Agent) advance, as Australian Revolver Loans, the amount of the Cash Collateral required (whether or not the Australian Revolver Commitments have terminated, any Australian Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.3 Belgian Letters of Credit.

2.3.1 Issuance of Belgian Letters of Credit. Each Belgian Fronting Bank agrees to issue Belgian Letters of Credit for the account of any Belgian Borrower from time to time until the Facility Termination Date (or until the Belgian Revolver Commitment Termination Date, if earlier), in Euros or, at the option of the Applicable Belgian Borrower, Dollars, on the terms set forth herein, including the following:

(a) Each Belgian Borrower acknowledges that each Belgian Fronting Bank’s willingness to issue any Belgian Letter of Credit is conditioned upon such Belgian Fronting Bank’s receipt of a Belgian LC Application with respect to the requested Belgian Letter of Credit, as well as such other instruments and agreements as such Belgian Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No Belgian Fronting Bank shall have any obligation to issue any Belgian Letter of Credit unless (i) such Belgian Fronting Bank and Bank of America (London) receive a Belgian LC Request and Belgian LC Application at least three Business Days prior to the requested date of issuance; (ii) each Belgian LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Belgian Lender exists, such Lender or Belgian Borrowers have entered into arrangements reasonably satisfactory to Agent and such Belgian Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a Belgian Fronting Bank receives written notice from a Belgian Lender at least three Business Days before issuance of a Belgian Letter of Credit that any Belgian LC Condition has not been satisfied, such Belgian Fronting Bank shall have no obligation to issue the requested Belgian Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a Belgian Fronting Bank shall not be deemed to have knowledge of any failure of Belgian LC Conditions.

(b) The renewal or extension of any Belgian Letter of Credit shall be treated as the issuance of a new Belgian Letter of Credit, except that delivery of a new Belgian LC Application shall be required at the discretion of the applicable Belgian Fronting Bank. No Belgian Fronting Bank shall renew or extend any Belgian Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) Belgian Borrowers assume all risks of the acts, omissions or misuses of any Belgian Letter of Credit by the beneficiary. In connection with issuance of any Belgian Letter of Credit, none of Agent, any Belgian Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Belgian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Belgian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Belgian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Belgian Fronting Bank, Agent or any Belgian Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Belgian Fronting Bank under the Loan Documents shall be cumulative. Each Belgian Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Belgian Letter of Credit issued by such Belgian Fronting Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any Belgian Letters of Credit or Belgian LC Documents, each Belgian Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Belgian Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Belgian Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Belgian Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Belgian Letters of Credit or Belgian LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2 Belgian LC Reimbursement; Belgian LC Participations.

(a) If a Belgian Fronting Bank honors any request for payment under a Belgian Letter of Credit, the Applicable Belgian Borrower shall pay to such Belgian Fronting Bank, on the same day (“Belgian Reimbursement Date”), the amount paid by such Belgian Fronting Bank under such Letter of Credit, together with interest at the interest rate for Belgian Base Rate Loans from the Belgian Reimbursement Date until payment by the Applicable Belgian Borrower. The obligation of the Applicable Belgian Borrower to reimburse each Belgian Fronting Bank for any payment made under a Belgian Letter of Credit issued by such Belgian Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Belgian Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable Belgian Borrower or Loan Parties may have at any time against the beneficiary. Whether or not the Applicable Belgian Borrower submits a Notice of Borrowing, the Applicable Belgian Borrower shall be deemed to have requested a Borrowing of Belgian Base Rate Loans in an amount necessary to pay all amounts due to a Belgian Fronting Bank in the currency in which the underlying Belgian Letter of Credit was issued on any Belgian Reimbursement Date and each Belgian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Belgian Letter of Credit, each Belgian Lender shall be deemed to have irrevocably and unconditionally purchased from the Belgian Fronting Bank that issued such Belgian Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Belgian LC Obligations relating to the Belgian Letter of Credit. If the applicable Belgian Fronting Bank makes any payment under a Belgian Letter of Credit and the Applicable Belgian Borrower does not reimburse such payment on the Belgian Reimbursement Date, Agent shall promptly notify Belgian Lenders and each Belgian Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such Belgian Letter of Credit, for the benefit of the Belgian Fronting Bank, the Belgian Lender’s Pro Rata share of such payment. Upon request by a Belgian Lender, the applicable Belgian Fronting Bank shall furnish copies of any Belgian Letters of Credit and Belgian LC Documents in its possession at such time.

(c) The obligation of each Belgian Lender to make payments to Agent for the account of the applicable Belgian Fronting Bank in connection with such Belgian Fronting Bank’s payment under a Belgian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Belgian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Belgian Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Belgian Borrower or other Person of any obligations under any Belgian LC Documents. No Belgian Fronting Bank makes any express or implied warranty, representation or guarantee to Belgian Lenders with respect to the Belgian Facility Collateral, the Belgian LC Documents or any Belgian Facility Loan Party. No Belgian Fronting Bank shall be responsible to any Belgian Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Belgian LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Belgian Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Belgian Facility Loan Party.

(d) No Belgian Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Belgian LC Documents except as a result of such Belgian Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No Belgian Fronting Bank shall have any liability to any Lender if such Belgian Fronting Bank refrains from any action under any Belgian Letter of Credit or Belgian LC Documents until it receives written instructions from Required Borrower Group Lenders of Belgian Borrowers.

2.3.3 Belgian LC Cash Collateral. If any Belgian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Belgian Overadvance exists, (c) after the Belgian Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility

Termination Date, then Belgian Borrowers shall, within one Business Day of the Belgian Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Belgian Letters of Credit and pay to each Belgian Fronting Bank the amount of all other Belgian LC Obligations to such Belgian Fronting Bank. Belgian Borrowers shall, within one Business Day of demand by the Belgian Fronting Bank’s or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a Belgian Lender. If Belgian Borrowers fail to provide any Cash Collateral as required hereunder, Belgian Lenders may (and shall upon direction of Agent) advance, as Belgian Revolver Loans, the amount of the Cash Collateral required (whether or not the Belgian Revolver Commitments have terminated, any Belgian Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.4 Canadian Letters of Credit.

2.4.1 Issuance of Canadian Letters of Credit. Each Canadian Fronting Bank agrees to issue Canadian Letters of Credit for the account of any Canadian Borrower from time to time until the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier), in Canadian Dollars or, at the option of the Applicable Canadian Borrower, Dollars, on the terms set forth herein, including the following:

(a) Each Canadian Borrower acknowledges that each Canadian Fronting Bank’s willingness to issue any Canadian Letter of Credit is conditioned upon such Canadian Fronting Bank’s receipt of a Canadian LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as such Canadian Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No Canadian Fronting Bank shall have any obligation to issue any Canadian Letter of Credit unless (i) such Canadian Fronting Bank and Agent receive a Canadian LC Request and Canadian LC Application at least three Business Days prior to the requested date of issuance; (ii) each Canadian LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Lender or Canadian Borrowers have entered into arrangements reasonably satisfactory to Agent and such Canadian Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a Canadian Fronting Bank receives written notice from a Canadian Lender at least three Business Days before issuance of a Canadian Letter of Credit that any Canadian LC Condition has not been satisfied, such Canadian Fronting Bank shall have no obligation to issue the requested Canadian Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a Canadian Fronting Bank shall not be deemed to have knowledge of any failure of Canadian LC Conditions.

(b) The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new Canadian LC Application shall be required at the discretion of the applicable Canadian Fronting Bank. No Canadian Fronting Bank shall renew or extend any Canadian Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) Canadian Borrowers assume all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary. In connection with issuance of any Canadian Letter of Credit, none of Agent, any Canadian Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Canadian Fronting Bank, Agent or any Canadian Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Canadian Fronting Bank under the Loan Documents shall be cumulative. Each Canadian Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Canadian Letter of Credit issued by such Canadian Fronting Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or Canadian LC Documents, each Canadian Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Canadian Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Canadian Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Canadian Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or Canadian LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.4.2 Canadian LC Reimbursement; Canadian LC Participations.

(a) If a Canadian Fronting Bank honors any request for payment under a Canadian Letter of Credit, the Applicable Canadian Borrower shall pay to such Canadian Fronting Bank, on the same day (“Canadian Reimbursement Date”), the amount paid by such Canadian Fronting Bank under such Letter of Credit, together with interest at the interest rate for Canadian Prime Rate Loans (if the Canadian Letter of Credit was denominated in Canadian Dollars) and Canadian Base Rate Loans (if the Canadian Letter of Credit was denominated in Dollars), in each case, from the Canadian Reimbursement Date until payment by Canadian Borrower. The obligation of the Applicable Canadian Borrower to reimburse each Canadian Fronting Bank for any payment made under a Canadian Letter of Credit issued by such Canadian Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable Canadian Borrower or Loan Parties may have at any time against the beneficiary. Whether or not the Initial Canadian Borrower submits a Notice of Borrowing, the Applicable Canadian Borrower shall be deemed to have requested a Borrowing of Canadian Prime Rate Loans or Canadian Base Rate Loans, as applicable, in an amount necessary to pay all amounts due to a Canadian Fronting Bank in the currency in which the underlying Canadian Letter of Credit was issued on any Canadian Reimbursement Date and each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Canadian Letter of Credit, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased from the Canadian Fronting Bank that issued such Canadian Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations relating to the Canadian Letter of Credit. If the applicable Canadian Fronting Bank makes any payment under a Canadian Letter of Credit and the Applicable Canadian Borrower does not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Canadian Lenders and each Canadian Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such Canadian Letter of Credit, for the benefit of the Canadian Fronting Bank, the Canadian Lender’s Pro Rata share of such payment. Upon request by a Canadian Lender, the applicable Canadian Fronting Bank shall furnish copies of any Canadian Letters of Credit and Canadian LC Documents in its possession at such time.

(c) The obligation of each Canadian Lender to make payments to Agent for the account of the applicable Canadian Fronting Bank in connection with such Canadian Fronting Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Canadian Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Canadian Borrower or other Person of any obligations under any Canadian LC Documents. No Canadian Fronting Bank makes any express or implied warranty, representation or guarantee to Canadian Lenders with respect to the Canadian Facility Collateral, Canadian LC Documents or any Canadian Facility Loan Party. No Canadian Fronting Bank shall be responsible to any Canadian Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Canadian LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Canadian Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Canadian Facility Loan Party.

(d) No Canadian Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Canadian LC Documents except as a result of such Canadian Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No Canadian Fronting Bank shall have any liability to any Lender if such Canadian Fronting Bank refrains from any action under any Canadian Letter of Credit or Canadian LC Documents until it receives written instructions from Required Borrower Group Lenders of Canadian Borrowers.

2.4.3 Canadian LC Cash Collateral. If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Canadian Overadvance exists, (c) after the Canadian Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility Termination Date, then Canadian Borrowers shall, within one Business Day of the Canadian Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Canadian Letters of Credit and pay to each Canadian Fronting Bank the amount of all other Canadian LC Obligations to such Canadian Fronting Bank. Canadian Borrowers shall, within one Business Day of demand by the Canadian Fronting Bank’s or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a Canadian Lender. If Canadian Borrowers fail to provide any Cash Collateral as required hereunder, Canadian Lenders may (and shall upon direction of Agent) advance, as Canadian Revolver Loans, the amount of the Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, any Canadian Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.5 Dutch Letters of Credit.

2.5.1 Issuance of Dutch Letters of Credit. Each Dutch Fronting Bank agrees to issue Dutch Letters of Credit for the account of any Dutch Borrower from time to time until the Facility Termination Date (or until the Dutch Revolver Commitment Termination Date, if earlier), in Euros or, at the option of the Applicable Dutch Borrower, Dollars, on the terms set forth herein, including the following:

(a) Each Dutch Borrower acknowledges that each Dutch Fronting Bank’s willingness to issue any Dutch Letter of Credit is conditioned upon such Dutch Fronting Bank’s receipt of a Dutch LC Application with respect to the requested Dutch Letter of Credit, as well as such other instruments and agreements as such Dutch Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No Dutch Fronting Bank shall have any obligation to issue any Dutch Letter of Credit unless (i) such Dutch Fronting Bank and Bank of America (London) receive a Dutch LC Request and Dutch LC Application at least three Business Days prior to the requested date of issuance; (ii) each Dutch LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Dutch Lender exists, such Lender or Dutch Borrowers have entered into arrangements reasonably satisfactory to Agent and such Dutch Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a Dutch Fronting Bank receives written notice from a Dutch Lender at least three Business Days before issuance of a Dutch Letter of Credit that any Dutch LC Condition has not been satisfied, such Dutch Fronting Bank shall have no obligation to issue the requested Dutch Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a Dutch Fronting Bank shall not be deemed to have knowledge of any failure of Dutch LC Conditions.

(b) The renewal or extension of any Dutch Letter of Credit shall be treated as the issuance of a new Dutch Letter of Credit, except that delivery of a new Dutch LC Application shall be required at the discretion of the applicable Dutch Fronting Bank. No Dutch Fronting Bank shall renew or extend any Dutch Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) Dutch Borrowers assume all risks of the acts, omissions or misuses of any Dutch Letter of Credit by the beneficiary. In connection with issuance of any Dutch Letter of Credit, none of Agent, any Dutch Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Dutch Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Dutch Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Dutch Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Dutch Fronting Bank, Agent or any Dutch Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Dutch Fronting Bank under the Loan Documents shall be cumulative. Each Dutch Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Dutch Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Dutch Letters of Credit or Dutch LC Documents, each Dutch Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Dutch Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Dutch Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Dutch Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Dutch Letters of Credit or Dutch LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.5.2 Dutch LC Reimbursement; Dutch LC Participations.

(a) If a Dutch Fronting Bank honors any request for payment under a Dutch Letter of Credit, the Applicable Dutch Borrower shall pay to such Dutch Fronting Bank, on the same day (“Dutch Reimbursement Date”), the amount paid by such Dutch Fronting Bank under such Letter of Credit, together with interest at the interest rate for Dutch Base Rate Loans from the Dutch Reimbursement Date until payment by the Applicable Dutch Borrower. The obligation of the Applicable Dutch Borrower to reimburse each Dutch Fronting Bank for any payment made under a Dutch Letter of Credit issued by such Dutch Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Dutch Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable Dutch Borrower or Loan Parties may have at any time against the beneficiary. Whether or not the Applicable Dutch Borrower submits a Notice of Borrowing, the Applicable Dutch Borrower shall be deemed to have requested a Borrowing of Dutch Base Rate Loans in an amount necessary to pay all amounts due a Dutch Fronting Bank in the currency in which the underlying Dutch Letter of Credit was issued on any Dutch Reimbursement Date and each Dutch Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Dutch Letter of Credit, each Dutch Lender shall be deemed to have irrevocably and unconditionally purchased from the Dutch Fronting Bank that issued such Dutch Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Dutch LC Obligations relating to the Dutch Letter of Credit. If the applicable Dutch Fronting Bank makes any payment under a Dutch Letter of Credit and the Applicable Dutch Borrower does not reimburse such payment on the Dutch Reimbursement Date, Agent shall promptly notify Dutch Lenders and each Dutch Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such Dutch Letter of Credit, for the benefit of the Dutch Fronting Bank, the Dutch Lender’s Pro Rata share of such payment. Upon request by a Dutch Lender, the applicable Dutch Fronting Bank shall furnish copies of any Dutch Letters of Credit and Dutch LC Documents in its possession at such time.

(c) The obligation of each Dutch Lender to make payments to Agent for the account of the applicable Dutch Fronting Bank in connection with such Dutch Fronting Bank’s payment under a Dutch Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Dutch Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Dutch Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Dutch Borrower or other Person of any obligations under any Dutch LC Documents. No Dutch Fronting Bank makes any express or implied warranty, representation or guarantee to Dutch Lenders with respect to the Dutch Facility Collateral, the Dutch LC Documents or any Dutch Facility Loan Party. No Dutch Fronting Bank shall be responsible to any Dutch Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Dutch LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Dutch Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Dutch Facility Loan Party.

(d) No Dutch Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Dutch LC Documents except as a result of each Dutch Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No Dutch Fronting Bank shall have any liability to any Lender if such Dutch Fronting Bank refrains from any action under any Dutch Letter of Credit or Dutch LC Documents until it receives written instructions from Required Borrower Group Lenders of Dutch Borrowers.

2.5.3 Dutch LC Cash Collateral. If any Dutch LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Dutch Overadvance exists, (c) after the Dutch Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility Termination Date, then Dutch Borrowers shall, within one Business Day of the Dutch Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Dutch Letters of Credit and pay to each Dutch Fronting Bank the amount of all other Dutch LC Obligations to such Dutch Fronting Bank. Dutch Borrowers shall, within one Business Day of demand by the Dutch Fronting Bank’s or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a Dutch Lender. If Dutch Borrowers fail to provide any Cash Collateral as required hereunder, Dutch Lenders may (and shall upon direction of Agent) advance, as Dutch Revolver Loans, the amount of the Cash Collateral required (whether or not the Dutch Revolver Commitments have terminated, any Dutch Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.6 New Zealand Letters of Credit.

2.6.1 Issuance of New Zealand Letters of Credit. Each New Zealand Fronting Bank agrees to issue New Zealand Letters of Credit for the account of any New Zealand Borrower from time to time until the Facility Termination Date (or until the New Zealand Revolver Commitment Termination Date, if earlier), in New Zealand Dollars or, at the option of the Applicable New Zealand Borrower, Dollars or Euros, on the terms set forth herein, including the following:

(a) Each New Zealand Borrower acknowledges that each New Zealand Fronting Bank’s willingness to issue any New Zealand Letter of Credit is conditioned upon such New Zealand Fronting Bank’s receipt of a New Zealand LC Application with respect to the requested New Zealand Letter of Credit, as well as such other instruments and agreements as such New Zealand Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No New Zealand Fronting Bank shall have any obligation to issue any New Zealand Letter of Credit unless (i) such New Zealand Fronting Bank, Bank of America

(Hong Kong) and Bank of America (Australia) receive a New Zealand LC Request and New Zealand LC Application at least three Business Days prior to the requested date of issuance; (ii) each New Zealand LC Condition is satisfied; and (iii) if a Defaulting Lender that is a New Zealand Lender exists, such Lender or New Zealand Borrowers have entered into arrangements reasonably satisfactory to Agent and such New Zealand Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a New Zealand Fronting Bank receives written notice from a New Zealand Lender at least three Business Days before issuance of a New Zealand Letter of Credit that any New Zealand LC Condition has not been satisfied, such New Zealand Fronting Bank shall have no obligation to issue the requested New Zealand Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a New Zealand Fronting Bank shall not be deemed to have knowledge of any failure of New Zealand LC Conditions.

(b) The renewal or extension of any New Zealand Letter of Credit shall be treated as the issuance of a new New Zealand Letter of Credit, except that delivery of a new New Zealand LC Application shall be required at the discretion of the applicable New Zealand Fronting Bank. No New Zealand Fronting Bank shall renew or extend any New Zealand Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) New Zealand Borrowers assume all risks of the acts, omissions or misuses of any New Zealand Letter of Credit by the beneficiary. In connection with issuance of any New Zealand Letter of Credit, none of Agent, any New Zealand Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a New Zealand Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a New Zealand Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any New Zealand Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any New Zealand Fronting Bank, Agent or any New Zealand Lender, including any act or omission of a Governmental Authority. The rights and remedies of each New Zealand Fronting Bank under the Loan Documents shall be cumulative. Each New Zealand Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any New Zealand Letter of Credit issued by such New Zealand Fronting Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any New Zealand Letters of Credit or New Zealand LC Documents, each New Zealand Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such New Zealand Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each New Zealand Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each New Zealand Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to New Zealand Letters of Credit or New Zealand LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.6.2 New Zealand LC Reimbursement; New Zealand LC Participations.

(a) If a New Zealand Fronting Bank honors any request for payment under a New Zealand Letter of Credit, the Applicable New Zealand Borrower shall pay to such New Zealand Fronting Bank, on the same day (“New Zealand Reimbursement Date”), the amount paid by such New Zealand Fronting Bank under such Letter of Credit, together with interest at the interest rate for New Zealand Base Rate Loans from the New Zealand Reimbursement Date until payment by the Applicable New Zealand Borrower. The obligation of the Applicable New Zealand Borrower to reimburse each New Zealand Fronting Bank for any payment made under a New Zealand Letter of Credit issued by such New Zealand Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any New Zealand Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable New Zealand Borrower or Loan Parties may have at any time against the beneficiary. Whether or not the Applicable New Zealand Borrower submits a Notice of Borrowing, the Applicable New Zealand Borrower shall be deemed to have requested a Borrowing of New Zealand Base Rate Loans in an amount necessary to pay all amounts due a New Zealand Fronting Bank in the currency in which the underlying New Zealand Letter of Credit was issued on any New Zealand Reimbursement Date and each New Zealand Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a New Zealand Letter of Credit, each New Zealand Lender shall be deemed to have irrevocably and unconditionally purchased from the New Zealand Fronting Bank that issued such New Zealand Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all New Zealand LC Obligations relating to the New Zealand Letter of Credit. If the applicable New Zealand Fronting Bank makes any payment under a New Zealand Letter of Credit and the Applicable New Zealand Borrower does not reimburse such payment on the New Zealand Reimbursement Date, Agent shall promptly notify New Zealand Lenders and each New Zealand Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such New Zealand Letter of Credit, for the benefit of the New Zealand Fronting Bank, the New Zealand Lender’s Pro Rata share of such payment. Upon request by a New Zealand Lender, the applicable New Zealand Fronting Bank shall furnish copies of any New Zealand Letters of Credit and New Zealand LC Documents in its possession at such time.

(c) The obligation of each New Zealand Lender to make payments to Agent for the account of the applicable New Zealand Fronting Bank in connection with such New Zealand Fronting Bank’s payment under a New Zealand Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a New Zealand Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No New Zealand Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any New Zealand Borrower or other Person of any obligations under any New Zealand LC Documents. No New Zealand Fronting Bank makes any express or implied warranty, representation or guarantee to New Zealand Lenders with respect to the New Zealand Facility Collateral, the New Zealand LC Documents or any New Zealand Facility Loan Party. No New Zealand Fronting Bank shall be responsible to any New Zealand Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any New Zealand LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any New Zealand Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any New Zealand Facility Loan Party.

(d) No New Zealand Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any New Zealand LC Documents except as a result of such New Zealand Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No New Zealand Fronting Bank shall have any liability to any Lender if such New Zealand Fronting Bank refrains from any action under any New Zealand Letter of Credit or New Zealand LC Documents until it receives written instructions from Required Borrower Group Lenders of New Zealand Borrowers.

2.6.3 New Zealand LC Cash Collateral. If any New Zealand LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a New Zealand Overadvance exists, (c) after the New Zealand Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility Termination Date, then New Zealand Borrowers shall, within one Business Day of the New Zealand Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding New Zealand Letters of Credit and pay to each New Zealand Fronting Bank the amount of all other New Zealand LC Obligations to such New Zealand Fronting Bank. New Zealand Borrowers shall, within one Business Day of demand by the New Zealand Fronting Bank’s or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a New Zealand Lender. If New Zealand Borrowers fail to provide any Cash Collateral as required hereunder, New Zealand Lenders may (and shall upon direction of Agent) advance, as New Zealand Revolver Loans, the amount of the Cash Collateral required (whether or not the New Zealand Revolver Commitments have terminated, any New Zealand Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.7 Singapore Letters of Credit.

2.7.1 Issuance of Singapore Letters of Credit. Each Singapore Fronting Bank agrees to issue Singapore Letters of Credit for the account of any Singapore Borrower from time to time until the Facility Termination Date (or until the Singapore Revolver Commitment Termination Date, if earlier), in Singapore Dollars or, at the option of the Applicable Singapore Borrower, Dollars or Euros, on the terms set forth herein, including the following:

(a) Each Singapore Borrower acknowledges that each Singapore Fronting Bank’s willingness to issue any Singapore Letter of Credit is conditioned upon such Singapore Fronting Bank’s receipt of a Singapore LC Application with respect to the requested Singapore Letter of Credit, as well as such other instruments and agreements as such Singapore Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No Singapore Fronting Bank shall have any obligation to issue any Singapore Letter of Credit unless (i) such Singapore Fronting Bank, Bank of America (Hong Kong) and Bank of America (Singapore) receive a Singapore LC Request and Singapore LC Application at least three Business Days prior to the requested date of issuance; (ii) each Singapore LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Singapore Lender exists, such Lender or Singapore Borrowers have entered into arrangements reasonably satisfactory to Agent and such Singapore Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a Singapore Fronting Bank receives written notice from a Singapore Lender at least three Business Days before issuance of a Singapore Letter of Credit that any Singapore LC Condition has not been satisfied, such Singapore Fronting Bank shall have no obligation to issue the requested Singapore Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a Singapore Fronting Bank shall not be deemed to have knowledge of any failure of Singapore LC Conditions.

(b) The renewal or extension of any Singapore Letter of Credit shall be treated as the issuance of a new Singapore Letter of Credit, except that delivery of a new Singapore LC Application shall be required at the discretion of the applicable Singapore Fronting Bank. No Singapore Fronting Bank shall renew or extend any Singapore Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) Singapore Borrowers assume all risks of the acts, omissions or misuses of any Singapore Letter of Credit by the beneficiary. In connection with issuance of any Singapore Letter of Credit, none of Agent, any Singapore Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Singapore Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Singapore Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Singapore Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Singapore Fronting Bank, Agent or any Singapore Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Singapore Fronting Bank under the Loan Documents shall be cumulative. Each Singapore Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Singapore Letter of Credit issued by such Singapore Fronting Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any Singapore Letters of Credit or Singapore LC Documents, each Singapore Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Singapore Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Singapore Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Singapore Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to Singapore Letters of Credit or Singapore LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.7.2 Singapore LC Reimbursement; Singapore LC Participations.

(a) If a Singapore Fronting Bank honors any request for payment under a Singapore Letter of Credit, the Applicable Singapore Borrower shall pay to such Singapore Fronting Bank, on the same day (“Singapore Reimbursement Date”), the amount paid by such Singapore Fronting Bank under such Letter of Credit, together with interest at the interest rate for Singapore Base Rate Loans from the Singapore Reimbursement Date until payment by the Applicable Singapore Borrower. The obligation of the Applicable Singapore Borrower to reimburse each Singapore Fronting Bank for any payment made under a Singapore Letter of Credit issued by such Singapore Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Singapore Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable Singapore Borrower or Loan Parties may have at any time against the beneficiary. Whether or not the Applicable Singapore Borrower submits a Notice of Borrowing, the Applicable Singapore Borrower shall be deemed to have requested a Borrowing of Singapore Base Rate Loans in an amount necessary to pay all amounts due to a Singapore Fronting Bank in the currency in which the underlying Singapore Letter of Credit was issued on any Singapore Reimbursement Date and each Singapore Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Singapore Letter of Credit, each Singapore Lender shall be deemed to have irrevocably and unconditionally purchased from the Singapore Fronting Bank that issued such Singapore Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all Singapore LC Obligations relating to the Singapore Letter of Credit. If the applicable Singapore Fronting Bank makes any payment under a Singapore Letter of Credit and the Applicable Singapore Borrower does not reimburse such payment on the Singapore Reimbursement Date, Agent shall promptly notify Singapore Lenders and each Singapore Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such Singapore Letter of Credit, for the benefit of the Singapore Fronting Bank, the Singapore Lender’s Pro Rata share of such payment. Upon request by a Singapore Lender, the applicable Singapore Fronting Bank shall furnish copies of any Singapore Letters of Credit and Singapore LC Documents in its possession at such time.

(c) The obligation of each Singapore Lender to make payments to Agent for the account of the applicable Singapore Fronting Bank in connection with such Singapore Fronting Bank’s payment under a Singapore Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Singapore Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Singapore Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any Singapore Borrower or other Person of any obligations under any Singapore LC Documents. No Singapore Fronting Bank makes any express or implied warranty, representation or guarantee to Singapore Lenders with respect to the Singapore Facility Collateral, the Singapore LC Documents or any Singapore Facility Loan Party. No Singapore Fronting Bank shall be responsible to any Singapore Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Singapore LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Singapore Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Singapore Facility Loan Party.

(d) No Singapore Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Singapore LC Documents except as a result of such Singapore Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No Singapore Fronting Bank shall have any liability to any Lender if such Singapore Fronting Bank refrains from any action under any Singapore Letter of Credit or Singapore LC Documents until it receives written instructions from Required Borrower Group Lenders of Singapore Borrowers.

2.7.3 Singapore LC Cash Collateral. If any Singapore LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Singapore Overadvance exists, (c) after the Singapore Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility Termination Date, then Singapore Borrowers shall, within one Business Day of the Singapore

Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Singapore Letters of Credit and pay to each Singapore Fronting Bank the amount of all other Singapore LC Obligations to such Singapore Fronting Bank. Singapore Borrowers shall, within one Business Day of demand by the Singapore Fronting Bank’s or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a Singapore Lender. If Singapore Borrowers fail to provide any Cash Collateral as required hereunder, Singapore Lenders may (and shall upon direction of Agent) advance, as Singapore Revolver Loans, the amount of the Cash Collateral required (whether or not the Singapore Revolver Commitments have terminated, any Singapore Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.8 UK Letters of Credit.

2.8.1 Issuance of UK Letters of Credit. Each UK Fronting Bank agrees to issue UK Letters of Credit for the account of any UK Borrower from time to time until the Facility Termination Date (or until the UK Revolver Commitment Termination Date, if earlier), in Sterling or, at the option of the Applicable UK Borrower, Dollars or Euros, on the terms set forth herein, including the following:

(a) Each UK Borrower acknowledges that each UK Fronting Bank’s willingness to issue any UK Letter of Credit is conditioned upon such UK Fronting Bank’s receipt of a UK LC Application with respect to the requested UK Letter of Credit, as well as such other instruments and agreements as such UK Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No UK Fronting Bank shall have any obligation to issue any UK Letter of Credit unless (i) such UK Fronting Bank and Bank of America (London) receive an UK LC Request and UK LC Application at least three Business Days prior to the requested date of issuance; (ii) each UK LC Condition is satisfied; and (iii) if a Defaulting Lender that is an UK Lender exists, such Lender or UK Borrowers have entered into arrangements reasonably satisfactory to Agent and such UK Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If an UK Fronting Bank receives written notice from an UK Lender at least three Business Days before issuance of an UK Letter of Credit that any UK LC Condition has not been satisfied, such UK Fronting Bank shall have no obligation to issue the requested UK Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, an UK Fronting Bank shall not be deemed to have knowledge of any failure of UK LC Conditions.

(b) The renewal or extension of any UK Letter of Credit shall be treated as the issuance of a new UK Letter of Credit, except that delivery of a new UK LC Application shall be required at the discretion of the applicable UK Fronting Bank. No UK Fronting Bank shall renew or extend any UK Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) UK Borrowers assume all risks of the acts, omissions or misuses of any UK Letter of Credit by the beneficiary. In connection with issuance of any UK Letter of Credit, none of Agent, any UK Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a UK Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a UK Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any UK Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any UK Fronting Bank, Agent or any UK Lender, including any act or omission of a Governmental Authority. The rights and remedies of each UK Fronting Bank under the Loan Documents shall be cumulative. Each UK Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any UK Letter of Credit issued by such UK Fronting Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any UK Letters of Credit or UK LC Documents, each UK Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such UK Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each UK Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each UK Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to UK Letters of Credit or UK LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.8.2 UK LC Reimbursement; UK LC Participations.

(a) If an UK Fronting Bank honors any request for payment under a UK Letter of Credit, the Applicable UK Borrower shall pay to such UK Fronting Bank, on the same day (“UK Reimbursement Date”), the amount paid by such UK Fronting Bank under such Letter of Credit, together with interest at the interest rate for UK Base Rate Loans from the UK Reimbursement Date until payment by the Applicable UK Borrower. The obligation of the Applicable UK Borrower to reimburse each UK Fronting Bank for any payment made under a UK Letter of Credit issued by such UK Fronting Bank shall be absolute, unconditional, irrevocable, and shall be paid without regard to any lack of validity or enforceability of any UK Letter of Credit or the existence of any claim, setoff, defense or other right that the Applicable UK Borrower or Loan Parties may have at any time against the beneficiary. Whether or not the Applicable UK Borrower submits a Notice of Borrowing, the Applicable UK Borrower shall be deemed to have requested a Borrowing of UK Base Rate Loans in an amount necessary to pay all amounts due an UK Fronting Bank in the currency in which the underlying UK Letter of Credit was issued on any UK Reimbursement Date and each UK Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a UK Letter of Credit, each UK Lender shall be deemed to have irrevocably and unconditionally purchased from the UK Fronting Bank that issued such UK Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all UK LC Obligations relating to the UK Letter of Credit. If the applicable UK Fronting Bank makes any payment under a UK Letter of Credit and the Applicable UK Borrower does not reimburse such payment on the UK Reimbursement Date, Agent shall promptly notify UK Lenders and each UK Lender shall promptly (within one Business Day) and unconditionally pay to Agent in the currency of the payment made under such UK Letter of Credit, for the benefit of the UK Fronting Bank, the UK Lender’s Pro Rata share of such payment. Upon request by an UK Lender, the applicable UK Fronting Bank shall furnish copies of any UK Letters of Credit and UK LC Documents in its possession at such time.

(c) The obligation of each UK Lender to make payments to Agent for the account of the applicable UK Fronting Bank in connection with such UK Fronting Bank’s payment under a UK Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a UK Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No UK Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any UK Borrower or other Person of any obligations under any UK LC Documents. No UK Fronting Bank makes any express or implied warranty, representation or guarantee to UK Lenders with respect to the UK Facility Collateral, the UK LC Documents or any UK Facility Loan Party. No UK Fronting Bank shall be responsible to any UK Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any UK LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any UK Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any UK Facility Loan Party.

(d) No UK Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any UK LC Documents except as a result of such UK Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No UK Fronting Bank shall have any liability to any Lender if such UK Fronting Bank refrains from any action under any UK Letter of Credit or UK LC Documents until it receives written instructions from Required Borrower Group Lenders of UK Borrowers.

2.8.3 UK LC Cash Collateral. If any UK LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a UK Overadvance exists, (c) after the UK Revolver Commitment Termination

Date, or (d) within five Business Days prior to the Facility Termination Date, then UK Borrowers shall, within one Business Day of the UK Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding UK Letters of Credit and pay to each UK Fronting Bank the amount of all other UK LC Obligations to such UK Fronting Bank. UK Borrowers shall, within one Business Day of demand by the UK Fronting Bank’s or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender that is a UK Lender. If UK Borrowers fail to provide any Cash Collateral as required hereunder, UK Lenders may (and shall upon direction of Agent) advance, as UK Revolver Loans, the amount of the Cash Collateral required (whether or not the UK Revolver Commitments have terminated, any UK Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.9 U.S. Letters of Credit.

2.9.1 Issuance of U.S. Letters of Credit. Each U.S. Fronting Bank agrees to issue U.S. Letters of Credit for the account of any U.S. Borrower or its Restricted Subsidiaries (provided that each U.S. Borrower agrees that it is jointly and severally liable with respect to, and guarantees payment under Section 5.10.1 with respect to, any U.S. Letter of Credit issued for the account of a Restricted Subsidiary that is not a U.S. Borrower) from time to time until the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each U.S. Borrower acknowledges that each U.S. Fronting Bank’s willingness to issue any U.S. Letter of Credit is conditioned upon such U.S. Fronting Bank’s receipt of a U.S. LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as such U.S. Fronting Bank may customarily require for issuance of a letter of credit of similar type and amount. No U.S. Fronting Bank shall have any obligation to issue any U.S. Letter of Credit unless (i) such U.S. Fronting Bank and Agent receive a U.S. LC Request and U.S. LC Application at least three Business Days prior to the requested date of issuance; (ii) each U.S. LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, U.S. Borrowers have entered into arrangements reasonably satisfactory to Agent and such U.S. Fronting Bank to eliminate any funding risk associated with such Defaulting Lender. If a U.S. Fronting Bank receives written notice from a U.S. Lender at least three Business Days before issuance of a U.S. Letter of Credit that any U.S. LC Condition has not been satisfied, such U.S. Fronting Bank shall have no obligation to issue the requested U.S. Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Borrower Group Lenders or until the Required Borrower Group Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, a U.S. Fronting Bank shall not be deemed to have knowledge of any failure of U.S. LC Conditions. All Existing U.S. Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new U.S. LC Application shall be required at the discretion of the applicable U.S. Fronting Bank. No U.S. Fronting Bank shall renew or extend any U.S. Letter of Credit if it receives written notice from the Agent or the Required Borrower Group Lenders of the existence of a Default or Event of Default.

(c) U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary. In connection with issuance of any U.S. Letter of Credit, none of Agent, any U.S. Fronting Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any U.S. Fronting Bank, Agent or any U.S. Lender, including any act or omission of a Governmental Authority. The rights and remedies of each U.S. Fronting Bank under the Loan Documents shall be cumulative. Each U.S. Fronting Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any U.S. Letter of Credit issued by such U.S. Fronting Bank.

(d) In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or U.S. LC Documents, each U.S. Fronting Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such U.S. Fronting Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each U.S. Fronting Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each U.S. Fronting Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or U.S. LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.9.2 U.S. LC Reimbursement; U.S. LC Participations.

(a) If a U.S. Fronting Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers shall pay to such U.S. Fronting Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by such U.S. Fronting Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse each U.S. Fronting Bank for any payment made under a U.S. Letter of Credit issued by such U.S. Fronting Bank shall be absolute, unconditional, irrevocable, and joint and several among U.S. Borrowers, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers or Loan Parties may have at any time against the beneficiary. Whether or not the North American Loan Party Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary (based on the Dollar Equivalent thereof) to pay all amounts due to a U.S. Fronting Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a U.S. Letter of Credit, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from the U.S. Fronting Bank that issued such U.S. Letter of Credit, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations relating to the U.S. Letter of Credit. If the applicable U.S. Fronting Bank makes any payment under a U.S. Letter of Credit and U.S. Borrowers do not reimburse such payment on the U.S. Reimbursement Date, Agent shall promptly notify U.S. Lenders and each U.S. Lender shall promptly (within one Business Day) and unconditionally pay to Agent in Dollars, for the benefit of U.S. Fronting Bank, the U.S. Lender’s Pro Rata share of such payment (based on the Dollar Equivalent thereof). Upon request by a U.S. Lender, the applicable U.S. Fronting Bank shall furnish copies of any U.S. Letters of Credit and U.S. LC Documents in its possession at such time.

(c) The obligation of each U.S. Lender to make payments to Agent for the account of the applicable U.S. Fronting Bank in connection with such U.S. Fronting Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No U.S. Fronting Bank assumes any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any U.S. LC Documents. No U.S. Fronting Bank makes any express or implied warranty, representation or guarantee to U.S. Lenders with respect to the U.S. Facility Collateral, U.S. LC Documents or any U.S. Facility Loan Party. No U.S. Fronting Bank shall be responsible to any U.S. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any U.S. LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any U.S. Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any U.S. Facility Loan Party.

(d) No U.S. Fronting Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any U.S. LC Documents except as a result of each U.S. Fronting Bank’s actual gross negligence, willful misconduct or bad faith, as determined by a final, nonappealable judgment of a court of competent jurisdiction. No U.S. Fronting Bank shall have any liability to any Lender if such U.S. Fronting Bank refrains from any action under any U.S. Letter of Credit or U.S. LC Documents until it receives written instructions from Required Borrower Group Lenders of the Borrower Group consisting of the U.S. Borrowers.

2.9.3 U.S. LC Cash Collateral. If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a U.S. Overadvance exists, (c) after the U.S. Revolver Commitment Termination Date, or (d) within five Business Days prior to the Facility Termination Date, then U.S. Borrowers shall, within one Business Day of U.S. Fronting Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding U.S. Letters of Credit (based on the Dollar Equivalent thereof) and pay to each U.S. Fronting Bank the amount of all other U.S. LC Obligations to such U.S. Fronting Bank. U.S. Borrowers shall, within one Business Day of demand by U.S. Fronting Bank’s or Agent from time to time, Cash Collateralize the U.S. LC Obligations of any Defaulting Lender that is a U.S. Lender. If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as U.S. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, any U.S. Overadvance exists or would result therefrom or the conditions in Section 6 are satisfied).

2.10 Issuance of Letters of Credit by Non-Lender Fronting Banks. Foreign Borrowers (other than Canadian Borrowers) may request that Agent permit Non-Lender Fronting Banks to issue Letters of Credit hereunder for the account of such Foreign Borrowers; provided, that (a) the Dollar Equivalent of the aggregate amount of all such Letters of Credit may not exceed $45,000,000 at any time outstanding, (b) such Letters of Credit may only be issued to beneficiaries located outside of the United States and Canada, (c) prior to the issuance of any such Letter of Credit and a financial institution becoming a Non-Lender Fronting Bank hereunder, such financial institution shall enter into documentation and, to the extent such Letters of Credit to be issued by such Non-Lender Fronting Banks shall have the benefit of security, security arrangements satisfactory to Agent and the Required Lenders, and (d) each such Letter of Credit issued by a Non-Lender Fronting Bank shall be subject to the terms and conditions of this Agreement. Unless otherwise agreed pursuant to clause (c) above, Non-Lender Fronting Banks shall not be Secured Parties or have any rights to Collateral or distributions thereof (including under Section 5.5.1).

2.11 Applicable Foreign Borrower Sublimits. Notwithstanding anything to the contrary contained in this Section 2, in no event shall any Applicable Foreign Borrower be entitled to receive a Revolver Loan or the issuance of a Letter of Credit (and no Lender shall be required to make or support the same) if at the time of the proposed funding of such Revolver Loan or the issuance of such Letter of Credit (and after giving effect thereto and all pending requests for Revolver Loans and Letters of Credit by or on behalf of such Borrower), the sum of (a) the Dollar Equivalent of the outstanding amount of all Revolver Loans made to such Borrower on such date and (b) the LC Obligations of such Borrower on such date exceeds the lesser of such Borrower’s individual Borrowing Base (without giving effect to its allocable portion of any LC Reserve) or Applicable Foreign Borrower Commitment. If as a result of fluctuations in exchange rates or otherwise the Dollar Equivalent of the sum of all outstanding Revolver Loans made to an Applicable Foreign Borrower and the LC Obligations of such Borrower exceed such Borrower’s Applicable Foreign Borrower Commitment, the excess amount shall be payable by the Applicable Foreign Borrower within three Business Days following demand by Agent. In no event shall the aggregate Applicable Foreign Borrower Commitments for all members of a Foreign Borrower Group exceed the Foreign Revolver Commitments for such Foreign Borrower Group.

2.12 Obligations of the non-U.S. Loan Parties. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, except as otherwise expressly agreed by the Agent and the North American Loan Party Agent, no Excluded Loan Party shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any U.S. Facility Secured Obligations (including, without limitation, principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Facility Secured Obligations) under this Agreement or any other Loan Document.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest as follows:

(i) in the case of an Australian Bank Bill Rate Loan, at the Australian Bank Bill Rate in effect from time to time, plus the Applicable Margin for Australian Bank Bill Rate Loans;

(ii) in the case of a Base Rate Loan (other than a New Zealand Base Rate Loan and a Singapore Base Rate Loan), at the Base Rate in effect from time to time, plus the Applicable Margin for such Base Rate Loan;

(iii) in the case of a New Zealand Base Rate Loan, at the Base Rate in effect from time to time, plus the New Zealand Applicable Margin for New Zealand Base Rate Loans;

(iv) in the case of a Singapore Base Rate Loan, at the Base Rate in effect from time to time, plus the Singapore Applicable Margin for Singapore Base Rate Loans;

(v) in the case of a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin for Canadian BA Rate Loans;

(vi) in the case of a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans;

(vii) in the case of a LIBOR Loan (other than a LIBOR Loan to New Zealand Borrowers and Singapore Borrowers), at LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Loans;

(viii) in the case of a LIBOR Loan to New Zealand Borrowers, at LIBOR for the applicable Interest Period, plus the New Zealand Applicable Margin for LIBOR Loans;

(ix) in the case of a LIBOR Loan to Singapore Borrowers, at LIBOR for the applicable Interest Period, plus the Singapore Applicable Margin for LIBOR Loans;

(x) in the case of a New Zealand Bank Bill Rate Loan, at the New Zealand Bank Bill Rate for the applicable Interest Period, plus the New Zealand Applicable Margin for New Zealand Bank Bill Rate Loans;

(xi) in the case of a SIBOR Loan, at SIBOR for the applicable Interest Period, plus the Singapore Applicable Margin for SIBOR Loans;

(xii) in the case of any other Australian Facility Obligation, Belgian Facility Obligation, Dutch Facility Obligation, UK Facility Obligation or U.S. Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for the related Base Rate Loans;

(xiii) in the case of any other Canadian Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans;

(xiv) in the case of any other New Zealand Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the New Zealand Applicable Margin for New Zealand Base Rate Loans; and

(xv) in the case of any other Singapore Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Singapore Applicable Margin for Singapore Base Rate Loans.

Interest shall accrue from the date the Loan is advanced or the Obligation becomes payable, until paid by the Applicable Borrower(s). If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) Interest on the Revolver Loans shall be payable in the currency of the underlying Revolver Loan.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest during the pendency of any Insolvency Proceeding) at a rate per annum that is (x) in the case of overdue principal, the Default Rate or (y) in the case of any overdue interest, to the extent permitted by applicable law, the Default Rate from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment). Payment or acceptance of the increased rates of interest provided for in this Section 3.1.1 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent, any Security Trustee or any Lender.

(d) Interest accrued on the Loans shall be due and payable in arrears, (i) for any Base Rate Loan or Canadian Prime Rate Loan, quarterly on the first day of each January, April, July and October; (ii) for any Interest Period Loan, on the last day of its Interest Period (and, if its Interest Period exceeds three months, at the end of each period of three months) and (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the (1) Australian Revolver Loans shall be due and payable in arrears on the Australian Revolver Commitment Termination Date, (2) Belgian Revolver Loans shall be due and payable in arrears on the Belgian Revolver Commitment Termination Date, (3) Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date, (4) Dutch Revolver Loans shall be due and payable in arrears on the Dutch Revolver Commitment Termination Date, (5) New Zealand Revolver Loans shall be due and payable in arrears on the New Zealand Revolver Commitment Termination Date, (6) Singapore Revolver Loans shall be due and payable in arrears on the Singapore Revolver Commitment Termination Date, (7) UK Revolver Loans shall be due and payable in arrears on the UK Revolver Commitment Termination Date, and (8) U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of any Base Rate Loan funded in Dollars, Euros or Sterling (as applicable) to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the applicable Borrower Group) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers within a Borrower Group desire to convert or continue Loans as LIBOR Loans, the relevant Loan Party Agent shall give Agent (and in the case of any such request by (i) Australian Borrowers or New Zealand Borrowers, Bank of America (Australia) and Bank of America (Hong Kong), (ii) Belgian Borrowers, Dutch Borrowers or UK Borrowers, Bank of America (London), or (iii) Singapore Borrowers, Bank of America (Singapore) and Bank of America (Hong Kong)) a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) (or 1:00 p.m. (Local Time) in the case of a request on behalf of Canadian Borrowers or U.S. Borrowers) at least three Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, the relevant Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Borrowers shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3 Application of Australian Bank Bill Rate to Outstanding Loans.

(a) The Applicable Australian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Australian Base Rate Loans funded in Australian Dollars, or to continue any Australian Bank Bill Rate Loan at the end of its Interest Period as an Australian Bank Bill Rate Loan; provided, however, that such Australian Bank Bill Rate Loans may only be so converted at the end of the Interest Period applicable thereto. During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the Borrower Group that consists of the Australian Borrowers) declare that no Loan may be made, converted or continued as an Australian Bank Bill Rate Loan.

(b) Whenever the Applicable Australian Borrower desires to convert or continue Loans as Australian Bank Bill Rate Loans, Asian Loan Party Agent shall give Agent, Bank of America (Australia) and Bank of America (Hong Kong) a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) at least three Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Australian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any Australian Bank Bill Rate Loans, Asian Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Applicable Australian Borrower shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.4 Application of Canadian BA Rate to Outstanding Loans.

(a) The Applicable Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Canadian BA Rate Loan at the end of its Interest Period as a Canadian BA Rate Loan; provided, however, that such Canadian BA Rate Loans may only be so converted at the end of the Interest Period applicable thereto. During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the Borrower Group that consists of the Canadian Borrowers) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b) Whenever the Applicable Canadian Borrower desires to convert or continue Loans as Canadian BA Rate Loans, North American Loan Party Agent shall give Agent a Notice of Conversion/Continuation, no later than 1:00 p.m. at least three Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period

(which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, North American Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Initial Canadian Borrower shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.5 Application of New Zealand Bank Bill Rate to Outstanding Loans.

(a) The Applicable New Zealand Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the New Zealand Base Rate Loans funded in New Zealand Dollars, or to continue any New Zealand Bank Bill Rate Loan at the end of its Interest Period as a New Zealand Bank Bill Rate Loan; provided, however, that such New Zealand Bank Bill Rate Loans may only be so converted at the end of the Interest Period applicable thereto. During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the Borrower Group that consists of the New Zealand Borrowers) declare that no Loan may be made, converted or continued as a New Zealand Bank Bill Rate Loan.

(b) Whenever the Applicable New Zealand Borrower desires to convert or continue Loans as New Zealand Bank Bill Rate Loans, Asian Loan Party Agent shall give Agent, Bank of America (Australia) and Bank of America (Hong Kong) a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) at least three Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each New Zealand Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any New Zealand Bank Bill Rate Loans, Asian Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Applicable New Zealand Borrower shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.6 Application of SIBOR to Outstanding Loans.

(a) The Applicable Singapore Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of any Singapore Base Rate Loan funded in Singapore Dollars to, or to continue any SIBOR Loan at the end of its Interest Period as, a SIBOR Loan; provided, that such SIBOR Loan may only be so converted at the end of the Interest Period applicable thereto. During any Event of Default, Agent may (and shall at the direction of Required Borrower Group Lenders of the applicable Borrower Group that consists of the Singapore Borrowers) declare that no Loan may be made, converted or continued as a SIBOR Loan.

(b) Whenever the Applicable Singapore Borrower desires to convert or continue Loans as SIBOR Loans, the Asian Loan Party Agent shall give Agent, Bank of America (Singapore) and Bank of America (Hong Kong) a Notice of Conversion/Continuation, no later than 11:00 a.m. (Local Time) at least three Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Singapore Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any SIBOR Loans, the Asian Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Applicable Singapore Borrower shall be deemed to have elected to convert such Loans into Singapore Base Rate Loans.

3.1.7 Interest Periods. In connection with the making, conversion or continuation of any Interest Period Loans, the relevant Loan Party Agent, on behalf of the applicable Borrower(s), shall select an interest period to apply (the “Interest Period”), which interest period shall be a one, two, three, six (or if available to all Applicable Lenders as determined by such Applicable Lenders in good faith based upon prevailing market conditions) nine or twelve month period (or, in the case of Australian Bank Bill Rate Loans only, seven or fourteen days); provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, an Interest Period Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month;

(c) if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(d) no Interest Period shall extend beyond the Facility Termination Date (or, in the case of any Loan owing by (i) any Australian Borrower, the Australian Revolver Commitment Termination Date, (ii) any Belgian Borrower, the Belgian Revolver Commitment Termination Date, (iii) any Canadian Borrower, the Canadian Revolver Commitment Termination Date, (iv) any Dutch Borrower, the Dutch Revolver Commitment Termination Date, (v) any New Zealand Borrower, the New Zealand Revolver Commitment Termination Date, (vi) any Singapore Borrower, the Singapore Revolver Commitment Termination Date, (vii) any UK Borrower, the UK Revolver Commitment Termination Date or (viii) any U.S. Borrower, the U.S. Revolver Commitment Termination Date, in each case if earlier).

3.2 Fees.

3.2.1 Unused Line Fee.

(a) Australian Unused Line Fee. Australian Borrowers shall pay to Agent, for the Pro Rata benefit of Australian Lenders, a fee equal to 0.375% per annum times the average daily amount by which the Australian Revolver Commitments exceed the Australian Revolver Exposure during any month; provided, that such fee shall reduce to 0.25% per annum for any month during which the average daily amount of the Australian Revolver Exposure exceeded 50% of the Australian Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Australian Revolver Commitment Termination Date.

(b) Belgian Unused Line Fee. Belgian Borrowers shall pay to Agent, for the Pro Rata benefit of Belgian Lenders, a fee equal to 0.375% per annum times the average daily amount by which the Belgian Revolver Commitments exceed the Belgian Revolver Exposure during any month; provided, that such fee shall reduce to 0.25% per annum for any month during which the average daily amount of the Belgian Revolver Exposure exceeded 50% of the Belgian Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Belgian Revolver Commitment Termination Date.

(c) Canadian Unused Line Fee. Canadian Borrowers shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to 0.375% per annum times the average daily amount by which the Canadian Revolver Commitments exceed the Canadian Revolver Exposure during any month; provided, that such fee shall reduce to 0.25% per annum for any month during which the average daily amount of the Canadian Revolver Exposure exceeded 50% of the Canadian Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Canadian Revolver Commitment Termination Date.

(d) Dutch Unused Line Fee. Dutch Borrowers shall pay to Agent, for the Pro Rata benefit of Dutch Lenders, a fee equal to 0.375% per annum times the average daily amount by which the Dutch Revolver Commitments exceed the Dutch Revolver Exposure during any month; provided, that such fee shall reduce to 0.25% per annum for any month during which the average daily amount of the Dutch Revolver Exposure exceeded 50% of the Dutch Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the Dutch Revolver Commitment Termination Date.

(e) New Zealand Unused Line Fee. New Zealand Borrowers shall pay to Agent, for the Pro Rata benefit of New Zealand Lenders, an unused line fee at a rate per annum specified in the joinder documentation for the New Zealand Lenders. Such fee shall be payable in arrears, on the first day of each month and on the New Zealand Revolver Commitment Termination Date.

(f) Singapore Unused Line Fee. Singapore Borrowers shall pay to Agent, for the Pro Rata benefit of Singapore Lenders, an unused line fee at a rate per annum specified in the joinder documentation for the Singapore Lenders. Such fee shall be payable in arrears, on the first day of each month and on the Singapore Revolver Commitment Termination Date.

(g) UK Unused Line Fee. UK Borrowers shall pay to Agent, for the Pro Rata benefit of UK Lenders, a fee equal to 0.375% per annum times the average daily amount by which the UK Revolver Commitments exceed the UK Revolver Exposure during any month; provided, that such fee shall reduce to 0.25% per annum for any month during which the average daily amount of the UK Revolver Exposure exceeded 50% of the UK Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the UK Revolver Commitment Termination Date.

(h) U.S. Unused Line Fee. U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to 0.375% per annum times the average daily amount by which the U.S. Revolver Commitments exceed the U.S. Revolver Exposure during any month; provided, that such fee shall reduce to 0.25% per annum for any month during which the average daily amount of the U.S. Revolver Exposure exceeded 50% of the U.S. Revolver Commitments. Such fee shall be payable in arrears, on the first day of each month and on the U.S. Revolver Commitment Termination Date.

3.2.2 Australian Letters of Credit Fees. Each Applicable Australian Borrower shall pay (a) to Agent, for the Pro Rata benefit of Australian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Australian Bank Bill Rate Loans times the average daily stated amount of such Applicable Australian Borrower’s Australian Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Australian Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Australian Letter of Credit issued by it, which fee shall be payable upon the issuance of such Australian Letter of Credit and at the time of each renewal or extension of each Australian Letter of Credit; and (c) to Australian Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Australian Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.3 Belgian Letters of Credit Fees. Each Applicable Belgian Borrower shall pay (a) to Agent, for the Pro Rata benefit of Belgian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of such Applicable Belgian Borrower’s Belgian Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Belgian Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Belgian Letter of Credit issued by it, which fee shall be payable upon the issuance of such Belgian Letter of Credit and at the time of each renewal or extension of each Belgian Letter of Credit; and (c) to Belgian Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Belgian Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.4 Canadian Letters of Credit Fees. Each Applicable Canadian Borrower shall pay (a) to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Canadian BA Rate Loans times the average daily stated amount of such Applicable Canadian Borrower’s Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Canadian Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Canadian Letter of Credit issued by it, which fee shall be payable upon the issuance of such Canadian Letter of Credit and at the time of each renewal or extension of each Canadian Letter of Credit; and (c) to Canadian Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.5 Dutch Letters of Credit Fees. Each Applicable Dutch Borrower shall pay (a) to Agent, for the Pro Rata benefit of Dutch Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of such Applicable Dutch Borrower’s Dutch Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Dutch Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Dutch Letter of Credit issued by it, which fee shall be payable upon the issuance of such Dutch Letter of Credit and at the time of each renewal or extension of each Dutch Letter of Credit; and (c) to Dutch Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Dutch Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.6 New Zealand Letters of Credit Fees. Each Applicable New Zealand Borrower shall pay (a) to Agent, for the Pro Rata benefit of New Zealand Lenders, a fee equal to the per annum rate of the New Zealand Applicable Margin in effect for New Zealand Bank Bill Rate Loans times the average daily stated amount of such Applicable New Zealand Borrower’s New Zealand Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to New Zealand Fronting Bank, for its own account, a fronting fee in an amount agreed to in the joinder documentation for the New Zealand Fronting Bank on the stated amount of each New Zealand Letter of Credit issued by it, which fee shall be payable upon the issuance of such New Zealand Letter of Credit and at the time of each renewal or extension of each New Zealand Letter of Credit; and (c) to New Zealand Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of New Zealand Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.7 Singapore Letters of Credit Fees. Each Applicable Singapore Borrower shall pay (a) to Agent, for the Pro Rata benefit of Singapore Lenders, a fee equal to the per annum rate of the Singapore Applicable Margin in effect for SIBOR Loans times the average daily stated amount of such Applicable Singapore Borrower’s Singapore Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Singapore Fronting Bank, for its own account, a fronting fee in an amount agreed to in the joinder documentation for the Singapore Fronting Bank on the stated amount of each Singapore Letter of Credit issued by it, which fee shall be payable upon the issuance of such Singapore Letter of Credit and at the time of each renewal or extension of each Singapore Letter of Credit; and (c) to Singapore Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Singapore Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.8 UK Letters of Credit Fees. Each Applicable UK Borrower shall pay (a) to Agent, for the Pro Rata benefit of UK Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of such Applicable UK Borrower’s UK Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to UK Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each UK Letter of Credit issued by it, which fee shall be payable upon the issuance of such UK Letter of Credit and at the time of each renewal or extension of each UK Letter of Credit; and (c) to UK Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of UK Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.9 U.S. Letters of Credit Fees. U.S. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of U.S. Letters of Credit (based on the Dollar Equivalent thereof), which fee shall be payable monthly in arrears, on the first day of each month; (b) to U.S. Fronting Bank, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.S. Letter of Credit issued by it, which fee shall be payable upon the issuance of such U.S. Letter of Credit and at the time of each renewal or extension of each U.S. Letter of Credit; and (c) to U.S. Fronting Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit issued by it, which charges shall be paid as and when incurred.

3.2.10 Other Fees. MRC and the Initial Canadian Borrower shall pay such other fees as described in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of interest based on Loans denominated in Australian Dollars, Canadian Dollars, New Zealand Dollars and Sterling, on the basis of a 365 day year. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money, except to the extent such treatment is inconsistent with any Applicable Law. A certificate setting forth in reasonable detail amounts payable by any Borrower under Section 3.4, 3.7, 3.8 or 3.10 and the basis therefor, submitted to a Loan Party Agent by Agent or the affected Lender or Fronting Bank shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4 Reimbursement Obligations. Borrowers within each Borrower Group shall reimburse Agent and Security Trustees for all Extraordinary Expenses incurred by Agent and Security Trustees in reference to such Borrower Group or its related Loan Party Group Obligations or Collateral of its related Loan Party Group. In addition to such Extraordinary

Expenses, such Borrowers shall also reimburse Agent and Security Trustees for all reasonable and documented legal, accounting, appraisal, and other reasonable and documented fees, costs and expenses, without duplication, incurred by them in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, including any actions taken to perfect or maintain priority of Agent’s or any Security Trustee’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (c) each inspection, audit or appraisal with respect to any Loan Party within such Borrowers’ related Loan Party Group or Collateral securing such Loan Party Group’s Obligations, whether prepared by Agent’s personnel or a third party (subject to the limitations of Section 10.1.15). All legal and accounting fees incurred by Agent Professionals or any applicable Security Trustee in reference to a Borrower’s related Loan Party Group or its related Loan Party Group Obligations or Collateral of such Borrower’s related Loan Party Group shall be charged to Borrowers within such Borrower Group at the actual rate charged by such Agent Professionals or such Security Trustee; provided that Borrowers’ obligation to reimburse Agent and Security Trustees for legal fees shall be limited to the reasonable and documented legal fees and expenses of Vinson & Elkins LLP, U.S. counsel to Agent, the Norton Rose Group, as foreign counsel to Agent and Security Trustees (other than in Belgium and New Zealand), LYDIAN, Belgian counsel to Agent and Security Trustees, and Bell Gully, New Zealand counsel to Agent and Security Trustees and, if necessary, of one local counsel in each other relevant jurisdiction (which may include a local counsel acting in multiple jurisdictions). In addition to the Extraordinary Expenses of Agent and Security Trustees, upon the occurrence and during the continuance of an Event Default, Borrowers shall reimburse Fronting Banks and Lenders for the reasonable and documented fees, charges and disbursements of one counsel for the Fronting Banks and Lenders, as a whole, in connection with the enforcement, collection or protection of their respective rights under the Loan Documents, including all such expenses incurred during any workout, restructuring or Insolvency Proceeding. If, for any reason (including inaccurate reporting on financial statements), it is determined that a higher Applicable Margin (or New Zealand Applicable Margin or Singapore Applicable Margin) should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section 3.4 shall be due and payable in accordance with Section 3.3.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Interest Period Loans, or to determine or charge interest rates based upon the Australian Bank Bill Rate, the Canadian BA Rate, LIBOR, the New Zealand Bank Bill Rate or SIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell bills of exchange denominated in, or to take deposits of, Australian Dollars or New Zealand Dollars, a currency in the London interbank market, Canadian Dollars through bankers’ acceptances or Singapore Dollars in the Singapore interbank market then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue affected Interest Period Loans or to convert Floating Rate Loans to affected Interest Period Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers of the affected Borrower Group shall prepay or, if applicable, convert all affected Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans. Upon any such prepayment or conversion, Borrowers of the affected Borrower Group shall also pay accrued interest on the amount so prepaid or converted. If any Lender invokes this Section 3.5, such Lender shall use reasonable efforts to notify a Loan Party Agent and Agent when the conditions giving rise to such action no longer exists, provided, however, that such Lender shall have no liability to Borrowers or to any other Person for its failure to provide such notice.

3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, an Interest Period Loan that (a) deposits or bankers’ acceptances are not being offered to (i) with respect to LIBOR, banks in the London interbank market, (ii) with respect to Canadian BA Rate, Persons in Canada, (iii) with respect to the Australian Bank Bill Rate, Persons in Australia, (iv) with respect to the New Zealand Bank Bill Rate, Persons in New Zealand, or (v) with respect to SIBOR, banks in the Singapore interbank market, in each case for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Australian Bank Bill Rate, the New Zealand Bank Bill Rate, LIBOR, the Canadian BA Rate or SIBOR for the requested Interest Period, or (c) the Australian Bank Bill Rate, the New Zealand Bank Bill Rate, LIBOR, the Canadian BA Rate or SIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify a Loan Party Agent and each Applicable Lender. Thereafter, the obligation of the Applicable Lenders to make or maintain affected Interest Period Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, a Loan Party Agent may revoke any pending request for a Borrowing of, conversion to or continuation of an Interest Period Loan or, failing that, will be deemed to have submitted a request for a Floating Rate Loan. If any Lender invokes this Section 3.6, such Lender shall use reasonable efforts to notify the relevant Loan Party Agent and Agent when the conditions giving rise to such action no longer exists, provided, however, that such Lender shall have no liability to Borrowers or to any other Person for its failure to provide such notice.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Australian Bank Bill Rate, Canadian BA Rate, LIBOR, the New Zealand Bank Bill Rate or SIBOR) or Fronting Bank; or

(b) impose on any Lender or Fronting Bank or the London interbank market, the Singapore interbank market or the New Zealand, Australian or Canadian market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Fronting Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Fronting Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Fronting Bank, the Borrower Group to which such Lender or Fronting Bank has a Commitment shall pay to such Lender or Fronting Bank such additional amount or amounts as will compensate such Lender or Fronting Bank for such additional costs incurred or reduction suffered, in each case, in accordance with Section 3.3. For the avoidance of doubt, this Section 3.7.1 shall not apply (i) to any Taxes or (ii) to the extent that any amount is compensated for by the payment of any amount pursuant to Section 3.8.

3.7.2 Capital Adequacy. If any Lender or Fronting Bank determines that any Change in Law affecting such Lender or Fronting Bank or any Lending Office of such Lender or such Lender’s or Fronting Bank’s holding company, if any, regarding capital, liquidity or leverage requirements has or would have the effect of reducing the rate of return on such Lender’s, Fronting Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Fronting Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations to a level below that which such Lender, Fronting Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Fronting Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrower Group to which such Lender or Fronting Bank has a Commitment will pay to such Lender or Fronting Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 3.3.

3.7.3 Compensation. Failure or delay on the part of any Lender or Fronting Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but Borrowers of a Borrower Group shall not be required to compensate a Lender to such Borrower Group or Fronting Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Fronting Bank notifies a Loan Party Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Additional Reserve Costs.

(a) If and so long as any Lender is required by the Bank of England, the European Central Bank or the Financial Services Authority or any other monetary or other authority of the UK to make special deposits, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s LIBOR Loans, such Lender may require the Borrower in respect of such Loans to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Schedule 3.8.

(b) Any additional cost owed pursuant to Section 3.8(a) above shall be payable to the Agent by the applicable Borrower for the account of such Lender on each date on which interest is payable for such Loan.

3.9 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7 or 3.8, or if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or unlawful. The Borrower or Borrowers of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.10 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, or (c) any Borrower of either Borrower Group fails to repay an Interest Period Loan when required hereunder, then Borrowers of such Borrower Group shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding loss of margin. All amounts payable by Borrowers under this Section 3.10 shall be due and payable in accordance with Section 3.3. Lenders shall not be required to purchase deposits in the London interbank market or any other applicable market to fund any Interest Period Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund such Loans.

3.11 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of Section 3.11, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Loan Party to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by

Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Facility Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Facility Loan Parties to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Facility Loan Parties shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Facility Loan Party. Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.11 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to any Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Loans.

4.1.1 Notices of Borrowing.

(a) North American Revolver Loans. Whenever any Canadian Borrower or U.S. Borrower desires funding of a Borrowing of Revolver Loans, the North American Loan Party Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Floating Rate Loans and (ii) at least three Business Days prior to the requested funding date, in the case of Interest Period Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Revolver Loan, in the case of a U.S. Borrower, or a Canadian Base Rate Loan, LIBOR Loan, Canadian Prime Rate Loan or Canadian BA Rate Loan, in the case of a Canadian Borrower, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified) and (E) the Borrower Group Commitment under which such Borrowing is proposed to be made and, if such Borrowing is requested for a Canadian Borrower, the name of the Applicable Canadian Borrower and whether such Loan is to be denominated in Dollars or Canadian Dollars.

(b) European Revolver Loans. Whenever any Belgian Borrower, Dutch Borrower or UK Borrower desires funding of a Borrowing of Revolver Loans, the European Loan Party Agent shall give Agent and Bank of America (London) a Notice of Borrowing. Such notice must be received by Agent and Bank of America (London) no later than 11:00 a.m. (Local Time) (i) at least two Business Days prior to the requested funding date, in the case of Floating Rate Loans and (ii) at least three Business Days prior to the requested funding date, in the case of Interest Period Loans. Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or a LIBOR Loan, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), (E) the Borrower Group Commitment under which such Borrowing is proposed to be made and the name of the Applicable Foreign Borrower and (F) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

(c) Asian Revolver Loans.

(i) Australia. Whenever any Australian Borrower desires funding of a Borrowing of Revolver Loans, the Asian Loan Party Agent shall give Agent, Bank of America (Australia) and Bank of America (Hong Kong) a Notice of Borrowing. Such notice must be received by Agent, Bank of America (Australia) and Bank of America (Hong Kong) no later than 10:00 a.m. (Local Time) (A) at least two Business Days prior to the requested funding date, in the case of Floating Rate Loans (provided, that a Notice of Borrowing that requests a Revolver Loan (x) denominated other than in Australian Dollars or (y) in excess of AUS$30,000,000 (or such lesser amount as Agent may require in its discretion) must be received no later than 10:00 a.m. (Local Time) three Business Days prior to the requested funding date (or such shorter time as may be agreed to by Agent and Australian Lenders)) and (B) at least three Business Days prior to the requested funding date in the case of Interest Period Loans. Notices received after 10:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (1) the amount of the Borrowing, (2) the requested funding date (which must be a Business Day), (3) whether the Borrowing is to be made as an Australian Bank Bill Rate Loan, an Australian Base Rate Loan or a LIBOR Loan, (4) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), (5) the name of the Applicable Foreign Borrower and (6) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

(ii) New Zealand. Whenever any New Zealand Borrower desires funding of a Borrowing of Revolver Loans, the Asian Loan Party Agent shall give Agent, Bank of America (Australia) and Bank of America (Hong Kong) a Notice of Borrowing. Such notice must be received by Agent, Bank of America (Australia) and Bank of

America (Hong Kong) no later than 10:00 a.m. (Local Time) (A) at least two Business Days prior to the requested funding date, in the case of Floating Rate Loans (provided, that a Notice of Borrowing that requests a Revolver Loan denominated other than in New Zealand Dollars must be received no later than 10:00 a.m. (Local Time) three Business Days prior to the requested funding date (or such shorter time as may be agreed to by Agent and New Zealand Lenders)) and (B) at least three Business Days prior to the requested funding date in the case of Interest Period Loans. Notices received after 10:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (1) the amount of the Borrowing, (2) the requested funding date (which must be a Business Day), (3) whether the Borrowing is to be made as a New Zealand Bank Bill Rate Loan, a New Zealand Base Rate Loan or a LIBOR Loan, (4) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), (5) the name of the Applicable Foreign Borrower and (6) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

(iii) Singapore. Whenever any Singapore Borrower desires funding of a Borrowing of Revolver Loans, the Asian Loan Party Agent shall give Agent, Bank of America (Singapore) and Bank of America (Hong Kong) a Notice of Borrowing. Such notice must be received by Agent, Bank of America (Singapore) and Bank of America (Hong Kong) no later than 11:00 a.m. (Local Time) (i) at least two Business Days prior to the requested funding date, in the case of Floating Rate Loans (provided, that a Notice of Borrowing that requests a Revolver Loan denominated other than in Singapore Dollars must be received no later than 11:00 a.m. (Local Time) three Business Days prior to the requested funding date (or such shorter time as may be agreed to by Agent and Singapore Lenders)) and (ii) at least three Business Days prior to the requested funding date in the case of Interest Period Loans. Notices received after 11:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Singapore Base Rate Loan, a LIBOR Loan or a SIBOR Loan, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), (E) the name of the Applicable Foreign Borrower and (F) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

(d) North American Swingline Loans. Whenever any Canadian Borrower or U.S. Borrower desires funding of a Borrowing of Swingline Loans, the North American Loan Party Agent shall give the Agent a Notice of Borrowing. Such notice must be received by the Agent no later than 11:00 a.m. on the Business Day of the requested funding date. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Canadian Base Rate Loan or Canadian Prime Rate Loan, in the case of a Canadian Borrower, and (D) the Borrower Group Commitment under which such Borrowing is proposed to be made and, if such Borrowing is requested for a Canadian Borrower, the name of the Applicable Canadian Borrower and whether such Loan is to be denominated in Dollars or Canadian Dollars.

(e) European Swingline Loans. Whenever any Belgian Borrower, Dutch Borrower or UK Borrower desires funding of a Borrowing of Swingline Loans, the European Loan Party Agent shall give the Agent and Bank of America (London) a Notice of Borrowing. Such notice must be received by the Agent no later than 11:00 a.m. (London time) on the Business Day of the requested funding date other than in the case of UK Alternate Swingline Loans and no later than 11:00 a.m. (London time) three Business Days prior to the requested funding date in the case of UK Alternate Swingline Loans. Notices received after 11:00 a.m. (London time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) the Borrower Group Commitment under which such Borrowing is proposed to be made and the name of the Applicable Foreign Borrower and (D) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

(f) Asian Swingline Loans. Whenever any Australian Borrower, New Zealand Borrower or Singapore Borrower desires funding of a Borrowing of Swingline Loans, the Asian Loan Party Agent shall give the Agent, Bank of America (Australia) and Bank of America (Hong Kong) (in the case of a request by Australian Borrowers and New Zealand Borrowers) or Bank of America (Singapore) and Bank of America (Hong Kong) (in the case of a request by Singapore Borrowers) a Notice of Borrowing. Such notice must be received by the Agent and Bank of America (Australia) or Bank of America (Singapore), as applicable, and Bank of America (Hong Kong) no later than 10:00 a.m. (Local Time) on the Business Day of the requested funding date (provided, that a Notice of Borrowing that requests a Swingline Loan denominated in Dollars must be received no later than 10:00 a.m. (Local Time) three Business Days prior to the requested funding date (or such shorter time as may be agreed to by Agent)). Notices received after 10:00 a.m. (Local Time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) the Borrower Group Commitment under which such Borrowing is proposed to be made and the name of the Applicable Foreign Borrower and (D) the currency in which such Loan will be denominated (which must be a currency permitted under this Agreement for such Loan).

(g) Deemed Requests for Revolver Loans. Unless payment is otherwise timely made by each Borrower within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Obligations of the Loan Party Group to which such Borrower Group belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations and Cash Collateral) shall be deemed to be a request for Revolver Loans by such Borrower Group on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to Base Rate Loans, in the case of such Obligations owing by any Loan Party (other than a Canadian Domiciled Loan Party), or to Canadian Prime Rate Loans, in the case of such Obligations owing by a Canadian Domiciled Loan Party. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.

(h) Controlled Disbursement Accounts. If any Borrower within a Borrower Group establishes a controlled disbursement account with Bank of America or any branch or Affiliate of Bank of America, then the presentation for payment of any check, ACH or electronic debit or other payment item drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower Group on the date of such presentation, in the amount of such payment item, and shall bear interest at the per annum rate applicable hereunder to Base Rate Loans, in the case of insufficient funds owing by any Loan Party (other than a Canadian Facility Loan Party), or to Canadian Prime Rate Loans, in the case of insufficient funds owing by a Canadian Facility Loan Party. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2 Fundings by Lenders; Settlement.

(a) Each Applicable Lender shall timely honor its Borrower Group Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under such Borrower Group Commitment that is properly requested hereunder; provided, however, that no Lender shall be required to honor its Borrower Group Commitment by funding its Pro Rata share of any Borrowing that would cause the Revolver Loans to a Borrower Group to exceed the aggregate Borrowing Base for such Borrower Group or, with respect to any Applicable Foreign Borrower, the limit contained in Section 2.11. Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by (i) 12:00 noon (Local Time) on the proposed funding date for Floating Rate Loans to U.S. Borrowers or Canadian Borrowers, (ii) 12:00 noon (Local Time) two Business Days before any proposed funding date for Floating Rate Loans to Foreign Borrowers (other than Canadian Borrowers), or (iii) 11:00 a.m. (Local Time) at least two Business Days before any proposed funding of Interest Period Loans. Each Applicable Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Local Time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which event each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. (Local Time) on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by the applicable Loan Party Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the Borrower or Borrowers within such Borrower Group. If an Applicable Lender’s share of any Borrowing is not received by Agent, then the Borrower or Borrowers within the Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing. Notwithstanding the foregoing, the Agent may, in its discretion, fund any request for a Borrowing of Revolver Loans as Swingline Loans.

(b) To facilitate administration of the Revolver Loans, the Lenders, the Swingline Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower or any other Loan Party) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place on a date determined from time to time by the Agent, which shall occur at least once every (i) five (5) Business Days with respect to U.S. Swingline Loans, Canadian Swingline Loans and any other Revolver Loans (excluding other Swingline Loans) and (ii) ten (10) Business Days with respect to Australian Swingline Loans, Belgian Swingline Loans, Dutch Swingline Loans, New Zealand Swingline Loans, Singapore Swingline Loans and UK Swingline Loans; provided, that UK Alternate Swingline Loans will not be subject to regular periodic settlement. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by the Agent to the Lenders. Between settlement dates, the Agent may in its discretion (but is not obligated to) apply payments on Revolver Loans to Swingline Loans, regardless of any designation by a Loan Party Agent or any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with the Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to any Borrower or any other Loan Party or otherwise, any Swingline Loan may not be settled among the Lenders hereunder, then each Applicable Lender shall be deemed to have purchased from the applicable Swingline Lender a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the applicable Swingline Lender, in immediately available funds, within one Business Day after the Agent’s request therefor.

4.1.3 Notices. Each Borrower authorizes the Agent and Lenders to extend Loans, convert or continue Revolver Loans, effect selections of interest rates, and transfer funds to or on behalf of applicable Borrowers based on telephonic or e-mailed instructions by Loan Party Agents to the Agent. Each Loan Party Agent shall confirm each such request by reasonably prompt delivery to the Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by the Agent or Lenders, the records of the Agent and Lenders shall govern. Neither the Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of the Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by the Agent or any Lender to be a person authorized to give such instructions on a Loan Party Agent’s behalf.

4.2 Defaulting Lender.

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, the Agent may exclude the Commitments and Loans of any Defaulting Lender from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. The Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to the Agent such amounts until all Obligations owing to the Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. The Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s LC Obligations, or readvance the amounts to Borrowers hereunder. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Sections 3.2.2, 3.2.3, 3.2.4, 3.2.5, 3.2.6, 3.2.7, 3.2.8, or 3.2.9 shall be paid to such Lenders. Notwithstanding anything to the contrary in this Section 4.2.2, the LC Obligations owing to a Defaulting Lender may be reallocated to the other Lenders only to the extent that such reallocation does not cause the Total Revolver Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. The Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Cure. Borrowers, the Agent and each Fronting Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitment and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, the Agent and each Fronting Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3 Number and Amount of Interest Period Loans; Determination of Rate. For ease of administration, all Interest Period Loans of the same Type to a Borrower Group having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis. With respect to any Borrower Group, no more than six (6) Borrowings of Interest Period Loans may be outstanding at any time, and each Borrowing of Interest Period Loans when made, continued or converted shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof. Upon determining Australian Bank Bill Rate, Canadian BA Rate, LIBOR, New Zealand Bank Bill Rate or SIBOR for any Interest Period requested by Borrowers within a Borrower Group, Agent shall promptly notify the applicable Loan Party Agent thereof by telephone or electronically and, if requested by such Loan Party Agent, shall confirm any telephonic notice in writing.

4.4 Loan Party Agents.

4.4.1 North American Loan Party Agent. Each Canadian Domiciled Loan Party and each U.S. Domiciled Loan Party hereby designates MRMC (“North American Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Fronting Bank or any Lender. North American Loan Party Agent hereby accepts such appointment.

4.4.2 European Loan Party Agent. Each Belgian Domiciled Loan Party, each Dutch Domiciled Loan Party and each UK Domiciled Loan Party hereby designates Holdings UK (“European Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, European Security Trustee, any Fronting Bank or any Lender. European Loan Party Agent hereby accepts such appointment.
4.4.3 Asian Loan Party Agent. Each Australian Domiciled Loan Party, each New Zealand Domiciled Loan Party and each Singapore Domiciled Loan Party hereby designates Transmark Australia (“Asian Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of any Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Security Trustee, any Fronting Bank or any Lender. Asian Loan Party Agent hereby accepts such appointment.

4.4.4 Loan Party Agents Generally. Agent, each Security Trustee, each Fronting Bank and each Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by a Loan Party Agent on behalf of any Loan Party. Agent, any Security Trustee, any Fronting Bank and any Lender may give any notice or communication with a Loan Party hereunder to a Loan Party Agent on behalf of such Loan Party. Each of Agent, any Security Trustee, any Fronting Bank and any Lender shall have the right, in its discretion, to deal exclusively with a Loan Party Agent for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the applicable Loan Party Agent shall be binding upon and enforceable against it.

4.5 One Obligation. Without in any way limiting any Guarantee of the Secured Obligations, (a) the U.S. Facility Secured Obligations owing by each U.S. Facility Loan Party shall constitute one general obligation of the U.S. Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s Lien upon all Collateral of each U.S. Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each U.S. Facility Loan Party to the extent of any U.S. Facility Secured Obligations owed by such U.S. Facility Loan Party to such Credit Party, (b) the Australian Facility Secured Obligations owing by each Australian Facility Loan Party shall constitute one general obligation of the Australian Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s and AUZ-NZ Security Trustee’s Liens upon all Collateral of each Australian Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Australian Facility Loan Party to the extent of any Australian Facility Secured Obligations owed by such Australian Facility Loan Party to such Credit Party, (c) the Belgian Facility Secured Obligations owing by each Belgian Facility Loan Party shall constitute one general obligation of the Belgian Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s and European Security Trustee’s Liens upon all Collateral of each Belgian Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Belgian Facility Loan Party to the extent of any Belgian Facility Secured Obligations owed by such Belgian Facility Loan Party to such Credit Party, (d) the Canadian Facility Secured Obligations owing by each Canadian Facility Loan Party shall constitute one general obligation of the Canadian Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s Lien upon all Collateral of each Canadian Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Canadian Facility Loan Party to the extent of any Canadian Facility Secured Obligations owed by such Canadian Facility Loan Party to such Credit Party, (e) the Dutch Facility Secured Obligations owing by each Dutch Facility Loan Party shall constitute one general obligation of the Dutch Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s and European Security Trustee’s Liens upon all Collateral of each Dutch Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Dutch Facility Loan Party to the extent of any Dutch Facility Secured Obligations owed by such Dutch Facility Loan Party to such Credit Party, (f) the New Zealand Facility Secured Obligations owing by each New Zealand Facility Loan Party shall constitute one general obligation of the New Zealand Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s and AUS-NZ Security Trustee’s Liens upon all Collateral of each New Zealand Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each New Zealand Facility Loan Party to the extent of any New Zealand Facility Secured Obligations owed by such New Zealand Facility Loan Party to such Credit Party, (g) the Singapore Facility Secured Obligations owing by each Singapore Facility Loan Party shall constitute one general obligation of the Singapore Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s Lien upon all Collateral of each Singapore Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Singapore Facility Loan Party to the extent of any Singapore Facility Secured Obligations owed by such Singapore Facility Loan Party to such Credit Party, and (h) the UK Facility Secured Obligations owing by each UK Facility Loan Party shall constitute one general obligation of the UK Facility Loan Parties and (unless otherwise expressly provided in any Credit Document) shall be secured by Agent’s and European Security Trustee’s Lien upon all Collateral of each UK Facility Loan Party, provided, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each UK Facility Loan Party to the extent of any UK Facility Secured Obligations owed by such UK Facility Loan Party to such Credit Party.

4.6 Effect of Termination. On the effective date of termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services). All undertakings of Loan Parties contained in the Loan Documents shall survive, and Agent and Security Trustees shall retain their Liens in the Collateral and all of their rights and remedies under the Loan Documents until Full Payment of the Secured Obligations. Notwithstanding Full Payment of the Secured Obligations, Agent and Security Trustees shall not be required to terminate their Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Secured Obligations, Agent receives (a) a written agreement, executed by the relevant Loan Party Agent and any Person whose advances are used in whole or in part to satisfy the Secured Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its reasonable discretion, deems necessary to protect against any such damages. Sections 2.2, 2.3, 2.4. 2.5, 2.6, 2.7, 2.8, 2.9, 3.4, 3.6, 3.7, 3.10, 5.4, 5.8, 5.9, 12, 14.2 and this Section 4.6, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Secured Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, and in immediately available funds, not later than 1:00 p.m. (Local Time) on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.10. Any prepayment of Loans to a Borrower Group shall be applied first to costs and expenses of Agent and Security Trustees (including any Extraordinary Expenses) relating to such Borrower Group, second to Floating Rate Loans (and Agent may, in its discretion, apply such prepayment to Swingline Loans before other Revolver Loans) of such Borrower Group, and then to Interest Period Loans of such Borrower Group; provided, however, that as long as no Default or Event of Default exists, prepayments of Interest Period Loans may, at the option of Borrowers of the applicable Borrower Group and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods (in which case no compensation under Section 3.10 hereof shall be payable with respect to such prepayment). All payments with respect to any U.S. Facility Obligations shall be made in Dollars (other than under Sections 2.9.2(a) and 3.2.9(b)) and all payments with respect to any other Obligation shall be made in the currency of the underlying Obligation. Any payment made contrary to the requirements of the preceding sentence shall be subject to the terms of Section 5.11.

5.2 Repayment of Obligations. All (a) Australian Facility Obligations shall be immediately due and payable in full on the Australian Revolver Commitment Termination Date, (b) Belgian Facility Obligations shall be immediately due and payable in full on the Belgian Revolver Commitment Termination Date, (c) Canadian Facility Obligations shall be immediately due and payable in full on the Canadian Revolver Commitment Termination Date, (d) Dutch Facility Obligations shall be immediately due and payable in full on the Dutch Revolver Commitment Termination Date, (e) New Zealand Facility Obligations shall be immediately due and payable in full on the New Zealand Revolver Commitment Termination Date, (f) Singapore Facility Obligations shall be immediately due and payable in full on the Singapore Revolver Commitment Termination Date, (g) UK Facility Obligations shall be immediately due and payable in full on the UK Revolver Commitment Termination Date, and (h) U.S. Facility Obligations shall be immediately due and payable in full on the U.S. Revolver Commitment Termination Date, in each case, unless payment of such Obligations is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Interest Period Loans, the payment of costs set forth in Section 3.10 (except to the extent provided in Section 5.1). Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers of the Borrower Group owing such Overadvance shall, on the sooner of Agent’s demand or the first Business Day after any Borrower of such Borrower Group has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero. If as a result of fluctuations in exchange rates or otherwise the sum of all outstanding U.S. Revolver Loans and U.S. LC Obligations exceeds the U.S. Revolver Commitments, the excess amount shall be payable by the U.S. Borrowers within three Business Days following demand by Agent.

5.3 Payment of Other Obligations. Obligations shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, within 10 Business Days of demand by Agent therefor.

5.4 Marshaling; Payments Set Aside. None of Agent, Security Trustees, Fronting Banks or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any payment by or on behalf of any Borrower or Borrowers is made to Agent, any Security Trustee, any Fronting Bank, or any Lender, or Agent, any applicable Security Trustee, any Fronting Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Security Trustee, such Fronting Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5 Post-Default Allocation of Payments.

5.5.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by or on behalf of any Loan Party, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) with respect to monies, payments, Property or Collateral of or from any U.S. Facility Loan Parties:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any U.S. Domiciled Loan Party;

(ii) second, to all amounts owing to U.S. Swingline Lender on U.S. Swingline Loans;

(iii) third, to all amounts owing to any U.S. Fronting Bank on U.S. LC Obligations;

(iv) fourth, to all U.S. Facility Obligations constituting fees owing by the U.S. Facility Loan Parties (exclusive of any Foreign Facility Obligations which are guaranteed by the U.S. Domiciled Loan Parties);

(v) fifth, to all U.S. Facility Obligations constituting interest owing by the U.S. Facility Loan Parties (exclusive of any Foreign Facility Obligations which are guaranteed by the U.S. Domiciled Loan Parties);

(vi) sixth, to Cash Collateralization of U.S. LC Obligations;

(vii) seventh, to all U.S. Revolver Loans;

(viii) eighth, to all other U.S. Facility Secured Obligations (exclusive of any Foreign Facility Secured Obligations which are guaranteed by the U.S. Domiciled Loan Parties); and

(ix) ninth, to be applied ratably to clauses (b) through (h) below, to the extent there are insufficient funds for the Full Payment of all Secured Obligations under any such clauses.

(b) with respect to monies, payments, Property or Collateral of or from any Australian Domiciled Loan Party, together with any allocations (I) prior to the Foreign Cross-Guarantee Date, pursuant to Section 5.5.1(a)(ix), and (II) thereafter, pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent and the AUS-NZ Security Trustee, to the extent owing by such Australian Domiciled Loan Party;

(ii) second, to all amounts owing to Australian Swingline Lender on Australian Swingline Loans to such Australian Domiciled Loan Party;

(iii) third, to all amounts owing by such Australian Domiciled Loan Party to any Australian Fronting Bank on Australian LC Obligations of such Australian Domiciled Loan Party;

(iv) fourth, to all Australian Facility Obligations of such Australian Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such Australian Domiciled Loan Party);

(v) fifth, to all Australian Facility Obligations of such Australian Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such Australian Domiciled Loan Party);

(vi) sixth, to Cash Collateralization of Australian LC Obligations of such Australian Domiciled Loan Party;

(vii) seventh, to all Australian Revolver Loans of such Australian Domiciled Loan Party;

(viii) eighth, to all other Australian Facility Secured Obligations of such Australian Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such Australian Domiciled Loan Party); and

(ix) ninth, following the Foreign Cross-Guarantee Date for such Australian Domiciled Loan Party, to be applied ratably to the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties that are the subject of such Foreign Cross-Guarantee in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Foreign Facility Secured Obligations.

(c) with respect to monies, payments, Property or Collateral of or from any Belgian Domiciled Loan Party, together with any allocations (I) prior to the Foreign Cross-Guarantee Date, pursuant to Section 5.5.1(a)(ix), and (II) thereafter, pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent and the European Security Trustee, to the extent owing by such Belgian Domiciled Loan Party;

(ii) second, to all amounts owing by such Belgian Domiciled Loan Party to Belgian Swingline Lender on Belgian Swingline Loans of such Belgian Domiciled Loan Party;

(iii) third, to all amounts owing by such Belgian Domiciled Loan Party to any Belgian Fronting Bank on Belgian LC Obligations of such Belgian Domiciled Loan Party;

(iv) fourth, to all Belgian Facility Obligations of such Belgian Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such Belgian Domiciled Loan Party);

(v) fifth, to all Belgian Facility Obligations of such Belgian Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such Belgian Domiciled Loan Party);

(vi) sixth, to Cash Collateralization of Belgian LC Obligations of such Belgian Domiciled Loan Party;

(vii) seventh, to all Belgian Revolver Loans of such Belgian Domiciled Loan Party;

(viii) eighth, to all other Belgian Facility Secured Obligations of such Belgian Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such Belgian Domiciled Loan Party); and

(ix) ninth, following the Foreign Cross-Guarantee Date for such Belgian Domiciled Loan Party, to be applied ratably to the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties that are the subject of such Foreign Cross-Guarantee in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Foreign Facility Secured Obligations.

(d) with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Loan Party, together with any allocations (I) prior to the Foreign Cross-Guarantee Date, pursuant to Section 5.5.1(a)(ix), and (II) thereafter, pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by such Canadian Domiciled Loan Party;

(ii) second, to all amounts owing to Canadian Swingline Lender on Canadian Swingline Loans to such Canadian Domiciled Loan Party;

(iii) third, to all amounts owing by such Canadian Domiciled Loan Party to any Canadian Fronting Bank on Canadian LC Obligations of such Canadian Domiciled Loan Party;

(iv) fourth, to all Canadian Facility Obligations of such Canadian Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such Canadian Domiciled Loan Party);

(v) fifth, to all Canadian Facility Obligations of such Canadian Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such Canadian Domiciled Loan Party);

(vi) sixth, to Cash Collateralization of Canadian LC Obligations of such Canadian Domiciled Loan Party;

(vii) seventh, to all Canadian Revolver Loans of such Canadian Domiciled Loan Party;

(viii) eighth, to all other Canadian Facility Secured Obligations of such Canadian Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such Canadian Domiciled Loan Party); and

(ix) ninth, following the Foreign Cross-Guarantee Date for such Canadian Domiciled Loan Party, to be applied ratably to the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties that are the subject of such Foreign Cross-Guarantee in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Foreign Facility Secured Obligations.

(e) with respect to monies, payments, Property or Collateral of or from any Dutch Domiciled Loan Party, together with any allocations (I) prior to the Foreign Cross- Guarantee Date, pursuant to Section 5.5.1(a)(ix), and (II) thereafter, pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent and the European Security Trustee, to the extent owing by such Dutch Domiciled Loan Party;

(ii) second, to all amounts owing to Dutch Swingline Lender on Dutch Swingline Loans to such Dutch Domiciled Loan Party;

(iii) third, to all amounts owing by such Dutch Domiciled Loan Party to any Dutch Fronting Bank on Dutch LC Obligations of such Dutch Domiciled Loan Party;

(iv) fourth, to all Dutch Facility Obligations of such Dutch Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such Dutch Domiciled Loan Party);

(v) fifth, to all Dutch Facility Obligations of such Dutch Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such Dutch Domiciled Loan Party);

(vi) sixth, to Cash Collateralization of Dutch LC Obligations of such Dutch Domiciled Loan Party;

(vii) seventh, to all Dutch Revolver Loans of such Dutch Domiciled Loan Party;

(viii) eighth, to all other Dutch Facility Secured Obligations of such Dutch Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such Dutch Domiciled Loan Party); and

(ix) ninth, following the Foreign Cross-Guarantee Date for such Dutch Domiciled Loan Party, to be applied ratably to the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties that are the subject of such Foreign Cross-Guarantee in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Foreign Facility Secured Obligations.

(f) with respect to monies, payments, Property or Collateral of or from any New Zealand Domiciled Loan Party, together with any allocations (I) prior to the Foreign Cross-Guarantee Date, pursuant to Section 5.5.1(a)(ix), and (II) thereafter, pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent and the AUS-NZ Security Trustee, to the extent owing by such New Zealand Domiciled Loan Party;

(ii) second, to all amounts owing to New Zealand Swingline Lender on New Zealand Swingline Loans to such New Zealand Domiciled Loan Party;

(iii) third, to all amounts owing by such New Zealand Domiciled Loan Party to any New Zealand Fronting Bank on New Zealand LC Obligations of such New Zealand Domiciled Loan Party;

(iv) fourth, to all New Zealand Facility Obligations of such New Zealand Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such New Zealand Domiciled Loan Party);

(v) fifth, to all New Zealand Facility Obligations of such New Zealand Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such New Zealand Domiciled Loan Party);

(vi) sixth, to Cash Collateralization of New Zealand LC Obligations of such New Zealand Domiciled Loan Party;

(vii) seventh, to all New Zealand Revolver Loans of such New Zealand Domiciled Loan Party;

(viii) eighth, to all other New Zealand Facility Secured Obligations of such New Zealand Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such New Zealand Domiciled Loan Party); and

(ix) ninth, following the Foreign Cross-Guarantee Date for such New Zealand Domiciled Loan Party, to be applied ratably to the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties that are the subject of such Foreign Cross-Guarantee in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Foreign Facility Secured Obligations.

(g) with respect to monies, payments, Property or Collateral of or from any Singapore Domiciled Loan Party, together with any allocations (I) prior to the Foreign Cross-Guarantee Date, pursuant to Section 5.5.1(a)(ix), and (II) thereafter, pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent and the Singapore Security Trustee, to the extent owing by such Singapore Domiciled Loan Party;

(ii) second, to all amounts owing to Singapore Swingline Lender on Singapore Swingline Loans to such Singapore Domiciled Loan Party;

(iii) third, to all amounts owing by such Singapore Domiciled Loan Party to any Singapore Fronting Bank on Singapore LC Obligations of such Singapore Domiciled Loan Party;

(iv) fourth, to all Singapore Facility Obligations of such Singapore Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such Singapore Domiciled Loan Party);

(v) fifth, to all Singapore Facility Obligations of such Singapore Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such Singapore Domiciled Loan Party);

(vi) sixth, to Cash Collateralization of Singapore LC Obligations of such Singapore Domiciled Loan Party;

(vii) seventh, to all Singapore Revolver Loans of such Singapore Domiciled Loan Party;

(viii) eighth, to all other Singapore Facility Secured Obligations of such Singapore Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such Singapore Domiciled Loan Party); and

(ix) ninth, following the Foreign Cross-Guarantee Date for such Singapore Domiciled Loan Party, to be applied ratably to the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties that are the subject of such Foreign Cross-Guarantee in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Foreign Facility Secured Obligations.

(h) with respect to monies, payments, Property or Collateral of or from any UK Domiciled Loan Party, together with any allocations (I) prior to the Foreign Cross-Guarantee Date, pursuant to Section 5.5.1(a)(ix), and (II) thereafter, pursuant to subclause (ix) of any clause of this Section 5.5.1:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent and the European Security Trustee, to the extent owing by such UK Domiciled Loan Party;

(ii) second, to all amounts owing to UK Swingline Lender on UK Swingline Loans to such UK Domiciled Loan Party;

(iii) third, to all amounts owing by such UK Domiciled Loan Party to any UK Fronting Bank on UK LC Obligations of such UK Domiciled Loan Party;

(iv) fourth, to all UK Facility Obligations of such UK Domiciled Loan Party constituting fees (exclusive of any other Foreign Facility Obligations which are guaranteed by such UK Domiciled Loan Party);

(v) fifth, to all UK Facility Obligations of such UK Domiciled Loan Party constituting interest (exclusive of any other Foreign Facility Obligations which are guaranteed by such UK Domiciled Loan Party);

(vi) sixth, to Cash Collateralization of UK LC Obligations of such UK Domiciled Loan Party;

(vii) seventh, to all UK Revolver Loans of such UK Domiciled Loan Party;

(viii) eighth, to all other UK Facility Secured Obligations of such UK Domiciled Loan Party (exclusive of any other Foreign Facility Secured Obligations which are guaranteed by such UK Domiciled Loan Party); and

(ix) ninth, following the Foreign Cross-Guarantee Date for such UK Domiciled Loan Party, to be applied ratably to the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties that are the subject of such Foreign Cross-Guarantee in accordance with this Section 5.5.1 to the extent there are insufficient funds for the Full Payment of all such Foreign Facility Secured Obligations.

Amounts shall be applied to each category of Secured Obligations set forth within subsection (a) through (h) above, as applicable, until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero. The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and any allocation within subsection (a) through (h) of proceeds of the realization of Collateral may be changed by agreement among them without the consent of any Loan Party; provided that, so long as the Senior Secured Notes Indenture is in effect no change to such provisions will be made which would have the effect of requiring any Foreign Borrowers to also guarantee the Senior Secured Notes. This Section 5.5.1 is not for the benefit of or enforceable by any Borrower. Notwithstanding the preceding two sentences and anything else to the contrary set forth in any of the Loan Documents, (i) all payments by or on behalf of any Foreign Facility Loan Party shall be applied first to the Foreign Facility Secured Obligations of such Foreign Facility Loan Party then due until paid in full and then, following the Foreign Cross-Guarantee Date with respect to such Foreign Facility Loan Party, to all other Secured Obligations that are the subject of its Foreign Cross-Guarantee until paid in full and (ii) all payments by or on behalf of any U.S. Facility Loan Party or in respect of any U.S. Facility Secured Obligations shall be applied first to U.S. Facility Secured Obligations then due until paid in full and then to all other Secured Obligations until paid in full.

5.5.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6 Application of Payments. The ledger balance in the Dominion Accounts of each Borrower Group as of the end of a Business Day shall be applied to the Loan Party Group Obligations of such Borrower Group at the beginning of the next Business Day during the existence of any Cash Dominion Event; provided, that Agent may, in its discretion, apply the ledger balance in any Dominion Account of any Australian Borrower, New Zealand Borrower, Singapore Borrower or UK Borrower to the respective Loan Party Group Obligations of such Borrower Group whether or not a Cash Dominion Event exists. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Borrower Group as long as no Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable; provided, however, that, unless an Event of Default has occurred and is continuing, Agent shall not apply any payments to any Interest Period Loans prior to the last day of the applicable Interest Period.

5.7 Loan Account; Account Stated.

5.7.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Obligations of Borrowers within each Borrower Group resulting from each Loan made to such Borrowers or issuance of a Letter of Credit for the account of Borrowers from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of any Borrower to pay any amount owing hereunder. With respect to U.S. Borrowers, Agent may maintain a single Loan Account in the name of the North American Loan Party Agent, and each U.S. Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Secured Obligations including its guarantee of the Secured Obligations of the Foreign Borrowers.

5.7.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 45 days after receipt or inspection that specific information is subject to dispute.

5.8 Taxes.

For purposes of this Section 5.8, the term “Lender” includes any Fronting Bank.

5.8.1 Payments Free of Taxes. All payments by or on behalf of any Loan Party of Obligations shall be free and clear of and without deduction or withholding for any Taxes, unless required by Applicable Law. If Applicable Law requires any Loan Party or Agent to withhold or deduct any Taxes, the withholding or deduction shall be based on Applicable Law and the information provided pursuant to this Section 5.8 and Section 5.9, and the applicable Loan Party or Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that the applicable Credit Parties and Security Trustees receive an amount equal to the sum they would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section 5.8.1) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2 Payment. Borrowers shall indemnify, hold harmless and reimburse each Credit Party and each Security Trustee for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes and Other Taxes attributable to amounts payable under this Section 5.8.2) paid by such Credit Party or such Security Trustee, with respect to any Obligations of such Borrower’s Borrower Group, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate setting forth in reasonable detail the amount and basis for calculation of any such payment or liability delivered to a Loan Party Agent by a Credit Party or a Security Trustee (with a copy to Agent), shall be conclusive, absent manifest error and all amounts payable by Borrowers under this Section 5.8.2 shall be due in accordance with Section 5.3. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, the relevant Loan Party Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to Agent.

5.8.3 Treatment of Certain Refunds. If any Credit Party or any Security Trustee shall become aware that it is entitled to claim a refund or credit from a Governmental Authority in respect of any Indemnified Tax or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 5.8, such Credit Party or such Security Trustee shall promptly notify such Borrower of the availability of such refund claim and, if such Credit Party or such Security Trustee determines in good faith that making a claim for refund will not have a material adverse effect on its Taxes or business operations, shall, within 60 days after receipt of a request by such Borrower, make a claim to such Governmental Authority for such refund. If a Credit Party or a Security Trustee determines, in its sole discretion, that it has received a refund of any Indemnified Tax or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 5.8, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 5.8 with respect to the Indemnified Tax or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Credit Party or such Security Trustee, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers agree in writing to repay the amount paid over to Borrowers (plus interest attributable to the period during which the Borrowers held such funds) to such Credit Party or such Security Trustee in the event that such Credit Party or such Security Trustee is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Credit Party or any Security Trustee to make available its tax returns (or any other information relating to its taxes) to any Borrower or any other Person.

5.8.4 New Zealand Tax Matters. The provisions of Section 5.8. (other than Sections 5.8.1, 5.8.2, 5.8.3 and this Section 5.8.4) shall not apply to any advance under any Loan Document to any New Zealand Borrower or any other Borrower required to withhold tax in accordance with New Zealand law (each a “Relevant Borrower” for purposes of this Section 5.8.4).

(a) Each Relevant Borrower must:

(i) elect to register as an “approved issuer” (as defined in section YA 1 of the Income Tax Act 2007 (NZ)) and register the facilities under this Agreement with the Commissioner of Inland Revenue under section 86H of the Stamp and Cheque Duties Act 1971 (NZ) (the “Stamp Act”) in each case by not later than 10 working days after the date of this Agreement (or, alternatively, where applicable, such later date as the Relevant Borrower becomes a Relevant Borrower under this Agreement) and maintain such registrations at all times thereafter (provided it is lawfully able to do so); and

(ii) in respect of any payment of interest (or payment deemed by law to be interest) to Lenders who are not resident in New Zealand for taxation purposes, and who are not engaged in business in New Zealand through a fixed establishment in New Zealand, make by not later than the due date thereof the relevant payment of approved issuer levy (as defined in section 86F of the Stamp Act) in accordance with section 86K of the Stamp Act in order to reduce (to the extent permitted by law) the applicable level of non-resident withholding tax to zero percent.

(b) Where a Relevant Borrower makes a payment of interest to which clause 5.8.4(a)(ii) applies the Relevant Borrower shall be entitled to deduct from that payment of interest an amount equal to the amount of approved issuer levy which is payable in relation to that interest payment.

5.8.5 Australia Tax Matters. The provisions of Section 5.8 (other than this Section 5.8.5) shall not apply, and instead the provisions of this Section 5.8.5 shall apply, to any advance under any Loan Document to any Australian Borrower or any other Borrower required to withhold tax in accordance with Australian law (each a “Relevant Borrower” for purposes of this Section 5.8.5).

(a) In respect of any advance under any Loan Document to a Relevant Borrower, the definition of “Foreign Lender” as otherwise provided in this Agreement is hereby modified for all purposes of this Agreement to include an Australian resident entity’s branch outside of Australia.

(b) Definitions. Solely for purposes of this Section 5.8.5, the following terms shall have the following meanings:

“GST” has the meaning given to it in the Australian A New Tax System (Goods and Services) Tax Act 1999 (Cth), as shall any other term used in Section 5.8.5(j) which is defined for purposes of that Act.

“Qualifying Lender” means, in relation to a Relevant Borrower, a Foreign Lender which:

(i) derives all interest on and all fees payable in connection with any Loan Document in carrying on business in Australia at or through a “permanent establishment” in Australia for the purposes of the Australian Income Tax Assessment

Act 1936 (Cth), other than as a limited partner in a VCLP, ESVCLP or AFOF (as those terms are defined for the purposes of that Act); or

(ii) is a Treaty Lender with respect to taxes imposed in or under the laws of Australia.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Australia in force in accordance with the Australian International Tax Agreements Act 1953 (Cth), which makes provision for full exemption from tax withheld on interest paid by an Australian resident to a Treaty Lender.

(c) Tax Gross-up. Save to the extent required under any applicable law, all payments to be made by a Relevant Borrower to any Foreign Lender hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of Taxes. If a Relevant Borrower is required to deduct or withhold any Taxes, or an amount for or on account of any Taxes from any payment made hereunder or under the Loan Documents to any Foreign Lender, the sum payable by such Relevant Borrower (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Foreign Lender receives a sum equal to the sum that such Foreign Lender would have received if no such deduction or withholding (including deductions or withholdings applicable to any additional amounts paid under this Section 5.8.5(c)) had been made; provided, that this Section 5.8.5(c) shall not apply to the extent that such deduction or withholding would not have arisen if the relevant Foreign Lender had complied with its obligations under Section 5.8.5(f) (Foreign Lender’s Status), or Section 5.8.5(g) (Double Taxation Relief) or Subdivision 12-E of Schedule 1 to the Australian Taxation Administration Act 1953 (Cth) to the extent the Foreign Lender is required to have a TFN or ABN (as defined for purposes of those provisions) under Australian law, as the case may be.

(d) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (d)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 5.8.5(c) (Tax Gross-up); or

(2) would have been compensated for by an increased payment under Section 5.8.5(c) (Tax Gross-up) but was not so compensated solely because one of the exclusions in that Section 5.8.5(c) (Tax Gross-up) applied.

(iii) A Lender making, or intending to make a claim under Section 5.8.5(d)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.5(d), notify Agent.

(e) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender has obtained, utilized and retained that Tax Credit.

the Lender shall as soon as reasonably practicable following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(f) Foreign Lender’s Status.

Each Foreign Lender certifies to the Agent and the Relevant Borrowers (on the date hereof or, in the case of a Foreign Lender which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is a Qualifying Lender and each Foreign Lender shall promptly notify the Agent if there is any change in its position from that set out above. Upon receipt of any such notification from a Foreign Lender, the Agent shall promptly notify the Relevant Borrowers thereof. If any Foreign Lender is not or ceases to be a Qualifying Lender or does not comply with or perform the formalities required to be a Qualifying Lender (except by reason of any Change in Tax Law after the date the Foreign Lender becomes a party to this agreement) the Relevant Borrower shall not be liable pursuant to this Section 5.8.5 to pay with respect to the Foreign Lender any amount greater than the amount which the Relevant Borrower would have been liable to pay pursuant to this Section 5.8.5 with respect to that Foreign Lender if that Foreign Lender had been, or had not ceased to be on that date, a Qualifying Lender and had complied with or had performed the formalities required to be a Qualifying Lender.

(g) Double Taxation Relief.

If, and to the extent that, the effect of Section 5.8.5(c) (Tax Gross-up) or Section 5.8.5(d) (Tax Indemnity) can be mitigated by virtue of the provisions of any applicable double taxation agreement or any applicable tax law (whether by a claim to repayment of any taxes referred to in Section 5.8.5(c) (Tax Gross-up) or Section 5.8.5(d) (Tax Indemnity) or otherwise) the relevant Foreign Lender shall co-operate with the Relevant Borrower with a view to ensuring the application of such double taxation agreement or applicable tax law so far as relevant.

(h) Notification of Requirement to Deduct Tax.

If, at any time, a Relevant Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder or under the other Loan Documents (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), such Relevant Borrower shall promptly notify Agent.

(i) Evidence of Payment of Tax.

If a Relevant Borrower makes any payment hereunder or under the other Loan Documents in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall, as promptly as reasonably practicable thereafter, deliver to the Agent on behalf of the Foreign Lenders to which such payment was made evidence of payment as is reasonably satisfactory to Agent.

(j) Goods and Services Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a taxable supply or taxable supplies for GST purposes shall be deemed to be exclusive of GST and the party liable to make that payment shall pay to the Lender (in addition to and at the same time as paying any consideration for such supply) an amount equal to the GST payable on that supply, subject to receiving a valid tax invoice from the supplier of that supply.

(ii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense the reimbursement or indemnity (as the case may be) shall be reduced by the amount of any input tax credit that the Lender (or representative member of the GST Group of which the Lender is a member) is entitled to.

(k) Stamp Taxes.

The Borrowers shall:

(i) pay all stamp duty, registration and other similar Taxes payable in respect of any Loan Document; and

(ii) within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Loan Document.

5.8.6 Belgium Tax Matters. The provisions of Section 5.8 (other than this Section 5.8.6) shall not apply, and instead the provisions of this Section 5.8.6 shall apply, to any advance under any Loan Document to any Belgian Borrower or any other Borrower that is required to make a Tax Deduction in accordance with the relevant provisions of Belgian law (each a “Relevant Borrower” for the purposes of this Section 5.8.6).

(a) Definitions. Solely for purposes of this Section 5.8.6, the following terms shall have the following meanings:

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a) pursuant to article 107, §2, 5°, a) second dash of the Royal Decree implementing the Belgian Income Tax Code:

(i) a tax resident within the European Economic Area or in a jurisdiction having a double taxation agreement with Belgium; and

(ii) a credit institution, i.e. an undertaking whose activity consists of:

(A) receiving deposits or other repayable funds from the public and granting credits for its own account; or

(B) issuing electronic payment instruments; or

(b) a Treaty Lender.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Belgium which makes provision for full exemption from tax withheld on interest paid by a Belgian tax resident to a Treaty Lender.

(b) Tax Gross-up.

(i) Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii) A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the Relevant Borrower.

(iii) If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) is equal to the payment which would have been made by the Relevant Borrower if no Tax Deduction had been required.

(iv) A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by Belgium if, on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender was not or had ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Qualifying Lender and the payment to the relevant Lender could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (vii) below.

(v) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment an evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) A Qualifying Lender and each Relevant Borrower which makes a payment to which that Qualifying Lender is entitled shall, within the applicable statutory period under Belgian law, complete any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.

(c) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (c)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 5.8.6(b)(iii) (Tax Gross-up); or

(2) would have been compensated for by an increased payment under Section 5.8.6(b)(iii) (Tax Gross-up) but was not so compensated solely because one of the exclusions in Section 5.8.6(b)(iv) (Tax Gross-up) applied.

(iii) A Lender making, or intending to make a claim under Section 5.8.6(c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.6(c), notify Agent.

(d) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender has obtained, utilized and retained that Tax Credit,

the Lender shall (to the extent that it can do so without prejudice to the retention of such Tax Credit and to the extent that it is lawful for it to do so) as soon as reasonably practicable following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e) Lender Status Confirmation. Each New Lender shall indicate, in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of Agent and the Relevant Borrowers and without liability to any Relevant Borrower, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a Treaty Lender); or

(iii) a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 5.8.6(e), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 5.8.6(e).

(f) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration),

(A)(where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply. The Recipient must (where this subsection (ii)(B) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense incurred in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of cost or expense including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 5.8.6 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Belgium Value Added Tax Code).

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(vi) Except as otherwise expressly provided in Section 5.8.6, a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.8.6 means a determination made in the absolute discretion of the person making the determination, acting reasonably.

5.8.7 Dutch Tax Matters. The provisions of Sections 5.8.2 and 5.8.3 shall not apply. Instead of Sections 5.8.2 and 5.8.3, and in addition to Section 5.8.1, the provisions of this Section 5.8.7 shall apply to any advance under any Loan Document to any Dutch Borrower or any other Borrower that is required to make a Tax Deduction in accordance with the relevant provisions of Dutch law (each a “Relevant Borrower” for the purposes of this Section 5.8.7).

(a) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (a)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost is compensated for by an increased payment under Section 5.8.1.

(iii) A Lender making, or intending to make a claim under Section 5.8.7(a)(i)above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.7(a), notify Agent.

(b) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender has obtained, utilized and retained that Tax Credit,

the Lender shall promptly following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(c) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration),

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply. The Recipient must (where this subsection (ii)(B) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense incurred in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 5.8.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Dutch Value Added Tax Code).

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(vi) Except as otherwise expressly provided in Section 5.8.7, a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.8.7 means a determination made in the absolute discretion of the person making the determination, acting reasonably.

5.8.8 Singapore Tax Matters. The provisions of Section 5.8 (other than this Section 5.8.8) shall not apply, and instead the provisions of this Section 5.8.8 shall apply, to any advance under any Loan Document to any Singapore Borrower or any other Borrower that is required to make a Tax Deduction in accordance with the relevant provisions of Singapore law (each a “Relevant Borrower” for the purposes of this Section 5.8.8). Except as otherwise expressly provided in this Section 5.8.8, a reference to “determines” or “determined” in connection with tax provisions contained in this Section 5.8.8 means a determination made in the absolute discretion of the Person making the determination, acting reasonably.

(a) Definitions. Solely for purposes of this Section 5.8.8, the following terms shall have the following meanings:

“Qualifying Lender” means:

(a) a Lender which is making an advance under a Loan Document and is beneficially entitled to interest payable to that Lender in respect of an advance and is a Person:

(i) which has been granted a waiver by the Inland Revenue Authority of Singapore from compliance with Sections 45 and/or 45A of the Singapore Income Tax Act, Chapter 134; or

(ii) in respect of whose income the Minister for Finance of Singapore has granted a full exemption from tax under Section 13(4) of the Singapore Income Tax Act, Chapter 134 or under Sections 59 and/or 60 of the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86;

(b) a Treaty Lender; or

(c) a Lender which is a Person resident in Singapore for Singapore tax purposes.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Singapore which makes provision for full exemption from tax withheld on interest paid by a Singapore tax resident to a Treaty State resident.

“GST” means any goods and services, value-added or any other Tax of a similar nature, wherever imposed.

(b) Tax Gross-up.

(i) Each Relevant Borrower shall make all payments required to be made by it to any Lender under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii) Each Relevant Borrower shall promptly upon becoming aware that a Relevant Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly. Similarly, a Lender shall notify Agent on becoming so aware in respect of a payment payable to that Lender. If Agent receives such notification from a Lender it shall notify the Relevant Borrower.

(iii) If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) is equal to the payment which would have been made by the Relevant Borrower if no Tax Deduction had been required.

(iv) A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by Singapore if, on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without the relevant Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender was not or had ceased to be a Qualifying Lender (other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Qualifying Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without a Tax Deduction had that Lender complied with its obligations under clause (vii) below.

(v) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment an evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) A Qualifying Lender and each Relevant Borrower which makes a payment to which that Qualifying Lender is entitled shall, within any applicable period stipulated under Singapore law, cooperate to ensure compliance with any procedural formalities necessary, if any, in order for that payment to be lawfully made to that Qualifying Lender by the Relevant Borrower without a Tax Deduction.

(c) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (c)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 5.8.8(b)(iii) (Tax Gross-up); or

(2) would have been compensated for by an increased payment under Section 5.8.8(b)(iii) (Tax Gross-up) but was not so compensated solely because one of the exclusions in Section 5.8.8(b)(iv) (Tax Gross-up) applied.

(iii) A Lender intending to make a claim under Section 5.8.8(c)(i) above shall notify the Agent of the event giving rise to the claim, whereupon the Agent shall notify the Borrower thereof.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.8(c), notify the Agent.

(d) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable to that Tax Payment; and

(ii) that Lender has obtained, utilised and retained that Tax Credit,

the Lender shall as soon as reasonably practicable following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e) Lender Status Confirmation. Each New Lender shall indicate, in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of Agent, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a Treaty Lender); or

(iii) a Treaty Lender.

The failure of a New Lender to comply with its obligations under this Section 5.8.8(e) shall not affect its entitlement to a Tax Payment under Section 5.8.8(b) (Tax Gross-up) or 5.8.8(c) (Tax Indemnity) above.

(f) Stamp Taxes. The Borrowers shall:

(i) pay all stamp duty, registration and other similar Taxes payable in respect of any Loan Document; and

(ii) within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Loan Document.

(g) Goods and Services Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to a Lender shall be deemed to be exclusive of any GST. If any goods and services tax is chargeable on any supply made by any Lender to any party in connection with a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the GST (and such Lender shall promptly provide a tax invoice complying with the Goods and Services Tax Act Chapter 117A of Singapore to such party).

(ii) Where a Loan Document requires any party to reimburse a Lender for any costs or expenses, that party shall also at the same time pay and indemnify the Lender against all GST incurred by that Lender.

5.8.9 United Kingdom Tax Matters. The provisions of Section 5.8 (other than this Section 5.8.9) shall not apply, and instead the provisions this Section 5.8.9 shall apply, to any advance under any Loan Document to any UK Borrower or any other Borrower to whom the provisions of Section 874 ITA would apply (ignoring any exceptions) on the payment of any amount of interest (each a “Relevant Borrower” for the purposes of this Section 5.8.9) to any Lender.

(a) Solely for the purposes of this Section 5.8.9, the following terms shall have the following meanings:

“Qualifying Lender” means:

(a) a Lender (other than a Lender within clause (b) of the definition of Qualifying Lender) which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i) a Lender;

(A) that is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document; or

(B) in respect of an advance under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance under a Loan Document was made,

and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or

(ii) a Lender which is:

(A) a company resident in the United Kingdom for United Kingdom tax purposes;

(B) a partnership, each member of which is:

(1) A company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii) a Treaty Lender; or

(b) a building society (as defined for the purposes of section 880 of the ITA) making an advance.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a) a company resident in the United Kingdom for United Kingdom tax purposes; or

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(a) a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

(b) where a Lender becomes a party after the Closing Date, an Assignee which gives a Tax Confirmation in the Assignment and Acceptance Agreement which it executes on becoming a party.

(b) Tax Gross-up.

(i) Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(ii) A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Relevant Borrower.

(iii) If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) is equal to the payment which would have been made by the Relevant Borrower if no Tax Deduction had been required.

(iv) A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:

(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and

(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C) the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

(1) the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and

(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D) the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (b)(vii), (b)(xi) or (f)(i) (as applicable) below.

(v) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii) A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.

(viii) Nothing in clause (b)(vii) above shall require a Treaty Lender to:

(A) register under the HMRC DT Treaty Passport scheme;

(B) apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(C) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with subsections (b)(xi) or (f)(i) (HMRC DT Treaty Passport scheme confirmation) and the Relevant Borrower making that payment has not complied with its obligations under subsections (b)(xii) or (f)(ii) (HMRC DT Treaty Passport scheme confirmation).

(ix) A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to Agent by entering into this Agreement.

(x) A UK Non-Bank Lender shall promptly notify Agent if there is any change in the position from that set out in the Tax Confirmation.

(xi) A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of Agent and without liability to any Relevant Borrower) by notifying Agent of its scheme reference number and its jurisdiction of tax residence.

(xii) Where a Lender notifies Agent as described in clause (b)(xi) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(xiii) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (b)(xi) above or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance.

(c) Tax Indemnity.

(i) The Relevant Borrowers shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii) Clause (c)(i) above shall not apply:

(A) with respect to any Taxes assessed on a Lender:

(1) under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in such jurisdiction,

if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B) to the extent a loss, liability or cost:

(1) is compensated for by an increased payment under Section 5.8.9(b)(iii) (Tax Gross-up); or

(2) would have been compensated for by an increased payment under Section 5.8.9(b)(iii) (Tax Gross-up) but was not so compensated solely because one of the exclusions in Section 5.8.9(b)(iv) (Tax Gross-up) applied.

(iii) A Lender making, or intending to make a claim under Section 5.8.9(c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Borrowers.

(iv) A Lender shall, on receiving a payment from the Relevant Borrowers under this Section 5.8.9(c), notify Agent.

(d) Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender has obtained, utilized and retained that Tax Credit.

the Lender shall as soon as reasonably practicable following receipt of such Tax Credit pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e) Lender Status Confirmation. Each New Lender shall indicate, in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

(i) not a Qualifying Lender;

(ii) a Qualifying Lender (other than a Treaty Lender); or

(iii) a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 5.8.9(e), then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Relevant Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 5.8.9(e).

(f) HMRC DT Treaty Passport Scheme Confirmation.

(i) A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(ii) Where an Assignment and Acceptance includes the indication described in clause (f)(i) above in the relevant Assignment and Acceptance, each Relevant Borrower which is a party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(g) Stamp Taxes. The Relevant Borrowers shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duties, registration or other similar Taxes payable in respect of any Loan Document.

(h) Value Added Tax.

(i) All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration,

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT. The Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply. The Recipient must (where this subsection (ii)(B) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply.

(iii) Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense in connection with such Loan Document, the reimbursement or indemnity (as the case may be) shall be for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority).

(iv) Any reference in this Section 5.8.9 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v) In relation to any supply made by a Lender to any party under a Loan Document, if reasonably requested by such Lender, that party must as promptly as reasonably practicable provide such Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

Except as otherwise expressly provided in this Section 5.8.9, a reference to “determines” or “determined” in connection with tax provisions contained in Section 5.8.9 means a determination made in the absolute discretion of the person making the determination, acting reasonably.

5.9 Lender Tax Information.

For purposes of this Section 5.9, the term “Lender” includes any Fronting Bank.

5.9.1 Generally. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a relevant Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and the relevant Loan Party Agent, at the time or times prescribed by Applicable Law or reasonably requested by Agent or the relevant Loan Party Agent, such properly completed and executed documentation or such other evidence as prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition and only to the extent applicable, any Lender, if requested by Agent or a Loan Party Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or such Loan Party Agent as will enable Agent and such Loan Party Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.9.2 U.S. Borrowers. If a Borrower is a U.S. Person, any Lender that is a U.S. Person shall deliver to Agent and North American Loan Party Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or North American Loan Party Agent to determine whether such Lender is subject to information reporting requirements and to establish that such Lender is not subject to backup withholding. If any Foreign Lender is entitled to any exemption from or reduction of U.S. withholding tax for payments with respect to the U.S. Facility Obligations, it shall deliver to Agent and North American Loan Party Agent, on or prior to the date on which it becomes a U.S. Lender or U.S. Fronting Bank hereunder (and from time to time thereafter upon request by Agent or North American Loan Party Agent, but only if such Foreign Lender is legally entitled to do so) two original executed copies of, (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation (including, a certificate in the form of Exhibit J-2 (a “Non-Bank Certificate”) applicable to a partnership, if applicable); (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or section 881(c) of the Code, IRS Form W-8BEN and a Non-Bank Certificate in the form of Exhibit J-1 or Exhibit J-2, as applicable; and/or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. withholding tax, together with such supplementary documentation as may be necessary to allow Agent and U.S. Borrowers to determine the withholding or deduction required to be made.

5.9.3 Lender Obligations. Each Lender shall promptly notify the relevant Loan Party Agent and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender, severally and not jointly with any other Lender, shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) affected Borrowers of the Borrower Group to which such Lender has issued a Commitment and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable and documented attorneys’ fees limited to the fees, disbursements and other charges or one primary counsel and one local counsel in each relevant jurisdiction) incurred by or asserted against such affected Borrower of such Borrower Group or Agent by any Governmental Authority due to such Lender’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to Section 5.8 or this Section 5.9. Each Lender authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender under any Loan Document. If a payment made to Agent or a Lender under any Loan Document would be subject to United States withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, Agent or such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrowers or Agent such documentation prescribed by Applicable Law and such additional documentation reasonably requested by the Borrowers or Agent as may be necessary for the Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under such sections, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.9.3, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

5.10 Guarantees.

5.10.1 Joint and Several Liability of U.S. Domiciled Loan Parties. Each U.S. Domiciled Loan Party agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and the other Secured Parties the prompt payment and performance of, all Secured Obligations and all agreements of each other Loan Party under the Credit Documents. Each U.S. Domiciled Loan Party agrees that its guarantee obligations as a Guarantor of the Secured Obligations hereunder constitute a continuing guarantee of payment and not of collection, that such guarantee obligations shall not be discharged until Full Payment of the Secured Obligations, and that such guarantee obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Secured Obligations or Credit Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Credit Document, or any waiver, consent or indulgence of any kind by Agent or any other Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Secured Obligations or any action, or the absence of any action, by Agent or any other Secured Party in respect thereof (including the release of any security or guarantee); (d) the insolvency of any Loan Party; (e) any election by Agent or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Loan Party, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any other Secured Party against any Loan Party for the repayment of any Secured Obligations under Section 502 of the U.S. Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Secured Obligations.

5.10.2 Waivers by U.S. Domiciled Loan Parties.

(a) Each U.S. Domiciled Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or the other Secured Parties to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Secured Obligations before, or as a condition to, proceeding against such Loan Party. To the extent permitted by Applicable Law, each U.S. Domiciled Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Secured Obligations. It is agreed among each U.S. Domiciled Loan Party, Agent and the other Secured Parties that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Credit Documents and that, but for such provisions, Agent, Fronting Banks and Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Loan Party acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and the other Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon the Collateral of the U.S. Domiciled Loan Parties by judicial foreclosure or non-judicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any other Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Loan Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Loan Party consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Loan Party might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any other Secured Party to seek a deficiency judgment against any U.S. Domiciled Loan Party shall not impair any other U.S. Domiciled Loan Party’s obligation to pay the full amount of the Secured Obligations. To the extent permitted under Applicable Law, each U.S. Domiciled Loan Party waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Secured Obligations, even though that election of remedies destroys such U.S. Domiciled Loan Party’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, Agent may bid all or a portion of the Secured Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Secured Obligations in accordance with the terms of this Agreement. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral of the U.S. Domiciled Loan Parties, and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any other Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.3 Extent of Liability of U.S. Domiciled Loan Parties; Contribution.

(a) Notwithstanding anything herein to the contrary, each U.S. Domiciled Loan Party’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such U.S. Domiciled Loan Party is primarily liable, as described below, and (ii) such U.S. Domiciled Loan Party’s Allocable Amount.

(b) If any U.S. Domiciled Loan Party makes a payment under this Section 5.10 of any Secured Obligations (other than amounts for which such U.S. Domiciled Loan Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Loan Party, exceeds the amount that such U.S. Domiciled Loan Party would otherwise have paid if each U.S. Domiciled Loan Party had paid the aggregate Secured Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Loan Party’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Loan Parties, then such U.S. Domiciled Loan Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any U.S. Domiciled Loan Party shall be the maximum amount that could then be recovered from such U.S. Domiciled Loan Party under this Section 5.10 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.10 shall limit the liability of any Loan Party to pay Loans made directly or indirectly to that Loan Party (including Loans advanced to any other Loan Party and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party), LC Obligations relating to Letters of Credit issued to support such Loan Party’s business, and all accrued interest, fees, expenses and other related Secured Obligations with respect thereto, for which such Loan Party shall be primarily liable for all purposes hereunder.

5.10.4 Joint and Several Liability of Foreign Domiciled Loan Parties.

(a) Each Foreign Domiciled Loan Party agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to Agent and the other Foreign Facility Secured Parties the prompt payment and performance of, all Foreign Facility Secured Obligations and all agreements of each other Foreign Domiciled Loan Party under the Credit Documents (but excluding for the avoidance of doubt, any U.S. Facility Secured Obligations) (the “Foreign Cross-Guarantee”). Each Foreign Domiciled Loan Party agrees that its guarantee obligations as a Guarantor of the Foreign Facility Secured Obligations of other Foreign Domiciled Loan Parties hereunder constitute a continuing guarantee of payment and not of collection, that such guarantee obligations shall not be discharged until Full Payment of the

Foreign Facility Secured Obligations, and that such guarantee obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Foreign Facility Secured Obligations or Credit Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Credit Document, or any waiver, consent or indulgence of any kind by Agent or any other Foreign Facility Secured Party with respect thereto; (iii) the existence, value or condition of, or failure to perfect, register, stamp or terminate a Lien or to preserve rights against, any security or guarantee for the Foreign Facility Secured Obligations or any action, or the absence of any action, by Agent or any other Foreign Facility Secured Party in respect thereof (including the release, variation or discharge (except upon Full Payment of all Foreign Facility Secured Obligations) of any security or guarantee of, or the release of, any Foreign Domiciled Loan Party or any other Person (other than a release of such Foreign Domiciled Loan Party) whether under the terms of any composition or arrangement with any creditor of any Foreign Domiciled Loan Party or any other Person or otherwise); (iv) the insolvency of any Loan Party or any Insolvency Proceeding in relation to any Loan Party; (v) any election by Agent or any other Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code (or the equivalent under any other Applicable Law); (vi) any borrowing or grant of a Lien by any other Loan Party, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code (or the equivalent under any other Applicable Law) or otherwise; (vii) the disallowance of any claims of Agent or any other Secured Party against any Loan Party for the repayment of any Secured Obligations under Section 502 of the U.S. Bankruptcy Code (or the equivalent under any other Applicable Law) or otherwise; (viii) any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, any Foreign Domiciled Loan Party or any other Person; or (ix) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Foreign Facility Secured Obligations.

(b) Without prejudice to the generality of Section 5.10.4(a) above, each Foreign Domiciled Loan Party expressly confirms that it intends that the guarantee created by this Section 5.10.4 shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Credit Documents and/or any facility or amount made available under any of the Credit Documents for the purposes of or in connection with (i) acquisitions of any nature; (ii) increasing working capital; (iii) enabling investor distributions to be made; (iv) carrying out restructurings; (v) refinancing existing credit facilities; (vi) refinancing any other Indebtedness; (vii) making credit available to new Borrowers; (viii) any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and (ix) any fees, costs and/or expenses associated with any of the foregoing.

5.10.5 Waivers by Foreign Domiciled Loan Parties.

(a) Each Foreign Domiciled Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or the other Foreign Facility Secured Parties to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Foreign Facility Secured Obligations before, or as a condition to, proceeding against such Loan Party.

To the extent permitted by Applicable Law, each Foreign Domiciled Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Foreign Facility Secured Obligations. It is agreed among each Foreign Domiciled Loan Party, Agent and the other Foreign Facility Secured Parties that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Credit Documents and that, but for such provisions, Agent, Fronting Banks and Lenders (as applicable) would decline to make further Loans and issue further Letters of Credit to Foreign Domiciled Loan Parties. Each Foreign Domiciled Loan Party acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business and those of its direct or indirect holding companies, and can be expected to benefit such business.

(b) Agent and the other Foreign Facility Secured Parties may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon the Collateral by judicial foreclosure or non-judicial sale or enforcement, to the extent permitted under Applicable Law, without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any other Foreign Facility Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Foreign Domiciled Loan Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Foreign Domiciled Loan Party consents to such action and, to the extent permitted under Applicable Law, waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Foreign Domiciled Loan Party might otherwise have had. To the extent permitted under Applicable Law, any election of remedies that results in denial or impairment of the right of Agent or any other Foreign Facility Secured Party to seek a deficiency judgment against any Foreign Domiciled Loan Party shall not impair any other Foreign Domiciled Loan Party’s obligation to pay the full amount of the Foreign Facility Secured Obligations. To the extent permitted under Applicable Law, each Foreign Domiciled Loan Party waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Foreign Facility Secured Obligations, even though that election of remedies destroys such Foreign Domiciled Loan Party’s rights of subrogation against any other Person. To the extent permitted under Applicable Law, Agent may bid all or a portion of the Foreign Facility Secured Obligations at any foreclosure or trustee’s sale or at any private sale or sale as a result of an enforcement action, and the amount of such bid need not be paid by Agent but shall be credited against the Foreign Facility Secured Obligations in accordance with the terms of this Agreement. To the extent permitted under Applicable Law, the amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Foreign Facility Secured Obligations shall be conclusively deemed to be the amount of the Foreign Facility Secured Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any other Foreign Facility Secured Party might otherwise be entitled but for such bidding at any such sale.

5.10.6 Belgian Limitations.

(a) The total liability under this Section 5.10 of any Belgian Domiciled Loan Party for the obligations of any other Foreign Domiciled Loan Party under the Credit Documents, shall at all times be limited to an aggregate amount (without double counting) not exceeding the sum of:

(i) the aggregate of all principal amounts made available to such Belgian Domiciled Loan Party or its direct or indirect Subsidiaries under any intra group arrangement (regardless of the form thereof, including through the subscription of debt instrument) that have been financed, directly or indirectly, by a borrowing under this Agreement (without any reduction for any repayment thereof); plus

(ii) seventy per cent (70%) of such Belgian Domiciled Loan Party’s own funds (eigen vermogen/capitaux propres) as referred to in section 88 of the Belgian Royal Decree of 30 January 2001 implementing the Belgian Companies Code, at the time a demand for payment under this Section 5.10 is made.

The result of the calculation as described in clauses (i) and (ii) above shall in relation to any relevant Belgian Domiciled Loan Party be referred to as the “Guaranteed Belgian Amount”.

(b) For the avoidance of doubt, no limitation shall apply to the liability of any Belgian Domiciled Loan Party for any amounts owed by its direct or indirect Subsidiaries under the Credit Documents and the Belgian Domiciled Loan Party shall be liable for such amounts in full.

(c) Each Belgian Domiciled Loan Party shall provide Agent with an update on the relevant Guaranteed Belgian Amount upon the request of Agent, with such information as Agent may reasonably require, it being understood that the own funds (eigen vermogen/capitaux propres) as specified under clause (a)(ii) above may be derived from the latest audited financial statements of the respective Belgian Domiciled Loan Party. In the event of a dispute regarding the Guaranteed Belgian Amount, a certificate stating such amount from the statutory auditors of such Belgian Domiciled Loan Party (or, if there is no statutory auditor for such Belgian Domiciled Loan Party, an independent accounting firm of international reputation appointed by Agent in its sole discretion) shall be conclusive absent manifest error.

5.10.7 Singapore Limitations. With respect to the liability of a Singapore Domiciled Loan Party under its Foreign Cross-Guarantee, such Foreign Cross-Guarantee does not apply to any liability to the extent that it would result in the Foreign Cross-Guarantee from such Singapore Domiciled Loan Party constituting unlawful financial assistance within the meaning of Section 76 of the Companies Act (Chapter 50) of Singapore.

5.10.8 UK Limitations. With respect to the liability of a UK Domiciled Loan Party under its Foreign Cross-Guarantee, such Foreign Cross-Guarantee does not apply to any liability to the extent that it would result in the Foreign Cross-Guarantee from such UK Domiciled Loan Party constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

5.10.9 U.S. Limitations. The Foreign Cross-Guarantee shall not require any Foreign Domiciled Loan Party (that is a “controlled foreign corporation” within the meaning of Section 957 of the Code) to guarantee any Secured Obligations of any other Foreign Domiciled Loan Party that is disregarded as an entity separate from any U.S. Subsidiary for U.S. federal income tax purposes.

5.10.10 Joint Enterprise. Each Borrower has requested that Agent, Fronting Banks and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). Borrowers and Guarantors have centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors. Borrowers acknowledge and agree that Agent’s, Fronting Banks’ and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.10.11 Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Secured Obligations.

5.11 Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent; provided, that

(a) each repayment of a Revolver Loan, LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;

(b) each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c) (i) each payment of fees pursuant to Section 3.2.1(h) shall be in Dollars, (ii) each payment of fees pursuant to Section 3.2.1(a) shall be in Dollars or Australian Dollars, (iii) each payment of fees pursuant to Section 3.2.1(b) or (d) shall be in Dollars or Euros, (iv) each payment of fees pursuant to Section 3.2.1(c) shall be in Dollars or Canadian Dollars, (v) each payment of fees pursuant to Section 3.2.1(e) shall be in Dollars or New Zealand Dollars, (vi) each payment of fees pursuant to Section 3.2.1(f) shall be in Dollars or Singapore Dollars, and (vii) each payment of fees pursuant to Section 3.2.1(g) shall be in Dollars or Sterling, which payment currency in the case of clauses (ii) through (vii) above shall be at the option of the Applicable Foreign Borrowers of the relevant Borrower Group with the amount of any such payment made in a currency other than Dollars determined by the Agent based on the Exchange Rate;

(d) each payment of fees pursuant to Sections 3.2.2 through 3.2.9 (other than Section 3.2.9(a)) shall be in the currency of the underlying Letter of Credit; and

(e) each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made.

No payment to any Credit Party or any Security Trustee (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Credit Party or such Security Trustee shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.11. Agent has the right, at the expense of the applicable Loan Party, to convert any payment made in an incorrect currency into the applicable currency required under this Agreement. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Loan Party (together with the other Loan Parties within its Loan Party Group or other obligors pursuant to any Guarantee of the Obligations of such Loan Party Group) agrees to indemnify and hold harmless such Credit Party or such Security Trustee, with respect to the amount of the shortfall with respect to amounts payable by such Loan Party hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Credit Party or a Security Trustee shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party or such Security Trustee shall return such excess to the members of the affected Borrower Group.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders and Fronting Banks shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) on which each of the following conditions has been satisfied (and with respect to deliveries of Loan Documents, each such delivery shall be fully-executed (where applicable) and in form and substance reasonably satisfactory to the Agent and its counsel):

(a) Loan Documents. Notes shall have been executed by each Borrower within a Borrower Group and delivered to each Applicable Lender that requests issuance of a Note at least three Business Days prior to the Closing Date. Each other Loan Document shall have been duly executed (where applicable) by each of the signatories thereto (including, without limitation, each lender party to the Existing Loan Agreement that is continuing as a Lender hereunder) and delivered to the Agent, and each Loan Party shall be in compliance with all terms thereof.

(b) Deposit Account Control Agreements. Subject to Schedule 10.1.16, Agent shall have received evidence of the establishment of each Dominion Account and related lockboxes, together with fully-executed Deposit Account Control Agreements with respect thereto and covering the other Deposit Accounts listed on Schedule 5 to the Perfection Certificate (other than Excluded Deposit Accounts).

(c) Securities Account Control Agreements. Agent shall have received fully-executed Securities Account Control Agreements covering the Securities Accounts listed on Schedule 5 to the Perfection Certificate.

(d) Joinder to Intercreditor Agreement. The Agent shall have entered into a notice of amendment and confirmation of joinder to the Intercreditor Agreement with the trustee for the Senior Secured Notes, in form and substance reasonably satisfactory to the Agent, and the Intercreditor Agreement shall be in full force and effect.

(e) Perfected First-Priority Liens. The Agent shall have received (i) reasonably satisfactory evidence that the Agent and/or Security Trustees shall have a valid and perfected first priority (except as otherwise permitted hereunder) Lien, security interest and hypothecation in the Collateral (including acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral) and (ii) releases, satisfactions and payoff letters terminating all Liens on the Collateral arising under the HSBC Credit Agreement and all other Liens not permitted under Section 10.2.2.

(f) Lien Searches. The Agent shall have received UCC, PPSA, PPSA Australia, title and Lien searches and other evidence reasonably satisfactory to Agent that its and/or Security Trustees’ Liens are the only Liens upon the Collateral, except Liens permitted under Section 10.2.2 and Liens being terminated under Section 6.1(e).

(g) Payment of Recording Costs. All filing and recording fees and taxes shall have been duly paid or arrangements reasonably satisfactory to the Agent shall have been made for the payment thereof.

(h) Closing Certificates. The Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit H-1 with respect to the Australian Facility Loan Parties, Exhibit H-2 with respect to the Belgian Facility Loan Parties, Exhibit H-3 with respect to the Canadian Facility Loan Parties, Exhibit H-4 with respect to the Dutch Facility Loan Parties, Exhibit H-5 with respect to the UK Facility Loan Parties and Exhibit H-6 with respect to the U.S. Facility Loan Parties, in each case with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party, and attaching the documents referred to in Section 6.1(i).

(i) Organic Documents; Incumbency. The Agent shall have received a copy of (i) each Organic Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Senior Officers of each Loan Party executing the Loan Documents to which it is a party; (iii) in respect of a Belgian Domiciled Loan Party, a KBO certificate and a non-insolvency certificate, each not older than 10 Business Days from the Closing Date; (iv) resolutions of the

Board of Directors or similar governing body of each Loan Party (A) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) in the case of each Borrower, the extensions of credit contemplated hereunder, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (C) in respect of a Belgian Domiciled Loan Party, setting out the reasons why the board of directors of that Belgian Domiciled Loan Party considered that the entry into this Agreement, any Guarantee (as the case may be) and the Belgian Security Agreements to which it is proposed to be a party, is of benefit to that Belgian Domiciled Loan Party; (v) a good standing certificate (or other similar instrument) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation (to the extent a good standing certificate or similar instrument may be obtained in such jurisdiction); and (vi) in respect of a Belgian Domiciled Loan Party, a resolution of the shareholders meeting or a written resolution of all shareholders of that Belgian Domiciled Loan Party approving the provisions of the Loan Documents to which it is proposed to be a party in accordance with article 556 of the Belgian Companies Code (evidence that an extract of such resolution has been filed with the clerk of the commercial court of the judicial district of that Belgian Domiciled Loan Party in accordance with Article 556 of the Belgian Companies Code shall be provided to the Agent within 15 Business Days from the Closing Date).

(j) Fees. Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Agent shall have received the fees to be received on the Closing Date set forth in the Fee Letter. The Lenders shall have received the fees in the amounts previously agreed in writing by the Agent, MRC and such Lenders to be received on the Closing Date, and all reasonable and documented out-of-pocket expenses of the Agent and Security Trustees (including the reasonable and documented fees, disbursements and other charges of counsel (which shall be limited to the reasonable and documented out-of-pocket legal fees and expenses of Vinson & Elkins LLP, U.S. counsel to Agent and Security Trustees, the Norton Rose Group, foreign counsel to Agent and Security Trustees (other than in Belgium and New Zealand), LYDIAN, Belgian counsel to Agent and Security Trustees, Bell Gully, New Zealand counsel to Agent and Security Trustees, and, if necessary, of one local counsel in each other relevant jurisdiction (which may include a local counsel acting in multiple jurisdictions)) for which invoices have been presented prior to the Closing Date shall have been paid.

(k) Solvency Certificate. On the Closing Date, the Agent shall have received a certificate from a Senior Officer of the North American Loan Party Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by this Agreement, the Borrowers and the Guarantors, taken as a whole, are Solvent.

(l) Historical Financial Statements. Lenders shall have received the Historical Financial Statements.

(m) Financial Projections. The Agent shall have received financial projections of the Borrowers, which shall be reasonably acceptable to the Agent (and the Agent hereby acknowledges that it has received the same prior to the date hereof).

(n) Insurance. Certificates of insurance evidencing the existence of insurance to be maintained by the Loan Parties pursuant to Section 10.1.5 and, if applicable, the designation of the Agent or a Security Trustee as loss payee as its interest may appear thereunder, in each case, in form and substance satisfactory to the Agent.

(o) Borrowing Base Certificate. The Agent shall have received Borrowing Base Certificates setting forth each Borrowing Base, in each case, effective as of February 29, 2012.

(p) Perfection Certificate. Each Loan Party shall deliver to the Agent a completed Perfection Certificate, executed and delivered by a Senior Officer of such Loan Party, together with all attachments contemplated thereby.

(q) Legal Opinions. The Agent shall have received reasonably satisfactory opinions of counsel to the Loan Parties, in each case, customary for transactions of this type (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Loans and the creation and perfection of Liens in the Collateral) and of appropriate local counsel (including Australian, Belgian, Canadian, Dutch and UK counsel).

(r) No Material Adverse Change. There shall not have occurred since December 31, 2011 any Material Adverse Change or any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(s) Excess Availability. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by the Borrowers of all fees and expenses incurred in connection herewith and due on the Closing Date, as well as the amount of any payables stretched beyond their customary payment practices, Excess Availability shall be at least $300,000,000.

(t) No Litigation. There shall be no action, suit, investigation litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect or to materially and adversely affect this Agreement (or the transactions contemplated hereby).

(u) Third-Party Consents. The Agent shall have received a certificate of a Senior Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required or appropriate to be obtained from any Governmental Authority or other third-party in connection with the execution, delivery and performance by and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(v) Payment of Existing Indebtedness. All Indebtedness arising under the HSBC Credit Agreement shall have been repaid in full, and the Agent shall have received payoff letters or similar agreements which evidence the foregoing.

(w) Due Diligence. Agent and Joint Lead Arrangers shall have satisfactorily completed their due diligence, including such collateral reviews, field examinations, audits, appraisals, assessments and other reviews as Agent and Joint Lead Arrangers deem appropriate.

(x) Know Your Customer. Any information reasonably required by a Lender and any other Secured Party to enable it to meet its internal “know your customer” compliance requirements and normal operating procedures shall have been delivered.

6.2 Conditions Precedent to All Credit Extensions. The Agent, Fronting Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers (including the initial Loans on the Closing Date), unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of the date of such extension of credit (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(c) Availability of not less than the amount of the proposed Borrowing shall exist;

(d) Both immediately before and immediately after giving effect thereto, no Overadvance shall exist or would result therefrom and the Total Revolver Exposure would not exceed the Maximum Facility Amount;

(e) With respect to the issuance of a Letter of Credit, the applicable LC Conditions shall be satisfied; and

(f) With respect to the funding of any Revolver Loan or arrangement for issuance of any Letter of Credit to a Foreign Borrower, or grant of any other accommodation to or for the benefit of any Foreign Borrower, the requirements of Section 2.11 are satisfied.

Each request (or any deemed request, except a deemed request in connection with a Protective Advance or pursuant to Sections 2.2.2(a), 2.3.2(a), 2.4.2(a), 2.5.2(a), 2.6.2(a), 2.7.2(a), 2.8.2(a), or 2.9.2(a)) by a Loan Party Agent or any Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by all Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

Upon satisfaction on the Closing Date of all the conditions specified in Sections 6.1 and 6.2, (i) the Existing Loan Agreement will be amended and restated by this Agreement (with all loans outstanding thereunder and the Existing U.S. Letters of Credit being renewed and continued) and all Liens securing obligations under the Existing Loan Agreement shall be automatically continued and (ii) such adjustments shall be made as Agent shall specify so that the outstanding Revolver Loans and LC Obligations applicable to each Lender equals its Pro Rata share thereof (after giving effect to this Agreement).

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of (a) all Secured Obligations (including all Secured Obligations of the Guarantors) whether arising under the Credit Documents or otherwise, each U.S. Domiciled Loan Party hereby grants to the Agent (or confirms that the Agent already possesses), for the benefit of the Secured Parties, and (b) its Applicable Canadian Borrower Secured Obligations, each Canadian Domiciled Loan Party hereby grants to the Agent (or confirms that the Agent already possesses), for the benefit of the Canadian Facility Secured Parties, in each case, a continuing security interest in and Lien upon all of the following Property of such Loan Party, whether now owned or hereafter acquired, and wherever located:

(i) all Accounts and all Payment Intangibles;

(ii) all Inventory or Documents, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

(iii) all Specified Revolving Credit Collateral;

(iv) all Deposit Accounts (other than the Net Available Cash Account, to the extent that it constitutes a Deposit Account) and Securities Accounts (other than the Net Available Cash Account, to the extent it constitutes a Securities Account), including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

(v) monies, cash and deposits;

(vi) all Records, Supporting Obligations and related Letter-of-Credit Rights, Commercial Tort Claims or other claims and causes of action, in each case, to the extent not primarily related to Notes Priority Lien Collateral; and

(vii) to the extent not otherwise included, all substitutions, replacements, accessions, products and proceeds (including, insurance proceeds, investment property, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. Each Loan Party hereby authorizes and directs each bank or other depository to deliver to the Agent and the Security Trustees, upon request, all balances (other than the minimum balances required to be retained therein by the related depository bank and agreed to by the Agent) in any Deposit Account and Dominion Account maintained by such Loan Party, without inquiry into the authority or right of Agent or any Security Trustee to make such request.

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Permitted Investments, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss. To further secure the prompt payment and performance of all (a) Secured Obligations, each U.S. Domiciled Loan Party hereby grants to Agent, for the benefit of the Secured Parties, and (b) Canadian Facility Secured Obligations, each Canadian Domiciled Loan Party hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case, a continuing security interest in and Lien on all Cash Collateral of such Loan Party from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or otherwise. Loan Parties organized or incorporated outside of the U.S. and Canada shall grant Liens to the applicable Security Trustee on Cash Collateral pursuant to the relevant Security Documents. Agent and each Security Trustee may apply Cash Collateral of (i) a U.S. Domiciled Loan Party to the payment of any Secured Obligations, (ii) an Australian Domiciled Loan Party to the payment of any Australian Facility Secured Obligations, (iii) a Belgian Domiciled Loan Party to the payment of any Belgian Facility Secured Obligations, (iv) a Canadian Domiciled Loan Party to the payment of any Canadian Facility Secured Obligations, (v) a Dutch Domiciled Loan Party to the payment of any Dutch Facility Secured Obligations, (vi) a New Zealand Domiciled Loan Party to the payment of any New Zealand Facility Secured Obligations, (vii) a Singapore Domiciled Loan Party to the payment of any Singapore Facility Secured Obligations, and (viii) a UK Domiciled Loan Party to the payment of any UK Facility Secured Obligations, in each case, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent and the Security Trustees. No U.S. Domiciled Loan Party or other Person claiming through or on behalf of any U.S. Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Secured Obligations. No Australian Domiciled Loan Party or other Person claiming through or on behalf of any Australian Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Australian Facility Secured Obligations. No Belgian Domiciled Loan Party or other Person claiming through or on behalf of any Belgian Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Belgian Facility Secured Obligations. No Canadian Domiciled Loan Party or other Person claiming through or on behalf of any Canadian Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Canadian Facility Secured Obligations. No Dutch Domiciled Loan Party or other Person claiming through or on behalf of any Dutch Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Dutch Facility Secured Obligations. No New Zealand Domiciled Loan Party or other Person claiming through or on behalf of any New Zealand Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all New Zealand Facility Secured Obligations. No Singapore Domiciled Loan Party or other Person claiming through or on behalf of any Singapore Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Singapore Facility Secured Obligations. No UK Domiciled Loan Party or other Person claiming through or on behalf of any UK Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all UK Facility Secured Obligations.

7.3 Other Collateral.

7.3.1 Commercial Tort Claims. North American Loan Party Agent shall, within 10 days of a Senior Officer becoming aware thereof, notify Agent in writing if any U.S. Facility Loan Party has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, Commercial Tort Claims reasonably expected to result in awarded damages (net of anticipated legal expenses relating thereto) of less than $2,000,000 in aggregate) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to confer upon Agent (for the benefit of Secured Parties) a duly perfected, first priority Lien upon such claim.

7.3.2 Certain After-Acquired Collateral. If any assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected or valid Lien of the Security Documents upon acquisition thereof) that are of the nature secured by the Security Documents, the applicable Loan Party Agent will notify the Agent, and, if requested by the Agent, such Loan Party will cause such assets to be subjected to a Lien securing the applicable Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 7.6, all at the expense of the Loan Parties. Without limiting the foregoing, a Loan Party Agent shall notify Agent in writing within 30 days if, after the Closing Date, any Loan Party obtains any interest in any Property consisting of (a) Deposit Accounts other than Excluded Deposit Accounts, (b) Chattel Paper, (c) negotiable Documents, (d) promissory notes and other Instruments (other than checks) or (d) Investment Property consisting of any Securities Account and, upon Agent’s reasonable request, shall promptly take such actions as Agent or its Security Trustee reasonably deems appropriate to effect a duly perfected, first priority Lien upon such Collateral (so long as it does not constitute Notes Priority Lien Collateral), including obtaining any appropriate possession, control agreement or lien waiver (it being understood that there shall be no requirement to obtain lien waivers not obtainable with commercially reasonable efforts), as appropriate and/or executing such additional Security Documents as may be reasonably requested by Agent or a Security Trustee. If any Collateral is in the possession of a third party, at Agent’s request, the applicable Loan Party having rights in such Collateral shall use commercially reasonable efforts to obtain a Collateral Access Agreement in favor of the Agent and the applicable Security Trustee in each case to the extent the Cost of Inventory held by such third person exceeds the lesser of (i) $2,000,000 and (ii) five percent (5%) of the Borrower Group Commitments of the applicable Borrower Group.

7.4 Limitation on Permitted Discretion.

(a) The Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts and Eligible Inventory from time to time in its Permitted Discretion. In addition, the Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts and Eligible Inventory, in its Permitted Discretion, subject to Section 14.1.1.

(b) Notwithstanding the foregoing or any provision in this Agreement to the contrary, circumstances, conditions, events or contingencies arising prior to the Closing Date and disclosed to the Agent prior to the Closing Date shall not be the basis for any establishment or modification of Reserves, eligibility criteria or advance rates unless (i) in the case of Reserves and eligibility criteria, such Reserves or eligibility criteria were established on the Closing Date or (ii) such circumstances, conditions, events or contingencies shall have changed in any material respect since the Closing Date.

(c) Any exercise of Permitted Discretion with respect to Reserves shall be based on a good faith reasonable determination of the Agent that (i) the circumstances, conditions, events or contingencies giving rise thereto will or reasonably could be expected to adversely affect a material portion of the value of the Eligible Accounts or Eligible Inventory in any Borrowing Base, the enforceability or priority of the Agent’s or a Security Trustee’s Liens thereon or the amount the Secured Parties would likely receive in the liquidation of any material portion of Eligible Accounts or Eligible Inventory in any Borrowing Base and (ii) the proposed action to be taken by the Agent to mitigate the effects described in clause (i) (including the amount of any Reserves) bears a reasonable relationship to the circumstance, condition, event or other contingency that is the basis therefor.

(d) Upon delivery of notice to a Loan Party Agent by the Agent of its intent to establish or increase Reserves, the Agent shall be available to discuss the proposed Reserves or increase, and Borrowers may take such action as may be required so that the circumstance, condition, event or other contingency that is the basis for such Reserves or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such Reserves, unless the Agent shall have determined in its Permitted Discretion that the circumstance, condition, event or other contingency that is the basis for such new Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.

7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent, any Security Trustee or any Lender to, or in any way modify, any obligation or liability of Loan Parties relating to any Collateral.

7.6 Further Assurances. Each Loan Party will promptly execute any and all further documents, financing statements, agreements, title certificates, assignments and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Agent, any Security Trustee or the Required Borrower Group Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the Liens created or intended to be created by the Security Documents, or otherwise to give effect to the intent of this Agreement, all at the expense of the Loan Parties.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Administration of Accounts.

8.1.1 Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent in accordance with Section 10.1.1(g). If the collectability of Accounts of all Borrowers in an aggregate face amount exceeding $10,000,000 is impaired, then a Loan Party Agent shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Loan Party has knowledge thereof.

8.1.2 Taxes. If an Account of any Loan Party includes a charge for any Taxes, Agent is authorized, in its discretion, if the applicable Loan Party has not paid such Taxes when due, to pay the amount thereof to the proper Governmental Authority for the account of such Loan Party and to charge the Loan Parties therefor; provided, however, that neither Agent nor any other Secured Party shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

8.1.3 Account Verification. During a Default, Event of Default or Cash Dominion Event, Agent shall have the right, in the name of Agent, any designee of Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Parties by mail, telephone or otherwise. Loan Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.1.4 Maintenance of Dominion Accounts. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall obtain a Deposit Account Control Agreement from each lockbox servicer and Dominion Account bank, establishing Agent’s (or a Security Trustee’s) control over and Lien in the lockbox or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account and waiving offset rights of such servicer or bank, except for customary administrative charges. Dominion Accounts for Belgian Borrowers and Dutch Borrowers must be maintained exclusively at Bank of America. Dominion Accounts for Australian Borrowers, New Zealand Borrowers, Singapore Borrowers and UK Borrowers must be maintained exclusively at Bank of America and shall be under the sole dominion and exclusive control of Agent (or its Security Trustee) whether or not a Cash Dominion Event exists; provided, that collected funds will be disbursed from such Dominion Accounts in the discretion of Agent. If a Dominion Account for Canadian Borrowers or U.S. Borrowers is not maintained with Bank of America, Agent (or its Security Trustee) may, during the existence of any Cash Dominion Event, require immediate transfer of all cash receipts in such account to a Dominion Account maintained with Bank of America. Agent, Security Trustees and Lenders assume no responsibility to Loan Parties for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.1.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Borrower receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and the Security Trustees and within one (1) Business Day deposit same into a Dominion Account. Foreign Borrowers may not participate in any cash pooling arrangements.

8.2 Administration of Inventory.

8.2.1 Records and Reports of Inventory. Each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports (which reports shall set forth the Inventory information by location) in form reasonably satisfactory to Agent in accordance with Section 10.1.1(g).

8.2.2 Returns of Inventory. No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $35,000,000 in the aggregate for all Borrowers; and (d) any payment received by a Loan Party for a return is promptly remitted to Agent for application to the Obligations in accordance with Section 5.5 or 5.6, as applicable.

8.2.3 Storage and Maintenance. Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity in all material respects with all Applicable Law, including the FLSA, if applicable, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.3 Administration of Deposit Accounts. Schedule 8.3 sets forth all Deposit Accounts maintained by Borrowers as of the date hereof, including all Dominion Accounts. Each Loan Party shall take all actions necessary to establish Agent’s (or its Security Trustee’s) control of each Deposit Account through a Deposit Account Control Agreement (other than Excluded Deposit Accounts). A Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent or a Security Trustee) to have control over a Deposit Account or any Property deposited therein. Notwithstanding the preceding sentence, a U.S. Domiciled Loan Party may establish a deposit account that does not contain proceeds of Loans, Inventory, Accounts or Specified Revolving Credit Collateral, which deposit account shall be (a) identified as such in writing to the Agent and (b) solely for the deposit of proceeds from the sale of Notes Priority Lien Collateral pending final application thereof to the Term Loans (such account, the “Net Available Cash Account”). A Loan Party Agent shall promptly notify Agent of any opening or closing of a Deposit Account and will amend Schedule 8.3 to reflect same.

8.4 General Provisions.

8.4.1 Location of Collateral. (a) All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Loan Parties at the Borrowers’ business locations set forth in Schedule 8.4.1, except that Loan Parties may (i) make sales or other dispositions of Collateral in accordance with Section 10.2.4; (ii) in the case of any U.S. Facility Loan Party, move Collateral to another location in the United States; (iii) in the case of any UK Domiciled Loan Party, move Collateral to another location in the United Kingdom; (iv) in the case of a Canadian Domiciled Loan Party, move Collateral to another location in Canada set forth on Schedule 8.4.1 or, (1) upon 15 Business Days prior written notice to Agent, and (2) so long as all actions shall have been taken prior to such move to ensure that the Agent has a perfected first priority security interest in and Lien on such Collateral, any other location in Canada; (v) in the case of any Australian Domiciled Loan Party, move Collateral to another location in Australia; (vi) in the case of any Belgian Domiciled Loan Party, move Collateral to another location in Belgium; (vii) in the case of any Dutch Domiciled Loan Party, move Collateral to another location in the Netherlands; (viii) in the case of any New Zealand Domiciled Loan Party, move Collateral to another location in New Zealand; and (ix) in the case of any Singapore Domiciled Loan Party, move Collateral to another location in Singapore.

(b) Each Loan Party shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (having a Best’s Financial Strength Rating of at least VII, unless otherwise approved by Agent) as are reasonably satisfactory to Agent. From time to time upon request, Loan Parties shall deliver to Agent the originals or certified copies of their insurance policies. Unless Agent shall agree otherwise (giving due consideration to what is commercially available in the insurance market for the applicable jurisdiction), each policy shall include satisfactory endorsements (i) showing Agent (or its Security Trustee) as loss payee, as appropriate; (ii) requiring at least 10 days’ prior written notice to Agent (or such shorter period as agreed to by Agent) in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Loan Party fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge such Loan Party therefor. Each Loan Party agrees to deliver to Agent, promptly upon the request of Agent, copies of all reports made to insurance companies. While no Event of Default exists, Loan Parties may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default has occurred and is continuing, only Agent shall be authorized to settle, adjust and compromise such claims.

8.4.2 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of a Loan Party Group, all Taxes payable with respect to any Collateral of a Loan Party Group (including any sale thereof), and all other payments required to be made by Agent or a Security Trustee to any Person to realize upon any Collateral of a Loan Party Group, shall be borne and paid by Loan Parties of such Loan Party Group. Neither Agent nor any Security Trustee shall be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s or such Security Trustee’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Loan Parties’ sole risk.

8.4.3 Defense of Title to Collateral. Each Loan Party shall at all times (a) defend its title to Collateral and Agent’s or Security Trustees’ Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.5 Power of Attorney. Each of the Canadian Domiciled Loan Parties and U.S. Domiciled Loan Parties hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Loan Party’s name, but at the cost and expense of such Loan Parties within such Loan Party’s Loan Party Group:

(a) Endorse a Canadian Domiciled Loan Party’s or a U.S. Domiciled Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During the continuance of an Event of Default, (i) notify any Account Debtors of a Canadian Domiciled Loan Party or a U.S. Domiciled Loan Party of the assignment of their Accounts, demand and enforce payment of such Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to such Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties, or any legal proceedings brought to collect Accounts or Collateral of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties; (iii) sell or assign any Accounts and other Collateral of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or Securities Accounts of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties, and take control, in any manner, of proceeds of Collateral of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties; (v) prepare, file and sign a Canadian Domiciled Loan Party’s or a U.S. Domiciled Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Canadian Domiciled Loan Party or a U.S. Domiciled Loan Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties; (viii) use a Canadian Domiciled Loan Party’s or a U.S. Domiciled Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties; (ix) use information contained in any data processing, electronic or information systems relating to Collateral of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties; (x) make and adjust claims under insurance policies of the Canadian Domiciled Loan Parties or the U.S. Domiciled Loan Parties; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Canadian Domiciled Loan Party or a U.S. Domiciled Loan Party is a beneficiary; and (xii) take all other actions as Agent reasonably deems appropriate to fulfill any Canadian Domiciled Loan Party’s or U.S. Domiciled Loan Party’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Loan Party (with respect to itself and its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

9.1.1 Corporate Status. Each Loan Party and each Material Subsidiary (a) is a duly organized or incorporated and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such jurisdiction provides for the designation of entities organized or incorporated thereunder as existing in good standing) and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

9.1.2 Corporate Power and Authority. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered and has stamped or will stamp within the appropriate time frame (where applicable) each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each Loan Party is in compliance with all laws, orders, writs and injunctions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.1.3 No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any material provision of any Applicable Law applicable to such Loan Party (including without limitation in respect of the Australian Borrowers, section 260B of the Corporations Act (Cth) (2001)), (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Loan Party or any of the Restricted Subsidiaries (other than Liens created under the Loan Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Loan Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the Organic Documents of such Loan Party or any of the Restricted Subsidiaries.

9.1.4 Litigation. There are no actions, suits, arbitrations or proceedings (including Environmental Claims) pending or, to the knowledge of such Loan Party, threatened with respect to such Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

9.1.5 Margin Regulations. Neither such Loan Party nor any of its Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board of Governors.

9.1.6 Governmental Approvals. The execution, delivery and performance of each Loan Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Loan Documents and (c) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

9.1.7 Investment Company Act. No Loan Party (i) is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, and (ii) has a license pursuant to the Dutch Financial Supervision Act.

9.1.8 True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of such Loan Party, any of such Loan Party’s Subsidiaries or any of their respective authorized representatives in writing to the Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 9.1.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results.

9.1.9 Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of MRC as set forth in the Confidential Information Memorandum, (b) Historical Financial Statements and (c) the consolidated financial statements delivered pursuant to Section 10.1.1, in each case present or will, when provided, present fairly in all material respects the consolidated financial position of MRC and its Subsidiaries or Restricted Subsidiaries (as applicable) at the respective dates of said information, statements and the consolidated results of operations for the respective periods covered thereby. The financial statements referred to in clauses (b) and (c) of this Section 9.1.9 have been prepared in accordance with GAAP, consistently applied (except to the extent provided in the notes to said financial statements), and the audit reports accompanying such financial statements delivered pursuant to Section 10.1.1(a) are not subject to any qualification as to the scope of the audit or the status of MRC as a going concern. There has been no Material Adverse Change since December 31, 2011.

9.1.10 Tax Returns; Payments; Australian GST Group; UK Charges.

(a) Such Loan Party and each of its Subsidiaries have filed all federal and provincial income tax returns and all other material tax returns, domestic and foreign, required to be filed by any of them and have paid all income and other material Taxes payable by them that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. Such Loan Party and each of its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of such Loan Party) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

(b) As of the Closing Date, each Australian Facility Loan Party is not, nor has it ever been, a member of a GST Group.

(c) Under the law of each Loan Party’s jurisdiction of incorporation it is not necessary that any UK Security Agreement be filed, recorded on enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any UK Security Agreement or the transactions contemplated by any UK Security Agreement, except (A) registration of particulars of each UK Security Agreement at the Companies Registration Office in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (B) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by any UK Security Agreement in any relevant jurisdiction and (C) in each case, payment of associated fees, stamp taxes or mortgage duties.

9.1.11 Employee Benefit Plans.

(a) Compliance with ERISA. Each U.S. Employee Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any U.S. Employee Plan; no U.S. Employee Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to such Loan Party, any Subsidiary or any ERISA Affiliate; no U.S. Employee Plan (other than a multiemployer plan)

has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of such Loan Party, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a U.S. Employee Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any U.S. Employee Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any U.S. Employee Plan or to appoint a trustee to administer any U.S. Employee Plan, and no written notice of any such proceedings has been given to such Loan Party, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of such Loan Party or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has such Loan Party, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of such Loan Party, any Subsidiary or any ERISA Affiliate on account of any U.S. Employee Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 9.1.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No U.S. Employee Plan (other than a Multiemployer Plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 9.1.11, be reasonably likely to have a Material Adverse Effect. With respect to U.S. Employee Plans that are Multiemployer Plans, the representations and warranties in this Section 9.1.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such U.S. Employee Plans under ERISA, are made to the best knowledge of such Loan Party.

(b) Canadian Employee Plans.

(i) No Canadian Employee Plan enacted or adopted after the Closing Date provides for medical, life or other welfare benefits (through insurance or otherwise), with respect to any current or former employee of any Canadian Domiciled Loan Party or any Affiliate thereof after retirement or other termination of service (other than coverage mandated by Requirements of Law or coverage provided through the end of the month containing the date of termination from service or otherwise where part of a severance package or with respect to injured or disabled employees). Except as could not reasonably be expected to give rise, individually or in the aggregate, to Material Adverse Effect (it being acknowledged that, for purposes of this Section 9.1.11(b), funding deficiencies, other benefit liabilities and events, conditions and circumstances that could give rise to liabilities, as such deficiencies, liabilities and circumstances exist as of the Closing Date, to the extent that they remain applicable at the relevant determination date, and any future obligations arising therefrom shall be included or considered in the determination of whether as of any date a Material Adverse Effect has occurred, exists or could reasonably be expected to occur):

(ii) Canadian Domiciled Loan Parties are in compliance in all material respects with the requirements of the PBA and any binding FSCO requirements of general application with respect to each Canadian Pension Plan and in compliance with any FSCO directive or order directed specifically at a Canadian Pension Plan. No Canadian Pension Plan has any Unfunded Current Liability. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Canadian Domiciled Loan Party or Subsidiary contributes to or participates in a Canadian Multi-Employer Plan. No Canadian Domiciled Loan Party or an Affiliate thereof maintains, contributes or has any liability with respect to a Canadian Pension Plan which provides benefits on a defined benefit basis. No Termination Event has occurred. All contributions required to be made by any Canadian Domiciled Loan Party or Subsidiary to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA. No Lien has arisen, choate or inchoate, in respect of any Canadian Domiciled Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(c) Foreign Plans. All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) UK DB Pension Plan.

(i) No UK Domiciled Loan Party (A) is an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004) in respect of any UK DB Pension Plan or (B) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) No UK Domiciled Loan Party has been issued with a Financial Support Direction or Contribution Notice in respect of any UK DB Pension Plan which Financial Support Direction or Contribution Notice will or would be reasonably likely to have a Material Adverse Effect.

9.1.12 Subsidiaries. Schedule 9.1.12 lists each Subsidiary of MRC (and the direct and indirect ownership interest of MRC therein), in each case existing on the Amendment Date. To the knowledge of MRC, after due inquiry, each Material Subsidiary of MRC as of the Amendment Date has been so designated on Schedule 9.1.12.

9.1.13 Intellectual Property. Such Loan Party and each of the Restricted Subsidiaries have obtained all rights to intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

9.1.14 Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) such Loan Party and each of the Subsidiaries and all Real Estate are, and have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither such Loan Party, nor any of the Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) such Loan Party and its Subsidiaries are not conducting, or required to conduct, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location, including any Real Estate currently owned or leased by such Loan Party or any of its Subsidiaries, and any real property to which such Loan Party or any of its Subsidiaries may have sent Hazardous Materials; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by such Loan Party or any of its Subsidiaries.

(b) Neither such Loan Party, nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

9.1.15 Properties. Such Loan Party and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement or the Term Loan Credit Agreement) and except where the failure to have such good title or such leasehold interest could not reasonably be expected to have a Material Adverse Effect. All Liens of Agent or a Security Trustee in the Collateral are duly perfected, opposable and first priority Liens (or in the case of Foreign Borrowers valid and first priority Liens), subject only to Liens permitted pursuant to Section 10.2.2 that are expressly allowed to have priority over Agent’s or a Security Trustee’s Liens.

9.1.16 Solvency. On the Closing Date, immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrowers and the Guarantors, taken as a whole, are Solvent.

9.1.17 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Each Borrower warrants with respect to each of its Accounts at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that, to such Borrower’s knowledge, in all material respects:

(a) it is genuine and what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than those Liens permitted pursuant to Section 10.2.2), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the PPSA, the Civil Code or other Applicable Law, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.18 Australian Facility Loan Parties. If it is an Australian Facility Loan Party, (a) the entering into and performance by it of its obligations under the Loan Documents to which it is expressed to be a party are for its commercial benefit and are in its commercial interests; and (b) the entry into and performance by it of its obligations under the Loan Documents to which it is a party do not contravene Part 2J.3 or Part 2E of the Corporations Act 2001 (Cth).

9.1.19 Pari passu ranking. Each UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

9.1.20 Ranking. Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and, other than as permitted under or contemplated by the Loan Documents, it is not subject to any prior ranking or pari passu ranking Lien.

9.1.21 Belgian Financial Assistance. The Loans have not been and will not be used to finance or refinance the acquisition of or subscription for shares in any Belgian Domiciled Loan Party (unless carried out in accordance with the Belgian Companies Code) and no security interests created under the Security Documents and Guarantees will be used in breach of article 329/629 of the Belgian Companies Code.

9.1.22 OFAC. No Loan Party (a) is a Person whose Property or interest in Property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

9.1.23 Patriot Act. Each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. The Loan Parties, jointly and severally, hereby covenant and agree that on the Closing Date and thereafter, until the Commitments, the Swingline Commitments and each Letter of Credit have terminated and the Loans, together with interest, Fees and all other Obligations (other than contingent indemnification obligations for which no claim has been identified), are paid in full:

10.1.1 Financial and Other Information. The Loan Parties will furnish to the Agent:

(a) as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 105 days after the end of each such fiscal year), (i) the consolidated balance sheet of MRC and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and consolidated statement of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of MRC or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of MRC and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof which shall be certified by a Senior Officer of MRC, and (ii) the unaudited consolidating financial statements of MRC and its Subsidiaries containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail;

(b) as soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of MRC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is sixty (60) days after the end of each such quarterly accounting period), the consolidated balance sheet of MRC and its Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Senior Officer of MRC, subject to changes resulting from audit and normal year-end audit adjustments;

(c) as soon as available and in any event on or before the date that is thirty (30) days after the end of each fiscal month of MRC, the consolidated balance sheet of MRC and its Restricted Subsidiaries, in each case as at the end of such fiscal month and the related consolidated statement of operations for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Senior Officer of MRC, subject to changes resulting from audit and normal year-end audit adjustments;

(d) not more than sixty (60) days after the commencement of each fiscal year of MRC, a budget of MRC and its Restricted Subsidiaries in reasonable detail for such fiscal year on a quarterly basis and as customarily prepared by management of MRC for their internal use consistent in scope with the financial statements provided pursuant to Section 10.1.1(a), setting forth the material assumptions upon which such budgets are based;

(e) at the time of the delivery of the financial statements provided for in Sections 10.1.1(a) and (b), a Compliance Certificate of a Senior Officer of MRC to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the Consolidated Fixed Charge Coverage Ratio (and accompanying calculations) as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable level of the Applicable Margin and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 10.1.1(a), a certificate of a Senior Officer of each Loan Party Agent setting forth certain information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (e), as the case may be;

(f) as soon as available but in any event within twenty-five (25) days of the end of each calendar month, a Borrowing Base Certificate (which shall be calculated in a consistent manner with the most recently delivered Borrowing Base Certificate) covering each Borrower and supporting information in connection therewith, provided that (i) the Borrowers will be required to furnish a Borrowing Base Certificate and supporting information in connection therewith within four (4) days of the end of each calendar week as of the end of such calendar week during which a FCCR Test Event is continuing, (ii) the North American Loan Party Agent may deliver updates to the Foreign Allocated U.S. Availability component of any Foreign Borrower’s Borrowing Base (A) when no FCCR Test Event is continuing, once per calendar week and (B) at such other times as Agent may agree in its discretion and (iii) the Borrowers may not reallocate the Foreign Allocated U.S. Availability component of any Foreign Borrower’s Borrowing Base if such reallocation would result in an Overadvance for such Foreign Borrower;

(g) as soon as available but in any event within twenty-five (25) days of the end of each calendar month (or, if requested by Agent, on a weekly basis if a FCCR Test Event has occurred and is continuing), in each case, as of the period then ended:

(i) a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to Agent, (1) by Borrower and by location (showing Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement, in each case, to the extent the Cost of Inventory at such location exceeds (A) $1,000,000 in the aggregate with respect to Canadian Borrowers and U.S. Borrowers and (B) $500,000 in the aggregate with respect to any other Borrower Group), (2) including a report of material variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule and (3) reconciled to the Borrowing Base Certificate delivered as of such date.

(ii) a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iii) a schedule and aging of each Borrower’s and each Guarantor’s accounts payable presented at the vendor level; and

(iv) a detailed aged trial balance of all Accounts of each Borrower as of the end of the preceding month (or shorter applicable period), specifying each Account’s Account Debtor name and address (if requested), amount, invoice date and due date and, at the Agent’s reasonable request, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.

(h) promptly after a Senior Officer of any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the applicable Loan Party proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against MRC or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change;

(i) each Loan Party will promptly advise the Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against such Loan Party or any current or former Real Estate;

(ii) Any condition or occurrence on or otherwise related to any current or former Real Estate that (A) could reasonably be expected to result in noncompliance by such Loan Party with any applicable Environmental Law or (B) could reasonably be anticipated to form the basis of an Environmental Claim against such Loan Party or any current or former Real Estate;

(iii) Any condition or occurrence on or otherwise related to any current or former Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The conduct of, or need to conduct, any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any current or former Real Estate or otherwise related to Environmental Law.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Loan Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(j) promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by MRC or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that MRC or any Restricted Subsidiary shall send to the holders of any publicly issued debt of MRC and/or any Restricted Subsidiary in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders and the Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Agent on its own behalf or on behalf of any Lender (acting through the Agent) may reasonably request in writing from time to time;

(k) not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by MRC or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a Pro Forma Adjustment Certificate;

(l) reasonably promptly but not later than sixty (60) days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Loan Party, (ii) in the jurisdiction of organization or location of any Loan Party for purposes of the Uniform Commercial Code, PPSA Australia, PPSA New Zealand or PPSA, (iii) in the identity or type of organization of any Loan Party or (iv) in the Federal Taxpayer Identification Number (or the equivalent identifier in any other jurisdiction including tax file numbers) or organizational or corporate identification number (including any Australian business numbers) of any Loan Party, provided that, notwithstanding the foregoing, with respect to any Loan Party incorporated in New Zealand or any Loan Party who has granted a security interest over any Property which is subject to the terms of the PPSA New Zealand, at least fourteen (14) days’ prior written notice of any change in the legal name of any such Loan Party must be provided. The applicable Loan Party or Loan Parties shall also promptly provide the Agent with certified Organic Documents reflecting any of the changes described in the first sentence of this clause (l).

(m) promptly after the sending or filing thereof, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each U.S. Employee Plan, any Foreign Plan that is required by Applicable Law to be funded or any Canadian Pension Plan; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any U.S. Employee Plan or Canadian Pension Plan from a Governmental Authority (other than routine inquiries in the course of application for a favorable IRS determination letter); and at Agent’s request, copies of any annual report required to be filed with a Governmental Authority in connection with any other U.S. Employee Plan or Canadian Pension Plan.

(n) promptly following receipt, a copy of any notice from the Pensions Regulator in which it proposes to take action which may result in the issuance of a Contribution Notice or Financial Support Direction in respect of any UK DB Pension Plan.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 10.1.1 may be satisfied with respect to financial information of MRC and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of MRC or (B) MRC’s (or any direct or indirect parent thereof’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC (provided that, to the extent such information relates to a parent of MRC, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to MRC and its Subsidiaries, taken together on a standalone basis, on the other hand); and any documentation required to be delivered pursuant to this Section 10.1.1 may be delivered electronically and if so delivered, shall be deemed to be delivered on the date (i) on which the North American Loan Party Agent posts the materials containing such documents or information, or provides a link thereto, on the North American Loan Party Agent’s website on the Internet, or (ii) on which such documents are posted on an Internet or intranet website, if any, to which each Lender and Agent have access (including www.sec.gov (or other website of the SEC), a commercial third-party website or a website sponsored by Agent), provided that, in any case, the Loan Party Agent shall provide written notice to Agent of any documents being delivered in accordance with clauses (i) or (ii) above on the date such documents are posted, and paper copies of such documents shall be delivered to Agent upon its written request.

10.1.2 Books, Records and Inspections. The Loan Parties will, and will cause each of their respective Subsidiaries to, permit officers and designated representatives of the Agent or the Required Lenders to visit and inspect any of their properties or assets in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine their books and records and discuss their affairs, finances and accounts with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Lenders may desire (upon reasonable advance notice to the applicable Loan Party Agent); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Agent (or any of its representatives or independent contractors) on behalf of the Required Lenders may exercise rights of the Agent and the Lenders under this Section 10.1.2 and the Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrowers’ expense unless Excess Availability is less than the greater of 15% of the Commitments or $150,000,000, in which case the second time shall also be at the Borrowers’ expense; provided further that when an Event of Default exists, the Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Agent and the Required Lenders shall give any Borrower the opportunity to participate in any discussions with such Borrower’s independent public accountants.

10.1.3 Collateral Access Agreements. Each Borrower and each Guarantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect to Inventory which is located in any location leased by such Loan Party, located in any third-party warehouse or otherwise in the possession of a bailee or other third-party, in each case, to the extent the Cost of Inventory at such location, or held by such bailee or third person exceeds the lesser of (i) $2,000,000 and (ii) five percent (5%) of the Borrower Group Commitments of the applicable Borrower Group.

10.1.4 Payment of Taxes; Australian Tax Consolidation.

(a) Each Loan Party will pay and discharge, and will cause each Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien (other than a Permitted Lien) upon any properties of such Loan Party or any Restricted Subsidiary, provided that no Loan Party, nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of such Loan Party) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b) Each Australian Domiciled Loan Party must ensure that (i) so long as it is a member of a consolidated group for tax purposes there is at all times a valid tax sharing agreement for that consolidated group in form and substance reasonably satisfactory to the Agent; (ii) the tax sharing agreement is amended or replaced to the extent necessary to ensure that it remains a valid tax sharing agreement (having regard to changes in the composition or activities of the consolidated group); and (iii) it is not at any time liable for group liability (as such term is defined in Section 721-10 of the Income Tax Assessment Act 1997 (Cth)) other than in respect of its own assets and activities (including as a result of tax consolidation or any tax sharing agreement), in each case except to the extent such Loan Party is maintaining adequate reserves (in the good faith judgment of the management of such Loan Party) with respect thereto and the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(c) Each Australian Facility Loan Party must ensure that it will not become a member of a GST Group unless the GST Group of which the Australian Facility Loan Party becomes a member has at all times while the Australian Facility Loan Party is a member a valid ITSA for that GST Group in a form and substance reasonably satisfactory to Agent, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.5 Maintenance of Insurance. Each Loan Party will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, with insurance companies that each Loan Party believes (in the good faith judgment of the management of such Loan Party) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which such Loan Party believes (in the good faith judgment of management of such Loan Party) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as such Loan Party believes (in the good faith judgment of management of such Loan Party) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Agent (for delivery to the Lenders), upon written request from the Agent, information presented in reasonable detail as to the insurance so carried.

10.1.6 Consolidated Corporate Franchises. Each Loan Party will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that any Loan Party and its Subsidiaries may consummate any transaction permitted under Section 10.2.3, 10.2.4 or 10.2.5.

10.1.7 Compliance with Statutes, Regulations, etc. Each Loan Party will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

10.1.8 ERISA. Promptly after any Loan Party or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the North American Loan Party Agent will deliver to each Lender a certificate of a Senior Officer of the North American Loan Party Agent setting forth details as to such occurrence and the action, if any, that such Loan Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Loan Party, such Subsidiary, such ERISA Affiliate, the PBGC, a U.S. Employee Plan participant (other than notices relating to an individual participant’s benefits) or the U.S. Employee Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a U.S. Employee Plan; that a U.S. Employee Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a U.S. Employee Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a U.S. Employee Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a U.S. Employee Plan; that the PBGC has notified any Loan Party, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any U.S. Employee Plan; that any Loan Party, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a U.S. Employee Plan; or that any Loan Party, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

10.1.9 Canadian Pension Plans and UK DB Pension Plans.

(a) Promptly after any Canadian Domiciled Loan Party or any Subsidiary or any Affiliate knows or has reason to know of the occurrence of any of the following events, the applicable Canadian Domiciled Loan Party will deliver to the Agent a certificate of a Senior Officer of the applicable Canadian Domiciled Loan Party setting forth details as to such occurrence and the action, if any, that such Canadian Domiciled Loan Party, such Subsidiary or such Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Domiciled Loan Party, such Subsidiary, such Affiliate, the FSCO, a Canadian Employee Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Employee Plan administrator with respect thereto: any violation or asserted violation of any Applicable Law (including PBA), for which there is a reasonable likelihood that there will be an adverse determination, and such adverse determination would have or could reasonably be expected to have a Material Adverse Effect; the occurrence of any Termination Event.

(b) Each Canadian Domiciled Loan Party’s and its Subsidiaries’ Canadian Pension Plans shall be duly registered and administered in all respects in material compliance with, as applicable, the PBA, the Income Tax Act (Canada) and all other Applicable Law (including regulations, orders and directives), and the terms of the Canadian Pension Plans and any agreements relating thereto. Each Canadian Domiciled Loan Party shall ensure that it and its Subsidiaries: (i) has no Unfunded Current Liability in respect of any Canadian Pension Plan, including any Canadian Pension Plan to be established and administered by it or them; (ii) pay all amounts required to be paid by it or them in respect of such Canadian Pension Plan when due; (iii) has no Lien on any of its or their property that arises or exists in respect of any Canadian Pension Plan except as disclosed in Schedule 10.2.2; (iv) do not engage in a prohibited transaction or breach any applicable laws with respect to any Canadian Pension Plan that could reasonably be expected to result in a Material Adverse Effect in respect of such Canadian Pension Plan; (v) do not permit to occur or continue any Termination Event; and (vi) not maintain, contribute or have any liability in respect of a Canadian Pension Plan which provides benefits on a defined benefit basis during the term of this Agreement.

(c) Each UK Domiciled Loan Party shall ensure that in respect of all UK DB Pension Plans operated by or maintained for the benefit of the UK Domiciled Loan Parties no action or omission is taken in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any UK DB Pension Plan or any UK DB Pension Plan ceasing to employ any member of such a pension scheme).

(d) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party shall ensure that no UK Domiciled Loan Party is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer without the Loan Party disclosing that the UK Domiciled Loan Party is or was an employer or “connected” with or an “associate” of an employer (“employer”, “connected” and “associated” all as defined previously in this clause) to the Agent promptly upon the Loan Party becoming aware of this and in advance of any acquisition unless the Loan Party having made reasonable due diligence inquiries in this regard does not become aware of this until after any acquisition.

10.1.10 Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

10.1.11 Transactions with Affiliates. Each Loan Party will conduct, and cause each Restricted Subsidiary to conduct, all transactions with any of its Affiliates (other than MRC and the Restricted Subsidiaries) on terms that are substantially as favorable to such Loan Party or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary investment banking fees paid to the Sponsor for services rendered to MRC and its Restricted Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) transactions permitted by Section 10.2.6, (c) Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of MRC to the management of MRC or any of its Subsidiaries pursuant to arrangements described in clause (f) of this Section 10.1.11, (e) loans and other transactions by the Loan Parties and the Restricted Subsidiaries to the extent permitted under Section 10.2, (f) employment and severance arrangements between the Loan Parties and the Restricted Subsidiaries and their respective officers and employees in the Ordinary Course of Business, (g) payments by any Loan Party (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to tax sharing agreements among such Loan Party (and any direct or indirect parent thereof) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of such Loan Party and the Restricted Subsidiaries, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Loan Parties and the Restricted Subsidiaries in the Ordinary Course of Business to the extent attributable to the ownership or operation of the Loan Parties and the Restricted Subsidiaries, (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 10.1.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, and (j) customary payments by any Loan Party and any Restricted Subsidiary to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of such Loan Party and such Restricted Subsidiaries, in good faith.

10.1.12 End of Fiscal Years; Fiscal Quarters. Each Loan Party will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and its past practice; provided, however, that the Loan Parties may, upon written notice to the Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Agent, in which case the Loan Parties and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

10.1.13 Additional Loan Parties.

(a) Any Subsidiary organized under the laws of Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore or the United Kingdom may, at the election of the North American Loan Party Agent, become a Foreign Borrower hereunder within the applicable Foreign Borrower Group for its jurisdiction of organization upon (i) the execution and delivery to Agent and/or Security Trustees (A) by such Subsidiary of a supplement or joinder to this Agreement, substantially in the form of Exhibit I, (B) by such Subsidiary of Security Documents in form and substance reasonably satisfactory to Agent and the relevant Security Trustee as may be required for the relevant jurisdiction (provided, that any such new Security Document shall be in substantially the same form as the comparable Security Documents to which the existing Loan Parties of the Loan Party Group of the New Loan Party (if any) are party and, in any event, shall not be more onerous with respect to the obligations of such New Loan Party than those contained in the Security Documents to which the other members of such New Loan Party’s Loan Party Group (if any) are party), and (C) by a Senior Officer of the applicable Loan Party Agent for such Subsidiary, of a (1) Borrowing Base Certificate for such Subsidiary effective as of not more than 25 days preceding the date on which such Subsidiary becomes a Foreign Borrower and (2) written notice of such Subsidiary’s Applicable Foreign Borrower Commitment, and (ii) the completion of Agent’s due diligence to its reasonable satisfaction and of compliance procedures for applicable “know your customer” and anti-money laundering rules; provided that, prior to permitting such Subsidiary to borrow any Revolver Loans or obtain the issuance of any Letters of Credit hereunder, the Agent, in its discretion, shall have the right to conduct an appraisal and field examination with respect to such Subsidiary, including, without limitation, of (x) such Subsidiary’s practices in the computation of its Borrowing Base and (y) the assets included in such Subsidiary’s Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to Agent and at the sole expense of such Subsidiary.

(b) Except as set forth in Section 10.2.1(b)(ix) and 10.2.1(b)(x) and subject to any applicable limitations set forth in the Security Documents, each U.S. Borrower will cause each direct or indirect U.S. Subsidiary of MRC (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) or that has ceased to be an Excluded Subsidiary pursuant to clause (e), (f) or (h) of the definition of Excluded Subsidiary, in each case within 30 days of such date, to execute a supplement or joinder to this Agreement, substantially in the form of Exhibit I, in order for such Subsidiary to become a U.S. Borrower and/or a U.S. Facility Guarantor under Section 5.10 and a grantor under Section 7.1 or, to the extent reasonably requested by the Agent, enter into a new Security Document in form and substance reasonably satisfactory to the Agent and North American Loan Party Agent.

10.1.14 Use of Proceeds.

(a) The Borrowers will use the proceeds of all Revolver Loans made on the Closing Date to (a) refinance Indebtedness under the HSBC Credit Agreement and (b) pay Transaction Expenses.

(b) The Borrowers will use the proceeds of all Revolver Loans made on the Amendment Date, together with the proceeds of the Term Loans, to refinance the Senior Secured Notes in full.

(c) The Borrowers will use Letters of Credit and the proceeds of all other Revolver Loans and Swingline Loans (i) to finance ongoing working capital needs, (ii) for other general corporate purposes of any Borrower, including to fund permitted distributions and Permitted Acquisitions and (iii) to pay Transaction Expenses.

10.1.15 Appraisals; Field Examinations. At any time that the Agent reasonably requests, each Borrower will, and will cause each Guarantor to, permit the Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agent, on reasonable prior notice and during normal business hours and with reasonable frequency, to conduct appraisals and commercial finance examinations or updates thereof including, without limitation, of (a) such Borrower’s practices in the computation of the Borrowing Base and (b) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Agent and at the sole expense of the Borrowers; provided, however, if no Default or Event of Default shall have occurred and be continuing, only one (1) such appraisal and one (1) such examination or update per fiscal year shall be conducted at the Borrowers’ expense (exclusive of any appraisals and field examinations conducted pursuant to Section 10.1.13); provided, further, however, that if Excess Availability is less than 15% of the Commitments or $150,000,000, one (1) additional appraisal and one (1) additional examination or update per fiscal year may be conducted at the Borrowers’ expense (exclusive of any appraisals and field examinations conducted pursuant to Section 10.1.13). The foregoing shall not limit the Agent’s ability to perform additional appraisals, examinations and updates at the sole expense of the Borrowers upon the occurrence and continuance of a Default or Event of Default.

10.1.16 Post-Closing Matters. Each Loan Party agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 10.1.16 as soon as commercially reasonable and by no later than the date set forth in Schedule 10.1.16 with respect to such action or such later date as the Agent may reasonably agree.

10.1.17 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union regulation No. 1346/2000 on Insolvency proceedings (the “Regulation”), each of the Belgian Domiciled Loan Parties’, Dutch Domiciled Loan Parties’ and UK Domiciled Loan Parties’ centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

10.2 Negative Covenants. The Loan Parties (for themselves and each of their respective Restricted Subsidiaries), jointly and severally, hereby covenant and agree that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans, together with interest, fees and all other Obligations (other than contingent indemnification obligations for which no claim has been identified), are paid in full:

10.2.1 Limitation on Indebtedness.

(a) The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, incur, create, assume or permit to exist, directly or indirectly (collectively, “incur” and collectively, an “incurrence”), any Indebtedness; provided, that MRC and its Restricted Subsidiaries will be entitled to incur Indebtedness if the Consolidated Total Debt to Consolidated EBITDA Ratio at the time such additional Indebtedness is incurred would have been no greater than 5.50 to 1.0 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1; provided, further that such additional Indebtedness shall not be secured Indebtedness unless (i) the Secured Leverage Ratio at the time such additional Indebtedness is incurred would have been no greater than 5.0 to 1.0, determined on a Pro Forma Basis in the manner set forth above, (ii) such secured Indebtedness has a final maturity date no earlier than the date that is 180 days following the Facility Termination Date and (iii) the Liens (A) of any U.S. Domiciled Loan Party securing such Indebtedness shall constitute Term Priority Liens for purposes of the Intercreditor Agreement and (B) of any Restricted Subsidiary other than a U.S. Domiciled Loan Party securing such Indebtedness shall not be extended to cover any property constituting Collateral.

(b) The limitation set forth in clause (a) of this Section 10.2.1 will not prohibit any of the following:

(i) (A) Indebtedness arising under the Loan Documents and (B) Indebtedness arising under the Term Loan Credit Agreement; provided, however, that with respect to any such Indebtedness specified in this subclause (i)(B) that is incurred after the Amendment Date, such Indebtedness satisfies the terms set forth in both provisos to Section 10.2.1(a);

(ii) Indebtedness of (A) any Loan Party owing to any other Loan Party or any Restricted Subsidiary, (B) any Subsidiary who is not a Loan Party owing to any other Subsidiary who is not a Loan Party (including Indebtedness incurred in connection with customary cash pooling and cash management practices) and (C) subject to compliance with Section 10.2.5 at the time of the incurrence thereof, any Subsidiary who is not a Loan Party owing to any Loan Party;

(iii) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the Ordinary Course of Business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(iv) subject to compliance with Section 10.2.5 at the time of incurrence, Guarantee Obligations incurred by any Loan Party of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Loan

Party or any other Restricted Subsidiary, in each case in respect of Indebtedness that is permitted to be incurred under this Agreement, provided that, except as provided in clauses (ix) and (x) below, there shall be no Guarantee (1) by a Restricted Subsidiary that is not a Loan Party of any Indebtedness of any Loan Party and (2) in respect of any Permitted Additional Debt, unless such Guarantee is made by a Loan Party and, in the case of Permitted Additional Debt that is subordinated, is subordinated;

(v) Guarantee Obligations incurred in the Ordinary Course of Business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees;

(vi) (A) Indebtedness incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (B) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (C) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (A) and (B) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (C) shall not exceed $20,000,000 at any time outstanding, and (D) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A), (B) or (C) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof (including pursuant to clause (C)) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(vii) Indebtedness outstanding on the date hereof (A) listed on Schedule 10.2.1 and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, except to the extent otherwise expressly permitted hereunder, (1) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (B) owing by any Loan Party to any Restricted Subsidiary or by any Restricted Subsidiary to any Loan Party or any other Restricted Subsidiary;

(viii) Indebtedness in respect of Hedge Agreements;

(ix) (A) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by any Loan Party or any Restricted Subsidiary, in each case, after the

Closing Date as the result of a Permitted Acquisition, provided, that (1) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (2) such Indebtedness is not guaranteed in any respect by any Loan Party or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person and any of its Subsidiaries) and (3) to the extent required under Section 10.1.13, such Person executes a supplement or joinder to this Agreement, substantially in the form of Exhibit I, in order to become a Loan Party, a Guarantor under Section 5.10 and a grantor under Section 7.1 (or with respect to a Foreign Subsidiary, enters into a new Security Document in form and substance reasonably satisfactory to the Agent and the applicable Loan Party Agent), provided that the requirements of this subclause (3) shall not apply to (I) an aggregate amount at any time outstanding of up to the greater of (A) $300,000,000 or (B) 10% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which the proviso to clause (x)(A)(2) below then applies) at such time of such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (B) below) and (II) any Indebtedness of the type that could have been incurred under Section 10.2.1(b)(vi), and (B) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above, provided that, except to the extent otherwise expressly permitted hereunder, (X) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (Y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(x) (A) Permitted Additional Debt of MRC or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (1) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Guarantor, such Indebtedness is not guaranteed by any Loan Party unless such Guarantee, at the time of incurrence thereof, would be permitted at such time under Section 10.2.5(g) and (2) to the extent required under Section 10.1.13, such acquired Person executes a supplement or joinder to this Agreement, substantially in the form of Exhibit I, in order to become a Loan Party, a Guarantor under Section 5.10 and a grantor under Section 7.1 (or with respect to a Foreign Subsidiary, enters into a new Security Document in form and substance reasonably satisfactory to the Agent and the applicable Loan Party Agent), provided that the requirements of this subclause (2) shall not apply to an aggregate amount at any time outstanding of up to the greater of (A) $300,000,000 or (B) 10% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which clause (I) of the proviso to clause (ix)(A)(3) above then applies) at such time of the aggregate of such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (B) below), and (B) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above, provided that, except to the extent otherwise expressly permitted hereunder, (1) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (2) the direct and contingent obligors with respect to such Indebtedness are not changed;

(xi) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case, provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations in the Ordinary Course of Business;

(xii) (A) Indebtedness incurred in connection with any Permitted Sale Leaseback, provided that, with respect to any Permitted Sale Leaseback the Net Cash Proceeds thereof are promptly applied to the prepayment of the Term Loans to the extent required by the Term Loan Credit Agreement; and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided further that, except to the extent otherwise permitted hereunder, (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (2) the direct and contingent obligors with respect to such Indebtedness are not changed;

(xiii) (A) additional Indebtedness of MRC and its Restricted Subsidiaries and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (xiii) shall not at any time exceed the greater of (1) $300,000,000 and (2) 10% of Consolidated Total Assets at the time of the incurrence of such Indebtedness; provided, however, not more than the greater of (X) $50,000,000 and (Y) 1.5% of Consolidated Total Assets at the time of the incurrence of such Indebtedness in aggregate principal amount of Indebtedness of any Borrower or any Guarantor incurred under this clause (xiii) shall be secured;

(xiv) Indebtedness in respect of Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of the Term Loans in accordance with the Term Loan Credit Agreement;

(xv) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the Ordinary Course of Business and, with regard to Restricted Subsidiaries that are not Loan Parties, Indebtedness in respect of cash pooling arrangements in the Ordinary Course of Business;

(xvi) unsecured Indebtedness in respect of obligations of any Loan Party or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the Ordinary Course of Business and not in connection with the borrowing of money or Hedge Agreements;

(xvii) Indebtedness arising from agreements of any Loan Party or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or capital stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing such acquisition, provided that (A) such Indebtedness is not reflected on the balance sheet of any Loan Party or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Loan Parties and the Restricted Subsidiaries in connection with such disposition;

(xviii) Indebtedness of any Loan Party or any Restricted Subsidiary consisting of (A) obligations to pay insurance premiums or (B) take or pay obligations contained in supply agreements, in each case, arising in the Ordinary Course of Business and not in connection with the borrowing of money or Hedge Agreements;

(xix) Indebtedness representing deferred compensation, severance and health and welfare retirement benefits to current and former employees of any Loan Party and the Restricted Subsidiaries incurred in the Ordinary Course of Business;

(xx) unsecured, Subordinated Indebtedness consisting of promissory notes in an aggregate principal amount of not more than $10,000,000 issued by any Loan Party or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of MRC or any Restricted Subsidiary permitted by Section 10.2.6;

(xxi) Indebtedness consisting of obligations of any Loan Party or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(xxii) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xxiii) Indebtedness arising from advance payments received in the Ordinary Course of Business from customers for goods and services purchased or rented in the Ordinary Course of Business and not for borrowed money;

(xxiv) Indebtedness of any Receivables Entity in respect of any Qualified Receivables Transaction that is without recourse to any Loan Party or any of their respective assets; and

(xxv) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxiv) above.

10.2.2 Limitation on Liens. The Loan Parties will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of such Loan Party or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) (i) Liens securing Indebtedness permitted pursuant to Section 10.2.1(b)(vi) (including, without limitation, any “purchase money security interest” defined under the PPSA Australia or the PPSA New Zealand entered into in the Ordinary Course of Business where the purchase price is paid within 60 days of supply), provided that (A) such Liens attach at all times only to the assets so financed except for accessions to such property and the proceeds and the products thereof and (B) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness permitted pursuant to Section 10.2.1(b)(xiii) and 10.2.1(b)(xv);

(d) Liens existing on the date hereof and listed on Schedule 10.2.2;

(e) The replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.2.2 upon or in the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.2.1(b) and proceeds and products thereof) theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment to the extent the Liens on such assets secure Indebtedness permitted by Section 10.2.1(b)(ix) or other obligations permitted by this Agreement, provided that such Liens attach at all times only to the same assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.2.1(b)

and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancings, extensions, renewals, refundings or replacements of such Indebtedness permitted by Section 10.2.1(b)) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment, as applicable;

(g) (i) Liens placed upon the Stock and Stock Equivalents of any Restricted Subsidiary that is not a Loan Party acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.2.1(b)(x) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of any Restricted Subsidiary that is not a Loan Party to secure a guarantee by, or Indebtedness of, such Restricted Subsidiary of any Indebtedness of any Loan Party or any Restricted Subsidiary incurred pursuant to Section 10.2.1(b)(x);

(h) Liens securing Indebtedness or other obligations of any Loan Party or a Subsidiary in favor of any Loan Party and Liens securing Indebtedness or other obligations of any Restricted Subsidiary that is not a Loan Party in favor of any other Restricted Subsidiary that is not a Loan Party;

(i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the Ordinary Course of Business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.2.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.2.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale and purchase of goods entered into by any Loan Party or any Restricted Subsidiary in the Ordinary Course of Business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.2.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any non-Loan Party to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of such non-Loan Party or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Restricted Subsidiary in the Ordinary Course of Business;

(o) Liens solely on any cash earnest money deposits made by any Loan Party or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens securing the Term Loans; provided, that such Indebtedness is permitted to be secured in accordance with the proviso at the end of Section 10.2.1(a);

(r) Liens securing Indebtedness permitted under Section 10.2.1(a), to the extent permitted in accordance with the proviso at the end of such Section 10.2.1(a);

(s) Liens securing obligations under Hedge Agreements that are not Secured Bank Product Obligations; provided, that such Liens constitute Term Priority Liens for purposes of the Intercreditor Agreement;

(t) additional Liens so long as (i) the aggregate principal amount of the obligations so secured does not exceed the greater of (y) $50,000,000 at any time outstanding and (z) 1.5% of Consolidated Total Assets at the time of the incurrence of such obligations and (ii) to the extent such additional Liens attach to any Accounts or Inventory of any Loan Party, such Liens are subordinated to the Lien of Agent, for the benefit of the Secured Parties, pursuant to an intercreditor agreement in form and substance reasonably satisfactory to Agent and North American Loan Party Agent;

(u) Liens on Stock in joint ventures held by MRC or any of its Restricted Subsidiaries provided such joint venture is not a Guarantor;

(v) Liens (i) of a Restricted Subsidiary that is not a Loan Party arising from precautionary security filings regarding a “true sale” to a Receivables Entity pursuant to a Qualified Receivables Transaction and (ii) on Accounts and Related Assets of a Receivables Entity imposed in connection with a Qualified Receivables Transaction;

(w) Liens constituting deemed security interests under section 12(3) of the PPSA Australia or section 17(1)(b) of the PPSA New Zealand which do not secure payment or performance of an obligation and any equivalent arrangement entered into any other jurisdiction; and

(x) Liens on dedicated cash collateral accounts of Restricted Foreign Subsidiaries (other than Canadian Subsidiaries) and the deposits therein not to exceed $50,000,000 in the aggregate securing letters of credit issued for the account of a Foreign Borrower or any other Restricted Foreign Subsidiary (in each case other than a Canadian Borrower) by any financial institution (which financial institution for the avoidance of doubt shall not be required to be a Lender or Fronting Bank).

10.2.3 Limitation on Fundamental Changes. Except as expressly permitted by Section 10.2.4 or 10.2.5, each Loan Party will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Default or Event of Default would result therefrom, any Subsidiary of MRC or any other Person may be merged or consolidated with or into a Borrower, provided that (i) a Borrower shall be the continuing or surviving entity or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not a Borrower (such Person, the “Successor Borrower”), (A)(1) in the case of a merger, amalgamation or consolidation by a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) in the case of a merger, amalgamation or consolidation by a Person organized or existing under the laws of Canada or any province thereof, the Successor Borrower shall be an entity organized or existing under the laws of Canada or any province thereof, and (3) in the case of a merger, amalgamation or consolidation by a Person not organized or existing under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof, the Successor Borrower shall be an entity organized or existing under the laws of the country in which the non-surviving Borrower was organized or existing or the laws of any state or province thereof, (B) the Successor Borrower shall expressly assume all the obligations of a Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (C) each applicable Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement hereto confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each U.S. Domiciled Loan Party and each Foreign Domiciled Loan Party, as applicable, unless it is the other party to such merger or consolidation, shall have by a supplement to this Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (E) such Borrower shall have delivered to the Agent (1) an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to this Agreement and the other Loan Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (2) if reasonably requested by the Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document, and provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement;

(b) any Subsidiary of MRC (other than a Borrower) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of MRC, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving entity or (B) MRC shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving entity or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement or joinder to this Agreement, substantially in the form of Exhibit I, in order to become a Guarantor under Section 5.10 and a grantor under Section 7.1 (or in the case of a Guarantor not organized in the U.S. or Canada enter into other Security Documents) to the extent required under Section 10.1.13, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) any Indebtedness incurred to finance such merger, amalgamation or consolidation is permitted to be incurred by the Term Loan Credit Agreement, and (v) such Guarantor(s) shall have delivered to the Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements and/or joinders to any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents;

(c) any Restricted Subsidiary that is not a Borrower or Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Borrower, a Guarantor or any other Restricted Subsidiary;

(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Borrower or any other Guarantor; and

(e) any Restricted Subsidiary (other than MRMC) may liquidate or dissolve if (i) the North American Loan Party Agent determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.2.4 or 10.2.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party after giving effect to such liquidation or dissolution.

To the extent necessary to effectuate any liquidiation or dissolution of a Restricted Subsidiary that is a Loan Party permitted under Section 10.2.3(e), the North American Loan Party Agent may request that the Agent and any applicable Security Trustee release such Loan Party from all of its obligations under the Loan Documents, and the Agent and such Security Trustee shall release such Loan Party, provided, that each of the following conditions is satisfied: (i) the North American Loan Party Agent certifies in writing that such liquidation or dissolution is permitted under the terms of this Agreement and the other Loan Documents and that no Event of Default exists or would result therefrom; (ii) in the case of a liquidation or dissolution of a Borrower, such Borrower shall have made Full Payment of all Secured Obligations (other than contingent Guarantee Obligations in respect of the Secured Obligations of the other Loan Parties) incurred directly by such Borrower prior to its release; and (iii) the Loan Parties shall have provided such further documentation, agreements and certifications relating to the proposed liquidation or dissolution of such Loan Party as the Agent or such Security Trustee may reasonably request.

10.2.4 Limitation on Sale of Assets. Each Loan Party will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of such Loan Party or the

Restricted Subsidiaries) or (y) sell to any Person (other than a Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a) any Loan Party and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory in the Ordinary Course of Business, (ii) used or surplus equipment, vehicles and other assets in the Ordinary Course of Business and (iii) Permitted Investments;

(b) any Loan Party and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) (each a “Disposition”) for fair value, provided that:

(i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, such Loan Party or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i):

(A) any liabilities (as shown on MRC’s and its Restricted Subsidiaries’ most recent balance sheet provided hereunder or in the footnotes thereto) of MRC and its Restricted Subsidiaries, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which MRC and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by such Loan Party or a Restricted Subsidiary from such transferee that are converted into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and

(C) any Designated Non-Cash Consideration received by such Loan Party or a Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.2.4(b) and Section 10.2.4(c) that is at that time outstanding, not in excess of 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (i) be deemed to be cash; and

(ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) any Loan Party and the Restricted Subsidiaries may make sales of assets to any Restricted Subsidiary, provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors or Borrowers:

(i) such sale, transfer or disposition shall be for fair value; and

(ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $10,000,000, such Loan Party or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (ii):

(A) any liabilities (as shown on MRC’s and its Restricted Subsidiaries’ most recent balance sheet provided hereunder or in the footnotes thereto) of MRC and its Restricted Subsidiaries, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which MRC and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by such Loan Party or a Restricted Subsidiary from such transferee that are converted into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition,

(C) any Designated Non-Cash Consideration received by such Loan Party or a Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.2.4(c) and Section 10.2.4(b) that is at that time outstanding, not in excess of 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (ii) be deemed to be cash.

(d) any Loan Party and any Restricted Subsidiary may effect any transaction permitted by Section 10.2.2, 10.2.3, 10.2.5 or 10.2.6;

(e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, any Loan Party and any Restricted Subsidiary may sell or discount without recourse accounts receivable arising in the Ordinary Course of Business in connection with the compromise or collection thereof consistent with such Person’s current credit and collection practices;

(f) any Loan Party and any Restricted Subsidiary may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the Ordinary Course of Business;

(g) any Loan Party and any Restricted Subsidiary may make sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(h) any Loan Party and any Restricted Subsidiary may make sales, transfers and other dispositions of property pursuant to Permitted Sale Leaseback transactions;

(i) any Loan Party and any Restricted Subsidiary may make Dispositions of Non-Core Assets or any portion thereof;

(j) any Loan Party and any Restricted Subsidiary may make sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(k) any Restricted Subsidiary that is not a Loan Party and is domiciled outside of Australia, Belgium, Canada, the Netherlands, New Zealand, Singapore, the UK and the U.S. may make Dispositions of Accounts and Related Assets to a Receivables Entity so long as the requirements included in the definition of Qualified Receivables Transaction have been satisfied.

10.2.5 Limitation on Investments. Each Loan Party will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or substantially all or a division or line of business of, or make any other Investment in, any Person, except:

(a) extensions of trade credit in the Ordinary Course of Business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of any Loan Party or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of MRC to the extent that the amount of such loans and advances are contributed to MRC in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(d) Investments existing on, or contemplated as of, the date hereof and listed on Schedule 10.2.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the Ordinary Course of Business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made solely with Stock or Stock Equivalents of MRC;

(g) Investments (other than acquisitions) in (i) U.S. Domiciled Loan Parties and (ii) any other Persons provided that after giving effect to any such Investment on the date such Investment is made under this clause (g)(ii), either (A) both (1) Excess Availability is greater than the higher of (I) 10% of the Commitments and (II) $95,000,000 and (2) the Consolidated Fixed Charge Coverage Ratio for the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 is greater than 1.0 to 1.0 or (B) Excess Availability is greater than the higher of (1) 15% of the Commitments and (2) $150,000,000; provided that if the test set forth in clause (g)(ii)(A) or (g)(ii)(B) above is not satisfied, then the Loan Parties and the Restricted Subsidiaries shall be permitted to make Investments in an aggregate amount (net of repayments) not to exceed $150,000,000 during the term of this Agreement if, after giving effect to any such Investment on the date such Investment is made, U.S. Availability is greater than the higher of (x) 10% of the U.S. Revolver Commitments and (y) $100,000,000;

(h) Permitted Acquisitions;

(i) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.2.4;

(j) Investments made to repurchase or retire Stock of MRC owned by any employee stock ownership plan or key employee stock ownership plan of MRC and its Restricted Subsidiaries;

(k) Investments permitted under Section 10.2.6;

(l) loans and advances to any direct or indirect parent of MRC in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.2.6;

(m) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(n) Investments in the Ordinary Course of Business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(o) advances of payroll payments to employees in the Ordinary Course of Business;

(p) Guarantee Obligations of any Loan Party or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;

(q) [Reserved];

(r) Investments of a Restricted Subsidiary acquired after the Closing Date or of any Person merged into any Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 10.2.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Investments constituting Guarantee Obligations of Indebtedness permitted under Section 10.2.1; and

(t) Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party or in a Receivables Entity pursuant to a Qualified Receivables Transaction.

10.2.6 Limitation on Dividends. MRC will not declare or pay any dividends (other than dividends payable solely in its Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.2.5) any Stock or Stock Equivalents of MRC, now or hereafter outstanding (all of the foregoing “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) MRC may redeem in whole or in part any of its Stock or Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b) MRC may repurchase shares of its Stock or Stock Equivalents held by officers, directors and employees of MRC and its Restricted Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided, that the aggregate amount of all cash paid in respect of all such shares so repurchased in any calendar year does not exceed the sum of (i) $10,000,000 plus (ii) all amounts obtained by MRC during such calendar year from the sale of such Stock or Stock Equivalents to other officers, directors and employees of MRC and its Restricted Subsidiaries in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year; provided further that the aggregate amount permitted by the foregoing proviso with respect to any calendar year commencing with 2012 shall be increased by 100% of the amount of unused share repurchases for the immediately preceding year (such amount, a “carry-over amount”) without giving effect to any carryover amount that was added in such preceding calendar year and assuming any such carry-over amount is utilized first and so long as the aggregate amount of cash paid in respect of all such shares so repurchased in any calendar year does not exceed $20,000,000; and provided still further the aggregate amount of all cash paid in respect of all such shares so repurchased in any calendar year may exceed the aggregate amount permitted by the foregoing provisos if Excess Availability is not less than $100,000,000 after giving effect to such dividend, distribution or other return of capital;

(c) MRC may pay dividends on its Stock or Stock Equivalents, provided that after giving effect to such payment, either (i) both (A) Excess Availability is greater than the higher of (1) 15% of the Commitments and (2) $150,000,000 and (B) the Pro Forma Consolidated Fixed Charge Coverage Ratio for the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 is greater than 1.0 to 1.0 or (ii) Excess Availability is greater than the higher of (A) 20% of the Commitments and (B) $210,000,000, and provided further that the foregoing test shall not apply to any dividends paid with proceeds arising from a Qualified IPO; and

(d) MRC may pay dividends:

(i) to its direct or indirect parent in amounts sufficient for any such parent to pay its income tax obligations for so long as MRC or any Restricted Subsidiary is a member of a group filing a consolidated, combined, unitary, affiliated or other similar tax return with such parent; provided the amount of dividends paid under this clause (i) in respect of income tax obligations is limited to the extent such tax liability is directly attributable to the taxable income of MRC or its Restricted Subsidiaries (that are included in such consolidated, combined, unitary, affiliated or other similar tax return), determined as if MRC and such Restricted Subsidiaries filed a separate consolidated, combined, unitary, affiliated or other similar tax return as a stand-alone group and will be used to pay (or to make dividends to allow any direct or indirect parent to pay), within 30 days of the receipt thereof, the tax liability to each relevant jurisdiction in respect of such consolidated, combined, unitary, affiliated or other similar returns;

(ii) the proceeds of which shall be used to allow any direct or indirect parent of MRC to pay (A) its operating expenses incurred in the Ordinary Course of Business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the Ordinary Course of Business, in an aggregate amount not to exceed $15,000,000 in any fiscal year of MRC plus any reasonable and customary indemnification claims made by directors or officers of MRC (or any parent thereof), in each case attributable to the ownership or operations of MRC and its Restricted Subsidiaries or (B) fees and expenses otherwise (1) due and payable by MRC or any of its Restricted Subsidiaries and (2) permitted to be paid by MRC or such Restricted Subsidiary under this Agreement;

(iii) without duplication of clause (i) above, the proceeds of which shall be used to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of MRC or its Restricted Subsidiaries, within thirty (30) days of the receipt thereof;

(iv) to any direct or indirect parent of MRC to finance any Investment permitted to be made pursuant to Section 10.2.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to MRC or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 10.2.5) of the Person formed or acquired into MRC or its Restricted Subsidiaries in order to consummate such Permitted Acquisition; and

(v) constituting repurchases of Stock or Stock Equivalents upon the cashless exercise of stock options.

10.2.7 Limitations on Debt Payments and Amendments.

(a) Each Loan Party will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Subordinated Indebtedness held by a Person other than a Loan Party; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result after giving effect thereto, any Loan Party or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Indebtedness if either (A) both (1) Excess Availability is greater than the higher of (x) 15% of the Commitments and (y) $150,000,000 and (2) the Pro Forma Consolidated Fixed Charge Coverage Ratio for the most recent Test Period for which financial statements have been delivered pursuant to clause (a) or (b) of Section 10.1.1 is greater than 1.0 to 1.0 or (B) Excess Availability is greater than the higher of (1) 20% of the Commitments and (2) $210,000,000, in each case after giving effect to such prepayment, repurchase, redemption or other defeasance, with the proceeds of Subordinated Indebtedness that (A) is permitted by Section 10.2.1(b) (other than Section 10.2.1(b)(xiv)) and (B) has terms not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced.

(b) Each Loan Party will not, and will not permit any Restricted Subsidiary to, waive, amend, modify, terminate or release any Subordinated Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

(c) The Initial Canadian Borrower will not, and will not permit any Restricted Subsidiary to, make any payment with respect to the Subordinated Indebtedness covered by the Subordination Agreement except for the discharge of such Subordinated Indebtedness as permitted under the Subordination Agreement.

10.2.8 Limitations on Sale Leasebacks. Each Loan Party will not, and will not permit any Restricted Subsidiary to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.2.9 Changes in Business. The Loan Parties and their Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Loan Parties and their Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

10.2.10 Burdensome Agreements. Each Loan Party will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Borrower or Guarantor to make dividends to any Borrower or any Guarantor or (b) such Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Secured Obligations; provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations which (i)(A) exist on the date hereof and (to the extent not otherwise permitted by this Section 10.2.10) are listed on Schedule 10.2.10 and (B) to the extent contractual obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of such Loan Party, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of such Loan Party; (iii) represent Indebtedness of a Restricted Subsidiary of MRC which is not a Loan Party which is permitted by Section 10.2.1, (iv) arise in connection with any Disposition permitted by Section 10.2.4, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.2.5 and applicable solely to such joint venture entered into in the Ordinary Course of Business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.2.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.2.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of secured Indebtedness incurred pursuant to Section 10.2.1(b)(ix) or Section 10.2.1(b)(x) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business, and (xii) exist under the Term Loan Credit Agreement or any documentation relating to such debt.

10.3 Financial Covenants. As long as any Commitments or Obligations are outstanding:

10.3.1 Consolidated Fixed Charge Coverage Ratio. MRC and its Restricted Subsidiaries shall maintain, as of the last day of each fiscal quarter during the occurrence and continuance of a FCCR Test Event, a Consolidated Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for the Test Period ending on the last day of such fiscal quarter.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”), if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

11.1.1 Payments. Any Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default in the payment when due of any interest on the Loans or any fees or any other amounts owing hereunder or under any other Loan Document and, so long as no Cash Dominion Event exists, such default shall continue for five or more days; or

11.1.2 Representations, etc. Any representation, warranty or statement made or deemed made by any Loan Party herein or in any Security Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.1.3 Covenants. Any Loan Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.1.1(h), Section 10.1.14, Section 10.2 or Section 10.3;

(b) default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.1.1(f) and such default shall continue unremedied for a period of at least ten (10) Business Days (which period is shortened to four (4) Business Days if an FCCR Test Event is continuing) after the earlier of the date on which a Senior Officer of such Loan Party has knowledge of such default and the date of receipt of written notice by such Loan Party from the Agent or the Required Lenders; or

(c) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1.1 or 11.1.2 or clauses (a) or (b) of this Section 11.1.3) contained in this Agreement, any Security Document or the Fee Letter and such default shall continue unremedied for a period of at least thirty (30) days after receipt of written notice by such Loan Party from the Agent or the Required Lenders; or

11.1.4 Default Under Other Agreements. (a) Any Loan Party or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate, for MRC and its Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such

Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.1.5 Bankruptcy, etc. (a) Any Loan Party or any Specified Subsidiary shall commence a voluntary Insolvency Proceeding; (b) any Foreign Subsidiary that is a Specified Subsidiary, shall commence a voluntary case, proceeding or action under domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto; (c) an involuntary Insolvency Proceeding is commenced against any Loan Party or any Specified Subsidiary and the petition is not controverted within 10 days after commencement thereof; (d) an involuntary Insolvency Proceeding is commenced against any Loan Party or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement thereof; (e) a Creditor Representative or similar Person is appointed for, or takes charge of, all or substantially all of the property of any Loan Party or any Specified Subsidiary; (f) any Loan Party or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Loan Party or any Specified Subsidiary; (g) there is commenced against any Loan Party or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; (h) any Loan Party or any Specified Subsidiary is adjudicated insolvent or bankrupt; (i) any order of relief or other order approving any such case or proceeding or action is entered; (j) any Loan Party or any Specified Subsidiary suffers any appointment of any Creditor Representative or the like for it or any substantial part of its Property to continue undischarged or unstayed for a period of 60 days; (k) any Loan Party or any Specified Subsidiary makes a general assignment for the benefit of creditors; (l) any corporate action is taken by any Loan Party or any Specified Subsidiary for the purpose of effecting any of the foregoing; (m) (i) any UK Borrower or Singapore Borrower, (1) is unable or admits inability to pay its debts as they fall due, (2) suspends making payments on any of its debts or (3) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness; or (ii) in respect of any UK Borrower or Singapore Borrower, (1) the value of its assets is less than that of its liabilities (taking into account contingent and prospective liabilities) or (2) a moratorium or other protection from its creditors is declared or imposed in respect of any its Indebtedness; or (n) any Loan Party or any Specified Subsidiary incorporated in New Zealand (or the New Zealand based assets or business of any other Loan Party or Specified Subsidiary) is declared at risk pursuant to the Corporations (Investigation and Management) Act 1989 (New Zealand), or a statutory manager is appointed or any step taken with a view to any such appointment in respect of it or those assets or business under that Act; or

11.1.6 ERISA. (a) Any U.S. Employee Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any

U.S. Employee Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any U.S. Employee Plan or to appoint a trustee to administer any U.S. Employee Plan (including the giving of written notice thereof); any U.S. Employee Plan shall have an accumulated funding deficiency (whether or not waived); any Loan Party, Subsidiary of a Loan Party or ERISA Affiliate has incurred or is likely to incur a liability to or on account of a U.S. Employee Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.1.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.1.7 Canadian Pension Plan and UK Pensions Regulator. (a) (i) A Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Facility Loan Party being required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan or results in the appointment, by FSCO, of an administrator to wind up a Canadian Pension Plan, (ii) any Canadian Domiciled Loan Party is in default with respect to any required contributions to a Canadian Pension Plan, or (iii) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, provided the events set forth in clauses (i), (ii) and (iii), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (it being acknowledged that, for purposes of this Section, funding deficiencies and other benefit liabilities existing as of the Closing Date shall be included in the determination of whether a Material Adverse Effect has occurred or exists); or

(b) The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Domiciled Loan Party and such Financial Support Direction or Contribution Notice will or would be reasonably likely to have a Material Adverse Effect; or

11.1.8 Guarantee. Any Guarantee provided by MRC or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect or any such Guarantor thereunder or any Loan Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee (or any of the foregoing shall occur with respect to a Guarantee provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 5 Business Days after receipt of written notice to the North American Loan Party Agent from the Agent or the Required Lenders); or

11.1.9 Security Documents. Any Security Document pursuant to which the assets of any Loan Party or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Agent, any Security Trustee or any Lender) or any grantor thereunder or any Loan Party shall deny or disaffirm in writing any grantor’s obligations under such Security Document (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 5 Business Days after receipt of written notice to the North American Loan Party Agent from the Agent or the Required Lenders); or

11.1.10 Judgments. One or more judgments or decrees shall be entered against any Loan Party or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for MRC and its Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.1.11 Change of Control. A Change of Control shall occur; or

11.1.12 Intercreditor; Subordination. The Intercreditor Agreement shall be invalidated or otherwise cease to constitute the legal, valid and binding obligations of the Term Secured Parties (as defined therein) and the Subordinated Lien Secured Parties (as defined therein), enforceable in accordance with its terms (to the extent that any Indebtedness held by such parties remains outstanding) or the subordination provisions of any document or instrument evidencing any Permitted Additional Debt or other Subordinated Indebtedness having a principal amount in excess of $15,000,000 that are subordinated shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Permitted Additional Debt or other Subordinated Indebtedness, enforceable in accordance with their terms;

then, (1) upon the occurrence of any Event of Default described in Section 11.1.5, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to the Borrowers by the Agent, (A) the Commitment of each Lender and the obligation of any Fronting Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Sections 2.2.2, 2.3.2, 2.4.2, 2.5.2, 2.6.2, 2.7.2, 2.8.2, or 2.9.2; (C) the Agent and Security Trustees may enforce any and all Liens and security interests created pursuant to Security Documents; and (D) the Agent shall direct the Borrowers to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.1.5 to pay) to the Agent such additional amounts of cash as reasonably requested by any Fronting Bank, to be held as security for the Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding.

11.2 License. Agent is hereby granted an irrevocable (during the continuance of an Event of Default), non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Loan Party) any or all intellectual property of Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under intellectual property shall inure to Agent’s benefit.

11.3 Setoff. At any time during the continuation of an Event of Default, each of the Agent, any Fronting Bank, any Lender, and any of their Affiliates is authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Agent, Fronting Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not the Agent, such Fronting Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Agent, such Fronting Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Agent, each Fronting Bank, each Lender and each such Affiliate under this Section 11.3 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.4 Remedies Cumulative; No Waiver.

11.4.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Loan Parties under the Credit Documents are cumulative and not in derogation of each other. The rights and remedies of the Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.4.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of the Agent or any Lender to require strict performance by Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by the Agent or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.5 Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in any a currency (hereinafter in this Section 11.5 called the “first currency”) into any other currency (hereinafter in this Section 11.5 called the “second currency”), then the conversion shall be made at the Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by an Loan Party to any Credit Party or any Security Trustee pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Loan Parties to pay to such Credit Party or such Security Trustee any amount originally due to the Credit Party or Security Trustee in the first currency under this Agreement only to the extent of the amount of the first currency which such Credit Party or such Security Trustee is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party’s or such Security Trustee’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Credit Party or such Security Trustee in the first currency under this Agreement, Loan Parties agree that they will indemnify each Credit Party and each Security Trustee against and save such Credit Party and such Security Trustee harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Loan Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party or any Security Trustee under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party or such Security Trustee and Loan Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to a Credit Party or a Security Trustee in the first currency under this Agreement, such Credit Party or such Security Trustee shall promptly remit such excess to Loan Parties. The covenants contained in this Section 11.5 shall survive the Full Payment of the Obligations under this Agreement.

SECTION 12. AGENT AND SECURITY TRUSTEES

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority.

(a) Each Secured Party appoints and designates Bank of America as the Agent under all Loan Documents. The Agent may, and each Secured Party authorizes the Agent to, enter into all Loan Documents to which the Agent is intended to be a party and accept all Security Documents, for the Agent’s benefit and the Pro Rata benefit of the Secured Parties. Each Secured Party agrees that any action taken by the Agent, Required Borrower Group Lenders or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Agent, together with the Security Trustees, as applicable, shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as the Agent each Loan Document, including any intercreditor or subordination agreement (or joinder thereto), and accept delivery of each Loan Document from any Loan Party or other Person; (iii) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Agent shall be ministerial and administrative in nature, and the

Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from liability to any Lender or other Person for any error in judgment.

(b) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between each Secured Party, taken individually, on the one hand, and the Agent, on the other hand, each Loan Party and each such Secured Party acknowledge and agree with the Agent that such Secured Party and the Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to the Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Loan Party is irrevocably bound towards the Agent and each Secured Party in respect of the entire Solidary Claim of the Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Loan Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to the Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

12.1.2 Duties. The Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. The Agent may perform its duties through agents and employees. The Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon the Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Agent may request instructions from Required Lenders, Required Borrower Group Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from the Secured Parties of their indemnification obligations against all Claims that could be incurred by the Agent in connection with any act. The Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders or Required Borrower Group Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting in accordance with the instructions of Required Lenders or Required Borrower Group Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall the Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 European Security Trustee.

12.2.1 Appointment of the European Security Trustee.

(a) The European Secured Parties appoint the European Security Trustee to hold (i) any security interest created by any European Security Agreement; and (ii) the covenants and undertakings of the relevant European Security Agreements, with respect to any jurisdiction where the concept of trust is appropriate, on trust for the European Secured Parties and with respect to any jurisdiction where the concept of trust is not appropriate, as security agent for the European Secured Parties, and, in each case, the European Security Trustee accepts that appointment.

(b) The European Security Trustee, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents and (ii) its engagement in any kind of banking or other business with any Loan Party.

12.2.2 Delegation. The European Security Trustee may delegate to any Person on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, all or any of the rights, powers, authorities and discretions vested in it by any of the Loan Documents.

12.2.3 Separate Security Trustees.

(a) The European Security Trustee may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint any Person to act jointly with the European Security Trustee either as a separate trustee or as a co-trustee (each an “Appointee”) on such terms and subject to such conditions as the European Security Trustee thinks fit and with such of the rights, powers, authorities and discretions vested in the European Security Trustee by any Loan Document as may be conferred by the instrument of appointment of the Appointee.

(b) The European Security Trustee may pay reasonable remuneration to any Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the European Security Trustee.

12.2.4 The European Security Agreements.

(a) Each European Secured Party confirms its approval of the relevant European Security Agreements and of any security interest intended to be created under it, and authorizes and instructs the European Security Trustee to execute and deliver the relevant European Security Agreements.

(b) The European Security Trustee may accept without enquiry the title (if any) which any Person may have to any assets over which security interest is intended to be created by the relevant European Security Agreements, and shall not be liable to any other party for any defect in or failure of any such title.

(c) The European Security Trustee shall not be (i) liable or responsible to any European Secured Party for any failure to perfect, protect, register, make any filing or give notice in respect of the security interest intended to be created by the relevant European Security Agreements, unless that failure arises directly from its own gross negligence or wilful misconduct; (ii) obliged to insure any assets over which security interest is intended to be created by the relevant European Security Agreements, to require any other person to maintain any such insurance, or to make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over any such asset; or (iii) obliged to hold in its own possession the relevant European Security Agreements, title deed or other document relating to any assets over which security interest is intended to be created by the relevant European Security Agreements.

12.2.5 Security Trustee as Proprietor. Each European Secured Party confirms that it does not wish to be registered as a joint proprietor of any mortgage or charge created pursuant to the relevant European Security Agreements and accordingly (a) authorizes the European Security Trustee to hold such mortgages and charges in its sole name as trustee for the European Secured Parties; and (b) requests the Land Registry (or other relevant registry) to register the European Security Trustee as a sole proprietor (or heritable creditor, as the case may be) of any such mortgage or charge.

12.2.6 Investments. Except to the extent that a European Security Agreement otherwise requires, any moneys received by the European Security Trustee under or pursuant to a European Security Agreement may be (a) invested in any investments which it may select and which are authorized by Applicable Law; or (b) placed on deposit at any bank or institution (including itself) on such terms as it may think fit, in each case in the name or under the control of the European Security Trustee, and those moneys, together with any accrued income (net of any applicable Tax) shall be held by the European Security Trustee to the order of the Agent, and shall be payable to the Agent on demand.

12.2.7 European Secured Parties’ Indemnity to the European Security Trustee. Each European Secured Party shall indemnify the European Security Trustee, its delegates and sub-delegates and Appointees (each an “Indemnified Party”), within three Business Days of demand, against any cost, loss or liability incurred by the European Security Trustee or the relevant Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of the European Security Trustee or that Indemnified Party) in acting as

European Security Trustee or its delegate, sub-delegate or Appointee under the relevant European Security Agreements (except to the extent that the European Security Trustee, or the relevant Indemnified Party has been reimbursed by any Loan Party pursuant to the relevant European Security Agreements).

12.2.8 Conduct of business by the European Security Trustee. No provision of this Agreement will (a) interfere with the right of the European Security Trustee to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; (b) oblige the European Security Trustee to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or (c) oblige the European Security Trustee to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.

12.2.9 Liability of European Security Trustee.

(a) The European Security Trustee shall not nor shall any of its officers, employees or agents from time to time be responsible for: (i) the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Loan Party or any other person given in or in connection with the relevant European Security Agreements; or (ii) the legality, validity, effectiveness, adequacy or enforceability of the relevant European Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with the relevant European Security Agreements.

(b) Without limiting Section 12.2.9(a), the European Security Trustee shall not be liable for any action taken by it or not taken by it under or in connection with the relevant European Security Agreements, unless directly caused by its gross negligence or wilful misconduct.

(c) No party (other than the European Security Trustee) may take any proceedings against any officer, employee or agent of the European Security Trustee in respect of any claim it might have against the European Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to the relevant European Security Agreements and any officer, employee or agent of the European Security Trustee may rely on this Clause 12.2.9 and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(d) The European Security Trustee shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the European Security Trustee, if the European Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the European Security Trustee for that purpose.

(e) Without affecting the responsibility of the Loan Parties for information supplied by them or on their behalf in connection with any Loan Document, each European Secured Party confirms to the European Security Trustee that it has been, and shall continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with the relevant European Security Agreements including but not limited to: (i) the financial condition, status and nature of the Loan Parties; (ii) the legality, validity, effectiveness, adequacy or enforceability of the relevant European Security Agreements and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant European Security Agreements; (iii) whether such European Secured Party has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the European Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant European Security Agreements; and (iv) the adequacy, accuracy and/or completeness of any information provided by any person under or in connection with the relevant European Security Agreements, the transactions contemplated by the relevant European Security Agreements or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the relevant European Security Agreements.

12.2.10 European Security Agreements.

(a) The European Security Trustee shall accept without investigation, requisition or objection, such title as any person may have to the assets which are subject to the relevant European Security Agreements and shall not (i) be bound or concerned to examine or enquire into the title of any person; (ii) be liable for any defect or failure in the title of any person, whether that defect or failure was known to the European Security Trustee or might have been discovered upon examination or enquiry and whether capable of remedy or not; or (iii) be liable for any failure on its part to give notice of the relevant European Security Agreements to any third party or otherwise perfect or register the security interests created by the relevant European Security Agreements (unless such failure arises directly from the European Security Trustee’s gross negligence or wilful misconduct).

(b) The European Security Trustee shall hold the relevant European Security Agreements and all proceeds of enforcement of them on trust for the European Secured Parties on the terms and conditions of this Agreement.

(c) The relevant European Security Agreements shall rank as continuing security interest for the discharge of the liabilities secured by it.

12.2.11 Disposals.

(a) Subject to Section 12.4.1, the Security Trustee is authorized by each of the European Secured Parties to execute on behalf of itself and each such European Secured Party without the need for any further referral to or authority from such European Secured Party, any release of the security interests created by the relevant European Security Agreements over that asset and, if such asset comprises all of the shares in any Loan Party, the European Security Trustee is further authorized, without the need for any further referral to or authority from such European Secured Party, to execute a release of any security interests granted by such Loan Party over its assets pursuant to any of the European Security Agreements provided that in each such case the proceeds are applied in the manner provided for in this Agreement as if they were realizations pursuant to the relevant European Security Agreements.

(b) Each European Secured Party undertakes to execute such releases and other documents as may be necessary to give effect to the releases specified in Section 12.2.11(a).

12.2.12 Trust. The perpetuity period for each trust created by this Agreement shall be 125 years.

12.2.13 Parallel Debt Obligations. In order to ensure the continuing validity of the security interests governed by Dutch law or Belgian law (a) each Dutch Domiciled Loan Party and each Belgian Domiciled Loan Party irrevocably and unconditionally undertakes (that undertaking in respect of any amount, a “Parallel Debt Obligation” and in respect of all of them, the “Parallel Debt Obligations”) to pay to the European Security Trustee an amount equal to and in the same currency as all amounts from time to time due and payable by that Loan Party to the Lenders under the Credit Documents (the obligations to the Lenders in respect of any amount and a certain currency, an “Original Obligation” and its obligations to the Lenders in respect of all of them, the “Original Obligations”); (b) the Parallel Debt Obligations shall be separate from and independent of the Original Obligations, so that the European Security Trustee will have an independent right to demand performance of any Parallel Debt Obligation; (c) the Parallel Debt Obligations shall be owed to the European Security Trustee in its own name and any European Security Agreement governed by Dutch law or Belgian law shall also be expanded to secure the Parallel Debt Obligations; (d) the Lenders, the Loan Parties and the European Security Trustee acknowledge that the European Security Trustee acts in its own name and not as an agent or representative of the Lenders and the security interests governed by Dutch law or Belgian law created in favor of the European Security Trustee will not be held on trust; (e) other than as set out in Section 12.2.13(f), the Parallel Debt Obligations shall not limit or affect the existence of the Original Obligations, for which the Lenders shall have an independent right to demand performance (to the extent permitted by this Agreement); (f) payment by the Loan Parties of any Parallel Debt Obligation shall to the same extent decrease and be a good discharge of the corresponding Original Obligation owing to the Lenders and payment by the Loan Parties of any Original Obligations to the Lenders shall to the same extent decrease and be a good discharge of the corresponding Parallel Debt Obligation owing by it to the European Security Trustee; and (g) without limiting or affecting the European Security Trustee’s right to protect, preserve or enforce its rights under any European Security Agreements governed by Dutch law or Belgian law, the European Security Trustee undertakes to the Lenders not to exercise its rights in respect of any Parallel Debt Obligation without the consent of the Agent. Notwithstanding clause (f) above, no Loan Party may pay any Parallel Debt Obligation other than at the instruction of, and in the manner determined by, the European Security Trustee. For the avoidance of doubt, the Parallel Debt Obligations will become due and payable (opeisbaar) at the same time as the corresponding Original Obligations.

12.2.14 Appointment and Retirement of European Security Trustee. The European Security Trustee (a) subject to the appointment of a successor (in consultation with the European Loan Party Agent) may, and must if the Agent requires, retire at any time from its position as European Security Trustee under the Loan Documents without assigning any reason, and (b) must give notice of its intention to retire by giving to the other European Secured Parties and the European Loan Party Agent not less than 30 days’ nor more than 60 days’ notice.

12.2.15 Appointment of Successor. The Agent may, with the approval of the European Loan Party Agent (such approval not to be unreasonably withheld) other than during the continuation of an Event of Default, appoint a successor to the European Security Trustee, during the period of notice in Section 12.2.14. If no successor is appointed by the Agent, the European Security Trustee may appoint (after consultation with the Agent and the European Loan Party Agent) its successor. The European Secured Parties shall promptly enter into any agreements that the successor may reasonably require to effect its appointment.

12.2.16 Discharge of European Security Trustee. From the date that the appointment of the successor is effected under Section 12.2.14, the retiring European Security Trustee must be discharged from any further obligations under the Loan Documents as European Security Trustee, and the successor to the European Security Trustee and each of the other European Secured Parties have the same rights and obligations between themselves as they would have had if the successor had been a party to those Loan Documents.

12.3 AUS-NZ Security Trustee.

12.3.1 Appointment of AUS-NZ Security Trustee by Australian Facility Secured Parties. The AUS-NZ Security Trustee is (a) appointed by Australian Facility Secured Parties to act as trustee of the Australian Security Trust and as the AUS-NZ Security Trustee for the purpose of the Loan Documents; and (b) irrevocably authorized to enter into the Loan Documents in its capacity as trustee of the Australian Security Trust and to take the action on its behalf and to exercise the rights that are expressly or by implication delegated to the AUS-NZ Security Trustee by a Loan Document and any other action or rights that are reasonably incidental.

12.3.2 Additional Australian Facility Security Parties; Transfers by Australian Lenders. An Australian Lender must not assign, encumber, declare a trust over or otherwise deal with any of its rights or novate any of its rights and obligations under any of the Loan Documents to any person other than as permitted by this Agreement and the other Loan Documents.

12.3.3 Notice of Change: (a) An Australian Facility Secured Party must promptly notify the Agent of any assignment, encumbrance, declaration of trust over or other dealing with or novation of that Australian Facility Secured Party’s rights, benefits or obligations under any Credit Document; and (b) the AUS-NZ Security Trustee may treat each Australian Facility Secured Party (or any assignee or substitute Australian Facility Secured Party of which the AUS-NZ Security Trustee has actual notice) as the holder of the benefit of that Australian Facility Secured Party’s interests under the Credit Documents unless and until it receives notice under Section 12.3.3 to the contrary.

12.3.4 Distribution of Recoveries. If at any time the AUS-NZ Security Trustee receives money under a Loan Document that is available for distribution, whether or not it represents the proceeds of recovery action taken under any Loan Document, then the AUS-NZ Security Trustee must, subject to any Applicable Law to the contrary including section 140 of the PPSA Australia, distribute that money in accordance with this Agreement.

12.3.5 Included as money. Money referred to in Section 12.3.4 includes money that is received by the AUS-NZ Security Trustee before enforcement proceedings are commenced under a Loan Document in relation to any Australian Facility Collateral but which has not been distributed by that time.

12.3.6 Not included as money. Subject to a contrary decision by the Agent (acting on the instructions of the relevant Required Borrower Group Lenders), the money referred to in Section 12.3.4 does not constitute recovered money (being the aggregate amount received in accordance with Section 5.5 that has not been distributed under this Agreement) if the money is deposited in an interest bearing suspense account under a Loan Document.

12.3.7 Notices and Instructions. The AUS-NZ Security Trustee must: (a) promptly send to each Australian Facility Secured Party details of each communication and document received by it from the Agent or an Australian Domiciled Loan Party in connection with the Loan Documents, unless the details are of a purely routine or administrative nature; (b) subject to the other provisions of this Agreement, act in accordance with any instructions from the Agent (acting on the instructions of the relevant Required Borrower Group Lenders) or, if so instructed by them, refrain from exercising rights vested in it under the Loan Documents; and (c) promptly notify the Agent of any Event of Default of which the AUS-NZ Security Trustee, acting in its capacity as AUS-NZ Security Trustee, acquires actual knowledge and of which the Agent does not have actual knowledge.

12.3.8 Limitation on duties. The AUS-NZ Security Trustee has only those duties, obligations and responsibilities expressly specified in the Loan Documents.

12.3.9 Instructions, Powers and Discretion. Subject to the other provisions of this Section 12.3.9 and except in relation to amounts due to the AUS-NZ Security Trustee in its own right, the AUS-NZ Security Trustee agrees to act in accordance with the instructions of the Agent (acting on the instructions of the relevant Required Borrower Group Lenders) in exercising its rights under the Loan Documents.

12.3.10 Exercise of Rights. The AUS-NZ Security Trustee in its capacity as AUS-NZ Security Trustee must not, without the prior written instructions of the Agent, (a) exercise rights delegated to or conferred on it under the Loan Documents; or (b) waive any breach of or otherwise excuse performance of any obligation of an Australian Domiciled Loan Party under any Loan Document.

12.3.11 Instructions Binding. Any instruction given to or action taken by the AUS-NZ Security Trustee in accordance with this Agreement is binding on all Australian Facility Secured Parties and each Australian Facility Secured Party authorizes the AUS-NZ Security Trustee to give any consent and do any other matter or thing necessary or appropriate to give effect to the instruction.

12.3.12 Instructions Given by Agent. The instructions referred to in this Section 12.3.12 (and any other provisions in this Section 12.3 requiring the Agent to seek or act in accordance with the Required Borrower Group Lenders’ or all Australian Lenders’ consent, authority or instructions) are deemed to be given in accordance with this Agreement, if the Agent communicates such consent, authority or instructions to the AUS-NZ Security Trustee and states that the consent, authority or instructions were given or obtained in accordance with this Agreement. In such event, the AUS-NZ Security Trustee need not enquire whether the Required Borrower Group Lenders or all Australian Lenders have given the requisite consent, authority or instructions to the Agent.

12.3.13 Australian Facility Secured Party Rights. If (in the reasonable opinion of the Agent) the AUS-NZ Security Trustee fails to act in accordance with any instructions given to it under this Agreement (and within a time deemed reasonable by the Agent), each Australian Facility Secured Party has a right to exercise the rights of the AUS-NZ Security Trustee to enable that instruction to be effected.

12.3.14 AUS-NZ Security Trustee’s Rights. The AUS-NZ Security Trustee may (a) perform any of its duties, obligations and responsibilities under the Loan Documents by or through its agents and representatives; (b) refrain from exercising any rights vested in it under the Loan Documents until it has received instructions from the Agent, as to whether (and, if it is to be exercised, the way in which) that right is to be exercised and in all cases will not incur any liability when (i) acting in accordance with those instructions or (ii) refraining from acting, either in accordance with those instructions or in the absence of those instructions; (c) refrain from doing anything that would or might in its opinion be contrary to any Applicable Law or directive or otherwise render it liable to any Person and may do anything which is, in its opinion, necessary to comply with any Applicable Law or directive; (d) assume that no Default or Event of Default has occurred unless the AUS-NZ Security Trustee acquires actual knowledge to the contrary; (e) refrain from taking any step (or further step) to protect or enforce the rights of any Australian Facility Secured Party under the Loan Documents until it has been indemnified or secured to its reasonable satisfaction against any and all Claims which it would or might sustain or incur as a result; (f) hold any of the Loan Documents and any other related documents with any financial institution or reputable Person whose business includes undertaking the safe custody of documents or any lawyer or firm of lawyers selected by the AUS-NZ Security Trustee, and the AUS-NZ Security Trustee is not responsible for any Claims incurred in connection with the deposit of those documents and may pay all sums required to be paid on account or in respect of any deposit of those documents; (g) in the conduct of any trust, instead of acting personally, employ and pay an agent, being a lawyer, or other professional person, to transact or conduct, or concur in doing all acts required to be done by the AUS-NZ Security Trustee (including the receipt and payment of money); and (h) appoint further or additional trustees for the purpose of giving valid receipts without being liable for the actions of those trustees.

12.3.15 Australian Facility Security Party to Provide Statement. The AUS-NZ Security Trustee may at any time request (through the Agent or directly) an Australian Facility Secured Party to provide a statement setting out (a) as at the date of the statement or any other relevant date specified by the AUS-NZ Security Trustee, the Australian Facility Secured Obligations owing to such Australian Facility Secured Party; (b) any other information (including documents) that the AUS-NZ Security Trustee may reasonably require in relation to the details and calculations of the amounts under this Section 12.3.15; (c) if the AUS-NZ Security Trustee requests an Australian Facility Secured Party to provide a statement under this Section 12.3.15 the Australian Facility Secured Party must provide that statement within a reasonable time; (d) The AUS-NZ Security Trustee, as between itself and the other Australian Facility Secured Parties, may rely on the statement referred to in this Section 12.3.15 as conclusive evidence of its contents, unless (i) the contrary is proved, or (ii) the AUS-NZ Security Trustee determines it is not reasonably satisfied as to the correctness of those amounts.

12.3.16 The AUS-NZ Security Trustee may Delegate. (a) If the AUS-NZ Security Trustee, in its sole discretion, considers that delegation is desirable in assisting the AUS-NZ Security Trustee to perform its functions under the Loan Documents, the AUS-NZ Security Trustee may delegate to any person or fluctuating body of persons all or any of the duties, trusts, powers, authorities and discretions vested in the AUS-NZ Security Trustee under or in connection with the Loan Documents; and (b) any delegation under this Section 12.3.16 may be (i) by power of attorney or in any other manner as the AUS-NZ Security Trustee may think fit; and (ii) made on the terms and conditions (including power to sub delegate) as the AUS-NZ Security Trustee may think fit (but the terms and conditions must not be inconsistent with any of the provision of the Loan Documents.

12.3.17 AUS-NZ Security Trustee’s Further Rights. The AUS-NZ Security Trustee may (a) rely on any communication or document believed by it to be genuine; (b) rely, as to any matter of fact that might reasonably be expected to be within the knowledge of a Loan Party, on a statement by or on their behalf; (c) obtain and pay for legal or other expert advice or services that may to it seem necessary or desirable and rely on that advice; (d) retain for its own benefit, and without liability to account, any fee or other sum receivable by it for its own account; and (e) accept deposits from, lend money to, provide any advisory or other services to or engage in any kind of banking or other business with any party to the Loan Documents and any Affiliates of any party (and, in each case, may do so without liability to account).

12.3.18 AUS-NZ Security Trustee as Australian Facility Secured Party. The AUS-NZ Security Trustee, in its capacity as a Credit Party (if applicable), has the same rights under this document as any other Credit Party and may exercise those rights as if it were not acting as AUS-NZ Security Trustee.

12.3.19 AUS-NZ Security Trustee’s Exoneration. The AUS-NZ Security Trustee is not (a) responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in the Loan Documents or any notice or other document delivered under or referred to in the Loan Documents; (b) responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of the Loan Documents; (c) required to (i) take any action with respect to the PPSA Australia, other than as directed by the Agent; or (ii) monitor the PPSA Australia or the implementation of it; (c) obliged to enquire as to the occurrence or continuation of an Event of Default or Default; (d) under any obligations other than those for which express provision is made in a Loan Document to which it is a party; (e) liable for anything done or not done by it under or in connection with the Loan Documents except in the case of fraud gross negligence or wilful misconduct by the AUS-NZ Security Trustee or any of its agents or representatives; or (f) liable for anything done or not done by any receiver or manager under or in connection with the Australian Facility Collateral.

12.3.20 Capacity. This Agreement and the other Loan Documents only bind the AUS-NZ Security Trustee in its capacity as AUS-NZ Security Trustee and any obligation of the AUS-NZ Security Trustee under this Agreement or the other Loan Documents applies to the AUS-NZ Security Trustee in its capacity as AUS-NZ Security Trustee.

12.3.21 Limited on Liability. No Person to whom the AUS-NZ Security Trustee is liable under this Agreement or any other Loan Document is entitled to have recourse in satisfaction of such liability to any assets held by the AUS-NZ Security Trustee in its personal capacity or in its capacity as trustee of any trust other than the trust established under and pursuant to the this Agreement and the recourse of any such person is limited to the Australian Trust Fund. The AUS-NZ Security Trustee is not liable for any act (or omission) if it acts (or refrains from acting) in accordance with the instructions of Agent, provided that Agent is entitled to give those instructions under and in accordance with the Loan Documents. The provisions of this Section 12.3.21 will not apply to any obligation or liability of the AUS-NZ Security Trustee to the extent that it is not satisfied because there is a reduction in the extent, or an extinguishment, of the AUS-NZ Security Trustee’s indemnification out of the assets of the Australian Security Trust, as a result of the AUS-NZ Security Trustee’s fraud, gross negligence or wilful default.

12.3.22 Exoneration. Neither the AUS-NZ Security Trustee nor any of its directors, officers, employees, agents, attorneys or Affiliates is responsible or liable to any person (a) because a Loan Party does not perform its obligations under the Credit Documents; (b) for the financial condition of the Loan Parties; (c) because any statement, representation or warranty in a Credit Document given by a party other than the AUS-NZ Security Trustee is incorrect or misleading; (d) for the effectiveness, genuineness, validity, admissibility in evidence or sufficiency of the Credit Documents or any document signed or delivered in connection with the Credit Documents; (e) for the enforceability of the Credit Documents or any other document signed or delivered in connection with the Credit Documents against any person (other than the AUS-NZ Security Trustee); (f) for any loss or damage occurring as a result of it exercising, failing to exercise or purporting to exercise any right or power under this Agreement or other Loan Documents; (g) subject to this Agreement; (i) for the default, negligence or fault of any directors, officers, employees, agents, delegates, attorneys or Affiliates of the AUS-NZ Security Trustee; (ii) for any mistake or omission made by it or any directors, officers, employees, agents, delegates, attorneys or Affiliates of the AUS-NZ Security Trustee; (iii) for any other matter or thing done, or not done, in relation to the Credit Documents; (h) for any absence of, or defect in title or for its inability to exercise any of its powers under the Loan Documents; (i) for any failure by a Loan Party to perform its obligations under any Credit Document; (j) for acting in accordance with the provisions of this Agreement; or (k) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Credit Document or any certificate or document given under any of them; except to the extent that the act or omission amounts to fraud, gross negligence or wilful misconduct by the AUS-NZ Security Trustee or any directors, officers, employees, agents, delegates, attorneys or Affiliates of the AUS-NZ Security Trustee or a gross or wilful breach by it of its obligations under this Agreement. Without limiting this Section 12.3.22, the AUS-NZ Security Trustee is not responsible or liable to any Person for anything done or not done in connection with this Agreement by the AUS-NZ Security Trustee or its directors, officers, employees, agents, attorneys or Affiliates except to the extent that the act or omission amounts to fraud, gross negligence or wilful misconduct by the AUS-NZ Security Trustee or a gross or wilful breach by it of its obligations under this Agreement.

12.3.23 No Reliance on AUS-NZ Security Trustee. Each Australian Facility Secured Party confirms that it has itself been, is at all times and continues to be, solely responsible for making its own independent investigation and appraisal of the business, operations, financial condition, creditworthiness, status and affairs of the Loan Parties and has not relied, and will not at any time rely, on the AUS-NZ Security Trustee (a) to provide it with any information relating to the business, operations, financial condition, creditworthiness, status or affairs of the Loan Parties, or the condition, whether coming into its possession before or after providing financial accommodation or facilities to any of the Loan Parties; or (b) to check or enquire into the adequacy, accuracy or completeness of any information provided by the Loan Parties or any other Person under or in connection with the Loan Documents (whether or not the information has been or is at any time circulated to it by the AUS-NZ Security Trustee).

12.3.24 Appointment and Retirement of AUS-NZ Security Trustee. The AUS-NZ Security Trustee (a) subject to the appointment of a successor (in consultation with the Asian Loan Party Agent) may, and must if the Agent requires, retire at any time from its position as AUS-NZ Security Trustee under the Loan Documents without assigning any reason, and (b) must give notice of its intention to retire by giving to the other Australian Facility Secured Parties and the Asian Loan Party Agent not less than 30 days’ nor more than 60 days’ notice.

12.3.25 Appointment of Successor. The Agent may, with the approval of the Asian Loan Party Agent (such approval not to be unreasonably withheld) other than during the continuation of an Event of Default, appoint a successor to the AUS-NZ Security Trustee, during the period of notice in Section 12.3.24. If no successor is appointed by the Agent, the AUS-NZ Security Trustee (after consulting with Agent and the Asian Loan Party Agent) may appoint its successor. The Australian Facility Secured Parties shall promptly enter into any agreements that the successor may reasonably require to effect its appointment.

12.3.26 Discharge of AUS-NZ Security Trustee. From the date that the appointment of the successor is effected under Section 12.3.25, the retiring AUS-NZ Security Trustee must be discharged from any further obligations under the Loan Documents as AUS-NZ Security Trustee, and the successor to the AUS-NZ Security Trustee and each of the other Australian Facility Secured Parties have the same rights and obligations between themselves as they would have had if the successor had been a party to those Loan Documents.

12.3.27 Australian Facility Secured Parties to Indemnify AUS-NZ Security Trustee. To the extent that the Loan Parties do not do so on demand or are not obliged to do so, each Australian Facility Secured Party must on demand indemnify the AUS-NZ Security Trustee against any Claims sustained or incurred by the AUS-NZ Security Trustee in (a) complying with any instructions from the Agent or the Australian Facility Secured Parties; (b) otherwise sustained or incurred by it in connection with the Loan Documents or its duties, obligations and responsibilities under the Loan Documents; or (c) as a result of appointing a receiver or manager under any of the Australian Facility Collateral, except to the extent that the Claim is sustained or incurred as a result of the fraud, gross negligence or willful misconduct of the AUS-NZ Security Trustee or any of its representatives. When there are no Australian Facility Secured Obligations (including, anything that is reasonably foreseeable as falling within the definition of Australian Facility Secured Obligations) in relation to an Australian Facility Secured Party and the relevant Australian Facility Secured Party is not committed or obliged to make advances or provide any other financial accommodation to the Australian Domiciled Loan Parties, the relevant Australian Facility Secured Party ceases to be an Australian Facility Secured Party on notice in writing to that effect from the Agent and the AUS-NZ Security Trustee.

12.3.28 Australian Facility Secured Party Notice to Cease. An Australian Facility Secured Party may, by notice to that effect to the AUS-NZ Security Trustee, cease to be an Australian Facility Secured Party.

12.3.29 Waiver and Exercise of Rights: The AUS-NZ Security Trustee’s failure or delay to exercise a power or right does not operate as a waiver of that power or right and the exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing and waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

12.4 Agreements Regarding Collateral and Field Examination Reports.

12.4.1 Lien Releases; Care of Collateral.

(a) Australian Facility Secured Parties authorize the Agent and AUS-NZ Security Trustee to release any Lien with respect to any Australian Facility Collateral (i) upon Full Payment of the Australian Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the Asian Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the Asian Loan Party Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s and AUS-Security Trustee’s Liens (and the Agent or the AUS-NZ Security Trustee, as applicable, may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Australian Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on Australian Facility Collateral; or (v) with the written consent of all Australian Lenders.

(b) Belgian Facility Secured Parties authorize the Agent and European Security Trustee to release any Lien with respect to any Belgian Facility Collateral (i) upon Full Payment of the Belgian Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the European Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the European Loan Party Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s and European Security Trustee’s Liens (and the Agent or the European Trustee, as applicable, may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Belgian Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on Belgian Facility Collateral; or (v) with the written consent of all Belgian Lenders.

(c) Canadian Facility Secured Parties authorize the Agent to release any Lien with respect to any Canadian Facility Collateral (i) upon Full Payment of the Canadian Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the North American Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the North American Loan Party Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s Liens (and the Agent may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Canadian Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on Canadian Facility Collateral; or (v) with the written consent of all Canadian Lenders.

(d) Dutch Facility Secured Parties authorize the Agent and European Security Trustee to release any Lien with respect to any Dutch Facility Collateral (i) upon Full Payment of the Dutch Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the European Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the European Loan Party Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s and European Security Trustee’s Liens (and the Agent or the European Trustee, as applicable, may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Dutch Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on Dutch Facility Collateral; or (v) with the written consent of all Dutch Lenders.

(e) New Zealand Facility Secured Parties authorize the Agent and AUS-NZ Security Trustee to release any Lien with respect to any New Zealand Facility Collateral (i) upon Full Payment of the New Zealand Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the Asian Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the Asian Loan Party Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s and AUS-NZ Security Trustee’s Liens (and the Agent or the AUS-NZ Security Trustee, as applicable, may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the New Zealand Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on New Zealand Facility Collateral; or (v) with the written consent of all New Zealand Lenders.

(f) Singapore Facility Secured Parties authorize the Agent and Singapore Security Trustee to release any Lien with respect to any Singapore Facility Collateral (i) upon Full Payment of the Singapore Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the Asian Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the Asian Loan Party Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s and Singapore Security Trustee’s Liens (and the Agent or the Singapore Security Trustee, as applicable, may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the Singapore Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on Singapore Facility Collateral; or (v) with the written consent of all Singapore Lenders.

(g) UK Facility Secured Parties authorize the Agent and European Security Trustee to release any Lien with respect to any UK Facility Collateral (i) upon Full Payment of the UK Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the European Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the European Loan Party Agent certifies is permitted under Section 10.2.2 and entitled to priority over the Agent’s and European Security Trustee’s Liens (and the Agent or the European Trustee, as applicable, may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the UK Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on UK Facility Collateral; or (v) with the written consent of all UK Lenders.

(h) U.S. Facility Secured Parties authorize the Agent to release any Lien with respect to any U.S. Facility Collateral (i) upon Full Payment of the U.S. Facility Obligations or in connection with a liquidation or dissolution permitted under Section 10.2.3(e); (ii) that the North American Loan Party Agent certifies in writing to the Agent is subject to a disposal permitted under Section 10.2.4 or a Lien which the North American Loan Party Agent certifies is permitted to be sold under Section 10.2.2 and entitled to priority over the Agent’s Liens (and the Agent may rely conclusively on any such certificate without further inquiry); (iii) that does not constitute a material part of the U.S. Facility Collateral; (iv) following an Event of Default, in connection with an enforcement action and realization on U.S. Facility Collateral; or (v) with the written consent of all U.S. Lenders.

(i) The Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that the Agent’s or any Security Trustee’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.4.2 Possession of Collateral.

(a) The Agent and Australian Facility Secured Parties appoint each Australian Lender as agent (for the benefit of Australian Facility Secured Parties) for the purpose of perfecting Liens in any Australian Facility Collateral held or controlled by such Australian Lender, to the extent such Liens are perfected by possession or control.

(b) The Agent and Canadian Facility Secured Parties appoint each Canadian Lender as agent (for the benefit of Canadian Facility Secured Parties) for the purpose of perfecting Liens in any Canadian Facility Collateral held or controlled by such Canadian Lender, to the extent such Liens are perfected by possession or control.

(c) The Agent and New Zealand Facility Secured Parties appoint each New Zealand Lender as agent (for the benefit of New Zealand Facility Secured Parties) for the purpose of perfecting Liens in any New Zealand Facility Collateral held or controlled by such New Zealand Lender, to the extent such Liens are perfected by possession or control.

(d) The Agent and Singapore Facility Secured Parties appoint each Singapore Lender as agent (for the benefit of Singapore Facility Secured Parties) for the purpose of perfecting Liens in any Singapore Facility Collateral held or controlled by such Singapore Lender, to the extent such Liens are perfected by possession or control.

(e) The Agent and U.S. Facility Secured Parties appoint each U.S. Lender as agent (for the benefit of U.S. Facility Secured Parties) for the purpose of perfecting Liens in any U.S. Facility Collateral held or controlled by such U.S. Lender, to the extent such Liens are perfected by possession or control.

(f) If any Lender obtains possession or control of any Collateral, it shall notify the Agent thereof and, promptly upon the Agent’s request, deliver such Collateral to the Agent or the applicable Security Trustee or otherwise deal with it in accordance with the Agent’s instructions.

12.4.3 Reports. The Agent shall promptly forward to each Applicable Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor the Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the applicable Loan Parties’ books and records as well as upon representations of the applicable Loan Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless the Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of the Agent furnishing a Report to such Lender.

12.5 Reliance By Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. The Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.6 Action Upon Default. The Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Loan Party Agent, Required Lenders or Required Borrower Group Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or of such conditions, it shall promptly notify the Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Credit Documents or with the written consent of the Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.7 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from the Agent, any Fronting Bank (other than Non-Lender Fronting Banks) and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Agent for application under Section 4.2 and it shall provide a written statement to the Agent describing the Obligation affected by such payment or reduction. No Lender shall setoff against any Dominion Account without the prior consent of the Agent.

12.8 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF LOAN PARTIES UNDER ANY CREDIT DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH AGENT INDEMNITEE, PROVIDED THE ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR THE AGENT (IN THE CAPACITY OF THE AGENT). In no event shall any Lender have any obligation hereunder to indemnify or hold harmless an Agent Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee. In the Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to the Secured Parties. If the Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Agent by each Lender to the extent of its Pro Rata share.

12.9 Limitation on Responsibilities of Agent. The Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Credit Documents, except for losses directly and solely caused by the Agent’s gross negligence or willful misconduct. The Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Credit Documents. The Agent does not make any express or implied warranty, representation or guarantee to the Secured Parties with respect to any Obligations, Collateral, Credit Documents or Loan Party. No Agent Indemnitee shall be responsible to the Secured Parties for any recitals, statements, information, representations or warranties contained in any Credit Documents; the execution, validity, genuineness, effectiveness or enforceability of any Credit Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Credit Documents, or the satisfaction of any conditions precedent contained in any Credit Documents.

12.10 Successor Agent and Co-Agents.

12.10.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and the Loan Party Agents. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists) is reasonably acceptable to the Loan Party Agents. Upon acceptance by a successor Agent of an appointment to serve as the Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.8 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.10.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Agent believes that it may be limited in the exercise of any rights or remedies under the Credit Documents due to any Applicable Law, the Agent may appoint an additional Person who is not so limited, as a separate security trustee, collateral agent or co-collateral agent. If the Agent so appoints a security trustee, collateral agent or co-collateral agent, each right and remedy intended to be available to the Agent under the Credit Documents shall also be vested in such separate agent. The Secured Parties shall execute and deliver such documents as the Agent deems appropriate to vest any rights or remedies in such agent. If any security trustee, collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Agent until appointment of a new agent.

12.11 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it deems necessary concerning the Credit Documents, the Collateral and each Loan Party. Each

Secured Party further acknowledges and agrees that the other Secured Parties and the Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Credit Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party or the Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Credit Documents. Except for notices, reports and other information expressly requested by a Lender, the Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to the Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of the Agent or any of Agent’s Affiliates.

12.12 Remittance of Payments and Collections.

12.12.1 Remittances Generally. All payments by any Lender to the Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Agent and request for payment is made by the Agent by 11:00 a.m. (Local Time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Local Time) on such day, and if request is made after 11:00 a.m. (Local Time), then payment shall be made by 11:00 a.m. (Local Time) on the next Business Day. Payment by the Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Agent. Any such payment shall be subject to the Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.12.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Agent as customary in the banking industry for interbank compensation. In no event shall Loan Parties be entitled to receive credit for any interest paid by a Secured Party to the Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.12.3 Recovery of Payments. If the Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If the Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Agent to any Obligations are later required to be returned by the Agent pursuant to Applicable Law, each Lender shall pay to the Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.13 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Credit Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Required Borrower Group Lenders” or any similar term shall include Bank of America and its Affiliates in their capacities as Lenders. Each of Bank of

America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America was not Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.14 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.15 Bank Product Providers. Each Secured Bank Product Provider that is not a Lender, by delivery of a joinder agreement in form and substance reasonably satisfactory to Agent and the applicable Loan Party Agent, or as otherwise agreed by Agent and such Loan Party Agent, shall agree to be bound by Section 5.5 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations (except those Claims determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee).

12.16 No Third Party Beneficiaries. This Section 12 is an agreement solely among the Secured Parties and the Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Loan Parties or any other Person. As between Loan Parties and the Agent, any action that the Agent may take under any Credit Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by the Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Loan Parties, the Agent, Secured Parties, and their respective successors and assigns, except that (a) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. The Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and Fronting Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans, Letters of Credit and other obligations owing to, each Lender or Fronting Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error (provided, that a failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans, Letters of Credit or other obligations), and the Borrowers, the Agent, the Lenders and the Fronting Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Commitments, Loans, Letters of Credit and other obligations recorded in the Register as owing to such Person, for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender or Fronting Bank, at any reasonable time and from time to time upon reasonable prior notice.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Borrower Group Commitments for all purposes, all amounts payable by Loan Parties within the applicable Loan Party Group shall be determined as if such Lender had not sold such participating interests, and Loan Parties within the applicable Loan Party Group and the Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and the Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Loan Party Agent agrees otherwise in writing. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Letters of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents; provided, that a Lender may agree with its Participant that such Lender will not, without the consent of such Participant, consent to any amendment, waiver or other modification which (a) forgives principal, interest or fees, (b) reduces the stated interest rate or fees payable with respect to any Loan or Borrower Group Commitment in which such Participant has an interest, (c) postpones the Revolver Commitment Termination Date or the Swingline Commitment Termination Date in respect of a Borrower Group in which such Participant has an interest, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or (d) releases any Loan Party, Guarantor or substantial portion of the Collateral.

13.2.3 Benefit of Set-Off. Loan Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.7 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. Subject to Section 13.3.3 below, a Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents (unless otherwise agreed by the Agent) and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by the Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by the Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, (1) such Lender shall remain the holder of its Loans and owner of its interest in any Letter of Credit for all purposes hereunder, (2) Borrowers, the Agent, the other Lenders and Fronting Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (3) any payment by Loan Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Loan Parties’ obligations hereunder to the extent of such payment, and (4) no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Effective Date. Upon delivery to the Agent of an assignment notice in the form of Exhibit A-2 and a processing fee of $3,500 (unless otherwise agreed by the Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3.2. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, the Agent and Loan Parties shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Sections 5.8 and 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to any Borrower, Affiliate of any Borrower, Defaulting Lender or natural person except as described in Schedule 13.3.3. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to the Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as the Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs. Notwithstanding anything to the contrary in this Section 13.3.3, in order to comply with the Dutch Financial Supervision Act (Wet op het financieel toezicht), the amount transferred in respect of a Dutch Borrower shall in any case include an outstanding portion of at least €100,000 (or its equivalent in other currencies) per Dutch Lender or such other amount as may be required from time to time by the Dutch Financial Supervision Act (or implementing legislation) or, if less, the assignee Dutch Lender shall confirm in writing to the Dutch Borrowers that it is a professional market party within the meaning of the Dutch Financial Supervision Act.

13.3.4 Replacement of Certain Lenders. If (x) a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) gives a notice under Section 3.5 or requests compensation under Section 3.7 or 3.8, or (y) if any Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then, in addition to any other rights and remedies that any Person may have, the Agent or a Loan Party Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to one or more Eligible Assignees, pursuant to appropriate Assignment and Acceptances, within 20 days after the notice. The Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents at par, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Agent (with the consent of Required Lenders) and each Loan Party party to such Loan Document; provided, however, that:

(a) without the prior written consent of the Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Agent;

(b) (i) without the prior written consent of each U.S. Fronting Bank, no modification shall be effective with respect to any U.S. LC Obligations or Sections 2.9.1, 2.9.2 or 2.9.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of any U.S. Fronting Bank, (ii) without the prior written consent of each Australian Fronting Bank, no modification shall be effective with respect to any Australian LC Obligations or Sections 2.2.1, 2.2.2 or 2.2.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Australian Fronting Bank, (iii) without the prior written consent of each Belgian Fronting Bank, no modification shall be effective with respect to any Belgian LC Obligations or Sections 2.3.1, 2.3.2 or 2.3.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Belgian Fronting Bank, (iv) without the prior written consent of each Canadian Fronting Bank, no modification shall be effective with respect to any Canadian LC Obligations or Sections 2.4.1, 2.4.2 or 2.4.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Canadian Fronting Bank, (v) without the prior written consent of each Dutch Fronting Bank, no modification shall be effective with respect to any Dutch LC Obligations or Sections 2.5.1, 2.5.2 or 2.5.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Dutch Fronting Bank, (vi) without the prior written consent of each New Zealand Fronting Bank, no modification shall be effective with respect to any New Zealand LC Obligations or Sections 2.6.1, 2.6.2 or 2.6.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the New Zealand Fronting Bank, (vii) without the prior written consent of each Singapore Fronting Bank, no modification shall be effective with respect to any Singapore LC Obligations or Sections 2.7.1, 2.7.2 or 2.7.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the Singapore Fronting Bank, and (viii) without the prior written consent of each UK Fronting Bank, no modification shall be effective with respect to any UK LC Obligations or Sections 2.8.1, 2.8.2 or 2.8.3 or any other provision in a Loan Document that relates to any rights, duties or discretion of the UK Fronting Bank; provided that, notwithstanding the foregoing, no Non-Lender Fronting Bank shall have any consent rights pursuant to this clause (b);

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Borrower Group Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); or (iii) increase the aggregate amount of all Commitments other than as provided in Section 2.1.7;

(d) without the prior written consent of all (i) Lenders (except any Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (A) extend any Revolver Commitment Termination Date, any Swingline Commitment Termination Date or the Facility Termination Date; (B) alter Section 5.5; (C) amend the definitions of Pro Rata, Required Lenders, Required Borrower Group Lenders, Super-Majority Borrower Group Lenders or Super-Majority Lenders; (D) amend this Section 14.1.1; or (E) increase the Maximum Facility Amount; and (ii) U.S. Lenders and all Canadian Lenders (in each case except any Defaulting Lender as provided in Section 4.2), no modification shall be effective that would alter Section 7.1 (except to add Collateral);

(e) without the prior written consent of the Super-Majority Borrower Group Lenders having commitments to a Borrower Group, no amendment or waiver shall be effective that would:

(i) with respect to Lenders having Borrower Group Commitments to the Australian Borrowers, (A) amend the definitions of Australian Borrowing Base or Total Australian Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the Australian Borrowers, (C) release a material portion (but less than all or substantially all) of the Australian Facility Collateral, except as currently contemplated by Section 12.4.1(a), provided that a release of all or substantially all of the Australian Facility Collateral requires the prior written consent of all Australian Lenders, (D) release any Australian Facility Loan Party from liability for any Australian Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s or AUS-NZ Security Trustee’s Lien on any Australian Facility Collateral or subordinate any Australian Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of Australian Availability;

(ii) with respect to Lenders having Borrower Group Commitments to the Belgian Borrowers, (A) amend the definitions of Belgian Borrowing Base or Total Belgian Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the Belgian Borrowers, (C) release a material portion (but less than all or substantially all) of the Belgian Facility Collateral, except as currently contemplated by Section 12.4.1(b), provided that a release of all or substantially all of the Belgian Facility Collateral requires the prior written consent of all Belgian Lenders, (D) release any Belgian Facility Loan Party from liability for any Belgian Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s or European Security Trustee’s Lien on any Belgian Facility Collateral or subordinate any Belgian Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of Belgian Availability;

(iii) with respect to Lenders having Borrower Group Commitments to the Canadian Borrowers, (A) amend the definitions of Canadian Borrowing Base or Total Canadian Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the Canadian Borrowers, (C) release a material portion (but less than all or substantially all) of the Canadian Facility Collateral, except as currently contemplated by Section 12.4.1(c), provided that a release of all or substantially all of the Canadian Facility Collateral requires the prior written consent of all Canadian Lenders, (D) release any Canadian Facility Loan Party from liability for any Canadian Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s Lien on any Canadian Facility Collateral or subordinate any Canadian Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of Canadian Availability;

(iv) with respect to Lenders having Borrower Group Commitments to the Dutch Borrowers, (A) amend the definitions of Dutch Borrowing Base or Total Dutch Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the Dutch Borrowers, (C) release a material portion (but less than all or substantially all) of the Dutch Facility Collateral, except as currently contemplated by Section 12.4.1(d), provided that a release of all or substantially all of the Dutch Facility Collateral requires the prior written consent of all Dutch Lenders, (D) release any Dutch Facility Loan Party from liability for any Dutch Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s or European Security Trustee’s Lien on any Dutch Facility Collateral or subordinate any Dutch Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of Dutch Availability;

(v) with respect to Lenders having Borrower Group Commitments to the New Zealand Borrowers, (A) amend the definitions of New Zealand Borrowing Base or Total New Zealand Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the New Zealand Borrowers, (C) release a material portion (but less than all or substantially all) of the New Zealand Facility Collateral, except as currently contemplated by Section 12.4.1(e), provided that a release of all or substantially all of the New Zealand Facility Collateral requires the prior written consent of all New Zealand Lenders, (D) release any New Zealand Facility Loan Party from liability for any New Zealand Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s or AUS-NZ Security Trustee’s Lien on any New Zealand Facility Collateral or subordinate any New Zealand Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of New Zealand Availability;

(vi) with respect to Lenders having Borrower Group Commitments to the Singapore Borrowers, (A) amend the definitions of Singapore Borrowing Base or Total Singapore Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the Singapore Borrowers, (C) release a material portion (but less than all or substantially all) of the Singapore Facility Collateral, except as currently contemplated by Section 12.4.1(f), provided that a release of all or substantially all of the Singapore Facility Collateral requires the prior written consent of all Singapore Lenders, (D) release any Singapore Facility Loan Party from liability for any Singapore Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s or Singapore Security Trustee’s Lien on any Singapore Facility Collateral or subordinate any Singapore Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of Singapore Availability;

(vii) with respect to Lenders having Borrower Group Commitments to the UK Borrowers, (A) amend the definitions of UK Borrowing Base or Total UK Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the UK Borrowers, (C) release a material portion (but less than all or substantially all) of the UK Facility Collateral, except as currently contemplated by Section 12.4.1(g), provided that a release of all or substantially all of the UK Facility Collateral requires the prior written consent of all UK Lenders, (D) release any UK Facility Loan Party from liability for any UK Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s or European Security Trustee’s Lien on any UK Facility Collateral or subordinate any UK Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of UK Availability; or

(viii) with respect to Lenders having Borrower Group Commitments to the U.S. Borrowers, (A) amend the definition of U.S. Borrowing Base (and the defined terms used in such definitions) if the effect of such amendment is to increase the advance rates contained therein, to make more credit available or to add new types of Collateral thereunder, (B) increase the advance rates applicable to the U.S. Borrowers, (C) release any material portion (but less than all or substantially all) of the U.S. Facility Collateral, except as currently contemplated by Section 12.4.1(h), provided that a release of all or substantially all of the U.S. Facility Collateral requires the prior written consent of all U.S. Lenders, (D) release any U.S. Facility Loan Party from liability for any U.S. Facility Obligations except as otherwise provided in this Agreement, (E) except as permitted under Section 10.2.2, subordinate Agent’s Lien on any U.S. Facility Collateral or subordinate any U.S. Facility Obligations in right of payment to any other Indebtedness or (F) amend the definition of U.S. Availability;

(f) without the prior written consent of the Super-Majority Lenders, no amendment or waiver shall be effective that would amend the definition of Excess Availability; and

(g) notwithstanding anything in this Section 14.1.1 to the contrary, if the Agent and the North American Loan Party Agent shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the North American Loan Party Agent shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Agent within ten Business Days following receipt of notice thereof.

14.1.2 Foreign Cross-Guarantee. Following the date on which a Foreign Borrower’s Obligations have been guaranteed by other Foreign Borrowers pursuant to an effective Foreign Cross-Guarantee and a request for such amendment by the North American Loan Party Agent, Agent will give favorable consideration on a case by case basis, taking into account financial assistance rules and other legal considerations, to recommending an amendment permitting such Foreign Borrower’s utilization of Availability from the other Foreign Borrowers that have guaranteed such Obligations in order to borrow amounts in excess of its individual Borrowing Base (but not to exceed the applicable Foreign Revolver Commitment amount for such Foreign Borrower’s jurisdiction) which utilization will reduce availability to such other Foreign Borrowers on a dollar for dollar basis.

14.1.3 Limitations. The agreement of Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, the Agent, the Security Trustees and/or any Fronting Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement. Neither any Non-Lender Fronting Bank nor any non-Lender that is a party to a Bank Product agreement shall have any right to participate in any manner in modification of any Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by the Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.4 Payment for Consents. After the Closing Date, no Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. IN ADDITION TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 5.8 OR ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY LOAN PARTY OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Indemnitee, and no Loan Party shall have any obligation to indemnify or hold harmless an Indemnitee for disputes solely among Indemnitees and not relating to any act or omission of any Loan Party or its Affiliates (other than any action involving the Agent, any Security Trustee, any Fronting Bank or any Swingline Lender, in each case in its capacity as such, in which case this indemnity shall apply with respect to each such Person, as applicable, to the extent otherwise available). The indemnity under this Section 14.2 shall not apply to any Taxes, other than Taxes arising with respect to a non-Tax Claim.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at the applicable Loan Party Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the local mail system of the recipient, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery (including overnight and courier service), when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Sections 2.1.4, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 3.1.1, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by North American Loan Party Agent shall be deemed received by all Loan Parties.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.1, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.3. The Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic mail and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Non-Conforming Communications. The Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Loan Party.

14.4 Performance of Loan Parties’ Obligations. The Agent may, in its discretion at any time and from time to time, at the expense of the Loan Parties of the applicable Loan Party Group, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by the Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of the Agent’s or any Security Trustee’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of the Agent under this Section 14.4 shall be reimbursed to the Agent by Loan Parties, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to U.S. Base Rate Loans. Any payment made or action taken by Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Loan Party hereby authorizes the Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for the Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of the Agent, Lenders or any other Secured Party pursuant to the Credit Documents shall be deemed to constitute the Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Credit Document, Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Loan Parties and such Person; (ii) Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Credit Documents; (b) each of the Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Credit Documents except as expressly set forth therein; and (c) the Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against the Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality.

14.12.1 General Provisions. Each of the Agent, Lenders and each Fronting Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, members, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as this Section 14.12, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of a Loan Party Agent; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.12 or (ii) is available to the Agent, any Lender, Fronting Bank or any of their Affiliates on a nonconfidential basis from a source other than Loan Parties or (i) on a confidential basis to any rating agency in connection with rating any Borrower or its Subsidiaries. Notwithstanding the foregoing, the Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ businesses, and may use Loan Parties’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Loan Party or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of the Agent, Lenders and each Fronting Bank acknowledges that (A) Information may include material non-public information concerning a Loan Party or Subsidiary; (B) it has developed compliance procedures regarding the use of material non-public information; (C) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws; and (D) nothing herein, for purposes of the Singapore Loan Parties, shall be deemed to constitute an agreement by them, with such Singapore Loan Parties, to prescribe a higher degree of confidentiality than that contained in the Singapore Banking Act.

14.12.2 PPSA Australia. Nothing requires a Secured Party to disclose any information of the kind referred to in section 275(1) of the PPSA Australia. The Loan Parties agree that they will only authorize the disclosure of information under section 275(7)(c) or request information under section 275(7)(d) if the Agent approves.

14.13 Certifications Regarding Term Loan Credit Agreement. Borrowers certify to the Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Term Loan Credit Agreement. Borrowers further certify that the Commitments and Obligations constitute permitted indebtedness under the Term Loan Credit Agreement. Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute permitted indebtedness at such time.

14.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15 Consent to Forum; Process Agent.

14.15.1 Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND EACH LOAN PARTY AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of the Agent, any Security Trustee or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by the Agent or any Security Trustee of any judgment or order obtained in any forum or jurisdiction. Final judgment against a Loan Party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the country in which such Loan Party is domiciled, by suit on the judgment.

14.15.2 Process Agent. Without prejudice to any other mode of service allowed under any relevant law, each Foreign Borrower and each other Loan Party organized outside the U.S. (a) irrevocably appoints CT Corporation located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent for service of process in relation to any action or proceeding arising out of or relating to any Loan Documents, and (b) agrees that failure by a process agent to notify such Borrower or such Loan Party of any process will not invalidate the proceedings concerned. For purposes of clarity, nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

14.16 Waivers by Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party waives (a) the right to trial by jury (which the Agent, each Security Trustee and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Agent on which a Loan Party may in any way be liable, and hereby ratifies anything the Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing the Agent or a Security Trustee to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Loan Party acknowledges that the foregoing waivers are a material inducement to the Agent, each Security Trustee, each Fronting Bank and Lenders entering into this Agreement and that the Agent, Security Trustees, each Fronting Bank and Lenders are relying upon the foregoing in their dealings with Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Contracting out of PPSA Australia Provisions.

14.17.1 PPSA Notices. Neither a Secured Party nor any receiver or manager is obliged to give any notice under the PPSA Australia (including notice of a verification statement) unless the notice is required by the PPSA Australia and cannot be excluded. The Loan Parties consent to the waiver of the requirement for notice and waive any rights they have to receive a notice under sections 95, 118, 121(4), 130, 135 and 157 of the PPSA Australia.

14.17.2 Contracting Out. To the extent that Chapter 4 of the PPSA Australia would otherwise apply, the parties agree that the following provisions of the PPSA Australia are excluded: (a) to the extent permitted by section 115(1) of the PPSA Australia allows them to be excluded: sections 125, 132(3)(d), 132(4), 135, without limiting Section 12.3.1(a) 142 and 143 of the PPSA Australia; and (b) to the extent permitted by section 115(7) of the PPSA Australia allows them to be excluded: sections 129(2) and (3), 132, 133(1)(b) (as it relates to a Lien of a Secured Party), 134(2), 135, 136(3)(4) and (5). The Loan Parties consent to the waiver of the requirement for notice under any other provision of the PPSA Australia that a Secured Party may notify to a Loan Party after the date of this document and waives any rights it has to receive that notice.

14.18 Waiver of Rights (PPSA New Zealand). The Loan Parties:

(a) have no rights under, or by reference to, sections 114(1)(a), 133 and 134 of the PPSA New Zealand;

(b) waive their rights to:

(i) not have goods damaged if a Secured Party or a receiver removes an accession under section 125 of the PPSA New Zealand;

(ii) receive notice of the removal of an accession under section 129 of the PPSA New Zealand;

(iii) apply to the court for an order concerning the removal of an accession under section 131 of the PPSA New Zealand;

(iv) receive a statement of account under section 116 of the PPSA New Zealand;

(v) receive notice of any proposal of a Secured Party or a receiver to retain collateral under section 120(2) of the PPSA New Zealand; and

(vi) object to any proposal of a Secured Party or a receiver to retain collateral under section 121 of the PPSA New Zealand; and

(c) waive their rights under section 148 of the PPSA New Zealand to receive a copy of a verification statement in respect of any financing statement or financing change statement registered by a Secured Party in respect of any personal property.

14.19 Patriot Act Notice. The Agent and Lenders hereby notify Loan Parties that pursuant to the requirements of the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, economic or trade sanctions and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and Lenders are required to obtain, verify and record certain information that identifies each Loan Party, including its legal name, address, tax ID number and other similar information that will allow the Agent and Lenders to identify it in accordance with the Patriot Act and the AML Legislation. The Agent and Lenders may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the Patriot Act and/or the AML Legislation.

14.20 Canadian Anti-Money Laundering Legislation. If the Agent has ascertained the identity of any Canadian Facility Loan Party or any authorized signatories of any Canadian Facility Loan Party for the purposes of applicable AML Legislation, then the Agent:

(a) shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and the Agent within the meaning of the applicable AML Legislation; and

(b) shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that the Agent has no obligation to ascertain the identity of the Canadian Facility Loan Parties or any authorized signatories of the Canadian Facility Loan Parties on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Loan Party or any such authorized signatory in doing so.

14.21 Know Your Customer. At the request of the Agent, the Borrowers shall promptly supply or procure the supply of documentation and other evidence as is reasonably requested by the Agent (on its behalf or for any Credit Party or prospective Credit Party) in order for a Credit Party to comply with all necessary AML Legislation in connection with the transactions contemplated in the Loan Documents.

14.22 Australian Anti-Money Laundering Provisions. The Australian Borrowers agree that the Agent may delay, block or refuse to process any request for a Borrowing or Australian Letter of Credit without incurring any liability if any Australian Lender reasonably suspects that:

(a) the transaction may breach any AML Legislation;

(b) the transaction involves any Person (natural, corporate or governmental) that is sanctioned under economic and trade sanctions imposed by the United States, the European Union or Australia; or

(c) the transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, conduct which is unlawful in Australia.

The Australian Borrowers must provide all information to the Agent which any Australian Lender reasonably requires in order to manage its money-laundering, terrorism-financing or economic and trade sanctions risk or to comply with any laws or regulations in Australia. The Australian Borrowers agree that the Agent may disclose any information concerning the Australian Borrowers to:

(i) any law enforcement, regulatory agency or court where required by any such law or regulations in Australia; and

(ii) any correspondent entity an Australian Lender uses to make the payment for the purpose of compliance with any such law or regulation.

Unless an Australian Borrower has disclosed that it is acting in a trustee capacity or on behalf of another party, the Australian Borrower warrants that it is acting on its own behalf in entering into this document.

Each Australian Borrower declares and undertakes to the Agent that the processing of any request for a Borrowing or Australian Letter of Credit by the Agent in accordance with an Australian Borrower’s instructions will not breach any laws or regulations in Australia.

14.23 Belgian Anti-Money Laundering Legislation. Each of the Belgian Lenders agrees that the Agent has no obligation to ascertain the identity of the Belgian Facility Loan Parties or any authorized signatories of the Belgian Facility Loan Parties on behalf of any Belgian Lender, or to confirm the completeness or accuracy of any information it obtains from any Belgian Facility Loan Party or any such authorized signatory in doing so.

14.24 “Know your customer” Checks. Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to comply with all necessary “know your customer” or other similar checks under all AML Legislation in connection with the transactions contemplated in the Loan Documents.

14.25 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.26 Nonliability of Lenders. Neither the Agent, any Fronting Bank nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither the Agent, any Fronting Bank nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or bad faith of the party from which recovery is sought. NO LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.27 Ratification of Loan Documents. Each Borrower hereby ratifies and affirms its obligations under the Loan Documents (as amended, restated or otherwise modified on the Closing Date), each of which (as amended, restated or otherwise modified on the Closing Date) shall continue in full force and effect.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

MCJUNKIN RED MAN CORPORATION, as a U.S. Borrower and Guarantor

By:
Name:
Title:

Attn:
Telecopy:

GREENBRIER PETROLEUM CORPORATION as a U.S. Borrower and Guarantor

By:
Name:
Title:

MCJUNKIN RED MAN DEVELOPMENT CORPORATION, as a U.S. Borrower and Guarantor

By:
Name:
Title:

MIDWAY – TRISTATE CORPORATION, as a U.S. Borrower and Guarantor

By:
Name:
Title:

MILTON OIL & GAS COMPANY, as a U.S. Borrower and Guarantor

By:
Name:
Title:

MRC MANAGEMENT COMPANY, as a U.S. Borrower and Guarantor

By:
Name:
Title:

RUFFNER REALTY COMPANY, as a U.S. Borrower and Guarantor

By:
Name:
Title:

THE SOUTH TEXAS SUPPLY COMPANY, INC. as a U.S. Borrower and Guarantor

By:
Name:
Title:

MRC GLOBAL INC. as a Guarantor

By:
Name:
Title:

MRC TRANSMARK PTY LTD, as an Australian Borrower

Signed for and on behalf of MRC Transmark Pty Ltd ACN 080 156 378 by its its attorney under power of attorney dated and the attorney declares that the attorney has not received any notice of the revocation of such power of attorney, in the presence of:

Signature of witness

Name of witness (BLOCK LETTERS)

Address of witness

MRC SPF PTY LTD., as an Australian Borrower

Signed for and on behalf of MRC SPF Pty Ltd. ACN 088 104 410 by its its attorney under power of attorney dated and the attorney declares that the attorney has not received any notice of the revocation of such power of attorney, in the presence of:

Signature of witness

Name of witness (BLOCK LETTERS)

Address of witness

MRC TRANSMARK NV, as a Belgian Borrower

By:
Name:
Title:

MRC CANADA ULC, as a Canadian Borrower

By:
Name:
Title:

MRC TRANSMARK B.V., as a Dutch Borrower

By:
Name:
Title:

MRC TRANSMARK INTERNATIONAL B.V., as a Dutch Borrower

By:
Name:
Title:

MRC TRANSMARK HOLDINGS UK LIMITED, as a UK Borrower

By:
Name:
Title:

MRC TRANSMARK LIMITED, as a UK Borrower

By:
Name:
Title:

MRC TRANSMARK (DRAGON) LIMITED, as a UK Borrower

By:
Name:
Title:

MRC SPF SCANFIT LIMITED, as a UK Borrower

By:
Name:
Title:

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a U.S. Lender

By:
Name:
Title:

Attn:
Telecopy:

BANK OF AMERICA, N.A. (acting through its Canada Branch), as a Canadian Lender

By:
Name:
Title:

Attn:
Telecopy:

BANK OF AMERICA, N.A. (acting through its London Branch), as European Security Trustee and as a Belgian Lender, a Dutch Lender and a UK Lender

By:
Name:
Title:

Attn:
Telecopy:

BANK OF AMERICA, N.A. (acting through its Australia Branch), as AUS-NZ Security Trustee and as an Australian Lender

By:
Name:
Title:

Attn:
Telecopy:

With a copy to: Bank of America, N.A. (acting through its Hong Kong branch) 979 King’s Road Level 14 Devon House Quarry Bay Hong Kong Attn: Loan Agency

Exhibit 99.1

Contacts: James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845 Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL INC. ANNOUNCES CLOSING OF TERM LOAN

AND REDEMPTION OF SENIOR SECURED NOTES

HOUSTON, TX – November 9, 2012 – MRC Global Inc. (NYSE:MRC) announced today the successful syndication and closing of the previously announced $650 million seven-year senior secured Term Loan B. The company used the proceeds of the new term loan, together with a draw under the company’s global asset-based lending (ABL) facility, to redeem all of the outstanding 9.50% Senior Secured Notes due 2016 of McJunkin Red Man Corporation, a wholly owned subsidiary of the company.

Andrew R. Lane, MRC Global’s Chairman, President and CEO, said “We are very pleased to complete this refinancing of our long-term debt. These transactions have extended the maturity of our long-term debt and significantly reduced our interest expense by taking advantage of historically low rates. Our new term loan can provide a base for our capital structure in the years to come.”

New Term Loan B

The company has the option under the term loan to pay interest at a base rate, subject to a floor of 2.25%, plus an applicable margin, or at a rate based on LIBOR, subject to a floor of 1.25%, plus an applicable margin. The applicable margin for base rate loans is 400 basis points and the applicable margin for LIBOR loans is 500 basis points. The margin will step down by 25 basis points if the company’s consolidated total leverage ratio (as defined in the term loan) is less than 2.50:1.00. At current LIBOR levels, the effective interest rate of the term loan is equal to 6.25%, as compared to an interest rate of 9.50% on the notes.

During the nine months ended September 30, 2012, the company purchased in the open market $188.7 million in aggregate principal amount of the notes for $205.0 million. Borrowings under the company’s global ABL facility funded these purchases. The company expects to reduce its interest expense by over $50 million per year as a result of these purchases and the redemption of the notes, assuming the company’s current debt levels, the initial interest rate under the term loan of 6.25% and current interest rates under the company’s global ABL facility.

The term loan is secured by a first lien on all of the company’s assets, the assets of all of the company’s domestic subsidiaries and a pledge of all of the capital stock of the company’s domestic subsidiaries and 65% of the capital stock of the company’s first tier foreign subsidiaries, subject to certain exceptions, other than the assets securing the ABL facility (which include the company’s accounts receivable, inventory and related assets), and by a second lien on this ABL collateral.

Redemption of Senior Secured Notes

The company also announced today that, pursuant to its call for redemption on October 24, 2012, $861,319,000 in principal amount of the notes, which represents all of the notes currently outstanding, has been redeemed.

MRC Global expects to record a charge arising from the redemption of the notes of approximately $93 million, including the write off of original issue discount and debt issuance costs on the redeemed notes and for the applicable redemption premium.

In connection with the redemption of the notes and the entry into the term loan, the company also amended its existing global ABL facility.

About MRC Global Inc. – Global Supplier of Choice®

Headquartered in Houston, Texas, MRC, a Fortune 500 company, is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information on MRC can be found on our website at www.mrcglobal.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expects,” and similar expressions are intended to identify forward-looking statements.

The company’s expectations regarding the interest savings from the transactions described in this news release are only the company’s expectations regarding these savings. Whether the company is actually successful in obtaining these savings is dependent on a number of factors, including (among others) the company’s debt levels, the interest rate from time to time under the term loan and the interest rates and amounts outstanding under the company’s global ABL facility.

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